Exhibit 2.1

FORMATION AND CONTRIBUTION AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

dated

February 25, 2008

by and among

NATIONWIDE HEALTH PROPERTIES, INC.,

and

PACIFIC MEDICAL BUILDINGS LLC,

and

PMB SANTA CLARITA LLC,

PMB CHULA VISTA LLC,

LILIHA PARTNERS L.P.,

ST. FRANCIS-LYNWOOD MEDICAL PLAZA L.P.,

EDEN MEDICAL PLAZA LP,

PMB BURBANK #1 LLC,

SAN GABRIEL VALLEY MEDICAL PLAZA LLC,

PMB GREEN VALLEY LLC,

THE PLAZA AT WASHOE, LLC,

THE TERRACE AT SOUTH MEADOWS, LLC,

PMB HILLSBORO LLC,

PMB TORRANCE 1 LLC,

PMB BURBANK #2 LLC,

PDP ORANGE LLC,

PDP MISSION VIEJO LLC,

PDP POMERADO LLC,

PMB PASADENA LLC, and

PMB GILBERT LLC

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8.	REPRESENTATIONS AND WARRANTIES OF TRANSFEROR AND PMB LLC		49
	8.1	No Conflicts	50
	8.2	Due Organization; Consents	50
	8.3	Transferors’ Authority; Validity of Agreements	51
	8.4	Leases	51
	8.5	Contracts	51
	8.6	No Violations of Laws	51
	8.7	Litigation	52
	8.8	No Hazardous Materials	52
	8.9	Foreign Investment In Real Property Tax Act	52
	8.10	Private Placement	53
	8.11	Not a Prohibited Person	53
	8.12	Employees	53
	8.13	Taxes	54
	8.14	Loan Obligations	54
	8.15	Ground Leases	54
	8.16	Entity Charts	55
	8.17	Absence of Undisclosed Liabilities	55
	8.18	Survival	55

9.	TRANSFEREE’S REPRESENTATIONS AND WARRANTIES		55
	9.1	No Conflicts	56
	9.2	Due Organization; Consents	56
	9.3	Transferee’s Authority; Validity of Agreements	56
	9.4	Common Stock and REIT Status	56
	9.5	Survival	56

10.	ADDITIONAL COVENANTS		57
	10.1	Additional Covenants of Transferors	57
	10.2	Additional Covenants of Transferee	58
	10.3	Private Placement Memorandum	60
	10.4	Notice of Change in Circumstances	62
	10.5	Post-Closing Bargain Purchase Reimbursements	63
	10.6	ROFO Closing Conditions	65

11.	RISK OF LOSS		65
	11.1	Condemnation	65
	11.2	Casualty	66
	11.3	Uniform Vendor and Purchaser Risk Act	66

12.	LIQUIDATED DAMAGES; SPECIFIC PERFORMANCE		67
	12.1	Liquidated Damages	67
	12.2	Default by Transferors	69

13.	BROKER		70

14.	INDEMNIFICATION		71
	14.1	By Transferee	71
	14.2	By PMB LLC and Transferors	71
	14.3	Interpretation	72
	14.4	Limitations on Indemnity	72
	14.5	Further Assurances	73
	14.6	Survival	73

15.	PUBLIC ANNOUNCEMENTS		73

16.	MISCELLANEOUS PROVISIONS		73
	16.1	Governing Law	73
	16.2	Entire Agreement	73
	16.3	Modification; Waiver	73
	16.4	Communications	73
	16.5	Legal Fees and Other Costs	73
	16.6	Assignment	73
	16.7	Severability	73
	16.8	Successors and Assigns; Third Parties	73
	16.9	Counterparts	73
	16.10	Headings	73
	16.11	Time of Essence	73
	16.12	Further Assurances	73
	16.13	Number and Gender	73
	16.14	Construction	73
	16.15	Post-Closing Access to Records	73
	16.16	Exhibits	73
	16.17	Attorneys’ Fees	73
	16.18	Business Days	73
	16.19	Dispute Resolution	73
	16.20	Knowledge Defined	73
	16.21	No Thirteen Day Notice	73
	16.22	California Natural Hazard Disclosure	73
	16.23	Oregon Statutory Disclaimer	73
	16.24	Tax Treatment	73
	16.25	Effectiveness of this Agreement with respect to Mission LLC and Orange LLC	73

GLOSSARY OF DEFINITIONS AND PAGE NUMBERS

Act	53
Adjustment Factor	11
Agreement	1
AIG	81
AIG Guaranty	32
Allocable Share	10
ALTA	20
Alternative Entity Transaction	4
Amended and Restated Partnership Agreement	40
Assignment of Entity Interests	12
Assignment of Leases	28
Assumption Costs	36
Bargain Purchase Option	63
Bargain Purchase Reimbursement Amount	63
Bill of Sale	28
Bringdown Certificate	40
Burbank 1 LLC	1
Burbank 2 LLC	1
Business Day	78
Cap	73
Cap Rate Adjustment	7
Cap Rate Adjustment Date	7
Cap-Ex Amount	14
Cash Amount	9
Cash Percentage	32
Cash Portion	9
Cash Recipient	10
Cash Recipients	10
Ceiling Price	11
Certificate of Representations	25
Certificates	43
Changes	62
Claim	71
Claims	71
Clarita LLC	1
Closing	38
Closing Costs	48
Closing Date	38
Closing Statement	48
Code	52
Commission	70
Common Stock	11

Communications	74
Completion Notice	25
Consent Related Removed Project	33
Continuing Transferor Parties	2
Continuing Transferor Party	2
Contribution Transaction	4
Contribution Transactions	4
Contribution Value	5
Conveyance Document	39
Conveyance Documents	39
Credit Amount	15
Deed	23
Development Properties	2
Development Property	2
Development Property Diligence Materials	25
Development Property Diligence Period	18
Development Property Liquidated Damages Amount	68
Development Property Owners	1
Dispute	78
Due Diligence Termination Date	18
Eden LP	1
Entity Charts	55
Entity Transferor Parties	2
Entity Transferor Party	2
Entity Transferor Party Allocable Share	10
Environmental Claim	52
Environmental Laws	52
Escrow	16
Escrow Agent	1
Estimated Post-Closing Adjustment Amount	46
Estoppel Certificate	31
Estoppel Certificates	31
Excess Cash Amount	14
Execution Date	1
Executive Order	53
Existing Properties	2
Existing Property	2
Existing Property Liquidated Damages Amount	67

Existing Property Owners	1
Expert Accountant Procedure	78
First Amendment	24
First Option Date	64
Floor Price	11
Francis LP	1
Gap Exception	22
Gap Notice	22
Gilbert LLC	1
Green LLC	1
Ground Lease Assignment	23
Ground Lessor Estoppels	30
Guarantors	36
Hazardous Materials	52
Hillsboro LLC	1
Improvements	25
Indemnity Cash Escrow Agreement	32
Indemnity Pledge Agreement	32
Initial Partnership Agreement	24
Initial Title Documents	20
Inspections	17
Intangible Property	26
Investment Entities	2
Investment Entity	2
Investment Entity Operating Agreement	23
Investment Entity Requirements	12
Investment Entity Transaction	4
Investment Entity Transferor	1
Investment Entity Transferor Allocable Share	10
Investment Entity Transferors	1
Investment Interests	2
Investor Claims	71
Investors	12
Joinder Agreement	28
JPM REIT Rate	6
Last Option Date	64
Laws	41
Lease	51
Leases	51
Legal Fees and Costs	76
Legal Fees and Costs Notice	76
Liliha LP	1
Loan Documents	54
Loan Obligations	16

Material Damage	66
Material Taking	65
Material Tenant Estoppel	30
Material Tenant Estoppels	30
Material Tenants	30
Mission LLC	1
Natural Hazards Disclosure Statement	80
Net Operating Income	5
New Material Condition	19
New Property Owning Entities	2
New Property Owning Entity	2
NHP	1
Non-Foreign Affidavits	28
Non-Permitted Transferor Liens	21
Non-Protected Tenant	14
Notice	9
OFAC	53
OP Unit Percentage	32
OP Unit Portion	9
OP Unit Recipient	10
OP Unit Recipients	10
OP Units	10
Operating Partnership	2
Orange LLC	1
Original Cap Rate Adjustment	5
Owning Entity Operating Agreement	24
Parking Revenues	6
Pasadena LLC	1
Permitted Entity Liabilities	12
Permitted Exceptions	21
Personal Property	26
Pipeline Property Agreement	40
PMB LLC	1
PMBRES	3
PMBRES Purchase Agreement	3
Pomerado LLC	1
Post-Closing Period	6
PPM	60
Preliminary Closing Statement	47
Premium Properties	8
Prohibited Person	53
Prop 13 Tax Increases	13
Properties.	2
Property	2
Property Contribution	4

v

Property Contributions	4
Property Documents	16
Property Financial Statements	60
Property Management Agreement	39
Property Owning Entities	4
Property Owning Entity	4
Property Questionnaires	17
Property Tax Reserve Amount	13
Property Transferor	1
Property Transferor Allocable Share	9
Property Transferor Parties	9
Property Transferor Party	9
Property Transferors	1
Proportionate Percentage	47
Proration Reserve Amount	47
PTRs	20
Qualified Accountant	78
Real Property	25
Registration Rights Agreement	28
Reimbursable Closing Costs	48
Reimbursable Escrow Fees	48
Reimbursable Legal Fees and Costs Amount	76
Reimbursable Recording Fees	48
Reimbursable Title Insurance Costs	48
Reimbursable Transfer Taxes	48
Release	36
Remaining Properties	7
Remaining Property	7
Removed Project	37
Rent Roll	51
Required Interest Holder Consents	29
Required Waivers	29
Revised Cap Rate Adjustment	7
ROFO Closing Conditions	65
Schedule of Contracts	51
Secured Amount	32
Service Contracts	49
SG Valley LLC	1
Sharp Rees-Stealy Pledge Agreements	63

Sharp Rees-Stealy Pledged OP Unit Amount	64
Sharp Rees-Stealy Pledged Units	63
Sharp Rees-Stealy Property	63
Statement of Representations and Covenants	28
Supplemental Vista Due Diligence Period	19
Surveys	20
Tax Letter Agreement	3
Tenant Estoppel	30
Tenant Estoppels	30
Tenants	15
Terrace LLC	1
Threshold	73
Title Company	20
Title Policies	27
Title Policy	27
Torrance LLC	1
Total Property Value	27
Transaction Documents	31
Transferee	1
Transferee Commission Parties	70
Transferee’s Closing Conditions	27
Transferor	1
Transferor Loan Payoff Costs	37
Transferor Loan Payoff Costs Notice	37
Transferor Parties	10
Transferor Party	10
Transferors	1
Transferors’ Closing Conditions	34
Transferor’s Estoppel	31
Transferor’s Estoppels	31
UCC Search	20
Unacceptable Development Property	19
Underlying Documents	20
Updated Vista Diligence Reports	19
Vista LLC	1
Washoe LLC	1

LIST OF EXHIBITS

EXHIBIT “A”	GENERAL DESCRIPTION OF ALL PROPERTIES
EXHIBIT “A-1”	LEGAL DESCRIPTIONS OF THE EXISTING PROPERTIES
EXHIBIT “A-2”	LEGAL DESCRIPTIONS OF THE DEVELOPMENT PROPERTIES

EXHIBIT “B-1”	ALTERNATIVE INVESTMENT ENTITY TRANSACTION
EXHIBIT “B-2”	CAP RATE ADJUSTMENT
EXHIBIT “B-3”	SAMPLE CAP RATE ADJUSTMENT CALCULATION

EXHIBIT “C-1”	PERMITTED ENTITY LIABILITIES
EXHIBIT “C-2”	ASSIGNMENT OF ENTITY INTERESTS

EXHIBIT “D”	PROP 13 TAX INCREASES

EXHIBIT “E”	LOAN OBLIGATIONS

EXHIBIT “F”	PROPERTY SERVICES QUESTIONNAIRE

EXHIBIT “G”	DEED

EXHIBIT “H”	FORM OF GROUND LEASE ASSIGNMENT

EXHIBIT “I-1”	INVESTMENT ENTITY OPERATING AGREEMENT
EXHIBIT “I-2”	OWNING ENTITY OPERATING AGREEMENT

EXHIBIT “J”	ASSIGNMENT AND ASSUMPTION OF LEASES

EXHIBIT “K”	BILL OF SALE AND GENERAL ASSIGNMENT

EXHIBIT “L”	NON-FOREIGN AFFIDAVIT

EXHIBIT “M”	JOINDER AGREEMENT FORM

EXHIBIT “N”	REGISTRATION RIGHTS AGREEMENT

EXHIBIT “O-1”	STATEMENT OF REPRESENTATIONS AND COVENANTS
EXHIBIT “O-2”	INVESTOR QUESTIONNAIRE FORMS

EXHIBIT “P-1”	GROUND LESSOR ESTOPPEL CERTIFICATE AND CONSENT
EXHIBIT “P-2”	LIST OF MATERIAL TENANTS FOR EXISTING PROPERTIES
EXHIBIT “P-3”	TENANT ESTOPPEL CERTIFICATE

EXHIBIT “Q-1”	PLEDGE AGREEMENT (INDEMNIFICATION)

EXHIBIT “Q-2”	CASH INDEMNIFICATION ESCROW AGREEMENT

EXHIBIT “R”	PROPERTY MANAGEMENT AGREEMENT

EXHIBIT “S”	PIPELINE PROPERTY AGREEMENT

EXHIBIT “T”	AMENDED AND RESTATED PARTNERSHIP AGREEMENT

EXHIBIT “U-1”	FORM OF TENANT NOTIFICATION LETTER
EXHIBIT “U-2”	FORM OF SERVICE CONTRACT NOTIFICATION LETTER

EXHIBIT “V-1”	RENT ROLL
EXHIBIT “V-2”	GROUND LEASES

EXHIBIT “W”	CONTRACTS SCHEDULE

EXHIBIT “X”	LITIGATION

EXHIBIT “Y”	ENVIRONMENTAL REPORTS

EXHIBIT “Z”	PROPERTY INFORMATION

EXHIBIT “AA”	FORM OF SHARP REES-STEALY PLEDGE AGREEMENT

EXHIBIT “BB”	ROFO CLOSING CONDITIONS

FORMATION AND CONTRIBUTION AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

THIS FORMATION AND CONTRIBUTION AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of February 25, 2008 (the “Execution Date”), by and among (i) NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (“NHP”), (ii) PACIFIC MEDICAL BUILDINGS LLC, a California limited liability company (“PMB LLC”), (iii) PMB SANTA CLARITA LLC, a California limited liability company (“Clarita LLC”), (iv) PMB CHULA VISTA LLC, a California limited liability company (“Vista LLC”), (v) LILIHA PARTNERS L.P., a California limited partnership (“Liliha LP”), (vi) ST. FRANCIS-LYNWOOD MEDICAL PLAZA L.P., a California limited partnership (“Francis LP”), (vii) EDEN MEDICAL PLAZA LP, a California limited partnership (“Eden LP”), (viii) PMB BURBANK #1 LLC, a California limited liability company (“Burbank 1 LLC”), (ix) SAN GABRIEL VALLEY MEDICAL PLAZA LLC, a California limited liability company (“SG Valley LLC”), (x) PMB GREEN VALLEY LLC, a Nevada limited liability company (“Green LLC”), (xi) THE PLAZA AT WASHOE, LLC, a Nevada limited liability company (“Washoe LLC”), (xii) THE TERRACE AT SOUTH MEADOWS, LLC, a Nevada limited liability company (“Terrace LLC”), (xiii) PMB HILLSBORO LLC, an Oregon limited liability company (“Hillsboro LLC”), (xiv) PMB TORRANCE 1 LLC, a California limited liability company (“Torrance LLC” and, together with Clarita LLC, Vista LLC, Liliha LP, Francis LP, Eden LP, Burbank 1 LLC, SG Valley LLC, Green LLC, Washoe LLC, Terrace LLC and Hillsboro LLC, the “Existing Property Owners”), (xv) PMB BURBANK #2 LLC, a California limited liability company (“Burbank 2 LLC”), (xvi) PDP ORANGE LLC, a Delaware limited liability company (“Orange LLC”), (xvii) PDP MISSION VIEJO LLC, a Delaware limited liability company (“Mission LLC”), (xviii) PDP POMERADO LLC, a California limited liability company (“Pomerado LLC”), (xix) PMB PASADENA LLC, a California limited liability company (“Pasadena LLC”), and (xx) PMB GILBERT LLC, a Delaware limited liability company (“Gilbert LLC” and, together with Burbank 2 LLC, Orange LLC, Mission LLC, Pomerado LLC and Pasadena LLC, the “Development Property Owners”), for the purpose of setting forth the agreement of the parties and of instructing First American Title Insurance Company (“Escrow Agent”) with respect to the transactions contemplated by this Agreement. Each of the Existing Property Owners and the Development Property Owners is sometimes referred to herein individually as a “Transferor” and collectively as “Transferors.” The Transferors whose partners and/or members elect to participate in an “Investment Entity Transaction” (as hereinafter defined) pursuant to Sections 1.2, 2.3(c) and 4.3.1 hereof are sometimes referred to herein individually as an “Investment Entity Transferor” and collectively as “Investment Entity Transferors” and the Transferors that will participate in a “Property Contribution” (as hereinafter defined) are sometimes referred to herein individually as a “Property Transferor” and collectively as “Property Transferors.” As used herein, the term “Transferee” shall mean NHP until the “Operating Partnership” (as hereinafter defined) is added as a party to this Agreement in accordance with Section 4.3.2 hereof and, thereafter, shall refer to the Operating Partnership; provided, however, that NHP shall at all times remain jointly and severally liable, as a principal and not as a surety, for all obligations of Transferee hereunder, whether occurring prior to or after the effective date of the “First Amendment” (as hereinafter defined).

1

R E C I T A L S

A. Each of the Existing Property Owners is the owner of the fee simple or leasehold interest in the real property next to its name on Exhibit “A” attached hereto, each of which properties are more particularly described on Exhibits “A-1-1” through “A-1-12” attached hereto (collectively, the “Existing Properties” and each, an “Existing Property”). Each of the Development Property Owners is the owner of the fee simple or leasehold interest in the real property next to its name on Exhibit “A” attached hereto, each of which properties are more particularly described on Exhibits “A-2-1” through “A-2-6” attached hereto (collectively, the “Development Properties” and each, a “Development Property”).

B. The Existing Properties and the Development Properties, together with the “Improvements,” the balance of the “Real Property,” the “Personal Property” and the “Intangible Property” (each as hereinafter defined), are sometimes collectively referred to herein as the “Properties.” Each Existing Property together with its related Improvements, Real Property, Personal Property and Intangible Property, and each Development Property together with its related Improvements, Real Property, Personal Property and Intangible Property, is sometimes referred to herein individually as a “Property.”

C. In the case of each Property Contribution, in exchange for “OP Units” (as hereinafter defined), cash or a combination thereof, each Property Transferor desires to transfer, contribute and convey its respective Property to a newly formed, single asset Delaware limited liability company (each, a “New Property Owning Entity” and, collectively, the “New Property Owning Entities”) that shall be owned by the Operating Partnership as described herein. In the case of each Investment Entity Transaction, certain partners and/or members of the applicable Investment Entity Transferor desire to retain their interests in such Investment Entity Transferor (each such partner and/or member, a “Continuing Transferor Party” and, collectively, the “Continuing Transferor Parties”), while other members of such entity desire to transfer their interests therein to the Operating Partnership as described herein. To accommodate such desire, subject to the terms and conditions set forth in this Agreement, each such Investment Entity Transferor desires (i) to transfer, contribute and convey its respective Property to a newly formed single asset Delaware limited liability company (each, an “Investment Entity” and, collectively, the “Investment Entities”) in exchange for membership interests in such Investment Entity (collectively, the “Investment Interests”), (ii) to distribute such Investment Interests to each of its partners and/or members (other than the Continuing Transferor Parties) in redemption of each such partner’s and/or member’s interest in the Investment Entity Transferor (each such redeeming partner and/or member, an “Entity Transferor Party” and, collectively, the “Entity Transferor Parties”), and (iii) to cause each such Entity Transferor Party to transfer, contribute and convey its respective new Investment Interests to the Operating Partnership in exchange for OP Units, cash or a combination thereof. After each Property Contribution and Investment Entity Transaction, all of the “Property Owning Entities” (as hereinafter defined) shall be controlled by a newly formed Delaware limited partnership (the “Operating Partnership”), which shall be formed by NHP or its affiliate in accordance with the terms

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hereof. Transferee desires to accept, or cause the acceptance of, such contributions in exchange for such consideration upon and subject to the terms and conditions set forth in this Agreement.

D. PMB LLC is the holder of a ninety-nine and nine-tenths percent (99.9%) membership interest in PMB Real Estate Services LLC, a Delaware limited liability company (“PMBRES”). Concurrently herewith, PMB LLC and NHP are entering into that certain Purchase and Sale Agreement and Joint Escrow Instructions (PMBRES) (the “PMBRES Purchase Agreement”) pursuant to which (i) PMB LLC will transfer to NHP (or its subsidiary) a fifty percent (50%) membership interest in PMBRES and (ii) the parties will amend and restate the operating agreement of PMBRES to reflect, among other things, the admission of NHP or its affiliate as a member of PMBRES.

E. PMB LLC desires to cause its affiliate and PMBRES to enter into, and NHP desires to enter into and to cause the Operating Partnership to enter into, the “Pipeline Property Agreement” (as hereinafter defined) with respect to certain obligations concerning the “Pipeline Properties” (as defined therein), upon and subject to the terms and conditions set forth in this Agreement.

F. PMB LLC and Transferee further desire to cause to be executed the “Property Management Agreement” (as hereinafter defined) regarding the engagement of PMBRES to provide certain asset management and property management services with respect to certain properties, upon and subject to the terms and conditions set forth in this Agreement.

G. PMB LLC and Transferee, among others, further desire to enter into a letter agreement (the “Tax Letter Agreement”) relating to certain tax protections in connection with the transactions contemplated hereby.

H. In the case of each Property Contribution, for income tax purposes, the parties hereto intend and agree that each of the transactions associated with such Property Contribution contemplated by this Agreement constitutes an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i), and, as a result, that (i) the payment of cash in excess of the “Cap-Ex Amount” (as hereinafter defined), if any, to any “Cash Recipient” (as hereinafter defined) be treated as a sale of such Cash Recipient’s interests in the Property Transferor and a purchase of such interests by the Operating Partnership for the cash so paid under the terms of this Agreement, and (ii) the Operating Partnership shall be treated as acquiring the portion of the Property attributable to such interests in the Property Transferor in redemption of such interest, in each case, in accordance with Treasury Regulations Section 1.708-1(c)(4).

I. In the case of each Investment Entity Transaction, for income tax purposes, the parties intend that the transfer of the Investment Interests by the Entity Transferor Parties to the Operating Partnership constitute (i) a contribution pursuant to Section 721 of the “Code” (as hereinafter defined) to the extent of the OP Units received by the “OP Unit Recipients” (as hereinafter defined), and (ii) a sale to the extent of the “Cash Amount” (as hereinafter defined) received by the Cash Recipients.

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A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferee, PMB LLC and Transferors hereby agree, and instruct Escrow Agent, as follows:

1. TRANSFER, CONTRIBUTION AND CONVEYANCE.

1.1 Contributions by Property Transferors. Subject to all of the terms and conditions of this Agreement, at the direction of the Operating Partnership, each Property Transferor agrees to transfer, contribute and convey to a New Property Owning Entity, and NHP agrees to cause the Operating Partnership to cause such New Property Owning Entity to accept from each Property Transferor, such Property Transferor’s right, title and interest in and to the Property owned or leased by such Property Transferor, upon and subject to the terms and conditions set forth herein (each, a “Property Contribution” and, collectively, the “Property Contributions”).

1.2 Contributions by Investment Entity Transferors. Subject to all of the terms and conditions of this Agreement, each Investment Entity Transferor agrees to: (a) transfer, contribute and convey its respective Property to an Investment Entity in exchange for Investment Interests; (b) distribute such Investment Interests to each Entity Transferor Party in redemption of each such Entity Transferor Party’s interest in the Investment Entity Transferor; and (c) cause each of its respective Entity Transferor Parties to transfer, contribute and convey each of their respective right, title and interest in and to the Investment Interests owned by such Entity Transferor Parties to the Operating Partnership, and NHP agrees to cause the Operating Partnership to accept from each Entity Transferor Party such Investment Interests upon and subject to the terms and conditions set forth herein (each, an “Investment Entity Transaction”). An Investment Entity Transaction or a Property Contribution may sometimes be referred to herein as a “Contribution Transaction”, and collectively, as the “Contribution Transactions.” A New Property Owning Entity or an Investment Entity may sometimes be referred to herein as a “Property Owning Entity”, and collectively, as the “Property Owning Entities.” Notwithstanding anything contained herein to the contrary, to the extent that any Continuing Transferor Party in an Investment Entity Transaction contributed appreciated real property to the applicable Transferor, the parties agree to cooperate to effectuate the transfer steps set forth on Exhibit “B-1” attached hereto in lieu of the transfer steps outlined herein to otherwise effect an Investment Entity Transaction (an “Alternative Entity Transaction”); provided, however that all other requirements relating to such Investment Entity Transaction contained in this Agreement (including, without limitation, the “Investment Entity Requirements” (as hereinafter defined)) that do no conflict with the terms of Exhibit “B-1” attached hereto shall remain required and in full force and effect.

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2. CONTRIBUTION VALUE.

2.1 Contribution Values.

2.1.1 Contribution Value Defined. Except as provided in the last sentence of this Section 2.1.1 and Section 2.2(b) hereof, the contribution value of each Property for a Contribution Transaction (the “Contribution Value”) will be determined as of its applicable “Closing Date” (as hereinafter defined) by dividing the projected “Net Operating Income” (as hereinafter defined) for such Property by such Property’s “Cap Rate” as set forth on Exhibit “B-2” attached hereto (the “Original Cap Rate Adjustment”), subject to adjustment as hereinafter provided, and subject to a deduction for the sum of the following amounts (which shall be credits against such Contribution Value): (a) the outstanding balance (i.e., principal, accrued and unpaid interest, and any other amounts otherwise then due and payable other than those otherwise allocated hereunder) of the “Loan Obligations” (as hereinafter defined) applicable to such Property as of the applicable Closing Date; (b) the “Property Tax Reserve Amount” (as hereinafter defined) with respect to such Property, if any, to the extent funded by the Transferee in accordance with Section 2.3(d) hereof; (c) the “Proration Reserve Amount” (as hereinafter defined) with respect to such Property, to the extent funded by the Transferee in accordance with the terms of Section 7.5.1(b) hereof; (d) an amount equal to the “Reimbursable Closing Costs” (as defined in Section 7.6(e) hereof) with respect to such Property; (e) to the extent that PMB LLC has delivered the “Transferor Loan Payoff Costs Notice” (as hereinafter defined) in accordance with Section 6.5 hereof with respect to such Property, the “Transferor Loan Payoff Costs” (as hereinafter defined) applicable to such Property, if any; (f) to the extent that PMB LLC has delivered the “Legal Fees and Costs Notice” (as hereinafter defined) in accordance with Section 16.5 hereof with respect to such Property, the “Reimbursable Legal Fees and Costs Amount” (as hereinafter defined) applicable to such Property, if any; and (g) the “Credit Amount” (as hereinafter defined) for such Property. Notwithstanding anything contained herein to the contrary, the Contribution Value for each Property shall be increased by the aggregate amount of all escrow accounts, reserves and similar amounts maintained by the Transferor of such Property (or its affiliates) with or for the benefit of any lender in connection with the Loan Obligations for such Property (all in accordance with the terms of Section 7.5.1(a) hereof) to the extent that such escrow accounts, reserves or similar amounts (or the rights thereto) are transferred to Transferee or the applicable Property Owning Entity at the applicable Closing and shall be further adjusted, at NHP’s election, to account for any reimbursements required pursuant to the last sentence of Section 2.4 hereof. Notwithstanding anything contained in this Section 2.1.1 or Exhibit “B-2” attached hereto to the contrary, the agreed upon Contribution Value for each Existing Property shall be as set forth on Exhibit “B-2” attached hereto, subject to adjustments as hereinafter provided, and subject to a deduction for the sum of the amounts described in clauses (a) through (g) above.

2.1.2 Net Operating Income Defined. As used herein, the term “Net Operating Income” shall mean, (a) with respect to each Existing Property, the agreed upon net operating income amounts specified on Exhibit “B-2” attached hereto, and (b) with respect to each Development Property, the amount by which (i) the revenues

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projected to be received from the operation and/or leasing of such Property or any portion thereof (excluding proceeds from any capital event) for the twelve (12) full calendar month period following the calendar month in which the applicable “Completion Notice” (as hereinafter defined) is delivered (the “Post-Closing Period”) (based on executed leases with tenants not in default and with respect to which no action or proceeding shall have been commenced under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and no attachment, execution, lien or levy shall have attached to or been issued with respect to such tenant’s interest in the Property or any portion thereof) exceeds (ii) the operating expenses, forecasted real estate taxes and ground rent projected to be paid or incurred with respect to the Property that would be paid for such Post-Closing Period; provided, however, that the term “Net Operating Income” for each Development Property shall be net of (A) a deduction for a general operating reserve equal to Twenty Cents ($0.20) per rentable square foot of medical office building space for such Development Property and (B) an allowance for bad debt expenses, which shall be calculated in accordance with generally accepted accounting principles in the United States (consistently applied) and based on actual prior experience; and provided further, however, that the term “Net Operating Income” for each Development Property shall take into account all revenues earned with respect to parking operations at such Property (“Parking Revenues”), which shall be valued for the Post-Closing Period based upon the Parking Revenues actually collected for the three (3) month period ending on the date such Property’s Completion Notice is delivered net of any un-reimbursed expenses and maintenance reserves (to the extent not passed through to tenants). Notwithstanding the foregoing, to the extent that a Transferor demonstrates to Transferee’s reasonable satisfaction that the Parking Revenues for a Development Property are subject to seasonality or planned rate increases, then such seasonality or planned rate increases shall be considered for purposes of projecting such Parking Revenues for the Post-Closing Period.

2.2 Contribution Value Adjustments.

(a) Contribution Value Adjustments for REIT Index. In the event that the “Closing” (as hereinafter defined) of any Property will occur on a date that is more than three (3) months after the first Closing Date of any of the Existing Properties, then the following provisions shall apply: (i) if the trailing twenty (20) day average rate for the JPMorgan JULI BBB 7-10 REIT Index as of the fifth (5th) “Business Day” (as hereinafter defined) prior to the applicable Closing Date of such Property (the “JPM REIT Rate”) is seven and twelve-hundredths percent (7.12%) or higher, then the Contribution Value calculated with respect to such Property pursuant to Section 2.1 hereof, shall be adjusted by increasing the “Cap Rate Adjustment” (as hereinafter defined) used in determining such value by one (1) basis point for each basis point by which the JPM REIT Rate exceeds seven and twelve-hundredths percent (7.12%), up to a maximum of twenty-two (22) basis points; (ii) if the JPM REIT Rate is less than seven and twelve-hundredths percent (7.12%), then the Cap Rate Adjustment shall not be adjusted and the Contribution Value of such Property shall be calculated pursuant to Section 2.1 hereof; and (iii) if the JPM REIT Rate is greater than seven and thirty-four-hundredths percent (7.34%), then NHP shall have the option (A) of completing the Contribution Transaction with respect to the Property at a Contribution Value adjusted

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pursuant to clause (i) above, or (B) at NHP’s election, in its sole and absolute discretion (and upon delivery of written notice by NHP to the respective Transferor and Escrow Agent), of excluding such Property from the terms of this Agreement and releasing all of NHP’s, the Operating Partnership’s, any New Property Owning Entity’s and any of their affiliates’ interest, if any, with respect to such Property, provided that the remainder of this Agreement shall remain in full force and effect and not be affected thereby. By way of example (and without limiting the foregoing): (1) if the Cap Rate Adjustment for a Property is 6.00% and the JPM REIT Rate is at 7.15% as of the fifth (5th) Business Day prior to the Closing Date of such Property, then the Cap Rate Adjustment for such Property would be increased by three (3) basis points to 6.03% without any right of termination by any party; and (2) if the Cap Rate Adjustment for such Property is 6.00% and the JPM REIT Rate is at 7.40% as of the fifth (5th) Business Day prior to the Closing Date of such Property, then the Cap Rate Adjustment for such Property would be increased to (and capped at) 6.22% and NHP would have the right to elect, in its sole and absolute discretion, to either (x) acquire such Property based on the 6.22% Cap Rate Adjustment or (y) terminate the portion of this Agreement relating to such Property (and not acquire such Property); provided that if NHP elects to terminate this Agreement with respect to any Property pursuant to this Section 2.2, NHP acknowledges and agrees that NHP, the Operating Partnership, any New Property Owning Entity and any affiliate of any of them shall have no further rights, including without limitation, rights of first offer, rights of first refusal or other similar rights, with respect to such terminated Property including any rights pursuant to the Pipeline Property Agreement with respect thereto. As used herein, the term “Cap Rate Adjustment” shall mean either the applicable Original Cap Rate Adjustment or the applicable “Revised Cap Rate Adjustment” (as hereinafter defined), that is in effect for the applicable Property at the time of determination pursuant to Section 2.2(b) hereof.

(b) Contribution Value Adjustments for Portfolio Premium. Notwithstanding anything to the contrary contained herein, the Contribution Value to be paid with respect to each Property shall be adjusted (in addition to all other adjustments under this Agreement) as follows:

(i) Failure to Close. If this Agreement is terminated with respect to any Property (and the Closing of the Contribution Transaction for such Property fails to occur) for any reason, then the parties promptly shall adjust proportionately the Original Cap Rate Adjustment for each of the other Properties for which a Closing has occurred or remains expected to occur (collectively, such other Properties being hereinafter referred to as the “Remaining Properties” and each, a “Remaining Property”) so that the weighted average NOI cap rate for all Remaining Properties shall always equal five and ninety-eight hundredths percent (5.98%) (with respect to each Remaining Property, as so adjusted, the “Revised Cap Rate Adjustment” and, the date of any such adjustments being hereinafter referred to as a “Cap Rate Adjustment Date”). If the Closing of a Contribution Transaction with respect to any Remaining Property has already occurred as of a Cap Rate Adjustment Date, then (A) the Contribution Value of such Remaining Property shall be recalculated as of the Closing Date of such Contribution Transaction assuming that the Original Cap Rate Adjustment for such Remaining

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Property (as and to the extent previously adjusted hereunder) equaled the Revised Cap Rate Adjustment for such Remaining Property on such Closing Date, and (B) to the extent that the recalculated Contribution Value exceeds the Contribution Value that was previously paid for such Remaining Property, Transferee shall, on or before five (5) Business Days after written demand, deliver such excess, together with interest thereon, at the rate then being earned by Transferee on its cash deposits, for the period from the applicable Closing Date to the date of payment thereof, to PMB LLC (on behalf of PMB LLC and the applicable “Transferor Parties” (as hereinafter defined)) in the form of OP Units and/or cash (in the same proportion as such Transferor Parties’ “Allocable Share” (as hereinafter defined) and for the benefit of the same parties as the OP Units and/or cash payments that were delivered on the applicable Closing Date); provided, however, that if such Contribution Transaction was an Investment Entity Transaction, then such excess, together with interest thereon, at the rate then being earned by Transferee on its cash deposits, for the period from the applicable Closing Date to the date of payment thereof, shall (1) with respect to the applicable Transferor Parties that received cash and/or OP Units, be paid by Transferee to PMB LLC (on behalf of PMB LLC and such Transferor Parties) in the form of OP Units and/or cash (in the same proportion as such Transferor Parties’ Allocable Share and for the benefit of the same parties as the OP Units and/or cash payments that were delivered on the applicable Closing Date), and (2) with respect to the applicable Investment Entity Transferor, be delivered by re-computing and adjusting such Investment Entity Transferor’s percentage interest in the Investment Entity to equal the “Investment Entity Transferor Allocable Share” (as hereinafter defined) that would have been calculated on the Closing Date of such Investment Entity Transaction based upon the recalculated Contribution Value. If the Closing of a Contribution Transaction with respect to any Remaining Property has not occurred as of a Cap Rate Adjustment Date, then upon the Closing of the Contribution Transaction with respect to such Remaining Property, the Contribution Value of such Remaining Property shall be calculated using the Revised Cap Rate Adjustment instead of the Original Cap Rate Adjustment for such Remaining Property. A sample calculation is set forth on Exhibit “B-3” attached hereto.

(ii) Earn Outs. If the Closing of the Contribution Transaction with respect to any Existing Property occurs prior to the Closing of the Contribution Transaction with respect to any other Existing Property, then the Contribution Value for each Existing Property that closes prior to the last Closing of all of the Existing Properties shall be paid and calculated in accordance with the terms of Section 2.2(b)(i) hereof and as if this Agreement had been terminated with respect to all of the “Premium Properties” (as hereinafter defined) for which Closings have not yet then occurred. As used herein, the term “Premium Properties” shall mean, collectively, all of the Existing Properties other than the Property owned by Clarita LLC. In such event, the parties agree that upon the last Closing of all of the Existing Properties (or the termination of this Agreement with respect to the last of the Premium Properties that have not yet closed), the Contribution Value for each Existing Property that previously closed shall be

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recalculated as of the Closing of the Contribution Transaction for such Existing Property in accordance with the terms of Section 2.2(b)(i) hereof and Transferee shall pay or deliver the amount by which such recalculated Contribution Value for such Existing Property exceeds the Contribution Value previously paid for such Existing Property as provided above.

2.3 Consideration. With respect to the applicable Closing of each Contribution Transaction, the Contribution Value shall be payable at such Closing (except as otherwise described herein) as follows:

(a) Notices. With respect to the Existing Property leased by Terrace LLC and the Existing Property leased by Washoe LLC, on or before the thirtieth (30th) day prior to the Closing Date for their respective Contribution Transaction, the applicable Transferor shall deliver to NHP a notice, which shall specify whether such Transferor will engage in a Property Contribution or an Investment Entity Transaction. All other Existing Properties must participate in Property Contributions. With respect to each Development Property, the Transferor of the applicable Development Property shall deliver to NHP as part of its Completion Notice, its election specifying whether such Transferor will engage in a Property Contribution or an Investment Entity Transaction. In addition, with respect to each Property, on or before the tenth (10th) Business Day prior to the applicable Closing Date for a particular Contribution Transaction, the Transferor of the applicable Property shall deliver to NHP a notice (a “Notice”), which Notice shall specify the matters set forth in clauses (i) and (ii) below, as applicable.

(i) If a Transferor elects or is required to engage in a Property Contribution, its Notice shall (A) identify the names of the parties that are or, at the applicable Closing, will be members or partners of such Transferor or their respective designees (each, a “Property Transferor Party” and collectively, the “Property Transferor Parties”), (B) indicate the percentage of the Contribution Value for the Property owned or leased by such Transferor that is allocable to each such Property Transferor Party (which percentage shall, with respect to each Property Transferor Party be hereinafter referred to as a “Property Transferor Allocable Share”) and (C) with respect to each Property Transferor Allocable Share for such Property, identify (1) the percentage to be payable in cash (a “Cash Portion” and, aggregated together with all of the other Cash Portions, the “Cash Amount”) for such Property and the percentage to be treated as the Cap-Ex Amount, and (2) the percentage to be payable in “OP Units” (as hereinafter defined) for such Property (collectively, when aggregated together with the amount payable in OP Units for all Properties, the “OP Unit Portion”).

(ii) If a Transferor elects to engage in an Investment Entity Transaction (in accordance with and subject to the restrictions set forth in this Section 2.3), its Notice shall (A) identify the names of the parties that are or, at the applicable Closing, will be members or partners of such Transferor or their respective designees and which of

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the same shall be Continuing Transferor Parties rather than Entity Transferor Parties, (B) include a representation from PMB LLC and the Transferor that the identified Continuing Transferor Parties and Entity Transferor Parties are all of the “Investors” (as hereinafter defined) with respect to such Transferor, (C) indicate the percentage of the Contribution Value for the Property owned or leased by such Transferor that is allocable to each such Entity Transferor Party (which percentage shall, with respect to each Entity Transferor Party be hereinafter referred to as an “Entity Transferor Party Allocable Share”) and the percentage of such Contribution Value that will not be paid, but which will be attributed to the interests retained by the applicable Investment Entity Transferor in the Investment Entity, and indirectly held by such Continuing Transferor Parties (through their retained interest in such Investment Entity Transferor) (which percentage shall, with respect to such Investment Entity Transferor be hereinafter referred to as the “Investment Entity Transferor Allocable Share” and shall also be the percentage ownership that such Investment Entity Transferor shall own in the applicable Investment Entity following the Closing of the applicable Investment Entity Transaction), subject to adjustment following such Closing as provided in Section 2.2(b)(i) hereof, and (D) with respect to each such Entity Transferor Party Allocable Share for such Property, identify (1) the percentage constituting the Cash Portion, and (2) the percentage constituting the OP Unit Portion. A Property Transferor Party Allocable Share, Entity Transferor Party Allocable Share and Investment Entity Transferor Allocable Share shall sometimes be referred to herein with respect to any such party as an “Allocable Share.”

(iii) A Property Transferor Party or an Entity Transferor Party may sometimes be referred to herein as a “Transferor Party” and, collectively, as the “Transferor Parties.” Each entity which, or person who, is identified in any Notice as a party who is to receive (A) OP Units shall hereinafter be referred to as an “OP Unit Recipient,” and collectively such parties shall hereinafter be referred to as the “OP Unit Recipients” and (B) all or a portion of the Cash Amount shall hereinafter be referred to as a “Cash Recipient,” and collectively such parties shall hereinafter be referred to as the “Cash Recipients.”

(b) Delivery of OP Units and Cash. At the applicable Closing of each Contribution Transaction, Transferee shall cause (i) to be issued to each of the OP Unit Recipients for such Property, if any, OP Units equal in value (as determined in accordance with this Section 2.3(b)) to the OP Unit Portion attributable to the Allocable Share of such OP Unit Recipient, as identified in the Notice for such Property, and (ii) to be paid to each of the Cash Recipients for such Property, if any, the Cash Portion attributable to the Allocable Share of such Cash Recipient in cash by wire transfer of federal funds, as identified in the Notice for such Property. As used herein, the term “OP Units” shall mean Class A Partnership Units of the Operating Partnership. The number of OP Units which the OP Unit Recipients shall receive on account of the OP Unit

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Portion of the Contribution Value shall be determined for each Closing Date by dividing the OP Unit Portion by the average closing price per share of Common Stock of NHP (the “Common Stock”) for the twenty (20) consecutive trading days ending on the fifth (5th) trading day prior to such Closing Date; provided, however, that in calculating such average, each closing price shall be multiplied by the “Adjustment Factor” (as hereinafter defined) then in effect for each applicable closing price date; provided further, however, that with respect to any Closing occurring prior to December 31, 2008, (A) in the event that the average price per share of the Common Stock as determined above shall be less than Twenty-Nine Dollars ($29.00), multiplied by the Adjustment Factor in effect on the last of such twenty (20) consecutive trading days (the product of such multiplied amount being hereinafter referred to as the “Floor Price”), then notwithstanding the foregoing, the price of the Common Stock for all purposes under this Section 2.3(b) shall be deemed to be the Floor Price, and (B) in the event that the average price per share of the Common Stock as determined above shall be more than Thirty-Three Dollars ($33.00), multiplied by the Adjustment Factor in effect on the last of such twenty (20) consecutive trading days (the product of such multiplied amount being hereinafter referred to as the “Ceiling Price”), then notwithstanding the foregoing, the price of the Common Stock for all purposes under this Section 2.3(b) shall be deemed to be the Ceiling Price. As used herein, the term “Adjustment Factor” has the meaning set forth in the “Amended and Restated Partnership Agreement” (as hereinafter defined). Notwithstanding anything to the contrary contained herein, at least forty percent (40%) of the aggregate Contribution Value with respect to all of the Existing Properties must be paid by Transferee in OP Units, and accordingly, the Notices delivered by the Existing Property Owners must provide, in the aggregate, for the same unless otherwise agreed to in writing by NHP and the Operating Partnership (in each of their sole and absolute discretion) prior to the Closing. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that with respect to the Existing Properties leased by Liliha LP and Washoe LLC, (x) if the applicable Transferor elects to (and is permitted to) engage in an Investment Entity Transaction, one hundred percent (100%) of the Allocable Share of each Entity Transferor Party shall be payable in cash only and shall not be payable in OP Units, and (y) if the applicable Transferor elects to engage in a Property Contribution, one hundred percent (100%) of the Allocable Share of each Property Transferor Party shall be paid in cash only and shall not be paid in OP Units. Notwithstanding anything to the contrary contained herein, if NHP reasonably determines that any person or entity identified in a Notice as a proposed Transferor Party is not an “Accredited Investor” (as defined in Rule 501 of the General Rules and Regulations promulgated under the “Act” (as hereinafter defined)), then Transferee may, in its sole and absolute discretion, deliver cash, in lieu of OP Units, to such person or entity.

(c) Contribution of Investment Entity Interests. To the extent that the Investment Entity Requirements are satisfied for the Existing Property leased by Terrace LLC, the Existing Property leased by Washoe LLC or any Development Property, then the Transferor of such Property may elect to be an Investment Entity Transferor by notifying Transferee of such election in accordance with the terms of Section 2.3(a) hereof and by complying with each of the following requirements: (i) contributing such Property and certain liabilities associated with such Property, which shall be limited to the liabilities specified on Exhibit “C-1” attached hereto (the

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“Permitted Entity Liabilities”), to its newly formed Investment Entity in exchange for one hundred percent (100%) of such Investment Entity’s Investment Interests; (ii) immediately prior to the applicable Closing for such Property, distributing Investment Interests to its respective Entity Transferor Parties in proportion to their respective interests in such Investment Entity Transferor and in redemption of each such Entity Transferor Parties’ interest in such Investment Entity Transferor (so that after the distribution, the applicable Entity Transferor Parties shall directly hold Investment Interests in proportion to their respective Allocable Share of the applicable Investment Entity Transferor and such Investment Entity Transferor shall directly hold Investment Interests in proportion to its applicable Allocable Share); and (iii) at the applicable Closing, causing each Entity Transferor Party to transfer, contribute and convey all of its respective Investment Interests to the Operating Partnership by delivering a fully executed assignment of such interests in the form of Exhibit “C-2” attached hereto (the “Assignment of Entity Interests”) in exchange for OP Units, cash or a combination thereof, as specified in the applicable Notice (subject to the requirements of Section 2.3(b) hereof and this Section 2.3(c)). As used herein, the term “Investment Entity Requirements” shall mean that each of the following conditions for a particular Property have been satisfied prior to the applicable Closing: (1) the applicable Transferor shall have provided each holder of interests in such Transferor other than such holders as are affiliates of PMB LLC (collectively, the non-affiliate holders of interests in any Transferor being hereinafter referred to as the “Investors”) with the option to elect to receive cash, OP Units or a combination thereof in consideration of its interests in Transferor; (2) Investors holding interests which entitle them to an aggregate Allocable Share totaling at least ten percent (10%) of the Contribution Value of such Property shall elect not to receive cash or OP Units as consideration for their interests (and thus elect to become Continuing Transferor Parties); (3) after giving effect to the transactions contemplated to occur at the applicable Closing, no Transferor may continue to own more than twenty-five percent (25%) of the interests of an Investment Entity, except that Orange LLC may own up to thirty-five percent (35%) of the interests in the applicable Investment Entity and Pomerado LLC may own up to forty-five percent (45%) of the interests in the applicable Investment Entity; (4) the applicable Transferor must be a Development Property Owner (except that Terrace LLC and Washoe LLC (both Existing Property Owners) may elect to become Investment Entity Transferors, and NHP and PMB LLC may (but shall not be obligated to) mutually and reasonably agree to allow each of the same to own a greater interest in the applicable Investment Entity than specified in clause (3) above); (5) the existing operating agreement for such Investment Entity Transferor shall have been amended and restated so that it provides that PMB LLC (or another entity reasonably acceptable to NHP) is the sole managing member with the sole authority to control and make day-to-day decisions for such Investment Entity Transferor, subject to the non-managing members’ consent rights with respect to major decisions consistent with the terms of the existing operating agreement governing the applicable Investment Entity Transferor, and that such provisions shall not be amended without the prior written consent of NHP for so long as the Investment Entity Transferor continues to hold any interest in such Investment Entity (and NHP shall have the opportunity to review such amended and restated operating agreement to insure that it complies with the foregoing requirement), and as between PMB LLC and NHP and/or the Operating Partnership, at all times, the Investment Entity Transferor shall be responsible

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for all costs of maintaining and administering itself, which covenants and agreements shall survive the Closing of each applicable Property; and (6) PMB LLC shall have formed an Investment Entity in accordance with Section 4.3.1 hereof. Notwithstanding the foregoing provisions of this Section 2.3(c), the parties acknowledge and agree to the extent applicable in connection with an Investment Entity Transaction to cooperate to effect the same as an Alternative Entity Transaction as provided in Section 1.2 hereof.

(d) Real Property Tax Reserves. The parties have agreed that increases in the real property taxes for the Properties directly attributable to the transactions contemplated herein (the “Prop 13 Tax Increases”) shall not be immediately passed through to (and payable or reimbursable by) the “Non-Protected Tenants” (as hereinafter defined) of such Property for the tax year during which such Prop 13 Tax Increases are imposed, but rather that such Prop 13 Tax Increases will be phased in over a period of time (not to exceed three (3) years), as set forth on Exhibit “D” attached hereto with respect to the Existing Properties. The parties acknowledge and agree that, concurrently with the delivery of each Completion Notice, the applicable Transferor shall provide Transferee with a supplement to Exhibit “D” attached hereto identifying the Prop 13 Tax Increases and phase in period (not to exceed three (3) years) for the applicable Development Property. Accordingly, upon the Closing of each of the Properties, NHP shall cause a reserve account held by the Operating Partnership to be established, which shall be funded with cash in an amount that is sufficient to cover the difference between the amount of such estimated Prop 13 Tax Increases that will be passed through to the Non-Protected Tenants of such Property for the relevant period and the estimated total amount of such Prop 13 Tax Increases for the relevant period set forth on Exhibit “D” attached hereto. Such reserve shall, at PMB LLC’s or each Transferor’s option, either be funded at the applicable Closing of such applicable Property in cash by PMB LLC (or the applicable Transferor) or by Transferee. To the extent funded by Transferee, the amount funded by Transferee (the “Property Tax Reserve Amount”) will reduce (and be treated as a credit against) such Property’s Contribution Value in accordance with Section 2.1.1 hereof. The cash in such reserves shall be disbursed by the Operating Partnership to the applicable Property Owning Entity within thirty (30) days of receiving a written request from such Property Owning Entity to pay that portion of such Prop 13 Tax Increases that are then due and payable, which the parties have agreed will not be passed through (i.e., billed) to the Non-Protected Tenants of such Property during the applicable period; provided, however, that in no event shall the Operating Partnership disburse nor shall the applicable Property Owning Entity be entitled to receive any amounts from such reserves to the extent that the parties reasonably agree subsequent to the applicable Closing to pass (i.e., bill) such Prop 13 Tax Increases onto the Non-Protected Tenants of a Property, but any such Non-Protected Tenant elects not or refuses to pay the same. To the extent that the actual Prop 13 Tax Increases attributable to any Property for which reserves are held by the Operating Partnership pursuant to the terms of this Section 2.3(d) exceed the estimates set forth on Exhibit “D” attached hereto, then PMB LLC shall either direct the Operating Partnership to cause the applicable Property Owning Entity to pass (i.e., bill) such excess onto the applicable Non-Protected Tenants, or pay to the Operating Partnership (for the benefit of the applicable Property Owning Entity), on or before the fifth (5th) Business Day after written demand therefor from the Operating Partnership, cash in an amount equal to the amount of such excess (which cash shall be added to and

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used as part of such reserves for all purposes under the terms of this Section 2.3(d)). To the extent that any cash remains in such reserves after the Prop 13 Tax Increases have been passed through (i.e., billed) to the Non-Protected Tenants of such Property for payment or reimbursement, Transferee shall cause the Operating Partnership to deliver such remaining funds to PMB LLC for distribution to PMB LLC or the Transferor of such Property, as applicable. As used herein, “Non-Protected Tenant” shall mean a “Tenant” (as hereinafter defined) of a Property that, under the terms of its “Lease” (as hereinafter defined), is obligated to reimburse the landlord for a portion of the real estate taxes attributable to such Property, including Prop 13 Tax Increases (and shall include any Tenant that, under the terms of its Lease, is obligated to pay a portion of any Prop 13 Tax Increases to the extent of such obligation), but specifically excludes any Tenant that, under the terms of its Lease, is either (i) not obligated to pay any portion of such real estate taxes, including any Prop 13 Tax Increases or (ii) obligated to pay a portion of such real estate taxes, but such obligation is limited so as not to include all or any portion of such Prop 13 Tax Increases.

(e) Cash Elections. At the request of the Property Transferor Parties, the Operating Partnership shall cooperate with each Property Transferor in good faith to treat all or a portion of the Cash Amount, as requested by the Property Transferor Parties, as a reimbursement of preformation expenditures pursuant to Treasury Regulations Section 1.707-4(d) (the “Cap-Ex Amount”).

(f) Tax Reporting.

(i) The parties hereto intend and agree that to the extent any OP Units are received by OP Unit Recipients with respect to a Property Contribution: (A) for U.S. federal income tax purposes, the payment of cash to the Cash Recipients in such Property Contribution in excess of their allocable share of the Cap-Ex Amount (the “Excess Cash Amount”) shall be treated as a sale of the interests in the Property Transferor held by such Cash Recipients and a purchase of such interests by the Operating Partnership for the cash so paid under the terms of this Agreement in accordance with Treasury Regulations Section 1.708-1(c)(4); and (B) pursuant to such Treasury Regulation and for income tax purposes, each Property Transferor will be treated as (I) distributing the portion of the Property attributable to the Excess Cash Amount to the Operating Partnership in liquidation of the interests acquired by the Operating Partnership in exchange for the Excess Cash Amount, and (II) contributing the remaining portion of the Property to the Operating Partnership in exchange for the Cap-Ex Amount and the OP Unit Portion pursuant to Section 721 of the Code in a transaction in which no gain or loss is recognized and, immediately thereafter, distributing the OP Unit Portion to the OP Unit Recipients in liquidation of their interests in the Property Transferor. Each Property Transferor will use its commercially reasonable efforts to cause each of its Cash Recipients to agree to the tax treatment described in the foregoing sentence at or prior to the Closing of the applicable Contribution Transaction. The Operating Partnership shall file its tax returns consistent with the above-described transaction structure, including the treatment of the Cap-Ex Amount as a reimbursement of the preformation expenditures pursuant to Treasury Regulations Section 1.707-4(d), to the extent the Cash Recipients agree as provided above.

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(ii) The parties hereto intend and agree that to the extent the Transferor only receives the Cash Amount in consideration for a Property Contribution and no OP Units are issued in connection with such Property Contribution, such Property Contribution shall be treated as a sale for U.S. federal income tax purposes. The parties hereto shall file their tax returns consistently with this Section 2.3(f)(ii).

(iii) The parties hereto intend and agree that for U.S. federal income tax purposes, (A) any payment of cash to the Cash Recipients in an Investment Entity Transaction shall be treated as a sale of the Investment Interests in the Investment Entity held by such Cash Recipients and a purchase of such interests by the Operating Partnership for the cash so paid under the terms of this Agreement, and (B) the contribution of Investment Interests to the Operating Partnership by the Entity Transferor Parties in exchange for the OP Unit Portion shall be treated as a contribution pursuant to Section 721 of the Code. The parties hereto shall file their tax returns consistently with this Section 2.3(f)(iii).

2.4 Adjustment for Prorations and Closing Costs. On the applicable Closing Date for each Property, Transferee shall receive as a credit against the Contribution Value for such Property an amount (the “Credit Amount”) equal to the sum of: (a) all unapplied cash security deposits which were paid by the tenants or other occupants of such Property (collectively, the “Tenants”) under the “Leases” (as hereinafter defined) affecting such Property to or for the account of the applicable Transferor and that are refundable to such Tenants, plus accrued interest, if and to the extent required to be paid to such Tenants on such unapplied cash security deposits, unless such Transferor at the applicable Closing pays over to Transferee in cash all such unapplied security deposits, plus accrued interest thereon, if applicable; (b) expenses and other sums owed by or required to be funded by the applicable Transferor to any Tenant of such Property for any tenant improvement work related to such Property which occurred and/or were due and payable prior to (i) the Execution Date with respect to each Existing Property or (ii) the date a Completion Notice is delivered with respect to each Development Property; (c) rentals already received for such Property by the applicable Transferor attributable to the period from and after such Closing Date; (d) any rent concessions which accrue to any Tenants of such Property after such Closing Date; and (e) the amount, if any, by which prorated amounts allocated to the applicable Transferor pursuant to Section 7.5.1 hereof exceed prorated amounts allocated to the applicable Property Owning Entity or the Operating Partnership pursuant to Section 7.5.1 hereof. In addition, notwithstanding anything to the contrary contained herein, on the applicable Closing Date for each Property, Transferee shall be obligated to reimburse the applicable Transferor for any expenses or other sums (other than any legal fees or attorneys’ costs) actually funded or incurred following (i) the Execution Date with respect to the Existing Properties and (ii) the date that the applicable Completion Notice is delivered with respect to the Development Properties, by the applicable Transferor for any tenant improvement work or leasing costs related to such Property to the extent such amounts were actually paid by such Transferor and not taken into account in calculating the agreed upon Net Operating Income for such Property; provided, however, that if such amounts are not yet due and payable as of the applicable Closing Date, then upon such Closing

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Date, the Property Owning Entity shall assume all obligations therefor and shall pay all such amounts when due.

2.5 Loan Obligations. Transferors have advised Transferee that, as of the Execution Date, each Property is encumbered by liens securing the indebtedness described next to such Property’s name on Exhibit “E” attached hereto (collectively, the “Loan Obligations”). Subject to any restrictions on prepayment or assumption that may be set forth in the “Loan Documents” (as hereinafter defined) for such Property, NHP shall, at its sole cost and expense, cause the Property Owning Entity to either assume or fully prepay the Loan Obligations applicable to such Property on the applicable Closing Date with respect thereto, pursuant to the terms of Section 6.5 hereof in each case, and subject to the other terms and conditions of the other “Transaction Documents” (as hereinafter defined).

3. OPENING OF ESCROW.

On or before the third (3rd) Business Day after the Execution Date, Transferee and Transferors shall cause an escrow (“Escrow”) to be opened with Escrow Agent by delivery to Escrow Agent of a fully executed copy of this Agreement. This Agreement shall constitute escrow instructions to Escrow Agent as well as the agreement of the parties. Escrow Agent is hereby appointed and designated to act as Escrow Agent and instructed to deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into Escrow as herein provided. The parties hereto shall execute such additional escrow instructions (not inconsistent with this Agreement as determined by counsel for Transferee and Transferors) as Escrow Agent shall deem reasonably necessary for its protection, including Escrow Agent’s general provisions (as may be modified by Transferee, Transferors and Escrow Agent). In the event of any inconsistency between the provisions of this Agreement and such additional escrow instructions, the provisions of this Agreement shall govern.

4. ACTIONS PENDING CLOSING.

4.1 Due Diligence.

4.1.1 Property Documents. Transferors acknowledge that they have given Transferee access for its review and copying, during normal business hours and upon reasonable advance notice, at the offices of PMB LLC, access to all contracts, documents, books, records and other materials relating to the Properties and the Loan Obligations (collectively, the “Property Documents”), to the extent that the same are in the actual possession of PMB LLC or any Transferor, all at each Transferors’ sole cost and expense. Following the Execution Date, NHP and the Operating Partnership shall continue to have access to the Property Documents either (a) through an electronic data site provided by PMB LLC or (b) at PMB LLC’s offices. Following the Execution Date, PMB LLC shall use commercially reasonable efforts to notify NHP and the Operating Partnership by e-mail from time to time if any additional material Property Documents have become available to NHP and the Operating Partnership following the Execution Date, and whether such additional material Property Documents have been posted to such electronic data site or located in PMB LLC’s offices.

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4.1.2 Property Questionnaires. With respect to each Existing Property, prior to the Execution Date, each Existing Property Owner has delivered to Transferee, and, with respect to each Development Property, each Development Property Owner shall deliver along with its Completion Notice to Transferee, a completed property questionnaire for the Property owned or leased by such Transferor in the form of Exhibit “F” attached hereto (collectively, the “Property Questionnaires”); provided, however, that no representations or warranties shall be deemed made by PMB LLC and/or the applicable Transferor in or by virtue of such Property Questionnaires (except PMB LLC and the applicable Transferor each represent and warrant to NHP and the Operating Partnership that, to its knowledge (as defined in Section 16.20 hereof), neither such Transferor nor, to its knowledge (as defined in Section 16.20 hereof), any other person completing such Property Questionnaire on behalf of such Transferor has intentionally made any misrepresentations as to any portion of such Property Questionnaire).

4.1.3 Transferee’s Diligence Tests. At all reasonable times during the period commencing on the Execution Date and ending on the applicable Closing Date or the earlier termination of this Agreement, Transferee, its agents and representatives shall be entitled at Transferee’s sole cost and expense, to enter onto each of the Properties during normal business hours and upon at least forty eight (48) hours’ advance written notice to the applicable Transferor and PMB LLC, to perform inspections, investigations, studies and tests of each of the Properties (the “Inspections”); provided, however, that in connection therewith: (a) Transferee shall not be entitled to perform any invasive or destructive physical testing of any nature with respect to any portion of the Properties without the applicable Transferor’s and PMB LLC’s prior written consent (which consent may be withheld in their sole and absolute discretion); (b) if the applicable Transferor or PMB LLC so requests, Transferee shall be accompanied by a representative of such Transferor or PMB LLC during such Inspections; (c) Transferee may not initiate contact with any Tenants, other parties in possession, employees or other representatives of such Transferor, PMB LLC or their affiliates without the prior written consent of such Transferor and PMB LLC (and, at their option, a representative of such Transferor and/or PMB LLC shall be present during any such contact); (d) Transferee shall not materially interfere with the operations or business conducted at such Property or the occupancy rights of any Tenant; (e) Transferee shall, at its sole cost and expense, (i) promptly repair any damage to any Property or to any other property owned by any other person to the extent caused by such Inspections, (ii) reimburse the applicable Transferor for any loss to the extent caused by such Inspections, (iii) restore any Property or other property owned by third parties to substantially the same condition as existed prior to such Inspections to the extent the need for such restoration is caused by such Inspections, and (iv) indemnify, protect, defend and hold harmless each Transferor and PMB LLC from all claims (including, without limitation, any claim for a mechanic’s lien or materialman’s lien), causes of action, costs, losses, damages and reasonable attorneys’ fees incurred by such Transferor, PMB LLC or their affiliates in connection with or arising out of any Inspections carried on, by or on behalf of Transferee pursuant to this Section 4.1.3; provided, however, that Transferee shall not be required to repair or restore any Property or other property, or reimburse or indemnify any Transferor, PMB LLC, their affiliates or any other third party property owner, for any claim, loss or cause of

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action caused by the gross negligence or willful misconduct of such Transferor, PMB LLC, their affiliates or such third party property owner or for any physical condition existing on any of the Properties or any other property prior to Transferee’s or its agent’s entry thereon (other than to the extent such physical condition is disturbed or exacerbated by Transferee or its agents as a result of such Inspections). The provisions of the preceding sentence of this Section 4.1.3 shall survive the applicable Closing or the earlier termination of this Agreement.

4.1.4 Transferee’s Termination Rights.

(a) With respect to each Existing Property, NHP shall have the right at any time on or before March 14, 2008 (the “Due Diligence Termination Date”) to terminate this Agreement with respect to all Properties, if NHP determines in its sole and absolute discretion that all or any portion of the Properties is not acceptable to NHP. In the event that NHP delivers written notice terminating this Agreement with respect to all Properties pursuant to this Section 4.1.4(a) to the applicable Transferors and Escrow Agent on or before the Due Diligence Termination Date or fails to deliver a written notice to the applicable Transferors and Escrow Agent on or before the Due Diligence Termination Date waiving its termination right pursuant to this Section 4.1.4(a), then (i) this Agreement shall automatically terminate (including, without limitation, with respect to all Properties) and be of no further force or effect as of the date of delivery of such written notice of termination or as of the Due Diligence Termination Date, as applicable, (ii) the parties shall equally share the cancellation charges, if any, of Escrow Agent and “Title Company” (as hereinafter defined), and (iii) no party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement.

(b) With respect to each Development Property, assuming that this Agreement has not been terminated pursuant to Section 4.1.4(a) above or otherwise, NHP and the Operating Partnership shall have a period of sixty (60) days following its receipt of such Development Property’s Completion Notice (each, a “Development Property Diligence Period”) to conduct due diligence with respect to such Development Property and to terminate this Agreement with respect to such Development Property only, if NHP and/or the Operating Partnership determines in its reasonable discretion that such Development Property is an “Unacceptable Development Property” (as hereinafter defined). In the event that NHP and the Operating Partnership both fail to deliver a written notice to the applicable Transferors and Escrow Agent exercising its termination right pursuant to this Section 4.1.4(b) with respect to any single Development Property on or before the expiration of the Development Property Diligence Period for such Development Property, then each of NHP and the Operating Partnership shall be deemed to have waived its right to terminate this Agreement with respect to such Development Property and shall proceed to Closing with respect to such Development Property in accordance with the terms hereof. In the event that NHP and/or the Operating Partnership timely and properly deliver a written notice of termination of this Agreement with respect to any Development Property pursuant to this Section 4.1.4(b) (because NHP and/or the Operating Partnership have reasonably determined that such Development Property is an Unacceptable Development Property), which notice

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shall also specify in reasonable detail NHP’s and/or the Operating Partnership’s basis therefore, then (i) the portion of this Agreement that relates to such Development Property shall automatically terminate and be of no further force or effect, (ii) the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Company with respect to such Development Property, and (iii) no party shall have any further rights or obligations hereunder with respect to such Development Property, other than pursuant to any provision hereof which expressly survives the termination of this Agreement with respect to such Development Property. As used herein, the term “Unacceptable Development Property” shall mean that the diligence findings with respect to the applicable Development Property, in the reasonable opinion of NHP, are unacceptable for property specific reasons, including, without limitation, an unacceptable physical condition of such Development Property or failure of the improvements to substantially conform to the building plan specifications, any environmental issues, material title defects, or lease or service contract terms or provisions which are inconsistent with past leasing and management practices of PMB LLC or PMBRES with respect to the Existing Properties, but specifically excluding market related reasons, such as, without limitation, general market conditions, the Net Operating Income, changes in market cap rate valuations or changes in the value of NHP’s Common Stock.

(c) In addition to NHP’s right of termination with respect to all Properties as provided in Section 4.1.4(a) above, NHP and the Operating Partnership shall have until October 2, 2008 (the “Supplemental Vista Due Diligence Period”) to order and obtain updated physical inspection and environmental condition reports with respect to the Property owned by Vista LLC (the “Updated Vista Diligence Reports”). If any such Updated Vista Diligence Report discloses any material physical property condition or material environmental condition with respect to such Property that was not disclosed in any physical inspection report or environmental condition report obtained by NHP or the Operating Partnership prior to the Due Diligence Termination Date (it being understood that NHP and the Operating Partnership shall order and obtain such physical inspection and environmental condition reports with respect to the Property owned by Vista LLC before such date) (each, a “New Material Condition”), then NHP shall have the right to terminate this Agreement with respect to such Property on or before the expiration of the Supplemental Vista Due Diligence Period. In the event that NHP and the Operating Partnership are not entitled to exercise such termination right (i.e., because either NHP and the Operating Partnership fail to order or obtain any such Updated Vista Diligence Reports before the expiration of the Supplemental Vista Due Diligence Period or such Updated Vista Diligence Reports do not disclose any New Material Condition) or fail to deliver a written notice to the applicable Transferors and Escrow Agent exercising its termination right pursuant to this Section 4.1.4(c) with respect to such Property on or before the expiration of the Supplemental Vista Due Diligence Period, then NHP and the Operating Partnership shall be deemed to have waived its right to terminate this Agreement with respect to such Property pursuant to this Section 4.1.4(c) and shall proceed to Closing with respect to such Property in accordance with the terms hereof. In the event that NHP and/or the Operating Partnership timely and properly deliver a written notice of termination of this Agreement with respect to such Property pursuant to this Section 4.1.4(c) (because of a New Material Condition), which notice shall also specify in reasonable detail NHP’s and/or the Operating Partnership’s basis therefore, then (i) the

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portion of this Agreement that relates to such Property shall automatically terminate and be of no further force or effect, (ii) the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Company with respect to such Property, and (iii) no party shall have any further rights or obligations hereunder with respect to such Property, other than pursuant to any provision hereof which expressly survives the termination of this Agreement with respect to such Property.

4.2 Title.

4.2.1 Deliveries. On or before the tenth (10th) day after the Execution Date, each Existing Property Owner shall cause First American Title Insurance Company (in such capacity, “Title Company”) to (a) issue and deliver to Transferee a current preliminary title report for an American Land Title Association (“ALTA”) extended coverage owner’s or leasehold policy, as applicable, of title insurance (collectively, the “PTRs”) for each Existing Property; and (b) deliver to Transferee legible copies, to the extent available, of all documents referenced as exceptions in the PTRs (collectively, the “Underlying Documents”). In addition, for each Development Property, each Development Property Owner shall include with its respective Completion Notice, a PTR and the applicable Underlying Documents for its respective Development Property. Within five (5) Business Days of Transferee’s receipt of the PTRs and the Underlying Documents for any Property, Transferee shall (i) order a current survey for such Property, in form reasonably satisfactory to Transferee and Title Company (collectively, the “Surveys”) and (ii) obtain a search for filings (at the State and County in which such Property is located and at the State of formation of the applicable Transferor) pursuant to the Uniform Commercial Code with regard to Personal Property for such Property (the “UCC Search”) to be performed and delivered to Transferee. The PTRs, the Underlying Documents, the UCC Search and the Surveys shall be collectively referred to herein as the “Initial Title Documents.”

4.2.2 Transferee’s Initial Review of Title.

(a) With respect to the Existing Properties, Transferee shall have until the Due Diligence Termination Date to notify the applicable Transferors in writing of any reasonable objection which Transferee may have to any matters reported or shown in the Initial Title Documents delivered with respect to such Existing Properties. With respect to each Development Property, Transferee shall have until the expiration of the applicable Development Property Diligence Period to notify the applicable Transferor in writing of any reasonable objection which Transferee may have to any matters reported or shown in the Initial Title Documents with respect to such Development Property. If Transferee provides a reasonable objection notice on or before (i) the Due Diligence Termination Date with respect to any Property or (ii) the expiration of the Development Property Diligence Period with respect to the applicable Development Property, the applicable Transferor shall have five (5) Business Days after receipt of such notice within which to give written notice to Transferee as to whether such Transferor elects to cure such defect. Failure to notify Transferee in writing within such period of such Transferor’s election shall be deemed such Transferor’s election not to cure any such defects. If such Transferor elects, in its sole discretion, to cure any such

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defects, such Transferor shall have until the Closing of the applicable Contribution Transaction to cure any such defects which it elected to cure.

(b) Transferee shall have three (3) Business Days following the later of its receipt of such Transferor’s notice electing not to cure any such defect and the date on which such Transferor is deemed to have elected not to cure any defect in which to elect either to: (i) terminate this Agreement with respect to the Contribution Transaction of (A) all of the Properties, if such election is exercised prior to the Closing Date of the first Contribution Transaction, (B) all Existing Properties for which a Closing has not occurred and all Development Properties, if such election is exercised after the Closing of the first Contribution Transaction but prior to the Closing of the last Contribution Transaction of an Existing Property, or (C) the applicable Development Property, if such election is exercised with respect to a Development Property, in which case the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Company with respect to such cancellation, and no party (or its affiliates) shall have any further rights or obligations hereunder with respect to consummating such terminated Contribution Transactions or, if applicable, any other future transaction involving any of the parties hereto, other than pursuant to any provision hereof which expressly survives the termination of this Agreement; or (ii) subject to Transferee’s rights under Section 4.2.3 hereof with respect to each of the Properties, proceed to a timely Closing of the Contribution Transaction for the applicable Properties whereupon such objected to exceptions or matters shall be deemed to be “Permitted Exceptions” (as hereinafter defined) for such Property.

(c) Notwithstanding anything to the contrary contained herein, with respect to each Property, each Transferor shall either (i) discharge and remove any and all liens affecting its Property which secure an obligation to pay for (A) money borrowed or assumed by such Transferor (other than any liens securing the Loan Obligations for such Property), (B) mechanic’s liens or materialman’s liens for work performed at the request or direction of such Transferor or (C) any delinquent installments of real estate taxes and assessments not delinquent as of the applicable Closing for such Property (collectively, the “Non-Permitted Transferor Liens”), or (ii) otherwise cause Title Company to commit to issue the applicable “Title Policy” (as hereinafter defined) at the Closing for such Property without exception for any such Non-Permitted Transferor Liens. Under no circumstances shall a Non-Permitted Transferor Lien be deemed to be a Permitted Exception with respect to any Property.

(d) As used herein, the term “Permitted Exceptions” for each Property shall mean (i) the Leases for such Property, (ii) the applicable ground lease with respect to any Property that is subject to a ground lease, (iii) all matters reported in or shown by the Initial Title Documents (or any updates thereof) for such Property and not timely objected to by Transferee as provided in this Section 4.2.2 or Section 4.2.3 hereof or, as specified in Section 4.2.2(b), matters which were timely objected to by Transferee and which Transferor either cured or elected not to cure in accordance with the terms of Section 4.2.2(b) hereof, (iv) zoning ordinances and regulations and other laws or regulations governing the use or enjoyment of such Property, (v) liens to secure

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taxes and assessments not yet due and payable, (vi) the Loan Obligations and (vii) any other matters affecting title to a Property created by or with the consent of Transferee.

4.2.3 Pre-Closing “Gap” Title Defects and Matters.

(a) Transferee may, at or prior to the Closing of any Contribution Transaction, notify the applicable Transferor in writing (the “Gap Notice”) of any reasonable objections to title (i) with respect to any Existing Property, to the extent that such objections are raised by the Title Company after the fifth (5th) Business Day prior to the Due Diligence Termination Date and prior to the Closing of such Contribution Transaction and (ii) with respect to any Development Property, to the extent that such reasonable objections are raised by the Title Company after the fifth (5th) Business Day prior to the expiration of the Development Property Diligence Period for such Property and prior to the Closing of such Contribution Transaction (in the case of clause (i) and clause (ii), each, a “Gap Exception”).

(b) Subject to Section 4.2.2(c) above, this Section 4.2.3 and Section 10.1.1 hereof, if Transferee notifies such Transferor in writing that Transferee reasonably objects to any Gap Exception, then such Transferor shall have until the earlier of (i) five (5) Business Days after receipt of the Gap Notice or (ii) the then-scheduled Closing Date to notify Transferee in writing as to whether such Transferor elects to cure such Gap Exception. Failure to notify Transferee in writing within such period of such Transferor’s election shall be deemed such Transferor’s election not to cure any Gap Exception. If such Transferor elects, in its sole discretion, to cure any Gap Exception, such Transferor shall have until the Closing of the applicable Contribution Transaction to cure any such Gap Exception which it elected to cure.

(c) Transferee shall have three (3) Business Days following the later of its receipt of such Transferor’s notice electing not to cure any such Gap Exception and the date on which such Transferor is deemed to have elected not to cure any Gap Exception in which to elect either to: (i) terminate this Agreement with respect to the Contribution Transaction of (A) all of the Properties, if such election is exercised prior to the Closing Date of the first Contribution Transaction, (B) all Existing Properties for which a Closing has not occurred and all Development Properties, if such election is exercised after the Closing of the first Contribution Transaction but prior to the Closing of the last Contribution Transaction of an Existing Property, or (C) the applicable Development Property affected by such Gap Exception, if such election is exercised with respect to a Development Property, in which case the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Company with respect to such cancellation, and no party (or its affiliates) shall have any further rights or obligations hereunder with respect to consummating such terminated Contribution Transactions or, if applicable, any other future transaction involving any of the parties hereto, other than pursuant to any provision hereof which expressly survives the termination of this Agreement; or (ii) proceed to a timely Closing of the Contribution Transaction for the applicable Properties whereupon such objected to Gap Exceptions shall be deemed to be Permitted Exceptions for such Property.

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4.2.4 Condition of Title at Closing. With respect to each Property Contribution, upon the applicable Closing of the Contribution Transaction for a particular Property, the Property Transferor of such Property shall transfer, contribute and convey to the applicable New Property Owning Entity all of such Transferor’s right, title and interest in and to the Real Property comprising the Property owned or leased by such Transferor (a) if such Property is owned by such Transferor in fee, by a duly executed and acknowledged, customary deed in the form of Exhibit “G” attached hereto (each, a “Deed”) or (b) if such Transferor’s interest in such Real Property is a leasehold interest, by a duly executed and acknowledged assignment and assumption of ground lease in the form of Exhibit “H” attached hereto (the “Ground Lease Assignment”), in either case, subject only to the applicable Permitted Exceptions for such Property. With respect to each Investment Entity Transaction, prior to the applicable Closing of the Contribution Transaction for a particular Property, the Investment Entity Transferor of such Property shall transfer, contribute and convey to the applicable Investment Entity all of such Transferor’s right, title and interest in and to the Real Property comprising the Property owned or leased by such Transferor (i) if such Property is owned by such Transferor in fee, by a duly executed and acknowledged Deed or (ii) if such Transferor’s interest in such Real Property is a leasehold interest, by a duly executed and acknowledged Ground Lease Assignment, in either case, subject only to the applicable Permitted Exceptions for such Property. Prior to such Closing, neither PMB LLC nor any Transferor shall take any action or commit or suffer any acts which would give rise to a variance from (A) with respect to the Existing Properties, the current legal description of such Real Property, or cause the creation of any exception or encumbrance against or respecting such Real Property or (B) with respect to the Development Properties, the legal description of such Real Property as of the date on which the Completion Notice for such Property is delivered, or cause the creation of any exception or encumbrance against or respecting such Real Property following such date, in either case, without the prior written consent of NHP, which consent may be withheld in NHP’s sole and absolute discretion. Nothing in this Section 4.2.4 shall preclude NHP from disapproving title matters in accordance with the provisions of Sections 4.2.2 or 4.2.3 hereof.

4.3 Formation of Entities.

4.3.1 With respect to each Investment Entity Transaction, on or prior to the applicable Closing, PMB LLC shall cause the applicable Transferor to form, at such Transferor’s sole cost and expense, each Investment Entity, by filing all required documents with the Secretary of State’s Office of the State of Delaware (which shall each be subject to NHP’s prior reasonable approval), qualifying such Investment Entity to do business in the State in which such Property is located (and executing an operating agreement for such Investment Entity at the applicable Closing, in the form of Exhibit “I-1” attached hereto (each, an “Investment Entity Operating Agreement”), which shall provide that the sole managing member of such Investment Entity shall be the Operating Partnership). PMB LLC and each Investment Entity Transferor agree that following each Investment Entity Transaction, any Investment Interests not transferred to the Operating Partnership shall, as of the applicable Closing, be owned one hundred percent (100%) by the applicable Investment Entity Transferor, provided that following such Closing such retained Investment Interests may only be sold, assigned or otherwise

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transferred in accordance with the terms and conditions of the applicable Investment Entity Operating Agreement.

4.3.2 Transferee shall form, at its sole cost and expense, (a) on or prior to the Closing of each Property Contribution, the New Property Owning Entity that shall take title to such Property at such Closing by filing all required documents with the Secretary of State’s Office of the State of Delaware (which shall each be subject to Transferor’s prior reasonable approval), qualifying such Property Owning Entity to do business in the State in which such Property is located and executing an operating agreement for such Property Owning Entity, in the form of Exhibit “I-2” attached hereto (each, an “Owning Entity Operating Agreement”), and (b) prior to the Closing Date of the first Contribution Transaction, the Operating Partnership by filing all required documents with the Secretary of State’s Office of the State of Delaware and entering into or causing its (directly or indirectly) wholly owned subsidiaries to enter into a “short-form” partnership agreement (the “Initial Partnership Agreement”). At the Closing Date of the first Contribution Transaction pursuant to this Agreement, (i) NHP shall cause its applicable affiliate, and the applicable Transferor(s) shall cause each respective OP Unit Recipient that is to receive OP Units in connection with the first Contribution Transaction (or such OP Unit Recipients’ attorneys-in-fact), to execute the Amended and Restated Partnership Agreement, amending and restating the Initial Partnership Agreement, (ii) the parties will execute, and NHP will cause the Operating Partnership to execute, an amendment to this Agreement pursuant to which (A) the Operating Partnership shall agree to restate all representations and warranties made by the “Transferee” hereunder, (B) the Operating Partnership shall agree to be bound by all obligations of the Operating Partnership and the Transferee hereunder and (C) NHP shall reaffirm its obligations hereunder jointly and severally with the Operating Partnership (the “First Amendment”) and (iii) NHP shall, and shall cause the Operating Partnership to, and the applicable Transferors shall cause each respective OP Unit Recipient that is to receive OP Units in connection with the first Contribution Transaction (or such OP Unit Recipients’ attorneys-in-fact), to execute the “Tax Protection Agreement” (as defined in the Tax Letter Agreement). Notwithstanding anything contained in this Agreement or the First Amendment to the contrary, NHP acknowledges and agrees that all obligations of Transferee hereunder shall be joint and several obligations of NHP and the Operating Partnership from and after the effective date of the First Amendment and NHP agrees that it shall not be released from its obligations under this Agreement. The parties agree that, for the 24-month period following the applicable Contribution Transaction, each New Property Owning Entity shall (1) be owned one hundred percent (100%) by the Operating Partnership, either directly or through one or more disregarded entities as determined for U.S. federal income tax purposes and (2) be classified for U.S. Federal income tax purposes as a disregarded entity and not as a partnership or association taxable as a corporation, and no New Property Owning Entity shall elect to be treated as an association taxable as a corporation. In addition, the parties agree that for the 24-month period following the applicable Contribution Transaction, each Investment Entity shall be treated as a partnership and not as an association taxable as a corporation and no Investment Entity shall elect to be treated as an association taxable as a corporation.

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4.4 Completion Notice Delivery. On the earlier to occur of (a) (i) the date on which ninety-five percent (95%) of the rentable square footage of any Development Property is leased pursuant to leases (A) having a weighted average initial term length of five (5) years or more and (B) otherwise on terms that are consistent with PMB LLC’s past leasing practices, or (ii) at the option of PMB LLC, if later than the foregoing date, the date that is the thirteenth (13th) month anniversary of the date on which the permanent certificate of occupancy for such Development Property was obtained, and (b) the third (3rd) anniversary of the date on which the permanent certificate of occupancy for such Development Property was obtained, the Transferor owning or leasing such Development Property shall deliver a notice (each, a “Completion Notice”) to Transferee that shall specify that such notice is the Completion Notice with respect to such Development Property, and which shall include the following information in a form reasonably acceptable to Transferee: (i) a calculation of the Net Operating Income for such Property pursuant to Section 2.1.2 hereof, together with reasonable back-up documentation for such calculation; (ii) a PTR and the Underlying Documents for such Property pursuant to Section 4.2.1 hereof; (iii) copies of or access to all Property Documents relating to such Property pursuant to Section 4.1.1 hereof; (iv) a Property Questionnaire completed pursuant to Section 4.1.2 hereof for such Property; (v) a notice with respect to any election to participate in an Investment Entity Transaction pursuant to Section 2.3(a) hereof; (vi) a supplement to Exhibit “D” attached hereto providing information with respect to the Prop 13 Tax Increases for such Property, which information shall be substantially similar to the type of information contained on Exhibit “D” attached hereto as of the Execution Date; and (vii) a certificate executed by the applicable Transferor representing and warranting each of the representations set forth in Section 8 hereof (including a “Rent Roll” (as hereinafter defined)) that are applicable to such Transferor (each, a “Certificate of Representations”), made as of the date of such Completion Notice except to the extent carved-out or otherwise specified therein, and as of the applicable Closing Date (unless otherwise specified in Section 8 hereof or such Completion Notice), (collectively, the “Development Property Diligence Materials”); provided, however, that if Transferee determines that any of the Development Property Diligence Materials for the applicable Development Property have not been provided or otherwise made available in connection with the applicable Completion Notice, Transferee shall notify the applicable Transferor within five (5) Business Days of its receipt of such Completion Notice of any Development Property Diligence Materials which have not been provided or made available and the Development Property Diligence Period shall not be deemed to have commenced until such information is provided.

5. DESCRIPTION OF PROPERTY.

5.1 The Improvements. With respect to each Property, as used herein, the term “Improvements” shall mean all of the applicable Transferor’s right, title and interest in and to the buildings, improvements, structures and fixtures now or hereafter located on such Property, including, without limitation, all buildings identified by name on Exhibit “A” attached hereto.

5.2 The Real Property. With respect to each Property, as used herein, the term “Real Property” shall include all of the applicable Transferor’s right, title and

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interest in and to (a) the land (whether fee simple or leasehold, as the case may be) constituting such Property, (b) the Improvements located on such Property, (c) all apparatus, equipment and appliances affixed to and used in connection with the operation or occupancy of such Property and/or any of the Improvements located on such Property (such as heating, air conditioning or mechanical systems and facilities used to provide any utility services, refrigeration, ventilation, waste disposal or other services) and now or hereafter located on such Property, or such Improvements, and (d) all of the applicable Transferor’s rights, privileges and easements appurtenant to or used in connection with such Property and/or any of such Improvements, including, without limitation, all minerals, oil, gas and other hydrocarbon substances, all development rights, air rights, water, water rights and water stock in any case relating to such Property, all strips and gores, all of such Transferor’s rights, titles and interests in and to any streets, alleys, easements, rights-of-way, public ways, or other rights of such Transferor appurtenant, adjacent or connected to such Property.

5.3 The Personal Property. With respect to each Property, as used herein, the term “Personal Property” shall mean all of the applicable Transferor’s right, title and interest in and to that certain tangible personal property, equipment and supplies owned by the Transferor of such Property and situated at the Real Property for such Property and used by PMB LLC and/or such Transferor in connection with the use, operation, maintenance or repair of all or any portion of such Real Property other than any of the foregoing to the extent they constitute Real Property; provided, however, that the term “Personal Property” shall not include any furniture, fixtures, equipment or other tangible personal property which is owned by PMBRES in connection with the management offices maintained by PMBRES at the Properties.

5.4 The Intangible Property. With respect to each Property, as used herein, the term “Intangible Property” shall mean all of the applicable Transferor’s right, title and interest in and to that certain intangible property owned by the Transferor of such Property and used by PMB LLC and/or such Transferor in connection with all or any portion of the Real Property and/or the Personal Property for such Property, including, without limitation, all of such Transferor’s right, title and interest in, to and under: (a) the Leases, all contract rights (including, without limitation, the “Service Contracts” (as hereinafter defined)), books, records, reports, test results, environmental assessments, if any, as-built plans, specifications and other similar documents and materials relating to the use, operation, maintenance, repair, construction or fabrication of all or any portion of the Real Property and/or the Personal Property for such Property; (b) all transferable business licenses, architectural, site, landscaping or other permits, applications, approvals, authorizations and other entitlements affecting any portion of the Real Property for such Property; (c) all transferable guarantees, warranties and utility contracts relating to all or any portion of the Real Property; and (d) all escrow accounts, reserves and similar funds maintained by any Transferor (or its affiliates) with or for the benefit of any lender in connection with the Loan Obligations for such Property.

6. CONDITIONS TO CLOSING.

6.1 Transferee’s Closing Conditions. With respect to each Closing, the obligation of Transferee to complete the Contribution Transaction contemplated by this

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Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at such Closing), to the extent applicable to such Closing (the “Transferee’s Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by NHP only in a writing executed by NHP (provided, however, that any such waiver shall not affect NHP’s or the Operating Partnership’s ability to pursue any remedy it may have with respect to any breach hereunder by PMB LLC or any Transferor):

6.1.1 Title. Title Company shall be prepared and irrevocably committed to issue to Transferee (with an effective date not earlier than the applicable Closing Date for such Property) an ALTA extended coverage owner’s or a valid leasehold policy of title insurance, as applicable, in favor of the applicable Property Owning Entity for the applicable Real Property, (a) showing fee title or a leasehold interest, as applicable, to the applicable Real Property vested in the applicable Property Owning Entity, (b) including those endorsements reasonably requested by Transferee (provided that such endorsements are available in the State in which such Property is located), (c) containing no so-called Schedule B exceptions other than the applicable Permitted Exceptions, and (d) stating liability coverage in such amounts as shall be reasonably determined by Transferee, provided that the amount of liability coverage for each such policy shall not exceed the Total Property Value (the “Title Policy” and collectively, the “Title Policies”). As used herein, the term “Total Property Value” shall mean (with respect to each Property) the sum of: (i) the Contribution Value of such Property pursuant to the terms of Section 2 hereof; and (ii) the outstanding balance (i.e., principal, accrued and unpaid interest, and any other amounts otherwise then due and payable other than those otherwise allocated hereunder) of the Loan Obligations assumed by such Property Owning Entity applicable to such Property together with all other credits identified in Section 2.1.1 hereof.

6.1.2 Transferors’ Due Performance. All of the representations and warranties of PMB LLC and the applicable Transferor set forth in this Agreement, any “Bringdown Certificate” (as hereinafter defined) or, if applicable, the Certificate of Representations, shall be true, correct and complete in all material respects as of the applicable Closing Date for such Property, and PMB LLC and such Transferor, on or prior to such Closing Date, shall have complied in all material respects with and/or performed all of the obligations, covenants and agreements required on the part of such party to be complied with or performed pursuant to the terms of this Agreement.

6.1.3 Bankruptcy. No action or proceeding shall have been commenced by or against PMB LLC or any Transferor under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and no attachment, execution, lien or levy shall have attached to or been issued with respect to any Transferor’s interest in such Property or any portion thereof.

6.1.4 Leases. At such Closing, the applicable Transferor shall assign all of its rights and remedies under the Leases for such Property (including, without limitation, its right to any unapplied security deposits and prepaid rent) to the applicable Property Owning Entity and the applicable Property Owning Entity shall assume the obligations of such Transferor with respect thereto, pursuant to an assignment

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of leases and security deposits in the form of Exhibit “J” attached hereto (an “Assignment of Leases”).

6.1.5 Bill of Sale. At such Closing, the applicable Transferor shall transfer to the applicable Property Owning Entity all of the Personal Property and the Intangible Property owned by such Transferor (other than the Leases), including, without limitation, all of such Transferor’s right, title and interest in and to any and all escrow accounts, reserves and similar funds maintained by any Transferor (or its affiliates) with or for the benefit of any lender in connection with the Loan Obligations for such Property, in each case free of all liens and encumbrances (other than the applicable Permitted Exceptions), pursuant to a bill of sale and assignment in the form of Exhibit “K” attached hereto (a “Bill of Sale”).

6.1.6 Non-Foreign Affidavits. At such Closing, the applicable Transferor shall deliver to the applicable Property Owning Entity non-foreign affidavits in the form of Exhibit “L” attached hereto, executed by such Transferor and each Transferor Party for such Property (collectively, “Non-Foreign Affidavits”), together with any comparable State required affidavits and forms required by the State in which such Property is located.

6.1.7 Joinder. Simultaneously with each Closing that occurs subsequent to the first Contribution Transaction pursuant to this Agreement, NHP, the OP Unit Recipients and the Operating Partnership shall enter into an agreement in the form of Exhibit “M” attached hereto (each a “Joinder Agreement”), as necessary to add any additional OP Unit Recipients as parties to the “Tax Protection Agreement” (as defined in the Tax Letter Agreement) and the Registration Rights Agreement, and as limited partners in the Operating Partnership.

6.1.8 Registration Rights Agreement. Simultaneously with the Closing of the first Contribution Transaction pursuant to this Agreement, the applicable Transferor(s) shall deliver to Transferee a registration rights agreement in the form of Exhibit “N” attached hereto (a “Registration Rights Agreement”), executed by each applicable OP Unit Recipient (or its attorney-in-fact).

6.1.9 Statement of Representations and Covenants. On or before the tenth (10th) Business Day prior to such Closing, the applicable Transferor shall deliver to Transferee (a) a statement in the form of Exhibit “O-1” attached hereto, executed by each applicable OP Unit Recipient, pursuant to which each such OP Unit Recipient represents and warrants to and agrees with Transferee as of the applicable Closing Date as to each of the representations, warranties and covenants set forth therein (with respect to such OP Unit Recipient) (each, a “Statement of Representations and Covenants”), and (b) an investor questionnaire in the form of Exhibit “O-2” attached hereto, duly completed and executed by each of the applicable OP Unit Recipients (or their respective attorneys-in-fact).

6.1.10 Loan Obligations. The lender under each Loan Obligation for such Property (and any other party with applicable consent rights) shall permit the applicable Property Owning Entity to either fully prepay or assume such Loan

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Obligation in accordance with the terms of Section 6.5 hereof and the other Transaction Documents.

6.1.11 Required Waivers and Other ROFO Closing Conditions. To the extent required in connection with a Contribution Transaction affected by a ground lease or other covenant, condition, restriction or agreement restricting the transfer of such Property (or any direct or indirect interests therein), or making such transfer subject to a right of first refusal, right of first offer or similar right, a waiver or deemed waiver of any rights of first refusal, rights of first offer or similar preemptive rights (“Required Waivers”) must have been obtained by PMB LLC and copies thereof shall have been delivered to Transferee (understanding that Transferee shall reasonably cooperate with PMB LLC and the applicable Transferor in obtaining such Required Waivers) and all other “ROFO Closing Conditions” (as hereinafter defined) applicable to such Property, if any, must have been satisfied; provided, however that the parties acknowledge and agree that neither Vista LLC nor PMB LLC (or any of its affiliates) shall be required to seek or obtain any such Required Waivers or satisfy any other ROFO Closing Conditions with respect to the “Sharp Rees-Stealy Property” (as hereinafter defined); provided further, however, that if PMB LLC determines in good faith at any time that the Required Waivers cannot be obtained with respect to a particular Property, PMB LLC may elect at any time thereafter to cause Transferee to immediately terminate the portion of this Agreement that relates to such particular Property (and remove from this Agreement such particular Property) in accordance with the terms of Section 6.2 hereof.

6.1.12 Investment Entity Formation Documents. With respect to each Investment Entity Transaction, at such Closing, PMB LLC or the applicable Transferor shall deliver to Transferee (a) an original certified copy issued by the applicable Secretary of State’s Office of each document filed pursuant to Section 4.3.1 hereof with respect to each applicable Investment Entity, (b) a fully executed copy of the amended and restated operating agreement of the applicable Investment Entity Transferor pursuant to Section 2.3(c) hereof, and (c) an executed original of the Investment Entity Operating Agreement for such Property executed by the applicable Investment Entity Transferor.

6.1.13 Partner Consents. At such Closing, all consents of all of the partners and/or members of PMB LLC and the applicable Transferor shall have been obtained by PMB LLC (to the extent required by the organizational documents of such entities (“Required Interest Holder Consents”) and copies thereof shall be delivered to Transferee (understanding that Transferee shall reasonably cooperate with PMB LLC and the applicable Transferor in obtaining such Required Interest Holder Consents); provided, however, that if PMB LLC determines in good faith at any time that the Required Interest Holder Consents cannot be obtained with respect to a particular Property, PMB LLC may elect at any time thereafter to cause Transferee to immediately terminate the portion of this Agreement that relates to such particular Property (and remove from this Agreement such particular Property) in accordance with the terms of Section 6.2 hereof.

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6.1.14 Property Management Agreement. At such Closing, PMB LLC shall cause PMBRES to enter into a Property Management Agreement with respect to such Property.

6.1.15 Pipeline Property Acquisition Agreement. Simultaneously with the Closing of the first Contribution Transaction pursuant to this Agreement, PMB LLC shall cause its affiliate and PMBRES to enter into the Pipeline Property Agreement.

6.1.16 Operating Partnership Restated Agreement. Simultaneously with the Closing of the first Contribution Transaction pursuant to this Agreement, PMB LLC shall enter into the Amended and Restated Partnership Agreement.

6.1.17 Estoppel Certificates. With respect to each Property, on or before the fifth (5th) Business Day prior to the respective Closing Date for such Property, PMB LLC shall deliver to Transferee copies of (a) executed estoppel certificates and consents (consenting to the applicable transactions contemplated herein, but only to the extent such consent is required under the terms of the applicable ground lease) from all ground lessors of ground leases encumbering such Property, in substantially the form attached hereto as Exhibit “P-1” (collectively, the “Ground Lessor Estoppels”), (b) executed estoppel certificates from all of the Tenants of such Property that are identified on Exhibit “P-2” attached hereto with respect to the Existing Properties, and from all of the Tenants that individually lease over five thousand (5,000) square feet of any Property or that constitute a hospital (regardless of the size of their leased space) with respect to the Development Properties, but specifically excluding the Tenant of the Sharp Rees-Stealy Property (collectively, “Material Tenants”), in substantially the form attached hereto as Exhibit “P-3” (each a “Material Tenant Estoppel” and, collectively, the “Material Tenant Estoppels”), and (c) executed estoppel certificates from Tenants of such Property that are not Material Tenants and that, in the aggregate, together with the Material Tenants of such Property, lease at least eighty-five percent (85%) of the total rentable square feet of leased space at such Property, each in substantially the form attached hereto as Exhibit “P-3” (each, a “Tenant Estoppel” and, collectively, the “Tenant Estoppels”); provided, however, that if a Tenant’s Lease or a ground lease prescribes (or a lender reasonably requires) a form of estoppel certificate that is different than the applicable estoppel certificate form attached to this Agreement, then an estoppel certificate executed by such Tenant or ground lessor, as the case may be, in the form prescribed by such Lease or ground lease (or reasonably required by such lender) shall be deemed to satisfy the requirements of this Section 6.1.17 with respect to such Tenant or ground lessor estoppel, as the case may be, although such ground lessor’s consent may still be required; provided further, however, that each Material Tenant Estoppel and each Tenant Estoppel must specify the amount of any tenant improvement work relating to such Property that is then outstanding with respect to such Tenant’s Lease. Notwithstanding the foregoing, if with respect to any Property, PMB LLC is able to procure (i) all of the Ground Lessor Estoppels and (ii) all of the Material Tenant Estoppels and other Tenant Estoppels that, in the aggregate together with such Material Tenant Estoppels, represent at least seventy percent (70%) of the total rentable square

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feet of leased space at such Property, but PMB LLC is unable to procure Tenant Estoppels that, in the aggregate together with such Material Tenant Estoppels represent at least eighty-five percent (85%) of the total rentable square feet of leased space at such Property, then PMB LLC may deliver an estoppel certificate (each, a “Transferor’s Estoppel” and, collectively, the “Transferor’s Estoppels”) executed by the Transferor of such Property relating to any such Tenant’s Lease, in substantially the same form as the applicable missing Tenant Estoppel, in substitution for the missing Tenant Estoppel required for such Property pursuant to clause (b) above; provided that notwithstanding the percentage requirements set forth in this Section 6.1.17, Vista LLC agrees that in all events Vista LLC will deliver a Transferor Estoppel with respect to the Sharp Rees-Stealy Property. If a Tenant Estoppel is subsequently delivered to Transferee with respect to any such Tenant Lease for which a Transferor’s Estoppel has already been provided, such Transferor’s Estoppel shall cease to be effective and will be considered replaced by such Tenant Estoppel to the extent that the Tenant Estoppel is substantially duplicative of the Transferor’s Estoppel and the indemnity obligation of the applicable Transferor under Section 14.2(f) hereof shall be of no further force or effect with respect thereto. The Ground Lessor Estoppels, the Material Tenant Estoppels, the Tenant Estoppels and the Transferor’s Estoppels (if any) are sometimes each referred to herein as an “Estoppel Certificate” and are sometimes collectively referred to herein as the “Estoppel Certificates.” Each of the Estoppel Certificates shall be dated effective as of no earlier than the sixtieth (60 th) day prior to the applicable Closing Date and Transferor shall deliver to Transferee each applicable executed original Estoppel Certificate on or before such Closing.

6.1.18 Tax Protection Agreement. Simultaneously with the Closing of the first Contribution Transaction pursuant to this Agreement, PMB LLC shall cause the “Tax Protection Agreement” (as defined in the Tax Letter Agreement) to be entered into by each OP Unit Recipient that is to receive OP Units in connection with the first Contribution Transaction (or such OP Unit Recipients’ attorneys-in-fact).

6.1.19 Development Property Requirements. With respect to each Development Property Contribution Transaction, the applicable Transferor shall have delivered a Completion Notice and a Certificate of Representations in accordance with Section 4.4 hereof.

6.1.20 First Amendment. Simultaneously with the Closing of the first Contribution Transaction pursuant to this Agreement, PMB LLC and the Transferors shall enter into the First Amendment. As used herein, the term “Transaction Documents” means, collectively, this Agreement, the First Amendment, the Tax Letter Agreement, the Tax Protection Agreement (as defined in the Tax Letter Agreement), the Pipeline Property Agreement, the PMBRES Purchase Agreement, the Amended and Restated Partnership Agreement, each Property Management Agreement, each Deed, each Ground Lease Assignment, each Assignment of Entity Interests, each Assignment of Leases, each Bill of Sale and any other documents, certificates or instruments executed by any of the parties to a Contribution Transaction.

6.1.21 Pledge of OP Units/Cash Escrow. As security for the indemnity obligations of the Transferors pursuant to Section 14.2 hereof, at each Closing,

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(a) each Transferor Party receiving solely OP Units shall execute and deliver a pledge agreement in the form of Exhibit “Q-1” attached hereto (each, an “Indemnity Pledge Agreement”) pursuant to which such OP Unit Recipient shall pledge OP Units with a “Market Value” (as defined in the Amended and Restated Partnership Agreement), as of such Closing, equal to such OP Unit Recipient’s Allocable Share multiplied by the “Secured Amount” (as hereinafter defined), (b) each Transferor Party receiving solely cash shall deposit cash equal to its Allocable Share multiplied by the Secured Amount into an escrow maintained by Escrow Agent in accordance with a cash indemnification agreement in the form of Exhibit “Q-2” attached hereto (each, an “Indemnity Cash Escrow Agreement”) and (c) for each Transferor Party receiving both OP Units and cash in connection with a Closing, the parties shall determine the percentage of such Transferor Party’s Allocable Share of the Secured Amount to be delivered by such Transferor Party in the form of OP Units (the “OP Unit Percentage”) and the percentage of such Transferor’s Allocable Share of the Secured Amount to be delivered in the form of cash (“Cash Percentage”), and based thereon, (i) such Transferor Party shall pledge OP Units with a “Market Value” (as defined in the Amended and Restated Partnership Agreement), as of such Closing, equal to such Transferor Party’s OP Unit Percentage multiplied by such Transferor Party’s Allocable Share of the Secured Amount and shall execute and deliver an Indemnity Pledge Agreement with respect thereto, and (ii) such Transferor Party shall deposit cash equal to its Cash Percentage multiplied by its Allocable Share of the Secured Amount into an escrow maintained by Escrow Agent in accordance with a Indemnity Cash Escrow Agreement. As used herein, the “Secured Amount” shall mean an amount equal to one and a half percent (1.5%) of the Total Property Value for such Property. Notwithstanding anything contained to the contrary in this Section 6.1.21, NHP and Transferee acknowledge and agree that with respect to the Contribution Transactions relating to each of the Properties leased by Mission LLC and Orange LLC, at the applicable Closing for each such Property, any affiliate of “AIG” (as hereinafter defined) that is a Transferor Party with respect to such Property may, in lieu of delivering either an Indemnity Pledge Agreement for its applicable OP Unit Percentage or an Indemnity Cash Escrow Agreement for its applicable Cash Percentage, deliver a guarantee (herein, an “AIG Guaranty”) with a maximum liability equal to such Transferor Party’s Allocable Share of the applicable Secured Amount for such Property in form and substance reasonably acceptable to NHP and Transferee and from a credit-worthy AIG affiliate reasonably acceptable to NHP and Transferee.

6.1.22 Permitted Entity Liability Certificate. With respect to each Alternative Entity Transaction, PMB LLC shall cause Jeffrey L. Rush, Robert A. Rosenthal, Mark D. Toothacre, Elizabeth A. Powell and Kimberly B. Cochrane to deliver a certificate representing and warranting to Transferee that to their actual, current knowledge, without independent investigation or the duty to conduct an independent investigation, and without imputation of the knowledge of any other persons or entity, as of the applicable Closing Date, the applicable Investment Entity has no liabilities or obligations of any kind or nature, whether absolute, contingent or accrued, and whether due or to become due, except its Permitted Entity Liabilities and those expressly disclosed in writing to the Transferee.

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6.2 Failure of Transferee’s Closing Conditions. Subject to the last sentence of this Section 6.2, the last sentence of Section 6.5 hereof with respect to “Removed Projects” (as hereinafter defined) and Transferee’s rights under Section 12.2 hereof with respect to any default by PMB LLC or any Transferor (including, without limitation, any default in the performance of any covenant by PMB LLC or any Transferor set forth in this Section 6), if any of the Transferee’s Closing Conditions with respect to a particular Property have not been fulfilled within the applicable time periods, NHP may:

(a) waive the Transferee’s Closing Condition and close Escrow for such Property in accordance with this Agreement, without adjustment or abatement of the Contribution Value for such Property; or

(b) terminate this Agreement by written notice to PMB LLC, the applicable Transferor and Escrow Agent, with respect to the Contribution Transaction of (i) all of the Properties, if such election is exercised prior to the Closing Date of the first Contribution Transaction, (ii) all Existing Properties for which a Closing has not occurred and all Development Properties, if such election is exercised after the Closing of the first Contribution Transaction but prior to the Closing of the last Contribution Transaction of an Existing Property, or (iii) the applicable Development Property, if such election is exercised with respect to a Development Property, in which event Escrow Agent shall return all documents, instruments and funds delivered into Escrow with respect to such Closing to the party that delivered the same into Escrow, and PMB LLC and such Transferor shall pay for all of the cancellation charges, if any, of Escrow Agent and Title Company with respect to such cancellation, and no party (or its affiliates) shall have any further rights or obligations hereunder with respect to consummating such terminated Contribution Transactions or, if applicable, any other future transaction involving any of the parties hereto, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. Notwithstanding anything to the contrary contained herein, in the event that after using commercially reasonable efforts, Transferor is unable to (A) satisfy any of the applicable ROFO Closing Conditions, (B) obtain each of the applicable Required Waivers, (C) obtain each of the applicable Required Interest Holder Consents, and/or (D) obtain any required Ground Lessor Estoppels or consents, then, at Transferee’s election in its sole and absolute discretion (and upon delivery of written notice by Transferee to Transferors and Escrow Agent), the particular Property or Properties for which such conditions have not been satisfied (each, a “Consent Related Removed Project”) shall be removed and excluded from the terms of this Agreement, and the remainder of the terms of this Agreement shall remain in full force and effect; provided, however, that with respect to each Consent Related Removed Project, the applicable Transferor shall reimburse NHP (or, at NHP’s election, the Operating Partnership) for any third party out-of-pocket due diligence expenses and/or “Assumption Costs” (as hereinafter defined) incurred by NHP and/or the Operating Partnership that specifically relate to or are reasonably allocable to such Consent Related Removed Project (exclusive of legal fees and costs and costs incurred in connection with the services of advisors (including, without limitation, Shattuck Hammond Partners LLC), accountants, and investment bankers (including any in-house personnel performing similar functions)).

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6.3 Transferors’ Closing Conditions. With respect to each Closing, the obligations of PMB LLC and the applicable Transferor to complete the transactions contemplated by this Agreement are subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at such Closing) to the extent applicable to such Closing (the “Transferors’ Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by such Transferor and PMB LLC only in a writing executed by such Transferor and PMB LLC (provided, however, that any such waiver shall not affect such Transferor’s or PMB LLC’s abilities to pursue any remedy they may have with respect to any breach hereunder by Transferee):

6.3.1 Transferee’s Due Performance. All of the representations and warranties of Transferee set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date of such Property, and Transferee, on or prior to such Closing Date, shall have complied in all material respects with and/or performed all of the obligations, covenants and agreements required on the part of Transferee to be complied with or performed with respect to such Property pursuant to the terms of this Agreement.

6.3.2 Deliveries. Transferee shall have delivered to Escrow Agent or Transferors, as the case may be, such funds, documents or instruments as are required to be delivered by Transferee with respect to such Property pursuant to the terms of this Agreement including, without limitation, any Assignment of Leases or other documents required to be delivered pursuant to this Agreement and not specifically described in this Section 6.

6.3.3 Loan Obligations. The lender under each Loan Obligation for such Property (and any other party with applicable consent rights) shall permit the applicable Property Owning Entity to either fully prepay or assume such Loan Obligation in accordance with the terms of Section 6.5 hereof.

6.3.4 Required Waivers. All of the Required Waivers with respect to such Property, if any, shall have been obtained (understanding that Transferee shall reasonably cooperate with PMB LLC and the applicable Transferor in obtaining such Required Waivers).

6.3.5 Operating Partnership and Property Owning Entity Formation Documents. Transferee shall have delivered to PMB LLC (a) an original certified copy issued by the Secretary of State’s Office of the State of Delaware of each document filed pursuant to Section 4.3.2 hereof at such Closing, with respect to the applicable New Property Owning Entity, and at the Closing of the first Contribution Transaction pursuant to this Agreement, with respect to the Operating Partnership, and (b) at such Closing, an executed copy of the applicable Owning Entity Operating Agreement, executed by the Operating Partnership.

6.3.6 Partner Consents. At such Closing, all the Required Interest Holder Consents with respect to the applicable Transferor shall have been

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obtained (understanding that Transferee shall reasonably cooperate with PMB LLC and the applicable Transferor in obtaining such Required Interest Holder Consents).

6.3.7 Property Management Agreement. At such Closing, Transferee shall cause the applicable Property Owning Entity to enter into a Property Management Agreement with respect to such Property.

6.3.8 Pipeline Property Acquisition Agreement. Simultaneously with the Closing of the first Contribution Transaction pursuant to this Agreement, NHP and the Operating Partnership shall enter into the Pipeline Property Agreement.

6.3.9 Operating Partnership Restated Agreement. Simultaneously with the Closing of the first Contribution Transaction pursuant to this Agreement, NHP shall cause its applicable affiliate to enter into the Amended and Restated Partnership Agreement.

6.3.10 First Amendment. Simultaneously with the Closing of the first Contribution pursuant to this Agreement, NHP and the Operating Partnership shall enter into the First Amendment.

6.3.11 Tax Protection Agreement. Simultaneously with the Closing of the first Contribution Transaction pursuant to this Agreement, NHP and the Operating Partnership shall enter into the “Tax Protection Agreement” (as defined in the Tax Letter Agreement).

6.3.12 Joinder. Simultaneously with each Closing that occurs subsequent to the first Contribution Transaction pursuant to this Agreement, NHP and the Operating Partnership shall enter into a Joinder Agreement.

6.4 Failure of Transferors’ Closing Conditions. Subject to PMB LLC’s and Transferors’ rights under Section 12.1 hereof with respect to any default by Transferee (including, without limitation, any default in the performance of any covenant by Transferee set forth in this Section 6), if any of the Transferors’ Closing Conditions with respect to a particular Property have not been fulfilled within the applicable time periods, PMB LLC and the applicable Transferor may:

(a) waive the Transferors’ Closing Condition and close Escrow for such Property in accordance with this Agreement, without adjustment or abatement of the Contribution Value for such Property; or

(b) terminate this Agreement by written notice to NHP and Escrow Agent, with respect to the Contribution Transaction of (i) all of the Properties, if such election is exercised prior to the Closing Date of the first Contribution Transaction, (ii) all Existing Properties for which a Closing has not occurred and all Development Properties, if such election is exercised after the Closing of the first Contribution Transaction but prior to the Closing of the last Contribution Transaction of an Existing Property, or (iii) the applicable Development Property, if such election is exercised with

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respect to a Development Property, in which event Escrow Agent shall return all documents, instruments and funds delivered into Escrow with respect to such Closing to the party that delivered the same into Escrow, and Transferee shall pay for all of the cancellation charges, if any, of Escrow Agent and Title Company with respect to such cancellation, and no party (or its affiliates) shall have any further rights or obligations hereunder with respect to consummating such terminated Contribution Transactions or, if applicable, any other future transaction involving any of the parties hereto, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. Notwithstanding the foregoing, in the event that Transferee has elected to terminate this Agreement only with respect to a Consent Related Removed Project pursuant to the terms of Section 6.2 hereof or a Removed Project pursuant to the terms of Section 6.5 hereof, neither PMB LLC nor any Transferor may elect to terminate this Agreement with respect to such Consent Related Removed Project or Removed Project (or any other Property due to the failure of the specific closing condition that resulted in Transferee’s termination of such Consent Related Removed Project or Removed Project), understanding that the foregoing shall not prevent PMB LLC or the applicable Transferor from terminating this Agreement with respect to any other Property for which a different Transferors’ Closing Condition has not been satisfied.

6.5 Loan Obligations. With respect to each Property, subject to any restrictions on prepayment or assumption that may be set forth in the Loan Documents for such Property and the terms and conditions set forth herein, Transferee shall use commercially reasonable efforts to promptly negotiate the assumption or, immediately after the Closing, the pay-off and refinance of such Loan Obligations on the applicable Closing Date and PMB LLC and Transferors shall cooperate with such efforts. NHP may elect, subject to the terms and conditions of the other Transaction Documents, to cause the applicable Property Owning Entity to assume or, immediately after the Closing, to pay-off and refinance each of such Loan Obligations. In the event that NHP elects to cause the applicable Property Owning Entity to assume (and not immediately thereafter pay-off and refinance) any Loan Obligation, Transferee shall use commercially reasonable efforts to obtain a written release from the lender of such Loan Obligation releasing any existing guarantors or indemnitors of such Loan Obligation (the “Guarantors”), including any guarantors or indemnitors of non-recourse carveout obligations, from any liabilities under such Loan Obligation first occurring or accruing from and after the applicable Closing Date (each, a “Release”), and shall offer to deliver to such lenders customary replacement guarantees and indemnities from NHP and/or the Operating Partnership on terms reasonably acceptable to NHP and/or the Operating Partnership. In the event that Transferee is unable to obtain such a Release for a particular Property, then, subject to the terms of the last sentence of this Section 6.5, NHP and the Operating Partnership shall indemnify, defend and hold harmless the applicable Guarantors with respect to liabilities first occurring or accruing under such guarantees and indemnities from and after the applicable Closing Date. Subject to the terms of Section 7.6 hereof, Transferee shall pay all fees, charges and related costs in connection with the assumption or refinance of the Loan Obligations (including, without limitation, any prepayment or assumption fees) (collectively, the “Assumption Costs”), which fees, charges and costs (other than the outstanding balance (i.e., principal, accrued and unpaid interest, and any other amounts otherwise then due and payable other than those

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otherwise allocated hereunder) of the Loan Obligations) shall not be credited against the Contribution Value for the applicable Property, and such Contribution Value shall not be reduced, diminished or affected on account thereof. Notwithstanding the foregoing, the applicable Transferor may, in its sole and absolute discretion, direct Transferee to cause the applicable Property Owning Entity to assume and immediately pay off the Loan Obligations encumbering the Properties owned or leased by Torrance LLC, Pasadena LLC, Pomerado LLC and/or Gilbert LLC at the applicable Closing, in which case all prepayment penalties, fees and costs associated therewith (collectively, the “Transferor Loan Payoff Costs”) shall be paid by the applicable Transferor at the Closing of each applicable Property, provided, however, that if the applicable Transferor delivers written notice to Transferee and Escrow Agent at least five (5) Business Days prior to such Closing of its election to cause the Operating Partnership to pay such amount (the “Transferor Loan Payoff Costs Notice”), then the Transferor Loan Payoff Costs shall be paid by the Operating Partnership and the amount of the Contribution Value for such Property shall be reduced by the Transferor Loan Payoff Costs for such Property pursuant to the terms of Section 2.1.1 hereof. Notwithstanding anything to the contrary contained herein, in the event that after using commercially reasonable efforts, Transferee is unable to assume any Loan Obligation on terms reasonably acceptable to Transferee (as determined by Transferee in its reasonable discretion), including, without limitation, reasonably acceptable terms relating to any requirement to perform repairs or capital improvements or to establish reserves for the performance of any repairs or capital improvements, then, at Transferee’s election in its sole and absolute discretion (and upon delivery of written notice by Transferee to Transferors and Escrow Agent), the Property encumbered by such Loan Obligation (each, a “Removed Project”) shall be removed and excluded from the terms of this Agreement, and the remainder of the terms of this Agreement shall remain in full force and effect; provided, however, that with respect to each Removed Project, the applicable Transferor shall reimburse NHP (or, at NHP’s election, the Operating Partnership) for the lesser of (a) fifty percent (50%) of any third party out-of-pocket due diligence expenses and/or Assumption Costs incurred by NHP and/or the Operating Partnership that specifically relate to or are reasonably allocable to such Removed Project (exclusive of legal fees and costs), and (b) Thirty-Five Thousand Dollars ($35,000).

6.6 PMBRES Purchase Agreement. Transferee, PMB LLC and Transferors hereby agree and acknowledge that this Agreement shall automatically terminate with respect to the Contribution Transactions of all of the Properties in the event that the PMBRES Purchase Agreement is terminated on or prior to the Closing of the first Contribution Transaction, in which event the Escrow Agent shall return all documents, instruments and funds delivered into Escrow to the party that delivered the same into Escrow, the parties shall equally share the cancellation charges, if any, of the Escrow Agent and Title Company (provided, that if either PMB LLC or NHP is required to pay all of such charges with respect to the termination under the PMBRES Purchase Agreement, such party shall also be responsible for such costs hereunder), and this Agreement shall automatically be of no further force or effect and no party (or its affiliates) shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement).

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7. CLOSING.

7.1 Closing Date.

7.1.1 Existing Property Closing Date. Subject to the provisions of this Agreement, the Closing with respect to all of the Existing Properties shall take place concurrently on April 1, 2008 or such other date as the parties hereto may agree; provided, however, that (a) the Closing of the Contribution Transaction relating to the Property leased by Hillsboro LLC shall take place on May 1, 2008 and (b) the Closing of the Contribution Transaction relating to the Property owned by Vista LLC shall take place on November 1, 2008. Notwithstanding anything contained herein to the contrary, PMB LLC may extend each of the Closing Dates set forth in the preceding sentence for a period of up to thirty (30) days solely to satisfy the conditions set forth in Sections 6.1.11 and/or 6.1.17 hereof by delivering written notice to NHP of such extension not less than ten (10) days prior to such scheduled Closing Date. If PMB timely exercises such right to so extend any such Closing Date, then Transferee may (but shall not be obligated to), for purposes of calculating the OP Unit Portion of the Contribution Value for the particular Contribution Transaction(s) so extended, elect to set the price per share of Common Stock at the price that would have been applicable had the Closing Date occurred on the originally scheduled Closing Date for such applicable Properties, by delivering written notice to PMB LLC of such election on or before the fourth (4th) Business Day prior to the originally scheduled Closing Date for such applicable Properties.

7.1.2 Development Property Closing Date. Subject to the provisions of this Agreement, the Closing with respect to each Development Property shall take place (on a Property-by-Property basis) on the later to occur of (a) the thirtieth (30th) day following the expiration of the applicable Development Property Diligence Period and (b) the date on which all of the conditions set forth in Sections 6.1 and 6.3 hereof have been satisfied or waived; provided, however, that in no event shall the Closing with respect to any Development Property occur later than the earlier of (i) one hundred twenty (120) days after date of delivery of the Completion Notice with respect thereto or (ii) December 31, 2012.

7.1.3 Closing Date Defined. As used herein, the following terms shall have the following meanings with respect to each Property, as applicable: (a) the “Closing” shall mean the closing of the Contribution Transaction relating to such Property as contemplated by this Agreement; and (b) the “Closing Date” shall mean the date upon which such Closing actually occurs.

7.2 Deliveries by Transferors. On or before the applicable Closing Date for each Property, PMB LLC and/or the applicable Transferor, each at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following funds, documents and instruments, as applicable, relating to such Property, each to be dated by Escrow Agent as of such Closing Date, in addition to all other items and payments required by this Agreement to be delivered by PMB LLC and/or such Transferor at such Closing:

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7.2.1 Cash. Cash in an amount equal to the sum of all Closing Costs (to the extent due and payable hereunder by such Transferor, if any);

7.2.2 Conveyance Documents. (a) With respect to a Property Contribution, (i) if the applicable Property is owned by such Transferor in fee, an original executed and acknowledged Deed from the applicable Transferor, conveying the Real Property owned by such Transferor to the applicable Property Owning Entity, or (ii) if the applicable Transferor holds a leasehold interest, an original executed and acknowledged Ground Lease Assignment from the applicable Transferor, conveying the leasehold interest owned by such Transferor to the applicable Property Owning Entity (each Ground Lease Assignment and each Deed may sometimes be referred to herein individually as a “Conveyance Document” and collectively as the “Conveyance Documents”), and (b) with respect to an Investment Entity Transaction, an original executed Assignment of Entity Interests from each Entity Transferor Party, conveying the Investment Interests owned by such Entity Transferor Party to the Operating Partnership;

7.2.3 Non-Foreign Affidavits. An original executed Non-Foreign Affidavit from the applicable Transferor and each applicable Transferor Party;

7.2.4 Assignment of Leases. Four (4) original executed counterparts of each Assignment of Leases for such Property, executed by the applicable Transferor;

7.2.5 Bill of Sale. Four (4) original executed counterparts of the Bill of Sale for such Property, executed by the applicable Transferor;

7.2.6 Joinder. Simultaneously with each Closing that occurs subsequent to the first Contribution Transaction pursuant to this Agreement, four (4) original executed counterparts of a Joinder Agreement, executed by each applicable OP Unit Recipient (or their respective attorneys-in-fact);

7.2.7 Registration Rights Agreement. With respect to the Closing of the first Contribution Transaction pursuant to this Agreement, four (4) original executed counterparts of the Registration Rights Agreement, executed by each applicable OP Unit Recipient;

7.2.8 Hospital and ROFO Waivers. Each original of the Required Waivers for such Property, executed by the applicable parties thereto;

7.2.9 Partner Consents. A copy of each of the Required Interest Holder Consents for the applicable Transferor and PMB LLC, executed by each of the partners and/or members of such Transferor and PMB LLC (to the extent required in accordance with the terms of Section 6.1.13 hereof);

7.2.10 Property Management Agreement. Four (4) original executed counterparts of an asset and property management agreement in the form of Exhibit “R” attached hereto (each, a “Property Management Agreement”) for such Property, executed by PMBRES;

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7.2.11 Pipeline Property Agreement. With respect to the Closing of the first Contribution Transaction pursuant to this Agreement, four (4) original executed counterparts of an agreement with respect to the Operating Partnership’s rights to acquire certain properties developed by PMB LLC and/or its affiliates, in the form of Exhibit “S” attached hereto (the “Pipeline Property Agreement”), executed by an affiliate of PMB LLC and PMBRES;

7.2.12 Operating Partnership Restated Agreement. With respect to the Closing of the first Contribution Transaction pursuant to this Agreement, four (4) original executed counterparts of an amended and restated partnership agreement with respect to the Operating Partnership, in the form of Exhibit “T” attached hereto (the “Amended and Restated Partnership Agreement”), executed by each OP Unit Recipient receiving OP Units in connection with such Closing;

7.2.13 Estoppel Certificates. Each original Estoppel Certificate for such Property, executed by the applicable ground lessor, Tenant or Transferor (as the case may be, in accordance with the terms of Section 6.1.17 hereof);

7.2.14 Tax Protection Agreement. Simultaneously with the Closing of the first Contribution Transaction pursuant to this Agreement, four (4) original executed counterparts of the “Tax Protection Agreement” (as defined in the Tax Letter Agreement), executed by each OP Unit Recipient that is to receive OP Units in connection with the first Contribution Transaction (or such OP Unit Recipients’ attorneys-in-fact);

7.2.15 Bringdown Certificate. At each Closing, the applicable Transferor shall deliver to Transferee an updated representation certificate (the “Bringdown Certificate”), pursuant to which such Transferor shall provide, and represent and warrant to Transferee that each of the representations and warranties set forth in Sections 8.4 and 8.5 hereof (including an updated Rent Roll and updated “Schedule of Contracts” (as hereinafter defined)), are true and correct as of the applicable Closing Date;

7.2.16 Proof of Authority. Such proof of PMB LLC’s and such Transferor’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of PMB LLC and such Transferor to act for and bind PMB LLC and such Transferor as may be reasonably required by Title Company, NHP and/or the Operating Partnership;

7.2.17 Sharp Rees-Stealy Pledge Agreements and Unit Certificates. On the Closing Date of the Contribution Transaction for the Property owned by Vista LLC, PMB LLC and Vista LLC shall deliver two (2) originals of one or more “Sharp Rees-Stealy Pledge Agreements” (as hereinafter defined) executed by the holder(s) of the applicable “Sharp Rees-Stealy Pledged Units” (as hereinafter defined) and shall cause OP Units having a value equal to the “Sharp Rees-Stealy Pledged OP Unit Amount” (as hereinafter defined) to be delivered to the Operating Partnership and

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held in trust by the Operating Partnership pursuant to the terms of such Sharp Rees-Stealy Pledge Agreements, in accordance with the provisions of Section 10.5 hereof.

7.2.18 Indemnity Pledge Agreements and Escrow Agreements. On each Closing Date, in accordance with Section 6.1.21 hereof, the applicable Transferor shall cause (a) each Transferor Party receiving solely OP Units to pledge OP Units with a “Market Value” (as defined in the Amended and Restated Partnership Agreement), as of such Closing, equal to such OP Unit Recipient’s Allocable Share multiplied by the Secured Amount and to deliver two (2) originals of the applicable Indemnity Pledge Agreement executed by such Transferor Party, (b) each Transferor Party receiving solely cash to deposit cash equal to its Allocable Share multiplied by the Secured Amount into an escrow maintained by Escrow Agent and to deliver two (2) originals of the applicable Indemnity Cash Escrow Agreement executed by the applicable Transferor Parties and PMB LLC, as representative, and (c) each Transferor Party receiving both OP Units and cash in connection with such Closing, to (i) pledge OP Units with a “Market Value” (as defined in the Amended and Restated Partnership Agreement), as of such Closing, equal to such Transferor Party’s OP Unit Percentage multiplied by such Transferor Party’s Allocable Share multiplied by the Secured Amount and to deliver two (2) originals of the applicable Indemnity Pledge Agreement executed by such Transferor Party with respect thereto, and (ii) deposit cash equal to its Cash Percentage multiplied by its Allocable Share multiplied by the Secured Amount into an escrow maintained by Escrow Agent and to deliver two (2) originals of the applicable Indemnity Cash Escrow Agreement executed by the applicable Transferor Parties and PMB LLC, as representative. Notwithstanding anything contained to the contrary in this Section 7.2.18, NHP and Transferee acknowledge and agree that with respect to the Contribution Transactions relating to each of the Properties leased by Mission LLC and Orange LLC, at the applicable Closing Date for each such Property, any affiliate of AIG that is a Transferor Party with respect to such Property may in lieu of delivering either an Indemnity Pledge Agreement or an Indemnity Cash Escrow Agreement execute and deliver two (2) originals of the applicable AIG Guaranty as permitted pursuant to Section 6.1.21.

7.2.19 Other. Such other documents and instruments (including, without limitation, affidavits reasonably required by Title Company to facilitate the issuance of the applicable Title Policy at the applicable Closing and any declaration of value forms or other documents customarily required for recordation of the Conveyance Documents or in accordance with applicable “Laws” (as hereinafter defined)), signed and properly acknowledged by the applicable Transferor, if appropriate, as may be reasonably and customarily required by NHP, the Operating Partnership, Title Company, Escrow Agent, or otherwise in order to effectuate the provisions of this Agreement and the applicable Closing of the applicable transactions contemplated herein. As used herein, the term “Laws” shall mean all applicable laws, rules and regulations, ordinances and orders of all applicable federal, state, city and other governmental authorities in effect as of the Execution Date (collectively, including without limitation, (a) the Americans with Disabilities Act, 42 U.S.C. § 12102, et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, (b) all laws with respect to zoning, building, fire, life safety, health codes and sanitation, and (c)

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applicable securities laws and the rules and regulations of the Securities and Exchange Commission affecting any Property or any portion thereof or NHP, the Operating Partnership, PMB LLC or any Transferor.

7.3 Deliveries by Transferee. On or before the applicable Closing Date for each Property, Transferee, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following funds, documents and instruments, as applicable, each to be dated by Escrow Agent as of such Closing Date, in addition to the other items and payments required by this Agreement to be delivered by Transferee at such Closing:

7.3.1 Cash. Cash in an amount equal to the sum of (a) the Cash Amount for such Property, (b) all Closing Costs (to the extent due and payable hereunder by NHP and/or the Operating Partnership), (c) the amount, if any, by which prorated amounts allocated to Transferee for such Property pursuant to Section 7.5.1 hereof exceed prorated amounts allocated to Transferors pursuant to Section 7.5.1 hereof and (d) all other amounts, if any, required to be paid or funded by NHP or the Operating Partnership hereunder in connection with such Contribution Transaction;

7.3.2 Conveyance Documents. (a) With respect to a Property Contribution, only if the applicable Transferor holds a leasehold interest, an original Ground Lease Assignment executed and acknowledged by the applicable Property Owning Entity, and (b) with respect to an Investment Entity Transaction, an Assignment of Entity Interests executed by the Operating Partnership;

7.3.3 Assignment of Leases. Four (4) original executed counterparts of each Assignment of Leases for such Property, executed by Transferee;

7.3.4 Joinder. Simultaneously with each Closing that occurs subsequent to the first Contribution Transaction pursuant to this Agreement, four (4) original executed counterparts of a Joinder Agreement, executed by NHP and the Operating Partnership;

7.3.5 Registration Rights Agreement. With respect to the Closing of the first Contribution Transaction pursuant to this Agreement, four (4) original executed counterparts of the Registration Rights Agreement, executed by NHP;

7.3.6 Property Management Agreement. Four (4) original executed counterparts of the Property Management Agreement for such Property, executed by the applicable Property Owning Entity;

7.3.7 Pipeline Property Agreement. With respect to the Closing of the first Contribution Transaction pursuant to this Agreement, four (4) original executed counterparts of the Pipeline Property Agreement, executed by NHP and the Operating Partnership;

7.3.8 Operating Partnership Restated Agreement. With respect to the Closing of the first Contribution Transaction pursuant to this Agreement, four (4) original executed counterparts of the Amended and Restated Partnership

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Agreement, executed by NHP, as guarantor, and Transferee’s (direct or indirect) wholly owned subsidiaries;

7.3.9 Certificates. Certificates (the “Certificates”) representing the applicable OP Units issued pursuant to Section 2.3 hereof under the Amended and Restated Partnership Agreement in connection with the Contribution Transaction with respect to such Property; provided, however, that, notwithstanding the foregoing, Transferee may, at its election in its sole and absolute discretion, deliver the Certificates directly to PMB LLC (on behalf of the applicable OP Unit Recipients), outside of Escrow promptly following such Closing Date but no later than the fifth (5th) Business Day after such Closing Date;

7.3.10 Tax Protection Agreement. Simultaneously with the Closing of the first Contribution Transaction pursuant to this Agreement, four (4) original executed counterparts of the “Tax Protection Agreement” (as defined in the Tax Letter Agreement), executed by NHP and the Operating Partnership;

7.3.11 Sharp Rees-Stealy Pledge Agreement. On the Closing Date of the Contribution Transaction for the Property owned by Vista LLC, the Operating Partnership shall deliver two (2) original executed counterparts to the Sharp Rees-Stealy Pledge Agreements in accordance with Section 10.5 hereof;

7.3.12 Indemnity Pledge Agreements and Escrow Agreements. On each Closing Date, the Operating Partnership shall deliver two (2) original executed counterparts to any Indemnity Pledge Agreement and/or Indemnity Cash Escrow Agreement delivered by any Transferor Party, or the applicable Transferor Parties and PMB LLC, as applicable, in accordance with Section 7.2.18 hereof;

7.3.13 Proof of Authority. Such proof of NHP’s, the Operating Partnership’s and each New Property Owning Entity’s authority and authorization to enter into this Agreement (as applicable) and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of NHP, the Operating Partnership and each New Property Owning Entity to act for and bind such parties as may be reasonably required by Title Company, PMB LLC and/or Transferors; and

7.3.14 Other. Such other documents and instruments (including, without limitation, affidavits reasonably required by Title Company to facilitate the issuance of the applicable Title Policy at the applicable Closing and any declaration of value forms or other documents customarily required for recordation of the Conveyance Documents or in accordance with applicable Laws), signed and properly acknowledged by NHP, the Operating Partnership and each New Property Owning Entity, if appropriate, as may be reasonably and customarily required by the applicable Transferor, PMB LLC, Title Company, Escrow Agent, or otherwise in order to effectuate the provisions of this Agreement and the applicable Closing of the applicable transactions contemplated herein.

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7.4 Actions by Escrow Agent. Provided that Escrow Agent shall not have received written notice from NHP, the Operating Partnership or Transferors of the failure of any condition to any Closing or of the termination of the Escrow and this Agreement, when NHP, the Operating Partnership, PMB LLC and the applicable Transferor have deposited or caused to be deposited into Escrow the documents and funds required by this Agreement with respect to a Closing and Title Company is irrevocably and unconditionally committed to issue the applicable Title Policy with an effective date as of the respective Closing Date, Escrow Agent shall, in the order and manner herein below indicated, take the following actions:

7.4.1 Recording. Cause the Conveyance Documents and any other documents which the parties hereto may mutually direct to be recorded in the official real estate records of the appropriate county and obtain conformed copies thereof for distribution to Transferee and the applicable Transferor.

7.4.2 Funds and Certificates. Upon receipt of confirmation of the recordation of the applicable Conveyance Documents and such other documents as were recorded pursuant to Section 7.4.1 hereof, disburse all funds and deliver the Certificates deposited with it by Transferee as follows:

(a) pursuant to the applicable “Closing Statement” (as hereinafter defined), retain for Escrow Agent’s own account all escrow fees and costs, disburse to Title Company the fees and expenses incurred in connection with the issuance of the applicable Title Policy, and disburse to any other persons or entities entitled thereto, as expressly stated on the applicable Closing Statement, the amount of any other Closing Costs;

(b) disburse funds necessary to prepay the Loan Obligations, to the extent prepaid by Transferee pursuant to the terms hereof, and discharge and release any and all other Non-Permitted Transferor Liens against the Property (other than the Permitted Exceptions and the Loan Obligations to the extent assumed and not refinanced by Transferee in accordance with the terms of this Agreement);

(c) deliver to the applicable Transferor (on behalf of all of the applicable Transferor Parties) the remaining balance of the Cash Amount (subject to prorations and adjustments as provided herein) and the Certificates; and

(d) disburse to Transferee or the applicable Transferor, as the case may be, any remaining funds in the possession of Escrow Agent after payments pursuant to Sections 7.4.2(a), (b) and (c) hereof have been completed.

7.4.3 Delivery of Documents. With respect to each Closing, deliver: (a) to the applicable Transferor, (i) two (2) originals of all applicable documents deposited into Escrow (other than any applicable Conveyance Document, any applicable Assignment of Entity Interests, the applicable Non-Foreign Affidavits and the applicable Certificates), (ii) one (1) conformed copy of each applicable document recorded pursuant to the terms hereof and (iii) if delivered into Escrow, the original applicable Certificates; and (b) to Transferee, (i) two (2) originals of all applicable documents deposited into

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Escrow (other than any applicable Conveyance Documents, any applicable Assignment of Entity Interests, the applicable Non-Foreign Affidavits and the applicable Certificates), (ii) each original applicable Non-Foreign Affidavit, (iii) a copy of each of the applicable Certificates, (iv) the original applicable Estoppel Certificates, (v) one (1) conformed copy of each applicable document recorded pursuant to the terms hereof and (vi) each original applicable Assignment of Entity Interests.

7.4.4 Title Policies. With respect to each Closing, cause the Title Company to irrevocably and unconditionally commit to issue and deliver the applicable Title Policy to Transferee on behalf of the applicable Property Owning Entity.

7.4.5 Conveyance Documents. With respect to each Closing, cause the original recorded Conveyance Documents to be delivered to Transferee on behalf of the applicable Property Owning Entity.

7.5 Prorations.

7.5.1 Adjustments.

(a) General. With respect to each Property, rentals (including common area maintenance charges), revenues, and other income, if any, from such Property (including, without limitation, any property management fees, any and all fees or other compensation paid to the applicable Transferor under any Service Contract, Lease or other agreement for such Property, whether paid monthly, upon contract execution or otherwise, as consideration for such Transferor or its agent entering into the applicable Service Contract, Lease or other agreement), taxes, assessments, ground rents, improvement bonds, service or other contract fees, utility costs, amounts due and payable under the Loan Documents for such Property (to the extent that such Loan Obligations are assumed by the applicable Property Owning Entity and not otherwise included in any other adjustment to the Contribution Value for such Property hereunder), and other expenses affecting such Property that are received or due and payable, shall be prorated between the applicable Property Owning Entity and the applicable Transferor as of the applicable Closing Date based on a 365 day year. For purposes of calculating prorations, the applicable Property Owning Entity shall be deemed to be title holder of each Property, and therefore entitled to the income and responsible for the expenses, after 12:01 a.m. on such Property’s Closing Date. In the event that a Property Owning Entity assumes any Loan Obligation and any amounts are held in escrow or reserve by or on behalf of the lender in connection with the applicable Loan Obligation pursuant to the terms of the applicable Loan Documents, on the Closing Date for such Property, the amounts held in such escrows or reserves shall be prorated by (a) the applicable Transferor assigning the applicable escrows or reserves to the applicable Property Owning Entity and (b) the Transferee causing the applicable Property Owning Entity to reimburse the applicable Transferor for the amounts held in such escrows or reserves (other than amounts held for obligations relating to the period prior to the applicable Closing Date). With respect to each Property, delinquent rentals, if any, attributable to such Property as of the applicable Closing Date (including, without limitation, any monthly estimates of percentage rents, operating expenses and/or common area maintenance charges), shall not be prorated as of such Closing Date, but when paid to the

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applicable Property Owning Entity shall be delivered by the applicable Property Owning Entity to the applicable Transferor, less the costs and expenses incurred by NHP, the Operating Partnership or such Property Owning Entity in collecting the same (provided that all current rent has then been paid with respect to such Leases). With respect to each Property, after the applicable Closing, neither PMB LLC nor any Transferor nor any Transferor Party shall have any right to proceed in any manner or make any claim against Tenants of such Property for rents that were delinquent as of the Closing Date for such Property or for other matters relating to the Leases for such Property until such time that such Tenants have vacated such Property; provided, however, that PMBRES may proceed or make a claim against Tenants of such Property for such rents in accordance with the terms of the applicable Property Management Agreement. As of the Closing Date of each Property, all non-delinquent real estate taxes or assessments with respect to such Property shall be prorated based on the actual current tax bill for such Property, but if such tax bill has not yet been received by the applicable Transferor by the applicable Closing Date or if supplemental taxes are assessed after the applicable Closing for the period prior to the applicable Closing the latest available tax bill will be used and the parties shall make any necessary adjustment after the applicable Closing by either using the applicable “Estimated Post-Closing Adjustment Amount” (as hereinafter defined) (to the extent that a payment is owed to the Property Owning Entity and cash is available therein) or by cash payment to the party entitled thereto as soon as the final bills are available, so that the applicable Transferor shall have borne all real property taxes, including all supplemental taxes, allocable to the period prior to the applicable Closing and the applicable Property Owning Entity shall bear all real property taxes, including all supplemental taxes, allocable to the period from and after the applicable Closing. If any revenue or expenses attributable to any Property and allocable to the period prior to the applicable Closing are discovered, billed or received (as the case may be) after the applicable Closing (including, without limitation, as a result of any adjustments made after the applicable Closing Date pursuant to any percentage rent or operating expense annual reconciliation provisions contained in any of the Leases for such Property), the applicable Property Owning Entity and the applicable Transferor shall make any necessary adjustment after the applicable Closing by either using the applicable Estimated Post-Closing Adjustment Amount (to the extent that a payment is owed to the Property Owning Entity and cash is available therein) or by cash payment to the other party entitled thereto so that the applicable Transferor shall have borne all expenses and received all revenue allocable to the period prior to the applicable Closing and the applicable Property Owning Entity shall bear all expenses and receive all revenue allocable to the period from and after the applicable Closing.

(b) Estimated Post-Closing Adjustment Amount Reserves. At the Closing for each Property, Transferee and PMB LLC (on behalf of the applicable Transferor) shall in good faith estimate the amount of post-Closing proration adjustments reasonably expected to occur with respect to such Property after its Closing hereunder (an “Estimated Post-Closing Adjustment Amount”), understanding that each Estimated Post-Closing Adjustment Amount is just an estimate and the parties are not bound by such Estimated Post-Closing Adjustment Amount. Transferee shall cause a reserve account held by the Operating Partnership (on behalf of the applicable Property Owning Entity) to be established, which shall be funded with cash in an amount equal to fifty percent (50%)

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of the Estimated Post-Closing Adjustment Amount for such Property. Such reserve shall, at PMB LLC’s option, either be funded at the applicable Closing of such applicable Property in cash by PMB LLC (or the applicable Transferor) or by Transferee. To the extent funded by Transferee, the amount funded by Transferee (the “Proration Reserve Amount”) will reduce (and be treated as a credit against) such Property’s Contribution Value in accordance with Section 2.1.1 hereof. Following the Closing of a particular Property, as and when post-Closing proration adjustments are mutually agreed upon by the parties, the Operating Partnership may disburse the cash in such reserve for such Property to the applicable Property Owning Entity (to the extent that such post-Closing adjustment amounts are owed to such Property Owning Entity). With respect to each Property, to the extent that any cash remains in such reserve as of the first (1st) anniversary of the Closing Date for such Property, Transferee shall cause the Operating Partnership to deliver such remaining funds to PMB LLC for distribution to the Transferor of such Property. In the event that the reserve’s funds are insufficient to pay for the entirety of the post-Closing proration adjustments, PMB LLC shall deliver such funds to the applicable Property Owning Entity within thirty (30) days of receiving a request for the same from the Operating Partnership. Nothing contained in this Section 7.5.1(b) shall in any way limit the obligations of the parties set forth in Section 7.5.1(a) hereof.

(c) Proportionate Percentage Adjustments. Notwithstanding anything to the contrary contained herein, in the event of an Investment Entity Transaction, the applicable Property Owning Entity shall only owe its “Proportionate Percentage” (as hereinafter defined) of any proration adjustment to be made after the Closing of its Investment Entity Transaction. As used herein, the term “Proportionate Percentage” shall mean, a percentage equal to the percentage of Investment Interests distributed, in the aggregate, to Entity Transferor Parties for such Property. For example, if eighty percent (80%) of the Investment Interests for a particular Property are distributed to Entity Transferor Parties, in the aggregate, and twenty percent (20%) of the Investment Interests for such Property are retained by the applicable Investment Entity Transferor (for the benefit of the Continuing Transferor Parties), then the Property Owning Entity for such Property will only owe eighty percent (80%) of any proration adjustment to be made after the Closing of its Investment Entity Transaction under this Section 7.5.1. Regardless of the Proportionate Percentage, if any proration adjustments are owed by PMB LLC or a Transferor under this Section 7.5.1, PMB LLC and/or such Transferor shall deliver one hundred percent (100%) of such amounts to the Operating Partnership.

(d) Survival. The provisions of this Section 7.5.1 shall survive each Closing with respect to each Property.

7.5.2 Closing Statements. With respect to each Property, five (5) Business Days prior to the applicable Closing, Escrow Agent shall deliver to NHP, the Operating Partnership, PMB LLC and each applicable Transferor for review and approval a preliminary closing statement for such Property (each “Preliminary Closing Statement”) setting forth (a) the proration amounts allocable to the applicable Transferor and the applicable Property Owning Entity, if applicable, pursuant to this Section 7.5, (b)

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the applicable Closing Costs allocable to each of the parties pursuant to Section 7.6 hereof, and (c) the breakdown of the Contribution Value for such Property payable in cash and/or OP Units, or retained by the Investment Entity Transferor in connection with an Investment Entity Transaction (as per the terms of the Notice for such Property). Based on each party’s comments, if any, regarding each such Preliminary Closing Statement, Escrow Agent shall revise the applicable Preliminary Closing Statement and deliver a final, signed version of a closing statement for such Property to Transferee and PMB LLC at such Closing (the “Closing Statement”).

7.6 Closing Costs. Subject to the terms of Section 16.5 hereof, NHP for itself and on behalf of the Operating Partnership and each New Property Owning Entity, on the one hand, and PMB LLC, each Transferor and each Investment Entity for itself, on the other hand, shall pay or cause to be paid its own costs and expenses arising in connection with each Closing to which it is a party (including, without limitation, its own attorneys’ and advisors’ fees, charges and disbursements), except the following costs (the “Closing Costs”), which shall be allocated at each Closing as follows:

(a) any and all documentary transfer, stamp, filing, recording, conveyance, intangible, sales and other taxes related to the transfer of such Property (“Reimbursable Transfer Taxes”), which shall be paid by the Operating Partnership;

(b) all of Escrow Agent’s escrow fees and costs for such Property (fifty percent (50%) of which being referred to hereinafter as “Reimbursable Escrow Fees”), which shall be paid by the Operating Partnership;

(c) the cost of the Surveys, appraisals, environmental, physical and financial audits and the costs of any other examinations, inspections or audits of such Property, which shall be paid by the Operating Partnership;

(d) the cost of the Title Policy for such Property (the portion of such cost attributable to “standard” (CLTA) coverage being referred to hereinafter as “Reimbursable Title Insurance Costs”) together with all endorsements thereto, which shall be paid by the Operating Partnership;

(e) all recording fees with respect to such Property (fifty percent (50%) of which being referred to hereinafter as “Reimbursable Recording Fees” and, with respect to each Property, together with the Reimbursable Transfer Taxes, Reimbursable Escrow Fees and Reimbursable Title Insurance Costs, the “Reimbursable Closing Costs”), which shall be paid by the Operating Partnership;

(f) any and all amounts or penalties due and payable in connection with the discharge and satisfaction of any Non-Permitted Transferor Liens in accordance with Section 4.2.2 hereof (other than the Loan Obligations or the Permitted Exceptions) with respect to such Property in accordance with the terms hereof, which shall be paid by Transferors;

(g) any and all assumption, prepayment or other fees, penalties or amounts due and payable in connection with the discharge and satisfaction or the

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assumption of any Loan Obligation with respect to such Property, which shall be paid by the Operating Partnership (subject to the terms of Section 6.5 hereof with respect to any Transferor Loan Payoff Costs); and

(h) any costs associated with any new financing, including any application and commitment fees or the costs of such new lender’s other requirements with respect to such Property, which shall be paid by the Operating Partnership.

7.7 Deliveries Outside of Escrow. Each Transferor shall deliver possession of its respective Property, subject only to the applicable Permitted Exceptions and each Property Management Agreement with PMBRES, to the applicable Property Owning Entity upon the applicable Closing. Further, each Transferor hereby covenants and agrees to deliver to Transferee (in its capacity as the controlling party of each Property Owning Entity), on or prior to the applicable Closing, the following items:

7.7.1 Intangible Property. The Intangible Property owned or used by such Transferor, including, without limitation, the original Leases and the original Property Documents owned by or in the possession of such Transferor, subject to the terms of each of the same and to each Property Management Agreement with PMBRES.

7.7.2 Personal Property. The Personal Property owned or used by or in the possession of such Transferor, including, without limitation, any and all keys, pass cards, remote controls, security codes, computer software and other devices relating to access to the Improvements owned, leased or occupied by such Transferor, and each Property Management Agreement with PMBRES.

7.7.3 Tenant and Contractor Notices.

7.7.3.1 Notices to Tenants. A letter in the form of Exhibit “U-1” attached hereto, duly executed by each applicable Transferor, dated as of the applicable Closing Date and addressed to the Tenants of the applicable Property, informing such Tenants of the transfer of such Property and the assignment of the applicable Leases to Transferee, together with an instruction to pay all amounts due or to become due under such Leases to Transferee or its agent.

7.7.3.2 Service Contracts Notices. A letter to the vendors of the service contracts for each Property (collectively, together with all of the service contracts affecting all of the other Properties, the “Service Contracts”) in the form of Exhibit “U-2” attached hereto, duly executed by each applicable Transferor, dated as of the applicable Closing Date and addressed to such Service Contract vendors, informing such vendors of the assignment of such Service Contracts to Transferee or its agent.

8. REPRESENTATIONS AND WARRANTIES OF TRANSFEROR AND PMB LLC. With respect to each Development Property, the Development Property Owner that owns or leases such Property represents and warrants to and agrees with Transferee for itself only, and PMB LLC represents and warrants to and agrees with

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Transferee as to itself and jointly and severally with each such Development Property Owner (a) each of the matters specified in Sections 8.1, 8.2, 8.3, 8.11, 8.13, 8.14, 8.15 and 8.16 hereof as of the Execution Date, and as of each Closing Date, and (b) that such representations, together with all of the other representations and warranties set forth in this Section 8, shall be made, or remade, as applicable (and included as part of the applicable Certificate of Representations delivered pursuant to Section 4.4 hereof), as of the date of delivery of the applicable Completion Notice, except to the extent carved-out or otherwise specified in such Certificate of Representations, and as of each Closing Date (unless otherwise specified herein or in such Certificate of Representations). With respect to each Existing Property, the Existing Property Owner that owns or leases such Property represents and warrants to and agrees with Transferee for itself only, and PMB LLC represents and warrants to and agrees with Transferee as to itself and jointly and severally with each such Existing Property Owner, as of the Execution Date and as of each Closing Date (unless otherwise specified herein) as follows:

8.1 No Conflicts. Other than any consent that may be required as described in Sections 6.1.10, 6.1.11, 6.1.13, 6.1.17 or 16.25 hereof, the execution and delivery of this Agreement by PMB LLC and such Transferor, the consummation of the transactions herein contemplated to be performed by PMB LLC and such Transferor, and compliance with the terms of this Agreement by PMB LLC and such Transferor will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, (a) any indenture, deed of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which PMB LLC or such Transferor is a party or by which PMB LLC or such Transferor or its assets are bound, or (b) any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over PMB LLC, such Transferor or all or any portion of such Property, except as would not, in the case of (a) or (b), have a material adverse effect on the applicable Property.

8.2 Due Organization; Consents. Such Transferor is a duly organized entity of the type set forth on the “Entity Charts” (as hereinafter defined) with respect to the same, is validly existing and in good standing under the laws of the State in which it was formed as identified on the Entity Charts with respect to the same, with its principal place of business in the State in which its respective Property is located and such Transferor has never existed or operated under any other name. PMB LLC is a duly organized limited liability company, is validly existing and in good standing under the Laws of the State of California, with its principal place of business in the State of California and has never existed or operated under any other name (other than Pacific Medical Buildings, L.P., a California limited partnership, from which it was converted). All requisite action has been taken by PMB LLC and such Transferor in connection with entering into this Agreement, and will be taken prior to the Closing for such Property in connection with, the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. Other than any consent that may be required as described in Sections 6.1.10, 6.1.11, 6.1.13, 6.1.17 or 16.25 hereof, no consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with

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the execution by PMB LLC or such Transferor of this Agreement and/or the performance by PMB LLC or such Transferor of its obligations hereunder.

8.3 Transferors’ Authority; Validity of Agreements. Subject to any consent that may be required as described in Sections 6.1.10, 6.1.11, 6.1.13, 6.1.17 or 16.25 hereof, (a) such Transferor has full right, power and authority to transfer, contribute and convey the Property owned or leased by such Transferor as provided in this Agreement and with respect to each Investment Entity Transaction, shall have full right, power and authority to transfer, contribute and convey the Investment Interests in the Investment Entity to the Entity Transferor Parties (so that they shall each have full right, power and authority to transfer, contribute and convey such Investment Interests to the Operating Partnership) and (b) each of PMB LLC and such Transferor has full right, power and authority to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement. The individual(s) executing this Agreement and the instruments referenced herein on behalf of PMB LLC and such Transferor have the legal power, right and actual authority to bind PMB LLC or such Transferor to the terms hereof and thereof. This Agreement is, and each of the Transaction Documents to which PMB LLC or such Transferor is a party shall be, duly authorized, executed and delivered by PMB LLC and/or such Transferor and shall be valid, binding and enforceable obligations of PMB LLC and/or such Transferor.

8.4 Leases. To PMB LLC’s and such Transferor’s knowledge, the rent roll attached hereto as Exhibit “V-1” (the “Rent Roll”) is in all material respects a true, correct and complete list of all of the leases, subleases, licenses, tenancies and other occupancy agreements (whether written or oral) (each, a “Lease” and, collectively, the “Leases”) in effect at the Property owned or leased by such Transferor as of the Execution Date or delivery of a Completion Notice with respect to such Property, as applicable, and includes a statement of the outstanding balance of all sums to which Tenants remain entitled for tenant improvement work associated with each Lease. To PMB LLC’s and such Transferor’s knowledge, except for such Leases (together with all amendments, modifications and guarantees thereof), as of the Execution Date or delivery of a Completion Notice with respect to such Property, as applicable, neither PMB LLC, such Transferor nor any of its agents has entered into any leases, subleases, licenses, tenancies and other occupancy agreements of the Property owned or leased by such Transferor.

8.5 Contracts. Except as set forth on the schedule attached hereto as Exhibit “W” (the “Schedule of Contracts”), as of the Execution Date or delivery of a Completion Notice with respect to such Property, as applicable, neither PMB LLC, such Transferor nor any of its agents has executed any material service, maintenance, repair, management, supply or other contracts (including, without limitation, any material service contracts) affecting the Property owned or leased by such Transferor which would be binding on the owner of such Property subsequent to the Closing of such Property.

8.6 No Violations of Laws. To the knowledge of PMB LLC and such Transferor, neither PMB LLC nor such Transferor has received any written notices of any material violations of any Laws or requirements of any governmental authority, agency

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or officer having jurisdiction against or affecting the Property owned or leased by such Transferor, which have not been materially complied with previously.

8.7 Litigation. Except as set forth on Exhibit “X” attached hereto, to the knowledge of such Transferor and PMB LLC, (a) there are no actions, investigations, suits or proceedings (other than tax appeals or protests) pending or threatened that have a material adverse effect on the Property owned or leased by such Transferor, or the ownership or operation thereof, and (b) there are no judgments, orders, awards or decrees currently in effect against such Transferor with respect to the ownership or operation of the Property owned or leased by such Transferor which have not been fully discharged prior to the Execution Date or delivery of a Completion Notice with respect to such Property, as applicable.

8.8 No Hazardous Materials. Except for matters set forth in any of the environmental reports identified on Exhibit “Y” attached hereto, to the knowledge of PMB LLC and such Transferor: (a) there have been no “Hazardous Materials” (as hereinafter defined) installed or stored in or otherwise existing at, on, in, under, from or about the Property owned or leased by such Transferor which are or have at any time been in material violation of any “Environmental Laws” (as hereinafter defined); (b) such Transferor is in material compliance with all Environmental Laws applicable to such Property; and (c) there is no “Environmental Claim” (as hereinafter defined) pending or threatened with regard to such Property. As used herein: (i) the term “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, radon, or mold, fungi, yeast or other similar biological agents that may have an adverse effect on human health and that are subject to regulation, remediation and/or control under Environmental Laws; (ii) the term “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; and (iii) the term “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the manufacture, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking or other presence, or release into the environment of any Hazardous Materials in, at, on, under, from or about the applicable Property in violation of Environmental Laws.

8.9 Foreign Investment In Real Property Tax Act. Such Transferor is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable State statute in the State in which its Property is located.

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8.10 Private Placement. Each of the OP Unit Recipients has a pre-existing business relationship with PMB LLC. At the time of each OP Unit Recipient’s investment in a Transferor, PMB LLC received representations from such OP Unit Recipient that it was an “Accredited Investor” (as defined in Rule 501 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Act”)) at the time of such investment in such Transferor. To the knowledge (as defined in Section 16.20 hereof) of PMB LLC, as of the Execution Date, there are no changes in facts or circumstances with respect to any OP Unit Recipient that would make it no longer qualify as an “Accredited Investor” (as defined in Rule 501 of the General Rules and Regulations promulgated under the Act).

8.11 Not a Prohibited Person.

(a) As used herein, the term “Prohibited Person” shall mean any of the following: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in clause (i), (ii), (iii) and/or (iv) above.

(b) To PMB LLC’s and such Transferor’s knowledge, neither PMB LLC nor such Transferor is, and no Investment Entity, Investment Entity Transferor or Continuing Transferor Party will be, a Prohibited Person.

(c) To PMB LLC’s and such Transferor’s knowledge, neither PMB LLC, such Transferor nor any of its other investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.

(d) The assets such Transferor will transfer under this Agreement and/or any other document executed in connection with the transactions contemplated hereby are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person.

(e) The assets such Transferor will transfer to Transferee under this Agreement and/or any other document executed in connection with the transactions contemplated hereby are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

8.12 Employees. There are no employees of such Transferor employed in connection with the use, management, maintenance or operation of such Property owned or leased by such Transferor whose employment will continue after the Closing

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Date of such Property. There is no bargaining unit or union contract relating to any employees of such Transferor.

8.13 Taxes.

(a) All material business, occupation, sales, use and other similar taxes imposed with respect to all or any portion of each Property owned or leased by a such Transferor or Investment Entity or the operation thereof for its currently intended purpose, which are due and payable have been paid in full, or will be paid in full by such Transferor or Investment Entity as and when such taxes become due and payable. Each such Transferor or Investment Entity has timely and properly filed (or timely requested extensions with respect to) all material federal, state, local and foreign tax returns, reports and forms for which it is or has been required to file with respect to the operation, use and ownership of the Property owned or leased by such Transferor or Investment Entity and, all such returns, reports and forms are (or were at the time of their filing) true, correct and complete in all material respects.

(b) Any Investment Entity of such Transferor shall have been formed not more than one hundred twenty (120) days before the applicable Closing Date. No Investment Entity of such Transferor shall have elected to be taxed other than as a disregarded entity or partnership for U.S. Federal income tax purposes.

8.14 Loan Obligations. To PMB LLC’s and such Transferor’s knowledge, all installments of accrued, but unpaid interest and principal required to be paid under the terms of the loan documents for the Loan Obligations to which such Transferor is a party (collectively, together with all of the loan documents for all of the Loan Obligations to which each Transferor is a party, the “Loan Documents”) have been paid and, as of the Execution Date or delivery of a Completion Notice by such Transferor, as applicable. To PMB LLC’s and such Transferor’s knowledge, the aggregate outstanding principal amount of the Loan Obligations with respect to the Property owned or leased by such Transferor as of the Execution Date is set forth on Exhibit “E” attached hereto. To the knowledge of PMB LLC and such Transferor, the Loan Documents evidencing such Loan Obligations to which such Transferor is obligated are in full force and effect, and such Transferor is not in material default thereunder nor does PMB LLC or such Transferor have any knowledge of any event or circumstance which, with or without the giving of notice, the passage of time or both, may constitute a material default by such Transferor, or if applicable, PMB LLC, under such Loan Documents. No proceeding has ever been filed to foreclose any deed of trust or mortgage securing the Loan Obligations of such Transferor and, to the knowledge of PMB LLC and such Transferor, no such proceeding is pending or threatened. To the knowledge of PMB LLC and such Transferor, neither PMB LLC nor such Transferor has received any notice of any claimed default under, or violation of, the terms of the Loan Documents (that have not been cured on or before the Execution Date) to which such Transferor is a party.

8.15 Ground Leases. To the knowledge of PMB LLC and such Transferor, (a) all rent amounts and other sums required to be paid under the terms of any and all ground leases encumbering any portion of the Property leased by such Transferor

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(each of which ground leases are identified on Exhibit “V-2” attached hereto) have been paid and (b) such ground leases are in good standing and in full force and effect, and such Transferor (i) is the sole holder of all right, title and interest in and to the lessee’s interest thereunder, (ii) has not previously sold, assigned, transferred, pledged, mortgaged, hypothecated or otherwise encumbered such ground leases or the lessee’s interest thereunder (other than any pledge made to the lender under any Loan Documents to which such Transferor is a party), and (iii) is not in material default under any such ground leases (nor does PMB LLC or such Transferor have any knowledge of any event or circumstance which, with or without the giving of notice, the passage of time or both, may constitute a default under any such ground leases). To the knowledge of PMB LLC and such Transferor, neither PMB LLC nor such Transferor has received any notice of any claimed material default under, or violation of, the terms of any such ground leases (that has not been cured on or before the Execution Date or the delivery of a Completion Notice, as applicable). To the knowledge of PMB LLC and such Transferor, the copies of ground leases to which such Transferor is a party and which are being furnished to Transferee in accordance with the terms of Section 4.1.1 hereof are true, complete and correct copies of the same and have not been amended, modified or supplemented other than as furnished to Transferee.

8.16 Entity Charts. The applicable entity chart(s) attached to that certain letter dated February 20, 2008, from PMB LLC to NHP, with respect to each Transferor included therein (collectively, the “Entity Charts”), accurately reflect the ownership of the direct and indirect interests (through the level indicated) in such Transferor, as indicated therein.

8.17 Absence of Undisclosed Liabilities. To the knowledge of PMB LLC and such Transferor, each Investment Entity formed by such Transferor has and will have no liabilities or obligations of any kind or nature, whether absolute, contingent or accrued, and whether due or to become due, except its Permitted Entity Liabilities and those expressly disclosed in writing to the Transferee. Any Investment Entity formed by such Transferor has and will have no obligations for borrowed money except for its respective Loan Obligations, if any.

8.18 Survival. All of the representations and warranties of PMB LLC and each Transferor set forth in this Agreement shall be true, correct and complete upon the Execution Date or the delivery of a Completion Notice, as applicable, shall be deemed to be repeated at and as of the applicable Closing Date (except as otherwise disclosed in writing to Transferee) and, to the extent relating to such Property, shall survive the Closing of the applicable Contribution Transaction for a period of one (1) year; provided, however, that the representations and warranties set forth in Sections 8.2, 8.3, 8.9, 8.10, 8.11, 8.13 and 8.16 hereof shall survive the applicable Closing for the period of the applicable statute of limitations.

9. TRANSFEREE’S REPRESENTATIONS AND WARRANTIES. Transferee represents and warrants to PMB LLC and Transferors, as of the Execution Date and as of the Closing Date with respect to each Property, as follows:

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9.1 No Conflicts. Other than any consent that may be required as described in Sections 6.1.10, 6.1.11 and 6.1.13 hereof, the execution and delivery of this Agreement by Transferee, the consummation of the transactions herein contemplated to be performed by Transferee, and compliance with the terms of this Agreement by Transferee will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which Transferee is a party or by which Transferee is bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Transferee.

9.2 Due Organization; Consents. NHP is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, with its principal place of business in the State of California. All requisite action has been taken by Transferee in connection with entering into this Agreement, and will be taken prior to the applicable Closing in connection with, the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. Other than any consent that may be required from any party in connection with any prepayment or assumption of the Loan Obligations and the Required Waivers pursuant to Sections 6.1.10, 6.1.11 and 6.1.13 hereof, no consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the execution by Transferee of this Agreement and/or the performance by Transferee of its obligations hereunder.

9.3 Transferee’s Authority; Validity of Agreements. Transferee has full right, power and authority to accept such Property from Transferors as provided in this Agreement, to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement to which it is a party. The individual(s) executing this Agreement on behalf of Transferee and the instruments referenced herein on behalf of Transferee have the legal power, right and actual authority to bind Transferee to the terms hereof and thereof. This Agreement is, and all other documents and instruments to be executed and delivered by Transferee in connection herewith shall be, duly authorized, executed and delivered by Transferee and shall be valid, binding and enforceable obligations of Transferee.

9.4 Common Stock and REIT Status. (a) NHP’s Common Stock is listed on the New York Stock Exchange, (b) NHP has not received any notice from the New York Stock Exchange that NHP is not in compliance with the listing requirements for such Common Stock, and (c) NHP has been organized and has operated in conformity with the requirements for qualification and taxation as a “real estate investment trust” under the Code, and has elected to be taxed as a “real estate investment trust” under Section 856 et seq. of the Code, in each case commencing with its taxable year ended December 31, 1985.

9.5 Survival. All of the representations and warranties of Transferee set forth in this Agreement shall be true, correct and complete upon the Execution Date, shall be deemed to be repeated at and as of the applicable Closing Date (except as otherwise

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disclosed in writing to PMB LLC or Transferors) and shall survive the Closing of each Contribution Transaction for a period of one (1) year; provided, however, that the representations and warranties set forth in Sections 9.2, 9.3 and 9.4 hereof shall survive the Closing of each Contribution Transaction for the period of the applicable statute of limitations.

10. ADDITIONAL COVENANTS.

10.1 Additional Covenants of Transferors. In addition to the covenants and agreements of PMB LLC and each Transferor set forth elsewhere in this Agreement, each Transferor covenants and agrees for itself with respect to the Property owned (whether in fee or leasehold) by such Transferor, that (a) with respect to each Existing Property, between the Execution Date and the Closing Date of such Contribution Transaction (or the date of earlier termination hereof with respect to such Property, if applicable) and (b) with respect to each Development Property, between the date that each applicable Completion Notice is delivered (other than with respect to the covenant in Section 10.1.3 hereof, which covenant shall be effective from the Execution Date) and the Closing Date of such Contribution Transaction (or the date of earlier termination hereof with respect to such Property, if applicable):

10.1.1 Title. Subject to the terms of Sections 10.1.4 and 10.1.5 hereof, and except as otherwise expressly provided herein, such Transferor shall not directly or indirectly sell, contribute, assign or create any right, title or interest whatsoever in or to such Property owned or leased by such Transferor or create or permit to exist thereon any lien, charge or encumbrance other than the applicable Permitted Exceptions, or enter into any agreement to do any of the foregoing, without the prior written consent of NHP (which consent may be granted or withheld in NHP’s sole and absolute discretion).

10.1.2 No Defaults; Maintenance of Property. Such Transferor shall use commercially reasonable efforts to not default in any material respect in the performance of any obligation relating to the Property owned or leased by such Transferor, including, without limitation, the payment of all amounts due and the performance of all obligations with respect to any existing indebtedness or existing leases or contracts affecting such Property. Such Transferor shall operate and maintain such Property owned or leased by such Transferor in a commercially reasonable manner consistent with past practices.

10.1.3 Exclusive Negotiations. PMB LLC and such Transferor shall (a) remove the Property owned or leased by such Transferor from the market, and (b) cease and refrain from any and all negotiations with any other prospective optionees or purchasers of such Property, subject, however, to such Transferor’s compliance with all rights of first offer, rights of first refusal and other similar rights existing as of the Execution Date and all rights of Tenant’s under the Leases existing as of the Execution Date; provided, however, that, for clarification purposes only, and notwithstanding anything to the contrary in this Agreement, nothing contained herein shall preclude any Transferor from directly or indirectly selling, issuing, assigning or otherwise transferring ownership interests in such Transferor.

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10.1.4 Service, Management and Employment Contracts. Such Transferor shall not enter into any new service, property management or employment contract or extend, renew or replace any Service Contract in respect of such Property owned or leased by such Transferor, without NHP’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed provided that NHP’s failure to respond to a request for such consent within ten (10) Business Days of its receipt of such request shall constitute consent thereto), unless the same shall be cancelable without penalty or premium, upon not more than thirty (30) days’ notice from the owner or operator of such Property.

10.1.5 Leases. Such Transferor shall not enter into any new lease or extend, renew (other than pursuant to an extension or renewal option exercised by any tenant under any Lease existing as of the Execution Date) or replace any existing Lease in respect of the Property owned or leased by such Transferor, without NHP’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed provided that NHP’s failure to respond to a request for such consent within ten (10) Business Days of its receipt of such request shall constitute consent thereto).

10.1.6 Loan Obligation Payments. Such Transferor shall (a) make all regular payments of interest and principal (and fund required tax, insurance and replacement reserve escrow accounts) on the Loan Obligations relating to such Transferor’s Property which become due and payable on or prior to the applicable Closing Date, and (b) comply in all material respects with all of the terms of the Loan Documents to which such Transferor is a party and not modify any of the terms thereof or request the waiver of any of the terms thereof (other than in connection with the Contribution Transactions contemplated hereby) without, in each instance, NHP’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and shall be deemed given unless NHP provides written notice of its disapproval thereof to such Transferor within ten (10) Business Days after NHP’s receipt of such Transferor’s notice requesting approval thereof, which notice of disapproval, if any, shall set forth in reasonable detail, NHP’s reasons therefore.

10.1.7 Permitted Entity Liabilities. Each Investment Entity Transferor shall refrain from transferring to its respective Investment Entity, or otherwise voluntarily causing its respective Investment Entity to incur, any liabilities other than the Permitted Entity Liabilities.

10.2 Additional Covenants of Transferee.

10.2.1 Board of Directors. Promptly following the first Closing of the Existing Properties, NHP’s Board of Directors shall increase the number of directors by one and nominate a person designated by PMB LLC to fill the vacancy created by such expansion of the Board and fully support such nomination; provided that NHP’s Board of Directors (or its corporate governance committee) reasonably determines that such person is qualified to serve as a director.

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10.2.2 AS IS and Release.

(a) Except for those express representations, warranties and covenants set forth in this Agreement or in the other Transaction Documents, Transferee covenants and agrees that the Properties (and each of them) and any Investment Interests acquired in an Investment Entity Transaction are being acquired by the Operating Partnership or the applicable Property Owning Entity “AS-IS” and “WITH ALL FAULTS”, and without any other representation, warranty or covenant, express or implied.

(b) WITHOUT LIMITING THE PROVISIONS OF SECTION 10.2.2(a) HEREOF, ANY CLAIMS OR CAUSES OF ACTION AGAINST PMB LLC, ANY TRANSFEROR OR ANY AFFILIATE, MEMBER, PARTNER, AGENT, ADVISOR OR OTHER PERSON ACTING ON BEHALF OF ANY OF THEM, THAT MIGHT OR COULD BE BASED IN WHOLE OR IN PART ON ANY IMPLIED WARRANTY OR ON ANY VIOLATION OF, OR ARISING WITH RESPECT TO, ANY FEDERAL, STATE OR LOCAL STATUTE, ORDINANCE, RULE OR REGULATION, OR BY VIRTUE OF ANY SUCH PARTY’S STATUS OR POSITION AS AN OWNER OR GROUND LESSOR OF SUCH PROPERTY OR AS A CONSTITUENT PARTNER OR MEMBER OF THE OWNER OR LESSOR, ARE HEREBY EXPRESSLY WAIVED AND RELEASED BY TRANSFEREE, EXCEPT SOLELY TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, AND SUBJECT ONLY TO THE EXPRESS PROVISIONS OF THIS AGREEMENT, TRANSFEREE HEREBY WAIVES ANY OTHER RIGHTS, INCLUDING RIGHTS OF SUBROGATION AND CONTRIBUTION, THAT TRANSFEREE MIGHT HAVE AGAINST PMB LLC, ANY TRANSFEROR OR ANY AFFILIATE OF ANY OF THEM (EXCLUDING FROM SUCH WAIVER ONLY ANY RIGHTS WHICH TRANSFEREE MIGHT HAVE PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT). WITH RESPECT TO ANY WAIVER OF CLAIMS OR RIGHTS AND ANY RELEASES SET FORTH IN THIS SECTION 10.2.2, TRANSFEREE HEREBY EXPRESSLY WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES THAT:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

TRANSFEREE EXPRESSLY CONFIRMS THAT TRANSFEREE WAS REPRESENTED AND ADVISED BY COUNSEL REGARDING THE MEANING AND EFFECT OF THE WAIVERS AND RELEASES CONTAINED IN THIS SECTION 10.2.2, AND HEREBY DECLARES THAT SUCH WAIVERS AND

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RELEASES WERE GIVEN FREELY AND WITH FULL UNDERSTANDING OF THE CONSEQUENCES THEREOF.

Transferee’s Initials: DDB for NHP

NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 10.2.2 SHALL RELIEVE PMB LLC OR ANY TRANSFEROR FROM LIABILITY FOR: (i) BREACH OF ITS EXPRESS REPRESENTATIONS, WARRANTIES AND INDEMNITIES EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION IN SECTION 14 HEREOF, SUBJECT, HOWEVER TO THE SURVIVAL AND OTHER LIMITATIONS ON SUCH LIABILITY AS SET FORTH IN THIS AGREEMENT AND IN SECTION 14 HEREOF; (ii) ANY LIABILITIES IN THE NATURE OF TORT CLAIMS FOR PHYSICAL INJURY TO PERSONS OR DAMAGE TO PROPERTY ON OR ABOUT ANY PROPERTY THAT ARISE FROM EVENTS AND CIRCUMSTANCES OCCURRING PRIOR TO THE APPLICABLE CLOSING, BUT SPECIFICALLY EXCLUDING LIABILITY ARISING OUT OF OR RELATED TO THE PRESENCE OF HAZARDOUS MATERIALS ON, IN OR UNDER SUCH PROPERTY OR THE FAILURE OF SUCH PROPERTY TO COMPLY WITH ALL ENVIRONMENTAL LAWS ON OR PRIOR TO THE APPLICABLE CLOSING DATE TO THE EXTENT SUCH LIABILITIES ARE NOT INCLUDED PURSUANT TO THE FOREGOING CLAUSE (i) (I.E., DO NOT ARISE FROM A BREACH OF A REPRESENTATION OR WARRANTY OR A BREACH OF A COVENANT OR AGREEMENT); OR (iii) ANY FRAUD OR WILLFUL MISCONDUCT OF PMB LLC OR ANY TRANSFEROR. THE TERMS AND PROVISIONS OF THIS SECTION 10.2.2 SHALL SURVIVE EACH CLOSING.

10.3 Private Placement Memorandum.

10.3.1 Preparation of the Initial PPM. As promptly as practicable after the Execution Date, but in any event prior to the Due Diligence Termination Date, NHP shall prepare a private placement memorandum (the “PPM”) relating to the offering of OP Units in connection with the Contribution Transactions with respect to the Existing Properties, and deliver the same to PMB LLC for delivery to the applicable Investors.

10.3.2 Initial Property Information. As promptly as practicable after the Execution Date, but in any event at least ten (10) days before the Due Diligence Termination Date, PMB LLC shall provide to NHP, for each Existing Property, all information required by Exhibit “Z” attached hereto.

10.3.3 Initial Financial Statements. As promptly as practicable after the Execution Date, but in any event, at least ten (10) days before the Due Diligence Termination Date, PMB LLC shall provide to NHP, for each Existing Property, a balance sheet, an income statement and a statement of cash flows as of and for the then most recent two (2) fiscal years (to the extent available), and as of and for the then most recent fiscal quarter (“Property Financial Statements”) for inclusion in the PPM.

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10.3.4 PPM Updates. From time to time after the initial preparation of the PPM, including in connection with any pending Closing of an Existing Property or Development Property, NHP or the Operating Partnership may prepare an amendment or supplement to the PPM, and deliver the same to PMB LLC for delivery to the applicable Investors.

10.3.5 Provision of Information by PMB for PPM Updates. In connection with NHP’s preparation of any amendment or supplement to the PPM in connection with a pending Closing, PMB LLC shall promptly, but in any event within ten (10) Business Days after a request from NHP or the Operating Partnership, furnish to NHP, for inclusion in such amendment or supplement, with respect to each Existing Property or Development Property that is expected to be acquired by Transferee at a pending Closing (a) all information required by Exhibit “Z” attached hereto, and (b) Property Financial Statements as of the most recently completed fiscal quarter.

10.3.6 Accuracy of Property Information. PMB LLC and each Transferor (solely with respect to its Property) hereby represents and warrants that the information to be provided pursuant to Sections 10.3.2 and 10.3.5 above will not, contain any untrue statement of a material fact or omit any of the information required by Exhibit “Z” attached hereto, or any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

10.3.7 Accuracy of Financial Statements. PMB LLC and each Transferor (solely with respect to its Property) hereby represents and warrants that the Property Financial Statements that it will provide for inclusion in the PPM (or any amendment or supplement thereto prepared in connection with a Closing) will fairly present, in all material respects, the financial position of such Properties as of the date of such Property Financial Statements, and the results of operations of such Properties for the periods indicated therein, subject, in the case of Property Financial Statements relating to any quarterly period, to normal year-end adjustments.

10.3.8 Notice of Inaccuracies. If, at any time prior to any Closing involving an issuance of OP Units, PMB LLC or any Transferor has knowledge (as defined in Section 16.20 hereof) of any fact or circumstance that would make any representation or warranty in Section 10.3.6 or 10.3.7 hereof untrue, then PMB LLC or the applicable Transferor shall promptly inform NHP and the Operating Partnership, and provide NHP and the Operating Partnership with the information necessary to prepare an appropriate amendment or supplement to the PPM.

10.3.9 Liability and Indemnification.

(a) This Section 10.3.9 shall constitute PMB LLC’s, each Transferor’s and their affiliates’ sole liability and shall constitute NHP’s, the Operating Partnership’s and their affiliates’ sole recourse for any breach of this Section 10.3 by PMB LLC, any Transferor or any of their affiliates. For the avoidance of doubt, none of PMB LLC, any Transferor or any of their affiliates shall have any liability under this Section 10.3 unless there is a “Claim” (as hereinafter defined) by an Investor based on a misstatement in or omission from the PPM (or any amendment or supplement thereto) as

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a result of an inaccuracy of a representation or warranty of PMB LLC or a Transferor set forth in Section 10.3.6 or 10.3.7 hereof or a breach by PMB LLC or a Transferor of any of its obligations under this Section 10.3, and any such liability shall be limited to the specific scope of the indemnity provided in Section 10.3.9(b) below.

(b) PMB LLC and each Transferor (with respect to its Property) will indemnify, and hold NHP and the Operating Partnership harmless from and against all expenses, losses, damages and liabilities (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by NHP or the Operating Partnership to an Investor as a result of a misstatement of material fact contained in the PPM (or any amendment or supplement thereto) or omission of a material fact from the PPM (or any amendment or supplement thereto) that is (1) required by Exhibit “Z” attached hereto or (2) necessary in order to make the statements therein, under the circumstances under which they are made, not misleading, but only to the extent that such information was included in, or omitted from the PPM (or an amendment or supplement thereto), as a result of an inaccuracy in a representation or warranty of PMB LLC or a Transferor made in Section 10.3.6 or 10.3.7 above or a breach by PMB LLC or a Transferor of its obligations under this Section 10.3; provided, however, that neither PMB LLC nor any Transferor will be liable in any such case if NHP or the Operating Partnership has knowledge (as defined in Section 16.20 hereof) of any misstatement in or omission from the PPM (or any amendment or supplement thereto), and NHP or the Operating Partnership failed to deliver an amendment or supplement to the PPM correcting such misstatement or omission. In the event that NHP or the Operating Partnership incurs expenses, losses, damages or liabilities to an Investor other than pursuant to a binding judgment of a court of competent jurisdiction, such expenses, losses, damages or liabilities may not be used to establish whether any alleged misstatement of material fact or omission to state a material fact actually existed or if it existed, whether it resulted from an inaccuracy in a representation or warranty of PMB LLC or a Transferor in Section 10.3.6 or 10.3.7 above or a breach by PMB LLC or a Transferor of this Section 10.3, such facts to be separately established by NHP or the Operating Partnership in any dispute between the parties relating thereto.

10.4 Notice of Change in Circumstances. Each of PMB LLC and the applicable Transferor, on the one hand, and NHP and Transferee, on the other hand shall promptly notify the other parties of any material change (collectively, the “Changes”) in any condition or event or circumstance of which such party obtains knowledge subsequent to the Execution Date with respect to any Existing Property or the date of the delivery of a Completion Notice with respect to any Development Property, which (a) makes any representation or warranty of such party under this Agreement untrue or misleading in any material respect or (b) makes any material covenant or agreement of such party under this Agreement incapable or substantially less likely of being performed, it being expressly understood that the obligation to provide information under this Section 10.4 shall in no way relieve the disclosing party of any liability for a breach by such party of any of its representations, warranties, covenants or agreements under this Agreement. Notwithstanding anything to the contrary contained herein, if any party hereto shall become aware after the Execution Date with respect to any Existing Property or the date of the delivery of a Completion Notice with respect to any Development

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Property, of any Changes that (i) make any representation or warranty of such party set forth in this Agreement (which was true, correct and complete as of the Execution Date with respect to an Existing Property Owner and as of the date of the delivery of a Completion Notice with respect to a Development Property Owner) untrue, incorrect or incomplete or (ii) make any covenant or agreement of such party under this Agreement (which was, as of the Execution Date with respect to any Existing Property or the date of the delivery of a Completion Notice with respect to any Development Property, capable of being performed) incapable or substantially less likely of being performed, to the extent that such Changes are not a result of such party’s breach of this Agreement, such Changes shall not constitute a default by such party hereunder and such party shall have no liability to the other parties hereto with respect thereto.

10.5 Post-Closing Bargain Purchase Reimbursements. If at any time following the Contribution Transaction relating to the Property owned by Vista LLC (the “Sharp Rees-Stealy Property”), the purchase rights provided by that certain Standard Industrial/Commercial Single-Tenant Lease-Net, dated September 2, 1999, by and between Pacific Medical Buildings, L.P., a California limited partnership, and Sharp Rees-Stealy Corporation, a California nonprofit public benefit corporation, as in effect as of the Execution Date (the “Bargain Purchase Option”) are exercised, and the proceeds received by such Property Owning Entity in connection with the closing of the sale of the Sharp Rees-Stealy Property pursuant to such Bargain Purchase Option are less than the Contribution Value paid with respect to the Sharp Rees-Stealy Property (including all costs and expenses, and the addition back of all credits hereunder, reasonably allocable to the acquisition of such Property), then PMB LLC and the related Transferor shall be obligated to pay to NHP the difference between such Contribution Value and such proceeds (the “Bargain Purchase Reimbursement Amount”) in accordance with the requirements of this Section 10.5. Within thirty (30) days of the closing of the sale of the Sharp Rees-Stealy Property pursuant to the Bargain Purchase Option, such Property Owning Entity shall notify PMB LLC in writing of the amount of the Bargain Purchase Reimbursement Amount. PMB LLC and Vista LLC shall pay to NHP the Bargain Purchase Reimbursement Amount within ten (10) Business Days of its receipt of such notice. To secure the payment of the Bargain Purchase Reimbursement Amount, PMB LLC and such Transferor hereby covenant and agree (and acknowledge that notwithstanding anything to the contrary contained herein, the satisfaction of such covenant and agreement shall be a condition precedent, under Section 6.1 hereof, to the Closing of, and Transferee’s obligation to close, the Contribution Transaction for the Sharp Rees-Stealy Property) that at the Closing of the Contribution Transaction relating to the Sharp Rees-Stealy Property, PMB LLC and the related Transferor shall cause holders of OP Units (the “Sharp Rees-Stealy Pledged Units”) with a “Market Value” (as defined in the Amended and Restated Partnership Agreement), as of such Closing, equal to the Sharp Rees-Stealy Pledged OP Unit Amount, it being understood that such Sharp Rees-Stealy Pledged Units may include OP Units that would otherwise be payable to Vista LLC and/or PMB LLC as consideration for their respective interests in the Property, or any OP Units delivered in connection with any prior Contribution Transaction, to be delivered to the Operating Partnership and pledged pursuant to the terms of pledge agreements in the form of Exhibit “AA” attached hereto (the “Sharp Rees-Stealy Pledge Agreements”), which shall be executed and delivered by the

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Operating Partnership and each of the holders of the Sharp Rees-Stealy Pledged Units at such Closing. As used herein, the term “Sharp Rees-Stealy Pledged OP Unit Amount” shall mean the amount by which the Contribution Value paid with respect to the Sharp Rees-Stealy Property exceeds the estimated amount of the proceeds expected to be received in connection with any exercise of the Bargain Purchase Option, assuming that the Bargain Purchase Option were exercised on July 1, 2011 (the “First Option Date”). In the event that the Bargain Purchase Option is not exercised on or before the First Option Date, the parties agree that the Sharp Rees-Stealy Pledged OP Unit Amount shall be recalculated promptly after such date and shall thereafter mean the amount by which the Contribution Value paid with respect to the Sharp Rees-Stealy Property exceeds the estimated amount of the proceeds expected to be received in connection with any exercise of the Bargain Purchase Option, assuming that the Bargain Purchase Option were exercised on July 1, 2016 (the “Last Option Date”). In the event that the Sharp Rees-Stealy Pledged OP Unit Amount calculated as of the Closing of the Contribution Transaction with respect to the Sharp Rees-Stealy Property is more than the Sharp Rees-Stealy Pledged OP Unit Amount calculated as of the First Option Date, then Sharp Rees-Stealy Pledged Units with a “Market Value” (as defined in the Amended and Restated Partnership Agreement), as of the First Option Date, equal to such difference shall be released from the provisions of the Sharp Rees-Stealy Pledge Agreements and, to the extent held by Transferee, shall be delivered to PMB LLC for distribution to the appropriate OP Unit Recipient. In the event that the Bargain Purchase Option is not exercised on or before the First Option Date nor the Last Option Date, then all of the Sharp Rees-Stealy Pledged Units shall be released from the provisions of the Sharp Rees-Stealy Pledge Agreements and, to the extent held by Transferee, shall be delivered to PMB LLC for distribution to the appropriate OP Unit Recipient. In the event that the Bargain Purchase Option is exercised and NHP has not received reimbursement of the full amount of the Bargain Purchase Reimbursement Amount pursuant to the provisions of this Section 10.5, NHP may foreclose upon the Sharp Rees-Stealy Pledged Units in accordance with the terms of the Sharp Rees-Stealy Pledge Agreements. In the event that the “Market Value” (as defined in the Amended and Restated Partnership Agreement) of the Sharp Rees-Stealy Pledged Units foreclosed upon pursuant to the proceeding sentence, as of the date of the closing of the sale of the Sharp Rees-Stealy Property pursuant to the exercise of the Bargain Purchase Option, is less than the Bargain Purchase Reimbursement Amount, PMB LLC and the related Transferor shall immediately pay to NHP the remainder of the Bargain Purchase Reimbursement Amount. In the event that the Bargain Purchase Option is exercised and NHP (a) receives reimbursement of the full amount of the Bargain Purchase Reimbursement Amount in accordance with this Section 10.5, or (b) forecloses on the Sharp Rees-Stealy Pledged Units in accordance with this Section 10.5 and the “Market Value” (as defined in the Amended and Restated Partnership Agreement) of the Sharp Rees-Stealy Pledged Units, as of the closing of the sale of the Sharp Rees-Stealy Property pursuant to the exercise of the Bargain Purchase Option, exceeds the Bargain Purchase Reimbursement Amount, then the remaining Sharp Rees-Stealy Pledged Units shall be released from the provisions of the Sharp Rees-Stealy Pledge Agreements and, to the extent held by NHP, shall be delivered to PMB LLC for distribution to the appropriate OP Unit Recipient. The provisions of this Section 10.5 shall survive the Closing of the Contribution Transaction relating to the Sharp Rees-Stealy Property.

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10.6 ROFO Closing Conditions. As promptly as practicable after the Execution Date with respect to the Existing Properties and prior to delivery of a Completion Notice with respect to any Development Properties, PMB LLC and each applicable Transferor shall use good faith efforts to satisfy the requirements specified on Exhibit “BB” attached hereto (collectively, the “ROFO Closing Conditions”); provided, however, that failure or inability of PMB LLC and the applicable Transferor to satisfy the ROFO Closing Conditions shall under no circumstances constitute an event of default by PMB LLC or any such Transferor under this Agreement, but rather shall constitute the non-fulfillment of the Transferee’s Closing Conditions pursuant to Section 6.1.11 hereof, entitling Transferee to exercise its right pursuant to Section 6.2 hereof.

11. RISK OF LOSS.

11.1 Condemnation. With respect to each Property, if, prior to the Closing for such Property, a “Material Taking” (as hereinafter defined) occurs with respect to such Property as a result of a taking by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), the Transferor that owns or leases such Property shall immediately notify Transferee of such fact. In such event, NHP shall have the option to terminate this Agreement with respect to such Property upon written notice to the applicable Transferor, given not later than thirty (30) days after such Transferor provides such notice to Transferee (in which case this Agreement shall automatically terminate and be of no further force or effect with respect to such Property, the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Company with respect to such Property, no party or its affiliates shall have any further rights or obligations hereunder with respect to such Property (including, without limitation, rights of first offer, rights of first refusal or other similar rights), other than pursuant to any provision hereof which expressly survives the termination of this Agreement, and the remainder of this Agreement shall remain in full force and effect). NHP shall have no right to terminate its rights or obligations under this Agreement with respect to any Property as a result of any taking of a portion of such Property that does not result in a Material Taking. If NHP does not elect or has no right to terminate this Agreement with respect to such Property affected by a condemnation, the applicable Transferor shall assign and turn over to the applicable Property Owning Entity, and such Property Owning Entity shall be entitled to receive and keep, all awards for such taking by condemnation and Transferee shall be deemed to have accepted such Property subject to such taking without reduction in the Contribution Value for such Property. As used herein, the term “Material Taking” shall mean, with respect to a particular Property, any taking by condemnation or eminent domain of such Property or any portion thereof (a) which materially impairs the use of such Property or the applicable portion thereof (if such applicable portion is material to the use of such Property as a whole), as reasonably determined by such Transferor and NHP, or (b) (i) that results in a material adverse effect to the parking for or access to such Property or the applicable portion thereof (if such applicable portion is material to the use of such Property as a whole) or (ii) which results in any Tenants having the right to terminate their or its Lease(s) pursuant to the terms thereof or having the right to an abatement of rent pursuant to the terms thereof that is not covered by rental insurance.

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11.2 Casualty. With respect to each Property, prior to the applicable Closing and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, hurricane, tornado, flood, landslide, fire, acts of war, terrorism, terrorist activities or other casualty shall be borne by and be the responsibility of the applicable Transferor that owns or leases such Property. If, prior to the applicable Closing of a Property, any “Material Damage” (as hereinafter defined) occurs to any portion of such Property as a result of earthquake, hurricane, tornado, flood, landslide, fire, acts of war, terrorism, terrorist activities or other casualty, the Transferor that owns or leases such Property shall immediately notify Transferee of such fact. In such event, NHP shall have the option to terminate this Agreement with respect to such Property upon written notice to the applicable Transferor, given not later than thirty (30) days after such Transferor provides such notice to Transferee (in which case this Agreement shall automatically terminate and be of no further force or effect with respect to such Property, the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Company with respect to such Property, no party or its affiliates shall have any further rights or obligations hereunder with respect to such Property (including, without limitation, rights of first offer, rights of first refusal or other similar rights), other than pursuant to any provision hereof which expressly survives the termination of this Agreement, and the remainder of this Agreement shall remain in full force and effect). NHP shall have no right to terminate its rights and obligations under this Agreement with respect to any Property as a result of any damage or destruction of such Property that does not constitute a Material Damage. If NHP does not elect or has no right to terminate this Agreement with respect to such Property affected by such damage or destruction, the applicable Transferor shall assign and turn over to the applicable Property Owning Entity, and such Property Owning Entity shall be entitled to receive and keep, all insurance proceeds payable with respect to such damage or destruction (which shall then be repaired or not at such Property Owning Entity’s option and cost) and Transferee shall receive, as a credit against the Contribution Value for such Property, an amount equal to the deductible amount with respect to the insurance, to the extent covered by insurance, and the parties shall proceed to the applicable Closing pursuant to the terms hereof without modification of the terms of this Agreement. If NHP does not elect or has no right to terminate such affected portion of this Agreement by reason of any casualty, NHP shall have the right to participate in any adjustment of any insurance claim. As used herein, the term “Material Damage” shall mean, with respect to a particular Property, any damage or casualty loss to such Property or any portion thereof (a) such that the cost of repairing or restoring such Property to substantially the same condition which existed prior to the event of such damage or casualty would be, in the reasonable opinion of an architect or other qualified expert mutually selected by such Transferor and NHP, equal to or greater than five percent (5%) of the Total Property Value for such Property or (b) that results in any Tenants having the right to terminate their or its Lease(s) pursuant to the terms thereof or having the right to an abatement of rent pursuant to the terms thereof that is not covered by rental insurance.

11.3 Uniform Vendor and Purchaser Risk Act. The terms and conditions contained in this Section 11 are intended as an express provision with respect to casualty and condemnation of the Properties located in the State of Nevada and this

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Section 11 supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.

12. LIQUIDATED DAMAGES; SPECIFIC PERFORMANCE.

12.1 Liquidated Damages.

12.1.1 Existing Properties. IN THE EVENT THAT THE ESCROW AND THE TRANSACTIONS CONTEMPLATED HEREBY TO THE EXTENT RELATED TO ANY EXISTING PROPERTY FAILS TO CLOSE AS A RESULT OF THE DEFAULT OF TRANSFEREE IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO ACQUIRE SUCH EXISTING PROPERTY (OTHER THAN ANY EXISTING PROPERTY WHICH IS REMOVED FROM THE TRANSACTION AS EXPRESSLY PERMITTED HEREIN), TRANSFEREE, PMB LLC AND TRANSFERORS AGREE THAT PMB LLC’S AND TRANSFERORS’ ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. SUBJECT TO SECTION 12.2 HEREOF, THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT THE ESCROW AND THE TRANSACTIONS CONTEMPLATED HEREBY TO THE EXTENT RELATED TO ANY SUCH EXISTING PROPERTY FAILS TO CLOSE AS A RESULT OF THE DEFAULT OF TRANSFEREE IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER TO ACQUIRE ALL OF THE EXISTING PROPERTIES (OTHER THAN ANY EXISTING PROPERTY WHICH IS REMOVED FROM THE TRANSACTION AS EXPRESSLY PERMITTED HEREIN), TRANSFEREE, AS PMB LLC’S AND TRANSFERORS’ SOLE AND EXCLUSIVE REMEDY, SHALL PAY TO PMB LLC (FOR THE BENEFIT OF PMB LLC AND ALL APPLICABLE TRANSFERORS) LIQUIDATED DAMAGES IN THE AMOUNT OF TEN MILLION DOLLARS ($10,000,000) IN THE AGGREGATE (THE “EXISTING PROPERTY LIQUIDATED DAMAGES AMOUNT”); PROVIDED, HOWEVER, THAT THE EXISTING PROPERTY LIQUIDATED DAMAGES AMOUNT SHALL BE REDUCED FOR EACH EXISTING PROPERTY, IF ANY, THAT IS REMOVED FROM THE TRANSACTION AS EXPRESSLY PERMITTED HEREIN, BY THE PERCENTAGE OBTAINED BY DIVIDING THE CONTRIBUTION VALUE FOR SUCH REMOVED PROPERTY BY THE SUM OF ALL CONTRIBUTION VALUES FOR ALL EXISTING PROPERTIES IDENTIFIED ON EXHIBIT “A” ATTACHED HERETO. IN THE EVENT THAT THE ESCROW WITH RESPECT TO ANY EXISTING PROPERTY FAILS TO CLOSE AS A RESULT OF TRANSFEREE’S DEFAULT, THEN (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF TRANSFEREE, PMB LLC AND TRANSFERORS HEREUNDER WITH RESPECT TO ANY PROPERTIES THAT HAVE NOT SO CLOSED AND THE ESCROW CREATED HEREBY WITH RESPECT TO SUCH PROPERTIES SHALL TERMINATE, (B) ESCROW AGENT SHALL, AND IS HEREBY AUTHORIZED AND INSTRUCTED TO, RETURN PROMPTLY TO TRANSFEREE, PMB LLC AND THE APPLICABLE TRANSFERORS ALL DOCUMENTS AND INSTRUMENTS WITH RESPECT TO SUCH EXISTING PROPERTIES TO THE PARTIES WHO DEPOSITED THE SAME, (C) TRANSFEREE SHALL DELIVER THE EXISTING PROPERTY LIQUIDATED DAMAGES AMOUNT TO PMB LLC, AND THE SAME

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SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, AND (D) ALL RELATED TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO TRANSFEREE.

12.1.2 Development Properties. WITH RESPECT TO EACH DEVELOPMENT PROPERTY, IN THE EVENT THAT THE ESCROW AND THE TRANSACTIONS CONTEMPLATED HEREBY TO THE EXTENT RELATED TO SUCH DEVELOPMENT PROPERTY FAIL TO CLOSE AS A RESULT OF THE DEFAULT OF TRANSFEREE IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO ACQUIRE SUCH DEVELOPMENT PROPERTY, TRANSFEREE, PMB LLC AND TRANSFERORS AGREE THAT PMB LLC’S AND TRANSFERORS’ ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. SUBJECT TO SECTION 12.2 HEREOF, THE PARTIES THEREFORE AGREE THAT, WITH RESPECT TO EACH DEVELOPMENT PROPERTY, IN THE EVENT THAT THE ESCROW AND THE TRANSACTIONS CONTEMPLATED HEREIN WITH RESPECT TO SUCH DEVELOPMENT PROPERTY FAIL TO CLOSE AS A RESULT OF THE DEFAULT OF TRANSFEREE IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER TO ACQUIRE SUCH DEVELOPMENT PROPERTY, TRANSFEREE, AS PMB LLC’S AND TRANSFERORS’ SOLE AND EXCLUSIVE REMEDY, SHALL PAY TO PMB LLC (FOR THE BENEFIT OF PMB LLC AND ALL APPLICABLE TRANSFERORS) LIQUIDATED DAMAGES IN THE AMOUNT OF FIVE PERCENT (5%) OF THE TOTAL PROPERTY VALUE FOR SUCH DEVELOPMENT PROPERTY (THE “DEVELOPMENT PROPERTY LIQUIDATED DAMAGES AMOUNT”). IN THE EVENT THAT THE ESCROW WITH RESPECT TO SUCH DEVELOPMENT PROPERTY FAILS TO CLOSE AS A RESULT OF TRANSFEREE’S DEFAULT, THEN (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF TRANSFEREE, PMB LLC AND TRANSFERORS HEREUNDER WITH RESPECT TO SUCH DEVELOPMENT PROPERTY AND THE ESCROW CREATED HEREBY WITH RESPECT TO SUCH DEVELOPMENT PROPERTY SHALL TERMINATE, (B) ESCROW AGENT SHALL, AND IS HEREBY AUTHORIZED AND INSTRUCTED TO, RETURN PROMPTLY TO TRANSFEREE, PMB LLC AND THE APPLICABLE TRANSFERORS ALL DOCUMENTS AND INSTRUMENTS WITH RESPECT TO SUCH DEVELOPMENT PROPERTY TO THE PARTIES WHO DEPOSITED THE SAME, (C) TRANSFEREE SHALL DELIVER THE DEVELOPMENT PROPERTY LIQUIDATED DAMAGES AMOUNT TO PMB LLC, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, AND (D) ALL RELATED TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO TRANSFEREE.

12.1.3 General Provisions for All Properties. FOR PURPOSES OF THIS SECTION 12.1, A BREACH UNDER THIS AGREEMENT BY TRANSFEREE SHALL RESULT IN DEFAULT UNDER THIS AGREEMENT BY TRANSFEREE ONLY AFTER WRITTEN NOTICE OF THE BREACH IS GIVEN TO

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TRANSFEREE AND ONLY IF SUCH BREACH IS NOT CURED WITHIN FIVE (5) BUSINESS DAYS THEREAFTER.

PMB LLC, TRANSFERORS AND TRANSFEREE ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 12.1, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

/s/ DDB for NHP	/s/ MT	/s/ MT
Transferee’s Initials	PMB LLC’s Initials	Clarita LLC’s Initials

/s/ MT	/s/ MT	/s/ MT
Vista LLC’s Initials	Liliha LP’s Initials	Francis LP’s Initials

/s/ MT	/s/ MT	/s/ MT
Eden LP’s Initials	Burbank 1 LLC’s Initials	SG Valley LLC’s Initials

/s/ MT	/s/ MT	/s/ MT
Green LLC’s Initials	Washoe LLC’s Initials	Terrace LLC’s Initials

/s/ MT	/s/ MT	/s/ MT
Hillsboro LLC’s Initials	Torrance LLC’s Initials	Burbank 2 LLC’s Initials

/s/ MT	/s/ MT	/s/ MT
Orange LLC’s Initials	Mission LLC’s Initials	Pomerado LLC’s Initials

/s/ MT	/s/ MT
Pasadena LLC’s Initials	Gilbert LLC’s Initials

12.2 Default by Transferors. In the event that the applicable Closing of any Contribution Transaction contemplated by this Agreement does not occur by reason of any default by PMB LLC or any Transferor of its obligations under this Agreement, then Transferee shall be entitled, as its sole and exclusive remedy, to either (a) terminate this Agreement by written notice to PMB LLC, the applicable Transferor and Escrow Agent, with respect to (i) all of the Properties, if such election is exercised prior to the Closing Date of the first Contribution Transaction, (ii) all Existing Properties for which a Closing has not occurred and all Development Properties, if such election is exercised after the Closing of the first Contribution Transaction but prior to the Closing of the last Contribution Transaction of an Existing Property, or (iii) the applicable Development Property, if such election is exercised with respect to a Development Property, in which event Escrow Agent shall return all documents, instruments and funds delivered into Escrow with respect to any such terminated Contribution Transaction to the party that delivered the same into Escrow, and no party (or its affiliates) shall have any further rights or obligations hereunder with respect to consummating such terminated Contribution Transactions or, if applicable, any other future transaction involving any of the parties hereto, other than pursuant to any provision hereof which expressly survives the termination of this Agreement, in which case PMB LLC and/or the applicable Transferor shall be obligated to pay any cancellation charges to Escrow Agent and Title Company and shall reimburse Transferee for all of Transferee’s actual out-of-pocket

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third-party costs and expenses incurred as part of Transferee’s due diligence efforts hereunder and/or Assumption Costs, subject to a cap of $250,000 per Property (understanding that no single Transferor shall be responsible for more than $250,000), or (b) treat this Agreement as being in full force and effect and pursue an action for specific performance of this Agreement, provided that Transferee must commence any action for specific performance within sixty (60) days after the scheduled Closing Date. Notwithstanding anything contained herein to the contrary, Transferee acknowledges and agrees that no breach under this Agreement shall result in a default by PMB LLC or any Transferor under this Agreement unless written notice of such breach has been given to PMB LLC and the applicable Transferor, and PMB LLC or such Transferor, as applicable, fails to cure such breach within five (5) Business Days after its receipt of such notice. Transferee expressly waives any right to recover any and all consequential damages, punitive damages and exemplary damages, and any other damages which would be predicated in whole or in part upon loss of bargain, opportunity lost, or any loss of anticipated benefits incurred by Transferee.

13. BROKER.

PMB LLC and each Transferor each hereby represent, warrant to and agree with Transferee that it has not had, and shall not have, any dealings with any third party to whom the payment of any broker’s fee, finder’s fee, commission or other similar compensation (“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby other than certain fees payable to PMB LLC by certain of the Transferor Parties. Transferee hereby represents, warrants to and agrees with PMB LLC and each Transferor that it has not had, and shall not have, any dealings with any third party to whom the payment of any Commission shall or may become due or payable in connection with the transactions contemplated hereby, other than certain advisor fees payable to Shattuck Hammond Partners LLC and J.P. Morgan Securities Inc. (collectively, the “Transferee Commission Parties”). Transferor hereby agrees to cause all applicable Transferor Parties to pay PMB LLC all Commissions due and payable to PMB LLC in connection with the transactions contemplated hereby pursuant to their separate agreements with PMB LLC. Transferee hereby agrees to pay all Commissions due and payable to the Transferee Commission Parties in connection with the transactions contemplated hereby pursuant to its separate agreements with the Transferee Commission Parties. Each of PMB LLC and each Transferor shall indemnify, protect, defend and hold Transferee harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by Transferee by reason of any breach or inaccuracy of the representation, warranty and agreement of such Transferor contained in this Section 13. Transferee shall indemnify, protect, defend and hold each of PMB LLC and each Transferor harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by PMB LLC or such Transferor by reason of any breach or inaccuracy of the representation, warranty and agreement of Transferee contained in this Section 13. The provisions of this Section 13 shall survive the applicable Closing or earlier termination of this Agreement.

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14. INDEMNIFICATION.

14.1 By Transferee. Transferee hereby agrees to indemnify, protect, defend and hold PMB LLC and each Transferor harmless from and against any claim, demand, obligation, loss, cost, damage, liability, judgment or expense (including, without limitation, reasonable attorneys’ fees, charges and disbursements) (collectively, “Claims” and individually, a “Claim”) arising out of or in connection with (a) the breach of any of Transferee’s representations or warranties set forth herein (subject to the survival limitations set forth in Section 9.5 hereof), or (b) the breach of any of Transferee’s covenants or agreements set forth herein.

14.2 By PMB LLC and Transferors. Each Transferor, individually and not jointly with the other Transferors or PMB LLC, and PMB LLC for itself and jointly and severally with each Transferor, hereby agrees to indemnify, protect, defend and hold NHP and the Operating Partnership harmless from and against any Claims arising out of or in connection with (a) the breach of PMB LLC or such Transferor’s representations or warranties set forth herein (subject to the survival limitations set forth in Section 8.18 hereof), (b) the breach of any of PMB LLC’s or such Transferor’s covenants or agreements set forth herein, (c) the failure to pay any amounts that PMB LLC or such Transferor is obligated to pay or reimburse Transferee or its affiliates for hereunder (including, without limitation, pursuant to Section 10.3 hereof), (d) any liabilities in the nature of tort claims for physical injury to persons or damage to property on or about any Property that arise from events and circumstances occurring prior to the applicable Closing, but specifically excluding liability arising out of or related to the presence of Hazardous Materials on, in or under such Property or the failure of such Property to comply with all Environmental Laws on or prior to the applicable Closing Date to the extent such liabilities are not included pursuant to the foregoing clauses (a) or (b) (i.e., it is limited only to the extent such liabilities do not arise from a breach of a representation or warranty or a breach of a covenant or agreement), (e) any fraud or willful misconduct by PMB LLC or such Transferor, (f) any matters set forth in a Transferor’s Estoppel delivered to Transferee in lieu of any Tenant Estoppel in accordance with Section 6.1.17 hereof which is disputed by the applicable Tenant or its successor or assign (provided, however, that notwithstanding anything to the contrary contained herein, such indemnity obligation shall only survive with respect to each Lease until the sixtieth (60th) day following the expiration or earlier termination of the applicable Lease), or (g) any Claims made by any Investors or any other investors, partners, members or direct or indirect constituents of such Transferor or any Investors that such entities suffered losses due to the breach of any fiduciary or other duties or obligations owed by PMB LLC, any Transferor of any of their affiliates, to such persons in connection with the transactions contemplated by this Agreement or any document executed in connection with the transactions contemplated by this Agreement, or due to any allocation of any Contribution Value with respect to any Property (collectively, “Investor Claims”). In addition, each Investment Entity Transferor, individually and not jointly, hereby agrees to indemnify, protect, defend and hold NHP and the Operating Partnership harmless from any Claims (other than its Permitted Entity Liabilities), including, without limitation any Claims for any Taxes, that relate to the Investment Entity formed by such Investment Entity Transferor and that relate to the period (or accrue) prior to the Closing of the

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applicable Investment Entity Transaction (regardless of when due and payable), except to the extent prorated or otherwise apportioned pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, or in any Indemnity Pledge Agreement and/or Indemnity Cash Escrow Agreement, if NHP or the Operating Partnership shall seek or be entitled to indemnification or any other action with respect to any Claim against a Transferor with respect to any particular Property or such Transferor, then NHP and the Operating Partnership agree to proceed against all applicable Transferor Parties of such Transferor pursuant to the applicable Indemnity Pledge Agreements and/or the applicable Indemnity Cash Escrow Agreement delivered by such Transferor Parties, or the applicable Transferor Parties and PMB LLC, as applicable, at the applicable Closing solely in proportion to each such Transferor Party’s Allocable Share of the applicable Secured Amount.

14.3 Interpretation. Notwithstanding anything to the contrary contained herein, no party shall be entitled to any recovery of damages pursuant to this Section 14 to the extent that the party seeking indemnification hereunder had knowledge as of the Closing of the matter that gives rise to the Claims, including, without limitation, the breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement that give rise to such Claims. In addition, and notwithstanding anything to the contrary contained herein, the indemnification provisions of this Section 14 shall be the sole remedy of an indemnified party and shall be in lieu of any other remedy available to any indemnified party, whether at law or in equity, arising out of or in connection with Claim for which an indemnified party is entitled to indemnification hereunder, including, without limitation, on account of any breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement that give rise to such Claims.

14.4 Limitations on Indemnity. Notwithstanding anything to the contrary in this Agreement (other than with respect to Transferee’s Claims arising from (a) PMB LLC’s or any Transferor’s fraud or willful misconduct, (b) any misstatement of the tenant improvement amounts set forth in any Rent Roll delivered pursuant to Section 8.4 hereof or in any Bringdown Certificate delivered pursuant to Section 7.2.15 hereof, (c) any Investor Claims, (d) any matters specified in the last sentence of Section 14.2 hereof, (e) the exercise of the Bargain Purchase Option, as specified in Section 10.5 hereof, (f) the indemnity set forth in Section 10.3.9 hereof, or (g) the exercise of any Claim under the Pipeline Property Agreement (or any documents or agreements executed in connection therewith) or the PMBRES Purchase Agreement (which shall be subject to the applicable limitations set forth in the Pipeline Property Agreement (or any documents or agreements executed in connection therewith) or the PMBRES Purchase Agreement, as applicable), with respect to items (a) through (g) above the parties hereby agree that the limitations set forth in this sentence shall not apply), Transferee shall not seek, or be entitled to, indemnification or any other action, whether in law or in equity, for a breach of any express representation, warranty, covenant or obligation of PMB LLC or any Transferor under this Agreement or under any other Transaction Document (including under any Transferor’s Estoppel) (i) to the extent the aggregate Claims for damages or losses for which indemnification is sought pursuant to this Section 14 or any other claim for breach of any other express representation, warranty, covenant or obligation of PMB

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LLC or any Transferor under this Agreement or under any other Transaction Document (including under any Transferor’s Estoppel) is less than the applicable “Threshold” (as hereinafter defined) or (ii) to the extent the aggregate Claims for all such damages or losses exceed an amount equal the applicable “Cap” (as hereinafter defined). As used herein, the term “Threshold” shall mean with respect to PMB LLC and each Transferor, the sum of $50,000. As used herein, the term “Cap” shall mean with respect to PMB LLC and each Transferor, an amount equal to three percent (3%) of the Total Property Value of the Property owned or leased by such Transferor. In calculating the amount of any damages payable to Transferee hereunder, the amount of the damages (A) shall not be duplicative of any other award for any indemnification claim or other claim for breach of any express representation, warranty, covenant or obligation of PMB LLC or any Transferor under this Agreement (including under any Transferor’s Estoppel), and (B) shall be computed net of any amounts actually recovered by Transferee under any insurance policy with respect to such damages. Notwithstanding anything to the contrary herein, no party hereto shall seek, or be entitled to indemnification or any other action, and each of the party’s hereby expressly waive any right to recover, any and all consequential damages, punitive damages and exemplary damages, and any other damages which would be predicated in whole or in part upon loss of bargain, opportunity lost, or any loss of anticipated benefits incurred by such party by reason of a breach of any representation, warranty, covenant or obligation of any other party under this Agreement (including under any Transferor Estoppel).

14.5 Further Assurances. Each party shall do, execute and deliver, or shall cause to be done, executed and delivered, all such further acts and instruments which the other party may reasonably request in order to more fully effectuate the indemnifications provided for in this Agreement.

14.6 Survival. The provisions of this Section 14 shall survive the applicable Closing; provided, however, that in addition to the terms of Section 8.18 hereof, all or any Claims for indemnification with respect to any particular Property or Transferor being made directly and independently by Transferee (and not as a result of any third party Claims) must be made (by Transferee delivering written notice thereof to PMB LLC and the applicable Transferor), if at all, on or before the second (2nd) anniversary of the Closing Date of such Property.

15. PUBLIC ANNOUNCEMENTS.

Transferee, PMB LLC and each Transferor shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Laws (including, without limitation, applicable securities laws and the rules and regulations of the Securities and Exchange Commission), court process or the rules and regulations of any national securities exchange.

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16. MISCELLANEOUS PROVISIONS.

16.1 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the Laws of the State of California, without regard to its principles of conflicts of law.

16.2 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, and the other Transaction Documents constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties (including, without limitation, that certain Cost Sharing Agreement, dated as of December 21, 2007, from PMB LLC and agreed to by NHP, which is hereby terminated and of no further force or effect as of the Execution Date), and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

16.3 Modification; Waiver. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

16.4 Communications. All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Communications”) shall be in writing and may be given personally, by registered or certified mail, by electronic communication, telecopy or by Federal Express (or other reputable overnight delivery service) as follows:

To Transferee:	Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660
Attention: Doug Pasquale
Telephone: (949) 718-4400
Telecopy: (949) 759-6887
Email: doug@nhp-reit.com

With a Copy To:	Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660
Attention: Abdo Khoury
Telephone: (949) 718-4413
Telecopy: (949) 759-6887
Email: abdo@nhp-reit.com

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With A Copy To:	Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention: Meryl K. Chae, Esq.
Telephone: (213) 687-5035
Telecopy: (213) 621-5035
Email: mchae@skadden.com

To PMB LLC or Transferors:
Pacific Medical Buildings
12348 High Bluff Drive, Suite 100
San Diego, California 92130
Attention: Mark D. Toothacre
Telephone: (858) 794-1900
Telecopy: (858) 794-1910
Email: mark@pmbllc.com

With A Copy To:	Pacific Medical Buildings
12348 High Bluff Drive, Suite 100
San Diego, California 92130
Attention: Evan Stone
Telephone: (858) 794-1900 x313
Telecopy: (858) 794-1910
Email: evan@pmbllc.com

With A Copy To:	Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention: David C. Meckler
Telephone: (714) 755-8103
Telecopy: (714) 755-8290
Email: david.meckler@lw.com

To Escrow Agent:	First American Title Insurance Company
2100 5th Avenue
San Diego, California 92101
Attention: Lynn Graham
Telephone: (619) 881-5460
Telecopy: (619) 330-2564
Email: lgraham@firstam.com

or to such other address or such other person as the addressee party shall have last designated by notice to the other parties. All Communications shall be deemed to have been given when received. All Communications given by telecopy or electronic communication shall be followed by the delivery of a hard copy of such Communication, provided that such Communications shall be deemed to have been given when received by telecopy or electronic communication.

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16.5 Legal Fees and Other Costs. Subject to the provision for payment of Closing Costs in accordance with the terms of Section 7.6 hereof and any other provision of this Agreement, including, without limitation, Sections 6.2, 6.4 and 6.5 hereof, whether or not the transactions contemplated by this Agreement and the other Transaction Documents shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement and the other Transaction Documents shall be borne by such party. Notwithstanding the foregoing, with respect to the Closing of each Property, PMB LLC may, in its sole and absolute discretion, direct Transferee to cause the Operating Partnership to pay on behalf of PMB LLC or Transferors all or any portion of such Property’s anticipated pro rata share (as reasonably estimated as of such Closing) of PMB LLC’s and Transferors’ third party legal fees and other third party expenses actually incurred in connection with (a) the negotiation and preparation of this Agreement, the other Transaction Documents and any term sheet with respect to any of the foregoing, (b) the performance of PMB LLC’s and Transferors’ obligations and covenants contemplated by any of the foregoing, and (c) the costs of all certificates, instruments, documents and other items required to be delivered or caused to be delivered by PMB LLC or Transferors in connection with the transactions contemplated by any of the foregoing (collectively, the “Legal Fees and Costs”), by delivering written notice to Transferee and Escrow Agent five (5) Business Days prior to the applicable Closing of its election to cause the Operating Partnership to pay such amount (each a “Legal Fees and Costs Notice”). Each Legal Fees and Costs Notice shall specify what portion of the applicable Property’s (or such Transferor Party’s) anticipated pro rata share of the Legal Fees and Costs PMB LLC has elected to cause the Operating Partnership to pay and shall include invoices for amounts to be paid at the applicable Closing or receipts for amounts paid by PMB LLC or Transferors (or such Transferor Party’s) that are to be reimbursed at the applicable Closing. Transferee shall cause the Operating Partnership to pay such specified portion of the Legal Fees and Costs at the Closing of such Property (each a “Reimbursable Legal Fees and Costs Amount”) as directed in the Legal Fees and Costs Notice and the Contribution Value of such Property shall be reduced by the amount of such payments pursuant to the terms of Section 2.1.1 hereof.

16.6 Assignment. No party hereto shall have the right, power, or authority to assign all or any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without the prior written consent of the other parties hereto.

16.7 Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

16.8 Successors and Assigns; Third Parties. Subject to and without waiver of the provisions of Section 16.6 hereof, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer

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upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

16.9 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

16.10 Headings. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

16.11 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

16.12 Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by PMB LLC, Transferors and Transferee, PMB LLC, Transferors and Transferee agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at or after the applicable Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereby.

16.13 Number and Gender. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.

16.14 Construction. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

16.15 Post-Closing Access to Records. For a period of three (3) years after the Closing of each Property, (a) upon receipt by PMB LLC or the Transferor of such Property of Transferee’s reasonable written request at anytime and from time to time, PMB LLC or such Transferor shall, at PMB LLC’s or such Transferor’s principal place of business, during PMB LLC’s or such Transferor’s normal business hours, make all of PMB LLC’s and such Transferor’s records relating to such Property available to Transferee for inspection and copying (at Transferee’s sole cost and expense) and (b) upon receipt by Transferee of PMB LLC’s or the applicable Transferor’s reasonable written request at anytime and from time to time, Transferee shall, at Transferee’s principal place of business, during Transferee’s normal business hours, make all of Transferee’s records relating to such Property available to PMB LLC or such Transferor, as applicable, for inspection and copying (at PMB LLC or such Transferor’s sole cost and expense), in either case, subject to any confidentiality obligations to which the party granting such access may be reasonably bound. This Section 16.15 shall survive the applicable Closing.

16.16 Exhibits. All exhibits and schedules attached hereto are hereby incorporated by reference as though set out in full herein.

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16.17 Attorneys’ Fees. In the event that any party hereto brings an action or proceeding against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses.

16.18 Business Days. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday. In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next Business Day.

16.19 Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith), including any claim based on contract, tort or statute (collectively, a “Dispute”), that cannot be resolved by the parties within thirty (30) days shall first be submitted to mediation between the parties. In the event that such mediation does not resolve the Dispute within ten (10) Business Days, the Dispute shall be resolved at the written request of any party to this Agreement by binding arbitration using applicable arbitration procedures of JAMS located in San Diego, California pursuant to California law. The parties shall attempt to designate one arbitrator from JAMS. If they are unable to do so within thirty (30) days after written demand therefor, then JAMS shall designate an arbitrator. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party. Notwithstanding anything to the contrary contained herein, this Section 16.19 shall not prevent Transferee, PMB LLC or Transferors from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state in which such Property is located (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Agreement or to prevent irreparable harm and injury. The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Agreement between the parties hereto shall be determined through final and binding arbitration in accordance with the terms of this Section 16.19. Notwithstanding the foregoing, a Dispute relating to the determination of the Net Operating Income of any Property pursuant to Section 2.1.2 hereof shall be resolved pursuant to the “Expert Accountant Procedure” (as hereinafter defined) rather than by the arbitration procedures described above. The “Expert Accountant Procedure” shall mean that following the mediation procedure described above: (i) each of PMB LLC (for itself and the applicable Transferors) and Transferee shall select an accounting firm with at least ten (10) years of experience in calculating net operating income for medical office buildings (a “Qualified Accountant”) and shall give

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notice to the other specifying the name and address of the Qualified Accountant each has chosen; (ii) the two Qualified Accountants so chosen shall, within ten (10) days after the second Qualified Accountant is appointed, produce a calculation of the Net Operating Income for such Property in accordance with the terms of this Agreement; (iii) if the two calculations produced are within ten percent (10%) of each other, then the average of the two (2) calculations shall be deemed to be the calculation of the Net Operating Income of such Property, but if the two (2) calculations produced are not within ten percent (10%) of each other, the two (2) Qualified Accountants shall together designate a third (3rd) Qualified Accountant; and (d) if applicable, the calculation of the third (3rd) Qualified Accountant shall be compared to the calculations of the first (1st) Qualified Accountants, and the two (2) calculations that are nearest to each other shall be averaged, and the average of the two (2) calculations shall be deemed to be the calculation of the Net Operating Income of such Property. Each party shall pay the fees and expenses of the Qualified Accountant it has selected, and if applicable, one half (1/2) of the fees and expenses of the third (3rd) Qualified Accountant. The decision and award of the Qualified Accountants shall be in writing and shall be final, conclusive and enforceable in any court of competent jurisdiction. The terms and provisions of this Section 16.19 shall survive each Closing.

16.20 Knowledge Defined. As used in this Agreement, the term “knowledge”, (a) when used with respect to PMB LLC or any Transferor means to the actual, current knowledge of Mark Toothacre, Gregory P. Nelson, Evan Stone, Robert A. Rosenthal, James Rohan, Elizabeth Powell, Jeffrey L. Rush, Claude Hooton, Jonathan Hughes and Sherwood Johnston, III, without independent investigation or the duty to conduct an independent investigation, and without imputation of the knowledge of any other employees, agents or other advisors of PMB LLC or its affiliates, and (b) when used with respect to NHP or the Operating Partnership means to the actual, current knowledge of Doug Pasquale, Abdo Khoury, Don Bradley and David Snyder, without independent investigation or the duty to conduct an independent investigation, and without imputation of the knowledge of any other employees, agents or other advisors of NHP or its affiliates.

16.21 No Thirteen Day Notice. Notwithstanding anything to the contrary contained herein, with respect to any of the Properties located in the State of Arizona, PMB LLC, Transferors and Transferee hereby specifically reject any clause, code or statute purportedly granting a time (whether thirteen (13) days or otherwise) during which a defaulting party might cure its default, and Transferors and Transferee hereby affirmatively state and agree that (subject to the terms of Section 12 hereof), upon the default of any party to this Agreement, Escrow Agent shall comply with the terms of this Agreement and abide by the waiver set forth in this Section 16.21, and the non-defaulting party may immediately invoke any of its remedies in accordance with the terms of this Agreement.

16.22 California Natural Hazard Disclosure. Transferee acknowledges that each Transferor owning Property located in the State of California is required to disclose if such Property lies within the following natural hazardous areas or zones: (a) a special flood hazard area (any type Zone “A” or “V”) designated by the Federal

79

Emergency Management Agency (Cal. Gov. Code § 8589.3); (b) an area of potential flooding shown on a dam failure inundation map designated pursuant to Cal. Gov. Code § 8589.5 (Cal. Gov. Code § 8589.4); (c) a very high fire hazard severity zone designated pursuant to Cal. Gov. Code § 51178 or 51179 (in which event the owner maintenance obligations of Cal. Gov. Code § 51182 would apply) (Cal. Gov. Code § 51183.5); (d) a wildland area that may contain substantial forest fire risks and hazards designated pursuant to Cal. Pub. Resources Code § 4125 (in which event (i) such Transferor would be subject to maintenance requirements of Cal. Pub. Resources Code § 4291 and (ii) it would not be the State of California’s responsibility to provide fire protection services to any building or structure located within the wildland area except, if applicable, pursuant to Cal. Pub. Resources Code § 4129 or pursuant to a cooperative agreement with a local agency for those purposes pursuant to Cal. Pub. Resources Code § 4142) (Cal. Pub. Resources Code § 4136); (e) an earthquake fault zone (Cal. Pub. Resources Code § 2621.9); or (f) a seismic hazard zone (and, if applicable, whether a landslide zone or liquefaction zone) (Cal. Pub. Resources Code § 2694). The applicable Transferor shall execute and deliver to Transferee a natural hazards disclosure statement with respect to the foregoing matters (the “Natural Hazards Disclosure Statement”). Transferee acknowledges that the Natural Hazards Disclosure Statement fully and completely discharges such Transferor from its disclosure obligations under California Civil Code Section 1103, and, for the purpose of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of such Transferor for errors or omission not within its personal knowledge shall be deemed to apply. Transferee acknowledges and agrees that Transferee will independently evaluate and investigate whether any or all of such natural hazards affect the applicable Property, and the applicable Transferor shall have no liabilities or obligations with respect thereto. Prior to the Due Diligence Termination Date, Transferee shall execute and deliver to such Transferor an acknowledgement of receipt of the Natural Hazards Disclosure Statement. Transferee acknowledges and agrees that the matters set forth in the Natural Hazard Disclosure Statement may change on or following the Closing Date for such Property and that the applicable Transferor has no obligation to update, modify, or supplement the Natural Hazard Disclosure Statement following such Closing Date. Transferee shall be solely responsible for preparing and delivering its own Natural Hazard Disclosure Statement to subsequent prospective buyers of the Properties, to the extent required. TRANSFEREE ACKNOWLEDGES AND REPRESENTS THAT IT HAS EXTENSIVE EXPERIENCE ACQUIRING AND CONDUCTING DUE DILIGENCE REGARDING COMMERCIAL PROPERTIES. THIS PROVISION IS AN ESSENTIAL ASPECT OF THE BARGAIN BETWEEN THE PARTIES. The provisions of this Section 16.22 shall survive the Closing.

16.23 Oregon Statutory Disclaimer. THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930 IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE

80

PERSON’S RIGHTS, IF ANY, UNDER SECTIONS 2, 3 AND 5 TO 22 OF THE BALLOT MEASURE 49 (2007). BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO VERIFY THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER SECTIONS 2, 3 AND 5 TO 22 OF THE BALLOT MEASURE 49 (2007).

16.24 Tax Treatment. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that the Operating Partnership makes no representation or warranty concerning the tax treatment or characterization of the transactions contemplated herein. Except (i) to the extent set forth in the Tax Protection Agreement, or (ii) to the extent attributable to a breach by the Operating Partnership of any tax related representations, warranties or covenants set forth in this Agreement or the Amended and Restated Partnership Agreement, the Operating Partnership shall not be liable for any damages resulting from a successful challenge of such treatment or characterization by any taxing authority.

16.25 Effectiveness of this Agreement with respect to Mission LLC and Orange LLC. Notwithstanding anything to the contrary in this Agreement, the effectiveness of this Agreement with respect to Mission LLC and Orange LLC, and the Properties owned by such Transferors, is expressly conditioned upon the written approval of the terms of this Agreement by AIG Global Real Estate Investment Corp. (or its applicable affiliate) (“AIG”). Promptly following the execution and delivery of this Agreement by the parties hereto, PMB LLC shall seek the approval of AIG, and shall notify NHP in writing if and when such written approval has been obtained. In the event that PMB LLC fails to notify NHP in writing of the approval of this Agreement with respect to Mission LLC, Orange LLC and the applicable Properties by AIG within sixty (60) days after the Execution Date, (a) this Agreement shall automatically terminate with respect to Mission LLC, Orange LLC and the applicable Properties, (b) Mission LLC, Orange LLC and the applicable Properties shall be removed and excluded from the terms of this Agreement, and (c) the remainder of the terms of this Agreement shall remain in full force and effect with respect to the other Transferors and Properties.

81

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TRANSFEREE:

NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation

By:	/s/ Donald D. Bradley
Name:	Donald D. Bradley
Title:	Chief Investment Officer Executive Vice President

PMB LLC:

PACIFIC MEDICAL BUILDINGS LLC, a California limited liability company

By:	PMB, INC.,
a California corporation

	By:	/s/ Mark Toothacre
	Name:	Mark Toothacre
	Title:	President, PMB, Inc.

[Additional Signature Pages Follow]

Signature Page 1

TRANSFERORS:

PMB SPE SANTA CLARITA LLC, a Delaware limited liability company

By:	PMB Santa Clarita LLC,
a California limited liability company,
its Sole Member

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

PMB CHULA VISTA LLC, a California limited liability company

By:	PMB SPE Chula Vista, Inc.,
a Delaware corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President

[Additional Signature Pages Follow]

Signature Page 2

LILIHA PARTNERS L.P.,
a California limited partnership

By:	PMB SPE Honolulu, Inc.
a California corporation,
its General Partner

By:	/s/ Mark Toothacre
Mark Toothacre
President

ST. FRANCIS-LYNWOOD MEDICAL PLAZA L.P., a California limited partnership

By:	PMB Lynwood, Inc.,
a California corporation,
its General Partner

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President

[Additional Signature Pages Follow]

Signature Page 3

EDEN MEDICAL PLAZA LP,
a California Limited Partnership

By:	PMB Castro Valley, Inc.,
a California corporation,
its General Partner

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President

PMB BURBANK #1 LLC, a California limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

[Additional Signature Pages Follow]

Signature Page 4

SAN GABRIEL VALLEY MEDICAL PLAZA LLC, a California limited liability company

By:	PMB San Gabriel LLC,
a California limited liability company,
its Managing Member

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

[Additional Signature Pages Follow]

Signature Page 5

PMB GREEN VALLEY LLC,
a Nevada limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

THE PLAZA AT WASHOE, LLC, a Nevada limited liability company

By:	PMB Reno LLC,
a Nevada limited liability company,
its Manager

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

[Additional Signature Pages Follow]

Signature Page 6

THE TERRACE AT SOUTH MEADOWS, LLC,
a Nevada limited liability company

By:	PMB South Meadows LLC,
a Nevada limited liability company,
its Manager

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

PMB HILLSBORO LLC, an Oregon limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

[Additional Signature Pages Follow]

Signature Page 7

PMB TORRANCE 1 LLC,
a California limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

PMB BURBANK #2 LLC, a California limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

[Additional Signature Pages Follow]

Signature Page 8

PDP ORANGE LLC,
a Delaware limited liability company

By:	PMB Founders Orange LLC,
a California limited liability company,
its Administrative Agent

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

PDP MISSION VIEJO LLC, a Delaware limited liability company

By:	PMB Founders Mission Viejo LLC,
a California limited liability company,
its Administrative Agent

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

[Additional Signature Pages Follow]

Signature Page 9

PDP POMERADO LLC,
a California limited liability company

By:	PMB Poway LLC,
a California limited liability company,
its Manager

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

PMB PASADENA LLC, a California limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

[Additional Signature Pages Follow]

Signature Page 10

PMB GILBERT LLC,
a Delaware limited liability company

By:	Pacific Medical Buildings LLC,
a California limited liability company,
its Manager

By:	PMB, Inc.,
a California corporation,
its Manager

By:	/s/ Mark Toothacre
Name:	Mark Toothacre
Title:	President, PMB, Inc.

[Additional Signature Page Follows]

Signature Page 11

ESCROW AGENT:

The undersigned Escrow Agent hereby accepts the foregoing Formation and Contribution Agreement and Joint Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Lynn Graham
Name:	Lynn Graham
Title:

Signature Page 12

EXHIBIT “A”

GENERAL DESCRIPTION OF ALL PROPERTIES

Existing Property Owners:

Transferor	Name (and Type) of Transferor’s Property	Location of Transferor’s Property
Clarita LLC	Santa Clarita Valley Medical Center (Fee Interest)	Santa Clarita, California, as further described on Exhibit “A-1-1” hereto

Vista LLC	Sharp Rees-Stealy (Fee Interest)	Chula Vista, California, as further described on Exhibit “A-1-2” hereto

Liliha LP	Liliha Medical Plaza (Ground Leasehold Interest)	Honolulu, Hawaii, as further described on Exhibit “A-1-3” hereto

Francis LP	St. Francis Lynwood (Ground Leasehold Interest)	Lynwood, California, as further described on Exhibit “A-1-4” hereto

Eden LP	Eden Medical Plaza (Ground Leasehold Interest)	Castro Valley, California, as further described on Exhibit “A-1-5” hereto

Burbank 1 LLC	Burbank Medical Plaza (Ground Leasehold Interest)	Burbank, California, as further described on Exhibit “A-1-6” hereto

SG Valley LLC	San Gabriel Valley Medical Plaza (Ground Leasehold Interest)	San Gabriel, California, as further described on Exhibit “A-1-7” hereto

Green LLC	Del E. Webb Medical Plaza (Ground Leasehold Interest)	Henderson, Nevada, as further described on Exhibit “A-1-8” hereto

Washoe LLC	The Plaza at Washoe (Ground Leasehold Interest)	Reno, Nevada, as further described on Exhibit “A-1-9” hereto

Terrace LLC	The Terrace at South Meadows (Ground Leasehold Interest)	Reno, Nevada as further described on Exhibit “A-1-10” hereto

Hillsboro LLC	Tuality 7th Avenue Medical Plaza (Ground Leasehold Interest)	Hillsboro, Oregon as further described on Exhibit “A-1-11” hereto

Torrance LLC	Kenneth Watts Medical Office Building (Ground Leasehold Interest)	Torrance, California, as further described on Exhibit “A-1-12” hereto

A-1

Development Property Owners:

Transferor	Name (and Type) of Transferor’s Property	Location of Transferor’s Property
Burbank 2 LLC	Burbank II (Ground Leasehold Interest)	Burbank, California, as further described on Exhibit “A-2-1” hereto

Orange LLC	St. Joseph’s Medical Plaza & Cancer Center (Ground Leasehold Interest)	Orange, California, as further described on Exhibit “A-2-2” hereto

Mission LLC	Mission Hospital MOB & Parking Structure (Ground Leasehold Interest)	Mission Viejo, California, as further described on Exhibit “A-2-3” hereto

Pomerado LLC	Pomerado Hospital Outpatient Services Pavilion (Ground Leasehold Interest)	Poway, California, as further described on Exhibit “A-2-4” hereto

Pasadena LLC	Huntington Memorial MOB & Parking Structure (Ground Leasehold Interest)	Pasadena, California, as further described on Exhibit “A-2-5” hereto

Gilbert LLC	Mercy Gilbert Medical Plaza (Ground Leasehold Interest)	Gilbert, Arizona, as further described on Exhibit “A-2-6” hereto

A-2

EXHIBIT “A-1-1”

SANTA CLARITA VALLEY MEDICAL CENTER

Title Order No. NCS-332308

PMB SPE Santa Clarita LLC, a Delaware limited liability company

LOT 1 OF TRACT 45254, IN THE CITY OF SANTA CLARITA, COUNTY OF LOS ANGLES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 1099 PAGES 54 TO 57 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT THEREFROM ALL OIL, OIL RIGHTS, MINERALS, MINERAL RIGHTS, NATURAL GAS RIGHTS AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN, GEOTHERMAL STEAM AND ALL PRODUCTS DERIVED FROM ANY OF THE FOREGOING, THAT MAY BE WITHIN OR UNDER THE REAL PROPERTY REFERRED TO ABOVE, TOGETHER WITH THE PERPETUAL RIGHT OF DRILLING, MINING, EXPLORING AND OPERATING THEREFORE AND STORING IN AND REMOVING THE SAME FROM SUCH REAL PROPERTY OR ANY OTHER PROPERTY, INCLUDING THE RIGHT TO WHIPSTOCK OR DIRECTIONALLY DRILL, AND MINE FROM PROPERTIES OTHER THAN THE REAL PROPERTY REFERRED TO ABOVE, OIL, OR GAS WELLS, TUNNELS AND SHAFTS INTO, THROUGH OR ACROSS THE SUBSURFACE OF THE REAL PROPERTY REFERRED TO ABOVE, AND TO THE BOTTOM SUCH WHIPSTOCKED OR DIRECTIONALLY DRILLED WELLS, TUNNELS AND SHAFTS UNDER AND BENEATH OR BEYOND THE EXTERIOR LIMITS THEREOF, AND TO REDRILL, RETUNNEL, EQUIP, MAINTAIN, REPAIR, DEEPEN AND OPERATE ANY SUCH WELLS OR MINES WITHOUT, HOWEVER, THE RIGHT TO DRILL, MINE, STORE, EXPLORE OR OPERATE THROUGH THE SURFACE OF THE REAL PROPERTY REFERRED TO ABOVE OR THE UPPER 500 FEET OF THE SUBSURFACE OF SUCH REAL PROPERTY AS RESERVED IN DEED RECORDED DECEMBER 12, 2003 AS INSTRUMENT NO. 03-3756408.

ALSO EXCEPT ALL WATER AND WATER RIGHTS NOW OR IN THE FUTURE OWNED BY GRANTOR APPURTENANT TO OR RELATED IN ANY WAY TO THE REAL PROPERTY REFERRED TO ABOVE OR USED BY GRANTOR IN CONNECTION WITH OR RELATED TO SUCH REAL PROPERTY (NO MATTER HOW ACQUIRED BY GRANTOR) TOGETHER WITH THE RIGHT AND POWER TO EXPLORE, DRILL, REDRILL, REMOVE AND STORE THE SAME FROM, UNDER OR IN THE REAL PROPERTY REFERRED TO ABOVE OR TO DIVERT OR OTHERWISE UTILIZE SUCH WATER RIGHTS OR INTERESTS ON ANY OTHER PROPERTY OWNED OR LEASED BY GRANTOR AND THE RIGHT AND POWER TO CONDUCT WATER OVER OR TO STORE WATER UNDERNEATH THE REAL PROPERTY REFERRED TO ABOVE BY SUCH MEANS AS GRANTOR DEEMS REASONABLE. THE WATER AND WATER RIGHTS EXCEPTED AND RESERVED TO GRANTOR INCLUDE BUT ARE NOT LIMITED TO ALL RIPARIAN WATER RIGHTS, ALL APPROPRIATIVE WATER RIGHTS, ALL WATER RIGHTS AND RIGHTS TO STORE WATER IN SUBSURFACE RESERVOIRS BASED ON OVERLYING LAND OWNERSHIP, ALL LITTORAL WATER RIGHTS, ALL RIGHTS TO PERCOLATING WATER, ALL PRESCRIPTIVE WATER RIGHTS, ALL ADJUDICATED, STATUTORY OR CONTRACTUAL WATER RIGHTS, ALL RIGHTS TO AQUIFERS, RESERVOIRS, SUBSURFACE AND SURFACE WATERS, AND ALL RIGHTS TO TAKE, USE AND DEVELOP FOR USE ANY AND ALL WATER THAT AMY NOW EXIST OR MAY IN THE FURTHER EXIST UPON, IN OR UNDER THE REAL PROPERTY REFERRED TO ABOVE WITHOUT, HOWEVER, THE RIGHT TO DRILL, MINE, STORE, EXPLORE OR OPERATE THROUGH THE SURFACE OF THE REAL PROPERTY REFERRED TO ABOVE OR THE UPPER 50 FEET OF THE SUBSURFACE OF SUCH REAL PROPERTY AS RESERVED IN DEED RECORDED DECEMBER 12, 2003 AS INSTRUMENT NO. 03-3756408.

A-1-1-1

EXHIBIT “A-1-2”

SHARP REES-STEALY

Title Order No. NCS-333954

PMB Chula Vista LLC, a California limited liability company

PARCEL A:

LOT 5 OF CHULA VISTA TRACT NO. 96-04A, IN THE CITY OF CHULA VISTA, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 13990 FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY JUNE 27, 2000.

SUBJECT TO THOSE RESERVATION AND RIGHTS CONTAINED IN THAT CERTAIN GRANT DEED RECORDED DECEMBER 9, 1999 AS FILE NO. 1999-0801542, OF OFFICIAL RECORDS.

PARCEL B:

EASEMENTS APPURTENANT TO THE LAND DESCRIBED IN PARCEL A ABOVE AS DESCRIBED IN THE SECTIONS ENTITLED “EASEMENT OVER ACCESS ROADWAY”, “DRAINAGE”, “UTILITY EASEMENTS”, “CHARACTER OF EASEMENTS” AND “SELF-HELP EASEMENTS” OF THE &lt;’DDCR FOR MAIN STREET DISTRICT AT OTAY RANCH RECORDED ON DECEMBER 9, 1999, AS FILE NO. 1999-0801541 OF OFFICIAL RECORDS OF SAN DIEGO COUNTY, CALIFORNIA AND ANY AMENDMENTS OR SUPPLEMENTAL DECLARATION PERTAINING THERETO (COLLECTIVELY, THE “MAIN STREET DISTRICT DECLARATION”).

PARCEL C:

TEMPORARY NONEXCLUSIVE EASEMENTS FOR CONSTRUCTION PURPOSES AND VEHICULAR AND PEDESTRIAN ACCESS, INGRESS AND EGRESS OVER THE ROADS KNOWN AS EAST PALOMAR STREET,

PASEO RANCHERO AND SANTA MADORA STREET LOCATED IN THE CITY OF CHULA VISTA, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA. SAID EASEMENT WILL TERMINATE AND BE OF NO FURTHER FORCE NOR EFFECT AT SUCH TIME AS THE CITY OF CHULA VISTA ACCEPTS THE OFFER OF DEDICATION FOR SAID ROADS.

EXCEPTING THEREFROM ANY AND ALL OIL, OIL RIGHTS, MINERALS, MINERAL RIGHTS, NATURAL GAS RIGHTS AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN, GEOTHERMAL STEAM, ANY OTHER MINERAL RESOURCES AND ALL PRODUCTS DERIVED FROM ANY OF THE FOREGOING, THAT MAY BE WITHIN OR UNDER THE LAND CONVEYED HEREBY, TOGETHER WITH THE PERPETUAL RIGHT OF DRILLING, MINING, EXPLORING AND OPERATING THEREFORE AND STORING IN AND REMOVING THE SAME FROM SAID LAND OR ANY OTHER LAND, INCLUDING THE RIGHT TO WHIPSTOCK OR DIRECTIONALLY DRILL AND MINE FROM LANDS OTHER THAN THE LAND CONVEYED HEREBY, OIL OR GAS WELLS, TUNNELS AND SHAFTS INTO, THROUGH OR ACROSS THE SUBSURFACE OF THE LAND CONVEYED HEREBY, AND TO BOTTOM SUCH WHIPSTOCKED OR DIRECTIONALLY DRILLED WELLS, TUNNELS AND SHAFTS UNDER AND BENEATH OR BEYOND THE EXTERIOR LIMITS THEREOF, AND TO REDRILL, RETUNNEL, EQUIP, MAINTAIN, REPAIR, DEEPEN AND OPERATE ANY SUCH WELLS OR MINES, WITHOUT, HOWEVER, THE RIGHT TO DRILL, MINE, STORE, EXPLORE AND OPERATE THROUGH THE SURFACE OR THE UPPER 500 FEET OF THE SUBSURFACE OF THE LAND.

A-1-2-1

EXHIBIT “A-1-3”

LILIHA MEDICAL PLAZA

Title Order No. NCS-332306

Liliha Partners, L.P., a California limited partnership

SAID LEASE DEMISING THE FOLLOWING DESCRIBED PREMISES:

ALL OF THAT CERTAIN PARCEL OF LAND (PORTIONS OF THE LANDS DESCRIBED IN AND COVERED BY ROYAL PATENT NUMBER 4378, LAND COMMISSION AWARD NUMBER 8548, APANA 2 TO KAAHEA, ROYAL PATENT NUMBER 2676, LAND COMMISSION AWARD 1136, APANA 2 TO PAKA, AND ROYAL PATENT NUMBER 2703, LAND COMMISSION AWARD NUMBER 10,519 TO NAHALELAUHALA) SITUATE, LYING AND BEING AT PUUNUI, HONOLULU, CITY AND COUNTY OF HONOLULU, STATE OF HAWAII, BEING LOT F, AND THUS BOUNDED AND DESCRIBED AS PER SURVEY OF ALDEN S. KAJIOKA, LICENSED PROFESSIONAL LAND SURVEYOR, WITH CONTROLPOINT SURVEYING, INC., DATED OCTOBER 19, 1995, TO-WIT:

BEGINNING AT THE SOUTH CORNER OF THIS PARCEL OF LAND, THE TRUE AZIMUTH TRAVERSE FROM THE END OF COURSE 1 OF LOT A-1-A BEING (A) 232° 56’ 30.75 FEET; (B) 123° 30’ 14.85 FEET TO THE POINT OF BEGINNING, THE COORDINATES OF SAID POINT OF BEGINNING REFERRED TO GOVERNMENT SURVEY TRIANGULATION STATION “PUNCHBOWL” BEING 5,882.04 FEET NORTH AND 1,034.54 FEET WEST, AND RUNNING BY AZIMUTHS MEASURED CLOCKWISE FROM TRUE SOUTH: 1. 123° 30’ 133.39 FEET ALONG THE REMAINDER OF ROYAL PATENT NUMBER 2703, LAND COMMISSION AWARD NUMBER 10,519 TO NAHALELAUHALA; 2. 232° 56’ 81.60 FEET ALONG THE REMAINDER OF ROYAL PATENT NUMBER 2703, LAND COMMISSION AWARD NUMBER 10,519 TO NAHALELAUHALA; 3. 230° 42’ 20” 126.10 FEET THE REMAINDER OF ROYAL PATENT NUMBER 2703, LAND COMMISSION AWARD NUMBER 10,519 TO NAHALELAUHALA, ROYAL PATENT 2676, LAND COMMISSION AWARD NUMBER 1136, APANA 2 TO PAKA, AND ROYAL PATENT NUMBER 4378, LAND COMMISSION AWARD 8548, APANA 2 TO KAAHEA; 4. 301° 37’ 57.25 FEET ALONG THE REMAINDER OF ROYAL PATENT NUMBER 4378, LAND COMMISSION AWARD 8548, APANA 2 TO KAAHEA; 5. 322° 56’ 77.36 FEET ALONG THE REMAINDER OF ROYAL PATENT NUMBER 4378, LAND COMMISSION AWARD 8548, APANA 2 TO KAAHEA; 6. 52° 56’ 184.04 FEET ALONG THE REMAINDER OF ROYAL PATENT NUMBER 4378, LAND COMMISSION AWARD 8548, APANA 2 TO KAAHEA, ROYAL PATENT NUMBER 2703, LAND COMMISSION AWARD NUMBER 10,519 TO NAHALEHAUHALA, ROYAL PATENT NUMBER 2676, LAND COMMISSION AWARD 1136, APANA 2 TO PAKA, AND AGAIN ALONG ROYAL PATENT NUMBER 2703, LAND COMMISSION AWARD 10,519 TO NAHALELAUHALA TO THE POINT OF BEGINNING AND CONTAINING AN AREA OF 25,797 SQUARE FEET, MORE OR LESS.

TOGETHER WITH AN EASEMENT OVER EASEMENT 1-A (24 FEET WIDE) FOR ACCESS PURPOSES, IN FAVOR OF LOT F, SAID EASEMENT BEING MORE FULLY DESCRIBED IN INSTRUMENT RECORDED JULY 20, 1998 AS REGULAR SYSTEM DOCUMENT NO. 98-105399 OF OFFICIAL RECORDS.

TOGETHER WITH BENEFICIAL PARKING AND ACCESS EASEMENTS AS DESCRIBED IN AND SET FORTH IN DECLARATION OF RESTRICTIONS AND GRANTS OF EASEMENTS AND PARKING LICENSE AGREEMENT RECORDED JULY 20, 1998 AS REGULAR SYSTEM DOCUMENT NO. 98-105400 AND LAND COURT DOCUMENT NO. 2471862 OF OFFICIAL RECORDS.

BEING ALL OF THE PREMISES CONVEYED BY:

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(1) DEED RECORDED AS BOOK 878 PAGE 23 OF OFFICIAL RECORDS. GRANTOR: ROMAN CATHOLIC CHURCH IN THE TERRITORY OF HAWAII, A HAWAII CORPORATION GRANTEE: ST. FRANCIS HOSPITAL, A HAWAII CORPORATION.

(2) DEED RECORDED AS BOOK 1995 PAGE 298 OF OFFICIAL RECORDS. GRANTOR: CLYDE K. COVER AND NETTIE P. COVER, HUSBAND AND WIFE GRANTEE: ST. FRANCIS HOSPITAL, A HAWAII CORPORATION.

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EXHIBIT “A-1-4”

ST. FRANCIS LYNWOOD

Title Order No. NCS-332309

St. Francis-Lynwood Medical Plaza, L.P., a California limited partnership

PARCEL A:

PARCELS 2 AND 3 OF PARCEL MAP NO. 23648 IN THE CITY OF LYNWOOD, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP FILED IN BOOK 259 PAGES 79 AND 80 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

PARCEL B:

NON-EXCLUSIVE EASEMENTS OF ACCESS, INGRESS, EGRESS AND PASSAGE TO, OVER, THROUGH AND ACROSS THE VEHICULAR ENTRANCES AND EXITS, DRIVEWAYS AND PARKING AREAS BETWEEN AND THROUGH THE “OFFICE PARCEL”, THE “GARAGE PARCEL” AND THE “HOSPITAL CAMPUS” FOR VEHICULAR PARKING AND VEHICULAR INGRESS AND EGRESS AND ACCESS AND FOR INGRESS, EGRESS AND PASSAGE TO, OVER, THROUGH AND ACROSS THE WALKWAYS, STAIRS, ESCALATORS, ELEVATORS AND OTHER PEDESTRIAN WAYS FOR PEDESTRIAN ACCESS AND MOVEMENT OF SUPPLIES AND EQUIPMENT BETWEEN AND THROUGH THE “GARAGE PARCEL”, THE “OFFICE PARCEL” AND “HOSPITAL CAMPUS” AND FOR USE AND ENJOYMENT OF THE “JOINT USE AREA” SOLELY AS OPEN SPACE AND FOR UTILITIES, AS DEFINED IN AND GRANTED TO PACIFIC MEDICAL BUILDINGS, L.P., A CALIFORNIA LIMITED PARTNERSHIP IN DOCUMENT RECORDED AUGUST 20, 1993 AS INSTRUMENT NO. 93-1622632, UPON THE COVENANTS, CONDITIONS, RESTRICTIONS AND PROVISIONS THEREIN CONTAINED, OVER PARCEL 1 OF PARCEL MAP NO. 23648 IN THE CITY OF LYNWOOD, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP FILED IN BOOK 259 PAGES 79 AND 80 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

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EXHIBIT “A-1-5”

EDEN MEDICAL PLAZA

Title Order No. NCS-332304

Eden Medical Plaza

Eden Medical Plaza LP, a California limited partnership

PARCEL ONE:

A PORTION OF THE NON-SURVEYED DESIGNATED REMAINDER PARCEL AS SHOWN ON PARCEL MAP 2385, FILED OCTOBER 3, 1980, IN BOOK 121, OF MAPS, AT PAGES 27 AND 28, ALAMEDA COUNTY RECORDS, DESCRIBED AS FOLLOWS: PORTIONS OF “PARCEL ONE”, “PARCEL EIGHT” AND “PARCEL NINE” AS SAID PARCELS ARE DESCRIBED IN THE CORPORATION GRANT DEED TO EDEN TOWNSHIP HOSPITAL DISTRICT, RECORDED DECEMBER 27, 1985, UNDER SERIES NO. 85-274321, ALAMEDA COUNTY RECORDS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS: BEGINNING AT THE INTERSECTION OF THE NORTHERN LINE OF SAID “PARCEL NINE” WITH THE EASTERN LINE OF STANTON AVENUE, AS CONVEYED BY GRANT DEED TO THE COUNTY OF ALAMEDA RECORDED JUNE 29, 1983, UNDER SERIES NO. 83-114134, ALAMEDA COUNTY RECORDS; THENCE ALONG SAID EASTERN LINE OF STANTON AVENUE SOUTH 12° 13’ 21” EAST 155.14 FEET TO THE SOUTHERN LINE OF SAID “PARCEL EIGHT”; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL EIGHT” NORTH 77° 46’ 39” EAST 215.50 FEET; THENCE PARALLEL WITH SAID EASTERN LINE OF STANTON AVENUE NORTH 12° 13’ 21” WEST 155.14 FEET TO SAID NORTHERN LINE OF “PARCEL NINE”; THENCE ALONG SAID NORTHERN LINE OF “PARCEL NINE” SOUTH 77° 46’ 39” WEST 215.50 FEET TO THE POINT OF BEGINNING. A.P.No. 084A-0279-005-08

PARCEL TWO:

A NON-EXCLUSIVE PERPETUAL EASEMENT APPURTENANT TO PARCEL ONE FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS TO OR FROM ROADWAYS UPON THE TERMS CONDITIONS AND PROVISIONS CONTAINED IN THAT CERTAIN INSTRUMENT ENTITLED “GRANT OF EASEMENT” BY EDEN TOWNSHIP HOSPITAL DISTRICT RECORDED JULY 21, 1997, SERIES NO. 97-179322, OFFICIAL RECORDS, SAID ROADWAYS BEING LOCATED ON THE FOLLOWING DESCRIBED LANDS:

PARCEL B AND A PORTION OF THE NON-SURVEYED DESIGNATED REMAINDER PARCEL AS SHOWN ON PARCEL MAP 2385, FILED OCTOBER 3, 1980, IN BOOK 121 OF MAPS, AT PAGES 27 AND 28, ALAMEDA COUNTY RECORDS, DESCRIBED AS FOLLOWS:

“PARCEL TWO”, “PARCEL THREE”, “PARCEL SIX” AND PORTIONS OF “PARCEL ONE”, “PARCEL SEVEN”, “PARCEL EIGHT” AND “PARCEL NINE” AS SAID PARCELS ARE DESCRIBED IN THE CORPORATION GRANT DEED TO EDEN TOWNSHIP HOSPITAL DISTRICT, RECORDED DECEMBER 27, 1985, UNDER SERIES NO. 85-274321, ALAMEDA COUNTY RECORDS, AND “PARCEL 1” AS DESCRIBED IN THE EASEMENT AGREEMENT AND MEMORANDUM OF MODIFIED GROUND LEASE BETWEEN EDEN TOWNSHIP HOSPITAL DISTRICT, ETC. AND CHABOT MEDICAL BUILDING ASSOCIATES, ETC. RECORDED JULY 27, 1982, UNDER SERIES NO. 82-111647, ALAMEDA COUNTY RECORDS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE SOUTHERN LINE OF SAID “PARCEL TWO” WITH THE CENTERLINE OF LAKE CHABOT ROAD, AS SAID CENTERLINE IS SHOWN ON THE MAP OF STANTON TRACT NO. 1, FILED MAY 3, 1892, IN BOOK 17 OF MAPS, AT PAGE 6, ALAMEDA COUNTY RECORDS; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL TWO” AND THE

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SOUTHERN LINE OF SAID “PARCEL ONE” SOUTH 77° 46’ 39” WEST 1092.50 FEET TO THE EASTERN LINE OF STANTON AVENUE, AS CONVEYED BY THE GRANT DEED TO THE COUNTY OF ALAMEDA, RECORDED JUNE 29, 1983, UNDER SERIES NO. 83-114133, ALAMEDA COUNTY RECORDS; THENCE ALONG SAID EASTERN LINE OF STANTON AVENUE NORTH 12° 13’ 21” WEST 40.00 FEET; THENCE PARALLEL WITH SAID SOUTHERN LINE OF “PARCEL ONE” NORTH 77° 46’ 39” EAST 362.50 FEET; THENCE PARALLEL WITH SAID EASTERN LINE OF STANTON AVENUE ALONG THE GENERAL WESTERN LINE OF SAID “PARCEL ONE” NORTH 12° 13’ 21” WEST 192.94 FEET TO THE SOUTHERN LINE OF SAID “PARCEL NINE”; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL NINE” AND THE SOUTHERN LINE OF SAID “PARCEL EIGHT” SOUTH 77° 46’ 39” WEST 147.00 FEET; THENCE PARALLEL WITH SAID EASTERN LINE OF STANTON AVENUE NORTH 12° 13’ 21” WEST 155.14 FEET TO THE NORTHERN LINE OF SAID “PARCEL NINE”; THENCE ALONG SAID NORTHERN LINE OF “PARCEL NINE” NORTH 77° 46’ 39” EAST 147.00 FEET TO SAID GENERAL WESTERN LINE OF “PARCEL ONE”; THENCE ALONG SAID GENERAL WESTERN LINE OF “PARCEL ONE” NORTH 12° 13’ 21” WEST 103.33 FEET TO THE SOUTHERN LINE OF SAID “PARCEL SEVEN”; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL SEVEN” SOUTH 77° 46’ 39” WEST 362.50 FEET TO THE EASTERN LINE OF STANTON AVENUE AS CONVEYED BY THE GRANT DEED TO THE COUNTY OF ALAMEDA, RECORDED JUNE 29, 1983, UNDER SERIES NO. 83-114135, ALAMEDA COUNTY RECORDS; THENCE ALONG SAID EASTERN LINE OF STANTON AVENUE NORTH 12° 13’ 21” WEST 51.97 FEET TO THE NORTHERN LINE OF SAID “PARCEL SEVEN”; THENCE ALONG SAID NORTHERN LINE OF “PARCEL SEVEN” NORTH 77° 46’ 39” EAST 362.50 FEET TO SAID GENERAL WESTERN LINE OF “PARCEL ONE”; THENCE ALONG SAID GENERAL WESTERN LINE OF “PARCEL ONE” NORTH 12° 13’ 21” WEST 155.166 FEET TO THE SOUTHERN LINE OF SAID “PARCEL SIX”; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL SIX” SOUTH 77° 46’ 39” WEST 75.00 FEET TO WESTERN LINE OF SAID “PARCEL SIX”; THENCE ALONG SAID WESTERN LINE OF “PARCEL SIX” NORTH 12° 13’ 21” WEST 77.62 FEET TO THE NORTHERN LINE OF SAID “PARCEL SIX”; THENCE ALONG SAID NORTHERN LINE OF “PARCEL SIX” AND THE GENERAL NORTHERN LINE OF SAID “PARCEL ONE” AND THE NORTHERN LINE OF SAID “PARCEL THREE” NORTH 77° 46’ 39” EAST 480.00 FEET, SOUTH 12° 13’ 21” EAST 122.85 FEET AND NORTH 77° 46’ 39” EAST 325.15 FEET TO SAID CENTERLINE OF LAKE CHABOT ROAD; THENCE ALONG SAID CENTERLINE OF LAKE CHABOT ROAD SOUTH 12° 13’ 40” EAST 110.0 FEET TO THE SOUTHERN LINE OF SAID “PARCEL THREE”; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL THREE” SOUTH 77° 46’ 39” WEST 30.00 FEET TO THE EASTERN LINE OF SAID “PARCEL ONE”, SAID EASTERN LINE OF “PARCEL ONE” BEING ALSO THE WESTERN LINE OF LAKE CHABOT ROAD AS ESTABLISHED BY THE GRANT OF RIGHT OF WAY TO THE COUNTY OF ALAMEDA, RECORDED OCTOBER 4, 1947, IN BOOK 5270 OF OFFICIAL RECORDS OF ALAMEDA COUNTY, AT PAGES 438 THROUGH 441, UNDER SERIES NO. AB 85417; THENCE ALONG SAID WESTERN LINE OF LAKE CHABOT ROAD SOUTH 12° 13’ 40” EAST 155.23 FEET TO THE NORTHERN LINE OF SAID “PARCEL TWO”; THENCE ALONG SAID NORTHERN LINE OF “PARCEL TWO” NORTH 77° 46’ 39” EAST 30.00 FEET TO SAID CENTERLINE OF LAKE CHABOT ROAD; THENCE ALONG SAID CENTERLINE OF LAKE CHABOT ROAD SOUTH 12° 13’ 40” EAST 388.08 FEET TO THE POINT OF BEGINNING.

EXCEPTING THEREFROM PARCEL A AS SHOWN ON SAID PARCEL MAP 2385.

ALSO EXCEPTING THEREFROM THOSE PARCELS CONVEYED BY THE GRANT DEED TO THE COUNTY OF ALAMEDA, RECORDED AUGUST 19, 1986, UNDER SERIES NOS. 86-201719 AND 86-201721, OFFICIAL RECORDS.

PARCEL THREE:

AN EXCLUSIVE PERPETUAL EASEMENT APPURTENANT TO PARCEL ONE FOR THE PARKING OF VEHICLES CONSISTING OF 34 PARKING SPACES UPON THE TERMS CONDITIONS AND PROVISIONS CONTAINED IN THAT CERTAIN INSTRUMENT ENTITLED “GRANT OF EASEMENT”

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BY EDEN TOWNSHIP HOSPITAL DISTRICT RECORDED JULY 21, 1997, SERIES NO. 97-179322, OFFICIAL RECORDS, SAID PARKING SPACES BEING LOCATED ON THE FOLLOWING DESCRIBED LANDS:

A PORTION OF THE NON-SURVEYED DESIGNATED REMAINDER PARCEL AS SHOWN ON PARCEL MAP 2385, FILED OCTOBER 3, 1980, IN BOOK 121 OF MAPS, AT PAGES 27 AND 28, ALAMEDA COUNTY RECORDS, DESCRIBED AS FOLLOWS:

PORTIONS OF “PARCEL ONE’, “PARCEL EIGHT” AND “PARCEL NINE” AS SAID PARCELS ARE DESCRIBED IN THE CORPORATION GRANT DEED TO EDEN TOWNSHIP HOSPITAL DISTRICT, RECORDED DECEMBER 27, 1985, UNDER SERIES NO. 85-274321, ALAMEDA COUNTY RECORDS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE NORTHERN LINE OF SAID “PARCEL NINE”, DISTANT THEREON NORTH 77° 46’ 39” EAST 215.50 FEET TO THE EASTERN LINE OF STANTON AVENUE, AS CONVEYED BY THE GRANT DEED TO THE COUNTY OF ALAMEDA, RECORDED JUNE 29, 1983, UNDER SERIES NO. 83-114134, ALAMEDA COUNTY RECORDS; THENCE ON A LINE PARALLEL WITH SAID EASTERN LINE OF STANTON AVENUE SOUTH 12° 13’ 21” EAST 16.00 FEET TO THE ACTUAL POINT OF BEGINNING; THENCE CONTINUING ALONG SAID PARALLEL LINE SOUTH 12° 13’ 21” EAST 65.00 FEET; THENCE ALONG A LINE PARALLEL WITH SAID NORTHERN LINE OF “PARCEL NINE” NORTH 77° 46’ 39” EAST 160.75 FEET; THENCE NORTH 12° 13’ 21” WEST 20.00 FEET; THENCE NORTH 77° 46’ 39” EAST 5.00 FEET; THENCE NORTH 12° 13’ 21” WEST 45.00 FEET TO A LINE DRAWN PARALLEL WITH SAID NORTHERN LINE OF “PARCEL NINE” FROM THE ACTUAL POINT OF BEGINNING; THENCE ALONG SAID PARALLEL LINE SOUTH 77° 46’ 39” WEST 165.75 FEET TO THE ACTUAL POINT OF BEGINNING.

PARCEL FOUR:

A NON-EXCLUSIVE PERPETUAL EASEMENT APPURTENANT TO PARCEL ONE FOR THE PARKING OF VEHICLES CONSISTING OF 47 PARKING SPACES UPON THE TERMS CONDITIONS AND PROVISIONS CONTAINED IN THAT CERTAIN INSTRUMENT ENTITLED “GRANT OF EASEMENT” BY EDEN TOWNSHIP HOSPITAL DISTRICT RECORDED JULY 21, 1997, SERIES NO. 97-179322, OFFICIAL RECORDS, SAID PARKING SPACES BEING LOCATED ON THE FOLLOWING DESCRIBED LANDS:

PARCEL B AND A PORTION OF THE NON-SURVEYED DESIGNATED REMAINDER PARCEL AS SHOWN ON PARCEL MAP 2385, FILED OCTOBER 3, 1980, IN BOOK 121 OF MAPS, AT PAGES 27 AND 28, ALAMEDA COUNTY RECORDS, DESCRIBED AS FOLLOWS:

“PARCEL TWO”, “PARCEL THREE”, “PARCEL SIX” AND PORTIONS OF “PARCEL ONE’, “PARCEL SEVEN”, “PARCEL EIGHT” AND “PARCEL NINE” AS SAID PARCELS ARE DESCRIBED IN THE CORPORATION GRANT DEED TO EDEN TOWNSHIP HOSPITAL DISTRICT, RECORDED DECEMBER 27, 1985, UNDER SERIES NO. 85-274321, ALAMEDA COUNTY RECORDS, AND “PARCEL 1” AS DESCRIBED IN THE EASEMENT AGREEMENT AND MEMORANDUM OF MODIFIED GROUND LEASE BETWEEN EDEN TOWNSHIP HOSPITAL DISTRICT, ETC. AND CHABOT MEDICAL BUILDING ASSOCIATES, ETC. RECORDED JULY 27, 1982, UNDER SERIES NO. 82-111647, ALAMEDA COUNTY RECORDS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE SOUTHERN LINE OF SAID “PARCEL TWO” WITH THE CENTERLINE OF LAKE CHABOT ROAD, AS SAID CENTERLINE IS SHOWN ON THE MAP OF STANTON TRACT NO. 1, FILED MAY 3, 1892, IN BOOK 17 OF MAPS, AT PAGE 6, ALAMEDA COUNTY RECORDS; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL TWO” AND THE SOUTHERN LINE OF SAID “PARCEL ONE” SOUTH 77° 46’ 39” WEST 1092.50 FEET TO THE

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EASTERN LINE OF STANTON AVENUE, AS CONVEYED BY THE GRANT DEED TO THE COUNTY OF ALAMEDA, RECORDED JUNE 29, 1983, UNDER SERIES NO. 83-114133, ALAMEDA COUNTY RECORDS; THENCE ALONG SAID EASTERN LINE OF STANTON AVENUE NORTH 12° 13’ 21” WEST 40.00 FEET; THENCE PARALLEL WITH SAID SOUTHERN LINE OF “PARCEL ONE” NORTH 77° 46’ 39” EAST 362.50 FEET; THENCE PARALLEL WITH SAID EASTERN LINE OF STANTON AVENUE ALONG THE GENERAL WESTERN LINE OF SAID “PARCEL ONE” NORTH 12° 13’ 21” WEST 192.94 FEET TO THE SOUTHERN LINE OF SAID “PARCEL NINE”; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL NINE” AND THE SOUTHERN LINE OF SAID “PARCEL EIGHT” SOUTH 77° 46’ 39” WEST 147.00 FEET; THENCE PARALLEL WITH SAID EASTERN LINE OF STANTON AVENUE NORTH 12° 13’ 21” WEST 155.14 FEET TO THE NORTHERN LINE OF SAID “PARCEL NINE”; THENCE ALONG SAID NORTHERN LINE OF “PARCEL NINE” NORTH 77° 46’ 39” EAST 147.00 FEET TO SAID GENERAL WESTERN LINE OF “PARCEL ONE”; THENCE ALONG SAID GENERAL WESTERN LINE OF “PARCEL ONE” NORTH 12° 13’ 21” WEST 103.33 FEET TO THE SOUTHERN LINE OF SAID “PARCEL SEVEN”; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL SEVEN” SOUTH 77° 46’ 39” WEST 362.50 FEET TO THE EASTERN LINE OF STANTON AVENUE AS CONVEYED BY THE GRANT DEED TO THE COUNTY OF ALAMEDA, RECORDED JUNE 29, 1983, UNDER SERIES NO. 83-114135, ALAMEDA COUNTY RECORDS; THENCE ALONG SAID EASTERN LINE OF STANTON AVENUE NORTH 12° 13’ 21” WEST 51.97 FEET TO THE NORTHERN LINE OF SAID “PARCEL SEVEN”; THENCE ALONG SAID NORTHERN LINE OF “PARCEL SEVEN” NORTH 77° 46’ 39” EAST 362.50 FEET TO SAID GENERAL WESTERN LINE OF “PARCEL ONE”; THENCE ALONG SAID GENERAL WESTERN LINE OF “PARCEL ONE” NORTH 12° 13’ 21” WEST 155.166 FEET TO THE SOUTHERN LINE OF SAID “PARCEL SIX”; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL SIX” SOUTH 77° 46’ 39” WEST 75.00 FEET TO WESTERN LINE OF SAID “PARCEL SIX”; THENCE ALONG SAID WESTERN LINE OF “PARCEL SIX” NORTH 12° 13’ 21” WEST 77.62 FEET TO THE NORTHERN LINE OF SAID “PARCEL SIX”; THENCE ALONG SAID NORTHERN LINE OF “PARCEL SIX” AND THE GENERAL NORTHERN LINE OF SAID “PARCEL ONE” AND THE NORTHERN LINE OF SAID “PARCEL THREE” NORTH 77° 46’ 39” EAST 480.00 FEET, SOUTH 12° 13’ 21” EAST 122.85 FEET AND NORTH 77° 46’ 39” EAST 325.15 FEET TO SAID CENTERLINE OF LAKE CHABOT ROAD; THENCE ALONG SAID CENTERLINE OF LAKE CHABOT ROAD SOUTH 12° 13’ 40” EAST 110.0 FEET TO THE SOUTHERN LINE OF SAID “PARCEL THREE”; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL THREE” SOUTH 77° 46’ 39” WEST 30.00 FEET TO THE EASTERN LINE OF SAID “PARCEL ONE”, SAID EASTERN LINE OF “PARCEL ONE” BEING ALSO THE WESTERN LINE OF LAKE CHABOT ROAD AS ESTABLISHED BY THE GRANT OF RIGHT OF WAY TO THE COUNTY OF ALAMEDA, RECORDED OCTOBER 4, 1947, IN BOOK 5270 OF OFFICIAL RECORDS OF ALAMEDA COUNTY, AT PAGES 438 THROUGH 441, UNDER SERIES NO. AB 85417; THENCE ALONG SAID WESTERN LINE OF LAKE CHABOT ROAD SOUTH 12° 13’ 40” EAST 155.23 FEET TO THE NORTHERN LINE OF SAID “PARCEL TWO”; THENCE ALONG SAID NORTHERN LINE OF “PARCEL TWO” NORTH 77° 46’ 39” EAST 30.00 FEET TO SAID CENTERLINE OF LAKE CHABOT ROAD; THENCE ALONG SAID CENTERLINE OF LAKE CHABOT ROAD SOUTH 12° 13’ 40” EAST 388.08 FEET TO THE POINT OF BEGINNING.

EXCEPTING THEREFROM PARCEL A AS SHOWN ON SAID PARCEL MAP 2385.

ALSO EXCEPTING THEREFROM THOSE PARCELS CONVEYED BY THE GRANT DEED TO THE COUNTY OF ALAMEDA, RECORDED AUGUST 19, 1986, UNDER SERIES NOS. 86-201719 AND 86-201721, OFFICIAL RECORDS.

PARCEL FIVE:

A NON-EXCLUSIVE PERPETUAL EASEMENT APPURTENANT TO PARCEL ONE FOR ALL PURPOSES NECESSARY OR INCIDENTAL TO THE CONSTRUCTION OF IMPROVEMENTS TO BE CONSTRUCTED FROM TIME TO TIME ON SAID PARCEL ONE UPON THE TERMS, CONDITIONS AND PROVISIONS CONTAINED IN THAT CERTAIN INSTRUMENT ENTITLED “GRANT OF

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EASEMENT” BY EDEN TOWNSHIP HOSPITAL DISTRICT RECORDED JULY 21, 1997, SERIES NO. 97-179322, OFFICIAL RECORDS, OVER THE FOLLOWING DESCRIBED LANDS:

PARCEL B AND A PORTION OF THE NON-SURVEYED DESIGNATED REMAINDER PARCEL AS SHOWN ON PARCEL MAP 2385, FILED OCTOBER 3, 1980, IN BOOK 121 OF MAPS, AT PAGES 27 AND 28, ALAMEDA COUNTY RECORDS, DESCRIBED AS FOLLOWS:

“PARCEL TWO”, “PARCEL THREE”, “PARCEL SIX” AND PORTIONS OF “PARCEL ONE’, “PARCEL SEVEN”, “PARCEL EIGHT” AND “PARCEL NINE” AS SAID PARCELS ARE DESCRIBED IN THE CORPORATION GRANT DEED TO EDEN TOWNSHIP HOSPITAL DISTRICT, RECORDED DECEMBER 27, 1985, UNDER SERIES NO. 85-274321, ALAMEDA COUNTY RECORDS, AND “PARCEL 1” AS DESCRIBED IN THE EASEMENT AGREEMENT AND MEMORANDUM OF MODIFIED GROUND LEASE BETWEEN EDEN TOWNSHIP HOSPITAL DISTRICT, ETC. AND CHABOT MEDICAL BUILDING ASSOCIATES, ETC. RECORDED JULY 27, 1982, UNDER SERIES NO. 82-111647, ALAMEDA COUNTY RECORDS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE SOUTHERN LINE OF SAID “PARCEL TWO” WITH THE CENTERLINE OF LAKE CHABOT ROAD, AS SAID CENTERLINE IS SHOWN ON THE MAP OF STANTON TRACT NO. 1, FILED MAY 3, 1892, IN BOOK 17 OF MAPS, AT PAGE 6, ALAMEDA COUNTY RECORDS; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL TWO” AND THE SOUTHERN LINE OF SAID “PARCEL ONE” SOUTH 77° 46’ 39” WEST 1092.50 FEET TO THE EASTERN LINE OF STANTON AVENUE, AS CONVEYED BY THE GRANT DEED TO THE COUNTY OF ALAMEDA, RECORDED JUNE 29, 1983, UNDER SERIES NO. 83-114133, ALAMEDA COUNTY RECORDS; THENCE ALONG SAID EASTERN LINE OF STANTON AVENUE NORTH 12° 13’ 21” WEST 40.00 FEET; THENCE PARALLEL WITH SAID SOUTHERN LINE OF “PARCEL ONE” NORTH 77° 46’ 39” EAST 362.50 FEET; THENCE PARALLEL WITH SAID EASTERN LINE OF STANTON AVENUE ALONG THE GENERAL WESTERN LINE OF SAID “PARCEL ONE” NORTH 12° 13’ 21” WEST 192.94 FEET TO THE SOUTHERN LINE OF SAID “PARCEL NINE”; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL NINE” AND THE SOUTHERN LINE OF SAID “PARCEL EIGHT” SOUTH 77° 46’ 39” WEST 147.00 FEET; THENCE PARALLEL WITH SAID EASTERN LINE OF STANTON AVENUE NORTH 12° 13’ 21” WEST 155.14 FEET TO THE NORTHERN LINE OF SAID “PARCEL NINE”; THENCE ALONG SAID NORTHERN LINE OF “PARCEL NINE” NORTH 77° 46’ 39” EAST 147.00 FEET TO SAID GENERAL WESTERN LINE OF “PARCEL ONE”; THENCE ALONG SAID GENERAL WESTERN LINE OF “PARCEL ONE” NORTH 12° 13’ 21” WEST 103.33 FEET TO THE SOUTHERN LINE OF SAID “PARCEL SEVEN”; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL SEVEN” SOUTH 77° 46’ 39” WEST 362.50 FEET TO THE EASTERN LINE OF STANTON AVENUE AS CONVEYED BY THE GRANT DEED TO THE COUNTY OF ALAMEDA, RECORDED JUNE 29, 1983, UNDER SERIES NO. 83-114135, ALAMEDA COUNTY RECORDS; THENCE ALONG SAID EASTERN LINE OF STANTON AVENUE NORTH 12° 13’ 21” WEST 51.97 FEET TO THE NORTHERN LINE OF SAID “PARCEL SEVEN”; THENCE ALONG SAID NORTHERN LINE OF “PARCEL SEVEN” NORTH 77° 46’ 39” EAST 362.50 FEET TO SAID GENERAL WESTERN LINE OF “PARCEL ONE”; THENCE ALONG SAID GENERAL WESTERN LINE OF “PARCEL ONE” NORTH 12° 13’ 21” WEST 155.166 FEET TO THE SOUTHERN LINE OF SAID “PARCEL SIX”; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL SIX” SOUTH 77° 46’ 39” WEST 75.00 FEET TO WESTERN LINE OF SAID “PARCEL SIX”; THENCE ALONG SAID WESTERN LINE OF “PARCEL SIX” NORTH 12° 13’ 21” WEST 77.62 FEET TO THE NORTHERN LINE OF SAID “PARCEL SIX”; THENCE ALONG SAID NORTHERN LINE OF “PARCEL SIX” AND THE GENERAL NORTHERN LINE OF SAID “PARCEL ONE” AND THE NORTHERN LINE OF SAID “PARCEL THREE” NORTH 77° 46’ 39” EAST 480.00 FEET, SOUTH 12° 13’ 21” EAST 122.85 FEET AND NORTH 77° 46’ 39” EAST 325.15 FEET TO SAID CENTERLINE OF LAKE CHABOT ROAD; THENCE ALONG SAID CENTERLINE OF LAKE CHABOT ROAD SOUTH 12° 13’ 40” EAST 110.0 FEET TO THE SOUTHERN LINE OF SAID “PARCEL THREE”; THENCE ALONG SAID SOUTHERN LINE OF “PARCEL THREE” SOUTH 77° 46’ 39” WEST 30.00 FEET TO THE EASTERN LINE OF SAID “PARCEL ONE”, SAID EASTERN LINE OF “PARCEL ONE” BEING ALSO

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THE WESTERN LINE OF LAKE CHABOT ROAD AS ESTABLISHED BY THE GRANT OF RIGHT OF WAY TO THE COUNTY OF ALAMEDA, RECORDED OCTOBER 4, 1947, IN BOOK 5270 OF OFFICIAL RECORDS OF ALAMEDA COUNTY, AT PAGES 438 THROUGH 441, UNDER SERIES NO. AB 85417; THENCE ALONG SAID WESTERN LINE OF LAKE CHABOT ROAD SOUTH 12° 13’ 40” EAST 155.23 FEET TO THE NORTHERN LINE OF SAID “PARCEL TWO”; THENCE ALONG SAID NORTHERN LINE OF “PARCEL TWO” NORTH 77° 46’ 39” EAST 30.00 FEET TO SAID CENTERLINE OF LAKE CHABOT ROAD; THENCE ALONG SAID CENTERLINE OF LAKE CHABOT ROAD SOUTH 12° 13’ 40” EAST 388.08 FEET TO THE POINT OF BEGINNING.

EXCEPTING THEREFROM PARCEL A AS SHOWN ON SAID PARCEL MAP 2385.

ALSO EXCEPTING THEREFROM THOSE PARCELS CONVEYED BY THE GRANT DEED TO THE COUNTY OF ALAMEDA, RECORDED AUGUST 19, 1986, UNDER SERIES NOS. 86-201719 AND 86-201721, OFFICIAL RECORDS.

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EXHIBIT “A-1-6”

BURBANK MEDICAL PLAZA

Title Order No. NCS-334372

PMB Burbank #1 LLC, a California limited liability company

THOSE PORTIONS OF TRACT NO. 7291 AND TRACT NO. 6138, IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

PARCEL A:

PARCEL 3 OF PARCEL MAP 63790, IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 352, PAGE 83 THROUGH 87 INCLUSIVE, OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY. BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST WESTERLY CORNER OF LOT 6 OF TRACT 7291, FILED IN BOOK 107, PAGES 86 THROUGH 87 OF MAPS; THENCE NORTH 66° 56’ 29” EAST, 134.99 FEET; THENCE SOUTH 23° 01’ 40” EAST, 50.01 FEET; THENCE NORTH 66° 56’ 32” EAST, 114.99 FEET; THENCE SOUTH 23° 02’ 00” EAST, 404.71 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID LINE, SOUTH 23° 02’ 00” EAST, 303.45 FEET TO THE BEGINNING OF A CURVE, CONCAVE WESTERLY, HAVING A RADIUS OF 15.00 FEET; THENCE SOUTHERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 89° 58’ 00” AN ARC LENGTH OF 23.55 FEET; THENCE SOUTH 66° 56’ 00” WEST, 100.40 FEET; THENCE NORTH 23° 02’ 00” WEST, 184.93 FEET; THENCE SOUTH 66° 58’ 00” WEST, 5.30 FEET; THENCE NORTH 23° 02’ 00” WEST, 133.58 FEET; THENCE NORTH 66° 58’ 00” EAST, 20.52 FEET; THENCE CONTINUING ALONG SAID LINE, NORTH 66° 58’ 00” EAST, 100.17 FEET TO THE TRUE POINT OF BEGINNING.

PARCEL B:

NON-EXCLUSIVE EASEMENTS FOR ACCESS, INGRESS AND EGRESS, DRAINAGE, ENCROACHMENTS, UTILITY SERVICES AND LATERALS (AND REPAIRS, REPLACEMENT AND MAINTENANCE THEREOF), PARKING AND OTHER RELATED PURPOSES, AS SET FORTH, DEFINED AND DESCRIBED IN THAT CERTAIN DOCUMENT ENTITLED PROVIDENCE SAINT JOSEPH OUTPATIENT CAMPUS PARKING & RECIPROCAL EASEMENT AGREEMENT DATED MARCH 6, 2006, EXECUTED BY AND BETWEEN PROVIDENCE HEALTH SYSTEM -SOUTHERN CALIFORNIA, A CALIFORNIA NONPROFIT CORPORATION DBA PROVIDENCE SAINT JOSEPH MEDICAL CENTER; PMB BURBANK #1 LLC, A CALIFORNIA LIMITED LIABILITY COMPANY; AND PMB #2 LLC, A CALIFORNIA LIMITED LIABILITY COMPANY, UNDER THE TERMS AND PROVISIONS AS CONTAINED THEREIN, RECORDED MARCH 6, 2006 AS INSTRUMENT NO. 06-0477669 OF OFFICIAL RECORDS.

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EXHIBIT “A-1-7”

SAN GABRIEL VALLEY MEDICAL PLAZA

Title Order No. NCS-332311

San Gabriel Valley Medical Plaza LLC, a California limited liability company

PARCEL 1 OF PARCEL MAP NO. 27056, IN THE CITY OF SAN GABRIEL, FILES IN BOOK 329 PAGES 87 AND 88 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

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EXHIBIT “A-1-8”

DEL E. WEBB MEDICAL PLAZA

Title Order No. NCS-332303

Del E. Webb Medical Center

PMB Green Valley LLC, a Nevada limited liability company

PARCEL I:

THAT PORTION OF THE WEST HALF (W  1/2) OF SECTION 25, TOWNSHIP 22 SOUTH, RANGE 61 EAST, M.D.M., CITY OF HENDERSON, CLARK COUNTY, NEVADA DESCRIBED AS FOLLOWS: PARCEL 1-2 AS SHOWN BY MAP THEREOF IN FILE 94 OF PARCEL MAPS, PAGE 93, IN THE OFFICE OF THE COUNTY RECORDER, CLARK COUNTY, NEVADA.

PARCEL II:

AN EASEMENT FOR INGRESS AND EGRESS AS SET FORTH ON THE ABOVE REFERENCED PARCEL MAP.

PARCEL III:

A NON-EXCLUSIVE EASEMENT FOR VEHICULAR AND PEDESTRIAN INGRESS, EGRESS AND PARKING, AS CREATED IN THAT CERTAIN UNRECORDED GROUND LEASE BY AND BETWEEN SAINT ROSE DOMINICAN HOSPITAL, A NEVADA NON-PROFIT CORPORATION, AS LANDLORD, AND PACIFIC MEDICAL BUILDINGS, L.P., A CALIFORNIA LIMITED PARTNERSHIP, AS TENANTS, A MEMORANDUM OF WHICH RECORDED AUGUST 16, 1999 IN BOOK 990816 OF OFFICIAL RECORDS, CLARK COUNTY NEVADA RECORDS, AS DOCUMENT NO. 01318.

PARCEL IV: NON-EXCLUSIVE EASEMENTS SET FORTH IN THAT CERTAIN DECLARATION OF EASEMENTS AND PARKING LICENSE AGREEMENT RECORDED AUGUST 16, 1999 IN BOOK 990816 OF OFFICIAL RECORDS, CLARK COUNTY NEVADA RECORDS, AS DOCUMENT NO. 01317 AND RE-RECORDED OCTOBER 13, 1999 IN BOOK 991013 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA AS DOCUMENT NO. 00522.

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EXHIBIT “A-1-9”

THE PLAZA AT WASHOE

Title Order No. NCS-332300 (Center for Advance Medicine B)

The Plaza at Washoe, LLC, a Nevada limited liability company

PARCEL 1:

PARCEL 1 OF PARCEL MAP NO. 3831, FILED IN THE OFFICE OF THE COUNTY RECORDER OF WASHOE COUNTY, STATE OF NEVADA, ON JANUARY 10, 2002 AS FILE NO. 2638891, OF OFFICIAL RECORDS, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

ALL THAT CERTAIN REAL PROPERTY SITUATE IN THE CITY OF RENO, COUNTY OF WASHOE, STATE OF NEVADA, LYING WITHIN THE SOUTHEAST ONE-QUARTER (SE  1/4) OF SECTION TWELVE (12) OF TOWNSHIP NINETEEN (19) NORTH, RANGE NINETEEN (19) EAST, M.D.M. BEGINNING AT THE SOUTHEAST CORNER OF LOT 7 OF THE UNRECORDED GOULD SUBDIVISION AS SHOWN ON RECORD OF SURVEY MAP NO. 2401, FILE NO. 1555136 IN THE OFFICIAL RECORDS OF WASHOE COUNTY; SAID POINT OF BEGINNING ALSO BEING A POINT LYING ON THE NORTHERLY LINE OF LEWIS STREET, A FORTY (40’) FOOT WIDE RIGHT OF WAY; THENCE SOUTH 89º26’15” WEST, ALONG SAID SOUTH LINE OF SAID LOT 7, A DISTANCE OF 76.70 FEET; THENCE NORTH 00º09’14” WEST, 82.76 FEET; THENCE ALONG THE ARC OF A NON-TANGENT CURVE, CONCAVE NORTHEASTERLY, TANGENT TO A BEARING OF SOUTH 58º16’28” EAST, HAVING A RADIUS OF 50.00 FEET, THROUGH A CENTRAL ANGLE OF 11º36’07”, A DISTANCE OF 10.12 FEET TO A POINT OF REVERSE CURVATURE; THENCE ALONG THE ARC OF A SAID REVERSE CURVE, HAVING A RADIUS OF 10.00 FEET, THROUGH A CENTRAL ANGLE OF 34º39’37”, A DISTANCE OF 6.05 FEET TO A POINT OF REVERSE CURVATURE; THENCE ALONG THE ARC OF SAID REVERSE CURVE, HAVING A RADIUS OF 130.00 FEET, THROUGH A CENTRAL ANGLE OF 01º54’53”, A DISTANCE OF 4.34 FEET; THENCE NORTH 76º11’28” WEST, 29.98 FEET; THENCE ALONG THE ARC OF A NON-TANGENT CURVE, CONCAVE NORTHEASTERLY, TANGENT TO A BEARING OF SOUTH 82º17’36” EAST, HAVING A RADIUS OF 65.00 FEET, THROUGH A CENTRAL ANGLE OF 37º07’48”, A DISTANCE OF 42.12 FEET; THENCE NORTH 45º09’48” WEST, 37.93 FEET; THENCE ALONG THE ARC OF A NON-TANGENT CURVE, CONCAVE SOUTHERLY, TANGENT TO A BEARING OF SOUTH 25º56’39” EAST, HAVING A RADIUS OF 14.38 FEET, THROUGH A CENTRAL ANGLE OF 96º54’25”, A DISTANCE OF 24.32 FEET; THENCE NORTH 00º43’00” EAST, 260.83 FEET TO THE SOUTHERLY LINE OF EAST SECOND STREET, A SIXTY (60’) FOOT WIDE RIGHT OF WAY; THENCE NORTH 89º28’48” EAST ALONG SAID SOUTHERLY RIGHT OF WAY, A DISTANCE OF 415.59 FEET; THENCE SOUTH 00º02’38” WEST, 209.00 FEET; THENCE SOUTH 00º01’15” EAST, 203.04 FEET TO SAID NORTHERLY LINE OF LEWIS STREET; THENCE SOUTH 89º26’15” WEST ALONG SAID NORTHERLY LINE, A DISTANCE OF 210.33 FEET TO THE POINT OF BEGINNING.

THE ABOVE METES AND BOUNDS DESCRIPTION APPEARED PREVIOUSLY IN THAT CERTAIN DOCUMENT RECORDED DECEMBER 19, 2001 AS DOCUMENT NO. 2630537 OF OFFICIAL RECORDS.

PARCEL 2:

AN EASEMENT FOR INGRESS AND EGRESS ACCESS AS SET FORTH IN A DOCUMENT RECORDED APRIL 11, 2000 AS DOC. NO. 2438026 OF OFFICIAL RECORDS AND AMENDED BY “AMENDED AND RESTATED GRANT OF EASEMENT” RECORDED DECEMBER 14, 2001 AS DOC. NO. 2628714 OF OFFICIAL RECORDS AND FURTHER AMENDED BY “SECOND AMENDED AND RESTATED GRANT OF EASEMENT” RECORDED FEBRUARY 17, 2006 AS DOC. NO. 3350574 OF OFFICIAL

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RECORDS, DESCRIBED AS FOLLOWS: ALL THAT REAL PROPERTY SITUATE IN THE CITY OF RENO, WASHOE COUNTY, NEVADA, LYING WITHIN A PORTION OF THE SOUTHEAST ONE-QUARTER (SE  1/4) OF SECTION TWELVE (12) OF TOWNSHIP NINETEEN (19) NORTH, RANGE NINETEEN (19) EAST, M.D.M., BEGINNING AT THE NORTHEAST CORNER OF THAT 28.68 ACRE PARCEL AS SHOWN ON RECORD OF SURVEY MAP NO. 4510, FILE NO. 3146908 IN THE OFFICIAL RECORDS OF WASHOE COUNTY, SAID POINT OF BEGINNING ALSO BEING REFERRED TO AS THE NORTHWEST CORNER OF PARCEL 1 OF PARCEL MAP NO. 3831; THENCE ALONG THE EASTERLY LINE OF SAID PARCEL THE FOLLOWING COURSES: SOUTH 01°27’58” WEST, 452.43 FEET; SOUTH 89°46’14” EAST, 2.58 FEET; SOUTH 01°27’58” WEST, 320.66 FEET; THENCE SOUTH 06°54’26” WEST, 96.84 FEET; THENCE ALONG THE ARC OF A TANGENT CURVE TO THE RIGHT, HAVING A RADIUS OF 95.00 FEET, THROUGH A CENTRAL ANGLE OF 84°57’22”, A DISTANCE OF 140.86 FEET; THENCE NORTH 88°08’12” WEST, 167.27 FEET; THENCE ALONG THE ARC OF A TANGENT CURVE TO THE LEFT, HAVING A RADIUS OF 25.00 FEET, THROUGH A CENTRAL ANGLE OF 91°16’31”, A DISTANCE OF 39.83 FEET; THENCE SOUTH 00°35’17” WEST, 21.49 FEET; THENCE ALONG THE ARC OF A TANGENT CURVE TO THE RIGHT, HAVING A RADIUS OF 522.00 FEET, THROUGH A CENTRAL ANGLE OF 12°33’28”, A DISTANCE OF 114.41 FEET; THENCE ALONG THE ARC OF A REVERSE CURVE TO THE LEFT, HAVING A RADIUS OF 200.00 FEET, THROUGH A CENTRAL ANGLE OF 13°03’28”, A DISTANCE OF 45.58 FEET; THENCE ALONG THE ARC OF A COMPOUND CURVE TO THE LEFT, HAVING A RADIUS OF 40.00 FEET, THROUGH A CENTRAL ANGLE OF 65°03’50”, A DISTANCE OF 45.42 FEET; THENCE SOUTH 24°49’14” WEST, 19.99 FEET TO A POINT ON THE NORTHERLY LINE OF MILL STREET; THENCE ALONG SAID NORTHERLY LINE ALONG THE ARC OF A NON-TANGENT CURVE TO THE RIGHT, RADIAL TO A BEARING OF NORTH 24°49’14” EAST, CONCAVE NORTHEASTERLY, HAVING A RADIUS OF 1302.55 FEET, THROUGH A CENTRAL ANGLE OF 06°23’45”, A DISTANCE OF 145.40 FEET; THENCE CONTINUING ALONG SAID NORTHERLY LINE, NORTH 58°47’02” WEST, 13.00 FEET; THENCE LEAVING SAID NORTHERLY LINE, SOUTH 64°58’32” EAST, 3.87 FEET; THENCE ALONG THE ARC OF A NON-TANGENT CURVE TO THE LEFT, RADIAL TO A BEARING OF NORTH 25°01’28” EAST, HAVING A RADIUS OF 35.00 FEET, THROUGH A CENTRAL ANGLE OF 114°20’12”, A DISTANCE OF 69.84 FEET; THENCE NORTH 00°41’17” EAST, 305.74 FEET; THENCE ALONG THE ARC OF A TANGENT CURVE TO THE LEFT, HAVING A RADIUS OF 66.00 FEET, THROUGH A CENTRAL ANGLE OF 18°43’38”, A DISTANCE OF 21.57 FEET; THENCE NORTH 18°02’22” WEST, 16.53 FEET; THENCE ALONG THE ARC OF A TANGENT CURVE TO THE RIGHT, HAVING A RADIUS OF 51.00 FEET, THROUGH A CENTRAL ANGLE OF 18°37’39”, A DISTANCE OF 16.58 FEET; THENCE NORTH 00°35’17” EAST, 120.69 FEET; THENCE ALONG THE ARC OF A TANGENT CURVE TO THE RIGHT, HAVING A RADIUS OF 55.50 FEET, THROUGH A CENTRAL ANGLE OF 143°18’09”, A DISTANCE OF 138.81 FEET; THENCE SOUTH 00°35’17” WEST, 287.89 FEET; THENCE ALONG THE ARC OF A TANGENT CURVE TO THE LEFT, HAVING A RADIUS OF 30.00 FEET, THROUGH A CENTRAL ANGLE OF 84°29’56”, A DISTANCE OF 44.24 FEET; THENCE SOUTH 83°54’39” EAST, 173.95 FEET; THENCE ALONG THE ARC OF A TANGENT CURVE TO THE LEFT, HAVING A RADIUS OF 70.00 FEET, THROUGH A CENTRAL ANGLE OF 89°10’55”, A DISTANCE OF 108.96 FEET; THENCE NORTH 06°54’26” EAST, 67.92 FEET; THENCE NORTH 01°27’58” EAST, 72.25 FEET; THENCE NORTH 07°28’09” WEST, 80.46 FEET; THENCE NORTH 01°04’24” EAST, 367.38 FEET; THENCE NORTH 88°32’02” WEST, 16.06 FEET; THENCE NORTH 01°27’58” EAST, 277.64 FEET TO THE SOUTHERLY LINE OF EAST 2ND STREET, A SIXTY (60’) FOOT WIDE RIGHT-OF-WAY; THENCE ALONG SAID SOUTHERLY LINE, NORTH 89°57’27” EAST, 53.41 FEET; THENCE CONTINUING ALONG SAID SOUTHERLY LINE, SOUTH 89°46’15” EAST, 1.61 FEET TO SAID POINT OF BEGINNING.

THE ABOVE METES AND BOUNDS DESCRIPTION APPEARED PREVIOUSLY IN THAT CERTAIN DOCUMENT RECORDED FEBRUARY 17, 2006 AS DOCUMENT NO. 3350574 OF OFFICIAL RECORDS.

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EXHIBIT “A-1-10”

THE TERRACE AT SOUTH MEADOWS

Title Order No. NCS-332301

The Terrace at South Meadows, LLC, a Nevada limited liability company

PARCEL A:

PARCEL 2 OF MERGER & RESUBDIVISION PARCEL MAP 3929 FOR WASHOE HEALTH SYSTEM, INC., RECORDED NOVEMBER 14, 2002 AS FILE NO. 2763202, OFFICIAL RECORDS, WASHOE COUNTY, NEVADA.

PARCEL B:

EASEMENTS FOR INGRESS, EGRESS AND ACCESS OVER ALL THOSE AREAS SHOWN AS ACCESS EASEMENTS ON PARCEL MAP NO. 3532 FILED IN THE OFFICE OF THE COUNTY RECORDER OF WASHOE COUNTY, STATE OF NEVADA ON JUNE 18, 1999 AS FILE NO. 2352497 OF OFFICIAL RECORDS.

PARCEL C:

AN EASEMENT FOR ACCESS AND UTILITIES AS SET FORTH IN THAT CERTAIN “RECIPROCAL ACCESS AND UTILITY EASEMENT” RECORDED JANUARY 11, 1994 IN BOOK 3954, PAGE 714 AS DOCUMENT NO. 1752916 OF OFFICIAL RECORDS.

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EXHIBIT “A-1-11”

TUALITY 7TH AVENUE MEDICAL PLAZA

Title Order No. NCS-332307

PMB Hillsboro LLC, an Oregon limited liability company

PARCEL 1:

A PARCEL OF LAND IN THE NORTHWEST QUARTER OF THE NORTHEAST QUARTER OF SECTION 6, TOWNSHIP 1 SOUTH, RANGE 2 WEST, WILLAMETTE MERIDIAN, CITY OF HILLSBORO, WASHINGTON COUNTY, STATE OF OREGON AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS: BEGINNING AT THE NORTHEAST CORNER OF THAT CERTAIN PROPERTY CONVEYED TO TUALITY PROPERTY MANAGEMENT, INC., DESCRIBED BY DEED RECORDED AS DOCUMENT NUMBER 95-013084 IN RECORDS OF WASHINGTON COUNTY; THENCE FOLLOWING THE EAST LINE OF SAID TUALITY PROPERTY MANAGEMENT PROPERTY SOUTH 02° 26’ 10” WEST 197.98 FEET TO A  5/8 INCH IRON ROD WITH YELLOW PLASTIC CAP INSCRIBED “HERTEL PLS 1896” AT THE SOUTHEAST CORNER THEREOF; THENCE FOLLOWING THE SOUTH LINE OF SAID TUALITY PROPERTY MANAGEMENT PROPERTY AND THE EXTENSION THEREOF NORTH 87° 30’ 03” WEST 216.00 FEET TO A  5/8 INCH IRON ROD WITH YELLOW PLASTIC CAP INSCRIBED “HERTEL PLS 1896”; THENCE NORTH 02° 26’ 10” EAST 198.12 FEET TO A  5/8 INCH IRON ROD WITH YELLOW PLASTIC CAP INSCRIBED ‘HERTEL PLS 1896” ON THE NORTH LINE OF THAT CERTAIN PROPERTY CONVEYED TO TUALATIN VALLEY BANK, DESCRIBED BY DEED RECORDED AS DOCUMENT NUMBER 80-010919 IN RECORDS OF WASHINGTON COUNTY; THENCE FOLLOWING THE NORTH LINE OF SAID BANK PROPERTY AND THE NORTH LINE OF SAID TUALITY PROPERTY MANAGEMENT PROPERTY SOUTH 87° 27’ 53” EAST 216.00 FEET TO THE POINT OF BEGINNING.

PARCEL 2:

AN EXCLUSIVE PARKING AND ACCESS EASEMENT, AS SET FORTH AND DESCRIBED IN THAT CERTAIN EASEMENT (PARKING AND ACCESS) EXECUTED BY AND BETWEEN TUALITY PROPERTY MANAGEMENT, INC., AN OREGON NON-PROFIT CORPORATION, AS GRANTOR, AND PMB HILLSBORO, LLC, AN OREGON LIMITED LIABILITY COMPANY, AS GRANTEE, RECORDED JULY 1, 2002 AS FEE NO. 2002-075299 OF OFFICIAL RECORDS, AND THAT CERTAIN AMENDMENT TO EASEMENT (PARKING AND ACCESS) RECORDED DECEMBER 15, 2004 AS FEE NO. 2004-142558 OF OFFICIAL RECORDS.

PARCEL 3:

A NON-EXCLUSIVE PERPETUAL EASEMENT TO PARK UP TO 150 VEHICLES AS SET FORTH AND DESCRIBED IN THAT CERTAIN EASEMENT (PARKING GARAGE) BY AND BETWEEN TUALITY MANAGEMENT, INC., AN OREGON NON-PROFIT CORPORATION, AS GRANTOR, AND PMB HILLSBORO, LLC, AN OREGON LIMITED LIABILITY COMPANY, AS GRANTEE, RECORDED JULY 1, 2002 AS FEE NO. 2002-075300 OF OFFICIAL RECORDS.

PARCEL 4:

A NON-EXCLUSIVE EASEMENT TO USE THE SKYBRIDGE AS SET FORTH AND DESCRIBED IN THAT CERTAIN EASEMENT FOR SKYBRIDGE BY AND BETWEEN TUALITY MANAGEMENT, INC., AN OREGON NON-PROFIT CORPORATION, AS GRANTOR, AND PMB HILLSBORO LLC, AN OREGON LIMITED LIABILITY CORPORATION, AS GRANTEE, RECORDED JULY 1, 2002 AS FEE NO. 2002-075301 AND RE-RECORDED AUGUST 22, 2003 AS FEE NO. 2003-141301 OF OFFICIAL RECORDS.

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EXHIBIT “A-1-12”

KENNETH WATTS MEDICAL OFFICE BUILDING

Title Order No. NCS-332312

PMB Torrance LLC, a California limited liability company

PARCELS 1, 2 AND 3, IN THE CITY OF TORRANCE, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS SHOWN ON PARCEL MAP NO. 15927, FILED IN BOOK 168 PAGES 66 AND 67 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT ALL OIL, GAS AND OTHER MINERALS, WHETHER SIMILAR TO THOSE HEREIN SPECIFIED OR NOT, LYING MORE THAN FIVE HUNDRED (500) FEET BELOW THE SURFACE OF THE PROPERTY (HEREIN CALLED THE “RESERVED MINERALS”); PROVIDED, HOWEVER, THAT ALL RIGHTS AND INTERESTS OF GRANTORS IN THE SURFACE OF THE PROPERTY AND THE LAND MASS OF THE PROPERTY TO A DEPTH OF FIVE HUNDRED (500) FEET ARE HEREBY CONVEYED TO GRANTEE, NO RIGHT OF SURFACE ENTRY BEING EXCEPTED OR RESERVED TO GRANTORS, AS RESERVED IN THE DEED RECORDED OCTOBER 31, 1984 AS INSTRUMENT NO. 84-1297888, AND DEED RECORDED DECEMBER 30, 1986 AS INSTRUMENT NOS. 86-1821135, AND 86-1821137, OR OFFICIAL RECORDS.

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EXHIBIT “A-2-1”

BURBANK II

THOSE PORTIONS OF TRACT NO. 7291 AND TRACT NO. 6138, IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

PARCEL A: (MOB#2)

PARCEL 4 OF PARCEL MAP 63790, IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 352, PAGE 83 THROUGH 87 INCLUSIVE, OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY. BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST WESTERLY CORNER OF LOT 6 OF TRACT 7291, FILED IN BOOK 107, PAGES 86 THROUGH 87 OF MAPS; THENCE SOUTH 23° 01’ 22” EAST, 454.61 FEET TO THE TRUE POINT OF BEGINNING; THENCE NORTH 66° 58’ 00” EAST, 129.36 FEET; THENCE SOUTH 23° 02’ 00” EAST, 133.58 FEET; THENCE NORTH 66° 58’ 00” EAST, 5.30 FEET; THENCE SOUTH 23° 02’ 00” EAST, 184.93 FEET; THENCE SOUTH 66° 56’ 00” WEST, 119.71 FEET TO THE BEGINNING OF A CURVE, CONCAVE NORTHERLY, HAVING A RADIUS OF 15.00 FEET; THENCE WESTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 90° 02’ 38” AN ARC LENGTH OF 23.57 FEET; THENCE NORTH 23° 01’ 22” WEST, 58.01 FEET; THENCE CONTINUING ALONG SAID LINE, NORTH 23° 01’ 22” WEST,100.02 FEET; THENCE CONTINUING ALONG SAID LINE, NORTH 23° 01’ 22” WEST,145.54 FEET TO THE TRUE POINT OF BEGINNING.

PARCEL B: (Parking Structure)

PARCEL 1 OF PARCEL MAP 63790, IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 352, PAGE 83 THROUGH 87 INCLUSIVE, OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY. BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST WESTERLY CORNER OF LOT 6 OF TRACT 7291, FILED IN BOOK 107, PAGES 86 THROUGH 87 OF MAPS; THENCE NORTH 66° 56’ 29” EAST, 134.99 FEET; THENCE SOUTH 23° 01’ 40” EAST, 50.01 FEET; THENCE NORTH 66° 56’ 32” EAST, 114.99 FEET; THENCE SOUTH 23° 02’ 00” EAST, 138.60 FEET; THENCE SOUTH 66° 58’ 00” WEST, 110.17 FEET; THENCE SOUTH 23° 02’ 00” EAST, 201.04 FEET; THENCE NORTH 66° 58’ 00” EAST, 10.00 FEET; THENCE SOUTH 23° 00’ 16” EAST, 65.01 FEET; THENCE SOUTH 66° 58’ 00” WEST, 149.88 FEET; THENCE NORTH 23° 01’ 22” WEST, 454.61 FEET TO THE POINT OF BEGINNING.

PARCEL C:

PARCEL 3 OF PARCEL MAP 63790, IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 352, PAGE 83 THROUGH 87 INCLUSIVE, OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY. BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST WESTERLY CORNER OF LOT 6 OF TRACT 7291, FILED IN BOOK 107, PAGES 86 THROUGH 87 OF MAPS; THENCE NORTH 66° 56’ 29” EAST, 134.99 FEET; THENCE SOUTH 23° 01’ 40” EAST, 50.01 FEET; THENCE NORTH 66° 56’ 32” EAST, 114.99 FEET; THENCE SOUTH 23° 02’ 00” EAST, 404.71 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID LINE, SOUTH 23° 02’ 00” EAST, 303.45 FEET TO THE BEGINNING OF

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A CURVE, CONCAVE WESTERLY, HAVING A RADIUS OF 15.00 FEET; THENCE SOUTHERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 89° 58’ 00” AN ARC LENGTH OF 23.55 FEET; THENCE SOUTH 66° 56’ 00” WEST, 100.40 FEET; THENCE NORTH 23° 02’ 00” WEST, 184.93 FEET; THENCE SOUTH 66° 58’ 00” WEST, 5.30 FEET; THENCE NORTH 23° 02’ 00” WEST, 133.58 FEET; THENCE NORTH 66° 58’ 00” EAST, 20.52 FEET; THENCE CONTINUING ALONG SAID LINE, NORTH 66° 58’ 00” EAST, 100.17 FEET TO THE TRUE POINT OF BEGINNING.

PARCEL D:

NON-EXCLUSIVE EASEMENTS FOR ACCESS, INGRESS AND EGRESS, DRAINAGE, ENCROACHMENTS, UTILITY SERVICES AND LATERALS (AND REPAIRS, REPLACEMENT AND MAINTENANCE THEREOF), PARKING AND OTHER RELATED PURPOSES, AS SET FORTH, DEFINED AND DESCRIBED IN THAT CERTAIN DOCUMENT ENTITLED PROVIDENCE SAINT JOSEPH OUTPATIENT CAMPUS PARKING & RECIPROCAL EASEMENT AGREEMENT DATED MARCH 6, 2006, EXECUTED BY AND BETWEEN PROVIDENCE HEALTH SYSTEM—SOUTHERN CALIFORNIA, A CALIFORNIA NONPROFIT CORPORATION DBA PROVIDENCE SAINT JOSEPH MEDICAL CENTER; PMB BURBANK #1 LLC, A CALIFORNIA LIMITED LIABILITY COMPANY; AND PMB #2 LLC, A CALIFORNIA LIMITED LIABILITY COMPANY, UNDER THE TERMS AND PROVISIONS AS CONTAINED THEREIN, RECORDED MARCH 6, 2006 AS INSTRUMENT NO. 06-0477669 OF OFFICIAL RECORDS.

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EXHIBIT “A-2-2”

ST. JOSEPH’S MEDICAL PLAZA & CANCER CENTER

The Land is located in the City of Orange, County of Orange, State of California, described as follows:

PARCEL Al:

Parcel 1 of Parcel Map 2004-153 as per the Map thereof filed in Book 354, Pages 29 through 31 of Parcel Maps, in the Office of the County Recorder of Orange County, California.

RESERVING THEREFROM, for the use and benefit of, and being appurtenant to, Parcel 2 of Parcel Map 2004-153 described herein above, that certain Cross Access Easement over and across that portion of Parcel 1 of Parcel Map 2004-153 described herein above, being shown and defined as “(A) A CROSS ACCESS EASEMENT TO BE RESERVED FOR THE BENEFIT OF PARCEL 2” on said Parcel Map No. 2004-153, as per the Map filed in Book 354, Pages 29 through 31 of Parcel Maps, in the Office of the County Recorder of Orange County, California. .

The herein above described Parcel Al is ALSO KNOWN AS that portion of Parcel 2 of Parcel Map filed in Book 109, Pages 39 and 40 of Parcel Maps, in the Office of the County Recorder of Orange County, California, described as follows:

AREA “A” - CANCER CENTER PROPERTY

Commencing at the Northwest Corner of said Parcel 2; thence South 1 degrees, 01’56” West, along the Westerly line of said Parcel, 14.49 feet to its intersection with the Southerly line of Deed to The City of Orange, recorded August 28, 2001 as Instrument No. 20010597571 of Official Records, and The True Point of Beginning; thence South 87 degrees, 16’22” East, along said Southerly line, 213.27 feet to the Northeasterly line of said Parcel; thence South, 47 degrees, 27’17” East, along said Northeasterly line, 56.23 feet to the Easterly line of said Parcel; thence South, 00 degrees, 55’16” West, along said Easterly line, 59.45 feet; thence leaving said Easterly line, North, 89 degrees, 07’36” West, 102.34 feet; thence South, 00 degrees, 52’48” West, 157.16 feet; thence North, 89 degrees, 06’22” West, 153.48 feet to said Westerly line; thence North, 01 degrees, 01’56” East, 260.84 feet to The True Point of Beginning.

Excepting therefrom that portion described in Deed to The City of Orange recorded August 28, 2001 as Instrument No. 20010597571 of Official Records of said Orange County, California.

AREA “B” - MOB PROPERTY.

Commencing at the Northwest comer of said Parcel 2; thence South, 1 degrees, 01’56” West, along the Westerly line of said Parcel, 275.33 feet to The True Point Of Beginning; thence leaving said Westerly line, South 89 degrees, 06’22” East, 153.48 feet; thence North,

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00 degrees, 52’48” East, 157.16 feet; thence South, 89 degrees 07’36” East, 102.34 feet to the easterly line of said Parcel; thence South, 00 degrees, 55’16” West along the Easterly line, 244.97 feet; thence leaving said Easterly line, North, 89 degrees, 07’36” West, 255.58 feet to said Westerly line; thence North 1 degrees, 01’56” east, along said westerly line, 87.86 feet to The True Point Of Beginning.

PARCEL A2:

Parcel 2 of Parcel Map 2004-153 as per the Map thereof filed in Book 354, Pages 29 through 31 of Parcel Maps, in the Office of the County Recorder of Orange County, California.

PARCEL A3:

A Cross Access Easement over and across that portion of Parcel 1 of Parcel Map 2004-153 described herein above, being shown and defined as “(A) A CROSS ACCESS EASEMENT TO BE RESERVED FOR THE BENEFIT OF PARCEL 2” on said Parcel Map No. 2004-153, as per the Map filed in Book 354, Pages 29 through 31 of Parcel Maps, in the Office of the County Recorder of Orange County, California.

Said easement is hereby declared to be appurtenant to and for the use and benefit of Parcel 2 of Parcel Map 2004-153 herein above described.

PARCEL B:

A NON-EXCLUSIVE, APPURTENANT EASEMENT FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS, AS SAID EASEMENT IS SET FORTH IN THAT CERTAIN “RECIPROCAL DRIVEWAY AGREEMENT” RECORDED NOVEMBER 28, 1988 AS INSTRUMENT NO. 88-617851 AND AMENDED IN THAT CERTAIN FIRST AMENDMENT RECORDED FEBRUARY 1, 1989 AS INSTRUMENT NO. 89-056916 AND AMENDED IN THAT CERTAIN SECOND AMENDMENT RECORDED AUGUST 16, 1993 AS INSTRUMENT NO. 93-551396 ALL OF OFFICIAL RECORDS OF ORANGE COUNTY, CALIFORNIA.

PARCEL C:

A NON-EXCLUSIVE, APPURTENANT EASEMENT FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS OVER A PORTION OF PARCEL 1 AS SHOWN ON EXHIBIT B OF LOT LINE ADJUSTMENT NO. LL89-2 RECORDED MARCH 9, 1989 AS INSTRUMENT NO. 89-122497 AND RE-RECORDED MAY 9, 1990 AS INSTRUMENT 90-249273 AS SAID EASEMENT IS SET FORTH IN THAT CERTAIN “RECIPROCAL DRIVEWAY AGREEMENT” RECORDED APRIL 5, 2004 AS INSTRUMENT NO. 2004000280820 OF OFFICIAL RECORDS OF ORANGE COUNTY, CALIFORNIA.

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EXHIBIT “A-2-3”

MISSION HOSPITAL MOB & PARKING STRUCTURE

PARCEL A:

PARCEL 1 ON EXHIBIT ‘A” (LEGAL DESCRIPTION) OF THE LLA (DEFINED BELOW), AND FURTHER SHOWN AS PARCEL I ON EXHIBIT “B” (MAP), OF THAT CERTAIN LOT LINE ADJUSTMENT LL 05-02, RECORDED MAY 4, 2005 AS DOCUMENT NO. 2005000342747 OF OFFICIAL RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF ORANGE COUNTY, CALIFORNIA (THE “LLA”), BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

THOSE PORTIONS OF PARCELS 1 AND 9 OF PARCEL MAP NO. 2003-117, IN THE CITY OF MISSION VIEJO, COUNTY OF ORANGE, STATE OF CALIFORNIA, AS FILED IN BOOK 342, PAGES 17-22, INCLUSIVE, OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

COMMENCING AT THE MOST WESTERLY CORNER OF SAID PARCEL 9 AS SHOWN ON SAID PARCEL MAP; THENCE SOUTHERLY ALONG THAT CERTAIN SOUTHWESTERLY BOUNDARY LINE OF SAID PARCEL MAP SOUTH 20 DEGREES, 02’45” EAST 16.97 FEET TO THE MOST WESTERLY CORNER OF PARCEL 1 OF SAID PARCEL MAP NO. 2003-117; SAID POINT BEING THE TRUE POINT OF BEGINNING; THENCE NORTH 68 DEGREES, 4433” EAST 25.67 FEET; THENCE NORTH 21 DEGREES, 15’27” WEST 24.00 FEET; THENCE NORTH 68 DEGREES, 4433” EAST 198:25 FEET; THENCE SOUTH 21 DEGREES, 15’27” EAST 110.24 FEET; . THENCE SOUTH 68 . DEGREES, 4433 WEST 55.19 FEET; THENCE SOUTH 23 DEGREES, 4437” WEST 27.18 FEET; THENCE SOUTH 21 DEGREES, 15’27” EAST 116.61 FEET; THENCE SOUTH 68 DEGREES, 44’33” WEST 50.01 FEET; THENCE SOUTH 21 DEGREES, 42’57” EAST 20.42 FEET; THENCE SOUTH 68 DEGREES, 44’33” WEST 104.79 FEET TO A POINT IN SAID SOUTHWESTERLY LINE OF SAID PARCEL MAP; THENCE ALONG SAID WESTERLY LINE NORTH 20 DEGREES, 02’45” WEST 242.55 FEET TO THE TRUE POINT OF BEGINNING.

EXCEPT THEREFROM ALL MINERALS, OIL, GAS, PETROLEUM, OTHER HYDROCARBON SUBSTANCES AND ALL UNDERGROUND WATER IN OR UNDER OR WHICH MAY BE PRODUCED FROM SAID PARCEL WHICH UNDERLIES A PLANE PARALLEL TO’ AND 500 FEET BELOW THE PRESENT SURFACE OF SAID REAL PROPERTY _ FOR THE PURPOSE OF PROSPECTING FOR, THE EXPLORATION., DEVELOPMENT, PRODUCTION, EXTRACTION AND TAKING OF SAID MINERALS, OIL, GAS, PETROLEUM, OTHER HYDROCARBON SUBSTANCES AND WATER FROM SAD REAL PROPERTY BY MEANS OF MINES, WELLS, DERRICKS AND/OR OTHER EQUIPMENT FROM SURFACE LOCATIONS ON ADJOINING OR NEIGHBORING LAND OR .LYING OUTSIDE OF THE ABOVE DESCRIBED REAL PROPERTY, IT BEING UNDERSTOOD THAT THE OWNER OF SUCH MINERALS, OIL, GAS, PETROLEUM, OTHER HYDROCARBON SUBSTANCES AND WATER, AS SET FORTH ABOVE, SHALL HAVE NO RIGHT TO ENTER UPON THE SURFACE OR ANY PORTION THEREOF ABOVE SAID PLANE PARALLEL TO AND 500 FEET BELOW THE PRESENT SURFACE OF THE SAID REAL PROPERTY FOR ANY PURPOSE WHATSOEVER, AS RESERVED IN THE

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DEED FROM MISSION VIEJO COMPANY, A CORPORATION, RECORDED APRIL 19, 1984 AS DOCUMENT NO. 84-163171 OF OFFICIAL RECORDS OF ORANGE COUNTY CALIFORNIA.

PARCEL B:

PARCEL 4 ON EXHIBIT “A” (LEGAL DESCRIPTION) OF THE LLA (DEFINED BELOW), AND FURTHER SHOWN AS PARCEL 4 ON EXHIBIT “B” (MAP), OF THAT CERTAIN LOT LINE ADJUSTMENT LL 05-02, RECORDED MAY 4, 2005 AS DOCUMENT NO. 2005000342747 OF OFFICIAL RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF ORANGE COUNTY, CALIFORNIA (THE “LLA”), BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

THOSE PORTIONS OF PARCELS 2, 4 AND 9 OF PARCEL MAP NO. 2003-117, IN THE CITY OF MISSION VIEJO, COUNTY OF ORANGE, STATE OF CALIFORNIA, AS FILED IN BOOK 342, PAGES 17-22; INCLUSIVE, OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT THE. WESTERLY TERMINUS OF THAT CERTAIN SOUTHERLY BOUNDARY LINE OF SAID PARCEL MAP SHOWN AS “NORTH 88 DEGREES 1807” WEST 572.03 FEET”; THENCE SOUTH 46 DEGREES, 18’05” WEST 261.82 FEET; THENCE NORTH 44 DEGREES, 1 1;47” WEST 136.72 FEET; THENCE NORTH 34 DEGREES, 44’54” EAST 5.99 FEET; THENCE NORTH 44 DEGREES, 1 1’47” WEST 79.12 FEET; THENCE SOUTH 45 DEGREES, 48’13” WEST 6.00 FEET; THENCE NORTH 44 DEGREES, 12’03” WEST 15.20 FEET; THENCE SOUTH 69 DEGREES, 3624” WEST 25.14 FEET; THENCE NORTH 44 DEGREES, 12’03” WEST 38.17 FEET; THENCE NORTH 45 DEGREES, 48’57” EAST 53.68 FEET; THENCE SOUTH 45 DEGREES, 17’22” EAST 4.47 FEET; THENCE NORTH 45 DEGREES, 4857” EAST 264.61 FEET; THENCE SOUTH 44 DEGREES, 1102” EAST 16.42 FEET; THENCE NORTH 45 DEGREES, 48’58” EAST 16.74 FEET; THENCE SOUTH 44 DEGREES, 42’24” EAST 24.74 FEET; THENCE NORTH 45 DEGREES, 47’57” EAST . 21.34 FEET; THENCE SOUTH 44 DEGREES, 1203” EAST 54.04 FEET; THENCE SOUTH 45 DEGREES, 47’57” WEST 21.65 FEET; THENCE SOUTH 44 DEGREES, 1147” EAST 182.35 FEET TO THE EASTERLY PROLONGATION OF THAT CERTAIN COURSE ON THE SOUTHERLY BOUNDARY LINE OF SAID PARCEL MAP SHOWN AS “NORTH 46 DEGREES, 18’05” EAST 530.11 FEET; THENCE SOUTH 46 DEGREES 18’05” WEST ALONG SAID PROJECTION 50.20 FEET TO THE POINT OF BEGINNING.

EXCEPT THEREFROM ALL MINERALS, OIL, GAS, PETROLEUM, OTHER HYDROCARBON SUBSTANCES AND ALL UNDERGROUND WATER IN OR UNDER OR WHICH MAY BE PRODUCED FROM SAID PARCEL WHICH UNDERLIES A PLANE PARALLEL TO AND 500 FEET BELOW THE PRESENT SURFACE OF SAID REAL PROPERTY FOR THE PURPOSE OF PROSPECTING FOR, THE EXPLORATION, DEVELOPMENT, PRODUCTION, EXTRACTION AND TAKING OF SAID MINERALS, OIL, GAS, PETROLEUM, OTHER HYDROCARBON SUBSTANCES AND WATER FROM SAD REAL PROPERTY BY MEANS OF MINES, WELLS, DERRICKS AND/OR OTHER EQUIPMENT FROM SURFACE LOCATIONS ON ADJOINING OR NEIGHBORING LAND OR LYING OUTSIDE OF. THE ABOVE DESCRIBED REAL PROPERTY, IT BEING UNDERSTOOD THAT THE OWNER OF SUCH MINERALS, OIL, GAS, PETROLEUM,. OTHER HYDROCARBON SUBSTANCES AND WATER, AS SET FORTH ABOVE, SHALL HAVE NO RIGHT TO ENTER UPON THE SURFACE OR ANY PORTION THEREOF ABOVE SAID PLANE PARALLEL TO

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AND 500 FEET BELOW THE PRESENT SURFACE OF THE SAID REAL PROPERTY FOR ANY PURPOSE WHATSOEVER, AS RESERVED TN THE DEED FROM MISSION VIEJO COMPANY, A CORPORATION, RECORDED APRIL 19, 1984 AS DOCUMENT NO. 84-163171 OF OFFICIAL RECORDS OF ORANGE COUNTY, CALIFORNIA.

PARCEL C:

A NON-EXCLUSIVE RECIPROCAL APPURTENANT EASEMENT FOR ACCESS, INGRESS AND EGRESS, DRAINAGE, ENCROACHMENTS, UTILITY SERVICES AND LATERALS AND FOR PARKING AND OTHER RELATED PURPOSES, TO AND OVER THE PARKING FACILITIES, AS, SET FORTH, DESCRIBED AND CONVEYED IN THAT CERTAIN “MISSION HOSPITAL CAMPUS PARKING AND RECIPROCAL EASEMENT AGREEMENT” EXECUTED BY AND AMONG MISSION HOSPITAL REGIONAL MEDICAL CENTER, A CALIFORNIA NONPROFIT PUBLIC BENEFIT CORPORATION DBA MISSION HOSPITAL; PMB MISSION VIEJO LLC, A CALIFORNIA LIMITED LIABILITY COMPANY; AND MISSION VIEJO- MEDICAL L.L.C., A DELAWARE LIMITED LIABILITY COMPANY, RECORDED JULY 13, 2005 AS INSTRUMENT NO. 2005000542521 OF OFFICIAL RECORDS OF ORANGE COUNTY, CALIFORNIA, AS AMENDED BY THAT CERTAIN MISSION HOSPITAL CAMPUS FIRST AMENDMENT TO PARKING AND RECIPROCAL EASEMENT AGREEMENT, RECORDED JULY 13, 2005 AS INSTRUMENT NO. 2005000542523 OF OFFICIAL RECORDS OF ORANGE COUNTY, CALIFORNIA.

A SUPPLEMENTAL AGREEMENT DATED FEBRUARY 1, 2005 BY MISSION HOSPITAL REGIONAL MEDICAL CENTER, A CALIFORNIA NONPROFIT PUBLIC BENEFIT CORPORATION DBA MISSION HOSPITAL, AND PMB. MISSION VIEJO LLC, A CALIFORNIA LIMITED LIABILITY COMPANY, SAID SUPPLEMENTAL AGREEMENT BEING RECORDED MAY 19, 2005 AS INSTRUMENT NO. 2005000388183 OF OFFICIAL RECORDS OF ORANGE COUNTY, CALIFORNIA, AS AMENDED BY THAT CERTAIN FIRST AMENDMENT TO SUPPLEMENTAL AGREEMENT RECORDED JULY 13, 2005 AS INSTRUMENT NO. 2005000542524 OF OFFICIAL RECORDS OF ORANGE COUNTY, CALIFORNIA.

AN ASSIGNMENT AND ASSUMPTION OF PARKING AND RECIPROCAL EASEMENT AGREEMENT, DATED MAY 9, 2005 BY AND BETWEEN PMB MISSION VIEJO LLC, A CALIFORNIA LIMITED LIABILITY COMPANY (“ASSIGNOR”) AND PDP MISSION VIEJO LLC, A DELAWARE LIMITED LIABILITY COMPANY (“ASSIGNEE”), UNDER THE TERMS AND PROVISIONS AS CONTAINED THEREIN, RECORDED JULY 13, 2005 AS DOCUMENT NO. 2005000542522 OF OFFICIAL RECORDS.

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EXHIBIT “A-2-4”

POMERADO HOSPITAL OUTPATIENT SERVICES PAVILION

Real property in the City of Poway, County of San Diego , State of California , described as follows:

Parcel A:

Parcel 2 of City of Poway TPM 05-04, in the City of Poway, County of San Diego, State of California, as per the Map thereof No. 20036, filed in the Office of the County Recorder of San Diego County on July 5, 2006 as Document No. 2006-0473949 of Official Records.

Parcel B:

A non-exclusive easement for vehicular and pedestrian access, ingress and egress to and from Pomerado Road, as set forth and described in that certain “Declaration of Easement” made by Palomar Pomerado Health, a California health care district, recorded on July 5, 2006 as Document No. 2006-0473948 of Official Records, being more particularly described as follows:

“Proposed Access Easement to Parcel 2”—Beginning at the Northwesterly corner of Parcel 1 of Parcel Map No. 16427 filed in the Office of the County Recorder of San Diego County; thence along the Westerly line of said Parcel 1, South 00°35’58” West 286.12 feet (South 00°34’42” West 286.07 feet—record per Parcel Map No. 16427) to a point in the Northerly line of Lot 1 of City of Poway Tract No. 84-10, Map No. 11388 filed in the Office of the County Recorder of San Diego County; thence along said Northerly line, North 88°33’44” West (North 88°35’17” West—record per Map No. 11388) 157.56 feet; thence leaving said Northerly line, North 19°01’48” West 100.17 feet; thence South 70°58’12” West 237.38 feet to the Southeast corner of Parcel 2 of Parcel Map No. 20036 herein above described; thence along the boundary of said Parcel 2 South 70°58’12” West 104.09 feet and North 83°35’53” West 89.78 feet to the true point of beginning of the herein described “proposed access easement”; thence continuing along the boundary of Parcel 2 North 19°01’48” West 62.40 feet; thence leaving said boundary of Parcel 2 through the following courses:

South 73°05’43” West 11.39 feet to the beginning of a non-tangent curve with a radius of 20.00 feet, concave Northwesterly, a radial line to said point bears South 71°39’41” West; thence Southwesterly along said curve through a central angle of 119°09’36”, a distance of 41.59 feet; thence tangent to said curve, North 79°10’43” West 56.85 feet to the beginning of a tangent curve with a radius of 350.00 feet, concave Southerly; thence Westerly along said curve through a central angle of 17°50’57”, a distance of 109.03 feet; thence tangent to said curve, South 82°58’20” West 130.17 feet to the beginning of a non-tangent curve with a radius of 567.00 feet, concave Northerly, a radial line to said point bears South 3°47’59” East; thence westerly along said curve through a central angle of 20°30’33”, a distance of 202.96 feet to the beginning of a tangent compound

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curve with a radius of 340.00 feet, concave Northeasterly; thence Northwesterly along said curve through a central angle of 40°57’24”, a distance of 245.19 feet to the beginning of a tangent compound curve with a radius of 485.00 feet, concave Northeasterly; thence Northwesterly along said curve through a central angle of 11°20’32”, a distance of 96.01 feet; thence tangent to said curve North 22°52’34” West 116.24 feet; thence South 72°54’11” West 109.07 feet to the beginning of a non-tangent curve with a radius of 30.00 feet, concave Northerly, a radial line to said point bears South 13°32’10” East; thence Westerly along said curve through a central angle of 56°37’28”, a distance of 29.65 feet to an intersection with the Easterly line of Pomerado Road”(102 feet wide); thence along said Easterly line, South 1°24’23” West 38.39 feet to an angle point therein; thence continuing along said Easterly line, South 2°08’10” West 49.80 feet to the beginning of a non-tangent curve with a radius of 32.50 feet, concave Southeasterly, a radial line to said point bears South 41°45’48” East; thence leaving said Easterly line, Northeasterly along said curve through a central angle of 21°01’19”, a distance of 11.92 feet; thence non-tangent to said curve, North 72°54’11” East 98.73 feet to the beginning of a tangent curve with a radius of 35.50 feet, concave Southwesterly; thence Southeasterly along said curve through a central angle of 84°13’15”, a distance of 52.18 feet; thence tangent to said curve, South 22°52’34” East 20.52 feet to the beginning of a tangent curve with a radius of 511.00 feet, concave Northeasterly; thence Southeasterly along said curve through a central angle of 11°17’37”, a distance of 100.72 feet to the beginning of a tangent compound curve having a radius of 369.00 feet, concave Northeasterly; thence Southeasterly along said curve through a central angle of 40°57’24”, a distance of 263.77 feet to the beginning of a tangent compound curve having a radius of 593.00 feet, concave Northerly; thence Easterly along said curve through a central angle of 20°34’51”, a distance of 213.10 feet; thence non-tangent to said curve North 82°58’20” east 130.90 feet to the beginning of a tangent curve with a radius of 324.00 feet, concave Southerly; thence Easterly along said curve through a central angle of 17°50’57”, a distance of 100.93 feet; thence tangent to said curve South 79°10’43” feet to an intersection with a line which bears South 19°01’48” East from the true point of beginning; thence along said line North 19°01’48” West 7.98 feet to the true point of beginning.

APN: a portion of Assessor’s Parcel Number 275-461-04

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EXHIBIT “A-2-5”

HUNTINGTON MEMORIAL MOB & PARKING STRUCTURE

Real property in the City of Pasadena, County of Los Angeles, State. of California, described as follows:

THAT PORTION OF PARCEL 2 OF PARCEL MAP NO. 18337 AS PER MAP FILED IN BOOK 246 PAGES 73 THROUGH 75, INCLUSIVE, AND THOSE PORTIONS OF LOTS 1 THROUGH 11, INCLUSIVE, AND THOSE PORTIONS OF LOTS 20 AND 21 ALL OF MARTIN’S SUBDIVISION OF PART OF THE FRANK GREEN TRACT AS PER MAP RECORDED IN BOOK 10, PAGE 46 OF MISCELLANEOUS RECORDS, ALL IN THE CITY OF PASADENA, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, ALL IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS A WHOLE AS FOLLOWS: .

BEGINNING AT THE NORTHEAST CORNER OF SAID PARCEL 2; THENCE ALONG THE EASTERLY PROLONGATION OF THE NORTHERLY LINE OF SAID PARCEL 2 SOUTH 89°53’00” EAST 187.05 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE SOUTHWESTERLY AND HAVING A RADIUS OF 22.00 FEET, THENCE EASTERLY AND SOUTHERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 89°53’00” AN ARC DISTANCE OF 34.51 FEET TO A POINT OF TANGENCY WITH A LINE PARALLEL WITH AND DISTANT 44.00 FEET WESTERLY, MEASURED AT RIGHT ANGLES FROM THE CENTERLINE OF FAIR OAKS AVENUE AS . SHOWN ON SAID PARCEL MAP NO. 18337; THENCE ALONG SAID PARALLEL LINE SOUTH 526.11 FEET TO A POINT ON THE SOUTHERLY LINE OF SAID LOT 11, SAID POINT ALSO BEING ON THE NORTHERLY LINE OF CONGRESS STREET 60.00 FEET WIDE (ABANDONED) AS SHOWN ON SAID PARCEL MAP NO. 18337; THENCE ALONG THE SOUTHERLY LINE OF SAID LOT 11. NORTH 89°58’ 10” WEST 141.00 FEET TO THE SOUTHWEST CORNER OF SAID LOT. 11; THENCE ALONG THE WESTERLY LINES OF SAID LOTS 7 THROUGH 11, INCLUSIVE, NORTH 263.13 FEET TO THE INTERSECTION WITH THE EASTERLY PROLONGATION OF THAT CERTAIN COURSE ON THE EASTERLY LINE OF SAID PARCEL 2 SHOWN ON SAID PARCEL MAP NO. 18337 AS “NORTH 89°55’38” WEST 100.00 BEET”, SAID INTERSECTION ALSO BEING THE NORTHWEST CORNER OF SAID LOT 7; THENCE -WESTERLY ALONG SAID PROLONGED LINE NORTH 89°55’43” WEST 68.00 FEET TO THE EASTERLY TERMINUS OF SAID CERTAIN COURSE; THENCE ALONG. SAID CERTAIN COURSE AND THE WESTERLY PROLONGATION THEREOF NORTH 89°55’43” WEST 156.00 FEET TO A POINT ON A LINE THAT IS PARALLEL WITH AND WESTERLY 156.00 FEET FROM THAT CERTAIN COURSE ON THE EASTERLY LINE OF SAID ‘PARCEL 2 SHOWN AS “NORTH 285.00 FEET” ON SAID PARCEL MAP NO. 18337; THENCE ALONG SAID PARALLEL LINE NORTH 285.33 FEET TO THE NORTHERLY LINE OF SAID PARCEL 2; THENCE ALONG THE NORTHERLY LINE OF SAID PARCEL 2 SOUTH 89°53’00” EAST 156.00 FEET TO THE POINT OF BEGINNING.

APN: 5719-027-049, 057, 045, 043, 047, 046, 048, 056

A-2-5-1

EXHIBIT “A-2-6”

MERCY GILBERT MEDICAL PLAZA

A LEASEHOLD ESTATE IN AND TO THE FOLLOWING DESCRIBED PROPERTY:

The Land is located in MARICOPA County, State of ARIZONA, and is legally described as follows;

Commencing at a found railroad spike in a 1-1/2 inch iron pipe marking the West quarter corner of Section 4 Township 2 South Range 6 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, bearing South 01 Degrees 06 Minutes 47 Seconds East a distance of 2625.31 feet from a found brass cap in a handhole marking the Northwest corner of said Section 4;

Thence North 01 Degrees 06 Minutes 47 Seconds West along West line of said Section 4 to the centerline of Hospital Access Road, a distance of 85.01 feet;

Thence North 89 Degrees 47 Minutes 21 Seconds East along the centerline of Hospital Access Road, a distance of 953.08 feet to the beginning of a tangent curve concave to the Northwest having a radius of 1000.00 feet;

Thence Northeasterly continuing along the centerline of Hospital Access Road 1303.79 feet along said curve through a central angle of 74 Degrees 42 Minutes 05 Seconds to the beginning of a non-tangent line departing the centerline of Hospital Access Road;

Thence North 74 Degrees 54 Minutes 45 Seconds West along the centerline of Road K a distance of 175.51 feet to the beginning of a tangent curve concave to the Northeast having a radius of 200.00 feet;

Thence Northwesterly continuing along the centerline of Road K, 103.68 feet along said curve through a central angle of 29 Degrees 42 Minutes 05 Seconds to the beginning of a tangent line;

Thence North 45 Degrees 12 Minutes 39 Seconds West along said tangent line a continuation of the centerline of Road K, a distance of 172.93 feet;

Thence South 44 Degrees 47 Minutes 21 Seconds West departing the centerline of Road K a distance of 28.13 feet to the point of beginning;

Thence South 45 Degrees 12 Minutes 39 Seconds East a distance of 96.00 feet;

Thence North 44 Degrees 47 Minutes 21 Seconds East a distance of 7.00 feet;

Thence South 45 Degrees 12 Minutes 39 Seconds East a distance of 49.00 feet;

A-2-6-1

Thence South 44 Degrees 47 Minutes 21 Seconds West a distance of 7.00 feet; Thence South 45 Degrees 12 Minutes 39 Seconds East a distance of 96.00 feet; Thence South 44 Degrees 47 Minutes 21 Seconds West a distance of 35.00 feet; Thence South 45 Degrees 12 Minutes 39 Seconds East a distance of 9.00 feet; Thence South 44 Degrees 47 Minutes 21 Seconds West a distance of 42.00 feet; Thence North 45 Degrees 12 Minutes 39 Seconds West a distance of 9.00 feet; Thence South 44 Degrees 47 Minutes 21 Seconds West a distance of 29.00 feet; Thence North 45 Degrees 12 Minutes 39 Seconds West a distance of 96.00 feet; Thence South 44 Degrees 47 Minutes 21 Seconds West a distance of 7.00 feet; Thence North 45 Degrees 12 Minutes 39 Seconds West a distance of 49.00 feet; . Thence North 44 Degrees 47 Minutes 21 Seconds East a distance of 7.00 feet; Thence North 45 Degrees 12 Minutes 39 Seconds West a distance of 96.00 feet; Thence North 44 Degrees 47 Minutes 21 Seconds East a distance of 29.00 feet; Thence North 45 Degrees 12 Minutes 39 Seconds West a distance of 9.00 feet; Thence North 44 Degrees 47 Minutes 21 Seconds East a distance of 42.00 feet; Thence South 45 Degrees 12 Minutes 39 Seconds East a distance of 9.00 feet;

Thence North 44 Degrees 47 Minutes 21 Seconds East a distance of 35.00 feet to the point of beginning.

A-2-6-2

EXHIBIT “B-1”

ALTERNATIVE INVESTMENT ENTITY TRANSACTION

The following steps shall be followed with respect to any Property for which there will be an Alternative Entity Transaction:

Assume a property (the “Property”) is owned by an existing Transferor and that Transferor has three members: (a) a 20% hospital member (“Hospital”), (b) an 80% non-managing member (“NMM”) and (c) a 0% managing member (“MM”). The NMM is itself a limited liability company and has five classes of members: (i) insiders who want cash (“C-I” - 15% of the 80%), (ii) outsiders who want cash (“C-O” - 15% of the 80%), (iii) insiders who want OP Units (“U-I” - 15% of the 80%), (iv) outsiders who want OP Units (“U-O” - 15% of the 80%) and (v) outsiders (doctors) who want Investment Interests (“I” - 20% of the 80%). In this case:

Step 1 - NMM liquidates and distributes its 80% of the Transferor interests to C-I (15%), C-O (15%) U-I (15%), U-O (15%) and I (20%) in redemption of their interests in NMM.

Step 2 - MM, Hospital and I form a new subsidiary investment entity limited liability company (“IE”), Hospital and I contribute their interests in Transferor to IE in exchange for interests in IE, and MM becomes the managing member of IE with a 0% economic interest in IE.

Step 3 - Transferor contributes its property (and any agreed Permitted Liabilities) to a new subsidiary limited liability company (“Propco”) in exchange for interests in Propco.

Step 4 - Transferor liquidates, distributing its interests in Propco to its members (40% to IE and 15% to each of the other four members).

Step 5 -The general partner of the Operating Partnership contributes cash to the Operating Partnership in exchange for OP Units. Also, at this same time, C-I and C-O each transfer their 15% interest in Propco to the Operating Partnership in exchange for cash, and U-I and U-O each transfer their 15% interest in Propco to the Operating Partnership in exchange for OP Units. IE retains its interest in Propco.

Note - After the above transactions, the Property will be owned by Propco, Propco will be owned 60% by the Operating Partnership and 40% by IE, U-I and U-O will hold OP Units, H and I will own the interests in IE (which entity shall be governed by an operating agreement that provides that PMB LLC (or another entity reasonably acceptable to NHP) is the sole managing member with the sole authority to control and make day-to-day decisions for IE, subject to the non-managing members’ consent rights with respect to major decisions) and C-I and C-O will have received cash. Each Propco will be treated as an Investment Entity, and each interest in any Propco shall be treated as an interest in an Investment Entity, for all purposes under this Agreement and under each of the Transaction Documents and all restrictions and requirements set forth therein with respect to the same shall apply to each Propco.

B-1-1

EXHIBIT “B-2”

CAP RATE ADJUSTMENT1

See attached.

[1]	NOTE: The Net Operating Income calculations include a deduction for a general operating reserve equal to (A) Twenty Cents ($0.20) per rentable square foot of medical office building space for Existing Properties for which initial construction was completed within the five (5) year period ending on such Property’s applicable Closing Date, or (B) Twenty-Five Cents ($0.25) per rentable square foot of medical office building space for Existing Properties for which initial construction was completed prior to the five (5) year period ending on such Property’s applicable Closing Date.

B-2-1

B-2-2

EXHIBIT “B-3”

SAMPLE CAP RATE ADJUSTMENT CALCULATION

B-3-1

EXHIBIT “C-1”

PERMITTED ENTITY LIABILITIES

All obligations and liabilities to the extent encumbering the applicable Property under the following items:

1.	The Leases;

2.	The Service Contracts;

3.	The Property Documents;

4.	The Loan Obligations;

5.	The Permitted Exceptions (including all ground leases referenced therein);

6.	Utilities; and

7.	The Property Management Agreements.

C-1-1

EXHIBIT “C-2”

ASSIGNMENT OF ENTITY INTERESTS

THIS ASSIGNMENT OF ENTITY INTEREST (“Assignment”), is made and entered into as of [                    ], 200[    ] (the “Closing Date”), by and between [                    ], a [                    ] (“Assignor”), and [INSERT NAME OF THE OPERATING PARTNERSHIP], a Delaware limited partnership (“Assignee”).

R E C I T A L S

A. Assignor holds a [[            ] percent ([            ]%)] [general partnership OR limited partnership OR managing membership OR non-managing membership] interest (the “Entity Interest”) in [                    ], a [                    ] (the “Entity”), pursuant to the terms and conditions of that certain [                    ] Agreement of [                    ], dated as of [                    ] (as amended, the “Operating Agreement”).

B. Affiliates of Assignor and Assignee have entered into that certain Formation and Contribution Agreement and Joint Escrow Instructions, dated as of [                    ], 2008, with respect to, among other things, real property owned or controlled by the Entity (the “Contribution Agreement”). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Contribution Agreement.

C. Assignor desires to assign the Entity Interest to Assignee, and Assignee desires to accept such assignment from Assignor and be admitted as a member of the Entity and continue the business of the Entity without dissolution, in accordance with the terms and provisions set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment. Subject to all of the terms and conditions of the Contribution Agreement, Assignor hereby unconditionally and irrevocably sells, assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the Entity Interest, including without limitation, all of Assignor’s right, title and interest in and to the following but only, in each case, to the extent related and attributable to the Entity Interest: (i) all interests in the capital of the Entity and all profits, surplus, assets, allocations, returns (whether preferred or not) and distributions of any kind of the Entity to which Assignor shall at any time be entitled and which are attributable to the period from and after the Closing Date, both during the term of the Entity’s existence and upon any liquidation of the Entity, if any shall occur; (ii) all other payments, if any, due or to become due, under or arising out of the Operating Agreement and which are attributable

C-2-1

to the period from and after the Closing Date, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise; (iii) any and all agreements relating to the Entity or to which the Entity is a party (including, without limitation, the Operating Agreement); (iv) any interest in real, personal, intangible or other property which Assignor may hold or be entitled to as a result of its interest in the Entity; (v) all of Assignor’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, against, under or in respect of its interest in the Entity, or under or arising out of the Operating Agreement; and (vi) any and all rights, duties, powers and obligations of Assignor as a [[general and/or limited partner] OR [managing and/or non-managing member]] of the Entity under the Operating Agreement. Assignor hereby represents and warrants to Assignee that it owns the Entity Interest free and clear of all security interests, liens, adverse claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges, hypothecations and other encumbrances of any nature whatsoever and that it has not otherwise transferred or assigned the Entity Interest or any part thereof or interest therein. Assignor further represents and warrants to Assignee that it has full right, power and authority to transfer, contribute and convey the Entity Interest to Assignee, to otherwise carry out its obligations under any of the Transaction Documents and to execute, deliver and perform, and enter into and consummate all of the documents and transaction contemplated thereby.

2. Acceptance. Assignee hereby accepts this Assignment and the Entity Interest, and the rights, powers, duties and obligations of such a [partner OR member] of the Entity.

3. Effect. This Assignment shall take effect as of 12:01 a.m. P.S.T. on the Closing Date.

4. Successors and Assigns. This Assignment shall inure to the benefit of and be binding upon Assignor and Assignee and their respective successors and assigns.

5. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

6. Governing Law. This Assignment shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

[Remainder of Page Left Blank Intentionally]

C-2-2

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first written above.

ASSIGNEE:

[ ],
a [ ]

By:	[ ],
a [ ],
its [ ]

	By:	[ ]
Name:
Title:

ASSIGNOR:

[ ],
a [ ]

By:	[ ],
a [ ],
its [ ]

	By:	[ ]
Name:
Title:

C-2-3

EXHIBIT “D”

PROP 13 TAX INCREASES2

EXHIBIT “E”

LOAN OBLIGATIONS

EXHIBIT “F”

PROPERTY SERVICES QUESTIONNAIRE

This questionnaire will be used to ascertain all the sources of this property’s (the “Property”) income and the exact nature and extent of the duties and services performed or to be performed by the staff and other employees of the Property.

THIS QUESTIONNAIRE SHOULD BE COMPLETED BY THE PROPERTY MANAGER (THE “MANAGER”) OR THE MOST SENIOR MANAGEMENT PERSON THAT IS FAMILIAR WITH THE DETAILS OF THE PROPERTY AND ITS OPERATION. RESPONSES SHOULD COVER NOT ONLY EXISTING FACTS (SUCH AS EXISTING LEASES, SERVICES, AFFILIATIONS OR RELATIONSHIPS), BUT ALSO ANY CHANGES THAT ARE UNDER NEGOTIATION OR OTHERWISE CONTEMPLATED (FOR EXAMPLE, LEASES PRESENTLY UNDER NEGOTIATION). QUESTIONS SHOULD BE ANSWERED TO THE RESPONDENT’S ACTUAL KNOWLEDGE; HOWEVER, RESPONDENT SHOULD MAKE REASONABLE INQUIRIES IN COMPLETING THIS QUESTIONNAIRE.

RESPONSES SHOULD BE ANSWERED TO THE ACTUAL KNOWLEDGE OF THE COMPANY. IF YOU HAVE ANY QUESTIONS REGARDING THIS QUESTIONNAIRE, PLEASE CALL                      AT                     .

1.	Property Manager Information

a. Name of the Property:

b. Name of Property Manager:

c. Property Manager Address:

d. Property Manager Telephone:

2.	Which of the following best describes the Property? (Check more than one box if applicable.)

☐	Scientific research and development laboratory facility

☐	Assembly, distribution, pilot plant, or full-scale manufacturing facility

☐	Headquarters or administrative offices

☐	Build-to-suit or retrofit project

☐	Warehouse facility

☐	Raw land

☐	Medical office building

☐	Medical office building and garage

☐	Other (please describe):

3.	How many different tenants currently lease space at the Property?

☐	0 – 5

☐	6 – 10

☐	11 – 15

☐	More than 15

4.

a. Does any lease in connection with the Property provide for any rental payments based upon the net income or profits of the tenant[3] or that are contingent in any respect, other than rental payments that vary (i) as a percentage(s) of the tenant’s gross receipts or sales, or (ii) because of “escalation clauses”?

YES ☐	NO ☐

Explain:

b.	Do the terms of any lease contain “escalation clauses” other than standard escalation provisions requiring adjustments in the amount of rent due based upon changes in the consumer price index or in the costs of the Manager for insurance, property taxes or maintenance expenses?

YES ☐	NO ☐

List all items that would potentially require adjustment:

[3]	Responses to any questions about leases or tenants should take into account, where applicable, any subleases and sub-tenants.

c.	In connection with the lease of the Property, is any tenant entitled to receive any economic incentives (e.g., “free” or reduced rent, tenant improvement allowances, etc.)?

YES ☐	NO ☐

Explain:

d.	Are the terms of all lease payments and formulas typical and customary for properties of a character and quality similar to the Property that are located in the same geographic market, and do these provisions conform with normal business practice?

YES ☐	NO ☐

Explain which payments are not typical and customary:

e.	Which of the following best describes the percentage of the leases that are “triple net”?

ALL ☐ MOST ☐ SOME ☐ NONE ☐

List the “triple net” leases:

5.	a. Is any personal property (e.g., equipment, furniture, appliances, light fixtures, etc.) rented as part of a lease of real property?

YES ☐	NO ☐

List:

b.	Is the percentage of the total rent attributable to personal property more than 15 percent of the total rent from any lease?[4]

YES ☐	NO ☐

c.	Are there any separate leases covering only personal property?

YES ☐	NO ☐

List and describe the structure of lease:

d.	Are any temperature-controlled or other specialized rooms located at the Property (e.g., “cold rooms”, “warm rooms”, or “clean rooms”)?

YES ☐	NO ☐

List the approximate number of such rooms:

e.	Do any of the units at the Property contain any individual air conditioning, heating, refrigeration, or freezer units that are provided to or leased to the owner of the Property (the “Owner”), other than centralized HVAC or any specialized rooms described in question 5(d)?

YES ☐	NO ☐

Describe:

[4]	For purpose of this question, the allocation of rent between personal property and real property should be made on the basis of the relative fair market values of personal property and real property, respectively.

f.	Do any of the units at the Property contain any movable lab benches or tables, furniture (e.g., desks, chairs or lamps), laboratory equipment (e.g., microscopes, centrifuges or glassware), boilers, air compressors, deionizing apparatus, reverse osmosis apparatus, vacuum pumps, glassware washers, oven dryers, animal washers, animal caging, incinerators, or other significant items of specialized equipment that are provided to or leased to the Owner?

YES ☐	NO ☐

List:

6.	a. Does any entity other than the Manager manage the Property or any portion of the Property?

YES ☐	NO ☐

Name of Sub-Manager:

b.	If the answer to question 6(a) is yes, are there any arrangements pursuant to which the Sub-Manager refunds, rebates or otherwise provides any credit with respect to its fee relating to the Property?

YES ☐	NO ☐	N/A ☐

Explain:

c.	Does the Manager employ any on-site personnel at the Property?

YES ☐	NO ☐

Name each such person and describe their general duties:

7.	Is any tenant at the Property related to the Owner or the Manager in any way?

YES ☐	NO ☐

Explain the nature and extent of the relationship:

8.	a. Are there any arrangements for the Owner or the Manager to provide architectural, construction or engineering services to any tenant with respect to the leased space at the Property (e.g., “building-out” the Property as part of lease inducements or otherwise)?

YES ☐	NO ☐

IF THE ANSWER TO QUESTION 8(a) IS NO, PLEASE SKIP TO QUESTION 9; OTHERWISE, PLEASE ANSWER QUESTIONS 8(b) THROUGH 8(g).

b.	Are such arrangements only provided as an inducement to the tenant to enter into or extend a lease?

YES ☐	NO ☐

c.	Are such arrangements typical and customary for properties of a character and quality similar to the Property that are located in the same geographic market?

YES ☐	NO ☐

Explain which arrangements are not typical and customary:

d.	Does the Owner or the Manager expect to derive any income (e.g., development fees) from such arrangements?

YES ☐	NO ☐

Describe:

e.	Do any such arrangements provide for the purchase, funding, or installation by the Owner or the Manager of any significant items of “personal property”?

YES ☐	NO ☐

Describe:

f.	Are all construction services (e.g., engineering services, obtaining licenses or permits, performing or contracting for feasibility studies, administering or overseeing construction, providing capital improvements, or providing tenant improvements) at the Property expected to be performed by:

OWNER ☐	MANAGER ☐	INDEPENDENT CONTRACTOR ☐

g.	Is the Manager provided with space in the Property?

YES ☐	NO ☐

Explain:

9.	a. Does the Owner or the Manager provide any of the following items or is space rented to a third party provider of these services:

i.	Restaurant Food Court Facilities:	YES ☐	NO ☐

ii.	Newsstands, Shoeshine Booths:	YES ☐	NO ☐

iii.	Rooftop space for antennae or cellular/telephone equipment:	YES ☐	NO ☐

iv.	Telephones:	YES ☐	NO ☐

v.	Vending Machines:	YES ☐	NO ☐

vi.	Laundry Machines:	YES ☐	NO ☐

vii.	Photocopiers:	YES ☐	NO ☐

viii.	Photo Booths:	YES ☐	NO ☐

ix.	Fax Machines:	YES ☐	NO ☐

x.	Stamp Machines:	YES ☐	NO ☐

xi.	Video Arcade Machines:	YES ☐	NO ☐

xii.	Amusement Machines/Rides:	YES ☐	NO ☐

xiii.	Strollers:	YES ☐	NO ☐

xiv.	Wheelchairs:	YES ☐	NO ☐

xv.	Advertising on Property:	YES ☐	NO ☐

xvi.	Pushcarts:	YES ☐	NO ☐

xvii.	Credit Card Company:	YES ☐	NO ☐

b.	If any of the items listed in 9(a) are provided or operated by a third-party supplier, does that person pay the Owner or the Manager any rent, fee, or any other amount?

YES ☐	NO ☐	N/A ☐

c.	If the answer to question 9(b) is yes, is such amount fixed or based upon a percentage of gross receipts?

FIXED AMOUNT ☐	PERCENTAGE OF RECEIPTS ☐	N/A ☐

Explain:

d.	Are any additional services provided by the Owner or the Manager in connection with any of the above-listed items, whether or not a fee is charged?

YES ☐	NO ☐

Describe:

10.	a. Does the Owner or the Manager provide or perform any of the following courtesies for tenants?

i.	Computer:	YES ☐	NO ☐

ii.	Copier:	YES ☐	NO ☐

iii.	Typewriter:	YES ☐	NO ☐

iv.	Jumper Cables:	YES ☐	NO ☐

v.	Electron Microscopy:	YES ☐	NO ☐

vi.	Animal Care/Storage:	YES ☐	NO ☐

vii.	Information Services:	YES ☐	NO ☐

viii.	Minor or Emergency Repairs and Clean-ups:	YES ☐	NO ☐

ix.	Small Tools:	YES ☐	NO ☐

x.	Vacuums:	YES ☐	NO ☐

xi.	Notary Public Services:	YES ☐	NO ☐

xii.	Mail/Package Drop-off /Pick-up:	YES ☐	NO ☐

xiii.	Referrals:	YES ☐	NO ☐

xiv.	Car Wash Area:	YES ☐	NO ☐

xv.	Day care/Babysitting:	YES ☐	NO ☐

xvi.	Loading Dock Space:	YES ☐	NO ☐

xvii.	Dry Cleaning Drop-off/Pick -up:	YES ☐	NO ☐

xviii.	Ticket Holding:	YES ☐	NO ☐

xix.	CPR Classes, Cholesterol Screening, Bloodmobile, Other Public Service Programs:	YES ☐	NO ☐

xx.	Assist Tenant Moves:	YES ☐	NO ☐

xxi.	Cost-Check Services:	YES ☐	NO ☐

xxii.	Shuttle Service:	YES ☐	NO ☐

xxiii.	Other: (Please list)

b.	Are all of the services described in the response to question 10(a) above typical and customary for properties of a character and quality similar to the Property that are located in the same geographic market?

YES ☐	NO ☐	N/A ☐

Describe which services or amenities are not typical or customary:

c.	Does the Owner or the Manager directly or indirectly derive any income, bear any costs or expenses, or employ any persons in connection with any atypical or non-customary services?

YES ☐	NO ☐	N/A ☐

Explain:

11.	a. Does the Owner or the Manager provide the tenants with any of the following utility services?

i.	Electricity:	YES ☐	NO ☐

ii.	Gas:	YES ☐	NO ☐

iii.	Heat/Air conditioning:	YES ☐	NO ☐

iv.	Water:	YES ☐	NO ☐

v.	Sewer:	YES ☐	NO ☐

vi.	Cable:	YES ☐	NO ☐

vii.	Internet Access/Data/LAN:	YES ☐	NO ☐

viii.	News Services:	YES ☐	NO ☐

ix.	E-mail:	YES ☐	NO ☐

x.	On-line Conferencing:	YES ☐	NO ☐

xi.	Safety/Security System:	YES ☐	NO ☐

xii.	Intercoms:	YES ☐	NO ☐

xiii.	Environmental Control:	YES ☐	NO ☐

xiv.	Other: (Please list)

b.	Are all such utility services typical and customary for properties of a character and quality similar to the Property that are located in the same geographic market?

YES ☐	NO ☐

Describe which services or amenities are not typical or customary:

c.	Are tenants charged, either as a separate recoverable amount or as part of common area maintenance costs, for all such utility services?

YES ☐	NO ☐

d.	Explain which services are provided at no charge and whether this is a typical and customary practice for properties of a quality and character similar to the Property that are located in the same geographic market.

Explain:

e.	Are individual units separately metered to measure utility usage, with tenants charged by the Owner or the Manager, as appropriate, in proportion to usage?

YES ☐	NO ☐	N/A ☐

Explain how charges are determined and allocated:

f.	If any tenant is charged by the Owner or the Manager for any utility service, is the tenant billed without any fee, income, profit or other markup over the cost?

YES ☐	NO ☐	N/A ☐

Explain:

g.	Does the Owner or the Manager derive any income from any utility provider at the Property?

YES ☐	NO ☐	N/A ☐

Explain:

h.	Does the Owner or the Manager provide any services or collect any fees not listed above?

YES ☐	NO ☐

Describe fees, services, and structure of agreement:

12.	a. Does the Owner or the Manager engage in any of the following marketing or promotional activities for the Property?

i.	Administration of/Contribution to a Marketing or Merchants’ Association:	YES ☐	NO ☐

ii.	Hold Special Events or Displays:	YES ☐	NO ☐

iii.	Host Seasonal or Special Shows:	YES ☐	NO ☐

iv.	Distribute Promotional Literature:	YES ☐	NO ☐

v.	Provide Meeting Space, Copier Machines or Secretarial Staff to a Merchants’ Association:	YES ☐	NO ☐

vi.	Other: (Please list)

b.	For each positive response to 12(a), describe the activity and whether any fees are received for these activities.

Describe:

c.	Are all of the services described in the response to question 12(a) above typical and customary for properties of a character and quality similar to the Property that are located in the same geographic market?

YES ☐	NO ☐	N/A ☐

Describe which are not typical and customary:

13.	a. Does the Owner or the Manager receive any amounts for providing any of the following products or services?

i.	Shopping Bags:	YES ☐	NO ☐

ii.	Lottery Tickets:	YES ☐	NO ☐

iii.	Tokens for Transportation:	YES ☐	NO ☐

iv.	Photographs (i.e. with Santa):	YES ☐	NO ☐

v.	Tee-shirts:	YES ☐	NO ☐

vi.	Internet Access Service:	YES ☐	NO ☐

vii.	E-mail:	YES ☐	NO ☐

viii.	Other On-line Services:	YES ☐	NO ☐

ix.	Safety/Security System:	YES ☐	NO ☐

x.	Environmental Control System:	YES ☐	NO ☐

xi.	Access Lines:	YES ☐	NO ☐

xii.	Novelty Items:	YES ☐	NO ☐

xiii.	Key Replacement:	YES ☐	NO ☐

xiv.	Lock-out Service:	YES ☐	NO ☐

xv.	Lock Changing:	YES ☐	NO ☐

xvi.	Use of REIT Trademark/Logo:	YES ☐	NO ☐

xvii.	Discount Shopping Coupons:	YES ☐	NO ☐

xviii.	Other: (Please list)

b.	For each positive response to 13(a), are all of the services typical and customary for properties of a character and quality similar to the Property that are located in the same geographic market?

YES ☐	NO ☐	N/A ☐

Describe which are not typical and customary:

14.	a. Does the Owner or the Manager provide the use of any of the following facilities?

i.	Heath Club:	YES ☐	NO ☐

ii.	Clubhouse:	YES ☐	NO ☐

iii.	Racquetball Court:	YES ☐	NO ☐

iv.	Gymnasium:	YES ☐	NO ☐

v.	Exercise Equipment:	YES ☐	NO ☐

vi.	Locker Rooms:	YES ☐	NO ☐

vii.	Saunas:	YES ☐	NO ☐

viii.	Steam Rooms:	YES ☐	NO ☐

ix.	Locker Facilities:	YES ☐	NO ☐

x.	Swimming Pool:	YES ☐	NO ☐

xi.	Tennis Court:	YES ☐	NO ☐

xii.	Playground:	YES ☐	NO ☐

xiii.	Shuffleboard:	YES ☐	NO ☐

xiv.	Picnic Area:	YES ☐	NO ☐

xv.	Party/All Purpose Rooms:	YES ☐	NO ☐

xvi.	Boardroom:	YES ☐	NO ☐

xvii.	Other: (Please list)

b.	Are such services provided by an independent contractor or third party?

YES ☐	NO ☐

c.	Are all of the services described in the response to question 14(a) above typical and customary for properties of a character and quality similar to the Property that are located in the same geographic market?

YES ☐	NO ☐	N/A ☐

Describe which are not typical and customary:

15.	a. Please check any of the following that describes the parking provided at or with respect to the Property. (Check more than one box if applicable.)

i.	Open lot / no gated entry:	YES ☐	NO ☐

ii.	Open lot / gated entry:	YES ☐	NO ☐

iii.	Single level parking garage:	YES ☐	NO ☐

iv.	Multi-tier parking garage:	YES ☐	NO ☐

v.	Specific spaces (or group of spaces) reserved or preferential parking for tenant(s) or their employees:	YES ☐	NO ☐

vi.	Cashier/parking lot attendant on duty:	YES ☐	NO ☐

vii.	Valet parking available:	YES ☐	NO ☐

viii.	Parking security guard on duty:	YES ☐	NO ☐

ix.	Other: (Please list)

b.	Is all parking at or with respect to the Property available to tenants (or to their employees or guests) without separate charge and only on an unreserved basis (i.e., no tenant is assigned particular space(s)), other than valet parking services (as described in response to question 15(c) below) or reserved parking for handicapped persons?

YES ☐	NO ☐

Explain:

c.	Are there any attendants or are any additional related services provided (e.g., valet parking, security, car wash)?

YES ☐	NO ☐

d.	If the answer to 15(c) is yes, describe the functions of such person(s) and the nature of such services (including any services indicated in response to question 15(a)) and indicate whether any such services are typical and customary for properties of a similar character and quality as the Property that are located in the same geographic market.

Describe:

e.	For those persons who pay to park at the Property (including in connection with any valet parking services), please indicate the period of time, if any, for which their parking privileges are generally valid (e.g., hourly, daily, monthly, etc.).

Duration:

f.	Is there a person or entity (an “Operator”) that either operates the parking facilities or provides related services (e.g., valet services)?

YES ☐	NO ☐

Operator(s):

Please attach any separate agreement evidencing those arrangements.

IF THE ANSWER TO QUESTION 15(f) IS NO, PLEASE SKIP TO QUESTION 16; OTHERWISE, PLEASE ANSWER QUESTIONS 15(g) THROUGH 15(j).

g.	Please briefly explain the manner in which each Operator is compensated for its role in providing parking (e.g., fixed fee, percentage of gross parking revenues, etc.).

Explain:

h.	Does the Owner or the Manager bear any portion of any Operator’s costs or expenses?

YES ☐	NO ☐

Explain the arrangement:

i.	Is any Operator related to the Owner or the Manager?

YES ☐	NO ☐

Explain the relationship

j.	Does the Owner or the Manager derive any income from the Operator or from any parking charges?

YES ☐	NO ☐

Explain:

16.	a. Does the Owner or the Manager directly or indirectly play any role in providing security services to individual tenants? Disregard security provided to common areas.

YES ☐	NO ☐

b.	Describe the security arrangements for the Property generally (personnel, hours, etc.).

Describe:

c.	Are the security services provided by the Property, such as the duties of security personnel, significantly different with respect to security services provided by properties of a similar class to the Property in your geographic area?

YES ☐	NO ☐

d.	Can tenants request additional security services?

YES ☐	NO ☐

e.	If the answer to 16(a) is yes , is there a fee?

YES ☐	NO ☐

Describe:

17.	a. Does the Owner or the Manager directly or indirectly play any role in providing janitorial services to individual tenants? Please disregard the cleaning of any common areas when answering this question.

YES ☐	NO ☐

IF THE ANSWER TO QUESTION 17(a) IS NO, PLEASE SKIP TO QUESTION 18; OTHERWISE, PLEASE ANSWER QUESTIONS 17(b) THROUGH 17(e).

b.	Is the provision of such service typical and customary for properties of a character and quality similar to the Property that are located in the same geographic market?

YES ☐	NO ☐

Explain which services are not typical and customary:

c.	Does the Owner or the Manager bear any portion of the cost or expense of providing janitorial services to tenants?

YES ☐	NO ☐

Explain:

d.	Does the Owner or the Manager derive any income in connection with the janitorial services provided to tenants?

YES ☐	NO ☐

Explain:

e.	Are tenants directly or indirectly charged for any janitorial services provided at the Property?

YES ☐	NO ☐

Explain how these charges are determined:

18.	a. Is the actual maintenance of the Property’s common areas performed by employees of the Owner or the Manager or an unrelated third-party? (Check more than one response if appropriate.)

OWNER ☐	MANAGER ☐	THIRD PARTY ☐

b.	Does the Owner or the Manager bear any portion of the cost of common area maintenance?

YES ☐	NO ☐

Explain:

c.	Are tenants charged for common area maintenance?

YES ☐	NO ☐

Explain how these charges are determined:

d.	Are there any arrangements that could, depending upon the circumstances, enable the Owner or the Manager to derive any profit in connection with the provision of common area maintenance services?

YES ☐	NO ☐

Explain the nature of the arrangement:

e.	Are the services and arrangements with respect to the Property’s common area maintenance typical and customary for properties of a character and quality similar to the Property that are located in the same geographic market?

YES ☐	NO ☐

Explain which arrangements are not typical and customary:

19.	Does the Owner or the Manager receive any fee, commission, incentive payments, or any other type of payment from any service provider?

YES ☐	NO ☐

Describe:

20.	Are any tenants charged for any fee or other amount that is not typically and customarily charged in connection with the rental of properties of a character and quality similar to the Property in the same geographic market?

YES ☐	NO ☐

Explain which fees are not typical and customary:

21.	Is any space at the Property leased to any non-commercial tenants (i.e., residential tenants)?

YES ☐	NO ☐

22.	Are there any services performed at the property that are not typical and customary for properties of a character and quality similar to the Property that are located in the same geographic market?

YES ☐	NO ☐	N/A ☐

Please describe which services are not typical and customary:

23.	Does the Owner or the Manager engage in any revenue-generating activities in connection with the Property not mentioned previously in this questionnaire (other than the rental of real property or the investment of excess cash)?

YES ☐	NO ☐

Explain:

Name:
Title:

Signature

Date

Telephone

EXHIBIT “G”

DEED

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Attention: Meryl K. Chae, Esq.

(Space Above This Line For Recorder’s Use)

GRANT DEED

A.P.N. [            ]

The undersigned Grantor declares:

DOCUMENTARY TRANSFER TAX is not shown pursuant to Section 11932 of the Revenue and Taxation Code, as amended, and

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, [PMB SANTA CLARITA LLC, a California limited liability company OR PMB CHULA VISTA LLC, a California limited liability company] (“Grantor”), has granted, sold and conveyed, and by these presents does hereby grant, sell and convey, unto [                    ], a Delaware limited liability company (“Grantee”), that certain property located in the City of [Santa Clarita OR Chula Vista], County of [Los Angeles OR San Diego], State of California and more particularly described on Annex “A” attached hereto and incorporated herein by reference (the “Property”).

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging unto the said Property, subject to all matters of record.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Grantor has caused this Deed to be executed this [    ] day of [            ], 20[    ].

GRANTOR:

[ ], a [ ]

By:	[ ]
Name:	[ ]
Its:	[ ]

STATE OF CALIFORNIA	}
COUNTY OF	}	S.S.

On                                         ,              before me,                                                                                  , a Notary Public in and for said County and State, personally appeared,                                                                                  , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature:

(Notary Seal)

ATTENTION NOTARY: Although the information requested below is OPTIONAL, it could prevent fraudulent attachment of this certificate to another document.

Title of Document Type:

Number of Pages          including notary acknowledgement

Signors other than named above:

Date of Document:

ANNEX “A” TO GRANT DEED

LEGAL DESCRIPTION

EXHIBIT “H”

FORM OF GROUND LEASE ASSIGNMENT

APN(s): [                                         ]

When Recorded Return to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Attention: Meryl K. Chae, Esq.

Mail Tax Statements to:5

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

Attention: David Snyder

ASSIGNMENT AND ASSUMPTION OF LEASE6

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is made and entered into as of the      day of [        ], [        ] (the “Effective Date”), by and between (a) [                    ] (“Assignor”), whose address is [                    ], and (b) [                    ], a Delaware limited liability company (“Assignee”), whose address is [                    ].

W I T N E S S E T H:

WHEREAS, Assignor is the lessee of the property located in the City of [            ], County of [                ] and State of [                ], commonly known as “[                    ]” and more particularly described on Exhibit “A” attached hereto (the “Property”), pursuant to and as more particularly described in that certain [                    ], dated as of [                    ], by and [between/among] (i) [                            ], as lessor, and (ii) Assignor, as lessee, [a memorandum of

[5]	Note that in Hawaii: The tax statements mailing information should not be included on the assignment form. Rather, it should be incorporated into the Hawaii Conveyance Tax Certificate (Form P-64A) (as referenced below).
[6]	Note that in Nevada: All footers and page numbers must be in at least 10' font and must be in excess of 1 inch from the bottom of the page. Additionally, note that in Hawaii: (1) A cover page should be attached which complies with Hawaii’s recordation requirements, and (2) the (a) Hawaii Conveyance Tax Certificate (Form P-64A), (b) Tax Clearance Application (Form A-6), and (c) Bulk Sale Report (Form G-8A) are all supplemental state-required transfer forms which should be completed in conjunction with the assignment.

which was recorded in the [            ] County Recorder’s Office on [            ] in Book [            ], as Document No. [        ]] (such [            ], together with all amendments, modifications, supplements, restatements and guarantees thereof, collectively referred to herein as the “Lease”, and the leasehold interests created thereby and held by Assignor, collectively referred to herein as the “Lease Interest”).

WHEREAS, Assignor and Assignee’s predecessor-in-interest have entered into that certain Formation and Contribution Agreement and Joint Escrow Instructions, dated as of [                    ] (the “Contribution Agreement”); and

WHEREAS, the Contribution Agreement requires Assignor and Assignee to execute this Assignment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

A G R E E M E N T

1. Assignment. Subject to the terms and conditions of the Contribution Agreement, Assignor hereby irrevocably assigns, sets over, transfers and conveys to Assignee all of Assignor’s right, title and interest in, to and under (a) the Lease, (b) all security deposits (if any) made under the Lease (collectively, the “Security Deposits”) and (c) the Lease Interest, for the remaining term of the Lease and during any extensions thereof, together with any and all rights and appurtenances thereto in any way belonging to Assignor.

2. Assumption. Subject to the terms and conditions of the Contribution Agreement, Assignee hereby accepts this Assignment and the rights granted herein. Assignee hereby expressly assumes, for itself and its successors, assigns and legal representatives, the Lease, the Security Deposits and the Lease Interest, and all of the obligations and liabilities, fixed and contingent, of Assignor thereunder accruing from and after the Effective Date with respect thereto, and agrees to (a) be fully bound by all of the terms, covenants, agreements, provisions, conditions, obligations and liability of Assignor thereunder, which accrue from and after the Effective Date, and (b) keep, perform and observe all of the covenants and conditions contained therein on the part of Assignor to be kept, performed and observed, from and after the Effective Date.

3. Successors. This Assignment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

4. Counterparts. This Assignment may be executed in two or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement.

5. Governing Law. This Assignment and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of [                    ], without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have caused this Assignment to be duly executed and delivered as of the date first set forth above.

ASSIGNOR:	[ ],
a [ ]

	By:	[ ],
[a ],
[its ]

By:
Name:
Title:

ASSIGNEE:	[ ],
a [ ]

	By:	[ ],
[a ],
[its ]

By:
Name:
Title:

[Notary Blocks and Recording Requirements to be Added]

[FOR PROPERTIES LOCATED IN CALIFORNIA, NEVADA AND HAWAII, IF EXECUTED IN CALIFORNIA:]

STATE OF CALIFORNIA	}
COUNTY OF	}	S.S.

On                                         ,              before me,                                                                                  , a Notary Public in and for said County and State, personally appeared,                                                                                  , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature:

(Notary Seal)

ATTENTION NOTARY: Although the information requested below is OPTIONAL, it could prevent fraudulent attachment of this certificate to another document.

Title of Document Type:

Number of Pages              including notary acknowledgement

Signors other than named above:

Date of Document:

[NOTE THIS NOTARY BLOCK IS ONLY TO BE USED IF THE PARTY SIGNS IN NEVADA. IF SIGNED IN ANOTHER STATE NEED TO USE A NOTARY BLOCK PERMITTED IN SUCH STATE]

STATE OF NEVADA	)
)SS
COUNTY OF	)

This instrument was acknowledged before me on                     , 2008 by                      as                      of                     .

Signature of Notarial Officer

[NOTE THIS NOTARY BLOCK SHOULD BE USED ONLY FOR DOCUMENTS TO BE RECORDED IN OREGON]

STATE OF	)
) ss.
County of	)

On this          day of                     , 2008, personally appeared                     , the of                     , and acknowledged the foregoing instrument, on behalf of such [entity type], as its voluntary act and deed.

Notary Public for
My commission expires:

Exhibit “A”

to Assignment and Assumption of Lease7

See attached.

[7]	Note that in Nevada: (a) a legal description need not be attached if the lease is of record; and (b) if the legal description is in metes and bounds, a reference to a previously recorded document in which such legal appears must be referenced or the name and contact information of the surveyor who prepared the same must be included.

EXHIBIT “I-1”

INVESTMENT ENTITY OPERATING AGREEMENT8

See attached.

[8]	NOTE: To the extent that changes to the form of operating agreement are necessary to reflect any particular matters affecting a Property or any lender requirements, the parties will work in good faith to mutually agree upon such changes.

I-1-1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[                        ], LLC

a Delaware Limited Liability Company

MEMBERSHIP INTERESTS IN [                    ], LLC, A DELAWARE LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. THE INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF [                    ], LLC, AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

Dated as of                     , 20

I-1-2

I-1-3

I-1-4

		Page
9.17	Injunctive Relief and Enforcement	41
9.18	Appointment of Managing Member as Attorney-in-Fact	41
9.19	Force Majeure	41
9.20	Limitation On Creditors’ Interests	42
9.21	No Liability For Return of Capital	42

EXHIBITS:

Exhibit A	Members, Initial Capital Contributions and Percentage Interests
Exhibit B	Dilution of Defaulting Member’s Interest

I-1-5

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF [                    ], LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of [                            ], LLC, (the “Company”) is made and entered into effective as of                     , 20     (the “Effective Date”), by and between [NHP/PMB,] L.P., a Delaware limited partnership (“NHP/PMB”) and [                    ],a [                    ] (“Investor”) (together with NHP/PMB, the “Members,” with each being referred to, individually, as a “Member”) for the purpose of continuing the operation of the Company as a limited liability company organized in Delaware under the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq. (as the same may be amended from time to time, the “Act”).

RECITALS

A. On [            , 20    ], the Company was formed under the Act.

B. Concurrently herewith, NHP/PMB is being admitted to the Company as a member and as the sole Managing Member (as defined below).

C. In connection with the admission of NHP/PMB as a member and its appointment as the sole Managing Member of the Company, the Members desire to adopt this Agreement in accordance with the Act and to amend and restate the Company’s existing operating agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

ORGANIZATIONAL MATTERS

1.1 Continuation; Organization. The Members are continuing the Company under the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the Members of the Company shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

1.2 Name. The name of the Company shall be [                    ], LLC. The Company may also conduct business at the same time under one or more fictitious names if the Managing Member determines that such is in the best interests of the Company. The Managing Member may change the name of the Company, from time to time, in accordance with applicable law.

I-1-6

1.3 Principal Place of Business; Other Places of Business. The principal place of business of the Company is located at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660, or such other place or places as the Managing Member may from time to time designate. The Company may maintain offices and places of business at such other place or places as the Managing Member deems advisable.

1.4 Business Purpose. The Company purpose is to engage in any lawful activity for which a limited liability company may be organized under the Act. Without the Managing Member’s consent, however, the Company shall not engage in any business other than the following:

1.4.1 The business of acquiring, whether by purchase, ground lease, or otherwise, the Property (as defined below) and developing, managing, owning, leasing, exchanging, maintaining, operating and selling the Property, building a medical office building and related improvements on the Property, incurring debt, and related activities;

1.4.2 Such other activities directly related to the above as may be necessary, advisable, or appropriate, in the Managing Member’s sole opinion, to further the business purposes set forth herein.

1.5 Statutory Compliance.

1.5.1 The Certificate of Formation (the “Certificate”) of the Company was previously filed by [            ], as an “authorized person” within the meaning of the Act, in the Office of the Delaware Secretary of State as required by the Act. Upon the filing of the Certificate with the Delaware Secretary of State, his/her powers as an “authorized person” ceased, and the [                ] thereupon became the designated “authorized person” within the meaning of the Act. As of the Effective Date, the Managing Member or any Officer of the Company, as an “authorized person” within the meaning of the Act, is hereby authorized to execute, deliver and file an amendment in accordance with the Act as the Managing Member shall deem necessary or advisable.

1.5.2 The Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. Initially the agent for service of process shall be c/o Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The agent may be changed from time to time as the Managing Member determines.

1.5.3 The Company shall qualify to do business in each jurisdiction where required to do so under the laws of such jurisdiction.

1.6 Term. The term of the Company commenced on the date that the Certificate was filed with the Office of the Delaware Secretary of State, and shall continue until terminated pursuant to this Agreement or by law.

1.7 Partnership Status for Income Tax Purposes. It is the intent of the Members that, as of the Effective Date, the Company shall be characterized as a “partnership” for federal and

I-1-7

state income tax purposes. This characterization, solely for such tax purposes, does not create or imply a general partnership among the Members for state law or any other purpose.

ARTICLE 2

DEFINITIONS

2.1 Definitions. Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

“Act” is defined in the Preamble.

“Additional Members” is defined in Section 3.5 hereof.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) Add to such Capital Account the following items:

(i) The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Interest; and

(ii) The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant fiscal year.

“Affiliate” means, with reference to a specified Person, any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise.

“Agreement” is defined in the Preamble hereof, as it is amended from time to time.

I-1-8

“Acquiring Member” is defined in Section 7.2(b) hereof.

“Assignee” means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Interest in accordance with the terms of this Agreement, and (b) that has not been admitted to the Company as a Substitute Member pursuant to Section 7.5 of this Agreement.

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 hereof or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company or any fees paid to a Member) pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Managing Member may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 8 hereof upon the dissolution of the Company. The Managing Member shall also make (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the

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Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

“Capital Contributions” means, with respect to any Member, the total amount of cash and the initial Gross Asset Value of property (other than cash) contributed to the capital of the Company by such Member, whether as an initial Capital Contribution or as an additional Capital Contribution.

“Capital Proceeds” means the net proceeds derived by the Company as a result of a Capital Transaction determined as follows: (a) in the case of any borrowing or refinancing, the gross amount of proceeds resulting therefrom less (i) all Company Expenses incurred in connection with such borrowing or refinancing, (ii) any other costs, expenses or liabilities (including repayment of any indebtedness of the Company) paid or repaid with such proceeds and (iii) any amounts reasonably set aside for the restoration, increase, or creation of Reserves; (b) in the case of a sale, exchange or other disposition of any Company Asset (or interest therein), the gross amount of proceeds resulting therefrom less (i) all Company Expenses incurred in connection with such transaction, (ii) any other costs, expenses or liabilities (including repayment of any indebtedness of the Company) paid or repaid with such proceeds and (iii) any amounts reasonably set aside for the restoration, increase, or creation of Reserves; (c) in the case of any insurance or condemnation recovery on account of any Company Asset (or interest therein), the gross amount of proceeds resulting therefrom, less (i) all Company Expenses incurred in connection with such event, (ii) any other costs, expenses or liabilities (including repayment of any indebtedness of the Company) paid or repaid with such proceeds, and (iii) any amounts reasonably set aside for the restoration, increase, or creation of Reserves or for payment of any restoration of the applicable Company Assets relating to the event giving rise to such recovery; and (d) any revenue previously set aside from Capital Proceeds that are deemed available for Distribution by the Managing Member, including any decrease in any Reserves previously set aside from Capital Proceeds.

“Capital Transaction” means a transaction pursuant to which (a) the Company finances or refinances any Company Assets (or any interest therein), (b) all or any portion of any Company Assets is sold, condemned, exchanged or otherwise disposed of, (c) insurance proceeds or other damages in respect of any Company Assets are recovered by the Company, or (d) any other transaction that, in accordance with GAAP, is considered capital in nature.

“Cash Available for Distribution” means, for the immediately preceding calendar quarter or other accounting period designated by the Managing Member, the Net Operating Income for such period.

“Certificate” is defined in Section 1.5 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law). Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

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“Company” is defined in the Preamble hereof.

“Company Assets” means all direct and indirect interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including cash) and the interests held by the Company in any Subsidiary.

“Company Expenses” means, for any period, the amount of expenses accrued or paid by or on behalf of the Company in the ordinary course of business during such period, including all cash expenses, such as insurance premiums, legal, accounting, and bookkeeping. Company Expenses shall include the actual cost of goods, materials, and administrative services (including reasonably allocated overhead expenses) used for or by the Company, whether incurred by the Managing Member, any Affiliate thereof, or any non-Affiliate in performing functions set forth in this Agreement reasonably requiring the use of such goods, materials, or administrative services (including reasonably allocated overhead expenses).

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Defaulted Contribution” is defined in Section 3.3.1 hereof.

“Defaulted Contribution Amount” is defined in Section 3.3.1 hereof.

“Defaulting Member” is defined in Section 3.3.1 hereof.

“Depreciation” means, for each fiscal year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Dispute” is defined in Section 9.15 hereof.

“Distribution” means a distribution of cash or other property by the Company to a Person arising from that Person’s ownership of a Membership Interest or an Economic Interest.

“Economic Interest” means a Person’s right to share in the Net Profits, Net Losses, or similar items of, and to receive Distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

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“Effective Date” is defined in the Preamble.

“GAAP” means United States generally accepted accounting principles.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the mutual consent of the Managing Member and the contributing Member.

(b) The Gross Asset Values of all Company Assets immediately prior to the occurrence of any event described in subparagraph (i), subparagraph (ii), subparagraph (iii) or subparagraph (iv) below shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member using such reasonable method of valuation as it may adopt, as of the following times:

(i) the acquisition of an additional Interest (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Managing Member determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(ii) the Distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an Interest, if the Managing Member determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(iii) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the Company by an existing Member acting in a capacity as a Member of the Company or by a new Member acting in a capacity as a Member of the Company or in anticipation of being a member of the Company if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(v) at such other times as the Managing Member shall determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such asset on the date of Distribution as determined by the Managing Member.

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(d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Net Profits and Net Losses.

“Incapacity” means, (a) as to any Member who is an individual, the death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (b) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or limited liability company or the revocation of its charter; (c) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (e) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Member, the bankruptcy of such Member. For purposes of this definition, bankruptcy of a Member shall be deemed to have occurred when (i) the Member commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Member under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) the Member is adjudged as bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Member, (iii) the Member executes and delivers a general assignment for the benefit of the Member’s creditors, (iv) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of the nature described in clause (ii) above, (v) the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Member or for all or any substantial part of the Member’s properties, (vi) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (vii) the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (viii) an appointment referred to in clause (vii) above is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” is defined in Section 6.6.1 hereof.

“Investor” is defined in the Preamble hereof, and its successor and assigns.

“Liabilities” is defined in Section 6.6.1 hereof.

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“Liquidator” is defined in Section 8.5.1 hereof.

“Lists” is defined in Section 9.2.3 hereof.

“Majority of Non-Managing Members” means Members (or the applicable subset thereof) holding, in the aggregate, more than 50% of the Percentage Interests held by all Members other than the Managing Member (or the applicable subset thereof).

“Managing Member” means, initially, NHP/PMB and any other Person that succeeds to NHP/PMB as the “Managing Member” of the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Members” means the Persons owning Membership Interests, any Substitute Members and any Additional Members, with each Member being referred to, individually, as a “Member.”

“Membership Interest” or “Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member’s Economic Interest, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Net Operating Income” means, for any period, the amount by which Operating Revenues exceed Company Expenses for such period.

“Net Profits” or “Net Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall be added to such taxable income or loss;

(b) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations

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Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall be subtracted from such taxable income or loss;

(c) Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f) If the Gross Asset Value of any Company Asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g) Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to the Regulatory Allocations or Section 5.4.2 hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to the Regulatory Allocations and Section 5.4.2 hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.

“NHP/PMB” is defined in the Preamble hereof.

“NHP/PMB Controlling Principal” means Nationwide Health Properties, Inc., a Maryland corporation, and its successors and assignors.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“OFAC” is defined in Section 9.2.3 hereof.

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“Officers” is defined in Section 6.1.3 hereof.

“Operating Revenues” means, for any period, the gross revenues of the Company arising from the ownership and operation of the Company Assets during such period determined in accordance with GAAP, but specifically excluding Capital Proceeds and Capital Contributions made by the Members (provided that the amount of any decrease in Reserves previously included in determining Company Expenses for any period shall be included in Operating Revenues for the period in which such decrease occurs).

“Order” and “Orders” are defined in Section 9.2.3 hereof.

“Percentage Interest” means, with respect to each Member, the percentage set forth opposite such Member’s name on Exhibit A attached hereto, as the same may be amended or otherwise modified from time to time.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

“Property” means that certain [DESCRIBE].

“Regulations” means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Regulatory Allocations” is defined in Section 5.2.8 hereof.

“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts reasonably deemed sufficient by the Managing Member for working capital, and to pay taxes, insurance, debt service, and other liabilities, costs or expenses incident to the existence of the Company or the conduct of business by the Company as contemplated hereunder.

“Right to Compete” is defined in Section 6.7 hereof.

“Securities Act” is defined in Section 9.2.2 hereof.

“Subsidiary” means any Affiliate of the Company which is directly or indirectly, through one or more intermediaries, controlled by the Company.

“Substitute Member” means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Interest, and (b) which has been admitted to the Company as a Substitute Member pursuant to Section 7.5 hereof.

“Tax Matters Partner” is defined in Section 9.6 hereof.

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“Transfer” means, with respect to any Interest in the Company or portion thereof, any assignment, conveyance, sale, pledge, hypothecation, encumbrance, transfer or other disposition of all or any part of such Interest.

“Transferred” shall have a correlative meaning to “Transfer.”

ARTICLE 3

MEMBER CAPITAL, CAPITAL ACCOUNTS, LOANS

AND LIABILITIES

3.1 Generally; Contributions.

3.1.1 The initial names, addresses and initial Percentage Interests of the Members are set forth on Exhibit A attached hereto and incorporated herein. All Members acknowledge and agree that on or before Effective Date, the Members have made the Capital Contributions described on Exhibit A attached hereto.

3.1.2 The names, addresses, Capital Contributions (including additional Capital Contributions) and Percentage Interests of the Members shall at all times be set forth in the books and records of the Company and shall represent the amount of cash and the Gross Asset Value of all property (other than cash) contributed by or deemed to have been contributed by the Members. Such books and records shall be supplemented from time to time by the Managing Member to reflect the admission of Additional Members and Substitute Members pursuant to this Agreement, as well as to reflect any changes in the Members’ respective Capital Contributions and Percentage Interests pursuant to the terms of this Agreement.

3.2 Additional Contributions.

3.2.1 Except as set forth in this Section 3.2 hereof, or as otherwise required by law, no Member or Assignee shall be required to make any additional Capital Contributions to the Company.

3.2.2 As and when appropriate from time to time to satisfy the capital needs of the Company, the Managing Member shall determine if, when and to what extent additional equity contributions are necessary and shall require the Members to make additional Capital Contributions in accordance with this Section 3.2 hereof. If the Managing Member determines that any additional Capital Contributions are necessary in accordance with the foregoing, the Managing Member shall give written notice to each Member indicating each Member’s required amount thereof. In all events, the Members shall be obligated to make such additional Capital Contributions only in proportion to their then respective Percentage Interests.

3.2.3 Each Member shall have ten (10) calendar days from the date such notice is given to contribute to the Company its additional Capital Contributions in cash. The Managing Member shall cause the Company’s books and records to be updated to reflect such additional Capital Contributions and any corresponding changes to the Members’ Capital Account balances as a result thereof.

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3.3 Default in Making of Contributions.

3.3.1 If any Member (in such capacity, a “Defaulting Member”) fails to timely make all or any portion of any initial or additional Capital Contribution such Member is required to make (the “Defaulted Contribution”), and such failure continues for a period of five (5) calendar days after receipt by such Defaulting Member of written notice from the other Member (the “Non-Defaulting Member”) specifying such failure, then the Non-Defaulting Member shall have the right, but not the obligation to make a replacement cash Capital Contribution to the Company in the amount of the Defaulted Contribution (the “Defaulted Contribution Amount”). In the case of a replacement Capital Contribution as described in this Section 3.3.1, only the contributing Member’s Capital Account will be credited with the Defaulted Contribution Amount so contributed by it, and in such event, all Percentage Interests shall thereupon be adjusted as provided in Exhibit B attached hereto.

3.3.2 The rights of the Company and the Non-Defaulting Member under Section 3.3.1 hereof shall be in addition to, and not exclusive of, any and all other rights and remedies available to the Company or the Non-Defaulting Member under this Agreement or otherwise at law or in equity (including, without limitation, instituting a legal proceeding to collect the amount of the Defaulted Contribution).

3.4 Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with the Regulations promulgated under Section 704 and the terms of this Agreement to the extent such terms are consistent with the applicable Regulations.

3.5 Additional Members. The Managing Member is hereby authorized to issue new Interests directly from the Company and to admit one or more recipients of such Interests as additional Members (“Additional Members”) from time to time, on such terms and conditions and for such Capital Contributions as the Managing Member may determine, and the Percentage Interests of the existing Members shall thereupon be diluted in accordance with Section 3.10 hereof. As a condition to being admitted to the Company, each Additional Member shall execute an agreement to be bound by the terms and conditions of this Agreement and such other documents as the Managing Member shall deem appropriate.

3.6 Member Capital. Except as otherwise provided in this Agreement or with the prior written consent of the Managing Member: (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account, (b) no Member shall withdraw any portion of its Capital Contributions or receive any Distributions from the Company as a return of capital on account of such Capital Contributions, and (c) the Company shall not redeem or repurchase the Interest of any Member.

3.7 Liability of Members. Except as otherwise required by any non-waivable provision of the Act or other applicable law: (a) no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise; and (b) no Member shall in any event have any liability whatsoever in excess of (i) the amount of its Capital Contributions, if any, (ii) its share of any assets and undistributed profits of the Company, (iii) the amount of any unconditional obligation of such Member to make additional Capital Contributions to the

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Company pursuant to this Agreement, and (iv) the amount of any wrongful Distribution to such Member, unless and to the extent such Member has actual knowledge (at the time of the Distribution) that such Distribution is made in violation of the Act.

3.8 Member Loans.

3.8.1 No Member shall be required to make any loans or otherwise lend any funds to the Company.

3.8.2 A Member may make loans to the Company or any Subsidiary of the Company with the consent of such Member and the Managing Member, provided that such loans are on commercially reasonable terms no less favorable to the Company than might be available from independent third parties as reasonably determined by the Managing Member, unless otherwise approved by a Majority of Non-Managing Members.

3.8.3 No loans made by any Member to the Company shall have any effect on such Member’s Percentage Interest, such loans representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made or, absent any such documents or instruments, shall be repaid prior to making any Distribution to the Members of the Company.

3.9 Loans by Third Parties. The Managing Member, in its sole and absolute discretion and from time to time, may cause the Company to borrow funds or enter into any similar credit, guarantee, financing or refinancing arrangements for any use consistent with the purpose of the Company from or with any Person, including from the Managing Member (provided that if such Person is a Member or any Affiliate thereof, the provisions of Section 3.8 hereof with respect to loans from Members shall apply) upon such terms as the Managing Member determines appropriate in its sole and absolute discretion, and to pledge or otherwise secure such borrowings or similar arrangements with any Company Assets.

3.10 Dilution.

3.10.1 The Managing Member shall have the right at any time and from time to time, to designate an additional Percentage Interest to any new or existing Member in exchange for such consideration as the Managing Member may determine; provided that, subject to Section 3.3.1, all then-existing Percentage Interests shall be diluted pro rata in connection therewith.

3.10.2 All dilution under this Section 3.10 shall be effected without compensation to the Members from whom such Percentage Interests are taken, except as otherwise agreed in writing by the Managing Member and a Majority of Non-Managing Members.

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ARTICLE 4

DISTRIBUTIONS

4.1 Distributions of Cash Available for Distribution and Capital Proceeds.

4.1.1 Generally. Except as otherwise provided in this Section 4.1 or in Section 4.2 and Article 8 hereof, no Member shall be entitled to receive Distributions from the Company.

4.1.2 Quarterly Distributions of Cash Available for Distribution. Except as otherwise provided in Section 4.2 and Article 8 hereof, the Managing Member shall cause the Company to distribute Cash Available for Distribution on a quarterly basis, in proportion to each Member’s Percentage Interest provided that such Distributions shall be made in accordance with the remainder of this Article 4.

4.1.3 Distributions Upon Capital Transaction. Except as otherwise provided in Section 4.2 and Article 8 hereof, upon a Capital Transaction, the Managing Member shall cause all Capital Proceeds resulting therefrom to be distributed to the Members in proportion to each Member’s Percentage Interest, provided that such Distribution shall be made in accordance with the remainder of this Article 4.

4.2 Distributions Upon Liquidation. Notwithstanding the provisions of this Article 4, Distributions made in conjunction with the winding-up and final liquidation of the Company shall be applied or distributed as provided in Article 8 hereof.

4.3 Withholding. The Company may withhold Distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Managing Member determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Section 4.3 shall be treated as having been distributed to such Member in accordance with the terms of this Agreement. Each Member will furnish the Managing Member with such information as may be requested by the Managing Member from time to time to determine whether withholding is required, and each Member will promptly notify the Managing Member if such Member determines at any time that it is subject to withholding.

4.4 Distributions in Kind. No right is given to any Member to demand or receive property other than cash as provided in this Agreement. The Managing Member may determine, in its sole and absolute discretion, to make a Distribution in kind of Company Assets to the Members, and such Company Assets shall be distributed in such a fashion as to ensure that the fair market value thereof is distributed and allocated in accordance with this Article 4 and Articles 5 and 8 hereof; provided, however, that, except upon a dissolution and winding up of the Company, no Member shall be compelled to accept a Distribution consisting, in whole or in part, of any Company Assets in kind unless the ratio that the fair market

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value of such Distribution-in-kind bears to such Member’s total Distribution does not exceed the ratio that the fair market value of similar Distributions-in-kind bears to the total Distributions of other Members receiving Distributions concurrently therewith (if any).

4.5 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member, on behalf of the Company, shall be required to make a Distribution to any Person in violation of the Act or other applicable law.

ARTICLE 5

ALLOCATIONS OF NET PROFITS AND NET LOSSES

5.1 General Allocation of Net Profits and Losses.

5.1.1 Generally. Net Profits and Net Losses shall be determined and allocated with respect to each fiscal year or other period of the Company: (a) as of the end of such fiscal year, (b) at such times as the Gross Asset Value of any Company Asset is adjusted pursuant to the definition thereof, and (c) at such other times as may be required or permitted pursuant to this Agreement or otherwise under the Code. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Profits or Net Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profits or Net Losses.

5.1.2 Interim Allocations. After giving effect to the allocations set forth in Section 5.2, Net Profits and Net Losses for any fiscal year or other period shall be allocated to each of the Members as follows:

(a) Net Profits. Net Profits shall be allocated as follows:

(i) First, to the Members in accordance with their Percentage Interests in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to such Members pursuant to Section 5.1.2(b)(ii) hereof for all prior fiscal years minus the cumulative Net Profits allocated to such Member pursuant to this Section 5.1.2(a)(i) for all prior fiscal years;

(ii) Second, to the Members in proportion to and in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to each such Member pursuant to Section 5.1.2(b)(i) for all prior fiscal years minus the cumulative Net Profits allocated to such Member pursuant to this Section 5.1.2(a)(ii) for all prior fiscal years; and

(iii) Third, to the Members in accordance with their Percentage Interests.

(b) Net Losses. Net Losses shall be allocated as follows:

(i) First, to the Members in proportion to, and in reverse order of, the Net Profits previously allocated to the Members in accordance with Section 5.1.2(a) hereof to the extent not already taken into account under this Section 5.1.2(b)(i); and

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(ii) Second, to the Members in accordance with their Percentage Interests.

5.1.3 Adjustments. To the extent any allocation of Net Profits is made under Section 5.1.2(a)(i) or (ii), to the greatest extent possible, such income shall be of the same character as the Net Loss which is being offset.

5.1.4 Allocations in Connection with Liquidations. Notwithstanding the allocation provisions set forth in Sections 5.1.1 and 5.1.2 hereof, but subject to Section 5.2 hereof, all Net Profits or Net Losses realized in connection with the dissolution of the Company in accordance with Article 8 hereof shall be allocated to the Members in a manner so that the Distributions to each Member pursuant to Section 4.2 and Article 8 hereof shall, to the greatest extent possible, be equal to that amount that each such Member would receive under Section 4.1 hereof if the amounts to be distributed by the Company in connection with such dissolution were instead distributed under Section 4.1 hereof.

5.2 Regulatory Allocations. Notwithstanding the foregoing provisions of this Article 5, the following special allocations shall be made in the following order of priority:

5.2.1 If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2 If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 5.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

5.2.3 If any Member unexpectedly receives an adjustment, allocation, or Distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. It is intended that this Section 5.2.3 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

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5.2.4 If the allocation of Net Loss (or items of loss or deduction) to a Member as provided in Section 5.1 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Section 5.2.4.

5.2.5 To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such Distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.2.6 The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in accordance with their respective Percentage Interests.

5.2.7 The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

5.2.8 The allocations set forth in Sections 5.2.1, 5.2.2, 5.2.3, 5.2.4, 5.2.5, 5.2.6 and 5.2.7 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Sections 5.1.2 and 5.1.3, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

5.3 Tax Allocations.

5.3.1 Except as provided in Section 5.3.2 hereof, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction shall be allocated between the Members as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article 5.

5.3.2 Tax items with respect to Company Assets that are contributed to the Company on or before the Effective Date with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated

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under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under the “traditional method,” without curative allocations, as described in Regulations Section 1.704-3(b). If the Gross Asset Value of any Company Asset is adjusted pursuant to the definition of “Gross Asset Value” in Section 2.1 hereof, or if assets are contributed to the Company after the Effective Date at a Gross Asset Value that differs from their tax bases, subsequent allocations of income, gain, loss and deduction with respect to any such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Managing Member. Allocations pursuant to this Section 5.3.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or Distributions pursuant to any provision of this Agreement.

5.4 Other Provisions.

5.4.1 For any fiscal year or other period during which any part of a Membership Interest or Economic Interest is transferred between the Members or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest or Economic Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Regulations as determined by the Managing Member.

5.4.2 In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the Managing Member is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

5.4.3 The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

5.4.4 For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Net Profits shall be such Member’s Percentage Interest.

5.4.5 All matters concerning the allocations and other determinations provided for in this Article 5 and any accounting procedures not expressly provided for in this Agreement shall be determined by the Managing Member in a manner consistent with the terms and intent of this Agreement.

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ARTICLE 6

OPERATIONS

6.1 Management.

6.1.1 Except as otherwise expressly provided in this Agreement, the Managing Member shall have sole and complete charge and management of all the affairs and business of the Company, in all respects and in all matters and shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company.

6.1.2 Except as otherwise provided in this Agreement, the Managing Member shall have the sole power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Managing Member (including, without limitation, through the appointment of officers of the Company).

6.1.3 The Managing Member may appoint one or more individuals to manage the day-to-day business affairs of the Company (the “Officers”). The Officers shall serve at the pleasure of the Managing Member. To the extent delegated by the Managing Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. Unless otherwise specified by the Managing Member, such Officers shall have such authority and responsibility in respect of the Company as is generally attributable to the holders of such offices in corporations incorporated under the laws of the State of Delaware. In addition, the Managing Member may designate such other Persons to act as agents of the Company’s business as the Managing Member shall determine in its sole and absolute discretion, and the actions of such other Persons taken in such capacity and in accordance with this Agreement shall bind the Company to the same extent the Managing Member is authorized to bind the Company.

6.1.4 Except as otherwise expressly provided in this Agreement or as the Managing Member may delegate, the Members shall not participate in the management of the Company, and shall have no right, power or authority to act for or on behalf of, or otherwise bind, the Company. Except as expressly provided in this Agreement or required by any non-waivable provisions of applicable law, Members (other than the Managing Member) shall have no right to vote on or consent to any other matter, act, decision, or document involving the Company or its business. No Member (other than the Managing Member) shall take any action in the name of or on behalf of the Company, including, without limitation, assuming any obligation or responsibility on behalf of the Company, unless such action, and the taking thereof by such Member, shall have been expressly authorized by the Managing Member or shall be expressly and specifically authorized by this Agreement.

6.1.5 Without limiting the generality of the foregoing provisions of this Section 6.1, in furtherance of the Company’s purpose as set forth in Section 1.4 hereof, the Managing Member (on behalf of the Company) shall have full and complete power and authority, without the approval of any Member (except as otherwise specifically provided herein):

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(a) to take all actions necessary to fulfill the Company’s purpose set forth in Section 1.4;

(b) to negotiate, enter into, perform, modify, extend, terminate, amend, waive, renegotiate, and/or carry out any contracts and agreements of any kind and nature, including, without limitation, contracts and agreements with any Person, including any Member or Assignee, or any Affiliate thereof (provided that any contract or agreement with any Member or Affiliate of a Member shall be on commercially reasonable terms no less favorable to the Company than might be available from independent third parties as reasonably determined by the Managing Member, unless otherwise approved by a Majority of Non-Managing Members), or any other agent of the Company, as the Managing Member deems necessary or advisable;

(c) to, from time to time, employ, engage, hire, or otherwise secure the services of such Persons, including any Member or any Affiliate thereof (provided that any such engagement or employment of a Member or Affiliate of a Member shall be approved by the other Member, with such consent not to be unreasonably withheld), as the Managing Member may deem necessary or advisable for the administration of the business of the Company;

(d) to exercise any and all rights on behalf of the Company;

(e) to acquire, hold, sell, lease, exchange and otherwise deal with the Company’s Assets or any interests therein;

(f) to make Distributions of Company Assets;

(g) to borrow or lend money on behalf of the Company for any general purpose of the Company; and

(h) to control all other aspects of the business and operations of the Company that the Managing Member elects to so control.

6.2 Limitations on Authority of the Managing Member. The Managing Member shall not have authority hereunder to cause the Company to engage in the following transactions without first obtaining the affirmative vote or written consent of a Majority of Non-Managing Members: (a) pledge any of the Company’s credit or Company Assets for other than Company purposes; (b) assign the Company’s Assets in contravention of this Agreement; (c) confess judgment against the Company; (d) commit any wrongful act making it impossible to carry on the Company’s ordinary business, except for a sale, merger (including a reorganization, acquisition, or similar transaction), or transfer of the Company or the Company Assets; or (e) merge the Company with another Person in a transaction by which a Member is required to become a general partner in a merger with a partnership without the Member’s express written consent.

6.3 Reimbursement and Remuneration. The Managing Member shall not be compensated for acting in such capacity, but shall be entitled to reimbursement for reasonable expenses including the Managing Member’s reasonably allocated overhead expenses incurred in

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furtherance of the business or management of the Company. Distributions received by the Members pursuant to Articles 4 and 8 are not, and shall not be deemed to be, remuneration within the meaning of this Section 6.3.

6.4 Reliance by Third Parties. Any Person dealing with the Company or the Managing Member may rely upon a certificate signed by the Managing Member (or any one or more of its agents designated by the Managing Member for such purpose or given such authority) as to:

6.4.1 The identity of the Managing Member, any Member of the Company or any Officer;

6.4.2 The existence or non-existence of any facts which constitute a condition precedent to acts by the Managing Member or in any other manner germane to the affairs of the Company;

6.4.3 The Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company; or

6.4.4 Any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

6.5 Records and Reports; Fiscal Year.

6.5.1 The Managing Member shall cause to be kept (and made available to each Member), at the principal place of business of the Company, or at such other location as the Managing Member shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past four fiscal years.

6.5.2 The Members agree that the books of the Company shall be kept for accounting purposes in accordance with GAAP, consistently applied, and shall be kept for tax reporting purposes in accordance with applicable provisions of the Code. Subject to Code Section 448, the books of the Company may be kept on such other methods of accounting for tax and financial reporting purposes as may be determined by the Managing Member. The fiscal year of the Company shall end on December 31 of each year.

6.5.3 Members (personally or through an authorized representative) may, for purposes reasonably related to their Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours.

6.6 Indemnification and Liability.

6.6.1 The Company shall indemnify and hold harmless the Managing Member, each of the Members and all officers and agents of the Company (each an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements and other costs of litigation, whether pending or threatened), judgments, fines, settlements and other amounts, of any nature whatsoever, known or unknown, liquid or illiquid (collectively,

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“Liabilities”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incident to the business of the Company, if (a) the Indemnitee acted in good faith in a manner such Person believed to be within the scope of such Indemnitee’s authority and in, or not contrary to, the best interests of the Company, and (b) the Indemnitee’s conduct did not constitute fraud, bad faith or willful misconduct. The termination of an action, suit, or proceeding by judgment, order, settlement, or upon a plea of nolo contendre or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in clauses (a) or (b) above. For purposes of this Section 6.6, reasonable reliance upon the advice of legal counsel shall raise a rebuttable presumption of “good faith.” Notwithstanding anything to the contrary herein, the foregoing indemnity shall not extend to any Liabilities arising from a Member’s breach of its representations, warranties, covenants or acknowledgements in Section 9.2 hereof.

6.6.2 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.6 shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a satisfactory written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.6.

6.6.3 The indemnification provided by this Section 6.6 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

6.6.4 Any indemnification provided hereunder shall be satisfied solely out of the Company Assets. No Member shall be subject to personal liability by reason of these indemnification provisions.

6.6.5 No Indemnitee shall be denied indemnification in whole or in part under this Section 6.6 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

6.6.6 Except as set forth in Section 6.6.3 hereof, the provisions of this Section 6.6 are for the benefit of the Indemnitees only and shall not be deemed to create any rights for the benefit of any other Person.

6.6.7 None of the Officers of the Company, the Managing Member or any Member (except as provided in Section 9.2.4(b) hereof) shall be liable to the Company or to any other Member for any losses sustained or liabilities incurred as a result of any act or omission of such Person if (i) such Person acted in good faith in a manner such Person believed to be within the scope of such Person’s authority and in, or not contrary to, the best interests of the Company, and (ii) such Person’s conduct did not constitute fraud, bad faith, willful misconduct or a material breach of this Agreement.

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6.6.8 The Managing Member is hereby authorized on behalf of the Company to cause the Company to indemnify, hold harmless and release any agents and/or advisors of the Company, the Managing Member and the Company’s Affiliates, to the same extent provided with respect to the Indemnitees in this Section 6.6.

6.6.9 To the extent that, at law or in equity, the Members have duties (including fiduciary duties) and liabilities relating thereto to the Company, any Member or other Person bound by the terms of this Agreement, such Members acting in good faith in accordance with this Agreement shall not be liable to the Company, any other Member, or any such other Person for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by all parties hereto to modify to that extent such other duties and liabilities to the greatest extent permitted under applicable law.

6.6.10 Each Member shall have a duty to act in good faith. Subject to the foregoing sentence, but notwithstanding anything else in this Agreement to the contrary or otherwise applicable law, whenever a Member or the Members are required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing: (a) “in its discretion,” under a similar grant of authority or latitude, or without an express standard of behavior (including, without limitation, standards such as “reasonable”), then each Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall, to the fullest extent permitted by law, have no duty or obligation to consider any other interests or factors whatsoever (other than the duty to act in good faith), or (b) with an express standard of behavior (including, without limitation, standards such as “reasonable”), then each Member shall comply with such express standard but shall not be subject to any other, different or additional standard (other than the standard of good faith).

6.7 Other Activities. Each Member and its Affiliates may engage or invest in, and devote its and their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company (the “Right to Compete”), and neither the Company nor any other Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Member (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity shall not be deemed wrongful or improper. The Right to Compete of each Member and its Affiliates does not require the notice to, approval from, or other sharing with, any of the other Members or the Company. The legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not be applied to any such competitive venture or activity of a Member or its Affiliates. No Member or its Affiliates shall have any obligation to the Company or its other Members with respect to any opportunity.

ARTICLE 7

INTERESTS AND TRANSFERS OF INTERESTS

7.1 Transfers and Withdrawals.

7.1.1 Generally. To the fullest extent permitted by law, and except as otherwise permitted in this Article 7, or approved by the Managing Member, which approval may be

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withheld by the Managing Member in its sole and absolute discretion, no Member nor any Assignees or Substitute Member may (a) Transfer all or any portion of its Membership Interest or Economic Interest (or beneficial interest therein) to any Person voluntarily or permit such a Transfer by operation of law, (b) withdraw from the Company, or (c) take any action causing the dissolution of the Company prior to its termination pursuant to the terms hereof. To the fullest extent permitted by law, any purported Transfer which is not in strict compliance with this Agreement shall be void ab initio.

As a condition to the effectiveness of any Transfer that is permitted under this Section 7.1. (including this Section 7.1.1 and the other provisions below), the transferor shall bear and pay all related fees and costs including any Company Expenses. Any Transfer permitted under this Section 7.1 (including this Section 7.1.1 and the other provisions below) shall also be subject to the provisions of Section 7.2 hereof. Except as otherwise expressly provided in this Article 7, the recipient or transferee of any Membership Interest or Economic Interest (or any part thereof or beneficial interest therein) Transferred (or deemed Transferred) in accordance with this Article 7 shall be an Assignee only, with only the rights provided in Section 7.3, unless and until admitted as a Substitute Member pursuant to Section 7.5 hereof.

7.1.2 Between Members. Any Member may Transfer all or any part of its Membership Interest or Economic Interest (or beneficial interest therein) in the Company to any other Member on terms and conditions agreed upon by such Members.

Affiliate Transfers. Any Member may Transfer, without the consent of the Managing Member, all or any portion of its Membership Interest or Economic Interest (or beneficial interest therein) in the Company to an Affiliate (in each case, for so long as such Affiliate remains an Affiliate of such transferor). Except as otherwise provided herein, if any such Member (or Assignee thereof) Transfers all or any portion of its Membership Interest or Economic Interest (or beneficial interest therein) to an Affiliate and such Affiliate ceases to be an Affiliate of the transferor at any time thereafter, then such transferor and such transferee shall be in material breach of this Agreement and such event shall be deemed a Transfer in violation of the restrictions set forth in Section 7.1.1 hereof.

Transfers for Estate Planning. Any Member, without the consent of the Managing Member, may Transfer all or any portion of its Membership Interest or Economic Interest (or beneficial interest therein) in the Company to a family member of such Member, a trust of which all the beneficiaries are such Member or family members of such Member, to a corporation, general or limited partnership or limited liability company all of the owners of which are such Member or family members of such Member.

7.1.3 Allocations and Adjustments Upon Transfer. In the event of a Transfer of all or any Membership Interest or Economic Interest in the Company in accordance with this Agreement, at any time other than at the end of the Company’s fiscal year, the profits, gains, losses, deductions and credits of the Company for such fiscal year shall be allocated between or among the respective parties or the Members, as the case may be, in such manner as determined by the Managing Member which is consistent with the provisions of Code Section 706(d) or any applicable successor thereto.

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7.1.4 Mortgages, Pledges and Hypothecations. Without limiting the provisions of Section 7.1.1 hereof, and notwithstanding the other provisions of this Section 7.1, no Member may mortgage, pledge or hypothecate its interest in the Company without the approval of the Managing Member, which approval may be withheld by the Managing Member in its sole and absolute discretion.

7.2 Further Restrictions. Notwithstanding any contrary provision in this Agreement, unless approved by the Managing Member in its sole and absolute discretion, any otherwise permitted Transfer to any Person shall be null and void if:

(a) such Transfer may cause a termination of the Company for federal or state, if applicable, income tax purposes (unless otherwise waived by the Managing Member);

(b) such Transfer may cause the Company to cease to be classified as a partnership for federal or state income tax purposes, provided, however, that if as a result of such Transfer one Member (for purposes of this Section 7.2(b), the “Acquiring Member”) would own one hundred percent (100%) of the outstanding Interests, and following such Transfer the Company would constitute a disregarded entity for United States federal income tax purposes with respect to the Acquiring Member, such Transfer shall be a permitted Transfer;

(c) such Transfer may require the registration of such Transferred Interests pursuant to any applicable federal or state securities laws;

(d) such Transfer may cause the Company to become a “Publicly Traded Partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code;

(e) such Transfer would cause the Company to violate the “private placement” safe harbor of Section 1.7704-1(h) of the Regulations;

(f) such Transfer may subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

(g) such Transfer may result in a violation of applicable laws;

(h) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Interest; or

(i) the Company does not receive written instruments (including, without limitation, copies of any instruments of Transfer and such Substitute Member’s or Assignee’s consent to be bound by this Agreement as appropriate) that are in a form satisfactory to the Managing Member (in its discretion).

7.3 Rights of Assignees. Until such time, if any, as the transferee in any permitted Transfer pursuant to this Article 7 is admitted to the Company as a Substitute Member pursuant to Section 7.5: (a) such transferee shall be an Assignee only, and only shall receive, to the extent

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Transferred, the Distributions and allocations of income, gain, loss, deduction, credit, or similar items to which the Member that Transferred its Interest would be entitled, and (b) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights remaining with the transferring Member. In such a case, the transferring Member shall remain a Member, and shall remain liable for the satisfaction of all obligations contained herein as a Member, even if he has Transferred his entire Economic Interest to one or more Assignees. In the event any Assignee desires to make a further assignment of any Economic Interest, such Assignee shall be subject to all of the provisions of this Agreement relating to restrictions on Transfer to the same extent as any Member desiring to make such an assignment.

7.4 Admissions, Withdrawals and Removals. Except as otherwise specifically set forth in this Agreement, no Person shall be admitted to the Company as a Member except in accordance with Sections 3.5 and 3.10 hereof (in the case of Persons obtaining an Interest directly from the Company) or Section 7.5 hereof (in the case of transferees of a permitted Transfer of an Interest from another Person). Except as otherwise specifically set forth in this Agreement, no Member shall be entitled to retire or withdraw from being a Member of the Company except (i) in accordance with Section 7.6 hereof, or (ii) with the consent of the Managing Member, or, if the Managing Member is the withdrawing Member, with the consent of a Majority of the Non-Managing Members, which consent, in either such case, may be given or withheld in each such Member’s sole and absolute discretion. No Member shall be subject to removal in the Company as a Member. No admission, withdrawal or removal of a Member shall cause the dissolution of the Company. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void.

7.5 Admission of Assignees as Substitute Members.

7.5.1 An Assignee shall become a Substitute Member only if and when each of the following conditions are satisfied:

(a) The assignor of the Interest transferred sends written notice to the Managing Member requesting the admission of the Assignee as a Substitute Member and setting forth the name and address of the Assignee, the Capital Account transferred, the Percentage Interest transferred, and the effective date of the Transfer;

(b) The Managing Member consents in writing to the admission of such Assignee as a Substitute Member;

(c) The Managing Member receives from the Assignee (i) such information concerning the Assignee’s financial capacities and investment experience as the Managing Member may reasonably request, and (ii) written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a Substitute Member) that are in a form satisfactory to the Managing Member (as determined in the Managing Member’s sole and absolute discretion).

7.5.2 Upon the admission of any Substitute Member, the books and records of the Company shall be updated by the Managing Member to reflect the name, address, Capital

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Contributions and Percentage Interest of such Substitute Member and to eliminate or adjust, if necessary, the name, address, Capital Contributions and Percentage Interest of the predecessor of such Substitute Member.

7.6 Withdrawal of Members Upon Transfer. If a Member has transferred all of its Membership Interest to one or more Assignees, then such Member shall withdraw from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement.

7.7 Conversion of Membership Interest. Upon the Incapacity of a Member, such Incapacitated Member’s Membership Interest shall automatically be converted to an Economic Interest only, and such Incapacitated Member (or its executor, administrator, trustee, or receiver, as applicable) shall thereafter be deemed an Assignee for all purposes hereunder, with the same Economic Interest as was held by such Incapacitated Member prior to its Incapacity, but without any other rights of a Member unless the holder of such Economic Interest is admitted as a Substitute Member pursuant to Section 7.5 hereof.

ARTICLE 8

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

8.1 Limitations. The Company may be dissolved, liquidated, and terminated only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Assets.

8.2 Exclusive Causes. Notwithstanding the Act, the following and only the following events shall cause the Company to be dissolved, liquidated, and terminated:

(a) The election of the Managing Member;

(b) Judicial dissolution; or

(c) At any time that there are no Members, unless the business of the Company is continued in accordance with the Act.

To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 8.2 shall be a dissolution in contravention of this Agreement.

8.3 Effect of Dissolution. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until (a) it has been wound up and its assets have been distributed as provided in Section 8.5 hereof and (b) a certificate of cancellation has been filed with the office of the Secretary of State of the State of Delaware. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

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8.4 No Capital Contribution Upon Dissolution. Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company, its Capital Contributions thereto, its Capital Account and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, Distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person for any purpose whatsoever.

8.5 Liquidation.

8.5.1 Upon dissolution of the Company, the Company shall thereafter engage in no further business other than that which is necessary to wind up the business, and the Managing Member (or such other Person as the Managing Member may determine) shall act as the “Liquidator” of the Company. A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses attendant upon such a winding up. In the event the Liquidator reasonably believes that it is prudent to do so, cash or other assets held in reserve may be placed in a liquidating trust or other escrow immediately prior to the termination of the Company in order to ensure that any and all obligations of the Company are satisfied. After allocating (pursuant to Article 5 hereof) all income, gain, loss, deductions and credit resulting the liquidation of the Company Assets, the Liquidator shall apply and distribute the cash proceeds thereof as follows:

(a) First, to the creditors of the Company (including, without limitation, to Members who are creditors to the extent permitted by law) in satisfaction of liabilities of the Company, and to the setting up of any Reserves for contingencies which the Liquidator may consider necessary or appropriate;

(b) Thereafter, to the Members in accordance with their respective positive Capital Account balances determined in accordance with Section 8.5.2 hereof, by the end of the taxable year in which such liquidation occurs or, if later, within 90 days after the date of the liquidation.

8.5.2 The Capital Account balances shall be determined after taking into account all Capital Account adjustments for the accounting period during which such liquidation occurs (other than those made as a result of the Distributions set forth in Section 8.5.1(b) hereof).

8.5.3 Notwithstanding Section 8.5.1 or Section 8.5.2 hereof, in the event that the Liquidator determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Liquidator, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from Distribution for a reasonable time any Company Assets except those necessary to satisfy, including the provision of reasonable Reserves for, the Company’s debts and obligations, or distribute the Company Assets to the Members in kind in a manner otherwise in accordance with the Distribution procedure of Section 8.5.1 hereof.

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ARTICLE 9

MISCELLANEOUS

9.1 Amendments.

9.1.1 Each Substitute Member shall become a signatory hereto by signing a counterpart signature page to this Agreement, and such other instruments, in such manner, as the Managing Member shall determine. By so signing, each Substitute Member shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

9.1.2 In addition to amendments specifically authorized herein, amendments may be made to this Agreement from time to time by the Managing Member, without the consent of any other Member: (a) to delete or add any provision of this Agreement required to be so deleted or added by any federal or state law, rule or regulation (provided that any such amendment may not adversely affect the Economic Interest or other material rights of any Member without such Member’s consent); (b) to take such actions as may be necessary (if any) to insure that the Company will be treated as a partnership for federal income tax purposes (provided that any such amendment may not adversely affect the Economic Interest of any Member without such Member’s consent); and (c) to reflect the admission of any Additional Member pursuant to Section 3.5 hereof or Substitute Member pursuant to Section 7.5 hereof.

9.1.3 In making any amendments, there shall be prepared and filed by, or for, the Managing Member such documents and certificates as may be required under the Act and under the laws of any other jurisdiction applicable to the Company.

9.2 Member Representations and Warranties. Each Member (solely on behalf of itself and not with respect to any other Member) hereby represents, warrants, covenants and acknowledges as follows:

9.2.1 Generally.

(a) Status. Such Member is duly incorporated, organized or formed (in the event such Member is not a corporation), validly existing and in good standing under the laws of its state or country of incorporation, organization or formation (as the case may be). Such Member has the requisite power and authority to own its property and to carry on its business as now conducted, to the extent material to its rights and obligations under this Agreement.

(b) Authority. Such Member has the requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder in accordance with the terms and provisions hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action, corporate or otherwise, on the part of such Member. This Agreement constitutes the legally valid and binding obligation of such Member, enforceable against it in accordance with its terms, except as enforceability may be affected by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity and the limitation of certain

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remedies by certain equitable principles of general applicability; and (iii) the fact that the rights to indemnification hereunder may be limited by federal or state securities laws.

(c) No Breach or Default. The execution, delivery and performance by such Member of this Agreement and the transactions contemplated hereby will not constitute a material breach of any term or provision of, or a material default under (i) any outstanding indenture, mortgage, loan agreement or other similar contract or agreement to which such Member or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound; (ii) its certificate or articles of incorporation or bylaws or other governing documents; (iii) any material applicable law, rule or regulation; or (iv) any material order, writ, judgment or decree having applicability to it.

(d) Consents and Approvals. All material consents, licenses, approvals and authorizations, if any, and all material filings and registrations, required from any governmental body, authority, bureau or agency for or on the part of such Member or any of its Affiliates in connection with its execution and delivery of this Agreement and its contributions to the capital of the Company have been obtained on or prior to the date hereof.

9.2.2 Investment Representations.

(a) Such Member is acquiring its Interest for its own account and not for the account of any other Person. Such Member is acquiring its Interest solely for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof. Such Member understands that the sale and issuance of the Interests has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws or the securities or similar laws of any other jurisdiction whatsoever, and, therefore, the Interests cannot be sold, resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the securities and similar laws of each applicable jurisdiction, or unless exemptions from such registration requirements are available. Such Member understands that dispositions of its Interest can be made only (i) as explicitly permitted or contemplated under the terms of this Agreement and (ii) in compliance with the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder and all applicable state securities and “blue sky” laws; and such Member understands that the Company is under no obligation to register the offer or sale of any Interests in any jurisdiction whatsoever or to assist Members in complying with any exemption from registration under the securities or similar laws of any jurisdiction whatsoever.

(b) Such Member understands that it may bear the economic risk of an investment in an Interest for an indefinite period of time, and such Member’s financial situation is such that it can afford to bear the economic risk of holding its Interest for an indefinite period of time and suffer a complete loss of its investment in the Company.

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(c) Such Member’s investment in the Company represented by its Interest is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part. The amount of such investment is within such Member’s risk capital means and is not so great in relation to such Member’s total financial resources as would jeopardize the financial needs of such Member in the event such investment were lost in whole or in part.

(d) Such Member’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its purchase and acquisition of its Interest, or it has been advised by representatives possessing such knowledge and experience.

(e) Such Member is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

9.2.3 Patriot Act. Such Member, and to such Member’s knowledge, all persons or entities holding any legal or beneficial interest whatsoever in such Member, are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the (“Orders”)). Neither such Member nor any of its Affiliates (i) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (ii) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

9.2.4 Other.

(a) Neither the Company nor the other Members have made any warranties or representations to such Member with respect to the income tax consequences of the transactions contemplated by this Agreement, and such Member is in no manner relying on the Company, any other Member or their respective representatives for an assessment of such tax consequences.

(b) Such Member agrees to indemnify, defend and hold harmless the Company, the other Members, each officer, director, agent and Affiliate of the Company and the other Members, and each other Person, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act, against any and all losses, claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including reasonable attorneys’ fees and disbursements and other costs of litigation, whether pending or threatened), judgments, fines, settlements and other

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amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such Person may be involved, or threatened to be involved as a party or otherwise, arising out of or based upon any false representation or warranty made by such Member herein or in any other document or certificate delivered to the Company by such Member in connection with such Member’s acquisition of its Interest, or any breach or failure by such Member to comply with any covenant or agreement made by such Member herein.

9.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof and thereof.

9.4 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

9.5 Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a “notice”) must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed to the recipient at that recipient’s address set forth on Exhibit A attached hereto. Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In lieu of notice by U.S. Mail, either party may send notices by facsimile to the number specified for the recipient on Exhibit A attached hereto or by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express). Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, provided that an original of such facsimile is also sent to the intended addressee by another method approved in this Section 9.5, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified on Exhibit A attached hereto set forth in the courier’s delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address or facsimile number for notice purposes.

9.6 Tax Matters.

9.6.1 The Managing Member shall be designated and shall serve as “Tax Matters Partner” (as defined in Code Section 6231), to oversee or handle matters relating to the taxation of the Company.

9.6.2 The Member designated as “Tax Matters Partner” may make all elections for federal income and all other tax purposes (including, without limitation, pursuant to Section 754 of the Code) in accordance with this Agreement.

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9.6.3 Income tax returns of the Company shall be prepared by such certified public accountants as the Managing Member shall retain at the expense of the Company.

9.7 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of choice of law or conflicts of law.

9.8 Construction. The Members intend that this Agreement shall be construed as if all parties prepared this Agreement.

9.9 Captions - Pronouns. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

9.10 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving a Membership Interest or Economic Interest, whether as Assignees, Substitute Members or otherwise.

9.11 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

9.12 Interpretation. All references herein to Articles, Sections, subparagraphs, Exhibits and addenda shall be deemed to be references to Articles, Sections and subparagraphs of, and Exhibits and addenda to, this Agreement unless the context shall otherwise require. All Exhibits and addenda attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “date hereof” shall refer to the date set forth on the cover page of this Agreement. All accounting terms not defined in this Agreement shall have the meanings determined by GAAP as in effect from time to time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

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9.13 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Company or by any creditor of any Member. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto and, solely with respect to the provisions of Sections 6.6 and 9.2.4(b) hereof, each Indemnitee and each other indemnified Person addressed therein.

9.14 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

9.15 Mandatory Arbitration. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement, including any claim based on contract, tort or statute (collectively, a “Dispute”), that cannot be resolved by the Members within thirty (30) days shall first be submitted to mediation between the Members. In the event that such mediation does not resolve the Dispute within ten (10) Business Days, the Dispute shall be resolved at the written request of any Member by binding arbitration using applicable arbitration procedures of JAMS located in San Diego, California pursuant to California law. The Members shall attempt to designate one arbitrator from JAMS. If they are unable to do so within thirty (30) days after written demand therefor, then JAMS shall designate an arbitrator. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the prevailing Member and charge the cost of arbitration to any Member which is not the prevailing party. Notwithstanding anything to the contrary contained herein, this Section 9.15 shall not prevent a Member from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state of California (to which all Members consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such Member under this Agreement or to prevent irreparable harm and injury. The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Agreement between the parties hereto shall be determined through final and binding arbitration in accordance with the terms of this Section 9.15. Neither the Members nor the arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all Members except to the extent necessary to enforce the award; provided, however, that either Member may disclose the existence, content or results of any such arbitration to its partners, officers, directors, employees, agents, attorneys and accountants and to any other Person to whom disclosure is required by applicable law, including pursuant to an order of a court of competent jurisdiction. Each Member’s obligation under this Section 9.15 will survive the dissolution, liquidation and winding up of the Company.

9.16 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to resolve any dispute under this Agreement, the losing

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party shall pay the attorneys’ fees, costs and necessary disbursements of the prevailing party in addition to any other relief to which such prevailing party may be entitled.

9.17 Injunctive Relief and Enforcement. In the event of a breach by a Member of the terms of this Agreement, the Company or the other Members shall be entitled to institute, in accordance with Section 9.15 hereof, legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by such Member and to enjoin such Member from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Each Member acknowledges that money damages for any breach by such Member of the provisions of this Agreement would not be a sufficient remedy for any breach of this Agreement by such Member and that in addition to all other remedies the Company and the non-breaching Members shall be entitled to specific performance and injunctive or other equitable relief for any such breach.

9.18 Appointment of Managing Member as Attorney-in-Fact.

9.18.1 Each Member, including each Additional Member and Substitute Member, by its execution of this Agreement, irrevocably constitutes and appoints the Managing Member as its true and lawful attorney-in-fact with full power and authority in its name, place, and stead to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such certificates and other instruments, and all amendments thereto, which the Managing Member deems appropriate to form, qualify or continue the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Company may conduct business or in which such formation, qualification, or continuation is, in the opinion of the Managing Member, necessary or desirable to protect the limited liability of the Members or operate the Company.

9.18.2 The appointment by all Members of the Managing Member as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Managing Member to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power, and the transfer or assignment of all or any portion of the Interest of such Person in the Company, and shall not be affected by the subsequent Incapacity of the principal; provided, however, that in the event of the assignment by a Member of all of its Interest in the Company, the foregoing power of attorney of an assignor Member shall survive such assignment only until such time as the Assignee shall have been admitted to the Company as a Substitute Member and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.

9.19 Force Majeure. The parties to this Agreement shall be excused from performance of their obligations under this Agreement where they are prevented from so performing by revolutions, terrorism or similar disorders, wars, acts of enemies, strikes, fires, floods, acts of God, or, without limiting the foregoing, by any cause not within the control of the party whose performance is interfered with, and which, by the exercise of reasonable diligence,

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the party is unable to prevent. All parties shall perform such parts or aspects of their obligations as are not interfered with by these causes.

9.20 Limitation On Creditors’ Interests. No creditor who makes a non-recourse loan to the Company shall have or acquire at any time, as a result of making such loan, any direct or indirect interest in the profits, capital, or property of the Company, other than as a secured creditor.

9.21 No Liability For Return of Capital. No Member shall be personally liable for the return of all or any part of the Capital Contributions of the other Members. Any such return shall be made solely from Company Assets.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NHP/PMB:
[NHP/PMB L.P.],
a Delaware limited partnership

By:
Name:
Title:

INVESTOR:		,

By:
Name:
Title:

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EXHIBIT A

MEMBERS, CAPITAL CONTRIBUTION AND PERCENTAGE INTERESTS

Name and Address of Members	Capital Contributions	Percentage Interests
[NHP/PMB L.P.] 610 Newport Center Drive, Suite 1150 Newport Beach, CA 92660 Attention: Doug Pasquale

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EXHIBIT B

DILUTION OF DEFAULTING MEMBER’S INTEREST

Upon the occurrence of an event described in Section 3.3.1, all Percentage Interests shall thereupon be adjusted as follows:

Dilution of Percentage Interest:

1.	Determine the percentage, stated as a fraction, the numerator of which is the aggregate amount of all Capital Contributions of the Defaulting Member theretofore received by the Company (excluding the Defaulted Contribution Amount) and the denominator of which is the aggregate amount of all Capital Contributions of all Members theretofore received by the Company (including the Defaulted Contribution Amount made by another Member).

2.	Determine the amount equal to: (a) the Defaulting Member’s Percentage Interest immediately prior to such default, minus (b) the percentage determined under step 1 above.

3.	Multiply the percentage from step 2 above by 1.5, and deduct the result of this calculation from the Defaulting Member’s Percentage Interest. This is the new Percentage Interest of the Defaulting Member from and after the date of the default. The amount by which the old Percentage Interest of the Defaulting Member exceeds the new Percentage Interest of the Defaulting Member shall be added to the Percentage Interest of the Non-Defaulting Member from and after the date of the default.

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EXHIBIT “I-2”

OWNING ENTITY OPERATING AGREEMENT9

OPERATING AGREEMENT

OF

[TO BE NAMED, LLC]

This Operating Agreement (this “Agreement”) of [TO BE NAMED, LLC], a Delaware limited liability company (the “Company”), is dated as of                     , 2008 and entered into by NHP/PMB L.P., a Delaware limited partnership, as the sole equity member (the “Member”), and                     , an individual, of                     , a                      (such person and any substitute or replacement thereof appointed by the Company pursuant to Section 21 hereof shall be referred to herein as the “Independent Manager”), as the Independent Manager and a Special Member (as such terms are defined in Sections 21(d) and 2(c), respectively). The terms “Member” and “Members” refer to the sole equity member and any subsequent member.

A. The Member has caused the Certificate of Formation (the “Certificate”) for the Company to be filed with the Delaware Secretary of State.

B. The Member desires to adopt and approve an operating agreement for the Company in accordance with the Delaware Limited Liability Company Act, 6 Delaware Code §18-101 et seq. (as it may be amended or superseded from time to time, the “Act”), and hereby agrees as follows:

1. Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act. The rights and obligations of the Members and the administration and termination of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(7) of the Act. To the extent this Agreement is inconsistent in any respect with any non-mandatory provision of the Act, this Agreement shall control.

2. Member.

(a) The name and the mailing address of the Member is set forth on Schedule A attached hereto. The Member is the sole equity member of the Company.

(b) Subject to Section 21 below, the Member may act by written consent.

[9]

NOTE: To the extent that changes to the form of operating agreement are necessary to reflect any particular matters affecting a Property or any lender requirements, the parties will work in good faith to mutually agree upon such changes.

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(c) The term “Special Member” means the person acting as the Independent Manager upon such person’s admission to the Company as a member of the Company pursuant to this Section 2, in such person’s capacity as a member of the Company. A Special Member shall have only the rights and duties expressly set forth in this Agreement which shall terminate automatically upon the release of the Property (as defined in Section 6(a)) from any mortgage lien(s) securing the First Mortgage (as defined in Section 21).

(i) Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Section 17, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Section 18), each Person acting as an Independent Manager shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution.

(ii) No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member.

(iii) A Special Member (A) shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member, (B) shall have no interest in the profits, losses and capital of the Company and no right to receive any distributions of the Company’s assets, (C) pursuant to Section 18-301 of the Act, shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company, (D) in its capacity as a Special Member, may not bind the Company, and (E) except as required by any mandatory provision of the Act, in its capacity as a Special Member, shall have no right to vote on, approve or otherwise consent to any action by or matter relating to the Company, including, without limitation, the merger, consolidation or conversion of the Company; provided, however, such prohibition shall not limit the obligations of a Special Member, in its capacity as the Independent Manager, to vote on such matters required by this Agreement.

(iv) In order to implement the admission to the Company of the Independent Manager as a Special Member, the Independent Manager shall execute a counterpart to this Agreement. Prior to its admission to the Company as a Special Member, the Independent Manager shall not be a member of the Company.

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3. Name. The name of the Company is To be Named, LLC (the “Company”). The Company may conduct business under that name or any other name approved by the Member. [                    ] is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Delaware Secretary of State. Upon the filing of the Certificate with the Delaware Secretary of State, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.

4. Term. The term of the Company commenced as of the date of the filing of the Certificate and shall continue in perpetuity unless and until the Company is sooner dissolved as provided herein.

5. Office and Agent. The principal office of the Company is 1209 Orange Street, Wilmington, Delaware 19801. The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent at the Company in the State of Delaware at such address is The Corporation Trust Company. The Member may from time to time change such registered office and such registered agent for service of process in accordance with the Act.

6. Business of the Company. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is to:

(a) own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with certain real property, together with all improvements located thereon, commonly known as                                 , located at                                 , in the City of                     , County of                     , State of                      (collectively, the “Property”); and

(b) exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

7. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement and the limitations of Section 21, the Company shall have the power and is hereby authorized to:

(a) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(c) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

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(d) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(e) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

(f) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

8. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

9. Capital Contributions. The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement. The Member will contribute the amount of United States Dollars to the Company as listed on Schedule A attached hereto.

10. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, a Member may make additional capital contributions to the Company in such amounts as such Member deems necessary and desirable to carry out the purposed of the Company.

11. Allocations; Income Tax Treatment.

(a) All items of income, gain, loss, deduction and credit for federal and state income tax and book purposes shall be allocated to the Member.

(b) Solely for federal and state income tax purposes, it is intended that the Company will be disregarded as an entity separate from the Member as set forth in Section 301.7701-3(b)(1)(ii) of the Treasury Regulations promulgated pursuant to the Internal Revenue Code of 1986, as amended, and the corresponding provisions under Delaware law.

12. Distributions; Tax Distributions.

(a) Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

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(b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

13. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company.

14. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Chief Executive Officer, Senior Vice President, Chief Financial Officer, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 14 may be revoked at any time by the Member. The initial Officers are listed on Schedule B attached hereto. The Member may revise Schedule B in its sole discretion at any time.

15. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

16. Exculpation and Indemnification. To the fullest extent permitted by applicable law, no Member, Officer, Independent Manager or Special Member shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Officer, Independent Manager or Special Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Officer, Independent Manager or Special Member by this Agreement, except that a Member, Officer, Independent Manager or Special Member shall be liable for any such loss, damage or claim incurred by reason of such Member’s, Officer’s, Independent Manager’s or Special Member’s willful misconduct. To the fullest extent permitted by applicable law, a Member, Officer, Independent Manager or Special Member shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Officer, Independent Manager or Special Member by reason of any act or omission performed or omitted by such Member, Officer, Independent Manager or Special Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Officer, Independent Manager or Special Member by this Agreement, except that no Member, Officer, Independent Manager or Special Member shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member,

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Officer, Independent Manager or Special Member by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof. Notwithstanding any provision hereof or of any other document governing the formation, management or operation of the Company to the contrary, the following shall govern: (a) any indemnification shall be fully subordinated to any obligations respecting the Property (including, without limitation, the First Mortgage (as defined in Section 21)) and (b) such indemnification shall not constitute a claim against the Company in the event that cash flow is insufficient to pay such obligations.

17. Assignments. A Member may assign in whole or in part its limited liability company interest with the written consent of the Member; provided, that for so long as the First Mortgage is outstanding, no such assignment shall be effective without the prior written consent of the Lender (as defined in Section 21). If a Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

18. Resignation. Subject to the provisions of the First Mortgage, a Member may resign from the Company with the written consent of the Member. If a Member is permitted to resign pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 19, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

19. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member and, for so long as the First Mortgage is outstanding, the prior written consent of the Lender.

20. Dissolution.

(a) Subject to the provisions of Section 21 and the provisions of the First Mortgage (for so long as the First Mortgage is outstanding), the Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) upon the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

(b) The Bankruptcy of the Member or the Special Member will not cause the Member or the Special Member, respectively, to cease to be a member of the Company, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

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(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d) Notwithstanding any provision hereof or of any other document governing the formation, management or operation of the Company to the contrary, the vote of a majority-in-interest of the remaining members is sufficient to continue the life of the Company. If such vote is not obtained, for so long as the First Mortgage exists on any portion of the Property the Company shall not liquidate the Property without first obtaining approval of the Lender. Such holder may continue to exercise all of its rights under the existing security agreement or mortgage until the debt underlying the First Mortgage been paid in full or otherwise completely discharged.

(e) Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a member of the Company (other than (i) upon an assignment by the last remaining Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Section 17 of this Agreement, or (ii) the resignation of the last remaining Member and the admission of an additional member of the Company pursuant to Section 18 of this Agreement), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(f) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

(g) For purposes of this Section 20, “Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the

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proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act. For purposes of this Section 20, “Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

21. Restrictive Covenants. Notwithstanding anything to the contrary contained in this Agreement, so long as any mortgage lien (as amended, corrected or restated from time to time, the “First Mortgage”) in favor of                                 , or its successors or assigns (the “Lender”) exists on any portion of the Property, the following provisions shall apply:

(a) The Company shall only incur indebtedness in an amount necessary to acquire, operate and maintain the Property. The Company shall not incur, assume, or guaranty any other indebtedness. The Company shall not consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity. The Company will not voluntarily commence a case with respect to itself, as debtor, under the Federal Bankruptcy Code or any similar federal or state statute without the unanimous consent of all of the members of the Company. No material amendment to the Certificate may be made without first obtaining approval of the Lender.

(b) The Company shall have no authority to:

(i) conduct its affairs in any manner contravening or inconsistent with the provisions of this Section 21;

(ii) dissolve or liquidate the Company or consent to any such dissolution or liquidation, to the fullest extent permitted by applicable law;

(iii) sell or lease, or otherwise dispose of all or substantially all of the assets of the Company, except to the extent permitted under the loan documents evidencing the First Mortgage; or

(iv) amend, modify, change or alter this Section 21 or any other material provision of this Agreement without the written consent of the Lender and the Independent Manager.

(c) The Company shall have no authority, unless such action has been approved by a unanimous vote of all of the Members and the Independent Manager, to file or consent to the filing of any voluntary or involuntary bankruptcy or insolvency petition with respect to the Company or otherwise initiate or consent to proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or

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insolvency proceedings against the Company, or file a petition seeking or consenting to reorganization or relief of the Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due or declare or effect a moratorium on the Company’s debt or take any company action in furtherance of any such action

(d) Separateness Covenants. In order to preserve and ensure its separate and distinct identity, in addition to the other provisions set forth in this Agreement, the Company shall conduct its affairs in accordance with the following provisions:

(i) It shall conduct its business separate and apart from that of any of its affiliates and shall allocate fairly and reasonably any overhead for shared office space.

(ii) It shall maintain separate records and books of account from those of any affiliate.

(iii) It shall not commingle assets or funds with those of any affiliate.

(iv) It shall conduct its own business in its own name.

(v) It shall maintain financial statements separate from any affiliate.

(vi) It shall pay any liabilities out of its own funds, including salaries of any employees, not funds of any affiliate.

(vii) It shall maintain an arm’s length relationship with any affiliate.

(viii) It shall not guarantee or become obligated for the debts of any other entity, including any affiliate or hold out its credit as being available to satisfy the obligations of others.

(ix) It shall use stationery, invoices and checks separate from any affiliate.

(x) Except as contemplated by the First Mortgage, it shall not pledge its assets for the benefit of any other entity, including any affiliate.

(xi) It shall hold itself out as an entity separate from any affiliate.

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For purpose of this Section 21(d), the following terms shall have the following meanings:

“affiliate” means any person controlling or controlled by or under common control with the Company including, without limitation (i) any person who has a familial relationship, by blood, marriage or otherwise with any partner or employee of the Company, or any affiliate thereof and (ii) any person which receives compensation for administrative, legal or accounting services from this Company, or any affiliate. For purposes of this definition, “control” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Independent Manager” shall be an individual who: (i) is not and has not been employed by the corporate member or any of its respective subsidiaries or affiliates as a director, officer or employee within the five years immediately prior to such individual’s appointment as an Independent Manager, (ii) is not (and is not affiliated with a company or firm that is) a significant advisor or consultant to the corporate member or any of its subsidiaries or affiliates, (iii) is not affiliated with a significant customer or supplier of the corporate member or any of its subsidiaries or affiliates; (iv) is not affiliated with a company of which the corporate member or any of its subsidiaries or affiliates is a significant customer or supplier; (v) does not have significant personal service contract(s) with the corporate member or any of its subsidiaries or affiliates; (vi) is not affiliated with a tax exempt entity that receives significant contributions from the corporate member or any of its subsidiaries or affiliates; (vii) is not a beneficial owner at the time of such individual’s appointment as an Independent Manager, or at any time thereafter while serving as Independent Manager, of such number of shares of any classes of common stock of the corporate member the value of which constitutes more than 5% of the outstanding common stock of the corporate member; and (viii) is not a spouse, parent, sibling or child of any person described by (i) through (vii).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

(e) Voting. When acting on matters subject to the vote of the Members, notwithstanding that the Company is not then insolvent, all of the Members shall take into account the interest of the Company’s creditors, as well as those of the Members.

The foregoing provisions of this Section 21 shall govern over any contrary or inconsistent provision of the Certificate, this Agreement or any other document or instrument governing the affairs of the Company.

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22. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

24. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

26. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member and the prior written consent of the Lender.

27. Third Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company other than the Lender, or by any creditor of the Member. Nothing in this Agreement shall be deemed to create any right in any person or entity (other than the Lender, which shall be an intended third party beneficiary of this Agreement).

28. Specific Authorization. The Company, and the Member on behalf of the Company, may enter into and perform (i) the First Mortgage and (ii) that certain [Loan Assumption Agreement] dated as of                     , 2008 among this Company;                                          and Lender, and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Member or other person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Member to enter into other agreements on behalf of the Company.

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IN WITNESS WHEREOF, the Member of [TO BE NAMED, LLC], has executed this Agreement, effective as of the date written above.

“Member”

NHP/PMB L.P. a Delaware limited partnership

By:	[ ],
a Delaware limited liability company,
its general partner

	By:	[ ],
its Managing Member

By:
Name:
Title:

“Independent Manager” and “Special Member”

of

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Schedule A

to

[To Be Named, LLC] Operating Agreement

MEMBER

Name	Mailing Address	Agreed Value of Capital Contribution	Percentage Interest
NHP/PMB L.P.	610 Newport Center Drive, Suite 1150 Newport Beach, California 92660	$100.00	100%

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Schedule B

to

[To Be Named, LLC] Operating Agreement

Name	Office

I-2-14

EXHIBIT “J”

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is made as of this [            ] day of [                    ], 200[    ], by and between [                                         ], a [                            ] (“Assignor”), and [                            ], a [                            ] (“Assignee”).

WITNESSETH:

WHEREAS, pursuant to that certain Formation and Contribution Agreement and Joint Escrow Instructions, dated as of [                    ], 20[    ] (the “Agreement”), between Assignor and Assignee’s predecessor-in-interest (any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Agreement), Assignee has, as of this date, acquired from Assignor certain real property identified on Schedule A attached hereto (the “Property”); and

WHEREAS, under the terms and conditions of the Agreement, it was contemplated that Assignor and Assignee would enter into this Assignment.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

AGREEMENT:

1. Assignor hereby irrevocably transfers, sets over, conveys and assigns to Assignee all right, title and interest of Assignor as landlord under the Leases identified on the rent roll attached hereto as Schedule B (the “Rent Roll”) (including, without limitation, all of Assignor’s remedies under the Leases, and its right to any unapplied security deposits and prepaid rents made thereunder), accruing for the period from and after the date hereof, to have and to hold unto Assignee, its successors and assigns, subject to the terms, covenants, conditions and provisions contained herein.

2. Assignee hereby accepts the foregoing assignment of Leases (including any unapplied security deposits and prepaid rents made thereunder) to the extent accruing from and after the date hereof, and assumes the obligations thereunder first accruing from and after the date hereof.

3. This Assignment and the obligations of the parties hereunder shall survive the closing of the transactions referred to in the Agreement, and shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

4. This Assignment (a) may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument,

(b) shall be governed by and construed in accordance with the laws of the State of California, and (c) may not be modified or amended except by written agreement signed by both parties.

5. Nothing in this Assignment alters or amends any covenants, representations, warranties or indemnities set forth in the Agreement, all of which shall be independent of the terms and conditions of this Assignment.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Assignment on the day and year first above written.

ASSIGNOR:

[ ],
a [ ]

By:	[ ]
Name:	[ ]
Title:	[ ]

ASSIGNEE:

[ ],
a [ ]

By:	[ ]
Name:	[ ]
Title:	[ ]

SCHEDULE A

PROPERTY DESCRIPTION

SCHEDULE B

RENT ROLL

EXHIBIT “K”

BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Bill of Sale”) is made this [            ] day of [                    ], 200[    ] by [                                         ], a [                            ] (“Transferor”), in favor of [                            ], a [                            ] (“Transferee”).

W I T N E S S E T H:

WHEREAS, Transferor and Transferee’s predecessor-in-interest entered into that certain Formation and Contribution Agreement and Joint Escrow Instructions, dated as of [            ], 200[__] (“Agreement”), with respect to the contribution and/or transfer of certain real property identified on Schedule A attached hereto (the “Property”) and the Improvements located thereon. Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Agreement.

WHEREAS, pursuant to the Agreement, Transferor is obligated to transfer to Transferee all of Transferor’s right, title and interest in and to the Personal Property and Intangible Property owned by Transferor, including, without limitation, all of Transferor’s right, title and interest in and to any and all escrow accounts, reserves and similar funds maintained by Transferor or its affiliates with or for the benefit of any lender in connection with the Loan Obligation affecting the Property, free and clear of all liens and encumbrances (other than the applicable Permitted Exceptions) (collectively, the “Transferred Property”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor does hereby absolutely, irrevocably and unconditionally give, grant, bargain, transfer, set over, assign, convey, release, confirm and deliver to Transferee all of the Transferred Property.

Transferor hereby covenants and agrees that Transferor will, at any time and from time to time upon written request therefor, execute and deliver to Transferee, Transferee’s successors, nominees or assigns, such documents as Transferee or they may reasonably request in order to fully assign and transfer to and vest in Transferee or Transferee’s successors, nominees and assigns, and protect Transferee’s or their right, title and interest in and to all of the Transferred Property and rights of Transferor intended to be transferred and assigned hereby, or to enable Transferee, Transferee’s successors, nominees and assigns to realize upon or otherwise enjoy such rights and property.

Transferor represents and warrants to Transferee that it has good and marketable title to the Transferred Property and that the Transferred Property is free and clear of all liens and encumbrances, prior assignments and any other matters affecting title, other than the applicable Permitted Exceptions.

This Bill of Sale and the obligations of the parties hereunder shall survive the closing of the transactions referred to in the Agreement, and shall be binding upon and inure to the benefit of Transferor and Transferee, their respective legal representatives, successors and assigns.

This Bill of Sale (a) may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument, (b) shall be governed by and construed in accordance with the laws of the State of California, and (c) may not be modified or amended except by written agreement signed by both Transferor and Transferee.

Nothing in this Bill of Sale alters or amends any covenants, representations, warranties or indemnities set forth in the Agreement, all of which shall be independent of the terms and conditions of this Bill of Sale.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Bill of Sale on the day and year first above written.

TRANSFEROR:

[ ],
a [ ]

By:	[ ]
Name:	[ ]
Title:	[ ]

TRANSFEREE:

By:	[ ]
Name:	[ ]
Title:	[ ]

SCHEDULE A

PROPERTY DESCRIPTION

EXHIBIT “L”

NON-FOREIGN AFFIDAVIT

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person [To Be Used Only If The Property Owner Is A Disregarded Entity For US Federal Income Tax Purposes: , and the owner of a disregarded entity which has legal title to a United States real property interest under local law (and not the disregarded entity itself) will be the transferor of such property for United States federal income tax purposes]. [To Be Used With CA Properties Only: Section 18662 of the California Revenue and Taxation Code provides that, subject to certain exceptions, a transferee of a California real property interest must withhold tax if the transferor is an individual, or is a non-individual that is not a California resident.]

To inform [                                         ], a [                            ] (the “Transferee”), that withholding of tax is not required upon the transfer by [Insert Name of Transferring Property Owner unless Property Owner Is A Disregarded Entity For US federal Income Tax Purposes, In Which Case Name of Owner of Such Disregarded Entity Should Be Inserted Instead] (the “Transferor”) of the United States [and California] real property interest more particularly described on Schedule A attached hereto and incorporated herein by reference (the “Property”) [To Be Used Only If The Property Owner Is A Disregarded Entity For US Federal Income Tax Purposes: held by [                            ] a [                            ] wholly owned by the Transferor and a disregarded entity for United States federal income tax purposes (the “Owner”)], the undersigned hereby certifies and declares by means of this certification the following:

(a) The Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder); and

(b) The Transferor’s U.S. employer or tax (social security) identification number is [            ].

(c) The Transferor is a [Insert Type Of Entity], and the Transferor is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).

(d) Record title to the Property is in the name of the [Transferor/Owner].

(e) The address for the Transferor is [OR, For CA Properties Where The Transferor is a Corporation: Immediately after the disposition of the Property, the Transferor is qualified to do business in California or has a permanent place of business in California at the following address]:

[

]

(f) [For CA Properties Where the Transferor Is Not A Corporation: The Transferor will file a California return to report the transfer of the Property to the Transferee and will withhold on foreign and domestic partners or members of a limited liability company as required.] 2

The Transferor understands that this Certification may be disclosed to the Internal Revenue Service [For CA Properties: and/or the California Franchise Tax Board] by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

[If The Transferor is an Individual: Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete.] [If The Transferor Is an Entity: Under penalties of perjury, I (the undersigned signatory signing on behalf of the Transferor below) declare that I have examined this Certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.]

“TRANSFEROR”	[Insert Name of The Transferor]

	By:	[ ]
	Name:	[ ]
	Title:	[ ]

Dated: [ ], 200[ ]

[2]	NOTE: If the Transferor is a Trust, Estate or Individual, items (a)-(f) may need to be modified.

SCHEDULE A

LEGAL DESCRIPTION

EXHIBIT “M”

JOINDER AGREEMENT FORM

ADMISSION OF NEW LIMITED PARTNER

AND JOINDER TO THE AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP [NHP/PMB L.P.], TAX PROTECTION AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

THIS ADMISSION OF NEW LIMITED PARTNER AND JOINDER TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF [NHP/PMB L.P.], TAX PROTECTION AGREEMENT AND REGISTRATION RIGHTS AGREEMENT (this “Joinder”) is entered into as of         , 200   (the “Effective Date”), by and among [NHP/PMB L.P.], a Delaware limited partnership (the “Partnership”), NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (“NHP”), and                                                               (“New Limited Partner”).

RECITALS

A.                                         , a Delaware                                          (the “General Partner”), NHP and each of those persons whose names are set forth on Exhibit A thereto entered into the Amended and Restated Agreement of Limited Partnership of [NHP/PMB L.P.] effective as of             , 2008, a copy of which is attached hereto as Exhibit “A” (the “Partnership Agreement”), to govern the rights and obligations of the partners thereunder. Capitalized terms used herein and not otherwise defined or cross-referenced herein shall have the meanings given to such terms in the Partnership Agreement.

B. NHP, the Partnership, and each existing Limited Partner have entered into that certain Tax Protection Agreement effective as of             , 2008, a copy of which is attached hereto as Exhibit “B” (the “Tax Protection Agreement”).

C. NHP and each existing Limited Partner have also entered into that certain Registration Rights Agreement effective as of             , 2008, a copy of which is attached hereto as Exhibit “C” (the “Registration Rights Agreement”).

D. New Limited Partner is making a Capital Contribution to the Partnership in accordance with the terms of the Partnership Agreement and desires to be admitted as an Additional Limited Partner pursuant to Sections 4.2 and 12.2 of the Partnership Agreement, and the General Partner desires to cause the Partnership to receive such Capital Contribution and admit New Limited Partner as an Additional Limited Partner to the Partnership.

E. In connection with such Capital Contribution and admission of New Limited Partner to the Partnership, New Limited Partner desires to have the same benefits and rights afforded to the other Limited Partners of the Partnership under the Tax Protection Agreement and the Registration Rights Agreement, and NHP is willing to extend such benefits and rights to the New Limited Partner.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Admission of New Limited Partner and Joinder.

(a) On the Effective Date, New Limited Partner is making the Capital Contribution as set forth on Exhibit “D” attached hereto.

(b) On the Effective Date, the Partnership hereby accepts such Capital Contribution of New Limited Partner and admits New Limited Partner as an Additional Limited Partner. In connection therewith, the General Partner shall amend Exhibit A to the Partnership Agreement to reflect the information on Exhibit “D” attached hereto, including the Capital Contributions of New Limited Partner for the number of Class A Partnership Units reflected thereon.

(c) On the Effective Date, New Limited Partner hereby joins and agrees to be bound by all of the terms and provisions of the Partnership Agreement, including, without limitation, Section 2.4 of the Partnership Agreement (entitled “Power of Attorney”), as a Limited Partner of the Partnership.

(d) New Limited Partner hereby represents to the Partnership and the General Partner that the representations and warranties set forth in Section 3.4 of the Partnership Agreement are true and correct as to the New Limited Partner as of the Effective Date.

2.	Tax Protection Agreement and Registration Rights Agreement Joinder.

(a) In connection with the admission of New Limited Partner as a Limited Partner of the Partnership, on the Effective Date, New Limited Partner hereby joins and agrees to be bound by all of terms and provisions of each of the Tax Protection Agreement and the Registration Rights Agreement, as a “Protected Partner” and “Investor”, respectively.

(b) On the Effective Date, NHP hereby acknowledges and agrees that New Limited Partner shall be entitled to all of the benefits and rights of a “Protected Partner” and “Investor,” under the Tax Protection Agreement and the Registration Rights Agreement, respectively.

(c) For the avoidance of doubt, the “Tax Protection Period” (as defined in the Tax Protection Agreement), applicable to any property contributed by the New Limited Partner as a Capital Contribution shall commence on the Effective Date.

3.	Miscellaneous.

(a) This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(b) This Joinder shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws or choice of law of the State of Delaware or any other jurisdiction which would result in the application of the law of any jurisdiction other than the State of Delaware.

(c) If any provision of this Joinder is in conflict with or inconsistent with any provision of the Partnership Agreement, the Tax Protection Agreement and/or the Registration Rights Agreement, this Joinder shall control, as applicable.

[Signature Page Follows on Next Page]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the Effective Date.

PARTNERSHIP:	NEW LIMITED PARTNER:

[NHP/PMB L.P.],	[[ ]
a Delaware limited partnership

By:	By:
Name:	Name:
Title:	Title:

NHP:

NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation

By:
Name:
Title:

EXHIBIT “A”

Partnership Agreement

EXHIBIT “B”

Tax Protection Agreement

EXHIBIT “C”

Registration Rights Agreement

EXHIBIT “D”

Capital Contribution by New Limited Partner

EXHIBIT “N”

REGISTRATION RIGHTS AGREEMENT

See attached.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, as the same may be amended from time to time (this “Agreement”) is made and entered into as of the     day of             , 2008, by and among Nationwide Health Properties, Inc., a Maryland corporation (the “Company”), and each of the persons and entities identified on Schedule A attached hereto or hereafter made a party to this Agreement pursuant to a written joinder agreement (each, an “Investor”).

WHEREAS, pursuant to that certain Formation and Contribution Agreement, dated as of February 25, 2008 (as the same may be amended from time to time, the “Contribution Agreement”), by and among the Company, Pacific Medical Buildings LLC, a California limited liability company (“PMB LLC”), and each of the transferors identified on the signature pages thereto, from time to time, the Investors will be issued Class A Partnership Units (“OP Units”) of NHP/PMB L.P., a Delaware limited partnership (the “Operating Partnership”) upon the contribution of certain assets and the assignment of certain rights to the Operating Partnership, all of which OP Units when surrendered for redemption may be acquired by the Company in exchange for shares of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”), or other securities in accordance with Section 8.6 of that certain Amended and Restated Agreement of Limited Partnership of the Operating Partnership (as the same may be amended, supplemented or superseded from time to time, the “Partnership Agreement”), in each case subject to certain restrictions under the Partnership Agreement;

WHEREAS, pursuant to that certain Pipeline Property Agreement, dated as of                     , 2008 (as the same may be amended, supplemented or superseded from time to time, and any instruments or agreements executed in connection therewith, the “Pipeline Agreement”), by and among the Company, the Operating Partnership, [PMB #2. LLC, a Delaware limited liability company], and PMB Real Estate Services LLC, a California limited liability company, from time to time, the Investors may also be issued OP Units of the Operating Partnership upon the contribution of certain other assets and the assignment of certain rights to the Operating Partnership, all of which OP Units when surrendered for redemption may also be acquired by the Company in exchange for Common Stock or other securities in accordance with Section 8.6 of the Partnership Agreement, in each case subject to certain restrictions under the Partnership Agreement;

WHEREAS, in connection with the Contribution Agreement and the Pipeline Agreement, the Company has agreed to register for sale by the Investors and certain transferees, the shares of Common Stock or other securities that may be received by the Investors in exchange for OP Units that are surrendered for redemption in accordance with the terms and provisions of the Partnership Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement to evidence the foregoing agreement of the Company and the mutual covenants of the parties relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the covenants of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

Section 1. Certain Definitions. In this Agreement the following terms shall have the following respective meanings:

“Agreement” shall have the meaning ascribed to it in the preamble to this Agreement.

“Accredited Investor” shall have the meaning set forth in Rule 501 of the General Rules and Regulations promulgated under the Securities Act.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” shall have the meaning ascribed to it in the recitals to this Agreement.

“Company” shall have the meaning ascribed to it in the preamble to this Agreement.

“Contribution Agreement” shall have the meaning ascribed to it in the recitals to this Agreement.

“Control” shall mean, when used with respect to a specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Control” and “Controlled” have meanings correlative to the foregoing.

“Demand Notice” shall have the meaning ascribed to it in Section 3(b)(i).

“Demand Registration” shall have the meaning ascribed to it in Section 3(b)(i).

“Demand Registration Statement” shall have the meaning ascribed to it in Section 3(b)(iii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the relevant time.

“Existing Shelf Registration Statement” shall have the meaning ascribed to it in Section 2(c).

“Family Member” means any individual related to a Holder by blood, marriage or adoption, not more remote than first cousin.

“Filing Date” shall have the meaning ascribed to it in Section 2(a).

“Full Conversion Date” shall mean, with respect to any specific Registrable Securities, the earliest date on which none of the OP Units (other than those held by the Company or any subsidiary of the Company) that may be redeemed for such Registrable Securities remain outstanding.

“Holders” shall mean (i) each of the Investors and (ii) each Person that acquires Registrable Securities as a result of a transfer or assignment to that Person of Registrable Securities made by a Holder in accordance with this Agreement and the Partnership Agreement, other than pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act.

“Indemnified Party” shall have the meaning ascribed to it in Section 7(c).

“Indemnifying Party” shall have the meaning ascribed to it in Section 7(c).

“Investor” shall have the meaning ascribed to it in the preamble to this Agreement.

“Issuance Registration Statement” shall have the meaning ascribed to it in Section 2(a).

“Minimum Demand Amount” shall mean, at any time, (a) Registrable Securities with an estimated market value at the time of such demand (based upon the then market price of a Registrable Security of at least ten million dollars ($10,000,000) or (b) 333,000 shares of Common Stock; provided, however, that if at any time after the date hereof, the Company shall: (i) declare a dividend or otherwise make a distribution to the holders of its Common Stock in the form of additional shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Minimum Demand Amount shall be proportionately adjusted.

“OP Units” shall have the meaning ascribed to it in the recitals to this Agreement.

“Operating Partnership” shall have the meaning ascribed to it in the recitals to this Agreement.

“Partnership Agreement” shall have the meaning ascribed to it in the recitals to this Agreement.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust, association, private foundation, joint stock company or other entity.

“Pipeline Agreement” shall have the meaning ascribed to it in the recitals to this Agreement.

“Redemption Date” means, with respect to specified Registrable Securities, the first date on which the applicable OP Units issued pursuant to the Contribution Agreement or the Pipeline Agreement may be redeemed for Registrable Securities pursuant to the provisions of the Partnership Agreement.

The terms “Register,” “Registered” and “Registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act providing for the issuance to the Holders of Registrable Securities or the sale by Holders of Registrable Securities in accordance with the method or methods of distribution designated by the

Holders, and the declaration or ordering of the effectiveness of such registration statement by the Commission.

“Registrable Securities” shall mean the shares of Common Stock that have been, or may in the future be, issued in exchange for OP Units surrendered for redemption pursuant to the Partnership Agreement. For purposes of this Agreement, at any time, a Person is deemed the owner of a number of Registrable Securities equal to the sum of (i) the number of shares of Common Stock owned by such Person at such time that have been issued to such Person in exchange for OP Units tendered for redemption pursuant to the Partnership Agreement, and (ii) the number of shares of Common Stock or other such securities that may in the future be issued in exchange for OP Units owned by such Person at such time pursuant to the Partnership Agreement.

“Registration Expenses” shall mean all out-of-pocket expenses (excluding Selling Expenses) incurred by the Company in complying with Sections 2, 3 and 5 hereof, including, without limitation, the following: (a) all registration, filing and listing fees; (b) fees and expenses of compliance with federal and state securities or real estate syndication laws (including, without limitation, internal expenses of the Company and reasonable fees and disbursements of counsel in connection with state securities and real estate syndication qualifications of the Registrable Securities under the laws of such jurisdictions as the Holders may reasonably designate); (c) printing (including, without limitation, expenses of printing or engraving certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and otherwise meeting the requirements of any securities exchange on which they are listed and of printing registration statements and prospectuses), messenger, telephone, shipping and delivery expenses; (d) fees and disbursements of counsel for the Company; (e) fees and disbursements of all independent public accountants of the Company (including without limitation the expenses of any annual or special audit and “cold comfort” letters required by the managing underwriter); (f) fees and expenses of other Persons reasonably necessary in connection with the registration, including any experts, retained by the Company; (g) fees and expenses incurred in connection with the listing of the Registrable Securities on each securities exchange on which securities of the same class are then listed; and (h) fees and expenses associated with any Financial Industry Regulatory Authority filing required to be made in connection with the registration statement.

“Requesting Party” shall have the meaning ascribed to it in Section 3(b)(i).

“Resale Shelf Registration Statement” shall have the meaning ascribed to it in Section 3(a)(ii).

“Rights” shall have the meaning ascribed to it in Section 9.

“Rule 144” shall mean Rule 144 promulgated by the Commission under the Securities Act.

“S-3 Eligible” shall mean that the Company is eligible to use Form S-3 (or a similar successor form of registration statement) for the registration of Registrable Securities pursuant to the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the relevant time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to any sale of Registrable Securities.

“Selling Stockholder” shall have the meaning ascribed to it in Section 5(a).

“Suspension Right” shall have the meaning ascribed to it in Section 4.

Section 2. Registration of Issuance of Common Stock.

(a) The Company will use commercially reasonable efforts to file with the Commission a registration statement on Form S-3 (the “Issuance Registration Statement”) under Rule 415 under the Securities Act that complies as to form in all material respects with applicable Commission rules to Register the issuance of Registrable Securities to Holders pursuant to the redemption of the OP Units, such filing to be made within the four (4) week period following the date (the “Filing Date”) which is the later of: (i) a date which is fourteen (14) days prior to the Redemption Date or (ii) such other date as may be required by the Commission pursuant to its interpretation of applicable federal securities laws and the rules and regulations promulgated thereunder. The Company shall use its commercially reasonable efforts to cause the Issuance Registration Statement filed with the Commission to be declared effective by the Commission as soon as practicable following the filing and within ninety (90) days after the filing. Notwithstanding the foregoing provisions of this Section 2(a), the Company shall not be obligated to file an Issuance Registration Statement hereunder with respect to less than the lesser of (1) 1,000,000 OP Units or (2) Registrable Securities with a market price of less than twenty million dollars ($20,000,000).

(b) In the event the Company is unable to cause the Issuance Registration Statement to be declared effective by the Commission within ninety (90) days after its filing, then the Holders shall have the rights set forth in Section 3. Notwithstanding the availability of rights under Section 3, the Company shall continue to use its commercially reasonable efforts to cause the Issuance Registration Statement to be declared effective by the Commission for a period of up to 90 days, and if it shall be declared effective by the Commission, the obligations of the Company under Section 3 shall cease. Subject to Section 4, the Company agrees to use commercially reasonable efforts to keep the Issuance Registration Statement continuously effective until the earlier of (i) the date on which the Company is not S-3 Eligible, or (ii) the Full Conversion Date for the Registrable Securities that are registered under such Issuance Registration Statement.

(c) Notwithstanding anything to the contrary herein, to the extent the rules and regulations of the Commission permit the Company to use a registration statement that has been declared effective by the Commission and continues to be effective (an “Existing Shelf Registration Statement”) to Register the issuance of the Registrable Securities to Holders, the Company shall be permitted to file a prospectus supplement or prepare such supplemental materials as are then required by the rules and regulations of the Commission in lieu of filing the Issuance Registration Statement, in which case each reference in this Agreement to the Issuance Registration Statement shall be deemed to be a reference to such Existing Shelf Registration Statement.

Section 3. Supplemental Registration Rights.

(a) Resale Shelf Registration Statement.

(i) Supplemental Rights Period. This Section 3(a) and Section 3(b) shall apply with respect to any Registrable Securities during the period (the “Supplemental Rights Period”), if any, (i) beginning on the earlier of (w) the Company’s failure to file the Issuance Registration Statement for such Registrable Securities within the four (4) week period specified in Section 2(a), (x) the date that is ninety (90) days prior to the Redemption Date with respect to such Registrable Securities if the Company is not reasonably expected to be required to file an Issuance Registration Statement with respect to such Registrable Securities pursuant to the last sentence of Section 2(a), (y) if the Issuance Registration Statement for such Registrable Securities has been filed but has not been declared effective by the Commission within ninety (90) days after the filing date, the ninetieth (90th) day after such filing date or (z) if the Issuance Registration Statement for such Registrable Securities has been declared effective but is no longer effective and the Full Conversion Date for such Registrable Securities has not yet occurred, the first date thereafter on which the Company is S-3 Eligible, and (ii) ending on the earlier to occur of (x) the Full Conversion Date for such Registrable Securities or (y) the date on which an Issuance Registration Statement becomes effective; provided that if the Company is not S-3 Eligible, the Supplemental Rights Period under this Section 3(a)(i) will be suspended until the Company is S-3 Eligible.

(ii) Resale Shelf. The Company will use commercially reasonable efforts to file with the Commission a registration statement on Form S-3 (the “Resale Shelf Registration Statement”) under Rule 415 under the Securities Act that complies as to form in all material respects with applicable Commission rules to Register the resale of such Registrable Securities by the Holders thereof, such filing to be made within the forty five (45) day period following the beginning of the Supplemental Rights Period. The Company shall give written notice of the proposed filing of the Resale Shelf Registration Statement to all Holders of Registrable Securities as soon as practicable (but in no event less than twenty (20) days before the anticipated filing date), and such notice shall offer such Holders the opportunity to participate in the Resale Shelf Registration Statement and to register the resale of their Registrable Securities. The Company shall use its best efforts to cause the Resale Shelf Registration Statement filed with the Commission to be declared effective by the Commission as soon as practicable following the filing thereof. Subject to Section 4, the Company agrees to use its best efforts to keep the Resale Shelf Registration Statement continuously effective through the end of the Supplemental Rights Period.

(iii) Existing Shelf. Notwithstanding anything to the contrary herein, to the extent the rules and regulations of the Commission permit the Company to use an Existing Shelf Registration Statement to register the resale of the Registrable Securities by the Holders, the Company shall be permitted to file a prospectus supplement or prepare such supplemental materials as are then required by the rules and regulations of the Commission in lieu of filing the Resale Shelf Registration Statement, in which case each reference in this Agreement to the Resale Shelf Registration Statement shall be deemed to be a reference to such Existing Shelf Registration Statement; provided that the Company shall only be required to file such prospectus supplement or supplemental materials as are necessary to effect the registration of the resale of Registrable Securities by the Holders within the forty five (45) day period following the beginning of the Supplemental Rights Period.

(b) Demand Registration.

(i) Request for Registration. Prior to the Full Conversion Date for any Registrable Securities, if an Issuance Registration Statement for such Registrable Securities is not effective and the Supplemental Rights Period is not in effect, any Holder who owns (or Holders who collectively own) Registrable Securities at least equal to the Minimum Demand Amount then in effect shall have the right, by written notice delivered to the Company (the “Demand Notice”), to require the Company to Register (a “Demand Registration”) under and in accordance with the provisions of the Securities Act the number of Registrable Securities that the Holder(s) giving the Demand Notice (the “Requesting Party”) shall have requested to be so Registered, which may not exceed the number of Registrable Securities owned by the Requesting Party at the time the Demand Notice is given.

(ii) Demand Notice. Each Demand Notice must specify (i) the legal name of the Holder(s) seeking such Demand Registration, (ii) the number of Registrable Securities to be registered and whether such Registrable Securities are then owned by the Holder or may be issued in the future in exchange for OP Units then owned by such Holder, (iii) the number of Registrable Securities and the number of OP Units owned by such Holder, (iv) the intended methods of disposition of the Registrable Securities to be registered, and (v) the nature of any position, office or other material relationship such Holder has had within the past three years with the Company or any of its predecessors or Affiliates.

(iii) Filing. The Company shall file any registration statement required by this Section 3(b), which registration statement shall comply as to form in all material respects with the applicable Commission rules providing for the sale by the Holder(s) of such Registrable Securities (a “Demand Registration Statement”) with the Commission within forty five (45) days after receipt of the Demand Notice; provided that the Company shall not be obligated to effect more than two (2) Demand Registration for Holders in any twelve (12) month period. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders of Registrable Securities as soon as practicable (but in no event less than twenty (20) days before the anticipated filing date), and such notice shall offer such Holders the opportunity to participate in such Demand Registration and to Register such number of Registrable Securities as each such Holder may request.

(iv) Effectiveness. The Company shall use its best efforts to keep each such Demand Registration Statement continuously effective for a period of one hundred eighty (180) days (such period, in each case, to be extended by the number of days, if any, during which Holders were not permitted to make offers or sales under the Demand Registration Statement by reason of Section 4) from the date on which the Commission declares the Demand Registration Statement effective or such shorter period which will terminate when (A) all Registrable Securities covered by such Demand Registration Statement have been sold pursuant to such Demand Registration Statement or Rule 144 or (B) all Registrable Securities covered by such Demand Registration Statement may be sold in accordance with Rule 144. A registration shall not constitute a Demand Registration under this Section 3(b) (x) until the Demand Registration Statement has been declared effective or (y) if the Demand Registration is suspended for more than ninety (90) consecutive days.

(v) Expiration. The Demand Registration rights provided in this Section 3(b) shall expire on the twentieth (20th) anniversary of the date hereof.

Section 4. Suspension or Termination of Registration Rights.

(a) Notwithstanding the foregoing Sections 2 and 3, the Company shall have the right (the “Suspension Right”) to defer the filing of any registration statement (or suspend sales under any filed registration statement or defer the updating of any filed registration statement and suspend sales thereunder) for a period of not more than 90 days during any twelve month period, if the Company shall furnish to the Holders participating in such Registration a certificate signed by the President or any other executive officer of the Company stating that the negotiation or consummation of a transaction by the Company or any of its subsidiaries is pending or an event has occurred, which negotiation, consummation or event would require additional disclosure by the Company in the registration statement of material information which the Company (in the judgment of management of the Company) has a bona fide business purpose for keeping confidential and the nondisclosure of which in the registration statement would cause the registration statement to fail to comply with applicable disclosure requirements. If a Demand Registration that is a shelf registration is effective at the time that the Company exercises its Suspension Right, the time period during which such Demand Registration is required to remain continuously effective pursuant to Section 3(b) shall be extended by the number of days that the Company exercises its Suspension Right.

(b) Notwithstanding Sections 2 and 3 hereof, the Company shall have no obligation under this Agreement to effect any Registration, or to keep any Registration effective, with respect to any Registrable Securities that might be issued by the Company in exchange for OP Units surrendered for redemption at any time that the Company elects to exercise its purchase rights for cash pursuant to Section 8.6 of the Partnership Agreement following receipt of a valid redemption notice for such OP Units; provided, that such election is not revoked unless a registration statement under the Act is then in effect with respect to such Registrable Securities.

(c) Notwithstanding Sections 2 and 3 hereof, the Company shall have no obligation under this Agreement to effect any Registration, or to keep any Registration effective, with respect to any Registrable Securities at any time that such Registrable Securities may be sold in accordance with Rule 144 or otherwise without registration under the Securities Act.

Section 5. Registration Procedures. In connection with the Company’s Registration obligations pursuant to Sections 2 and 3 hereof, the Company shall as expeditiously as possible:

(a) except where a form of registration statement is specifically provided in Section 2 or 3, prepare and file with the Commission a registration statement or registration statements on any appropriate form under the Securities Act available for the sale of Registrable Securities by each Holder selling Registrable Securities thereunder (each, a “Selling Stockholder”), in accordance with the method or methods of distribution intended by such Selling Stockholder, and cause each such registration statement to become effective and remain effective as provided herein;

(b) prepare and file with the Commission such amendments and post-effective amendments to each registration statement as may be necessary to keep such registration statement continuously effective for the applicable period specified; cause the related prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement, as so amended, or such prospectus, as so supplemented;

(c) promptly notify the Selling Stockholders of the occurrence of the following events: (i) the commencement of the Supplemental Rights Period; (ii) when any registration statement relating to the Registrable Securities or a post-effective amendment thereto filed with the Commission has become effective; (iii) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement relating to the Registrable Securities; (iv) the suspension by the Company of an effective registration statement relating to the Registrable Securities in accordance with Section 4 above; (v) the Company’s receipt of any notification of the suspension of the qualification of any Registrable Securities covered by a registration statement for sale in any jurisdiction; and (vi) the existence of any event, fact or circumstance that results in a registration statement or prospectus relating to Registrable Securities or any document incorporated therein by reference containing an untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading during the distribution of securities;

(d) make every reasonable effort to obtain (i) the withdrawal of any order suspending the effectiveness of any registration statement relating to the Registrable Securities or (ii) the lifting of any suspension of the qualification (or exemption from qualification) relating to Registrable Securities in any jurisdiction at the earliest possible moment;

(e) unless then available through the Commission’s EDGAR site, provide the Selling Stockholders, at no cost to the Selling Stockholders, with copies of any registration statement relating to Registrable Securities (together with the exhibits thereto), the prospectus included therein and any post-effective amendment or supplement thereto, and such other documents as the Selling Stockholders may reasonably request in order to facilitate the disposition of the Registrable Securities covered by such registration statement; the use of each such prospectus or supplement thereto by the Selling Stockholders in connection with the offering and sale of the Registrable Securities covered by such registration statement or any amendment thereto being consented to by the Company hereby;

(f) file with the Commission a prospectus so as to enable the Selling Stockholders to the benefits of the prospectus delivery provisions of Rule 153 under the Securities Act;

(g) use its best efforts to cause the Registrable Securities covered by a registration statement to, if required by applicable law, be registered with or approved by such state securities authorities as may be necessary to enable the Selling Stockholders to consummate the disposition of such shares pursuant to the plan of distribution set forth in the registration statement; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction.

(h) subject to the Suspension Right, if any event, fact or circumstance requiring an amendment to a registration statement relating to Registrable Securities or supplement to a prospectus relating to Registrable Securities shall exist, immediately upon becoming aware thereof, notify the Selling Stockholders and prepare and furnish to the Selling Stockholders a post-effective amendment to the registration statement or supplement to the prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(i) use commercially reasonable efforts to obtain the listing of all Registrable Securities covered by the registration statement on each securities exchange on which securities of the same class are then listed;

(j) use its best efforts to comply with the Securities Act and the Exchange Act, and, as soon as reasonably practicable following the end of any fiscal year during which a registration statement effecting a Registration of Registrable Securities shall have become effective, to make available to its security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder;

(k) enter into customary agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all other customary actions in connection therewith (including those reasonably requested by a Selling Stockholder or the managing underwriters, if any) in order to expedite or facilitate the disposition of such Registrable Securities;

(l) in connection with a disposition of Registrable Securities in which there is a participating underwriter or underwriters, furnish to each Selling Stockholder and to each underwriter, a signed counterpart, addressed to such Selling Stockholder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Holders of a majority of the Registrable Securities included in such offering or the managing underwriter or underwriters therefor reasonably requests;

(m) make available for inspection by any Selling Stockholder of Registrable Securities or any underwriter participating in any disposition of Registrable Securities and any attorney, accountant or other professional retained by any such Selling Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to discharge their due diligence responsibility under the Securities Act, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with the discharge of their due diligence responsibility. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Selling Stockholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates or otherwise disclosed by it unless and until such is made generally available to the public and further agrees, if the Company so requests, to enter into a confidentiality agreement with the Company that is reasonably acceptable to the Company. Each Selling Stockholder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential; and

(n) file any reports required to be filed by it under the Securities Act and the Exchange Act to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemptions provided by Rule 144. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has filed such reports.

Section 6. Expenses of Registration. The Company shall pay all Registration Expenses incurred in connection with the registration, qualification or compliance pursuant to Section 5 hereof. All Selling Expenses incurred in connection with the sale of Registrable Securities by any of the Selling Stockholders shall be borne by the Selling Stockholders selling such Registrable Securities. Each Selling Stockholder shall pay the expenses of its own counsel and Inspectors.

Section 7. Indemnification.

(a) The Company will indemnify and hold harmless each Selling Stockholder, each Selling Stockholder’s officers and directors, each underwriter, if any, of the Company’s securities covered by such registration statement, and each person controlling such Selling Stockholder or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against all expenses, claims, actions, losses, damages and liabilities (including reasonable legal expenses), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus relating to Registrable Securities, or any amendment or supplement thereto, or arising out of or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with information furnished in writing to the Company by such Selling Stockholder or underwriter expressly for inclusion therein.

(b) Each Selling Stockholder covered by a registration statement Registering the resale of Registrable Securities by such Selling Stockholder will indemnify and hold harmless the Company, each of its directors and each of its officers who signs the registration statement, each underwriter, if any, of the Company’s securities covered by such registration statement, and each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against all claims, actions, losses, damages and liabilities (including reasonable legal fees and expenses) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or prospectus, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus, in reliance upon and in conformity with information furnished in writing to the Company by such Selling Stockholder expressly for inclusion therein.

(c) Each party entitled to indemnification under this Section 7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, but the omission to so notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party otherwise than pursuant to the provisions of this Section 7 and then, only to the extent of the actual damages suffered by such delay in notification. The Indemnifying Party shall assume the defense of such action, including the employment of counsel to be chosen by the Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnified Party) and payment of expenses. The Indemnified Party shall have the right to employ its own counsel in any such case, but the legal fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action, or the Indemnifying Party shall not have employed counsel to take charge of the defense of such action or the Indemnified Party shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events such fees and expenses shall be borne by the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Unless and until a final judgment is rendered that an Indemnified Party is not entitled to the costs of defense under the provisions of this Section 7, the Indemnifying Party shall reimburse, promptly as they are incurred, the Indemnified Party’s costs of defense.

(d) If the indemnification provided for in this Section 7 is determined by a court of competent jurisdiction to be legally unenforceable in respect of any expenses, claims, actions, losses, damages and liabilities referred to herein, then each party that would have been an Indemnifying Party hereunder shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such expenses, claims, actions, losses, damages and liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and such Indemnified Party on the other in connection with the statement or omission which resulted in such expenses, claims, actions, losses, damages and liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or such Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each holder of Registrable Securities agrees that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this paragraph. Notwithstanding the provisions of this Section 7(d), no Selling Stockholder shall be required to contribute any amount in excess of the amount by which the total price at which the securities of such Selling Stockholder were offered to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(e) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Section 8. Information to be Furnished by Holders. Each Holder seeking to be included in a Registration hereunder shall promptly furnish to the Company such information as the Company may reasonably request and as shall be required in connection with the Registration and related proceedings referred to in Sections 2, 3 and 5 hereof. If any such Holder fails to provide the Company with such information within ten days after the Company’s request for such information, the Company shall not be obligated to include such Holder’s Registrable Securities in such Registration.

Section 9. Transfer of Exchange and Registration Rights. The rights of each Holder under Sections 2 and 3 hereof and the related rights of each Holder hereunder (the “Rights”) may be assigned by each Holder in connection with a transfer of its OP Units pursuant to and in accordance with the provisions of the Partnership Agreement if the transferee by written agreement delivered to the Company acknowledges that such transferee is bound by the terms of this Agreement as if such transferee were an Investor. In the event of any such permitted transfer, the defined term “Holders” shall from and after such transfer include such transferee.

Section 10. Certain Transactions. If pursuant to Section 8.6(d) of the Partnership Agreement, the OP Units become redeemable for New REIT Shares (as defined in the Partnership Agreement) or other securities, then, except where the context indicates otherwise, the provisions of this Agreement that relate to Registrable Securities and Common Stock shall be deemed to apply to such New REIT Shares or other securities mutatis mutandis and if the Company is not the issuer of such New REIT Shares or other securities, provision shall be made such that the issuer thereof will assume the Company’s obligations under this Agreement.

Section 11. Miscellaneous.

(a) Governing Law. This Agreement shall be governed in all respects by the laws of the State of California.

(b) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

(c) Amendment. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

(d) Notices, etc. Each notice, demand, request, request for approval, consent, approval, disapproval, designation or other communication (each of the foregoing being referred to herein as a notice) required or desired to be given or made under this Agreement shall be in writing (except as otherwise expressly provided in this Agreement), and shall be effective and deemed to have been received (i) when delivered in person, (ii) when sent by fax with receipt acknowledged, (iii) five (5) days after having been mailed by certified or registered United States mail, postage prepaid, return receipt requested, or (iv) the next business day after having been sent by a nationally recognized overnight mail or courier service, receipt requested. Notices shall be addressed as follows: (a) if to an Investor, at such Investor’s address or fax number set forth below its signature hereon, or at such other address or fax number as the Investor shall have furnished to the Company in writing, or (b) if to any assignee or transferee of an Investor, at such address or fax number as such assignee or transferee shall have furnished the Company in writing, or (c) if to the Company, at the address of its principal executive offices and addressed to the attention of the President, or at such other address or fax number as the Company shall have furnished to the Investors or any assignee or transferee. Any notice or other communication required to be given hereunder to a Holder in connection with a registration may instead be given to the designated representative of such Holder.

(e) Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by fewer than all of the parties hereto (provided that each party executes one or more counterparts), each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(f) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(g) Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of the Agreement as set forth in the text.

(h) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(i) Remedies. The Company and the Investors acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that the Company and each Holder, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of another party under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction.

(j) Attorneys’ Fees. If the Company or any Holder brings an action to enforce its rights under this Agreement, the prevailing party in the action shall be entitled to recover its costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation

By:
Name:
Title:

INVESTOR:

,

a

By:
Name:
Title:

Investor’s Address:

Phone:
Fax:

Schedule A

INVESTORS

EXHIBIT “O-1”

STATEMENT OF REPRESENTATIONS AND COVENANTS

[INSERT DATE]

[INSERT LEGAL NAME OF THE OPERATING PARTNERSHIP]

and Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

Attention: [                                        ]

Re:	[INSERT NAME OF PROPERTY] (the “Property”)

Ladies & Gentlemen:

Reference is hereby made to that certain Formation and Contribution Agreement and Joint Escrow Instructions, dated as of [                    ], 2008 (the “Contribution Agreement”), by and among Nationwide Health Properties, Inc. (“NHP”), Pacific Medical Buildings LLC, and [INSERT NAME OF APPLICABLE TRANSFEROR], among others. All capitalized terms used but not otherwise defined herein, shall have the meanings set forth for the same in the Contribution Agreement.

In connection with the Closing of the Contribution Transaction expected to occur [on or about [INSERT EXPECTED CLOSING DATE]] with respect to the Property, the undersigned has expressed an interest in receiving Class A Partnership Units (“OP Units”) in [INSERT LEGAL NAME OF THE OPERATING PARTNERSHIP] (the “Operating Partnership”). In order to allow you to determine whether the undersigned meets the suitability standards for an investment in OP Units, the undersigned hereby represents, warrants, and agrees as follows:

1. The undersigned has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of an investment in OP Units.

2. The undersigned is familiar with the term “Accredited Investor,” as defined in Rule 501 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Act”). The undersigned is now, and at the applicable Closing will be, an Accredited Investor by virtue of the facts set forth in the investor questionnaire attached hereto.

3. The undersigned (a) has received and reviewed the Private Placement Memorandum, dated                     , 20[    ], relating to the OP Units[, including, the supplement thereto dated              ]([collectively,] the “PPM”), and (b) has had access to such additional financial and other information, and been afforded the opportunity to ask questions of representatives of the Operating Partnership and NHP, and to receive

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answers to those questions, as the undersigned has deemed necessary in connection with its proposed acquisition of OP Units pursuant to the Contribution Agreement.

4. The undersigned (a) acknowledges that the OP Units, and shares of NHP stock that may be issued upon redemption of OP Units, will be acquired in a transaction not involving any public offering within the meaning of the Act, and that neither the OP Units nor the NHP shares have not been registered and, notwithstanding NHP’s obligations pursuant to the Registration Rights Agreement, may never be registered under the Act, and (b) agrees not to offer, sell, transfer or otherwise dispose of all or any portion of the OP Units (other than in a redemption of OP Units pursuant to the Amended and Restated Partnership Agreement) or the shares of NHP stock that may be issued upon redemption of OP Units, in the absence of registration under the Act, unless the undersigned delivers to NHP and the Operating Partnership an opinion of counsel satisfactory to NHP and the Operating Partnership, in form and substance satisfactory to NHP and the Operating Partnership, to the effect that the proposed sale, transfer or other disposition may be effected without registration under the Act and under applicable state securities or blue sky laws.

5. The undersigned understands that NHP or the Operating Partnership may present this letter to such parties as it deems appropriate if called upon to establish that the proposed offer and issuance of the OP Units, and shares of NHP stock that may be issued upon redemption of OP Units, is exempt from registration under the Act, or meets the requirements of applicable state securities or “blue sky” laws. Further, the undersigned understands that NHP or the Operating Partnership may be required to report the offering in public filings with the Securities and Exchange Commission and to various state securities or “blue sky” regulators.

6. The undersigned acknowledges and agrees that the OP Units will be in the form of physical certificates and that unless and until such securities shall have been registered under the Act, the certificates will bear a legend to the following effect:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, IN FORM AND SUBSTANCE SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS. IN ADDITION, THE SECURITY EVIDENCED BY THIS CERTIFICATE MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THE AGREEMENT OF LIMITED PARTNERSHIP OF

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[            ], DATED AS OF [                    ], AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM [                    ], THE GENERAL PARTNER, AT ITS PRINCIPAL EXECUTIVE OFFICE.

7. The undersigned acknowledges and agrees that the shares of NHP stock that may be issued upon redemption of OP Units will be in the form of physical certificates and that unless and until such securities shall have been registered under the Act, the certificates will bear a legend to the following effect:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

8. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by the Contribution Agreement, including an investment in OP Units, the undersigned is not relying on NHP or the Operating Partnership (or any agent or representative of the same). Prior to electing to receive any OP Units, the undersigned has carefully considered and, to the extent the undersigned believes such discussion necessary, has discussed with the undersigned’s professional legal, tax, accounting, financial and other advisors the suitability of the proposed investment in OP Units.

9. The undersigned acknowledges and agrees that the first distribution in respect of the OP Units acquired at Closing shall be prorated based on the portion of the quarterly period in respect of which such distribution is paid that the undersigned held such OP Units.

10. The undersigned has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement or any other form of advertising or general solicitation with respect to the sale of the OP Units.

11. The undersigned is not a “Prohibited Person” (as defined below). To the undersigned’s knowledge, non of the undersigned’s investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with the Contribution Agreement is a Prohibited Person. The assets the undersigned will transfer at Closing and/or any other document executed in connection with the transactions contemplated by

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the Contribution Agreement, if any, are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person, and are not the proceeds of specified unlawful activity as defined by 18 U.S.C §1956(c)(7). As used herein, the term “Prohibited Person” shall mean any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

12. The undersigned hereby represents and warrants that the information contained in this letter and the attached questionnaire is complete and correct as of the date set forth below, and the undersigned hereby agrees to notify NHP and the Operating Partnership immediately if any material change in any of this information occurs before the undersigned acquires OP Units and will promptly send written confirmation of such change.

13. The undersigned’s acquisition of OP Units will be solely for its own account and not for the account of any other person or entity.

14.	If the undersigned is an individual, the undersigned is at least 21 years of age.

15. If the undersigned is a trust, the trust has not been established in connection with either (a) an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to the provisions of Title I of ERISA, or (b) a plan described in Section 4975(e)(i) of the Internal Revenue Code.

16. If the undersigned is a partnership, corporation, trust, retirement plan or other entity, the person signing this Statement of Representations and Covenants on its behalf is duly authorized to execute this document and cause the undersigned to acquire the OP Units on its behalf.

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SIGNATURE PAGE FOR AN INDIVIDUAL

(to be completed by each individual investor, including a spouse, if acquiring jointly)

Name:

(Please Type or Print)

Social Security or Taxpayer Identification Number:

Residence Address:

(Number and Street)

(City, State and Zip Code)

Residence Telephone Number:

(Area Code and Number)

Business Name and Address:

(Business Name)

(Number and Street)

(City, State and Zip Code)

Business Telephone Number:

(Area Code and Number)

I prefer to have correspondence sent to: ☐ Residence ☐ Business

Date

Signature

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SIGNATURE PAGE FOR AN ENTITY

(to be completed by a corporation, partnership, LLC or other legal entity)

Name of Entity:

(Please Type or Print)

Address of Principal Place of Business:

(Number and Street)

(City, State and Zip Code)

Telephone Number:

(Area Code and Number)

Mailing Address (if different from Principal Place of Business):

(Number and Street)

(City, State and Zip Code)

Telephone Number:

(Area Code and Number)

Type of Entity:

State in which Formed:

Date of Formation:

Taxpayer Identification Number:

Number of Owners:

Date

Signature

Name of Person Signing (please print or type)

Position or Title

O-1-6

EXHIBIT “O-2”

INVESTOR QUESTIONNAIRE1

The information contained in this Questionnaire is being furnished in order to determine whether the undersigned meets the suitability standards for an investment in units of limited partnership interest (the “Securities”) of NHP/PMB L.P., a Delaware limited partnership (the “Company”).

I. PLEASE INDICATE DESIRED TYPE OF OWNERSHIP OF SECURITIES, AND THE NAME OF THE RELEVANT PERSON(S) OR ENTITY ACQUIRING THE SECURITIES.

☐	Individual:

☐	Joint Tenants (rights of survivorship):

☐	Tenants in Common (no rights of survivorship):

☐	Partnership:

☐	Corporation:

☐	Trust:

☐	Retirement Plan:

References herein to the “Investor” are to the person(s) or entity identified above.

II. IF INVESTOR IS AN INDIVIDUAL, PLEASE CHECK ANY OF THE STATEMENTS BELOW THAT APPLIES.

☐	1.	I have an individual net worth[2] or joint net worth with my spouse in excess of $1,000,000.

☐	2.	I have had an individual income[3] in excess of $200,000 in each of the two most recent years, and I reasonably expect an individual income in excess of $200,000 for the current year.[4]

[1]	NOTE: This Questionnaire shall be included with, and attached to the Statement of Representations and Covenants.
[2]	The term "net worth" means the excess of total assets over total liabilities.
[3]

In determining "income," an investor should add to his or her adjusted gross income any amounts attributable to tax-exempt income received, losses claims as a limited partner in any limited partnership, deductions claimed for depletion, contributions to IRA or Keogh retirement plan, alimony payments and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

[4]	If Investor is buying jointly with his/her spouse, each must have an individual income in excess of $200,000 in each of these years in order to check this box.

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☐	3.	My spouse and I have had a joint income in excess of $300,000 in each of the two most recent years, and I reasonably expect a joint income in excess of $300,000 for the current year.

III. IF INVESTOR IS A PARTNERSHIP OR A CORPORATION, PLEASE CHECK ANY OF THE STATEMENTS BELOW THAT APPLIES.

☐	1.	The Investor: (a) has total assets in excess of $5,000,000; and (b) was not formed for the specific purpose of acquiring the Securities.

☐	2.	Each of the owners of the Investor is able to certify that he or she meets at least one of the criteria set forth in Part II.

☐	3.	The Investor is a bank as defined in Section 3(a)(2) of the Securities Act of 1933.

☐	4.	The Investor is a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act of 1933 whether acting in its individual or fiduciary capacity.

☐	5.	The Investor is a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

☐	6.	The Investor is an insurance company as defined in Section 2(13) of the Securities Act of 1933.

☐	7.	The Investor is an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940.

☐	8.	The Investor is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

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☐	9.	The Investor is a private business development as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

If you checked only statement 2 above, each owner must also complete this questionnaire.

IV. IF INVESTOR IS A TRUST, PLEASE CHECK ANY OF THE STATEMENTS BELOW THAT APPLIES.

☐	1.	(a)	the Trust has total assets in excess of $5,000,000; and

		(b)	the Trust was not formed for the specific purpose of acquiring Securities; and

		(c)	the acquisition by the Trust is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Securities.

☐	2.	(a)	The Trust is a revocable grantor Trust which the grantor may revoke at any time without the consent or approval of any other person;

		(b)	the grantor retains sole investment control over the assets of the trust; and

		(c)	the grantor meets at least one of the criteria set forth in Part II.

If the trust is a revocable grantor trust, each grantor must also complete this questionnaire.

V. IF INVESTOR IS A RETIREMENT PLAN, PLEASE CHECK ANY OF THE STATEMENTS BELOW THAT APPLIES.

☐	1.	The undersigned Retirement Plan certifies that it is a Keogh plan in which each participant satisfies at least one of the criteria set forth in Part II.

☐	2.	The undersigned Retirement Plan certifies that it is an Individual Retirement Account in which each participant satisfies at least one of the criteria set forth in Part II.

	3.	The undersigned Retirement Plan certifies that it is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and:

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	☐	(a) The undersigned Retirement Plan is self-directed, and each such person directing his account and for whom the investment is being made satisfies at least one of the criteria set forth in Part II; or

	☐	(b) The investment decisions are made by a plan fiduciary, as defined in Section 3(21) of ERISA and either (i) the undersigned Retirement Plan has total assets in excess of $5,000,000 or (ii) such plan fiduciary is either a bank, savings and loan association, insurance company or registered investment advisor.

☐	4.	The undersigned Retirement Plan certifies that (i) it was established and is maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and (ii) has total assets in excess of $5,000,000.

If you checked statements 1, 2 or 3(a) above, each retirement plan participant for whose account the investment is being made must also complete this questionnaire.

VI. GENERAL INFORMATION.

Name:

Address:
(Number and Street)

(City, State and Zip Code)

Telephone Number:
(Area Code and Number)

IF THE PERSON WHO IS COMPLETING THIS QUESTIONNAIRE IS DOING SO ON BEHALF OF AN ENTITY:

Name:

Position or Title:

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IF, IN ADDITION TO THE PERSON IDENTIFIED ABOVE, OWNERS, GRANTORS OR RETIREMENT PLAN PARTICIPANTS ARE SEPARATELY COMPLETING A QUESTIONNAIRE, PROVIDE THEIR NAMES:

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SIGNATURE PAGE

The undersigned represents and warrants that the information contained in this Questionnaire is complete and accurate and he or she will notify                      at                      immediately if any material change in any of this information occurs before the undersigned acquires Securities.

If Investor is one or more individuals:

Date
Date
Signature of Spouse or Co-Investor (if applicable)
Signature
Name of Spouse or Co-Investor (if applicable)
Name (Please Type or Print)	(Please Type or Print)

If Investor is a partnership, corporation, trust or retirement plan:

Date

Name of Entity
(Please Type or Print)

By:
(Signature)

Name:
(Please Type or Print)

Title:
(Please Type or Print)

This Questionnaire should be returned to:

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INSTRUCTIONS

1.	In addition to signing the signature page, each Investor must complete and return a form W-9.

2.	For an individual acquiring units with another person not his or her spouse, each must fill out a separate questionnaire and return a form W-9.

3.	For an individual acquiring units with his or her spouse, both must sign the signature page.

4.	For a trust, attach a copy of the trust agreement, declaration of trust or other governing instrument as amended as well as all other documents that authorize the trust to invest in securities.

5.	For a retirement plan, attach copies of all documents governing the plan as well as all other documents authorizing the retirement plan to invest in the securities. Include as necessary the trust agreement and documents defining permitted investments by the retirement plan and demonstrating authority of the signing individual to act on behalf of the plan.

6.	For a retirement plan, this questionnaire should be completed by the trustee for an employee benefit plan, or the custodian for an IRA or Keogh.

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EXHIBIT “P-1”

GROUND LESSOR ESTOPPEL CERTIFICATE AND CONSENT

[                    ]

and Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

[INSERT NAME OF APPLICABLE LENDER, IF REQUIRED BY LENDER]

[                    ], 20[    ]

Re:	[Lease Agreement] between [INSERT NAME OF LANDLORD FROM THE LEASE] (“Landlord”) and [INSERT NAME OF TENANT FROM THE LEASE] (“Tenant”) for certain premises more particularly described in the Lease (the “Leased Premises”)

Ladies and Gentlemen:

WHEREAS, Landlord currently leases the Leased Premises to Tenant, pursuant to the terms of that certain [Lease Agreement], dated [                    ], between Landlord and Tenant [OR IF APPLICABLE INSERT NAME OF ORIGINAL TENANT and add: “(as predecessor-in-interest to Tenant)”][, a memorandum of which was recorded on [                    ], in [                    ], as Document No. [                    ], in the County Recorder’s Office of the County of [                    ] (the “Original Lease”)];

WHEREAS, Tenant desires to assign its interest in the Lease (as hereinafter defined) to [                    ] or its affiliate (“Transferee”), and Transferee desires to assume Tenant’s interest in the Lease; and

WHEREAS, Transferee is unwilling to assume Tenant’s interest in the Lease unless Landlord executes this Ground Lessor Estoppel Certificate and Consent (this “Certificate”);

NOW THEREFORE, [in accordance with the estoppel certificate requirements of Section [            ] of the Lease,] Landlord hereby certifies as follows:

1. Landlord is the lessor under the Lease and the Lease is in full force and effect and has not been modified, supplemented or amended, except as set forth on Schedule I annexed hereto. A true, complete and accurate copy of the Lease is attached hereto as Annex A, and the

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Lease represents the entire understanding between Landlord and Tenant with respect to the Leased Premises.

2. Landlord is the sole record owner of the fee interest in the Leased Premises, and holder of the Landlord’s interest in, to and under the Lease.

3. The rent due under the Lease has been paid through [            ]. The current monthly rent under the Lease is [            ]. The security deposit currently held by Landlord is [            ].

4. The term of the Lease commenced on [            ], and expires on [            ]. All options to renew or extend the Lease are set forth on Schedule I annexed hereto and shall continue to be available to Transferee after the assignment of the Lease thereto.

5. Except as set forth on Schedule I annexed hereto, to Landlord’s actual knowledge, as of the date hereof, neither Tenant nor Landlord is in default under the terms of the Lease, and to the best of Landlord’s knowledge, as of the date hereof, there exists no situation that with notice or passage of time would give rise to such a default by Tenant or Landlord. No controversy presently exists between Landlord and Tenant, including any litigation or arbitration, with respect to the Lease or the Leased Premises. To the best of Landlord’s knowledge, there are no existing or outstanding offsets, counterclaims, defenses, deductions or credits whatsoever with respect to the Lease, or any amounts owing under the Lease, except as set forth on Schedule I.

6. Landlord has not assigned, transferred, sold, encumbered or mortgaged its interest in the Lease or the Leased Premises (or any part thereof) except as expressly set forth on Schedule I annexed hereto, and there currently are no mortgages, deeds of trust or other security interests encumbering Landlord’s fee interest in the Leased Premises (or any part thereof) except as expressly set forth on Schedule I annexed hereto. No consent or approval of any third party is required in order for Landlord to deliver this Certificate.

7. Landlord agrees to send copies of any notice of default under the Lease given by Landlord to Tenant to Transferee at the address set forth above.

8. [INSERT ANY OTHER APPLICABLE LANDLORD CONSENT REQUIREMENTS TO THE EXTENT THE SAME ARE NOT MET BY OTHER DOCUMENTATION BEING DELIVERED BY LANDLORD.]

Upon the execution of an assignment and assumption agreement by Tenant, as assignor, and Transferee, as assignee, Landlord hereby agrees to recognize Transferee as the [“Tenant”] under (and as defined in) the Lease for all purposes from and after the effective date of such assignment and assumption. This Certificate may be relied upon by Tenant, Transferee, any party providing financing to Transferee, and all of the successors and assigns of the foregoing.

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[INSERT LANDLORD’S NAME]

By:	[ ]
Name:
Title:

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Schedule I

Lease Modifications, Supplements or Amendments:

[Insert name of each modification, supplement, amendment, or assignment of the lease or say None.]

Options to Renew or Extend:

[List options to renew or say None.]

Defaults Known to Landlord:

[Describe known defaults or other matters described in Paragraph 5 above or say None.]

Security Interests Encumbering the Leased Premises:

[Describe any mortgages or deeds of trust, or other security interests encumbering Landlord’s fee interest or say None.]

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Annex A

Lease Agreement

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EXHIBIT “P-2”

LIST OF MATERIAL TENANTS FOR EXISTING PROPERTIES

EXHIBIT “P-3”

TENANT ESTOPPEL CERTIFICATE

[                                         ]

and Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

[INSERT NAME OF APPLICABLE LENDER, IF REQUIRED BY LENDER]

[                    ], 20[    ]

Re:	[Lease] dated [ ] (the “Lease”) between [ ] (“Landlord”), as landlord, and [ ] (“Tenant”), as tenant, for the premises located at [ ] (the “Property”)

Ladies and Gentlemen:

In connection with the acquisition of the Property by [                    ] or its affiliate (together with its successors and/or assigns, “Purchaser”) from the Landlord under the Lease, the undersigned Tenant hereby certifies to Purchaser [and [NAME OF LENDER] ([NAME OF LENDER], or such other lender who may hold a mortgage on the Property being herein called the “Lender”)] as follows:

1.	Attached hereto as Annex A is a true, correct and complete copy of the Lease. The Lease is in full force and effect and has not been modified, supplemented, or amended except as set forth on Annex A.

2.	In addition to additional rent and, if applicable, Tenant’s share of operating expenses, the Lease provides for monthly installments of a base rent in the amount of $[ ], which have been paid through [ ], 20[ ]. [IF APPLICABLE indicate percentage rent due and any fixed additional rent amounts.] The security deposit held by Landlord under the Lease is $[ ].

3.	All construction of buildings, site improvements, facilities, interior tenant improvements and other requirements respecting the Leased Premises that Landlord was to have performed in accordance with the terms of the Lease have been performed and completed in all respects and accepted by Tenant. All tenant allowances, reimbursements for construction costs and other, similar sums agreed to be paid by Landlord with respect to the Property, if any, have been paid, except for the following amount $[ ].

4.	There is no existing event of default on the part of the Landlord or the Tenant under the Lease and no event has occurred which, with the passage of time or the giving of notice or both, would constitute an event of default under the Lease.

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5.	Tenant has not assigned, transferred or pledged the Lease or sublet any portion of the premises demised thereunder.

6.	Except as set forth under Section 2 above, Tenant has not paid any rents reserved under the Lease in excess of one (1) month in advance.

7.	The current term of the Lease commenced on [ ] and shall expire on [ ].

8.	Except as set forth in the Lease, Tenant has no options, rights of first offer or rights of first refusal to purchase any portion of the Property or to renew or extend the term of the Lease. The only interest of Tenant in the Property is that of a tenant pursuant to the terms of the Lease.

9.	[ADD ANY ADDITIONAL LENDER REQUIREMENTS AND RESOLVE ANY AMBIGUOUS ISSUES – E.G. TERMINATION DATE, RENEWAL RIGHTS, ETC.]

Tenant makes the above certifications knowing that Purchaser and Lender will rely thereon.

TENANT:

[ ]

By:	[ ]
Name:	[ ]
Title:	[ ]

Date:	[ ]

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Annex A

The Lease

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EXHIBIT “Q-1”

PLEDGE AGREEMENT (INDEMNIFICATION)

See attached.

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OP UNIT PLEDGE AND SECURITY AGREEMENT

(Indemnification Obligations of [Name of Transferor])

This OP UNIT PLEDGE AND SECURITY AGREEMENT (“Agreement”) is made as of             , 20     (the “Effective Date”) by and between                      (“Pledgor”), and Nationwide Health Properties, Inc., a Maryland corporation (“NHP”) and NHP/PMB, L.P., a Delaware limited partnership (the “Operating Partnership” and together with NHP, collectively, the “Secured Party”).

RECITALS

A. Pursuant to that certain Formation and Contribution and Joint Escrow Instructions dated as of February 25, 2008 (as the same may be amended from time to time, the “Contribution Agreement”), by and among NHP, Pacific Medical Buildings LLC (“PMB”) and each of the parties identified as “Transferors” therein, each Transferor agreed to engage in a “Property Contribution” (as defined in the Contribution Agreement) or an “Investment Entity Transaction” (as defined in the Contribution Agreement) in accordance with the terms and conditions of the Contribution Agreement.

B. Pledgor is a “Transferor Party” (as defined in the Contribution Agreement) of [Name of Transferor] (the “Identified Transferor”), a Transferor under the Contribution Agreement and is the holder of certain Class A Partnership Units of the Operating Partnership. For purposes of this Agreement, “Class A Partnership Units” shall have the meaning set forth in the Amended and Restated Limited Partnership Agreement of NHP/PMB, L.P. (as the same may be amended, supplemented or modified from time to time, the “LP Agreement”).

C. The Contribution Agreement provides, among other things, that the Identified Transferor, individually and not jointly with the other Transferors or PMB, shall indemnify NHP and the Operating Partnership for certain “Claims” (as defined in the Contribution Agreement) under Section 14.2 of the Contribution Agreement upon the terms and subject to the conditions provided in the Contribution Agreement (the “Identified Transferor Indemnity Obligations”).

D. As security for such Identified Transferor Indemnity Obligations, as of the “Closing Date” (as defined in the Contribution Agreement) with respect to the “Property” (as defined in the Contribution Agreement) owned or leased by the Identified Transferor, the Contribution Agreement requires that Identified Transferor cause (a) each Transferor Party of the Identified Transferor receiving solely Class A Partnership Units to pledge Class A Partnership Units with a “Market Value” (as defined in the LP Agreement), as of such Closing Date, equal to such Transferor Party’s “Allocable Share” (as defined in the Contribution Agreement) multiplied by the “Secured Amount” (as defined in the Contribution Agreement), (b) each Transferor Party of the Identified Transferor receiving solely cash to deposit a portion of the cash to be received by such Transferor Party equal to such Transferor Party’s Allocable Share multiplied by the Secured Amount in an indemnification escrow account and (c) each Transferor Party of the Identified Transferor receiving both Class A Partnership Units and cash to (1) pledge Class A Partnership Units with a Market Value, as of such Closing Date, equal to such Transferor Party’s “OP Unit Percentage” (as defined in the Contribution Agreement) multiplied by such Transferor

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Party’s Allocable Share multiplied by the Secured Amount, and (2) deposit cash equal to its “Cash Percentage” (as defined in the Contribution Agreement) multiplied by its Allocable Share multiplied by the Secured Amount in an indemnification escrow account, for the protection of NHP and Operating Partnership pursuant to a separate agreement.

E. In order to satisfy in part Identified Transferor’s obligations under the Contribution Agreement as described in Recital D above, the parties have agreed that Pledgor shall pledge certain Class A Partnership Units held by Pledgor, upon and subject to the terms hereof.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Pledge. As security for the prompt payment of the Secured Obligations (as hereinafter defined), Pledgor hereby pledges, hypothecates, endorses, assigns, transfers, sets over and delivers and hereby grants to Secured Party a continuing general lien and a security interest in all interests now owned or at any time hereafter acquired by Pledgor in the following items of property, wherever located and whether now existing or hereafter arising (the “Collateral”):

(a) the [                    ] Class A Partnership Units represented by Certificate Number [    ] issued to Pledgor by the Operating Partnership (the “Pledged OP Units”);

(b) all “REIT Shares” (as defined in the LP Agreement) issued in redemption of, or exchange for, any or all of the Pledged OP Units (the “Pledged Common Stock”) under the LP Agreement;

(c) all payments, distributions, products, rents, issues, profits, replacements, additions, parts, appurtenances, accessions, substitutions and replacements of or for any of the foregoing items of property, including all rights, claims and interests into which any of such property may at any time be converted by agreement, by operation of law or otherwise and all cash paid in redemption of, or exchange for, any or all of the Pledged OP Units under the LP Agreement or the Pledged Common Stock; and

(d) all proceeds of the foregoing.

2. Secured Obligations. The Collateral secures:

(a) the satisfaction of the Identified Transferor Indemnity Obligations in cash and when due, if at all.

(b) all liability of Pledgor under this Agreement;

(c) reimbursement of all reasonable costs and expenses incurred by Secured Party in asserting, enforcing or protecting a claim in respect of any of the obligations set forth in the foregoing clause (a) or (b) above or the Collateral in any bankruptcy case or

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insolvency, receivership, dissolution or liquidation proceeding in which Pledgor may be the debtor or to which Pledgor may be subject, whether voluntarily or involuntarily; and

(d) all reasonable collection costs and enforcement expenses incurred by Secured Party in collecting or otherwise enforcing payment of any of the obligations set forth in the foregoing clauses (a)-(c) above or in retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on any Collateral or otherwise exercising or enforcing any of its rights or remedies under this Agreement.

The foregoing obligations are hereafter collectively referred to as the “Secured Obligations.”

3. Delivery of Instruments. All certificates representing the Collateral shall be delivered to Secured Party on the Effective Date or, if acquired thereafter, immediately upon acquisition thereof and without any notice or demand, in form suitable for transfer by delivery accompanied by duly executed instruments of transfer or assignments in blank or with appropriate endorsements, in form and substance reasonably satisfactory to Secured Party. Notwithstanding anything to the contrary in Section 8.6 or 8.7 of the LP Agreement, all Pledged Common Stock and all cash payable by Secured Party in respect of the redemption of, or exchange for, the Collateral, in whole or in part, shall be delivered directly to Secured Party, to be held by Secured Party as part of the Collateral, and all such Pledged Common Stock and cash delivered to Secured Party shall be deemed to have been delivered to Pledgor in accordance with the terms of Section 8.6 or 8.7 of the LP Agreement in satisfaction of the obligation to make such delivery as therein set forth, and neither such delivery to Secured Party nor any exercise or enforcement of any of the rights of Secured Party under this Section 3 or any other provision of this Agreement shall in any manner constitute a breach of or a default under any provision of the LP Agreement.

4. Further Assurances. Pledgor will promptly and in any event within five (5) business days after request by Secured Party, execute and deliver all reasonable instruments and documents (including assignments, transfer documents and transfer notices, financing statements and other lien notices), in form and substance reasonably satisfactory to Secured Party, and take all other reasonable actions which are necessary in order to create, maintain, perfect, ensure the first priority of, protect, or enforce the security interests in the Collateral granted in Section 1 hereof, to enable Secured Party or any other successor of Secured Party with respect to the Secured Obligations to exercise and enforce its rights and remedies hereunder with respect to the Collateral, to protect the Collateral against the rights, claims or interests of third persons, or to effect or to assure further the provisions of this Agreement, and Pledgor agrees to pay all reasonable costs and expenses incurred by Secured Party in connection therewith; provided, however, that Pledgor shall not be required to reimburse Secured Party for any such costs and expenses incurred on and as of the Effective Date in connection with this Agreement in order to initially create and/or perfect the security interests in the Pledged OP Units granted in Section 1 hereof.

5. Survival of Security Interests. Except as provided in Section 11 hereof or as otherwise required by law, the security interest granted hereby shall, unless released in writing by Secured Party, remain enforceable as security for the Secured Obligations until the Secured Obligations (other than any indemnification and other obligations of Pledgor under this

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Agreement that by their terms survive termination of this Agreement document and are not then due and payable (such obligations, the “Unmatured Surviving Obligations”) shall have been indefeasibly discharged and paid in full or the obligation of the Identified Transferor for the Identified Transferor Indemnity Obligations have expired or been terminated in accordance with the Contribution Agreement.

6. Representations.

(a) Representations as to the Collateral. Pledgor hereby represents and warrants that, upon the pledge of the Collateral hereunder:

(i) Pledgor will be the legal and equitable owner of the Collateral free and clear of all liens, charges, encumbrances and security interests of every kind and nature except for the security interest created hereby;

(ii) Pledgor will have good right and full lawful authority to pledge the Collateral in the manner hereby done or contemplated;

(iii) If Pledgor is a legal entity, Pledgor’s chief executive office or principal place of business is located at the address for notices to Pledgor as set forth in Section 13 hereof and Pledgor does not keep any Collateral or any books or records relating thereto at any other address. If Pledgor is a natural person, Pledgor’s principal residence is located at the address for notices to Pledgor as set forth in Section 13 hereof and Pledgor does not keep any Collateral or any books or records relating thereto at any other address;

(iv) Pledgor will at all times retain exclusive possession and control of the Collateral (unless the same shall have been delivered to Secured Party pursuant to this Agreement) free and clear of any lien, encumbrance or transfer except only the security interest granted in Section 1 hereof. No financing statement, notice of lien, mortgage, deed of trust or instrument similar in effect covering the Collateral or any portion thereof or any proceeds thereof exists or is on file in any public office, except as may have been filed in favor of Secured Party; and

(v) All certificates representing the Pledged OP Units have been delivered to Secured Party, together with duly executed instruments of transfer or assignments in blank.

(b) Representations and Warranties of Pledgor. Pledgor represents and warrants as follows:

(i) If Pledgor is legal entity (including a corporation, partnership, limited liability company or trust), Pledgor is duly organized, is validly existing and in good standing under the laws of the State of its organization as set forth in the preface to this Agreement and is duly qualified to do business in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary;

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(ii) Pledgor has the power and authority (A) to carry on its business and affairs as now being conducted and as proposed to be conducted (if Pledgor is a legal entity), (B) to execute, deliver and perform its obligations under this Agreement and each of the documents or agreements be executed by Pledgor in connection herewith (the “Pledge Documents”), and (C) to take all action necessary to consummate the transactions contemplated under this Agreement and the Pledge Documents;

(iii) If Pledgor is a legal entity, the execution, delivery and performance by Pledgor of this Agreement and the Pledge Documents has been duly authorized, executed and delivered by such Pledgor and such execution, delivery and performance do not require the approval of any shareholders, partners, members, trustees or other persons or entities which have not been obtained, and do not contravene any organizational document, if applicable, governing Pledgor. If Pledgor is a natural person, this Agreement has been duly executed and delivered by Pledgor and the execution, delivery and performance by Pledgor hereunder does not require the approval of any other persons or entities which have not been obtained;

(iv) This Agreement and each of the Pledge Documents is a legal, valid and binding obligation of Pledgor enforceable against Pledgor in accordance with its terms, subject to laws generally affecting the enforcement of creditors’ rights;

(v) If Pledgor is a legal entity, Pledgor is in compliance in all material respects with all laws, rules, regulations and orders applicable to Pledgor or its business, operations or affairs;

(vi) There is no pending or overtly threatened action or proceeding affecting Pledgor before any court, governmental agency or arbitrator which could reasonably be expected to have a material adverse affect on the Collateral or the Secured Party’s remedies under this Agreement;

(vii) The execution, delivery and performance by Pledgor of this Agreement and each of the Pledge Documents does not and will not conflict with, result in a breach of, or constitute (with or without notice or the lapse of time or both) a default under, any law, rule or regulation or any instrument, indenture, agreement or other contractual obligation issued by Pledgor or enforceable against it or any of its property and does not result in or require the creation of any lien (other than pursuant to Section 1 hereof) upon any of Pledgor’s property;

(viii) The LP Agreement provides that each of the Pledged OP Units are securities governed by Article 8 of the Uniform Commercial Code as in effect in each applicable jurisdiction;

(ix) The OP Unit Certificate(s) evidencing each of the Pledged OP Units contains a legend substantially as follows: “This certificate evidences an interest in NHP/PMB, L.P. and shall be a security governed by Article 8 of the

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Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction”;

(x) The provisions of Section 1 hereof are effective to create in favor of Secured Party a legal, valid and perfected first priority security interest in all right, title and interest in the Collateral described therein, enforceable against Pledgor, subject to laws generally affecting the enforcement of creditors’ rights; and

(xi) Pledgor is, and after giving effect to all transactions occurring or being consummated on or prior to the date hereof will be, Solvent (as hereinafter defined). For purposes of this Agreement, “Solvent” means, with respect to any particular date, that on such date the fair value of the property of Pledgor is greater than the total amount of liabilities, including probable liability on contingent liabilities, of Pledgor.

7. Covenants as to the Collateral. Pledgor covenants and agrees that, so long as the security interest granted in Section 1 hereof remains outstanding:

(a) No Changes. Pledgor will not (i) cause, permit or suffer any voluntary or involuntary change in its name, identity or structure, or in its State of organization (if Pledgor is a legal entity) or principal residence (if Pledgor is a natural person), or (ii) keep any of Pledgor’s material business records at any location other than at its chief executive office (if Pledgor is a legal entity) or principal place of residence (if Pledgor is a natural person), unless (in each case) Secured Party has been notified thereof in writing.

(b) Defense of Collateral. Pledgor will defend the Collateral against all claims and demands of all persons or entities at any time claiming the same or any interest therein.

(c) Transfer of Collateral. Pledgor will not in any way assign, pledge, hypothecate, grant a security interest in or otherwise encumber the Collateral or any part thereof or any interest therein other than the pledge and security interest provided for herein, nor will Pledgor permit any voluntary or involuntary sale, transfer, exchange, redemption or other disposition of the Collateral; provided, however, that the foregoing shall not extend to any redemption of, or exchange for, any Pledged OP Units by Secured Party pursuant to any rights of redemption of, or exchange for, such Pledged OP Units granted to Secured Party under the LP Agreement. If the Collateral, or any part thereof or any interest therein, is purported to be sold, transferred, exchanged, redeemed, hypothecated or otherwise disposed of in violation of this subsection (c), such sale, transfer, exchange, hypothecation or other disposition shall be null and void, ab initio, and of no force or effect with respect to Secured Party.

(d) Financing Statements. Pledgor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Secured Party may

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determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to Secured Party in connection herewith. Such financing statements may describe the Collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of collateral that describes such property in any other manner as Secured Party may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Secured Party in connection herewith.

(e) Substituted Performance. Secured Party, acting alone, may at any time (but shall not be obligated to) (i) perform any of the obligations of Pledgor under this Agreement if Pledgor fails to perform such obligation within ten (10) days after written demand by Secured Party and (ii) after ten (10) days written notice by Secured Party to Pledgor (or such lesser notice, or no notice, as Secured Party may give if Secured Party determines in good faith that its rights or security may be impaired by providing any more notice before taking the specified actions) make any payments and do any other acts which Secured Party may deem necessary or desirable to protect its security interest in the Collateral, including the right to pay, purchase, contest or compromise any lien that attaches or is asserted against any Collateral and to appear in and defend any action or proceeding relating to any Collateral, and Pledgor will promptly reimburse Secured Party for all payments made by Secured Party in doing so, together with interest thereon at the rate of 8% per annum (not to exceed the maximum amount of interest permitted to be charged by law), all reasonable attorneys’ fees and disbursements incurred by Secured Party in connection therewith, whether or not suit is brought, and all other costs and expenses related thereto (which reimbursement obligation shall constitute part of the Secured Obligations).

(f) Article 8. Pledgor will not agree or consent to any amendment or repeal of Section 15.17 [Uniform Commercial Code Article 8 (Opt-In)] of the LP Agreement (to the extent Pledgor has the right to consent to the same).

8. Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Indemnification Obligations. The failure of Identified Transferor to satisfy the Identified Transferor Indemnity Obligations, and such failure shall continue for thirty (30) days after Pledgor’s receipt of written notice from Secured Party of Identified Transferor’s failure to satisfy the same, which notice shall also set forth with reasonable particularity the nature of such failure; or

(b) Representations and Warranties. Any representation or warranty made by Pledgor in this Agreement or under or in connection with the Pledge Documents proves to have been incorrect in any material respect when made and either (i) such representation or warranty cannot be remedied or (ii) such representation or warranty continues to be incorrect in any material respect for ten (10) days after either (A) such incorrectness is acknowledged in writing by Pledgor or (B) written notice thereof is given to Pledgor by Secured Party; or

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(c) Other Covenants. Pledgor fails to timely perform or observe any term, covenant or agreement contained in this Agreement or in any Pledge Documents and such failure continues for ten (10) days after written notice thereof from Secured Party to Pledgor; or

(d) Bankruptcy, Insolvency, Receivership, Dissolution or Liquidation Proceeding. Pledgor is generally not paying its debts as they become due or admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against Pledgor seeking an order for relief under the United States Bankruptcy Code or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts or the appointment of a receiver, trustee, custodian or other similar official for Pledgor or for any substantial part of the property of Pledgor under any law relating to bankruptcy, insolvency, dissolution, liquidation or reorganization or relief of debtors and either (i) any such relief in any such proceeding is sought or consented to by Pledgor or an order for any such relief is entered against it, or (ii) any such proceeding instituted against Pledgor remains undismissed and unstayed for a period of 90 days; or Pledgor takes any action to authorize any of the actions set forth above in this Section 8(d); or

(e) Collateral. The provisions of Section 1 hereof for any reason do not or cease to create a valid and perfected and sole security interest and lien upon the Collateral.

9. Pledgor’s Rights. As long as no Event of Default shall have occurred and be continuing and until written notice shall be given to Pledgor in accordance with Section 10(a) hereof:

(a) Voting. Pledgor shall have the right, from time to time, to vote and give consents with respect to the Collateral, or any part thereof for all purposes not inconsistent with the provisions of this Agreement; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of Secured Party in respect of the Collateral or that would constitute or cause a breach of any obligations of Pledgor under this Agreement or the other Pledge Documents; and

(b) Dividends and Distributions.

(i) Pledgor shall be entitled, from time to time, to collect and receive for its own use all cash dividends, distributions and interest paid in respect of the Collateral other than any and all of the following (collectively, the “Non-Distributable Collateral Proceeds”): (A) dividends, distributions and interest paid or payable other than in cash in respect of any Collateral, and instruments and other non-cash property received, receivable or otherwise distributed in respect of, or in redemption of or exchange for, any Collateral; (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or (except to the extent attributable to depreciation or amortization deductions) in connection with a reduction of

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capital, capital surplus or paid-in capital to Pledgor for any Collateral; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, any Collateral; provided, however, that until actually paid all rights to such distributions shall remain subject to the lien and security interest created by this Agreement; and

(ii) Non-Distributable Collateral Proceeds in respect of any of the Collateral, whenever paid or made, shall be delivered to Secured Party to hold as Collateral and shall, if received by Pledgor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Secured Party as Collateral in the same form as so received (with any necessary endorsement).

10. Remedies; Proxy.

(a) Upon the occurrence of an Event of Default (as defined in Section 8 hereof, i.e., after any applicable notice and cure period) and during the continuation of such Event of Default, and concurrently with written notice to Pledgor, Secured Party (personally or through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Collateral, to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon, to sell in one or more sales after ten (10) days’ notice of the time and place of any public sale or of the time at which a private sale is to take place (which notice Pledgor agrees is commercially reasonable) the whole or any part of the Collateral and to otherwise act with respect to the Collateral as though Secured Party was the outright owner thereof. Any sale shall be made at a public or private sale at Secured Party’s place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as Secured Party may deem fair, and Secured Party may be the purchaser of the whole or any part of the Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or any right of redemption. Each sale shall be made to the highest bidder, but Secured Party reserves the right to reject any and all bids at such sale which, in its reasonable discretion, it shall deem inadequate. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of Secured Party. PLEDGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS SECURED PARTY AS THE PROXY AND ATTORNEY-IN-FACT OF PLEDGOR WITH RESPECT TO THE COLLATERAL, INCLUDING THE RIGHT TO VOTE THE PLEDGED OP UNITS, WITH FULL POWER OF SUBSTITUTION TO DO SO. THE APPOINTMENT OF SECURED PARTY AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. IN ADDITION TO THE RIGHT TO VOTE THE PLEDGED OP UNITS, THE APPOINTMENT OF SECURED PARTY AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS,

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PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED OP UNITS WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY PLEDGED OP UNITS ON THE RECORD BOOKS OF SECURED PARTY BY ANY PERSON OR ENTITY UPON THE OCCURRENCE OF AN EVENT OF DEFAULT). NOTWITHSTANDING THE FOREGOING, SECURED PARTY SHALL NOT HAVE ANY DUTY TO EXERCISE ANY SUCH RIGHT OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO.

(b) If, at the original time or times appointed for the sale of the whole or any part of the Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to Secured Party, in its reasonable discretion, that the proceeds of the sales of the whole of the Collateral would be unlikely to be sufficient to discharge all the Secured Obligations, Secured Party may, on one or more occasions and in its reasonable discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after ten (10) days’ notice to Pledgor.

(c) If, at any time when Secured Party shall determine to exercise its right to sell the whole or any part of the Collateral hereunder, such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as amended (or any similar statute then in effect) (the “Act”), Secured Party may, in its reasonable discretion (subject only to applicable requirements of law), sell such Collateral or part thereof by private sale in such manner and under such circumstances as Secured Party may deem necessary or advisable, but subject to the other requirements of this Section 10, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event, Secured Party in its reasonable discretion (i) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof could be or shall have been filed under said Act (or similar statute), (ii) may approach and negotiate with a single possible purchaser to effect such sale, and (iii) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Collateral or any part thereof. In addition to a private sale as provided above in this Section 10, if any of the Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 10, then Secured Party shall not be required to effect such registration or cause the same to be effected but, in its reasonable discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:

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(i) as to the financial sophistication and ability of any person or entity permitted to bid or purchase at any such sale;

(ii) as to the content of legends to be placed upon any certificates representing the Collateral sold in such sale, including restrictions on future transfer thereof;

(iii) as to the representations required to be made by each person or entity bidding or purchasing at such sale relating to that Person’s access to financial information about Pledgor and such Person’s intentions as to the holding of the Collateral so sold for investment for its own account and not with a view to the distribution thereof; and

(iv) as to such other matters as Secured Party may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be affected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

(d) Pledgor recognizes that Secured Party may be unable to effect a public sale of any or all the Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (c) above. Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. Secured Party shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the Pledged Entity to register such securities for public sale under the Act, or under applicable state securities laws, even if Pledgor and the Pledged Entity would agree to do so.

(e) Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Collateral or the possession thereof by any purchaser at any sale hereunder, and Pledgor waives the benefit of all such laws to the extent it lawfully may do so. Pledgor agrees that it will not interfere with any right, power and remedy of Secured Party provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Secured Party of any one or more of such rights, powers or remedies. No failure or delay on the part of Secured Party to exercise any such right, power or remedy and no notice or demand which may be given to or made upon Pledgor by Secured Party with respect to any such remedies shall operate as a waiver thereof, or limit or impair Secured Party’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against such Pledgor in any respect.

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(f) Pledgor further agrees that a breach of any of the covenants contained in this Section 10 will cause irreparable injury to Secured Party, that Secured Party shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 10 shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.

(g) Secured Party may exercise and enforce each right and remedy available to it upon the occurrence of an Event of Default either before or concurrently with or after, and independently of, any exercise or enforcement of any other right or remedy of Secured Party against any person or entity or property. The rights provided for in this Agreement and the Pledge Documents are cumulative and are not exclusive of any other rights, powers or privileges or remedies provided by law or in equity, or under any other instrument, document or agreement.

(h) The proceeds of sale of the Collateral sold pursuant to this Section 10 shall be applied in the following order of priority:

(i) First, to the payment of the reasonable costs and expenses (including reasonable attorneys’ fees) if any, of Secured Party in enforcing or exercising any rights, powers, privileges or remedies granted hereunder, or in realizing upon any security granted hereunder.

(ii) Second, to the payment of all Secured Obligations pursuant to Sections 2(a) and (b) above.

(iii) Third, to the satisfaction of all other Secured Obligations of Pledgor to Secured Party.

(iv) Finally, after application pursuant to clauses (i)-(iii) above and after all the Secured Obligations are paid in full and in cash, any surplus proceeds shall be paid over to Pledgor or to whomever may be lawfully entitled to receive such surplus or as a court of competent jurisdiction may direct, but if any contingent, unliquidated or unmatured Secured Obligation then remains outstanding, such surplus proceeds may be retained by Secured Party and held until such time as all such commitments have been terminated and all outstanding Secured Obligations have been determined, liquidated, paid in full in cash and discharged.

11. Termination. As long as no Event of Default shall have occurred and be continuing, this Agreement shall terminate (the “Termination Date”) on the date that is Eighteen (18) months following the Closing Date applicable to Identified Transferor under the Contribution Agreement, at which time Secured Party shall reassign and deliver to Pledgor the Collateral to the extent the same have not been sold, as provided herein or otherwise applied by Secured Party pursuant to the terms hereof and is still being held by Secured Party hereunder,

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together with appropriate instruments of reassignment and release. Any such reassignment of the Collateral shall be without recourse, with no liability of or warranty by Secured Party and at the expense of Pledgor.

12. Waiver. Except as otherwise provided in the Contribution Agreement, Pledgor hereby waives any right it may now or hereafter have to require Secured Party, as a condition to the exercise of any remedy or other right against Pledgor hereunder or under any other document executed by Pledgor in connection with the Secured Obligations, to proceed against Identified Transferor, any other person or entity, or against any other collateral assigned to Secured Party by Pledgor or any other Transferor Party of Identified Transferor.

13. Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission or electronic communication, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person or entity as the addressee shall have designated by written notice sent in accordance herewith. Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission or electronic communication. All notices given by facsimile transmission or electronic communication shall be followed by delivery of a hard copy of the same. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Pledgor:

Telephone No.:
Facsimile No.:

with a copy to:	David C. Meckler, Esq.
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
Telephone No.: (714) 755-8103
Facsimile No.: (714) 755-8290

If to Secured Party:	NHP/PMB, L.P.
c/o Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660
Attention: Doug Pasquale
Telephone: (949) 718-4400
Facsimile No: (949) 759-6887

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Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660
Attention: Abdo Khoury
Telephone: (949) 718-4413
Facsimile No: (949) 759-6887

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention: Meryl K. Chae, Esq.
Telephone: (213) 687-5035
Facsimile No: (213) 621-5035

14. No Waiver. No failure on the part of Secured Party to exercise, and no delay in exercising, any right under this Agreement or the Pledge Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

15. Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16. Applicable Law; Dispute Resolution. This Agreement, all documents provided for herein and the rights and obligations of the parties hereto shall be governed by the laws of the State of Delaware. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement or the Pledge Documents, including any claim based on contract, tort or statute (collectively, a “Dispute”), that cannot be resolved by the parties within thirty (30) days shall first be submitted to mediation between the parties. In the event that such mediation does not resolve the Dispute within ten (10) business days, the Dispute shall be resolved at the written request of any party to this Agreement by binding arbitration using applicable arbitration procedures of JAMS located in San Diego, California pursuant to California law. The parties shall attempt to designate one arbitrator from JAMS. If they are unable to do so within thirty (30) days after written demand therefor, then JAMS shall designate an arbitrator. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party. Notwithstanding anything to the contrary contained herein, this Section 16 shall not prevent any party from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the State of California (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Agreement or the Pledge Documents or to prevent irreparable harm and injury. The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary,

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preliminary, or permanent equitable relief sought; all other claims initiated under this Agreement between the parties hereto shall be determined through final and binding arbitration in accordance with the terms of this Section 16.

17. Assignability. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto, their successors and assigns. This Agreement and the benefits hereof may not be assigned by Pledgor without the prior written consent of Secured Party and any attempted assignment shall be null and void, ab initio and of no force and effect.

18. Entire Agreement. This Agreement and the Pledge Documents embody the entire agreement and understanding between Pledgor and Secured Party with respect to the security interest governed hereby and supersede all prior or contemporaneous agreements and understandings of such persons or entities, verbal or written, relating to the subject matter hereof and thereof. Notwithstanding the foregoing, unless expressly stated herein, none of the provisions of the LP Agreement or any documents given in connection therewith shall be superseded, changed, affected or impaired hereby; provided, however, that notwithstanding anything to the contrary in the LP Agreement, Secured Party hereby consents to the pledge and security interest provided for herein.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20. Non-Recourse. Notwithstanding anything to the contrary in this Agreement or the other Pledge Documents, Pledgor shall not be personally liable under this Agreement or the other Pledge Documents for the Secured Obligations, except to the extent of Pledgor’s interest in the Collateral, and the sole recourse of Secured Party against Pledgor under this Agreement or the other Pledge Documents for any Secured Obligations shall be against the Collateral, whether by judicial or non-judicial foreclosure or other remedies set forth in the Pledge Documents or otherwise available at law or in equity. The foregoing limitation of liability shall not, however, prejudice the rights of Secured Party to:

(a) Name Pledgor as a party defendant in any action, proceeding, reference or arbitration, in each case, however, subject to the limitations above.

(b) Assert any unpaid Secured Obligations as a defense or offset to or against any claim or cause of action made or alleged against Secured Party by Pledgor; or

(c) Exercise self-help remedies such as setoff or foreclosure against the Collateral, or any portion thereof, or any other collateral given as security for the payment and performance of the Secured Obligations under this Agreement or the Contribution Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PLEDGOR:

By:
Name:
Its:

[Signature Page Continues]

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SECURED PARTY:

NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation

By:
Name:
Its:

NHP/PMB, L.P., a Delaware limited partnership

By:
Name:
Its:

Q-1-18

EXHIBIT “Q-2”

CASH INDEMNIFICATION ESCROW AGREEMENT

See attached.

Q-2-1

CASH INDEMNIFICATION ESCROW AGREEMENT1

(Indemnification Obligations of [Name of Transferor])

This CASH INDEMNIFICATION ESCROW AGREEMENT (this “Agreement”) is hereby made and entered into as of [                    ] by and among NHP/PMB, L.P., a Delaware limited partnership (“Operating Partnership”), Nationwide Health Properties, Inc., a Maryland corporation (“NHP”), each person listed on Schedule A hereto (each, a “Cash Transferor Party”, and collectively, the “Cash Transferor Parties”), Pacific Medical Buildings LLC, a California limited liability company (“PMB”), as representative of the Cash Transferor Parties (the “Cash Transferor Parties’ Representative”) and First American Title Insurance Company, with its office at 2100 5th Avenue, San Diego, California, as Escrow Agent (the “Escrow Agent”). All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the “Contribution Agreement” (as defined below).

RECITALS

A. Pursuant to that certain Formation and Contribution and Joint Escrow Instructions dated as of February 25, 2008 (as the same may be amended from time to time, the “Contribution Agreement”), by and among NHP, PMB and each of the parties identified as “Transferors” therein, each Transferor agreed to engage in a “Property Contribution” (as defined in the Contribution Agreement) or an “Investment Entity Transaction” (as defined in the Contribution Agreement) in accordance with the terms and conditions of the Contribution Agreement.

B. Cash Transferor Parties are “Transferor Parties” (as defined in the Contribution Agreement) of [Name of Transferor] (the “Identified Transferor”), a Transferor under the Contribution Agreement and are receiving cash in connection with the transactions contemplated by the Contribution Agreement.

C. The Contribution Agreement provides, among other things, that the Identified Transferor, individually and not jointly with the other Transferors or PMB, shall indemnify NHP and the Operating Partnership for certain “Claims” (as defined in the Contribution Agreement) under Section 14.2 of the Contribution Agreement upon the terms and subject to the conditions provided in the Contribution Agreement (the “Identified Transferor Indemnity Obligations”).

D. As security for such Identified Transferor Indemnity Obligations, as of the “Closing Date” (as defined in the Contribution Agreement) with respect to the “Property” (as defined in the Contribution Agreement) owned or leased by the Identified Transferor, the Contribution Agreement requires that Identified Transferor cause (a) each “Transferor Party” (as defined in the Contribution Agreement) of the Identified Transferor receiving solely “Class A Partnership Units” (as defined in the Amended and Restated Limited Partnership Agreement of NHP/PMB, L.P. (as the same may be amended, supplemented or modified from time to time, the “LP Agreement”)) to pledge Class A Partnership Units with a “Market Value” (as defined in the LP Agreement), as of such Closing Date, equal to such Transferor Party’s “Allocable Share” (as

[1]	This agreement is subject to further revision as may be reasonably required by Escrow Agent.

Q-2-2

defined in the Contribution Agreement) multiplied by the “Secured Amount” (as defined in the Contribution Agreement), (b) each Transferor Party of the Identified Transferor receiving solely cash to deposit a portion of the cash to be received by such Transferor Party equal to such Transferor Party’s Allocable Share multiplied by the Secured Amount in an indemnification escrow account and (c) each Transferor Party of the Identified Transferor receiving both Class A Partnership Units and cash to (1) pledge Class A Partnership Units with a Market Value, as of such Closing Date, equal to such Transferor Party’s “OP Unit Percentage” (as defined in the Contribution Agreement) multiplied by such Transferor Party’s Allocable Share multiplied by the Secured Amount, and (2) deposit cash equal to its “Cash Percentage” (as defined in the Contribution Agreement) multiplied by its Allocable Share multiplied by the Secured Amount in an indemnification escrow account, for the protection of NHP and Operating Partnership pursuant to a separate agreement.

E. In order to satisfy in part Identified Transferor’s obligations under the Contribution Agreement as described in Recital D above, the parties are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Appointment of Cash Transferor Parties’ Representative. Cash Transferor Parties’ Representative is hereby appointed, and hereby accepts appointment, as agent and attorney-in-fact of the Cash Transferor Parties for all actions or decisions hereunder, and any action taken or decision made hereunder by the Cash Transferor Parties’ Representative shall be binding and conclusive on the Cash Transferor Parties and may be relied upon by Operating Partnership, NHP and the Escrow Agent. The Cash Transferor Parties’ Representative shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own business judgment.

2. Commencement of Duties. Operating Partnership, simultaneously with the execution and delivery of this Agreement, will transfer to the Escrow Agent by wire transfer the aggregate sum of [$            ] (the “Indemnification Escrow Fund”) from the cash proceeds otherwise payable or distributable to the Cash Transferor Parties under the Contribution Agreement. Upon receipt of the Indemnification Escrow Fund, the duties and obligations of each of the parties to this Agreement will commence.

3. Indemnification Escrow Fund. Upon receipt of the Indemnification Escrow Fund, the Escrow Agent shall send a notice to the Cash Transferor Parties’ Representative, Operating Partnership and NHP acknowledging receipt of the Indemnification Escrow Fund and shall hold the Indemnification Escrow Fund in escrow pursuant to the terms of this Agreement. Until such time as the Indemnification Escrow Fund shall be distributed by the Escrow Agent as provided herein, the Indemnification Escrow Fund shall be invested and reinvested by the Escrow Agent in accordance with and subject to the following limitations:

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(a) Such funds shall be invested and reinvested solely:

(i) at the risk of Operating Partnership, NHP and the Cash Transferor Parties;

(ii) in the name of the Escrow Agent or its nominee and in such amounts as Operating Partnership and NHP shall designate; and

(iii) in either of the following:

(1) an interest-bearing savings account with a Federally-insured financial institution or institutions; or

(2) such other instruments as may be specifically approved in writing by each of the Cash Transferor Parties’ Representative, Operating Partnership and NHP.

(b) Such investments will be made as soon as possible following the availability of such funds to the Escrow Agent for investment, taking into consideration the regulations and requirements (including cut-off times) of the Federal Reserve wire system, the investment provider and the Escrow Agent, and compliance with standard operating procedures of such parties.

(c) An investment made in accordance with Section 3(a)(iii) hereof may be changed to a different type of investment, in accordance with Section 3(a)(iii) hereof, through joint written instructions from the Cash Transferor Parties’ Representative, Operating Partnership and NHP to the Escrow Agent. Such change in the designation will become effective upon receipt by the Escrow Agent.

(d) The Escrow Agent shall deliver to the Cash Transferor Parties’ Representative, Operating Partnership and NHP a statement (the “Quarterly Statement”), as soon as practicable following each March 31, June 30, September 30 and December 31, setting forth: (i) the amount of money remaining in the Indemnification Escrow Fund, (ii) the amount of income or interest earned or accrued with respect to the Indemnification Escrow Fund, if any, during the period covered by the Quarterly Statement, (iii) the amount of diminution of any investments with respect to the Indemnification Escrow Fund, if any, during the period covered by the Quarterly Statement, and (iv) the amount of loss resulting from any sale or redemption of any investments with respect to the Indemnification Escrow Fund, if any, during the period covered by the Quarterly Statement.

(e) Income, if any, resulting from the investment of the Indemnification Escrow Fund shall be retained by the Escrow Agent and shall be considered, for all purposes of this Agreement, to be part of the Indemnification Escrow Fund.

4. Delivery and Distributions of the Indemnification Escrow Fund. The Indemnification Escrow Fund shall be distributed by the Escrow Agent in accordance with the following:

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(a) On the date that is eighteen (18) months following the Closing Date applicable to the Identified Transferor under the Contribution Agreement (the “Expiration Date”), the Escrow Agent shall release all amounts then contained in the Indemnification Escrow Fund, including earnings, minus any Pending Amounts (as defined in Section 4(e) of this Agreement) to the Cash Transferor Parties according to their “Cash Pro Rata Portion” (as hereinafter defined) of the Indemnification Escrow Fund.

The Escrow Agent shall release the amounts specified in this Section 4(a) by check to the Cash Transferor Parties, as applicable, at their respective addresses set forth on Schedule A attached hereto. As a condition to the release of amounts from the Indemnification Escrow Fund to any Cash Transferor Parties, the Cash Transferor Parties’ Representative shall update (if necessary) Schedule A to set forth the current taxpayer identification number, address and Cash Pro Rata Portion of the Indemnification Escrow Fund for each Cash Transferor Party. The Cash Transferor Parties’ Representative shall provide a copy of such updated Schedule A (if necessary) to the Escrow Agent, Operating Partnership and NHP and such updated Schedule A shall replace the existing Schedule A, become a part of this Agreement and the information therein shall be binding on each Cash Transferor Party. If any information set forth in Schedule A changes for any reason, then the Cash Transferor Parties’ Representative shall promptly after becoming aware of such change, deliver a revised version of Schedule A to the Escrow Agent, Operating Partnership and NHP setting forth the correct current information and the effective date of the revised version of Schedule A and such revised Schedule A shall replace the then current version of Schedule A and shall become a part of this Agreement. “Cash Pro Rata Portion” means, with respect to each Cash Transferor Party, the percentage set forth under the heading “Cash Pro Rata Portion” opposite the name of such Cash Transferor Party on Schedule A attached hereto.

(b) Upon the Escrow Agent’s receipt of a notice (a “Notice”) from Operating Partnership or NHP setting forth with particularity the amount of any Claim incurred by Operating Partnership or NHP, as the case may be, on account of any Identified Transferor Indemnity Obligation (the “Claimed Amount”), the Escrow Agent shall, subject to Section 4(c) of this Agreement, as promptly as practicable upon expiration of ten (10) days following the date of its receipt of a Notice (the “Notice Period”), unless it shall have received within the Notice Period a written notice signed by the Cash Transferor Parties’ Representative objecting to all or any portion of the claim set forth in the Notice (an “Objection Notice”), distribute to Operating Partnership or NHP, as the case may be, cash held in the Indemnification Escrow Fund equal to the full amount of the Claimed Amount specified in such Notice. If the Escrow Agent receives an Objection Notice, the Claimed Amount shall be resolved as provided in Section 4(b). Contemporaneously with the transmittal of a Notice or an Objection Notice to the Escrow Agent pursuant to this Agreement, the party transmitting the same shall send a copy thereof to the other parties hereunder.

(c) Prior to the expiration of the Notice Period, the Escrow Agent shall make no delivery to Operating Partnership or NHP of any monies held in the Indemnification Escrow Fund unless the Escrow Agent shall have received written authorization from the Cash Transferor Parties’ Representative to make such delivery.

Q-2-4

(d) If, within the Notice Period, the Escrow Agent receives an Objection Notice with respect to any claim made in the Notice (a “Disputed Claim”), the Escrow Agent shall:

(i) distribute from the Indemnification Escrow Fund to Operating Partnership or NHP, as the case may be, a portion, if any, of the Claimed Amount to the extent the Cash Transferor Parties’ Representative acknowledges, and does not dispute, such portion of the Claimed Amount; and

(ii) continue to hold in the Indemnification Escrow Fund the portion of the Claimed Amount relating to such Disputed Claim that the Cash Transferor Parties’ Representative disputes, and does not acknowledge, as a liability of PMB or such Transferor (the “Disputed Amount”). The Escrow Agent shall continue to hold the Disputed Amount until such time as (a) the Escrow Agent receives a written notice signed by both the party that delivered the Notice setting forth the claim for such Claimed Amount and the Cash Transferor Parties’ Representative (a “Joint Notice”) directing the Escrow Agent to release and deliver the Disputed Amount (or a portion thereof) to the person(s) specified in such Joint Notice, (b) the Escrow Agent is directed by written instructions from an arbitrator, following completion of a binding arbitration between the party(ies) that delivered the Notice setting forth the claim for such Disputed Amount and the Cash Transferor Parties’ Representative, to release and deliver the Disputed Amount (or a portion thereof) to the person(s) specified in the instructions (an “Arbitration Award”), or (c) the Escrow Agent is directed by a court of competent jurisdiction by a final, non-appealable judgment or order of such court (an “Order”) to release and deliver the Disputed Amount (or a portion thereof) to the person(s) specified in the Order. In any event described in clause (a), (b) or (c) above, the Escrow Agent shall release and deliver to the person(s) specified therein, that portion of the Disputed Amount that is directed to be released by such Joint Notice, Arbitration Award or Order, as applicable, which release and delivery shall, to the extent thereof constitute payment against the Claimed Amount.

(e) If, on the Expiration Date, any amount of the Indemnification Escrow Fund is being held by the Escrow Agent pending (“Pending Amounts”):

(i) distribution to Operating Partnership or NHP with respect to a Notice specifying a claim for the Claimed Amount, then the Escrow Agent shall continue to hold such amounts until they are distributed in accordance with Sections 4(b) or (d) of this Agreement.

(ii) expiration of the Notice Period with respect to a Claim for a Disputed Amount, then the Escrow Agent shall continue to hold such amount until it is determined that such Claim is either:

(1) a Claim that is not a Disputed Claim (in which case such amount shall be distributed in accordance with Section 4(b) of this Agreement); or

(2) a Disputed Claim (in which case the amount of the undisputed portion, if any, shall be distributed in accordance with Section 4(d)(i) of this Agreement and the Disputed Amount shall be held by the Escrow Agent until such Disputed

Q-2-5

Amount is resolved pursuant to Section 4(d)(ii) of this Agreement and thereafter shall be distributed in accordance with Section 4(d)(ii) of this Agreement); or

(iii) a resolution of a Disputed Claim, then the Escrow Agent shall continue to hold such amount until such Disputed Claim is resolved pursuant to Section 4(d)(ii) of this Agreement and thereafter distribute such amount in accordance with Section 4(d)(ii) of this Agreement.

(f) This Agreement shall terminate upon the final distribution of all amounts in the Indemnification Escrow Fund in accordance with the terms of this Agreement.

(g) Notwithstanding any of the foregoing provisions of this Section 4, the Escrow Agent shall deliver or distribute all or any portion of the Indemnification Escrow Fund in accordance with (1) any joint written notice executed and delivered by and among Operating Partnership, NHP and the Cash Transferor Parties’ Representative or (2) the final order of any court of competent jurisdiction which is no longer subject to appeal.

5. Tax Matters.

(a) The parties agree to treat the Indemnification Escrow Fund as owned by the Cash Transferor Parties, and to file all tax returns of such party on a basis consistent with such treatment.

(b) Unless otherwise required by law, the parties hereto agree that, for United States federal income tax purposes, the Cash Transferor Parties shall report all dividends, distributions, interest and gains earned or realized on the amounts in the Indemnification Escrow Fund (“Earnings”) as its income and shall report related expenses as its expense. The Escrow Agent annually shall file information returns with the United States Internal Revenue Service (the “IRS”) and provide payee statements to the Cash Transferor Parties documenting such Earnings.

(c) The Escrow Agent shall timely file information statements with the IRS and provide payee statements to the Cash Transferor Parties documenting each Cash Transferor Party’s share of the Earnings. The Escrow Agent may require each Cash Transferor Party to provide the Escrow Agent with an IRS Form W-9 or applicable W-8, and any other forms and documents that the Escrow Agent may reasonably request to complete such information returns and payee statements (collectively, the “Tax Reporting Documentation”), and the Escrow Agent shall provide copies of any such forms and documents to Operating Partnership and NHP. The parties hereto understand that if such Tax Reporting Documentation is not provided to the Escrow Agent, then the Escrow Agent may be required by the Code to withhold a portion of any Earnings or payments made to the Cash Transferor Parties. To the extent that amounts are so withheld by the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Cash Transferor Party in respect of whom such deduction and withholding was made by the Escrow Agent.

(d) Operating Partnership and NHP shall provide a completed IRS Form W-9 to the Escrow Agent at the signing of this Agreement. The Escrow Agent may delay accepting the Indemnification Escrow Fund until such IRS form has been provided. Operating

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Partnership and NHP, each separately, covenant and agree to indemnify and hold the Escrow Agent harmless against all liability for tax withholding and/or reporting for any payments made by the Escrow Agent to such indemnifying party pursuant to this Agreement.

6. Duties of the Escrow Agent. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.

7. Liability of the Escrow Agent; Removal; Withdrawal. The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person(s). The Escrow Agent shall not be held liable for any error in judgment made in good faith by an officer of the Escrow Agent unless it shall be proved that the Escrow Agent was grossly negligent or acted intentionally in bad faith. The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

The Escrow Agent shall not be responsible, may conclusively rely upon and shall be protected, indemnified and held harmless by Operating Partnership, NHP and the Cash Transferor Parties, acting jointly and severally, for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of the signature or endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver a document, property or this Agreement.

If the Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with the provisions of this Agreement, it shall be entitled to seek advice from outside counsel and may conclusively rely on such advice and may refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all other parties hereto or by order or judgment of a court of competent jurisdiction which is no longer subject to appeal.

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In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Indemnification Escrow Fund, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

The Escrow Agent and any successor Escrow Agent may at any time be removed at the mutual written direction of Operating Partnership, NHP and the Cash Transferor Parties’ Representative. The Escrow Agent may resign at any time and be discharged from its duties or obligations hereunder by giving sixty (60) days’ notice in writing of such resignation specifying a date when such resignation shall take effect. Upon such resignation, Operating Partnership and NHP shall appoint a successor Escrow Agent, which shall be reasonably satisfactory to the Cash Transferor Parties’ Representative. If, within such sixty (60) day notice period, Operating Partnership and NHP provide to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of the Indemnification Escrow Fund to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer the amounts in the Indemnification Escrow Fund to such designated successor. If no successor Escrow Agent is named as provided in this Section 7 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent or the Cash Transferor Parties’ Representative may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

8. The Escrow Agent’s Fee. The Escrow Agent’s fees shall be payable by the Cash Transferor Parties in the amounts and at the times set forth on Schedule B hereto.

9. Indemnification. Operating Partnership and NHP, on the one hand, and the Cash Transferor Parties jointly and severally, on the other hand, shall each indemnify the Escrow Agent for, and hold it harmless against any loss, liability or reasonable expense incurred without gross negligence, willful misconduct or bad faith on the part of the Escrow Agent, including without limitation legal or other fees arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including without limitation the costs and expenses of defending itself against any claim of liability in the premises or any action for interpleader. The Escrow Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing, except that the Escrow Agent shall not be indemnified against any loss, liability or expense arising out of its gross negligence, willful misconduct or bad faith. Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent. The Escrow Agent shall be reimbursed one-half (1/2) by the Cash Transferor Parties and one-half (1/2) by Operating Partnership and NHP for any reasonable expenses or disbursements incurred in connection with the performance of the Escrow Agent’s obligations hereunder (except as provided in Section 8 above) including without limitation the actual cost of legal services should the Escrow Agent reasonably deem it necessary to retain an attorney.

10. Inspection. All funds or other property held as part of the Indemnification Escrow Fund shall at all times be clearly identified as being held by the Escrow Agent hereunder. Any party hereto may at any time during the Escrow Agent’s business hours (with reasonable notice) inspect any records or reports relating to the Indemnification Escrow Fund.

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11. Controlling Document. To the extent provisions of the Contribution Agreement are inconsistent with the provisions contained herewith, this Agreement shall supersede the Contribution Agreement and be the controlling document; provided, however, that the provisions of Article 14 of the Contribution Agreement shall control and supersede this Agreement for all purposes, except for the Escrow Agent’s duties.

12. Limitation of Liability. The parties acknowledge and agree that each individual Cash Transferor Party’s liability hereunder with respect to any distribution by Escrow Agent to Operating Partnership or NHP from the Indemnification Escrow Fund shall not exceed an amount equal to (a) the aggregate amount(s) so distributed by Escrow Agent from such Indemnification Escrow Fund, multiplied by (b) such Cash Transferor Party’s Cash Pro-Rata Portion.

13. Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission or electronic communication, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person or entity as the addressee shall have designated by written notice sent in accordance herewith. Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission or electronic communication. All notices given by facsimile transmission or electronic communication shall be followed by delivery of a hard copy of the same. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Operating Partnership or NHP, addressed to it at:

c/o Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

Attention: Doug Pasquale

Telephone: (949) 718-4400

Telecopy: (949) 759-6887

Email: doug@nhp-reit.com

With a Copy To:

c/o Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

Attention: Abdo Khoury

Telephone: (949) 718-4413

Telecopy: (949) 759-6887

Email: abdo@nhp-reit.com

Q-2-9

With A Copy To:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Attention: Meryl K. Chae, Esq.

Telephone: (213) 687-5035

Telecopy: (213) 621-5035

Email: mchae@skadden.com

If to the Cash Transferor Parties’ Representative, addressed to it at:

Pacific Medical Buildings LLC

12348 High Bluff Drive, Suite 100

San Diego, California 92130

Attention: Mark D. Toothacre

Telephone: (858) 794-1900

Telecopy: (858) 794-1910

Email: mark@pmbllc.com

With A Copy To:

Pacific Medical Buildings LLC

12348 High Bluff Drive, Suite 100

San Diego, California 92130

Attention: Evan Stone

Telephone: (858) 794-1900 x313

Telecopy: (858) 794-1910

Email: evan@pmbllc.com

With A Copy To:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

Attention: David C. Meckler

Telephone: (714) 755-8103

Telecopy: (714) 755-8290

Email: david.meckler@lw.com

Q-2-10

If to Escrow Agent:

First American Title Insurance Company

2100 5th Avenue

San Diego, California 92101

Attention: Lynn Graham

Telephone: (619) 881-5460

Telecopy: (619) 330-2564

Email: lgraham@firstam.com

14. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California, without regard to the application of California principles of conflicts of laws.

15. Binding Effect; Benefit. Subject to the provisions of Section 21, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

16. Modification. This Agreement may be amended or modified at any time by a writing executed by Operating Partnership, NHP, the Cash Transferor Parties’ Representative and the Escrow Agent.

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

18. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

19. Severability and Further Assurances. This Agreement, including the schedule and exhibits hereto, constitute the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Each of the parties hereto shall, at the request of any other party hereto, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

20. Amendment. This Agreement may be amended or modified only by a subsequent writing signed by each of the parties hereto.

Q-2-11

21. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including, without limitation, by merger or consolidation) or otherwise, except Operating Partnership, NHP and Transferor Parties’ Representative may, without the prior consent of any other party hereto, transfer or assign by operation of law or otherwise its interests in and to this Agreement. Any assignment in violation of the preceding sentence shall be void.

[SIGNATURE PAGES FOLLOW]

Q-2-12

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first written above.

NHP:

NATIONWIDE HEALTH PROPERTIES, INC. a Maryland corporation

By:
Name:
Title:

OPERATING PARTNERSHIP:

NHP/PMB, L.P., a Delaware limited partnership

By:
Name:
Title:

CASH TRANSFEROR PARTIES’ REPRESENTATIVE:

PACIFIC MEDICAL BUILDINGS LLC, a Delaware limited liability company

By:
Name:
Title:

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CASH TRANSFEROR PARTIES:

Signature	Name of Cash Transferor Party

*

*

*

*

*

*

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

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Schedule A to

Cash Indemnification Escrow Agreement

Cash Transferor Party	Address	Taxpayer I.D. or Social Security No.	Cash Pro Rata Portion

Q-2-15

Schedule B to

Cash Indemnification Escrow Agreement

Q-2-16

EXHIBIT “R”

PROPERTY MANAGEMENT AGREEMENT

See attached.

ASSET AND PROPERTY MANAGEMENT AGREEMENT

THIS ASSET AND PROPERTY MANAGEMENT AGREEMENT (“Agreement”) is made as of <                                  > (“Effective Date”), by the following parties:

“Owner”: <INSERT NAME OF PROPERTY OWNING ENTITY>

“Agent”: PMB Real Estate Services LLC

“Property”: <Insert Name Of Property>

Owner designates Agent as the managing Agent for Owner’s Property. Agent accepts this designation and agrees to furnish the services of its organization for the duties as more completely described below and in the attached Addenda:

1.	Term of Agreement. The term of this Agreement (“Term”) shall commence on <Insert Closing Date Of The Property Contribution Transaction>, and terminate ten (10) years after the Effective Date. This Agreement, if not previously renewed in writing for an additional fixed period, may be canceled effective at the end of the Term by either party giving written notice no less than thirty (30) days before the expiration of the Term. If not so canceled, the Term shall automatically be extended for additional terms of twelve (12) calendar months each, which shall be subject to cancellation in accordance with the provisions outlined above.

1.1.	Notwithstanding the above, at any time during the Term, Owner may serve written notice to Agent of its intention to cancel this Agreement in whole, or to cancel this Agreement only with respect to the “Asset Management Services” (defined below) or the “Property Management Services” (defined below), in each case, for Cause (defined below), provided written notice is given at least sixty (60) days before the effective date of such cancellation. During the 60 days, Agent may cure the Cause, if capable of being cured, or, if the Cause is incapable of being cured within that time, but can be cured within a reasonable period thereafter, commence to cure it and thereafter diligently pursue to cure it, in which case this Agreement shall not terminate pursuant to such written notice unless Agent fails to diligently cure such Cause within a reasonable period. As used in this Agreement, “Cause” means, while acting as Agent: fraud, bankruptcy, gross negligence, willful misconduct, material adverse default (i.e., after customary notice and opportunity to cure) of Agent, its officers, employees or agents, in all cases having a direct, substantial, and material adverse affect on the Property’s business. Cause will be established only after judicial or arbitral determination, provided that Agent may not cure such Cause following such judicial or arbitral determination unless Owner has consented to the same. As used in this Agreement, “Asset Management Services” means each of Agent’s obligations pursuant to Addendum D attached hereto. As used in this Agreement, “Property Management Services” means each of Agent’s obligations pursuant to Addendum A, Addendum B, and Addendum C attached hereto, as well as Agent’s obligations pursuant to Section 2.1(b)-(d) and Section 5.3 below.

1.2.	[Notwithstanding the foregoing provisions of Section 1.1 above, the cancellation of this Agreement with respect to the Property Management Services will also require the approval of all of <INSERT NAME OF HOSPITAL IF APPLICABLE>, to the extent required under that certain <INSERT NAME OF APPLICABLE DOCUMENT>.]

1.3.	Notwithstanding the foregoing provisions of this Section 1, this Agreement shall automatically terminate upon: (a) the sale or other transfer by Owner of the Property to an unaffiliated third party bona fide purchaser for value, or (b) the occurrence of a major casualty to the Property so that the Property is no longer in operation and is reasonably expected by Owner to be so for a period of at least eighteen (18) months.

ASSET AND MANAGEMENT AGREEMENT

1.4.	If this Agreement is terminated in whole or in part, Owner and Agent will cooperate in the timely and coordinated transfer of the applicable management responsibilities and the applicable files, keys, plans, specifications, and such other accountings, books and records relating to the Property. If necessary, Agent shall assign such existing contracts relating to the operations and maintenance of the Property as Owner shall require (which by their terms are assignable), provided that Owner or replacement agent shall agree to assume all liability thereunder accruing after the date of assignment.

1.5.	If this Agreement is terminated in whole or in part, Agent shall be paid in accordance with the provisions of this Agreement for its performance of the Asset Management Services and/or the Property Management Services, as applicable, prior to the effective date of such termination (or such later date as is mutually agreed upon by the parties hereto). Termination of this Agreement shall release Agent for liability for failure to perform the Asset Management Services and/or the Property Management Services, as applicable, after such termination (provided that such release shall not apply to any provisions hereof which expressly survive termination).

2.	Responsibility of Agent. In consideration of the real estate management services to be rendered by Agent under this Agreement, Agent agrees:

2.1.	Agent shall use commercially reasonable efforts: (a) in the performance of its duties for the Property in accordance with the obligations and limitations set forth in the attached Addenda, (b) to advise Owner periodically concerning any claims (including insurance claims) involving the Property, (c) to ensure that the Property complies with applicable laws and (d) to operate the Property in a manner that shall not disqualify Owner or its “Affiliates” (defined below) from being taxed as a real estate investment trust under Sections 856-859 of the United States Internal Revenue Code of 1986, as reasonably determined by Owner or its Affiliates (but Agent shall not be responsible to determine such manner, it being Owner’s responsibility to advise Agent thereof in writing from time to time). Agent shall not be obligated to perform such services as not specifically described herein. Agent shall not commence litigation or incur legal fees on Owner’s behalf without Owner’s prior written consent. As used herein, an “Affiliate” of any entity shall mean any entity, company, corporation, limited liability company, limited partnership, general partnership, or joint venture, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such entity.

2.2.	Agent shall maintain accurate records of all funds received and disbursed in connection with Agent’s duties and said records shall be available for Owner’s inspection at reasonable times on receipt of written notice therefore.

2.3.	Agent’s accounting records and reports will be provided in Agent’s current standard format (see copy of Agent’s current standard format as of the Effective Date attached hereto as Exhibit A). Owner and Agent may agree to alter the substance and form of reports from Agent to Owner. Notwithstanding the foregoing, Agent shall cooperate with Owner to make such modifications to the reporting format as Owner may reasonably request. Agent shall preserve the same for at least seven (7) years after the close of the calendar year to which they relate. Any person designated by Owner shall have access to such records, accounts and books and all other material pertaining to the Property and its operations during business hours on reasonable notice.

2.4.	Agent shall be responsible for costs relating to normal accounting required with respect to Agent’s duties under this Agreement. Owner shall pay for any additional costs or expenses that Agent or its Affiliates incur as a result of compliance with SOX or SEC rules, regulations, or laws with respect to the Property.

ASSET AND MANAGEMENT AGREEMENT

2.5.	In accordance with Section < > of Agent’s operating agreement, Agent shall be authorized to sign, on Owner’s behalf, certain of the tenant space leases without Owner’s co-signature.

3.	Responsibilities of Owner. In consideration of the real estate management services to be rendered by Agent under this Agreement, Owner agrees:

3.1.	Owner shall, if applicable and if Agent reasonably deems it necessary, promptly furnish Agent with all documents and records as needed by Agent for the efficient management of the Property, including all leases, amendments and correspondence related thereto; the status of rental payments; mortgage loan information and payment instructions; copies of service contracts in effect; and all applicable insurance policies.

3.2.	Owner shall promptly provide Agent with all necessary funds for Agent to fulfill its obligations under this Agreement. If Owner has not provided said funds within seven (7) days after Agent’s written request, Agent may, at Agent’s sole option and in addition to all other remedies available to Agent, terminate this Agreement, provided that such termination shall occur prior to Owner’s delivery of such funds. Agent shall not be required to advance funds for Owner’s account.

4.	Termination of Property Manager. At any time during the Term, Owner may serve written notice to Agent of its intention to cause Agent to replace the “Property Manager” (defined in Addendum A hereto) due to such person’s failure to perform in a reasonable, professional manner in accordance with industry standards, as reasonably determined by Owner. [To the extent required under that certain <INSERT NAME OF APPLICABLE DOCUMENT>, Owner shall first obtain the consent of <INSERT NAME OF HOSPITAL IF APPLICABLE>. If <INSERT NAME OF HOSPITAL IF APPLICABLE> so consents, Agent shall contact <INSERT NAME OF HOSPITAL IF APPLICABLE>, to the extent required under that certain <INSERT NAME OF APPLICABLE DOCUMENT>, to request its consent to such replacement within thirty (30) days of receipt of such consent and Owner’s notice.] Agent must replace the Property Manager within sixty (60) days of receiving each such required consent.

5.	Insurance and Indemnification. Agent shall not be responsible for the type, amount, or sufficiency of insurance coverage on the Property.

5.1.	Except for matters involving Agent’s Cause, Owner shall indemnify, defend, and hold Agent and its members, partners, officers, employees and agents harmless from any and all claims, costs, expenses, demands, attorney’s fees, suits, liabilities, judgments and damages arising from or connected with the management of Property by Agent of the performance or exercise of any of the duties, obligations, powers or authorities granted to Agent under this Agreement; Owner shall promptly reimburse Agent for any monies Agent is required to pay whatsoever for items covered by this Section 5, and such obligation for reimbursement shall survive termination of this Agreement. Owner’s obligations under this Section 5.1 shall survive termination of this Agreement but shall not apply to any claim that relates to acts occurring after the date of termination.

5.2.	Agent shall indemnify, defend, and hold Owner and its members, partners, officers, employees and agents harmless from all claims, costs, expenses, demands, attorneys’ fees, suits, liabilities, judgments, and damages arising from or connected with any breach or default by Agent of its obligations under this Agreement which would constitute Cause and entitle Owner to terminate this Agreement. Such obligations of Agent shall: (a) apply without regard to whether this Agreement is actually terminated, and (b) survive termination of this Agreement. In addition, if this Agreement is terminated in whole or in part pursuant to Sections 1.1 above or 7.1 below, Agent shall indemnify, defend, and hold Owner harmless from all claims, costs, expenses, demands, attorneys’ fees, suits, liabilities, judgments, and damages arising from or connected with such termination;

ASSET AND MANAGEMENT AGREEMENT

provided, however, that the total costs payable by Agent pursuant to this sentence shall not exceed the total amount of fees paid to Agent by Owner hereunder with respect to the Property for the twenty-four (24) month period immediately preceding such termination pursuant to this Agreement.

5.3.	Owner shall obtain and maintain insurance for the Property in forms and coverage amounts of at least the forms and coverage amounts as are customary for similar medical office buildings. Agent shall periodically review and coordinate with Owner in matters regarding insurance coverage. Owner and Agent each waives claims for recovery against the other to the extent recovered under their respective insurance policies.

5.4.	Agent shall carry Worker’s Compensation and employer’s liability insurance at limits no less than statutory requirements where required to do so by law, including employer’s non-owned auto liability insurance. Agent shall comply with all local, State and Federal laws and regulations, including minimum wage laws, applicable to any employees.

5.5.	At all times during the continuance of this Agreement all bodily injury, property damage and personal injury insurance carried by Owner on Property shall, without cost to Agent, extend to, insure and indemnify Agent, as well as Owner, by endorsement of such insurance coverage to specifically name Agent as an additional insured.

5.6.	Copies of all insurance coverage and endorsements required under this Agreement shall be delivered promptly to each party as required.

6.	Termination Accounting. If any payments for Owner’s account are received by Agent after expiration or earlier termination of this Agreement, Agent shall promptly deliver such funds to Owner. If and to the extent there are not sufficient funds in Owner’s account to cover costs relating to the period before such expiration or earlier termination, Owner shall be solely responsible to pay same. Owner shall pay Agent reasonable out-of-pocket expenses incurred by Agent at Owner’s direction after expiration or earlier termination of this Agreement. Within thirty (30) days after expiration or earlier termination of this Agreement, Agent shall deliver to Owner all written reports required with respect to the Property under Section 2.3 above for any period not covered by previously delivered reports up to the time of such expiration or earlier termination.

7.	Miscellaneous.

7.1.	If a bankruptcy petition is filed by or against either Owner or Agent and is not dismissed within sixty (60) days, or if either makes an assignment for the benefit of creditors or takes advantage of any insolvency act or proceeding, either party may cancel this Agreement on ten (10) days written notice to the other.

7.2.	If either party brings an action to enforce or declare rights hereunder or seeks a judicial or arbitral determination of whether Cause may be established, the prevailing party in any such action, on trial, appeal, or otherwise, shall be entitled to reasonable attorneys’ fees to be paid by the losing party.

7.3.	This Agreement shall be governed by California law. When the context requires, any gender includes all others, the singular number includes the plural, and vice-versa. Captions are inserted for convenience of reference and do not describe or limit the scope or intent of this Agreement. Any recitals above, and any exhibits or schedules referred to and/or attached hereto, are incorporated by reference into this Agreement. “Person” includes any entity. “Including” means including without limitation. This Agreement contains the entire agreement between the parties regarding its subject matter. Any prior oral or written representations, agreements and/or understandings shall be of no effect.

ASSET AND MANAGEMENT AGREEMENT

No waiver, amendment or discharge of this Agreement shall be valid unless it is in writing and signed by the party to be obligated. This Agreement shall, subject to any provision of this Agreement that may prohibit or curtail assignment of rights, bind and inure to the benefit of the parties and their heirs, assigns, representatives and successors; however, there are no intended third-party beneficiaries to this Agreement except those expressly set forth herein, and only the parties or their heirs, assigns, representatives and successors are entitled to enforce this Agreement. If any provision of this Agreement is held by a court to be invalid or unenforceable, the other provisions shall remain in effect. No inference or presumption shall be drawn if a party or its attorney prepared and/or drafted this Agreement; it shall be conclusively presumed that the parties participated equally in its preparation and/or drafting.

8.	Notice. For the purposes of this Agreement, unless changed by written notice, the mailing addresses of both parties for all purposes shall be:

Owner’s Notice Address:

<INSERT NAME OF PROPERTY OWNING ENTITY>

610 Newport Center Drive, Suite 1150

Newport Beach, CA 92660

949.759.6687 fax

949.718.4400 phone

Agent’s Notice Address:

PMB Real Estate Services LLC

Attention: President

12348 High Bluff Drive, Suite 100

San Diego, CA 92130

858.794.1910 fax

858.794.1900 phone

9.	Assignment. Agent shall not sell, assign or otherwise transfer any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Owner (which may be granted or withheld in Owner’s sole and absolute discretion).

10.	Confidentiality. Except as may be required by applicable laws or governmental regulations governing Agent, at all times during the period of this Agreement and thereafter, Agent shall maintain strict confidence with respect to any and all information of a confidential, proprietary nature which is or may be either applicable to, or related in any way to the Property, including all financial records (the “Confidential Information”).

11.	Attachments. The following Addenda are attached to and made a part of this Agreement.

☒    Addendum A:     Property Management Agreement

☒    Addendum B:     Construction Management Agreement

☒    Addendum C:     Leasing Agreement

☒    Addendum D:     Asset Management Agreement

Signatures on next page …

ASSET AND MANAGEMENT AGREEMENT

INTENDING TO BE LEGALLY BOUND, the parties have signed this Management Agreement as of the Effective Date.

OWNER:

<                                                         >

AGENT:

PMB REAL ESTATE SERVICES LLC,

A DELAWARE LIMITED LIABILITY COMPANY

By:	< >,

<a >,

<its >

By:
Name:
Title:

ASSET AND MANAGEMENT AGREEMENT

Exhibit A

AGENT’S REPORT FORMAT

See attached Agent’s current (subject to periodic change) reporting format, incorporated by reference.

............................................ end Exhibit

ASSET AND MANAGEMENT AGREEMENT

Exhibit A – Cover Sheet

Addendum A

PROPERTY MANAGEMENT

This Addendum A (this “Addendum”) is attached to and made a part of the Asset and Property Management Agreement (the “Management Agreement”).

1.	Term. The commencement and termination dates of this Addendum shall coincide with the respective dates as described in the Management Agreement, subject to earlier termination as set forth therein.

2.	Agent’s Responsibilities. Agent shall appoint a manager to manage the Property (the “ Property Manager”). The Property Manager shall be Agent’s primary representative in managing the Property, and Agent shall keep Owner apprised of the identity and contact information of the Property Manager at all times. Agent’s authorities, duties, and responsibilities in connection with the Property’s management shall be as follows:

2.1.	Agent shall make its best commercial efforts to collect, and enforce the collection of, all rentals and other charges due Owner from tenants of the Property in accordance with the terms of their leases or rental agreements.

2.2.	From Owner’s funds or as otherwise directed by Owner in writing, Agent is authorized to make all payments for the operation of the Property as indicated below. Agent shall cause to be disbursed regularly and punctually, (a) the aggregate amount required to be paid under the loan documents affecting the Properties, including amounts due for interest, amortization of principal and allocation to reserves or escrow funds, and (b) unless paid pursuant to a reserve established under such loan documents, the amount of all ad valorem taxes and other impositions levied against the Property and all insurance policy premiums, which shall be paid before delinquent or prior to the addition thereto of any interest or penalties. Agent is responsible for maintaining appropriate cash disbursement policies and procedures to ensure the appropriate controls over disbursement and shall deliver written notice to Owner if Owner’s funds held by Agent are projected to be insufficient for the payments indicated below. If Owner elects to make any or all payments associated with the Property, Owner shall make such payments in a timely fashion and provide Agent with such documentation and accounting procedures for said payments as Agent deems necessary to fulfill Agent’s responsibilities for operation of the Property. Responsibility for payments for specific items is as follows:

Agent	Owner
☒	☐	Real Property taxes, assessments, fees, charges
☒	☐	Insurance policy premiums
☐	☒	Income taxes arising from the income of the Property
☒	☐	Mortgage/Trust Deed Loan payments

2.3.	Agent shall be responsible for the payment on behalf of Owner for all other fees and payments necessary for the efficient operation of the Property. In cases of emergency, which in Agent’s opinion requires immediate repairs or alterations costing in excess of any budgeted amount, Agent shall use its reasonable discretion. Agent shall maintain accurate records of all funds received and disbursed in connection with Agent’s management of Property and said records shall be available for Owner’s inspection at reasonable times on receipt of prior written notice. All such books and records shall be and remain Owner’s property and, on the expiration or termination of this Agreement, shall be turned over to Owner or its designee so as to insure the orderly continuance of the management, operation and maintenance of the Property. Agent’s accounting records and reports will be provided in Agent’s current standard format subject to the

ASSET AND MANAGEMENT AGREEMENT

ADDENDUM A – PAGE 1

provisions of Section 2.3 of the Management Agreement. Not later than the fifteenth (15th) day of each month during the Term, with respect to the preceding calendar month, and not later than the tenth (10th ) day of the month after the close of a calendar quarter (i.e., the 10th of January, April, July, and October) with respect to the preceding calendar quarter, and not later than January 10th of each calendar year during the Term, Agent shall furnish Owner a statement of all revenues collected by Agent and all costs and expenses incurred by Agent in connection with the Property for the preceding calendar month, calendar quarter, or calendar year, as the case may be, prepared in such reasonable detail and form as shall reasonably be required by Owner. After deducting from gross monthly collections all expenses, reserves, any sums required by law, and Agent’s fees, the net amount of all funds collected for Owner’s account shall be remitted monthly by Agent to Owner by wire transfer or ACH payment at the address specified herein or as Owner may otherwise direct in writing. Owner and Agent may elect to retain, disburse, or remit funds in such other manner as may be mutually agreed on. Agent shall also render to Owner a statement showing all amounts received and disbursed for the period reported.

2.4.	Agent will establish a separate bank account for the Property and will use that account for the deposit of all revenues from the Property and the disbursement of all payments relating to the Property.

2.5.	Agent shall make all commercially reasonable efforts to effectively and efficiently manage the Property, including the monitoring of independent contractors responsible for the repair and maintenance and other services related to the Property. Agent shall arrange for, coordinate, supervise, administer, and manage on behalf and for the account and at the expense of Owner all activities and services required for the management, operation, and maintenance of the Property in a manner normally associated with high quality, comparable medical office buildings in the <INSERT NAME OF PROPERTY’S CITY AND STATE> area, in a manner and condition that is at least as good as the condition in which the Property is presently maintained, and consistent with the standards applied by Agent and “Affiliates of Agent” (defined below) with respect to the management of all other properties owned by Agent or Affiliates of Agent during the period that they were previously managed by Agent on behalf of various Affiliates of Agent, subject to the terms of this Agreement. On the basis of and consistent with the “Budget” (defined below), Agent shall execute on behalf of Owner, contracts for water, electricity, gas, fuel, oil, landscape maintenance, security services, cleaning, copier rental, sign service, vending, telephone, vermin extermination, trash removal, and other necessary services as necessary (collectively, “Service Contracts”). Service Contracts which are (a) entered into in arms length transactions and in accordance with the terms of the Budget, (b) for a term length of no more than one (1) year, and (c) cancelable by Owner, or by Agent on behalf of Owner, on thirty (30) days written notice without any termination fee or penalty shall not require Owner’s prior approval. All other Service Contracts shall require Owner’s prior written approval. Agent shall obtain written approval from Owner before entering into any contract or agreement with any Affiliates of Agent and in all events such contracts or agreements must be on commercially reasonable and market terms. When taking bids or issuing purchase orders, Agent shall act at all times on behalf of Owner and shall be under a duty to secure for and credit to Owner any discounts, commissions, or rebates obtained as a result of such purchases. Agent shall, at the time of taking bids, disclose to Owner any other relationship existing or contemplated with such bidder. Notwithstanding any of the foregoing, in no event shall Agent enter into any Service Contract that is intended to provide income to Owner without Owner’s prior written approval.

2.6.	Agent, in its capacity as property manager, shall use its commercially reasonable efforts to cause or enable Owner: (a) to comply with all duties and obligations of Owner as “landlord” or “tenant”, as the case may be, (exclusive of those duties and obligations, if any, which by their nature must be performed by Owner) under all tenant leases and

ASSET AND MANAGEMENT AGREEMENT

ADDENDUM A – PAGE 2

ground leases affecting the Property, and (b) not to permit any default to occur thereunder on the part of Owner as such “landlord” or “tenant”. Agent shall promptly prepare, deliver, coordinate and comply with any and all reporting requirements under any loan documents affecting the Property (including any and all leasing reports, development reports, accounting reports and financial statements). Agent shall promptly prepare, deliver to Owner for Owner’s approval, and only upon receipt of Owner’s approval, submit to any lender under such loan documents, any and all draw requests and other deliveries required under such loan documents in connection with draw requests and disbursements and, in connection with the foregoing, coordinate the draw request and disbursement process all in accordance with the requirements of such loan documents.

2.7.	Agent, at Owner’s expense, shall make or cause to be made such alterations to the Property as Owner and Agent agree are necessary or desirable, or as required by the terms of tenant leases, and replace, or cause to be replaced, damaged, worn, or inoperative equipment and fixtures.

2.8.	Agent shall provide Owner, on request from time to time, a completed property questionnaire in the form reasonably requested by Owner. Agent, at Owner’s expense and within a reasonable time, shall provide, or cause to be provided, and shall coordinate and supervise all security services and systems necessary to protect the Property. Such services shall include implementation of a plan of evacuation or other appropriate action in the event of any emergency, which plan shall be circulated and demonstrated to all tenants of the Property. When an emergency occurs, Agent shall take whatever action it deems reasonable to protect, maintain, or repair the Property and to protect the occupants of the Property, and shall promptly notify Owner of any such action. For the purpose of this provision, an “emergency” means an event that, in Agent’s reasonable belief, will cause immediate threat of damage or injury to persons or property.

2.9.	Subject to the provisions of this Section 2.9, Agent shall hire, prepare, insure, and enter into contracts with, supervise, and have the authority to terminate any independent contractors (on Owner’s behalf), and Property employees (on Agent’s behalf) reasonably required in the proper operation of the Property. Consistent with the Budget, Agent shall execute on behalf of Owner (without Owner’s co-signature or specific approval), such agreements with independent contractors (collectively, “Independent Contractor Agreements”) as are (a) entered into in arms length transactions and in accordance with the Budget, (b) for a term length of no more than one (1) year, and (c) cancelable by Owner, or by Agent on behalf of Owner, on thirty (30) days written notice without any termination fee or penalty. All other Independent Contractor Agreements shall require Owner’s prior written approval. Furthermore, notwithstanding the foregoing, Agent shall obtain Owner’s prior written approval before entering into any Independent Contractor Agreements with any Affiliates of Agent and in all events such contracts must be on commercially reasonable and market terms. Agent shall, at the time of taking bids, disclose to Owner any other relationship existing or contemplated with such bidder. Notwithstanding any of the foregoing, in no event shall Agent enter into any Independent Contractor Agreement that is intended to provide income to Owner without Owner’s prior written approval. All Property employees are Agent’s employees, not Owner’s. Agent shall prepare payroll tax returns and shall execute and file punctually when due all forms, reports, and returns required by law relating to the employment of personnel and to the operation of the Property.

2.10.	Agent’s Property Manager shall receive tenant communications on Owner’s behalf, shall coordinate and handle all relationships with, and complaints and requests from, tenants of the Property and shall use reasonable efforts to ensure tenant compliance with lease provisions. Agent shall maintain professional, business-like relationships with tenants and shall receive and respond timely to all tenants’ complaints and requests for services. Agent shall be required to respond to such complaints as may be directed by Owner, and

ASSET AND MANAGEMENT AGREEMENT

ADDENDUM A – PAGE 3

Owner shall respond promptly indicating its approval or changes to any recommendation of Agent or its approval or changes to any itemized alternative.

2.11.	Agent is not authorized to practice law. If Agent deems legal assistance necessary for any reason, including rent collection or tenant eviction, Agent shall obtain such assistance from legal counsel approved by Owner. Any legal fees, costs, and expenses shall be Owner’s responsibility and paid from Owner’s funds; provided that Owner has previously approved such fees and expenses in writing.

2.12.	Agent shall supervise appraisers, counsel, and other consultants retained by Owner to evaluate Property value, performance, potential, and/or condition.

2.13.	Agent shall appeal property assessments or tax valuations, on Owner’s request or on Agents reasonable estimate of success in reducing said assessments or tax valuations.

2.14.	Agent shall supervise the property management function, perform inspections of property, and shall when appropriate make recommendations to Owner for changes, alterations, or capital improvements to enhance the value of the Property and optimize cash flow. Agent shall cause an inventory to be taken of all furniture and office equipment, , and any other major equipment or material belonging to the Property. Said furniture and equipment will be used in the operation of the Property and Agent shall exert commercially reasonable efforts to maintain such assets in the condition delivered to Agent, ordinary wear and tear excepted.

2.15.	Agent shall, on Owner’s request, procure financing on Owner’s behalf, including construction loans, permanent loans, refinancing of existing loans, or restructuring of Property debt and equity, or other types of financing on Owner’s written request.

2.16.	Agent shall coordinate with local government and the community to facilitate beneficial interaction and communication.

3.	Owner’s Responsibilities. Owner shall, if applicable, provide Agent with copies of all documentation and records in Owner’s possession, to allow Agent to perform its duties arising out of this Addendum.

4.	Annual Budget. Not later than sixty (60) days before each calendar year during the Term, Agent shall prepare and present to Owner an annual budget (the “Budget”) showing in reasonable detail for such year the following:

•	With respect to management of the Property, Agent’s month-to-month estimate of (a) projected rents, receipts and other revenues, (b) projected expenses, and (c) projected occupancy levels.

•

With respect to capital improvements and replacements of and additions to furniture, fixtures and equipment for the Property, (a) a list of capital needs for such year for improvements, furniture, fixtures, and operating equipment, (b) the projected cost of the items on such list, and (c) the anticipated schedule for the purchase and/or completion of such items.

4.1.	Owner shall have thirty (30) days from receipt of the Budget to approve it. Owner shall be deemed to have approved the Budget unless within such thirty (30) days, Owner notifies Agent in writing of its disapproval and the specific items contained in the Budget which it disapproves. If Owner disapproves the Budget, Agent shall submit to Owner a revised Budget within fifteen (15) days after receipt of notice of Owner’s disapproval, and Owner

ASSET AND MANAGEMENT AGREEMENT

ADDENDUM A – PAGE 4

shall then have fifteen (15) days after receipt of the revised Budget to approve or disapprove the Budget as so revised.

4.2.

If Owner has not approved the Budget by December 1st , Agent shall manage, operate, and maintain the Property to the extent practicable in accordance with the Budget for the preceding calendar year until such time as Owner approves a budget for the then current year.

4.3.	Notwithstanding the limitations of the Budget, Agent, without Owner’s prior consent, may expend Owner’s funds not provided for in the Budget for emergency maintenance and repairs of the Property which Agent in good faith reasonably believes to be necessary to avoid the suspension of essential services to the Property or to prevent, or minimize the risk of, injury to persons or property in or about the Property. Agent shall notify Owner of and account to Owner for any such expenditures as soon as reasonably possible after they are made.

4.4.	As of the Effective Date, Agent has submitted to Owner, and Owner has approved, the Budget attached hereto as Exhibit A for <INSERT YEAR> with respect to the Property.

5.	Fees. Owner shall pay Agent as the monthly fee for its property management services hereunder four percent (4%) of all gross monthly collections (including any parking revenues) from the Property, including collections made by Owner or others designated by Owner, but excluding prepaid rents or lease termination payments (except to the extent such rents or payments are applied for such month) (the “Monthly Property Management Fee”). Notwithstanding the foregoing, if on or prior to the Effective Date Pacific Medical Buildings LLC or an “Affiliate” (as defined in the Management Agreement) of Pacific Medical Buildings LLC (collectively, “Affiliates of Agent”) entered into an agreement or other arrangement with any tenant, hospital or other third party, restricting the amount of the monthly property management fee permitted to be passed through to the tenants of the Property to an amount less than four percent (4%) of gross monthly collections from the Property, then the Monthly Property Management Fee shall be reduced to such lesser amount. “Gross monthly collections” means the grand total of all rents (base and additional rent), security deposits (only when applied or forfeited), and other monies accrued that are collected during the month from the Property, or that have been previously collected and are applied during such month. In no event shall Agent’s monthly fee be less than $500, which amount is recognized by Owner and Agent as a reasonable minimum amount for services rendered hereunder. Owner will also pay for any additional reasonable costs or expenses that Agent incurs as a result of the extra expense above standard GAAP accounting required for SOX/SEC compliance in accordance with Section 2.4 of the Management Agreement. All expenses relating to personnel (including independent contractors, building engineers and the Property Managers) who work exclusively at the Property and/or who provide services to the Property and whose time can be reasonably allocated to the Property are in addition to Agent’s fee. Owner shall not be obligated to reimburse Agent for any expenses for off-site office equipment or off-site office supplies of Agent, for any overhead expenses of Agent incurred with respect to its general offices, or for any salaries, benefits, or wages allocable to time spent on projects other than the Property. Owner shall not be obligated to reimburse Agent for any obligations or expenses resulting from the gross negligence, fraud, or willful misconduct of Agent, nor for the failure of Agent to perform its material obligations and duties under this Agreement.

If there is a conflict between the terms of this Addendum and those of the Management Agreement, the terms of the Management Agreement shall prevail. Initial-capitalized terms defined in the Management Agreement and used in this Addendum shall have the same meaning as defined in the Management Agreement.

............................................ end Addendum

ASSET AND MANAGEMENT AGREEMENT

ADDENDUM A – PAGE 5

Exhibit A to Addendum A

INITIAL BUDGET

[See attached.]

............................................ end Exhibit

ASSET AND MANAGEMENT AGREEMENT

Exhibit A to Addendum A – Page 1

Addendum B

CONSTRUCTION MANAGEMENT

This Addendum B (this “Addendum”) is attached to and made a part of the Asset and Property Management Agreement (the “Management Agreement”).

Owner authorizes Agent to manage, supervise, and provide construction management services for the Property, in the general capacity as identified below and more completely described within this Addendum.

☒	Construction and/or demolition of one or more buildings or structures at the Property.

☒	Construction, refurbishment or modification and/or demolition of portions or the whole of the common areas in or on one or more buildings or structures at the Property.

☒	Construction and/or demolition of tenant improvements within existing or future buildings at the Property.

6.	Term. The commencement and termination dates of this Addendum shall coincide with the respective dates as described in the Management Agreement, subject to earlier termination as set forth therein.

7.	Agent’s Responsibilities.

7.1.	Agent shall provide continuous supervision of all construction and administrative personnel required for each construction project, including any contractors, consultants, legal counsel, and accounting personnel. All employees (except independent contractors retained by Agent on behalf of Owner from time to time) shall be employed directly by Agent who shall be solely responsible for fulfilling all payroll tax functions with respect to the same.

7.2.	Agent shall use commercially reasonable due diligence in the construction management for each project and furnish the full services of its organization in the management of such project.

7.3.	Agent shall review and approve the monthly billings of the general contractor (which billings shall be subject to inspection by Owner at all times).

7.4.	Agent shall procure and maintain such public liability and fire insurance for each project as directed by Owner with Owner and Agent named as additional insureds.

7.5.	Agent shall not be obligated to make any monetary advance or incur any liability for the account of the Owner.

7.6.	Agent shall diligently oversee and coordinate any capital improvements for the Property pursuant to plans approved from time to time by Owner (including any so-called “Required Repairs” or “Scheduled Renovations” as may be required by any loan documents affecting the Property and all approved plans, budgets and schedules therefor).

8.	Owner’s Responsibilities.

8.1.	Owner shall procure and maintain adequate property damage and public liability insurance for the Property in accordance with Section 5.3 of the Management Agreement, and shall name Agent as an additional insured in accordance with Section 5.5 of the Management Agreement. Owner shall provide Agent with a copy of

ASSET AND MANAGEMENT AGREEMENT

Addendum B – Page 1

such insurance policy as available in accordance with Section 5.6 of the Management Agreement.

8.2.	Agent shall at no time be obligated to advance funds on behalf of Owner.

9.	Fees. During the Term and with respect to any construction project which is not subject to a separate development agreement between Owner (or its Affiliate) and Agent (or Affiliates of Agent), Owner shall pay Agent a construction management fee calculated based on all direct construction costs incurred for each construction project (such costs, for each construction project, the “Construction Costs”), relating to: (a) the construction or demolition of buildings at the Property to the extent such construction or demolition is done after the completion of the initial construction, or (b) any second generation tenant improvements at the Property after the initial construction of the Property, whether done by Agent or by a tenant. Owner shall pay Agent (i) fifteen percent (15%) of the Construction Costs with respect to the first Seventy-Five Thousand Dollars ($75,000) of the Construction Costs, and (ii) five percent (5%) of the Construction Costs with respect to any Construction Costs in excess of Seventy Five Thousand Dollars ($75,000), if applicable. (For example, if the Construction Costs associated with a particular project total $100,000, Agent would receive construction management fees totaling $12,500 (i.e., (0.15 x $75,000) + (0.05 x $25,000)), and if the Construction Costs associated with a particular project total $70,000, Agent would receive construction management fees totaling $10,500 (i.e., 0.15 x $70,000).) The construction management fee shall be considered earned as Construction Costs are incurred for the project and shall be payable monthly (subject to a ten percent (10%) retention) on a percentage basis of total cost versus work completed and accepted. Any commissions, fees, or expenses of any third party construction managers shall be paid by Agent from this fee.

If there is a conflict between the terms of this Addendum and those of the Management Agreement, the terms of the Management Agreement shall prevail. Initial-capitalized terms defined in the Management Agreement and used in this Addendum shall have the same meaning as defined in the Management Agreement.

............................................ end Addendum

ASSET AND MANAGEMENT AGREEMENT

Addendum B – Page 2

Addendum C

LEASING

This Addendum C (this “Addendum”) is attached to and made a part of the Asset and Property Management Agreement (the “Management Agreement”).

10.	Term. The commencement and termination dates of this Addendum shall coincide with the respective dates as described in the Management Agreement, subject to earlier termination as set forth therein. If the Management Agreement is terminated in whole or with respect to the “Property Management Services” (as defined in the Management Agreement), concurrently with such termination, Agent shall supply Owner with a list (the “List”) of tenants with whom Agent has been actively negotiating new leases for the Property and with whom Agent has exchanged draft letters of intent or draft term sheets (and Agent shall concurrently therewith supply Owner with copies of such draft letters of intent and/or draft term sheets). Owner shall pay to Agent the fees set forth in Section 13.1 below (subject to Section 13.3 below) for any new lease entered into by Owner and any tenant on the List, if (and only if) such new lease is fully executed within one hundred eighty (180) days of such termination.

11.	Agent’s Responsibilities. Agent shall work diligently and use commercially reasonable efforts to procure tenants for the leasing of the Property, including hiring, supervising, and terminating leasing brokers to assist in the leasing of available spaces, provided that such leasing brokers are not “Affiliates of Agent” (as defined in Addendum A to the Management Agreement) and charge customary market fees. Agent shall seek to fully lease and market the Property in at least an equal and comparable manner to the management, leasing and marketing efforts of Agent and Affiliates of Agent with respect to other properties which Agent or any Affiliates of Agent own, has an interest in, or manages, and shall not induce any of the tenants or occupants of the Property to vacate or terminate any of their leases at any of the properties owned by Owner or its “Affiliates” (as defined in the Management Agreement) in favor of relocating to any other property which Agent or any Affiliates of Agent owns, has an interest in, or manages. Agent shall prepare all leases and modifications thereof including new leases, renewals, amendments, extensions, modifications, terminations, and all other such documents as may be necessary for the duties of Agent described herein and to the extent permitted pursuant to Section < > of Agent’s operating agreement, Agent shall execute, on Owner’s behalf (and without Owner’s specific approval) such documents. Agent shall furnish Owner a fully executed original of said documents. Agent shall execute such listing agreements as are necessary to perform this function, and Owner shall be responsible for payment of all commissions due under the listing agreements to the extent such amounts have been itemized in the “Budget” (as defined in Addendum A to the Management Agreement).

12.	Owner’s Responsibilities. Owner shall provide Agent with all such reasonable documentation and information necessary for Agent to perform its duties as described herein.

13.	Fees.

13.1.

With respect to any new lease for the Property, Owner shall pay Agent 5% of the gross revenues from such lease over the initial five (5) year lease term and 2.5% of the gross revenues of any part of the initial lease term beyond five (5) years. Leasing fees shall be payable half on lease execution and half upon Agent’s receipt of the tenant’s payment of its first (1st) month of base rent under such lease.

13.2.	For renewal of any lease (including options to extend/renew), Owner shall pay Agent 2.5% of gross revenues from such lease over the entire renewal term, payable on renewal.

13.3.	Any leasing commissions paid to an outside broker shall be paid by Agent up to the amount of Agent’s fee described above.

ASSET AND MANAGEMENT AGREEMENT

ADDENDUM C – PAGE 1

If there is a conflict between the terms of this Addendum and those of the Management Agreement, the terms of the Management Agreement shall prevail. Initial-capitalized terms defined in the Management Agreement and used in this Addendum shall have the same meaning as defined in the Management Agreement.

14.	Leasing Guidelines. Owner and Agent adopt for the Property the Leasing Guidelines set forth in the attached Exhibit A to this Addendum C. Agent shall adhere to the Leasing Guidelines but retains the right to deviate from the Leasing Guidelines as it sees fit in the exercise of its commercially reasonable discretion during each leasing process; provided that Agent shall not, without Owner’s prior, written consent, not to be unreasonably withheld, conditioned, or delayed, have such discretion with respect to any Property tenant whose lease represents more than ten percent (10%) of the Property’s rentable square footage. Owner and Agent shall annually review the Leasing Guidelines in good faith during the Term and make such revisions thereto as they agree. Agent shall have the right to review and propose additional reasonable changes to the Leasing Guidelines at other times if certain conditions exist which necessitate such changes (provided that Owner shall have the right, in its reasonable discretion, to accept or reject such proposals).

............................................ end Addendum

ASSET AND MANAGEMENT AGREEMENT

ADDENDUM C – PAGE 2

Exhibit A to Addendum C

LEASING GUIDELINES

Term:	5 years

Base Rent:	$ / RSF / NNN

Annual Escalation:	CPI (minimum 2%)

Tenant Improvements:	$ / USF for new $ / USF for renew

Tenancy Conditions:	Per Ground Lease

Tenant Concessions (i.e., free rent, etc.):	Per-Tenant basis, to be approved by Owner.

............................................ end Exhibit

ASSET AND MANAGEMENT AGREEMENT

Exhibit A to Addendum C

Addendum D

ASSET MANAGEMENT

This Addendum D (this “Addendum”) is attached to and made a part of the Asset and Property Management Agreement (the “Management Agreement”).

15.	Term. The commencement and termination dates of this Addendum shall coincide with the respective dates as described in the Management Agreement, subject to earlier termination as set forth therein.

16.	Agent’s Asset Management Responsibilities. Agent’s duties and responsibilities in connection with the Property’s asset management shall be as follows:

16.1.	Agent shall prepare, on a quarterly basis, market/competitive analysis that includes specific comparisons of the market and Owner’s competitors to the performance of the Property;

16.2.	Agent shall conduct periodic meetings with the management personnel of any hospital tenants of the Property to review opportunities for further development and/or Property improvements;

16.3.	Agent shall analyze and recommend solutions to potential problems at the Property and related campus/physician issues;

16.4.	Agent shall perform oversight with respect to the preparation and compliance of the annual business plan;

16.5.	Agent shall conduct quarterly review of the Property’s performance; and

16.6.	Agent shall insure that the Property and all other assets that are managed by Agent for the benefit of Owner or its Affiliates are operated in a manner that shall not disqualify Owner or its Affiliates from being taxed as a real estate investment trust under Sections 856-859 of the United States Internal Revenue Code of 1986, as reasonably determined by Owner or its Affiliates (but Agent shall not be responsible to determine such manner, it being Owner’s responsibility to advise Agent thereof in writing from time to time).

17.	Owner’s Responsibilities. Owner shall provide Agent with all such reasonable documentation and information necessary for Agent to perform its duties as described herein.

18.	Fees. Owner shall pay Agent as the annual fee for its asset management services sixty-five hundredths of one percent (0.65%) of all gross annual collections (including any parking revenues) from the Property, including collections made by Owner or others designated by Owner, but excluding prepaid rents or lease termination payments (except to the extent such rents or payments are applied for such year). “Gross annual collections” means the grand total of all rents (base and additional rent), security deposits (only when applied or forfeited), and other monies accrued that are collected during the applicable year from the Property or that have been previously collected and are applied during such year.

If there is a conflict between the terms of this Addendum and those of the Management Agreement, the terms of the Management Agreement shall prevail. Initial-capitalized terms defined in the Management Agreement and used in this Addendum shall have the same meaning as defined in the Management Agreement.

MANAGEMENT AGREEMENT

Addendum D – Page 1

............................................ end Addendum

MANAGEMENT AGREEMENT

Addendum D – Page 2

EXHIBIT “S”

PIPELINE PROPERTY AGREEMENT

See attached.

PIPELINE PROPERTY AGREEMENT

dated

[                    ], 2008

by and among

NATIONWIDE HEALTH PROPERTIES, INC.,

NHP/PMB L.P.,

PMB LLC,

and

PMB REAL ESTATE SERVICES LLC,

9.	NHP AND OPERATING PARTNERSHIP REPRESENTATIONS AND WARRANTIES		20
	9.1	No Conflicts	20
	9.2	Due Organization; Consents	20
	9.3	Authority; Validity of Agreement	20
	9.4	Not a Prohibited Person	21

10.	BROKERS		21

11.	PUBLIC ANNOUNCEMENTS		22

12.	MISCELLANEOUS PROVISIONS		22
	12.1	Governing Law	22
	12.2	Entire Agreement	22
	12.3	Modification; Waiver	22
	12.4	Communications	22
	12.5	Assignment	24
	12.6	Severability	24
	12.7	Successors and Assigns; Third Parties	24
	12.8	Counterparts	24
	12.9	Headings	24
	12.10	Time of Essence	24
	12.11	Number and Gender	24
	12.12	Construction	24
	12.13	Exhibits	24
	12.14	Attorneys’ Fees	25
	12.15	Dispute Resolution	25

LIST OF EXHIBITS

EXHIBIT “A”	PMB EXCLUDED PROPERTIES

EXHIBIT “B”	CALCULATION OF SHARE OF PROFITS

EXHIBIT “C”	PRELIMINARY SUMMARY INFORMATION

EXHIBIT “D”	FINAL INFORMATION PACKAGE

EXHIBIT “E”	PERMITTED PMB LLC CONSTRUCTION MANAGEMENT, DEVELOPMENT AND LEASING FEES

PIPELINE PROPERTY AGREEMENT

THIS PIPELINE PROPERTY AGREEMENT (this “Agreement”) is made and entered into as of [                    ], 2008 (the “Execution Date“), by and among (i) NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (“NHP“), (ii) NHP/PMB L.P., a Delaware limited partnership (the “Operating Partnership“ and together with NHP, the “NHP Parties”), (iii) PMB LLC, a California limited liability company (“PMB LLC“), and (iv) PMB Real Estate Services LLC, a Delaware limited liability company (“PMBRES”) for the purpose of setting forth the agreement of the parties with respect to the matters set forth herein.

R E C I T A L S

A. NHP, the Operating Partnership and PMB LLC, among others, previously entered into that certain Formation and Contribution Agreement and Joint Escrow Instructions, dated as of February 25, 2008 (as amended to date and as the same may be hereinafter amended, the “Contribution Agreement“), relating to the contribution of certain “Properties” (as defined in the Contribution Agreement) or interests therein to the Operating Partnership or certain affiliates of the Operating Partnership.

B. The Contribution Agreement requires NHP, the Operating Partnership, PMB LLC and PMBRES to enter into this Agreement in connection with the “Closing” of the first “Contribution Transaction” under the Contribution Agreement (each as defined in the Contribution Agreement).

C. This Agreement sets forth the parties’ rights and obligations with respect to certain properties that may be developed by PMB LLC or its affiliates during the term of this Agreement, to the extent that any such property is a “Qualifying MOB” (as hereinafter defined). In the event that Transferee shall exercise its rights hereunder to acquire any “Approved Property” (as hereinafter defined), PMB LLC, the affiliate of PMB LLC that owns or ground leases or shall own or ground lease such Approved Property (each, a “Transferor”), NHP and the Operating Partnership shall execute and deliver a “Pipeline Property Contribution Agreement” (as hereinafter defined) in order to consummate a “Pipeline Property Contribution Transaction” (as hereinafter defined) in connection therewith.

D. NHP has agreed to provide PMB LLC with a “Line of Credit” (as hereinafter defined) for use in connection with any “Pipeline Property” (as hereinafter defined) and each of NHP and the Operating Partnership has agreed to provide “Take-Out Commitments” (as hereinafter defined) in connection with Approved Properties, each upon and subject to the terms and conditions set forth in this Agreement.

E. NHP has also agreed to provide PMBRES with the exclusive right to provide certain asset management and property management services with respect to certain properties, upon and subject to the terms and conditions set forth in this Agreement.

F. PMB LLC, NHP and the Operating Partnership further desire to set forth their agreement and rights and obligations with respect to any “ROFO Property” (as hereinafter defined) and “State-Wide ROFO Property” (as hereinafter defined), upon and subject to the terms and conditions set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NHP, the Operating Partnership, PMB LLC and PMBRES hereby agree as follows:

1. CERTAIN DEFINED TERMS.

As used herein, the following terms shall have the meanings set forth below in this Section 1:

“Approved Budgeted Costs“ shall mean, with respect to each Approved Property, the total amount of the budgeted Total Project Costs that are set forth in the budget as part of the “Final Information Package” (as hereinafter defined).

“Business Day“ shall mean a day that is not a Saturday, Sunday or legal holiday. In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next Business Day.

“Discount Amount“ shall mean, with respect to each Approved Property, the “Gross Pipeline Property Contribution Value” (as hereinafter defined) for such Approved Property less the Approved Budgeted Costs for such Approved Property.

“Excluded ROFO Transactions” shall mean a “ROFO Property” (as hereinafter defined) or a State-Wide ROFO Property that is: (a) a “Property” (as defined in the Contribution Agreement); (b) encumbered by third party restrictions on financing or sale, the removal of which are not within PMB LLC’s or its affiliate’s sole control; (c) a property or is a prospective project otherwise identified on Exhibit “A” attached hereto, with respect to which PMB LLC is already committed or obligated as of October 25, 2007, to acquire and/or develop with a third party through a joint venture or similar ownership; (d) a Pipeline Property as to which NHP or the Operating Partnership have delivered a “Preliminary Rejection Notice” (as hereinafter defined) or a “Final Rejection Notice” (as hereinafter defined); or (e) a property that PMB LLC and NHP reasonably agree should not be subject to the “Right of First Offer” (as hereinafter defined), “Right of First Refusal” (as hereinafter defined), “State-Wide Right of First Offer” (as hereinafter defined) or “State-Wide Right of First Refusal” (as hereinafter defined) because (A) of requirements imposed by a hospital or then current market conditions with respect to the ownership and ownership structure (including physician or hospital participation) of such ROFO Property or State-Wide ROFO Property, or (B) the acquisition or development of such ROFO Property or State-Wide ROFO Property, as the case may be, is originated through a third party financing or joint venture source.

“FMV Cap Rate“ shall mean for each Pipeline Property Contribution Transaction with respect to an Approved Property, the fair market value cap rate for substantially similar properties that (a) have at least ninety-five percent (95%) of their respective rentable square footage leased, pursuant to leases with weighted average initial term lengths of not less than five (5) years, (b) are located in the same or substantially similar geographic market as the applicable Approved Property, and (c) are substantially similarly situated as the applicable Approved Property (i.e., location to a hospital or other applicable characteristics), in each case determined as of the applicable “Preliminary Approval Date” (as hereinafter defined) with respect to such Approved Property.

“Gross Pipeline Property Contribution Value” shall mean, with respect to each Approved Property, the “Pipeline Property Contribution Value” (as hereinafter defined) for such Approved Property, but without (a) any deduction for any of the items specified in clauses (a) through (g) of Section 2.1.1 of the Contribution Agreement or (b) any reduction for the Operating Partnership’s Share of the Discount Amount.

“Knowledge” shall mean, (a) when used with respect to PMB LLC, the actual, current knowledge of Mark Toothacre, Gregory P. Nelson, Evan Stone, Robert A. Rosenthal, James Rohan, Elizabeth Powell, Jeffrey L. Rush, Claude Hooton, Jonathan Hughes and Sherwood Johnston, III, without independent investigation or the duty to conduct an independent investigation, and without imputation of the knowledge of any other employees, agents or other advisors of PMB LLC or its affiliates, and (b) when used with respect to NHP or the Operating Partnership, the actual, current knowledge of Doug Pasquale, Abdo Khoury, Don Bradley and David Snyder, without independent investigation or the duty to conduct an independent investigation, and without imputation of the knowledge of any other employees, agents or other advisors of NHP or its affiliates.

“MOB” shall mean one or more medical office buildings containing suites for physicians and physician practice groups, parking structures and/or ancillary and outpatient services (including, without limitation, ambulatory surgery centers, urgent care centers, fitness/wellness centers, child care centers, specialty practice clinics, imaging and diagnostic centers, rehabilitation centers, kidney dialysis centers, radiology units, linear acceleration units, cancer treatment centers, healthcare administrative facilities, pharmacies and/or other medical related retail services).

“Non-Qualifying MOB“ shall mean any Pipeline Property with respect to which any of the following is true: (a) the applicable property is an “Existing Property” (as defined in the Contribution Agreement) or a “Development Property” (as defined in the Contribution Agreement); (b) the applicable Pipeline Property is not expected upon completion thereof to be of a reasonably comparable commercial quality as those “Properties” (as defined in the Contribution Agreement) built after calendar year 2000, and is not otherwise approved by NHP pursuant to the following sentence; (c) the applicable Pipeline Property is or will be encumbered by third party restrictions on financing or sale, the removal of which are not within PMB LLC’s or its affiliate’s sole control; (d) the applicable Pipeline Property is a MOB as to which PMB LLC and/or its affiliates are acting solely as a so-called “fee developer”; (e) the applicable Pipeline Property is located on a property or is a prospective project otherwise identified on Exhibit “A” attached hereto, with respect to which PMB LLC is already committed or obligated as of October 25, 2007, to acquire and/or develop with a third party through a joint venture or similar ownership structure; or (f) PMB LLC and NHP reasonably agree that the applicable

Pipeline Property should not be subject to a Pipeline Property Contribution Transaction because, (i) of requirements imposed by a hospital or then current market conditions with respect to the ownership or ownership structure (including physician or hospital participation) of the Pipeline Property, or (ii) the development of such Pipeline Property is originated through a third party financing or joint venture source. Notwithstanding the foregoing or anything to the contrary contained herein: (A) if PMB LLC and NHP agree, or it is otherwise determined as provided herein, that a Pipeline Property is a Non-Qualifying MOB under clause (f) of this definition pursuant to Section 3.3 hereof, then any delivery of a Preliminary Rejection Notice with respect to such Pipeline Property shall not be considered a Strike under this Agreement; and (B) if a Pipeline Property is a Non-Qualifying MOB solely because it is not expected upon completion thereof to be of a reasonably comparable commercial quality as those “Properties” (as defined in the Contribution Agreement) built after calendar year 2000, then PMB LLC shall nevertheless be required to deliver a “Preliminary Notice” (as hereinafter defined) with respect to such Pipeline Property in accordance with Section 3.2 hereof; provided, that if NHP rejects such Pipeline Property, the delivery of a Preliminary Rejection Notice or Final Rejection Notice with respect to such Pipeline Property shall not be considered a Strike under this Agreement.

“Operating Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P. dated as of             , 2008, by and among                     , a Delaware limited liability company, as the general partner, the persons whose names are set forth from time to time on Exhibit “A” thereto, and NHP for the purposes of agreeing to the provisions of Article XVI thereof, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Operating Partnership’s Share of the Discount Amount“ shall mean, with respect to each Approved Property, the amount of the Discount Amount attributable to the Operating Partnership in accordance with the following table (as calculated in accordance with the sample calculation set forth on Exhibit “B” attached hereto):

Development/FMV Cap Rate Spread (bps)	Operating Partnership Portion	PMB LLC Portion	Operating Partnership 100% Ownership Share of Discount Amount (Operating Partnership Portion/Total Spread)
0 to 150	50%	50%	50%

151 to 250	40%	60%	46% to 50%

251 to 400	30%	70%	40% to 46%

>400	20%	80%	<40%

“Pipeline Property“ shall mean any property that PMB LLC or its affiliate intends to develop (or has commenced development) into a MOB during the “Pipeline Property Term” (as hereinafter defined).

“Pipeline Property Contribution Agreement” shall mean, with respect to any Approved Property, a formation and contribution agreement to be executed and delivered by PMB LLC, the applicable Transferor, NHP and the Operating Partnership upon terms and conditions similar to the terms and conditions of the Contribution Agreement with respect to a Development Property for the purposes of consummating a Pipeline Property Contribution Transaction, except for the following specific changes: (a) the contribution value for such Approved Property shall be the applicable Pipeline Property Contribution Value; (b) the penultimate sentence of Section 2.3(b) of the Contribution Agreement shall have no application; (c) Section 2.3(d) of the Contribution Agreement (and any corollary provisions relating thereto) shall have no application; (d) the outside closing date for such Approved Property shall occur not less than five (5) years after the date of execution thereof; (e) Section 10.6 of the Contribution Agreement shall have no application; (f) to the extent applicable, the “knowledge” parties set forth in Section 16.20 of the Contribution Agreement shall be modified to reflect the then current executive officers of NHP and PMB LLC, respectively; (g) any additional state specific requirements (i.e., consistent with those set forth in Sections 16.21 through 16.23 of the Contribution Agreement) shall be incorporated; (h) PMB LLC (or its designated constituent members) shall be required to elect to receive not less than five percent (5%) of the total Pipeline Property Contribution Value in the form of “OP Units” (as defined in the Contribution Agreement) (the “Minimum PMB LLC OP Unit Election Amount”) (except as provided in Section 5.2 hereof), and all OP Units (up to the Minimum PMB LLC OP Unit Election Amount) shall be issued to PMB LLC (or its designated constituent members) with a restriction prohibiting a “Redemption” (as hereinafter defined) of such OP Units for a period of ten (10) years from the issuance thereof. As used herein, “Redemption” shall have the meaning set forth in Section 8.6 of the Operating Partnership Agreement.

“Pipeline Property Contribution Transaction” shall mean, with respect to any Approved Property, the acquisition of such Approved Property or certain interests therein by the Operating Partnership or an affiliate thereof pursuant to the terms of a Pipeline Property Contribution Agreement.

“Pipeline Property Contribution Value” shall mean the contribution value of an Approved Property determined in accordance with the terms of a Pipeline Property Contribution Agreement, which determination shall be consistent with the calculation of the “Contribution Value” (as defined in the Contribution Agreement) for a “Development Property” (as defined in the Contribution Agreement) pursuant to Section 2.1 of the Contribution Agreement (including the applicable deductions set forth in clauses (a) through (g) of Section 2.1.1 of the Contribution Agreement), except that (a) in lieu of the “Cap Rate Adjustment” (as defined in the Contribution Agreement) the parties shall use the applicable FMV Cap Rate for the Approved Property, (b) the provisions of Section 2.2 of the Contribution Agreement shall not apply (i.e., there shall be no adjustments to the Pipeline Property Contribution Value pursuant to such provisions), and (c) the Pipeline Property Contribution Value shall be reduced by the Operating Partnership’s Share of the Discount Amount.

“Pipeline Property Term“ shall mean the period commencing on the Execution Date and terminating on the date on which the parties’ obligations under Section 3 hereof automatically terminate in accordance with Section 2.1 hereof; provided, however, that PMB LLC may, in its sole discretion, terminate the Pipeline Property Term early at any time upon written notice to NHP and the Operating Partnership if (a) the “Common Stock” (as defined in the Contribution Agreement), or any capital stock into which such Common Stock may hereafter be converted (including any shares of common stock of any successor or acquiring corporation received by or distributed to the holders of the Common Stock), ceases to be listed on a national securities exchange (or is suspended from trading on any such exchange for more than fourteen (14) consecutive trading days) or (b) NHP (or the issuer of any common stock of any successor or acquiring corporation received by or distributed to the holders of the Common Stock) fails to qualify as a “REIT” (as defined in the Operating Partnership Agreement).

“Prohibited Person” shall mean any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order“); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC“) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

“Qualifying MOB“ shall mean any Pipeline Property that is not a Non-Qualifying MOB.

“Stipulated Expiration Date” shall mean the seventh (7th) anniversary of the “Closing” (as defined in the Contribution Agreement) of the “Contribution Transaction” (as defined in the Contribution Agreement) of the first “Existing Property” (as defined in the Contribution Agreement); provided, however, that if the Closing does not occur for any Existing Property (subject to the provisions of Section 2.5 hereof) or Development Property under the terms of the Contribution Agreement for any reason other than a breach or default by NHP or the Operating Partnership thereunder (herein, a “Failed Closing Property,” and collectively, the “Failed Closing Properties”), then the following shall apply: (a) for the first Failed Closing Property, the Stipulated Expiration Date shall be extended by one (1) year (i.e., to the eighth (8th) anniversary), and (b) the Stipulated Expiration Date shall be further extended by one (1) additional year for each $100 million of “Total Property Value” (as defined in the Contribution Agreement) (or the reasonable estimate thereof, if not yet determinable), in the aggregate, of Failed Closing Properties (inclusive of the Total Property Value of the first Failed Closing Property). By way of example, for the first (1st) Failed Closing Property, the Stipulated Expiration Date shall be extended to the eighth (8th) anniversary of the Closing of the Contribution Transaction of the first (1st) Existing Property. If, thereafter, there are additional Failed Closing Properties and the Total Property Value, in the aggregate, of the Failed Closing Properties (including the Total Property Value of the first (1st) Failed Closing Property) equals or exceeds $100 million (but is less than $200 million), then the Stipulated Expiration Date shall be further extended to the ninth (9th) anniversary of the Closing of the Contribution Transaction of the first (1st) Existing Property. If the Total Property Value, in the aggregate, of the Failed Closing Properties (including the Total Property Value of the first (1st) Failed Closing Property) equals or exceeds $200 million (but is less than $300 million), then the Stipulated Expiration

Date shall be further extended to the tenth (10th) anniversary of the Closing of the Contribution Transaction of the first (1st) Existing Property, and so on.

“Stipulated Total Value Amount” shall mean One Billion Dollars ($1,000,000,000.00) (exclusive of Total Project Costs associated with any Approved Properties with a “FMV Takeout Deficiency” (as hereinafter defined)); provided, however, that the Stipulated Total Value Amount shall increase on a dollar for dollar amount by the Total Property Value (or the reasonable estimate thereof, if not yet determinable) of all Failed Closing Properties.

“Strike“ shall mean that (subject to the definition of Non-Qualifying MOB hereof) PMB LLC or its affiliate has commenced construction activities (i.e., has both commenced grading the applicable development site and obtained a construction loan with respect to such development) on a Qualifying MOB with respect to which NHP or the Operating Partnership has delivered either a Preliminary Rejection Notice or a Final Rejection Notice.

“Third Strike“ shall mean the third (3rd) time a Strike occurs.

“Total Project Costs“ shall mean, with respect to each Approved Property, all project costs, including costs of acquisition, ground leasing, financing, construction, development, pre-development, lease-up and other costs of ownership expended (including, without limitation, so-called fill-up losses) in connection with such Approved Property through the date on which such Approved Property achieves ninety five percent (95%) lease up pursuant to leases with weighted average initial term lengths of not less than five (5) years and on terms consistent with PMB LLC’s customary practices. Notwithstanding anything to the contrary contained herein, (a) if the actual Total Project Costs for any Approved Property exceed the Approved Budgeted Costs for such Approved Property, then PMB LLC or the applicable Transferor, as the case may be, shall be responsible for one hundred percent (100%) of such excess, and (b) if the actual Total Project Costs for any Approved Property are less than the Approved Budgeted Costs for such Approved Property, then PMB LLC or the applicable Transferor, as the case may be, shall be entitled to retain one hundred percent (100%) of such savings.

2. TERM OF THIS AGREEMENT.

2.1 Pipeline Property Term. The parties’ obligations under Section 3 hereof shall automatically terminate and be of no further force or effect, upon the earliest to occur of: (a) the Stipulated Expiration Date; (b) after the Third Strike has occurred, the date on which NHP receives written notice from PMB LLC of the occurrence of such Third Strike; or (c) the date on which the aggregate of Total Project Costs for all Approved Properties, with respect to which a Pipeline Property Contribution Transaction has occurred or for which a Pipeline Property Contribution Agreement has been executed and as to which NHP and the Operating Partnership are obligated thereunder to consummate a Pipeline Property Contribution Transaction in accordance with the terms thereof, equals at least the Stipulated Total Value Amount.

2.2 Line of Credit. NHP’s obligation to extend credit under the Line of Credit pursuant to Section 6 hereof shall automatically terminate and be of no further force or effect, upon the expiration or earlier termination of the Pipeline Property Term.

2.3 Property Management Rights of PMBRES. The parties’ obligations under Section 4 hereof shall automatically terminate and be of no further force or effect, upon the expiration or earlier termination of the Pipeline Property Term.

2.4 ROFO Property Rights. The parties’ rights and obligations under Section 7.1 hereof shall continue for so long as the Operating Partnership shall continue to own (whether directly or indirectly) any material portion of a “Protected Property” (as hereinafter defined). The parties’ rights and obligations under Section 7.2 hereof shall automatically terminate and be of no further force or effect, upon the expiration or earlier termination of the Pipeline Property Term.

2.5 Contribution Agreement. Notwithstanding anything to the contrary contained herein, this entire Agreement shall automatically terminate in the event that the Contribution Agreement is terminated with respect to all “Existing Properties” (as defined in the Contribution Agreement), in which event this Agreement shall automatically be of no further force or effect and no party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement.

3. RIGHTS OF NHP AND THE OPERATING PARTNERSHIP WITH RESPECT TO PIPELINE PROPERTIES.

3.1 Non-Qualifying MOBs. Notwithstanding anything herein to the contrary, the parties shall not be obligated to consummate any Pipeline Property Contribution Transaction with respect to any Pipeline Property that is determined to be a Non-Qualifying MOB. Accordingly, PMB LLC and its affiliates may develop any Pipeline Property that is a Non-Qualifying MOB without regard to this Agreement. In the event that any Pipeline Property is a Non-Qualifying MOB, then PMB LLC’s and/or its affiliate’s development of such Pipeline Property shall not be considered a Strike pursuant to Section 2.1 hereof, regardless of whether a Preliminary Rejection Notice or Final Rejection Notice has been delivered by NHP or the Operating Partnership with respect thereto.

3.2 Delivery of Preliminary Notice. During the Pipeline Property Term, PMB LLC shall deliver with respect to each Pipeline Property, a Preliminary Notice to NHP and the Operating Partnership, unless such Pipeline Property constitutes a Non-Qualifying MOB pursuant to clauses (a), (c), (d) or (e) of the definition thereof, in which case the provisions of Section 3.1 above shall apply and PMB LLC shall be under no obligation to deliver a Preliminary Notice pursuant to this Section 3.2 with respect to such Pipeline Property. As used herein, the term “Preliminary Notice“ shall mean a notice that shall specify that such notice is the Preliminary Notice with respect to a specified Pipeline Property, and which shall include the following information (collectively, the “Preliminary Information“): (a) a statement as to whether PMB LLC believes that such property is or should be a Non-Qualifying MOB pursuant to clauses (b) or (f) of the definition thereof; (b) the materials and information identified on Exhibit “C” attached hereto (each, a “Preliminary Summary“), which materials and information shall include a preliminary budget detailing the projected Total Project Costs reasonably anticipated to be expended in connection with the contemplated development of such Pipeline Property, including certain construction, development and leasing fees payable to PMB LLC in amounts equal to or less than those set forth on Exhibit “E” attached hereto; and (c) PMB LLC’s good faith determination of such Pipeline Property’s FMV Cap Rate, together with reasonable back-up documentation for such calculation; provided, however, that if NHP and the Operating Partnership reasonably determine that any of the Preliminary Information for the applicable Pipeline Property has not been provided or otherwise made available in connection with the applicable Preliminary Notice, NHP and the Operating Partnership shall notify PMB LLC within five (5) Business Days of its receipt of such Preliminary Notice of any Preliminary Information which has not been provided or made available and the “Preliminary Acceptance Period” (as hereinafter defined) shall not be deemed to have commenced until such information is provided.

3.3 Preliminary Acceptance. NHP and the Operating Partnership shall have until 5:00 p.m., California time, on the tenth (10) Business Day following its receipt of each Preliminary Notice (each, a “Preliminary Acceptance Period“) to review the Preliminary Information. PMB LLC shall cooperate reasonably with NHP and the Operating Partnership during the Preliminary Acceptance Period to provide NHP and the Operating Partnership with any reasonable information in addition to the Preliminary Information as shall be reasonably requested by NHP and the Operating Partnership to evaluate the Pipeline Property, but the same shall not extend the Preliminary Acceptance Period. NHP and the Operating Partnership shall give written notice to PMB LLC of its initial approval (each, an “Initial Approval Notice”) or its rejection (each, a “Preliminary Rejection Notice”) of such Pipeline Property on or before the expiration of the applicable Preliminary Acceptance Period. If NHP and the Operating Partnership fail to timely provide an Initial Approval Notice with respect to a particular Pipeline Property, then NHP and the Operating Partnership shall be deemed to have delivered a Preliminary Rejection Notice with respect to such Pipeline Property. If NHP and the Operating Partnership deliver or are deemed to have delivered a Preliminary Rejection Notice with respect to any Pipeline Property, NHP and the Operating Partnership shall have no further rights with respect to such Pipeline Property and PMB LLC and its affiliates may develop or pursue development of such Pipeline Property without regard to this Agreement. If NHP and the Operating Partnership timely deliver an Initial Approval Notice with respect to any Pipeline Property, the provisions of Sections 3.4 and 3.5 below shall apply. Notwithstanding the foregoing, however, if (a) the applicable Preliminary Summary with respect to any Pipeline Property contends that such Pipeline Property is a Non-Qualifying MOB, and (b) NHP and the Operating Partnership disagree with PMB’s contention as set forth therein, then on or before the expiration of such Preliminary Acceptance Period, NHP and the Operating Partnership shall give an Initial Approval Notice with respect to such Pipeline Property along with notice that NHP and the Operating Partnership disagree with PMB LLC’s contention that such Pipeline Property is a Non-Qualifying MOB (each, a “Disagreement Notice”). In such event, the parties shall meet in person or by telephone within three (3) Business Days after PMB LLC’s receipt of any such Disagreement Notice to attempt to mutually agree upon whether such Pipeline Property is a Non-Qualifying MOB or a Qualifying MOB. In the event that the parties are not able to agree within five (5) Business Days after any in person or telephone meeting, then, notwithstanding the first sentence of Section 12.15 hereof, the “Dispute” (as hereinafter defined) shall be submitted to mediation and, if necessary, resolved at the written request of any party to this Agreement by binding arbitration in accordance with the arbitration provisions of Section 12.15 hereof. If the parties agree, or it is determined through mediation or binding arbitration, that such Pipeline Property is a Non-Qualifying MOB, then the provisions of Section 3.1 above shall apply. If the parties agree that such Pipeline Property, or it is determined through mediation or binding arbitration that such Pipeline Property, is a Qualifying MOB, then NHP’s and the Operating Partnership’s Initial Approval Notice shall constitute their initial approval of such Pipeline Property and the provisions of Sections 3.4 and 3.5 below shall apply. If NHP and the Operating Partnership fail to timely deliver a Disagreement Notice, then each of NHP and the Operating Partnership shall be deemed to have agreed with PMB LLC’s determination as to whether the applicable Pipeline Property is a Non-Qualifying MOB. The later of (i) the delivery of an Initial Approval Notice or (ii) if applicable, the date of determination that a Pipeline Property is a Qualifying MOB, notwithstanding that PMB LLC contended that it was a Non-Qualifying MOB, whether by agreement of the parties, mediation or binding arbitration, shall be referred to herein as the “Preliminary Approval Date.”

3.4 Pipeline Property Diligence Period. If NHP and the Operating Partnership shall timely deliver an Initial Approval Notice within the applicable Preliminary Acceptance Period, then NHP and the Operating Partnership shall have until 5:00 p.m., California time, on the tenth (10th) Business Day (the “Final Acceptance Period”) following PMB LLC’s delivery to NHP and the Operating Partnership of the last of the materials and information identified on Exhibit “D” attached hereto (each, a “Final Information Package“) in which to complete its due diligence regarding such Pipeline Property; provided, however, that if NHP and the Operating Partnership reasonably determine that any portion of the Final Information Package for the applicable Pipeline Property has not been completely provided or otherwise made available, NHP and the Operating Partnership shall notify PMB LLC within five (5) Business Days of its receipt of such Final Information Package which has not been provided or made available and the Final Acceptance Period shall not be deemed to have commenced until such information is provided. Each of NHP and the Operating Partnership acknowledge and agree that (i) it is likely that there will be a significant period of time between the Preliminary Approval Date and PMB LLC’s submission of the Final Information Package in order to permit PMB LLC to fully analyze the proposed Pipeline Property and prepare the Final Information Package, and (ii) at any time after the Preliminary Approval Date, PMB LLC may, in its sole discretion, elect to abandon such Pipeline Property, in which case PMB LLC shall promptly notify each of NHP and the Operating Partnership of the same in writing. During the period from the Preliminary Approval Date to and until the earlier of (A) abandonment of the Pipeline Property by PMB LLC pursuant to the preceding sentence or (B) delivery to NHP and the Operating Partnership of the Final Information Package, PMB LLC shall keep each of NHP and the Operating Partnership reasonably informed as to the status of any proposed Pipeline Property and PMB LLC’s efforts with respect to the same. After delivery to NHP and the Operating Partnership of the Final Information Package, if at all, PMB LLC shall cooperate reasonably with NHP and the Operating Partnership during the Final Acceptance Period to provide NHP and the Operating Partnership with any reasonable information in addition to the Final Information Package as shall be reasonably requested by NHP and the Operating Partnership to evaluate the Pipeline Property, but the same shall not extend the Final Acceptance Period. NHP and the Operating Partnership shall give written notice to PMB LLC of its final approval (each, “Final Approval Notice”) or its rejection (each, a “Final Rejection Notice”) of such Pipeline Property on or before the expiration of the applicable Final Acceptance Period. If NHP and the Operating Partnership fail to timely provide a Final Approval Notice within the Final Acceptance Period with respect to a particular

Pipeline Property, then NHP and the Operating Partnership shall be deemed to have delivered a Final Rejection Notice with respect to such Pipeline Property. If NHP and the Operating Partnership deliver or are deemed to have delivered a Final Rejection Notice with respect to any Pipeline Property, NHP and the Operating Partnership shall have no further rights with respect to such Pipeline Property and PMB LLC and its affiliates may develop or pursue development of such Pipeline Property without regard to this Agreement.

3.5 Approved Property and Execution and Delivery of a Pipeline Property Contribution Agreement. If NHP and the Operating Partnership timely deliver a Final Approval Notice with respect to any Pipeline Property, then such Pipeline Property shall be deemed an “Approved Property” for purposes of this Agreement, and NHP, the Operating Partnership and PMB LLC shall as promptly as practicable thereafter execute and deliver, and PMB LLC shall cause the applicable Transferor to execute and deliver, a Pipeline Property Contribution Agreement in order to set forth the terms and conditions of the Pipeline Property Contribution Transaction with respect thereof.

3.6 Determination of FMV Cap Rate. NHP and the Operating Partnership shall have, with respect to each Pipeline Property, until the expiration of the Final Acceptance Period, to deliver a written notice to PMB LLC stating NHP’s and/or the Operating Partnership’s objection to the proposed FMV Cap Rate set forth in the applicable Preliminary Information, which notice shall also specify in reasonable detail NHP’s and/or the Operating Partnership’s basis therefor. If NHP and the Operating Partnership timely object to PMB LLC’s determination of the FMV Cap Rate, then the parties shall meet and confer in person or telephonically in good faith for a period of ten (10) Business Days following PMB LLC’s receipt of such notice to attempt to mutually agree upon the FMV Cap Rate. In the event that the parties are not able to agree on the FMV Cap Rate for any Pipeline Property within ten (10) Business Days of PMB LLC’s receipt of the objection notice from NHP and/or the Operating Partnership, then after such Pipeline Property becomes an Approved Property, if at all, such Dispute shall be submitted to mediation pursuant to Section 12.15 hereof and, if necessary, resolved pursuant to the “MAI Appraisal Procedure” (as hereinafter defined) set forth in Section 12.15 hereof. In the event that NHP and the Operating Partnership fail to deliver a written notice to PMB LLC pursuant to the first sentence of this Section 3.6, then each of NHP and the Operating Partnership shall be deemed to have agreed that the applicable Approved Property’s FMV Cap Rate shall be as set forth in the applicable Preliminary Information.

3.7 Pipeline Properties that are not Approved Properties upon Termination of the Pipeline Property Term. Notwithstanding anything in this Agreement to the contrary, if a Pipeline Property has not become an Approved Property prior to the termination of the Pipeline Property Term, then PMB LLC and its affiliates may develop such Pipeline Property without regard to this Agreement (except for the provisions of Section 7.1 hereof), and without submitting to either NHP or the Operating Partnership a Final Information Package with respect thereto.

3.8 Torrance Expansion MOB. Each of NHP, the Operating Partnership and PMB LLC acknowledge and agree that the expansion MOB currently contemplated by the ground lease with PMB Torrance 1 LLC for the Kenneth Watts Medical Office Building will be pursued by PMB LLC rather than the “Property Owning Entity” (as defined in the Contribution Agreement) and be subject to the terms of this Agreement as a Pipeline Property.

4. EXCLUSIVE RIGHT TO PROVIDE ASSET AND PROPERTY MANAGEMENT FOR NHP PROPERTIES.

During the Pipeline Property Term, so long as no material default by PMB LLC is continuing hereunder and no material default by PMBRES is continuing under any Property Management Agreement entered into pursuant to the Contribution Agreement, any Pipeline Property Contribution Agreement or this Section 4, NHP hereby agrees that, other than with respect to the “Excluded NHP Properties” (as hereinafter defined), PMBRES will have the exclusive right to provide property and asset management services with respect to any new MOBs acquired or developed by NHP or any affiliate of NHP from and after the Execution Date that are located in Arizona, California, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington or Wyoming (each such property, a “NHP Property“, and collectively, the “NHP Properties“). Accordingly, NHP shall deliver a notice to PMB LLC and to PMBRES identifying any NHP Properties that PMBRES shall have the right to manage pursuant to this Section 4 and, except as otherwise provided in this Section 4, each of PMBRES and NHP (or its affiliate that is the owner of any such NHP Property) shall deliver two (2) executed original counterparts of the applicable asset and property management agreement (which shall be substantially in the form of the “Property Management Agreement” (as defined in the Contribution Agreement), except that the term shall be limited to the Pipeline Property Term and, if applicable, the “Asset Management Services” (as defined in the Property Management Agreement) may be deleted therefrom pursuant to the last sentence hereof), within the time period specified in such notice. Notwithstanding the foregoing or anything to the contrary contained herein, at the request of NHP, PMB LLC agrees to reasonably consider and waive the exclusive right to manage each NHP Property granted to PMBRES pursuant to this Section 4 if (a) such new NHP Property is being subsequently acquired pursuant to an extraordinary transaction (as opposed to an ordinary course acquisition) or (b) NHP’s acquisition of such new NHP Property is conditioned upon a requirement imposed by a third party to such transaction that such third party (or its affiliates) retain the right to manage such NHP Property following NHP’s (or its affiliates) acquisition thereof. As used herein, the term “Excluded NHP Properties“ shall mean (i) any property leased on a triple net basis to a single tenant that manages and operates such property for its own account and pays all operating expenses, taxes and insurance directly (without the need for any third party property management services), and (ii) with respect to “Asset Management Services” (as defined in the Property Management Agreement) only, the properties known as “South West Washington” and “San Bernardino”, and any other properties for which an asset management fee is not being charged (i.e., passed through) to the tenants thereof.

5. TAKE-OUT LOAN COMMITMENTS AND MAXIMUM DEFICIENCY AMOUNT.

5.1 Take-Out Commitments. During the Pipeline Property Term, promptly following the receipt of a written request from PMB LLC, either or both of NHP and the Operating Partnership (as required by the applicable “Construction Lender” (as hereinafter defined)) shall deliver with respect to any Approved Property, a commitment (each, a “Take-Out Commitment“ and, collectively, the “Take-Out Commitments“) obligating NHP and/or the

Operating Partnership upon the closing of such construction loan to either (a) refinance (and pay in full) the construction loan provided by the applicable Construction Lender or (b) acquire from the applicable Construction Lender the construction loan with respect to the applicable Approved Property, in each case upon the maturity date therefor or any earlier acceleration thereof, subject to clause (ii) below. Each Take-Out Commitment shall be in a form reasonably acceptable to the lender providing a construction loan with respect to the applicable Approved Property (each, a “Construction Lender“), and shall (i) be in an amount not less than one hundred percent (100%) of the Approved Budgeted Costs and (ii) require the issuance of a permanent unconditional certificate of occupancy for the building shell and core of the Approved Property (but not any particular tenant space in the Approved Property) as a condition precedent to any refinancing or acquisition by NHP and/or the Operating Partnership thereunder. The purpose of the Take-Out Commitments is to allow PMB LLC and the applicable Transferor to obtain construction financing in the full amount of the Approved Budgeted Costs (which amount shall include the acquisition or leasing costs of the real property).

5.2 Maximum Deficiency Amount. In the event that (a) the Gross Pipeline Property Contribution Value of any Approved Property is less than the Approved Budgeted Costs of such Property and (b) NHP and/or the Operating Partnership has delivered a Take-Out Commitment with respect to such Property in accordance with Section 5.1 hereof, then, to the extent that NHP and/or the Operating Partnership refinances the construction loan with respect to such Approved Property or acquires from the applicable Construction Lender the construction loan with respect to such Approved Property, for an amount (each, a “Takeout Amount“) in excess of the Gross Pipeline Property Contribution Value of such Approved Property (such excess, a “FMV Takeout Deficiency“ and, together with such excess for all of the Approved Properties, the “FMV Takeout Deficiencies“), notwithstanding anything to the contrary contained herein, the following shall apply:

(i) until such time as the “Maximum Deficiency Amount” (as hereinafter defined) is reached, the applicable Approved Property shall be contributed to the Operating Partnership or an affiliate thereof in accordance with the provisions of the applicable Pipeline Property Contribution Agreement, except that the provisions thereof that require and/or permit PMB LLC, the applicable Transferor, or their affiliates to own interests in the applicable “Property Owning Entity” (as defined in the Contribution Agreement) shall not apply, and none of PMB LLC, the applicable Transferor nor their affiliates shall be permitted to own any interests in the applicable Property Owning Entity;

(ii) once the Maximum Deficiency Amount is reached, but before the “Overall Cap” (as hereinafter defined) is reached, each Approved Property with a FMV Takeout Deficiency shall be contributed in accordance with the provisions of this Agreement, except that (A) the provisions of the applicable Pipeline Property Contribution Agreement thereof that require and/or permit PMB LLC, the applicable Transferor, or their affiliates to own interests in the applicable Property Owning Entity shall not apply, and none of PMB LLC, the applicable Transferor nor their affiliates shall be permitted to own any interests in the applicable Property Owning Entity, (B) following such contribution, the applicable Property Owning Entity shall use commercially reasonable efforts to obtain a non-recourse loan from a third party financing source in the maximum principal amount that is available at commercially reasonable rates (such loan amount, the “Maximum Available Debt“), and (C) upon the earlier of (1) the funding of such third party loan and (2) one hundred and eighty (180) days after the applicable closing of the Pipeline Property Contribution Transaction for such Approved Property, PMB LLC shall cause the applicable Transferor to purchase from the Operating Partnership Investment Interests in the applicable Property Owning Entity having a value equal to “PMB’s Portion of the Equity Deficit” (as hereinafter defined) by delivering a “Deficiency Promissory Note” (as hereinafter defined) to the Operating Partnership, which Deficiency Promissory Note shall be secured by a pledge of (x) any and all of PMB LLC’s and any of its affiliates’ ownership interests in PMBRES, and (y) any and all of PMB LLC’s and any of its affiliates’ interest (including without limitation any Transferor’s interest to the extent not held solely for the benefit of “Continuing Transferor Parties” (as defined in the Contribution Agreement) that are not affiliates of PMB LLC) in any Property Owning Entity, which pledge shall be in a form to be mutually and reasonably agreed upon by PMB LLC and NHP pursuant to a pledge agreement in a form to be mutually and reasonably agreed upon by PMB LLC and NHP; and

(iii) once the Overall Cap is reached, notwithstanding anything to the contrary contained herein, to the extent that either of the following is in excess of the Overall Cap at any time, (A) neither NHP nor the Operating Partnership shall be obligated to acquire any Approved Property having a FMV Takeout Deficiency and (B) NHP shall not be obligated to make any additional advances under the Line of Credit.

As used herein, the term “Maximum Deficiency Amount“ shall mean that the sum of the FMV Takeout Deficiencies of the Approved Properties for which Pipeline Property Contribution Transactions have closed, shall equal or exceed Ten Million Dollars ($10,000,000.00). As used herein, the term “Equity Deficit“ shall mean, with respect to each applicable Approved Property, the amount by which the applicable Takeout Amount exceeds the applicable Maximum Available Debt (which may be $0.00). As used herein, the term “PMB’s Portion of the Equity Deficit“ shall mean the amount of the Equity Deficit attributable to PMB LLC in accordance with the table set forth in the definition of “Operating Partnership’s Share of the Discount Amount” hereof, as of the Preliminary Approval Date, but only to the extent the FMV Takeout Deficiency for such Approved Property exceeds the Maximum Deficiency Amount. As used herein, the term “Deficiency Promissory Note“ shall mean a promissory note in a form to be mutually and reasonably agreed upon by PMB LLC and NHP, in the amount of the applicable PMB’s Portion of the Equity Deficit, bearing interest at a rate equal to “LIBOR” (as hereinafter defined) plus one hundred seventy-five (175) basis points, and payable as interest only monthly for a period of sixty (60) months, after which time such note shall be due and payable in full. As used herein, the term “Overall Cap“ shall mean that, at any time, the sum of the total draws outstanding under the Line of Credit and the total principal outstanding under any and all Deficiency Promissory Notes shall exceed the amount of Twenty Million Dollars ($20,000,000.00).

6. LINE OF CREDIT.

During the Pipeline Property Term, promptly following the receipt of a written request from PMB LLC, NHP shall, or shall cause an affiliate of NHP to, extend to PMB LLC a Ten Million Dollar ($10,000,000.00) line of credit (the “Line of Credit“) at an interest rate equal to LIBOR plus one hundred seventy-five (175) basis points, pursuant to a loan agreement in a customary form to be mutually and reasonably agreed upon by PMB LLC and NHP. Borrowings under the Line of Credit may be used by PMB LLC for any costs incurred by PMB LLC or any affiliate of PMB LLC in connection with the proposed development or pursuit of any Pipeline Property (including overhead costs and expenses of PMB LLC) and shall be payable interest only monthly; provided, however, that if any principal borrowed is borrowed in connection with and attributable to any costs incurred by PMB LLC or any affiliate of PMB LLC in connection with the proposed development or pursuit of any specific Pipeline Property, whether or not such Pipeline Property has become an Approved Property under the terms of this Agreement (including for acquisition costs, leasing costs or development costs in connection therewith) (herein, “Specific Pipeline Property Borrowings”), then such Specific Pipeline Property Borrowings shall be paid from the proceeds of any construction loan for such Pipeline Property upon the initial funding of any construction loan therefor. The Line of Credit shall be secured by a pledge of (a) any and all of PMB LLC’s and any of its affiliates’ ownership interests in PMBRES (the “PMBRES Pledge”), and (b) to the extent of any Specific Pipeline Property Borrowings, at the time such Pipeline Property becomes an Approved Property, any and all of PMB LLC’s and any of its affiliates’ interest in any Transferor of such Approved Property (each, a “Transferor Pledge”); provided, however, that PMB LLC may request that any pledge of its or its affiliates interests in any Transferor of an Approved Property be released in the event that applicable Specific Pipeline Property Borrowings with respect thereto are fully repaid with the proceeds of a construction loan with respect to such Approved Property. Accordingly, (i) in connection with each draw, PMB LLC shall deliver a statement to NHP indicating which Pipeline Property the proceeds of the draw shall be used in connection with, and (ii) in connection with the first draw for the first time, PMB LLC shall include with its draw request, the PMBRES Pledge. In addition, in the event of any Specific Pipeline Property Borrowings relating to any particular Approved Property, PMB LLC shall deliver the applicable Transferor Pledge with respect to such Approved Property as soon as practicable following the date the applicable Pipeline Property becomes an Approved Property in accordance with the terms of this Agreement. The PMBRES Pledge and each Transferor Pledge shall be in a form to be mutually and reasonably agreed upon by PMB LLC and NHP pursuant to a pledge agreement in a form to be mutually and reasonably agreed upon by PMB LLC and NHP. The entire unpaid and outstanding principal of the Line of Credit shall be due and payable in full on or before the second (2nd) anniversary of the expiration or earlier termination of the Pipeline Property Term (and such repayment obligation shall survive the termination of this Agreement and each Closing under a Pipeline Property Contribution Agreement). As used herein, the term “LIBOR“ shall mean, with respect to each monthly period commencing on the date of the first draw under the Line of Credit, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/8 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time on the date that is two (2) London Business Days prior to the applicable payment date.

7. ROFO PROPERTY RIGHTS.

7.1 Radius Restrictions. For so long as the Operating Partnership and/or NHP, directly or indirectly owns any material portion of any Property acquired pursuant to the Contribution Agreement or any Approved Property acquired pursuant to a Pipeline Property Contribution Agreement (individually, a “Protected Property”, and collectively, the “Protected Properties”), PMB LLC shall deliver a “Right of First Offer Notice” (as hereinafter defined) to NHP and the Operating Partnership in the event that PMB LLC or its affiliates intend to acquire and develop a MOB, or acquire an existing MOB, whether directly or indirectly and whether by fee or by leasehold, to the extent that such additional real property, or any portion of such additional real property, is located in the “Competitive Area” (as hereinafter defined) of such Protected Property (each, a “ROFO Property”). Notwithstanding anything to the contrary in this Section 7.1, the “Right of First Offer” (as hereinafter defined) and the “Right of First Refusal” (as hereinafter defined) with respect to any ROFO Property shall not apply if the proposed transaction with respect to such ROFO Property is an Excluded ROFO Transaction. Prior to seeking or negotiating any third party investments or financial arrangements with respect to such ROFO Property (other than with any hospitals or doctors that may be affiliated with such ROFO Property) PMB LLC shall first notify the Operating Partnership in writing (the “Right of First Offer Notice”) of its intentions, which Right of First Offer Notice shall (a) summarize the transaction that PMB LLC or its affiliates are considering in connection with such ROFO Property (including, without limitation, information regarding the ownership interests or investment opportunities that PMB LLC wishes to offer to a third party financial institution or investor and what interests are likely to be held by doctors and/or hospitals), (b) contain the material economic terms upon which PMB LLC would, in good faith, expect to be able to enter into its contemplated transaction in the market and (c) offer (in each case, a “Right of First Offer”) to the Operating Partnership the opportunity to consider whether it will participate in the contemplated transaction on material economic terms substantially similar to those contained in the Right of First Offer Notice. PMB LLC shall also provide any reasonable additional information that it has with respect to the transaction and such ROFO Property, which the Operating Partnership may reasonably request in connection with its consideration of the transaction. The Operating Partnership shall have ten (10) Business Days from the date upon which it receives the Right of First Offer Notice to notify PMB LLC of its exercise of a Right of First Offer (or to notify PMB LLC of its intention to exercise a Right of First Offer subject to the approval of NHP’s Board of Directors, in which case the Operating Partnership shall notify PMB LLC of its exercise of a Right of First Offer on or before the twentieth (20th) Business Day following the date upon which it receives the Right of First Offer Notice). If the Operating Partnership has not responded to the Right of First Offer Notice within the aforementioned time periods, the Operating Partnership shall have been deemed to waive its Right of First Offer with respect to such ROFO Property, subject to the Right of First Refusal and the other express terms of this Section 7.1. Upon the Operating Partnership’s rejection, or deemed rejection of the Right of First Offer with respect to a ROFO Property, PMB LLC shall then have the right to cause the transaction described in the Right of First Offer Notice for such ROFO Property to occur with any third party, provided that (i) the closing of such transaction occurs within one (1) year of the date on which the Operating Partnership is deemed to have waived its Right of First Offer, and (ii) there are no “Material Changes to the ROFO Terms” (as hereinafter defined) from those set forth in the Right of First Offer Notice. As used herein, “Material Changes to the ROFO Terms” shall mean that (A) the aggregate effective economic terms are less than ninety-five percent

(95%) of the aggregate effective economic terms set forth in the Right of First Offer Notice and/or (B) any other material term is not substantially similar to such material term as set forth in the Right of First Offer Notice. If any transaction with a third party relating to a ROFO Property does not close within one (1) year of the date on which the Operating Partnership is deemed to have waived its Right of First Offer with respect thereto, the ROFO Property shall again become subject to the Right of First Offer. If, after the Operating Partnership rejects or is deemed to have rejected its Right of First Offer with respect to any ROFO Property, there are any Material Changes to the ROFO Terms with respect thereto from those set forth in the Right of First Offer Notice, before consummating any transaction with a third party based thereon, PMB LLC shall provide written notice to the Operating Partnership of such Material Changes to the ROFO Terms (the “Revised Offer Notice”). The Operating Partnership shall then have the right to enter into the transaction upon the same terms as are set forth in the Revised Offer Notice (a “Right of First Refusal”) by delivering written notice of its exercise of such Right of First Refusal within ten (10) Business Days from the date upon which it receives the Revised Offer Notice (or to notify PMB LLC of its intention to exercise its Right of First Refusal subject to the approval of NHP’s Board of Directors, in which case the Operating Partnership shall notify PMB LLC of its exercise of a Right of First Refusal on or before the twentieth (20th) Business Day following the date upon which it receives the Revised Offer Notice). If the Operating Partnership has not responded to the Revised Offer Notice within the aforementioned time periods, the Operating Partnership shall have been deemed to waive its Right of First Refusal with respect to such ROFO Property. If the Operating Partnership has exercised its Right of First Offer or Right of First Refusal pursuant to the terms of this Section 7.1, the Operating Partnership and PMB LLC shall use good faith efforts to close such transaction within sixty (60) days of such exercise upon the terms of definitive legal documents to be negotiated in good faith by the parties (substantially similar to the applicable terms of a Pipeline Property Contribution Agreement to the extent that the proposed transaction is substantially similar to a Pipeline Property Contribution Transaction, if at all) as soon as practicable following the exercise of such Right of First Offer or Right of First Refusal, as the case may be, by the Operating Partnership. As used herein, “Competitive Area” shall mean with respect to a given Protected Property (1) if such Protected Property is located on a hospital campus, the hospital campus on which such Protected Property is situated or any real property located across the street from such campus, and (2) if such Protected Property is not located on a hospital campus, the area located within the one-half (1/2) mile radius of such Protected Property.

7.2 State-Wide Restrictions. During the Pipeline Property Term, prior to seeking or negotiating any third party investments (of debt or equity) with respect to any State-Wide ROFO Property, PMB LLC shall first notify the Operating Partnership in writing (the “State-Wide Right of First Offer Notice”) of its intentions, which State-Wide Right of First Offer Notice shall (a) summarize the transaction that PMB LLC or its affiliates are considering in connection with such State-Wide ROFO Property (including, without limitation, information regarding the ownership interests or investment opportunities that PMB LLC wishes to offer to a third party financial institution or investor and what interests are likely to be held by doctors and/or hospitals), (b) contain the material economic terms upon which PMB LLC would, in good faith, expect to be able to enter into its contemplated transaction in the market and (c) offer (in each case, a “State-Wide Right of First Offer”) to the Operating Partnership the opportunity to consider whether it will participate in the contemplated transaction on material economic terms substantially similar to those contained in the State-Wide Right of First Offer Notice. PMB LLC

shall also provide any additional reasonable information that it has with respect to the transaction and such State-Wide ROFO Property, which the Operating Partnership may reasonably request in connection with its consideration of the transaction. As used herein, the term “State-Wide ROFO Property” shall mean any then existing MOB that is to be acquired (whether by fee or by leasehold) by PMB LLC or its affiliates, and is located within the States of California, Oregon, Washington, Idaho, Nevada, Utah, Wyoming, Arizona, New Mexico, Hawaii and/or Montana. Notwithstanding anything to the contrary in this Section 7.2, the State-Wide Right of First Offer and the “State-Wide Right of First Refusal” (as hereinafter defined) with respect to any State-Wide ROFO Property shall not apply if the proposed transaction with respect to such State-Wide ROFO Property is an Excluded ROFO Transaction. The Operating Partnership shall have ten (10) Business Days from the date upon which it receives the State-Wide Right of First Offer Notice to notify PMB LLC of its exercise of a State-Wide Right of First Offer (or to notify PMB LLC of its intention to exercise a State-Wide Right of First Offer subject to the approval of NHP’s Board of Directors, in which case the Operating Partnership shall notify PMB LLC of its exercise of a State-Wide Right of First Offer on or before the twentieth (20th) Business Day following the date upon which it receives the State-Wide Right of First Offer Notice). If the Operating Partnership has not responded to the State-Wide Right of First Offer Notice within the aforementioned time periods, the Operating Partnership shall have been deemed to waive its State-Wide Right of First Offer with respect to such State-Wide ROFO Property, subject to the State-Wide Right of First Refusal and the other express terms of this Section 7.2. Upon the Operating Partnership’s rejection, or deemed rejection of the State-Wide Right of First Offer with respect to a State-Wide ROFO Property, PMB LLC shall then have the right to cause the transaction described in the State-Wide Right of First Offer Notice for such ROFO Property to occur with any third party, provided that (i) the closing of such transaction occurs within one (1) year of the date on which the Operating Partnership is deemed to have waived its State-Wide Right of First Offer, and (ii) there are no “Material Changes to the State-Wide ROFO Terms” (as hereinafter defined) from those set forth in the State-Wide Right of First Offer Notice. As used herein, “Material Changes to the State-Wide ROFO Terms” shall mean that (A) the aggregate effective economic terms are less than ninety-five percent (95%) of the aggregate effective economic terms set forth in the State-Wide Right of First Offer Notice and/or (B) any other material term is not substantially similar to such material term as set forth in the State-Wide Right of First Offer Notice. If any transaction with a third party relating to a State-Wide ROFO Property does not close within one (1) year of the date on which the Operating Partnership is deemed to have waived its State-Wide Right of First Offer with respect thereto, the State-Wide ROFO Property shall again become subject to the State-Wide Right of First Offer. If, after the Operating Partnership rejects or is deemed to have rejected its State-Wide Right of First Offer with respect to any State-Wide ROFO Property, there are any Material Changes to the State-Wide ROFO Terms with respect thereto from those set forth in the State-Wide Right of First Offer Notice, before consummating any transaction with a third party based thereon, PMB LLC shall provide written notice to the Operating Partnership of such Material Changes to the State-Wide ROFO Terms (the “Revised State-Wide Offer Notice”). The Operating Partnership shall then have the right to enter into the transaction upon the same terms as are set forth in the Revised State-Wide Offer Notice (a “State-Wide Right of First Refusal”) by delivering written notice of its exercise of such State-Wide Right of First Refusal within ten (10) Business Days from the date upon which it receives the Revised State-Wide Offer Notice (or to notify PMB LLC of its intention to exercise its State-Wide Right of First Refusal subject to the approval of

NHP’s Board of Directors, in which case the Operating Partnership shall notify PMB LLC of its exercise of a State-Wide Right of First Refusal on or before the twentieth (20th) Business Day following the date upon which it receives the Revised State-Wide Offer Notice). If the Operating Partnership has not responded to the Revised State-Wide Offer Notice within the aforementioned time periods, the Operating Partnership shall have been deemed to waive its State-Wide Right of First Refusal with respect to such State-Wide ROFO Property. If the Operating Partnership has exercised its State-Wide Right of First Offer or State-Wide Right of First Refusal pursuant to the terms of this Section 7.2, the Operating Partnership and PMB LLC shall use good faith efforts to close such transaction within sixty (60) days of such exercise upon the terms of definitive legal documents to be negotiated in good faith by the parties (substantially similar to the applicable terms of a Pipeline Property Contribution Agreement to the extent that the proposed transaction is substantially similar to a Pipeline Property Contribution Transaction, if at all) as soon as practicable following the exercise of such State-Wide Right of First Offer or State-Wide Right of First Refusal, as the case may be, by the Operating Partnership.

8. PMB LLC REPRESENTATIONS AND WARRANTIES. PMB LLC represents and warrants to and agrees with NHP and the Operating Partnership, as of the Execution Date, as follows:

8.1 No Conflicts. The execution and delivery of this Agreement by PMB LLC, the consummation of the transactions herein contemplated to be performed by PMB LLC, and compliance with the terms of this Agreement by PMB LLC will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, (a) any indenture, deed of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which PMB LLC is a party or by which PMB LLC or its assets are bound, or (b) any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over PMB LLC.

8.2 Due Organization; Consents. PMB LLC is a duly organized limited liability company, is validly existing and in good standing under the Laws of the State of California, with its principal place of business in the State of California. All requisite action has been taken by PMB LLC in connection with entering into this Agreement. No consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the execution by PMB LLC of this Agreement and/or the performance by PMB LLC of its obligations hereunder.

8.3 Authority; Validity of Agreement. PMB LLC has full right, power and authority to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement to which it is a party. The individual(s) executing this Agreement and the instruments referenced herein on behalf of PMB LLC have the legal power, right and actual authority to bind PMB LLC to the terms hereof and thereof. This Agreement has been duly authorized, executed and delivered by PMB LLC and is the valid, binding and enforceable obligation of PMB LLC.

8.4 Not a Prohibited Person

(a) To PMB LLC’s Knowledge, PMB LLC is not a Prohibited Person.

(b) To PMB LLC’s Knowledge, neither PMB LLC nor any of its other investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.

(c) To PMB LLC’s Knowledge, the assets of PMB LLC and any Transferor that may be transferred under this Agreement and/or under any other document executed in connection with the transactions contemplated hereby are not and will not be the property of, and are not and will not be beneficially owned, directly or indirectly, by a Prohibited Person.

(d) To PMB LLC’s Knowledge, the assets of PMB LLC and any Transferor that may be transferred under this Agreement and/or under any other document executed in connection with the transactions contemplated hereby are not and will not be proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

9. NHP AND OPERATING PARTNERSHIP REPRESENTATIONS AND WARRANTIES. NHP and the Operating Partnership each represents and warrants to and agrees with PMB LLC and PMBRES, as of the Execution Date, as follows:

9.1 No Conflicts. The execution and delivery of this Agreement by each of NHP and the Operating Partnership, the consummation of the transactions herein contemplated to be performed by each of NHP and the Operating Partnership, and compliance with the terms of this Agreement by each of NHP and the Operating Partnership will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, (a) any indenture, deed of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which Transferee is a party or by which either NHP or the Operating Partnership is bound, or (b) any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over either NHP or the Operating Partnership.

9.2 Due Organization; Consents. NHP is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, with its principal place of business in the State of California. The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, with its principal place of business in the State of California. All requisite action has been taken by each of NHP and the Operating Partnership in connection with entering into this Agreement. No consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the execution by either NHP or the Operating Partnership of this Agreement and/or the performance by either of NHP or the Operating Partnership of its obligations hereunder.

9.3 Authority; Validity of Agreement. Each of NHP and the Operating Partnership has full right, power and authority to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement to which it is a party. The individual(s) executing this Agreement on behalf of each of NHP and the Operating Partnership and the instruments referenced herein on behalf of each of NHP and the Operating Partnership have the legal power, right and actual authority to bind each of NHP and the Operating Partnership to the terms hereof and thereof. This Agreement has been duly authorized, executed and delivered by each of NHP and the Operating Partnership and is the valid, binding and enforceable obligation of each of NHP and the Operating Partnership.

9.4 Not a Prohibited Person

(a) To NHP’s and the Operating Partnership’s Knowledge, neither NHP nor the Operating Partnership is a Prohibited Person.

(b) To NHP’s and the Operating Partnership’s Knowledge, neither NHP nor the Operating Partnership nor any of their other investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.

(c) To NHP’s and the Operating Partnership’s Knowledge, none of the assets of NHP or the Operating Partnership that may be transferred under this Agreement and/or under any other document executed in connection with the transactions contemplated hereby are or will be the property of, or are or will be beneficially owned, directly or indirectly, by a Prohibited Person.

(d) To NHP’s and the Operating Partnership’s Knowledge, none of the assets of NHP or the Operating Partnership that may be transferred under this Agreement and/or under any other document executed in connection with the transactions contemplated hereby are or will be proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

10. BROKERS

PMB LLC represents, warrants to and agrees with each of NHP and the Operating Partnership that it has not had, and shall not have, any dealings with any third party to whom the payment of any broker’s fee, finder’s fee, commission or other similar compensation (“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby, other than any Commissions that may be due and owing to a third party in connection with the acquisition or leasing of an Approved Property. Each of NHP and the Operating Partnership hereby represents, warrants to and agrees with PMB LLC that it has not had, and shall not have, any dealings with any third party to whom the payment of any Commission shall or may become due or payable in connection with the transactions contemplated hereby, other than certain advisor fees payable to Shattuck Hammond Partners LLC and J.P. Morgan Securities Inc. (collectively, the “NHP Commission Parties”). Each of NHP and the Operating Partnership hereby agrees to pay all Commissions due and payable to the NHP Commission Parties in connection with the transactions contemplated hereby pursuant to its separate agreements with the NHP Commission Parties. PMB LLC shall indemnify, protect, defend and hold each of NHP and the Operating Partnership harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by either NHP or the Operating Partnership by reason of any breach or inaccuracy of the representation, warranty and agreement of PMB LLC contained in this Section 10. Each of NHP and the Operating Partnership shall indemnify, protect, defend and hold PMB LLC and its affiliates harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by PMB LLC or such affiliate by reason of any breach or inaccuracy of the representation, warranty and agreement of NHP or the Operating Partnership contained in this Section 10. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11. PUBLIC ANNOUNCEMENTS

The parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable laws (including, without limitation, applicable securities laws and the rules and regulations of the Securities and Exchange Commission), court process or the rules and regulations of any national securities exchange.

12. MISCELLANEOUS PROVISIONS

12.1 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the Laws of the State of California, without regard to its principles of conflicts of law.

12.2 Entire Agreement. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties (including, without limitation, that certain Non-Binding Term Sheet dated October 25, 2007, between NHP and an affiliate of PMB LLC), and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

12.3 Modification; Waiver. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.4 Communications. All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Communications“) shall be in writing and may be given personally, by registered or certified mail, by electronic communication, telecopy or by Federal Express (or other reputable overnight delivery service) as follows:

To NHP or the Operating Partnership:

c/o Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

Attention: Doug Pasquale

Telephone: (949) 718-4400 Telecopy: (949) 759-6887 Email: doug@nhp-reit.com

With a Copy To:

c/o Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

Attention: Abdo Khoury

Telephone: (949) 718-4413

Telecopy: (949) 759-6887

Email: abdo@nhp-reit.com

With A Copy To:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Attention: Meryl K. Chae, Esq.

Telephone: (213) 687-5035

Telecopy: (213) 621-5035

Email: mchae@skadden.com

To PMB LLC or PMBRES:

c/o PMB LLC 12348 High Bluff Drive, Suite 100 San Diego, California 92130 Attention: Mark D. Toothacre Telephone: (858) 794-1900 Telecopy: (858) 794-1910 Email: mark@pmbllc.com

With A Copy To:	c/o PMB LLC
12348 High Bluff Drive, Suite 100 San Diego, California 92130 Attention: Evan Stone Telephone: (858) 794-1900 x313 Telecopy: (858) 794-1910 Email: evan@pmbllc.com

With A Copy To:	Latham & Watkins LLP
650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Attention: David C. Meckler Telephone: (714) 755-8103 Telecopy: (714) 755-8290 Email: david.meckler@lw.com or to such other address or such other person as the addressee party shall have last designated by notice to the other parties. All Communications shall be deemed to have been given when received. All Communications given by telecopy or electronic communication shall be followed by the delivery of a hard copy of such Communication, provided that such Communications shall be deemed to have been given when received by telecopy or electronic communication.

12.5 Assignment. No party hereto shall have the right, power, or authority to assign all or any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without the prior written consent of the other parties hereto.

12.6 Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

12.7 Successors and Assigns; Third Parties. Subject to and without waiver of the provisions of Section 12.5 hereof, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

12.8 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

12.9 Headings. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

12.10 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

12.11 Number and Gender. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.

12.12 Construction. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

12.13 Exhibits. All exhibits and schedules attached hereto are hereby incorporated by reference as though set out in full herein.

12.14 Attorneys’ Fees. In the event that any party hereto brings an action or proceeding against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses.

12.15 Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement, including any claim based on contract, tort or statute (collectively, a “Dispute”), that cannot be resolved by the parties within thirty (30) days shall first be submitted to mediation between the parties. In the event that such mediation does not resolve the Dispute within ten (10) Business Days, the Dispute shall be resolved at the written request of any party to this Agreement by binding arbitration using applicable arbitration procedures of JAMS located in San Diego, California pursuant to California law. The parties shall attempt to designate one arbitrator from JAMS. If they are unable to do so within thirty (30) days after written demand therefor, then JAMS shall designate an arbitrator. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party. Notwithstanding anything to the contrary contained herein, this Section 12.15 shall not prevent any party hereto from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the State of California (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Agreement or to prevent irreparable harm and injury. The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Agreement between the parties hereto shall be determined through final and binding arbitration in accordance with the terms of this Section 12.15. Notwithstanding the foregoing, a Dispute relating to the determination of the FMV Cap Rate for any Approved Property shall be resolved pursuant to the MAI Appraisal Procedure rather than by the arbitration procedures described above. The “MAI Appraisal Procedure” shall mean that following the procedure described in Section 3.5 hereof: (a) each of PMB LLC, on the one hand, and NHP and the Operating Partnership, on the other hand, shall select a MAI designated appraiser with at least ten (10) years of experience in appraising MOBs (a “Qualified Appraiser”) and shall give notice to the other specifying the name and address of the Qualified Appraiser each has chosen; (b) the two Qualified Appraisers so chosen shall, within ten (10) days after the second Qualified Appraiser is appointed, determine the FMV Cap Rate for the applicable Approved Property as of the relevant date in accordance with the terms of this Agreement; (c) if the two valuations produced are within ten percent (10%) of each other, then the average of the two (2) FMV Cap Rates shall be deemed to be the FMV Cap Rate for the applicable Approved Property as of the relevant date, but if the two (2) FMV Cap Rates produced are not within ten percent (10%) of each other, the two (2) Qualified Appraisers shall together designate a third (3rd) Qualified Appraiser; and (d) if applicable, the FMV Cap Rate of the third (3rd) Qualified Appraiser shall be compared to the FMV Cap Rates of the first (1st) Qualified Appraisers, and the two (2) valuations that are nearest to each other shall be averaged, and the average of the two

(2) FMV Cap Rates shall be deemed to be the MV Cap Rate for the applicable Approved Property as of the relevant date. Each party shall pay the fees and expenses of the Qualified Appraiser it has selected, and if applicable, one half (1/2) of the fees and expenses of the third (3rd) Qualified Appraiser. The decision and award of the Qualified Appraisers shall be in writing and shall be final, conclusive and enforceable in any court of competent jurisdiction.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NHP:

NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation

By:
Name:
Title:

OPERATING PARTNERSHIP:

NHP/PMB L.P. a Delaware limited partnership

By:	[ ],
a [ ],
its general partner

By:
Name:
Title:

[Additional Signature Pages Follow]

Signature Page

PMB LLC:

PMB LLC, a California limited liability company

By:
Name:
Title:

PMBRES:

PMB REAL ESTATE SERVICES LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT “A”

PMB EXCLUDED PROPERTIES

1.	AIG STRATEGIC ALLIANCE AGREEMENT – This Agreement with AIG contains a restriction on prospective transactions. This Agreement expires 4/28/08.

2.	PDP MISSION VIEJO LLC – This LLC’s Operating Agreement with AIG’s affiliate contains a radius restriction on prospective transactions.[1]

3.	PDP ORANGE LLC – This LLC’s Operating Agreement with AIG’s affiliate contains a radius restriction on prospective transactions.[2]

4.	PMB ACQUISITION #2 PARTNERS LLC – This LLC’s Operating Agreement with AIG’s affiliate contains a radius restriction on prospective transactions that affects the Henderson Sienna campus MOBs (doesn’t affect St. Rose Dominican Medical Plaza Limited Partnership).

5.	PMB ACQUISITION GLENDALE LLC – This LLC’s Operating Agreement with LaSalle’s affiliate contains a radius restriction on prospective transactions.

6.	PDP LA MESA LLC – This LLC’s prospective Amended & Restated Operating Agreement with LaSalle’s affiliate contains a radius restriction on prospective transactions. LaSalle has yet to exercise its option, so this Amended & Restated Operating Agreement is not yet effective.

7.	AMP III LLC – This MOB would be excluded as it is a Dr. Rush investment outside PMB.

[1]

This item shall be automatically deleted to the extent that the "Contribution Transaction" (as defined in the Contribution Agreement) with respect to the "Property" (as defined in the Contribution Agreement) owned by this entity closes.

[2]

This item shall be automatically deleted to the extent that the "Contribution Transaction" (as defined in the Contribution Agreement) with respect to the "Property" (as defined in the Contribution Agreement) owned by this entity closes.

EXHIBIT “B”

CALCULATION OF SHARE OF PROFITS

EXHIBIT “C”

PRELIMINARY SUMMARY INFORMATION1

Objective: Rapidly evaluate the development potential of a specific Pipeline Property.

A.	Investment Overview

Succinctly describe investment including strategy and competition, risks, and mitigating factors.

List the salient deal terms as follows:

Property Name and Address

Estimated Total Development Costs

Estimated Total Debt, if any

Estimated equity to be provided by hospital or tenant/physicians

Hospital affiliation and relative local competitive position

B.	Preliminary Financial Analysis (see examples provided as Addendum A)

1.	Cash Flow Model – Preliminary cash flow and return analysis

2.	Preliminary Project Budget – Estimate all hard and soft costs of development, including construction costs (including contingency amounts), design, engineering, permits, project management and sales fees, marketing sales and expenses, and legal fees.

C.	Pro-forma Leasing Rates – demonstration of support for the proposed leasing rates in the project submarket (including information regarding any significant anticipated tenant groups (e.g., hospitals and/or physician groups).

D.	Land Proposal

1.	Terms of Ground Lease/Land Acquisition – Outline all relevant terms (price, payment terms, conditions of sale or contribution, timing, initial lease term and renewals, material landlord restrictions, ROFOs, options to purchase, etc.)

E.	Preliminary Site Analysis

1.	Zoning and Services Analysis – Summary of zoning and building code and entitlement analysis

2.	Utilities Review – Availability of utilities, and discretionary risks of obtaining service, if any.

3.	Site Plan and Topographic/Soils Conditions – Estimated dimensions and configuration of the site. Identification of any known conditions that are material to the project concept.

4.	Legal Analysis – Preliminary title report, including title to legal ownership, rights, easements. Identification of significant title issues, if any, that could affect the project.

F.	Project Design Concept

1.	Architectural Description – A general description of the architectural concept, describing square footage, floor plates (shapes, bay depths, core locations, etc.), common areas, parking

[3]

In addition to the delivery of the initial Preliminary Summary pursuant to Section 3.2 of this Agreement, PMB LLC shall, from time to time following the Preliminary Approval Date, notify NHP and the Operating Partnership of any material changes to the scope of or the financial analysis relating to each proposed Pipeline Property. Such changes shall include, without limitation, material changes to the project size, development budget or proforma financial analysis.

spaces, amenities and access. Identify specialized tenant suite configurations, if identified at this time.
2.	Square Footage – A table outlining the estimated rentable and usable square footage per floor.

3.	Conceptual Drawings – PMB to provide all available existing conceptual drawings, if any.

G. Pre-construction Schedules

1.	Estimated Pre-construction Budget
1.	Estimated Pre-construction Timeline

EXHIBIT “D”

FINAL INFORMATION PACKAGE

PMB LLC to deliver to or assist in completing the following items as part of final approval of a Pipeline Property:

A. Investment Executive Summary Overview

Value, Cost, Schedule, Major Tenants, Market Position, Unique Features, Competitive Challenges

B. Preliminary Financial Analysis

Leasing

Pre-leasing (tenants, rentable areas, lease terms)

Tenant prospects (name, projected area, comments)

Budget

Contractor’s cost breakdown (core/shell, site, tenant improvement allowance, and any special items)

Professional fees (developer’s OH/P, construction mgmt, third-party consultants, etc.)

Financing costs (construction interest, loan fees, lender legal, etc.)

Marketing & leasing fees

Reserves

Ten-year Operating Forecast4

Lease up forecast

Revenue & expenses (building & parking)

Reimbursables

Vacancy & collections allowance

Operating reserves

Ground rent, if any

Lease renewal and second generation allowances

NOI

Acquisition Value Forecast

NOI at sale

Cap rate analysis

Projected sale value

Projected sale date

[4]

Such Ten-year Operating Forecast shall include, without limitation, the model assumptions relating thereto such as lease-up timeline, anticipated turnover and retention, tenant improvement costs, operating costs and capital expenditures.

C. Construction Loan

Appraisal

Loan documents

Closing checklist

Option, Purchase & Sale Agreement

Title report

Phase 1 Environmental Report

Third-party reports

Survey

ALTA

Insurance (builder’s risk, & title)

Final architectural & construction contracts (assignments)

D. Updated Development, Location, Market and Competitive Overview

Site, location and improvements description (see Note #1, below)

Market/feasibility study (third party study, if required)

Competitive project discussion

Regional location map

Market/city location map

Sub-market/neighborhood location map

Subject aerial photos

Site photos

E. Entitlement Summary

All discretionary approvals

Non-discretionary approvals including building & site building permits

F. Final Site Analysis

Zoning approvals (public approval documents, zoning letters, etc.)

Site plan

Phase 1 if applicable

G. Project Construction Documents

Construction Documents

Bonds, insurance, major sub-contractor list

H. Construction Schedules

Grading, foundations, core & shell, tenant improvement build-out, occupancy

EXHIBIT “E”

PERMITTED PMB LLC CONSTRUCTION MANAGEMENT,

DEVELOPMENT AND LEASING FEES

PMB LLC will be entitled to receive the following fees during construction:

•	Development Overhead Fees calculated to be 5% of total development costs, or otherwise stated in the Approved Budgeted Costs, payable in equal monthly installments during the construction period.

•

Construction Management Fees calculated to be 3% of all direct construction costs or otherwise stated in the Approved Budgeted Costs, payable in equal monthly installments during the construction period.

•

Leasing Fees calculated to be 5% of the value of leases’ income over their first five (5) years and 2.5% of the value of leases’ income beyond 5 years, payable half on lease signing and half on occupancy, but in no event sooner than the closing of initial funding.

EXHIBIT “T”

AMENDED AND RESTATED PARTNERSHIP AGREEMENT

See attached

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NHP/PMB L.P.

i

ii

iii

iv

v

vi

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NHP/PMB L.P.

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NHP/PMB L.P., dated as of                     , 2008 (the “Effective Date”), is entered into by and among [                    ], a Delaware limited liability company, as the general partner, and the Persons whose names are set forth on Exhibit “A” hereto, and NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (“NHP”) for the sole purpose of agreeing to the provisions of Article XVI hereof. Capitalized terms used herein shall have the respective meanings ascribed thereto in Article I hereof.

WHEREAS, the General Partner has previously caused to be filed with the Delaware Secretary of State a certificate of limited partnership (as amended from time to time, the “Certificate”) relating to the formation of a Delaware limited partnership pursuant to the Act, known as NHP/PMB L.P. (the “Partnership”), and entered into an Agreement of Limited Partnership of NHP/PMB L.P., dated as of                     , 2008 (the “Original Agreement”), with the Operating Partnership; and

WHEREAS, in connection with the contribution of certain assets to the Partnership, the General Partner, the Operating Partnership and the other Limited Partners desire to amend and restate the Original Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement (including the recitals hereof):

Section 1.1 “Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

Section 1.2 “Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

Section 1.3 “Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership taxable year: (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii) (d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Section 1.4 “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership taxable year or as of such other date for which such deficit balance is to be calculated.

Section 1.5 “ Adjustment Date” has the meaning set forth in Section 8.6(d).

Section 1.6 “Adjustment Factor” means 1.0; provided, however, that if, after the date of the Contribution Agreement: (a) NHP (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares; (ii) splits or subdivides its outstanding REIT Shares; or (iii) effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, unless a similar transaction is effected with respect to the Partnership Units (so that the value of a Class A Partnership Unit relative to a REIT Share remains unchanged), then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor in effect immediately prior to such adjustment by a fraction, (1) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (2) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has not occurred as of such time); (b) NHP distributes any rights, options or warrants to all holders of its REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares (or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares) at a price per share less than the Market Value of a REIT Share on the record date for such distribution (each a “Distributed Right”), unless a similar transaction is effected with respect to the Partnership Units (in which holders of Partnership Units receive similar rights, options or warrants to subscribe for or purchase Partnership Units at a price per unit equal to the price per share for each Distributed Right multiplied by the Adjustment Factor), then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date plus the maximum number of REIT Shares purchasable under such Distributed Rights and (ii) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date plus a fraction, (1) the numerator of which is the maximum number of REIT Shares purchasable under such Distributed Rights times the minimum purchase price per REIT Share under such Distributed Rights and (2) the denominator of which is the Value of a REIT Share as of the record date; provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum purchase price for the purposes of the above fractions; or (c) NHP shall, by dividend or otherwise, distribute to all holders of its REIT Shares evidences of its indebtedness or assets (including securities, but excluding cash and excluding any dividend or distribution referred to in subsection (a) above), other than evidences of indebtedness or assets received by NHP, directly or indirectly, pursuant to a distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business on the date fixed for determination of shareholders entitled to receive such distribution by a fraction, (i) the numerator shall be such Market Value of a REIT Share on the date fixed for such determination and (ii) the denominator shall be the Market Value of a REIT Share on the dated fixed for such determination less the then fair market value (as reasonably determined by NHP) of the portion of the evidences of indebtedness or assets so distributed applicable to one REIT Share. Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event.

Section 1.7 “Affiliate” means, with respect to any Person, any other Person directly or indirectly (including through one or more intermediaries) controlling, controlled by or under common control with such Person. Without limiting the generality of the foregoing, with respect to any legal or business entity, the term “Affiliate” shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), fifty percent (50%) or more of any class of voting securities entitled to vote generally in the election of directors or managers of such Person, (ii) any Subsidiary of such legal or business entity, and (iii) any Subsidiary of a Person described in clause (i). A Person will not be deemed to be an Affiliate of any other Person solely as a result of being a director, governor, officer or similar fiduciary of such other Person.

Section 1.8 “Agreed Value” means: (i) in the case of any Contributed Property set forth on Exhibit D and as of the time of its contribution to the Partnership, the Agreed Value of such property as set forth in Exhibit D; (ii) in the case of any Contributed Property not set forth in Exhibit D and as of the time of its contribution to the Partnership, the 704(c) Value of such property, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed; and (iii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations.

Section 1.9 “Agreement” means this Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., as it may be amended, supplemented or restated from time to time in accordance with the terms hereof.

Section 1.10 “Applicable Percentage” means, as of each Partnership Record Date, the percentage specified on Exhibit E, based on the percentage of all outstanding Partnership Units represented by Class A Partnership Units.

Section 1.11 “Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

Section 1.12 “Available Cash” means, with respect to any period for which such calculation is being made,

(a) the sum, without duplication, of:

(i) net income, if any, determined in accordance with GAAP;

(ii) Depreciation and all other non-cash charges deducted in determining net income or net loss for such period;

(iii) the amount of any reduction in the reserves or other cash or similar balances referred to in clause (b)(vi) below; and

(iv) all other cash received by the Partnership for such period that was not included in determining net income or net loss for such period;

(b) less the sum, without duplication, of:

(i) net loss, if any, determined in accordance with GAAP;

(ii) all regularly scheduled principal debt payments made by the Partnership during such period (excluding balloon payments);

(iii) capital expenditures made by the Partnership during such period for maintenance, repairs and tenant improvements but not for development or expansion;

(iv) all other expenditures and payments not deducted in determining net income or net loss for such period (excluding balloon payments on indebtedness and capital expenditures for development or expansion);

(v) any amount included in determining net income or net loss for such period that does not correspond to a cash amount actually received by the Partnership during such period; and

(vi) the amount of any reserves or other cash or similar balances (including, but not limited to, working capital reserves, debt reserve funds, and capital improvements reserves) established during such period (or if previously established, the amount of any increase therein), which the General Partner determines in good faith to be necessary or appropriate for a legitimate business purpose of the Partnership, and not for the purpose of depriving Limited Partners of distributions of Available Cash.

Notwithstanding the foregoing, Available Cash shall not include (i) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Partnership, (ii) any Capital Contributions, whenever received, (iii) any Disposition Proceeds (whether received by the Partnership or distributed) or (iii) any Financing Proceeds (whether received by the Partnership or distributed).

Section 1.13 “Book-Tax Disparities” means, with respect to any item of property carried on the books of the Partnership at a Carrying Value that differs from its tax basis, as of the date of any determination, the difference between the Carrying Value of such property and the adjusted basis thereof for federal income tax purposes as of such date.

Section 1.14 “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close.

Section 1.15 “Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit B hereof.

Section 1.16 “Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or has contributed to the Partnership pursuant to Article IV hereof.

Section 1.17 “Carrying Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Carrying Value of any Contributed Property shall be the 704(c) Value of such property.

(b) The Carrying Values of all Partnership assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt, as of the following times:

(i) the acquisition of an additional Partnership Interest by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Partners in the Partnership;

(ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for a Partnership Interest, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Partners in the Partnership;

(iii) the liquidation or dissolution of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv) the grant of a Partnership Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner of the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Partners in the Partnership; and

(v) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2;

provided, however, that any adjustment pursuant to the foregoing clauses (i), (ii) or (iv) shall be made only if the General Partner determines that such adjustment is necessary and appropriate to reflect economic interests of the Partners.

(c) The Carrying Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as reasonably determined by the General Partner.

(d) The Carrying Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Carrying Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

Section 1.18 “Cash Amount” means an amount of cash per Class A Partnership Unit equal to the product of (i) the Market Value of a REIT Share and (ii) the REIT Shares Amount determined as of the applicable Valuation Date.

Section 1.19 “Certificate” has the meaning set forth in the recitals hereof.

Section 1.20 “Charter Restrictions” has the meaning set forth in Section 8.6(a) hereof.

Section 1.21 “Class A Partnership Unit” has the meaning set forth in the Section 4.3 hereof.

Section 1.22 “Class A Preferred Return” means, for any specified period, the aggregate increase in the Preferred Return Per Unit applicable to all outstanding Class A Partnership Units during such period.

Section 1.23 “Class B Partnership Unit” has the meaning set forth in the Section 4.3 hereof.

Section 1.24 “Closing Price” means, for any day on which REIT Shares are traded on the New York Stock Exchange, the closing price of a REIT Share on the New York Stock Exchange.

Section 1.25 “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.

Section 1.26 “Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

Section 1.27 “Consent of Class A Limited Partners” means the consent or approval of Limited Partners holding a majority of the outstanding Class A Partnership Units held by all Limited Partners.

Section 1.28 “Consolidated Total Debt” means, at any date, the aggregate amount of all Debt of the Partnership and its Subsidiaries at such date, on a consolidated basis, determined in accordance with GAAP.

Section 1.29 “Contributed Property” means any Property contributed to the Partnership in a transaction in which the basis of the Property is determined, in whole or in part, by reference to the basis of the Property in the contributor’s hand.

Section 1.30 “Contribution Agreement” means, the Formation and Contribution Agreement and Joint Escrow Instructions, dated as of                  , 2008, by and among NHP, as NHP, the Partnership, as Transferee, and the Persons named therein as Transferors.

Section 1.31 “Control” means, with respect to any Person, the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise. The terms “controlled by” and “under common control with” shall have correlative meanings.

Section 1.32 “Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; (iv) all indebtedness guaranteed by such Person; and (v) lease obligations of such Person that, in accordance with GAAP, are required to be capitalized.

Section 1.33 “Depreciation” means, for each taxable year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any method selected by the General Partner.

Section 1.34 “Disposition Proceeds” means the net proceeds received by the Partnership upon the taxable disposition of any Properties (other than a Terminating Capital Transaction), after deducting all costs and expenses of the Partnership in connection with such disposition.

Section 1.35 “Effective Date” has the meaning set forth in the recitals hereof.

Section 1.36 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

Section 1.37 “Financing Proceeds” means the net proceeds received by the Partnership in connection with any incurrence of Debt, after deducting all costs and expenses of the Partnership in connection with such incurrence.

Section 1.38 “Foreclosure Event” means a lender’s acquisition of ownership of the Unit Collateral (or the cash or REIT Shares paid by the Partnership or the General Partner, as applicable, in the Redemption of such Unit Collateral) as a result of a foreclosure.

Section 1.39 “Fundamental Event” has the meaning set forth in Section 8.6(d) hereof.

Section 1.40 “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

Section 1.41 “General Partner” means [                    ], a Delaware limited liability company, and its permitted successors and assigns, as the general partner of the Partnership, in their capacities as such.

Section 1.42 “General Partner Interest” means a Partnership Interest held by the General Partner in its capacity as general partner.

Section 1.43 “Guaranteed Obligations” has the meaning set forth in Section 16.1 hereof.

Section 1.44 “Incapacity” or “Incapacitated” means: (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when: (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above; (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties; (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect which has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator which has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

Section 1.45 “IRS” means the Internal Revenue Service (or any successor governmental entity), which administers the internal revenue laws of the United States.

Section 1.46 “Indemnitee” means (i) any Person made a party to a proceeding by reason of (a) his status as the General Partner, a Limited Partner, or as a director, officer, employee, manager, member, partner, agent, representative or Affiliate of the General Partner, or (b) his or its liabilities pursuant to a loan guarantee or otherwise for or as a result of any indebtedness or obligation of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness or obligation which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to, but excluding any obligation of the Partnership or any Subsidiary of the Partnership as a guarantor or in a similar capacity for Debts of Persons other than the Partnership and its Subsidiaries, including Debts of the General Partner, the Operating Partnership or NHP), and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability).

Section 1.47 “Limited Partner” means any Person named as a Limited Partner on Exhibit A hereto, as such Exhibit A may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner of the Partnership.

Section 1.48 “Limited Partner Interest” means a Partnership Interest held by a Limited Partner.

Section 1.49 “Liquidating Distribution Priority” means:

(a) First, to the holders of Class A Partnership Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero;

(b) Second, to the holders of Class A Partnership Units in an amount equal to the number of Class A Partnership Units held by such holders multiplied by the Market Value of a REIT Share as of the applicable Valuation Date, multiplied by the Adjustment Factor;

(c) Third, to the holders of Class B Partnership Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero;

(d) Fourth, to the holders of Class B Partnership Units in an amount equal to the number of Class B Partnership Units held by such holders multiplied by the Market Value of a REIT Share as of the applicable Valuation Date, multiplied by the Adjustment Factor; and

(e) Fifth, (i) 1% to the holders of Class A Partnership Units, and (ii) 99% to the holders of Class B Partnership Units, in each case, in proportion to the total number of Partnership Units held by them.

Section 1.50 “Liquidating Event” has the meaning set forth in Section 13.1.

Section 1.51 “Liquidator” has the meaning set forth in Section 13.2.

Section 1.52 “Make Whole Payment” has the meaning set forth in the Tax Protection Agreement.

Section 1.53 “Market Value” means, on any Valuation Date, the average of the Closing Prices for the period of twenty (20) consecutive trading days ending on the fifth (5th) trading day immediately prior to such Valuation Date; provided, however, that in calculating such average, if the Adjustment Factor has changed at any time after the commencement of such period and on or prior to such Valuation Date, then the Closing Price on each trading day shall be divided by a fraction, the numerator of which is the Adjustment Factor in effect on such Valuation Date, and the denominator of which is the Adjustment Factor that was in effect on such trading day.

Section 1.54 “Merger Agreement” has the meaning set forth in Section 14.4(a).

Section 1.55 “Margin Loan Partner” means a Partner that has pledged its Partnership Interest as collateral or security for a Margin Loan.

Section 1.56 “Margin Loan” means a loan for which a Partner has pledged its Partnership Interests in accordance with Section 11.3(a).

Section 1.57 “Net Income” or “Net Loss” means, for any taxable period, an amount equal to the Partnership’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income and Net Loss shall increase the amount of such income and/or decrease the amount of such loss;

(b) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income and Net Loss, shall decrease the amount of such income and/or increase the amount of such loss;

(c) Gain or loss resulting from any disposition of Partnership property where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Partnership assets disposed of, notwithstanding that the adjusted tax basis of such Partnership assets differs from its Carrying Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in Partnership assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Income and Net Loss;

(f) If the Carrying Value of any Partnership asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Carrying Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(g) Notwithstanding any other provision of this definition of Net Income and Net Loss, any items that are specially allocated pursuant to Exhibit C hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Exhibit C hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income and Net Loss.

Section 1.58 “NHP” shall mean Nationwide Health Properties, Inc., a Maryland corporation, and any successor thereto.

Section 1.59 “New REIT Shares” shall have the meaning set forth in Section 8.6(d).

Section 1.60 “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

Section 1.61 “Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

Section 1.62 “Operating Partnership” means NHP Operating Partnership, L.P., a Delaware limited partnership, and any successor thereto.

Section 1.63 “Original Agreement” has the meaning set forth in the recitals hereof.

Section 1.64 “Partner” means a General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners, collectively.

Section 1.65 “Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

Section 1.66 “Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

Section 1.67 “Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

Section 1.68 “Partnership” has meaning set forth in the recitals hereof.

Section 1.69 “Partnership Distribution Date” means a date established by the General Partner for the payment of distributions of Available Cash pursuant to Section 5.1, which date shall be the same as the date established by NHP for the payment of ordinary dividends to holders of REIT Shares.

Section 1.70 “Partnership Interest” means an ownership interest in the Partnership representing a fractional part of the Partnership Interests of all Partners, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. All Partnership Interests shall be expressed as a number of Partnership Units. A Partnership Interest shall be either a General Partner Interest or a Limited Partner Interest.

Section 1.71 “Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

Section 1.72 “Partnership Record Date” means a date established by the General Partner for the determination of Partners entitled to receive distributions of Available Cash pursuant to Section 5.1, which date shall be the same as the record date established by NHP for the payment of ordinary dividends to holders of REIT Shares.

Section 1.73 “Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners. Class A Partnership Units and Class B Partnership Units are Partnership Units.

Section 1.74 “Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

Section 1.75 “Partnership’s Cash Flow Ratio” means, as of any date of determination, the ratio of (x) the aggregate amount of Available Cash for the period of the most recent four consecutive fiscal quarters ending at least 30 days prior to the date of such determination to (y) the Class A Preferred Return for such four fiscal quarters; provided, however, that:

(a) if the Partnership or any Subsidiary has incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Partnership’s Cash Flow Ratio is an incurrence of Debt, or both, Available Cash and the Class A Preferred Return for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been incurred on the first day of such period;

(b) if the Partnership or any Subsidiary has repaid, repurchased, defeased or otherwise discharged any Debt since the beginning of such period or if any Debt is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Partnership’s Cash Flow Ratio, Available Cash and the Class A Preferred Return for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period;

(c) if since the beginning of such period the Partnership or any Subsidiary shall have disposed of any asset, Available Cash for such period shall be reduced by an amount equal to Available Cash (if positive) directly attributable to such assets for such period, or increased by an amount equal to Available Cash (if negative), directly attributable thereto for such period;

(d) if since the beginning of such period the Partnership or any Subsidiary shall have made an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, Available Cash for such period shall be calculated after giving pro forma effect thereto as if such acquisition had occurred on the first day of such period; and

(e) unless both the first Business Day immediately prior to such period, and the last Business Day of such period are Partnership Record Dates, the Class A Preferred Return for such period shall be calculated for such period by interpolation of the increase in the Preferred Return Per Unit for the relevant periods.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in compliance with Article 11 of Regulation S-X, as determined in good faith by a responsible financial or accounting officer of the General Partner. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

Section 1.76 “Partnership’s Loan to Value Ratio” means, as of any date, the ratio of (i) the Consolidated Total Debt at such date, to (ii) the aggregate fair market value of all Properties of the Partnership and its consolidated Subsidiaries at such date, as reasonably and in good faith determined by the General Partner. In calculating the Partnership’s Loan to Value Ratio, the General Partner may rely on an opinion of an independent valuation firm.

Section 1.77 “Percentage Interest” means, as to a Partner, its interest in the Partnership, as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding, as specified in Exhibit A attached hereto, as such Exhibit A may be amended from time to time.

Section 1.78 “Person” means an individual or a corporation, partnership, trust, limited liability company, unincorporated organization, association or other entity.

Section 1.79 “Pipeline Agreement” means that certain Pipeline Property Agreement, dated as of                     , 2008, by and among NHP, the Partnership, [PMB #2 LLC], a Delaware limited liability company, and PMB Real Estate Services, LLC, a California limited liability company, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

Section 1.80 “Pipeline Properties” means the real properties or direct or indirect equity interests therein that the Partnership acquires in connection with any transactions contemplated by or consummated in connection with the Pipeline Agreement (or any agreements or instruments executed and delivered pursuant to the terms thereof) (each, a “Pipeline Property”).

Section 1.81 “Plan of Conversion” has the meaning set forth in Section 14.4(a).

Section 1.82 “Preferred Return Per Unit” means with respect to each Partnership Unit outstanding on a specified Partnership Record Date, an amount initially equal to zero, and increased cumulatively on each Partnership Record Date by an amount equal to the product of (i) the cash dividend per REIT Share declared by NHP for holders of REIT Shares on such Partnership Record Date, multiplied by (ii) the Applicable Percentage in effect on such Partnership Record Date, multiplied by (iii) the Adjustment Factor in effect on such Partnership Record Date; provided, however, that, for each Partnership Unit, the increase that shall occur in accordance with the foregoing on the first Partnership Record Date that occurs on or after the date on which such Partnership Unit was first issued shall be the foregoing product of (i), (ii) and (iii) above, multiplied by a fraction, the numerator of which shall be the number of days that such Partnership Unit was outstanding up to and including such first Partnership Record Date, and the denominator of which shall be the total number of days in the period from but excluding the immediately preceding Partnership Record Date (or, if none, the Effective Date) to and including such first Partnership Record Date; provided, further, that the Preferred Return Per Unit may be calculated differently pursuant to Section 8.6(d) if a Fundamental Event occurs.

Section 1.83 “Preferred Return Shortfall” means, for any holder of Partnership Units, the amount (if any) by which (i) the Preferred Return Per Unit with respect to all Partnership Units held by such holder exceeds (ii) the aggregate amount previously distributed with respect to such Partnership Units pursuant to (a) Section 5.1(a) and Section 5.4(a) hereof with respect to the Class A Partnership Units, or (b) Section 5.1(b) and Section 5.4(b) hereof with respect to the Class B Partnership Units.

Section 1.84 “Preferred Return Shortfall Per Unit” means, for any holder of Partnership Units, an amount equal to the quotient of (i) such holder’s Preferred Return Shortfall, divided by (ii) the number of Partnership Units held by such holder immediately prior to the day on which such holder delivers a notice of Redemption pursuant to Section 8.6 hereof.

Section 1.85 “Properties” means, any assets or properties of the Partnership and its Subsidiaries such as, but not limited to, interests in real property (including the Real Properties, Pipeline Properties and any Successor Properties) and personal property, including, without limitation, fee interests, interests in ground leases, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Partnership or its Subsidiaries may hold from time to time.

Section 1.86 “Real Properties” means the real properties the Partnership acquires in connection with the transactions consummated pursuant to the Contribution Agreement (each, a “Real Property”).

Section 1.87 “Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

Section 1.88 “Redemption” has the meaning set forth in Section 8.6 hereof.

Section 1.89 “Redemption Price” has the meaning set forth in Section 8.6 hereof.

Section 1.90 “Redemption Right” has the meaning set forth in Section 8.6 hereof.

Section 1.91 “Reference Group” means, as of any date, HCP, Inc., Ventas, Inc., Healthcare Realty Trust Incorporated, Health Care REIT, Inc. and Senior Housing Properties Trust; provided, however, that if the shares of common stock of fewer than three of those companies are traded on a national securities exchange on such date, then the “Reference Group” shall mean the companies included in the FTSE NAREIT Health Care Index; provided, further, that if such index no longer exists, the “Reference Group” shall mean the companies in the FTSE NAREIT All REITs Index; and provided, further, that if the FTSE NAREIT All REITs Index no longer exists, the “Reference Group” shall mean a group of companies selected in good faith by the General Partner and approved by the Consent of Class A Limited Partners.

Section 1.92 “Registration Rights Agreement” means the Registration Rights Agreement, dated as of                     , 2008, by and among NHP and the Limited Partners from time to time party thereto.

Section 1.93 “Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Section 1.94 “REIT” means a real estate investment trust under Section 856 of the Code.

Section 1.95 “REIT Share” means a share of common stock of NHP, par value $0.10 per share.

Section 1.96 “REIT Shares Amount” means a number of REIT Shares equal to the sum of (a) the product of (i) the number of Class A Partnership Units tendered for Redemption pursuant to Section 8.6 hereof and (ii) the Adjustment Factor plus (b) the quotient of (i) the product of (x) the number of Class A

Partnership Units tendered for Redemption pursuant to such Section 8.6 and (y) Preferred Return Shortfall Per Unit divided by (ii) the Market Value of a REIT Share as of the applicable Valuation Date.

Section 1.97 “Rights” means rights, options, warrants or convertible or exchangeable securities entitling NHP’s shareholders to subscribe for or purchase REIT Shares, or any other securities or property.

Section 1.98 “SEC” means the Securities and Exchange Commission.

Section 1.99 “Share Price Index” means, as of any date, the average of the closing prices of the shares of common stock of each of the companies in the Reference Group (on the principal securities exchange on which each such share is listed) for the period consisting of twenty (20) consecutive trading days ending on such date; provided, however, that if any event occurs during such period with respect to any shares of common stock included in the Reference Group that would unfairly distort the Share Price Index, including, without limitation, a stock dividend, stock split, share combination or other event that, if applicable to the REIT Shares would result in an adjustment to the Adjustment Factor, then the General Partner shall make an appropriate adjustment to the relevant closing price of such shares in a manner consistent with the adjustments provided for herein with respect to the Adjustment Factor.

Section 1.100 “Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, partnership or other entity of which a majority of the voting power of the voting equity securities, or a majority of the outstanding equity interests, is owned, directly or indirectly, by such Person, (ii) any limited partnership for which such Person acts as general partner, (iii) any limited liability company for which such Person acts as manager or managing member, (iv) any other Person that would be deemed a “subsidiary” of such Person in accordance with GAAP, and (v) any Person that is a Subsidiary of a Person described in any of the foregoing clauses (i) through (iv).

Section 1.101 “Substituted Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to Section 11.4.

Section 1.102 “Successor Properties” means real properties acquired by the Partnership in connection with a Tax-Free Disposition of any Real Property, Pipeline Property or other Successor Property (each, a “Successor Property”).

Section 1.103 “Tax-Free Disposition” means the disposition of Property in a transaction that is not subject to tax under the Code, including, without limitation, by virtue of the provisions of Section 1031 of the Code.

Section 1.104 “Tax Protection Agreement” means the Tax Protection Agreement, dated as of                     , 2008, by and among NHP, the Partnership and each OP Unit Recipient (as defined therein).

Section 1.105 “Terminating Capital Transaction” means any sale, transfer or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

Section 1.106 “Transfer Date” has the meaning set forth in Section 8.6(a) hereof.

Section 1.107 “Unit Collateral” means the Partnership Interests pledged by a Margin Loan Partner as collateral or security for a Margin Loan.

Section 1.108 “Valuation Date” means (a) in the case of a tender of a Class A Partnership Unit for Redemption, the date of the receipt by the General Partner of a valid Redemption notice with respect to those Class A Partnership Units pursuant to Section 8.6 hereof or, if such date is not a Business Day, the immediately preceding Business Day, or (b) in any other case, the date specified in this Agreement or, if such date is not a Business Day, the immediately preceding Business Day.

Section 1.109 “704(c) Value” of any Contributed Property means the value of such property as set forth in Exhibit D, or if no value is set forth in Exhibit D, the fair market value of such property or other consideration at the time of contribution, as mutually determined by the General Partner and the contributing Partner; provided, however, any property deemed contributed by the Partnership to a new partnership that is treated as a continuation of the Partnership for federal income tax purposes upon a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code shall have the same 704(c) Value that it had, and shall be subject to the same allocation method for eliminating Book-Tax Disparities that was utilized with respect to such property, immediately prior to such deemed contribution.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1 Organization

The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes. This Agreement shall govern the Partnership and be effective from and after the Effective Date.

Section 2.2 Name

The name of the Partnership shall be NHP/PMB L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time, and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal office of the Partnership shall be c/o Nationwide Health Properties, Inc., 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4 Power of Attorney

(a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to: (1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatement thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with the terms hereof; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator, deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in and in accordance with, Article XI, XII or XIII hereof or the Capital Contribution of any Partner; and (e) any and all financing statements, continuation statements and other documents necessary or desirable to create, perfect, continue or validate the security interest granted by a Limited Partner pursuant to Section 10.5 of this Agreement or to exercise or enforce the Partnership’s rights with respect to such security interest; and (2) execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary to effectuate the terms or intent of this Agreement. Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement or in the Act.

(b) The foregoing power of attorney is irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken under such power of attorney in accordance with the provisions of this Agreement. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments not inconsistent herewith as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.5 Term

The term of the Partnership commenced on the Effective Date, and shall continue until the Partnership is dissolved pursuant to the provisions of Article XIII or as otherwise provided by law.

ARTICLE III

PURPOSE

Section 3.1 Purpose and Business

The sole purpose and nature of the business to be conducted by the Partnership is: (i) to acquire, own, manage, operate, repair, renovate, maintain, improve, expand, redevelop, finance, encumber, sell, lease, hold for appreciation, or otherwise dispose of, in accordance with the terms of this Agreement, the Properties and any other Properties acquired by the Partnership, and to invest and ultimately distribute funds, including, without limitation, funds obtained from owning or otherwise operating the Properties and any other Properties acquired by the Partnership and the proceeds from the sale or other disposition of the Properties and any other Properties acquired by the Partnership, all in the manner permitted by this Agreement; (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing, all in the manner permitted by this Agreement; and (iii) to do anything necessary or incidental to the foregoing.

Section 3.2 Powers

The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, as determined by the General Partner from time to time in reasonable discretion; including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the General Partner may cause the Partnership to take any action to avoid a result that, or refrain from taking any action that, in the reasonable judgment of the General Partner: (i) could adversely affect the ability of NHP to continue to qualify as a REIT; (ii) could subject the General Partner or NHP to any additional taxes under Section 857 or Section 4981 of the Code; or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, NHP or their respective securities; provided, further, however, that if any action (or in action) proposed to be taken by the General Partner to avoid the consequences referred to in clauses (i), (ii) or (iii) of the preceding proviso would (A) have a detrimental effect on the distributions and allocations to the Limited Partners pursuant to Articles V, VI or XIII, (B) impair the obligations of the Partnership or the rights of the Limited Partners under the Tax Protection Agreement, or (C) would alter or modify the restrictions on the transfer of the General Partner Interest under Section 11.2, then the General Partner shall not take such action (or fail to take such action) unless (1) such action (or inaction) shall have received the Consent of Class A Limited Partners or (2) the General Partner has received advice of a nationally recognized law firm to the effect that the failure to take such action (or inaction) poses a material risk of the occurrence of the consequences referred to in clauses (i), (ii) or (iii) of the preceding provision; provided further, that in such event, the Partnership shall indemnify the Class A Limited Partners for any damages suffered by such Partners, including, without limitation, the payment of any amounts provided under the Tax Protection Agreement.

Section 3.3 Specified Purposes

This Agreement shall not be deemed to create a partnership or joint venture between or among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 hereof. Except as otherwise provided in this Agreement, no Limited Partner in its capacity as a Limited Partner hereunder shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, nor shall the Partnership be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

Section 3.4 Representations and Warranties by the Partners; Disclaimer of Certain Representations

(a) Each Partner that is an individual (including, without limitation, each Additional Partner or Substituted Partner as a condition to becoming an Additional Partner or a Substituted Partner) represents and warrants to the Partnership, the General Partner and each other Partner that (i) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder, (ii) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject, (iii) such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e), and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(b) Each Partner that is not an individual (including, without limitation, each Additional Partner or Substituted Partner as a condition to becoming an Additional Partner or a Substituted Partner) represents and warrants to the Partnership, the General Partner and each other Partner that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s) (or, if there is no general partner, a majority in interest of all partners), committee(s), trustee(s), manager(s), beneficiaries, directors and shareholder(s), as the case may be, as required, (ii) the consummation of such transactions will not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws, as the case may be, any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, Partners, trustees, beneficiaries or shareholders, as the case may be, is or are subject, (iii) such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e), and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(c) Each Partner (including, without limitation, each Additional Partner or Substituted Partner as a condition to becoming an Additional Partner or a Substituted Partner) represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

(d) The representations and warranties contained in Sections 3.4(a), (b) and (c) hereof shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Partner or a Substituted Partner, the admission of such Additional Partner or Substituted Partner as a Partner in the Partnership), and the dissolution, liquidation and termination of the Partnership.

(e) Each Partner (including, without limitation, each Additional Partner or Substituted Partner as a condition to becoming an Additional Partner or a Substituted Partner) hereby represents that it has had the opportunity to consult with its legal counsel and tax advisor in connection with, and acknowledges that no representations as to potential profit, tax consequences of any sort (including, without limitation, the tax consequences resulting from forming or operating the Partnership, conducting the business of the Partnership, executing this Agreement, consummating the transaction provided for in or contemplated by the Contribution Agreement, making a Capital Contribution, being admitted to the Partnership, receiving or not receiving distributions from the Partnership, redeeming Partnership Units or being allocated Net Income or Net Loss, cash flows, funds from operations or yield, if any, in respect of the Partnership, such Partner or the General Partner) have been made by the Partnership, any Partner or any employee or representative or Affiliate of the Partnership or any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied; provided that the foregoing shall not qualify, limit or otherwise affect any express representation or warranty given by any Partner in any agreement executed by such Partner.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1 Capital Contributions of the Partners

(a) Generally. The General Partner and the Operating Partnership have previously made contributions to the Partnership in an aggregate amount equal to $[            ]. On or after the Effective Date, the Partners and other Persons who are to become Additional Limited Partners pursuant to the Contribution Agreement or the Pipeline Agreement may contribute assets to the Partnership pursuant to either such agreement and, upon making such contributions, such other Persons shall be admitted as Additional Limited Partners. In connection with this Agreement, the Carrying Values of the Partnership’s Properties have been adjusted to reflect their respective fair market values and the Capital Accounts of the Partners shall reflect their respective contributions as set forth on Exhibit A, and such amounts shall be represented by Partnership Units shown on Exhibit A. The Partnership Units also shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to accurately reflect any issuance, transfer or redemption of Partnership Units, any additional Capital Contributions, or other events having an effect on any Partner’s Percentage Interest in accordance with the terms of this Agreement. The number of Partnership Units held by the General Partner, in its capacity as general partner, shall be deemed to be the General Partner Interest. Except as required by law, as expressly provided in this Article IV, Section 10.5, the Contribution Agreement or the Pipeline Agreement, no Partner, including, without limitation, the General Partner, shall have any obligation whatsoever to or be permitted to make any additional or further Capital Contributions, loans, or advances of any kind to the Partnership, or to in any way finance the operation of the Partnership, the distributions to Partners or any of the Debt or other obligations of the Partnership.

(b) No Interest; No Return. No Partner shall be entitled to interest on any Capital Contribution or such Partner’s Capital Account. Except as otherwise provided herein or required by law, the Capital Contribution of each Partner will be returned to that Partner only in the manner and to the extent provided in Article V and Article XIII hereof, and no Partner may withdraw from the Partnership or otherwise have any right to demand or receive the return of its Capital Contribution to the Partnership, except as specifically provided herein or required by law. Under circumstances requiring a return of any Capital Contribution, no Partner shall have the right to receive property other than cash, except as specifically provided herein or required by law. The General Partner shall not be liable for the return of any portion of the Capital Contribution of any Limited Partner, and the return of such Capital Contributions shall be made solely from Partnership assets.

(c) Timing of Additional Capital Contributions. If additional Capital Contributions are made by any Partners on any day other than the first day of a Fiscal Year, then Net Income, Net Loss, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Partners for such Fiscal Year, if necessary, shall be allocated among such Partners by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the “interim closing of the books” method or such other permissible method as reasonably determined by the General Partner.

Section 4.2 Additional Limited Partners

The General Partner is authorized to admit one or more Additional Limited Partners to the Partnership from time to time, in accordance with and subject to the provisions of Section 12.2 hereof, on terms and conditions and for such Capital Contributions as may be established by the General Partner in its reasonable discretion. Except as expressly set forth in Section 12.2, the Consent of the Class A Limited Partners shall be required in connection with the admission of any Additional Limited Partners. The provisions of Section 12.2 shall also govern the acquisition by the Partnership in the future of additional Properties by means of Capital Contributions by other Persons, which Capital Contributions shall be set forth in Exhibit A. As a condition to being admitted to the Partnership, each Additional Member shall execute an agreement to be bound by the terms and conditions of this Agreement in form and substance reasonably acceptable to the General Partner.

Section 4.3 Partnership Units

(a) Generally. Partnership Interests shall be represented by Partnership Units. Initially, all Partnership Units shall be designated as either “Class A Partnership Units” (“Class A Partnership Units”) or (“Class B Partnership Units”). Except as expressly provided herein, Class A Partnership Units and Class B Partnership Units shall entitle the holders thereof to equal rights under this Agreement. The number of Partnership Units of each class held by each Partner and the total number outstanding are set forth in Exhibit A attached hereto, as such Exhibit A may be amended from time to time. Subject to the provisions of Section 15.17, the ownership of Partnership Units shall be evidenced by such form of certificate for units as the General Partner adopts from time to time, which certificate may be imprinted with a legend setting forth such restrictions placed on the Partnership Units as specified in this Agreement and such restrictions will be binding upon all holders of the certificate along with the terms and conditions set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, any Partnership Units issued to the General Partner, the Operating Partnership or any Affiliate of the General Partner shall be Class B Partnership Units, and any Partnership Units acquired by the General Partner, the Operating Partnership or any Affiliate of the General Partner from any Limited Partner, pursuant to a Redemption pursuant to Section 8.6 hereof or otherwise, shall automatically be converted from a Class A Partnership Unit to a Class B Partnership Unit.

(b) Additional Partnership Units. Subject to the terms and conditions of Section 4.2, Section 4.3(a), Section 4.3(c), and Section 12.2 hereof, the General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners (including the General Partner) or other Persons (i) Class A Partnership Units or Class B Partnership Units, or (ii) additional Partnership Units in one or more new classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, rights, powers and duties senior to the Limited Partners, approved by the Consent of the Class A Limited Partners. No Person, including, without limitation, any Partner or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Units.

(c) Issuances to the General Partner and its Affiliates.

(i) Without the Consent of Class A Limited Partners, except in connection with a closing under the Contribution Agreement or the Pipeline Agreement, no additional Partnership Units shall be issued to the General Partner, the Operating Partnership or to an Affiliate of the General Partner, unless (x) such Partnership Units are Class B Partnership Units, and (y) the additional Partnership Units are issued for a fair economic consideration. Class B Partnership Units will be deemed to be issued for a fair economic consideration if (1) at any time within ninety (90) days prior to the issuance, the General Partner obtains a determination by an independent investment banker or financial advisor that the consideration paid or proposed to be paid by the General Partner, the Operating Partnership or its Affiliate in this regard is a fair economic consideration, or is otherwise fair from a financial point of view, to the Partnership, or (2) in connection with any Capital Contribution to the Partnership in cash, the General Partner, the Operating Partnership or its Affiliate receives, in exchange therefor, a number of Class B Partnership Units equal to the amount of such cash, divided by the Market Value of a REIT Share as of the date of such contribution.

(ii) In connection with any closing under the Contribution Agreement or the Pipeline Agreement, the General Partner, the Operating Partnership or any Affiliate of the General Partner may make a Capital Contribution to the Partnership in cash at any time within five (5) Business Days prior to such closing and shall receive, in exchange therefor, a number of Class B Partnership Units equal to the amount of such cash, divided by Market Value of a REIT Share as of such closing date; provided, however, that with respect to any Capital Contribution occurring under the Contribution Agreement prior to December 31, 2008, (i) if the Market Value of a REIT Share as of such closing date is less than the quotient obtained by dividing (x) Twenty-Eight Dollars ($28.00), by (y) the Adjustment Factor in effect as of such closing date, then the number of Class B Partnership Units shall be determined by dividing the cash amount by such quotient, and (ii) if the Market Value of a REIT Share as of such closing date is more than the quotient obtained by dividing (x) Thirty-Two Dollars ($32.00), by (y) the Adjustment Factor in effect as of such closing date, then the number of Class B Partnership Units shall be determined by dividing the cash amount by such quotient .

Section 4.4 Loans

(a) Generally. Subject to Section 7.3 hereof, the Partnership may incur or assume Debt, enter into other similar credit, guarantee, financing (including, without limitation, the encumbrance of the Partnership assets for the Debt of the General Partner and/or Affiliates of the General Partner pursuant to so-called cross-collateralized loans, or otherwise) or refinancing arrangements, repay or prepay Debt, for any purpose (including, without limitation, in connection with any further acquisition of Properties from any Person), upon such terms as the General Partner determines appropriate.

(b) General Partner Loans. Subject to Section 7.3 hereof, the General Partner and its Affiliates shall have the right, but not the obligation, to make loans and advances to the Partnership, whether secured or unsecured, and shall be treated as a third party lender to the Partnership (with all attendant rights, privileges, and remedies) to the extent that it does so. Loans and advances, if any, funded by the General Partner or its Affiliates shall be on commercially competitive terms, comparable to similar loans and advances made by unrelated third party institutional lenders; and, if institutional lenders would not regularly make such loans or advances, then terms for a comparable loan or advance described by any unrelated third party loan broker upon request by the General Partner shall be presumed to be commercially competitive and comparable to similar loans and advances made by unrelated third parties for purposes of this Agreement.

ARTICLE V

DISTRIBUTIONS

Section 5.1 Distributions of Available Cash

On each Partnership Distribution Date, the General Partner shall cause the Partnership to distribute to the Persons who were Partners on the relevant Partnership Record Date an amount equal to the Available Cash (if any) generated by the Partnership during the calendar quarter that ended immediately prior to such Partnership Record Date, as follows:

(a) First, to the holders of Class A Partnership Units in accordance with each such holder’s Preferred Return Per Unit with respect to all Partnership Units held by such holder, less the aggregate amount previously distributed with respect to such holder’s Partnership Units pursuant to this Section 5.1(a); and

(b) Second, (i) 1% to the holders of Class A Partnership Units, and (ii) 99% to the holders of Class B Partnership Units, in each case, in proportion to the total number of Partnership Units held by them.

Section 5.2 Amounts Withheld

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the holders of Partnership Units shall be treated as amounts paid or distributed to such holders of Partnership Units pursuant to Article V for all purposes under this Agreement.

Section 5.3 Distributions Upon Liquidation

Proceeds received from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

Section 5.4 Distributions of Disposition Proceeds and Financing Proceeds

In the event of either (i) a taxable disposition of any of the Properties (other than as part of a Terminating Capital Transaction) or (ii) an incurrence of Debt, the General Partner shall cause the Partnership to (x) reinvest the Disposition Proceeds or the Financing Proceeds therefrom (including loaning such proceeds to NHP or an Affiliate of NHP (provided that any such loan is guaranteed by NHP) at an interest rate that is the same as the interest rate then in effect under NHP’s then existing credit facility and otherwise on market terms), to the extent the General Partner elects to do so and in the amount determined by the General Partner to be appropriate (and to hold such proceeds in an interest bearing account pending such reinvestment), and (y) distribute the balance of such Disposition Proceeds or Financing Proceeds not so reinvested, as follows:

(a) First, to the holders of Class A Partnership Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero;

(b) Second, to the holders of Class B Partnership Units in accordance with their Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; and

(c) Third, (i) 1% to the holders of Class A Partnership Units, and (ii) 99% to the holders of the Class B Partnership Units, in each case, in proportion to the number of Partnership Units held by them.

Section 5.5 Distributions in Kind

No right is given to any Partner to demand and receive property other than cash. The General Partner may determine, with the Consent of the Class A Limited Partners, to make a distribution in kind to the holders of Partnership Units of Partnership assets, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles V and VI hereof. The fair market value of any Property distributed in kind shall be determined by the General Partner with the Consent of the Class A Limited Partners.

ARTICLE VI

ALLOCATIONS

Section 6.1 Allocations of Net Income and Net Loss

Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each taxable year or other period of the Partnership as of the end of such year or period. Except as otherwise provided in this Article VI or in Exhibit C of this Agreement (a) to the extent possible, any items of income, gain, loss or deduction that are allocated pursuant to Section 6.1(a)(i)(A) shall be of the same character as the items of Net Loss being offset; (b) an allocation to a Partner of a share of Net Income under Section 6.1(a)(i)(B) and (C) shall be treated as (i) first an allocation of items of income, gain, loss or deduction that are taken into account in computing Net Income other than such items relating to or generated by a taxable disposition of any Property, and (ii) second (if necessary) as an allocation of items of income, gain, loss or deduction that are taken into account in computing Net Income that are related to or generated by a taxable disposition of any Property; (c) subject to the foregoing, an allocation to a Partner of a share of Net Income or Net Loss (or such portion of Net Income as described above) shall be treated as the same share of each item of income gain, loss or deduction that is taken into account in computing Net Income or Net Loss (or such portion of Net Income). For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Net Income and Net Loss of the Partnership shall be allocated among the General and Limited Partners in each taxable year (or portion thereof) as provided below.

(a) Except as provided in (b) below, Net Income and Net Loss for a particular period shall be allocated as follows:

(i) Net Income:

(A) First, to holders of Class A Partnership Units and Class B Partnership Units in proportion to, and to the extent that, the amount of cumulative Net Loss previously allocated to such Partners exceeds the cumulative amount of Net Income previously allocated to such Partner pursuant to this Section 6.1(a)(i)(A);

(B) Second, to the holders of Class A Partnership Units and the Class B Partnership Units in an amount that will cause such allocation, together with the amount of all previous allocations of Net Income pursuant to this Section 6.1(a)(1)(B) to be in proportion to and to the extent of cumulative distributions received by such Partners pursuant to Sections 5.1 and 5.4 for the current and all prior taxable years; and

(C) Third, (i) 100% to holders of Class B Partnership Units to the extent such Net Income relates to or is generated by a taxable disposition of any Property, and (ii) with respect to all other Net Income, 99% to the holders of Class B Partnership Units and 1% to the holders of Class A Partnership Units, on a pari passu basis.

(ii) Net Loss for a particular period shall be allocated 99% to the holders of Class B Partnership Units and 1% to the holders of Class A Partnership Units, on a pari passu basis.

(b) If a Liquidating Event occurs in a Partnership taxable year, Net Income or Net Loss (or, if necessary, separate items of income, gain, loss and deduction) for such taxable year and any prior taxable years (to the extent permitted by Section 761(c) of the Code) shall be allocated among the Members in such amounts as will cause, to the greatest extent possible, the distributions to the Partners pursuant to Section 13.2(a)(iii) to be made in accordance with the Liquidating Distribution Priority. If the Carrying Values of the Partnership’s assets are adjusted in accordance with subparagraph (b) of the definition of “Carrying Value,” after all other items of income or loss are allocated pursuant to Section 6.1(a) above, such adjustments shall be allocated in accordance with this Section 6.1(b).

ARTICLE VII

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1 Management

(a) Except as expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner. The General Partner shall at all times act in good faith in exercising its powers hereunder. No Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership, and no Limited Partner, in its capacity as Limited Partner, shall have any right, power or authority to act for or on behalf of, or otherwise bind or obligate, the Partnership. Except as expressly provided for in this Agreement or required by any non-waivable provisions of applicable law, no Limited Partner, in its capacity as Limited Partner, shall have any right to vote on or consent to any matter, act, decision or document involving the Partnership and its business. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, shall (except as otherwise set forth in this Agreement, including without limitation, the limitations on the authority of the General Partner set forth in Section 7.3 hereof) have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(i) the making of any expenditures, the lending or borrowing of money (including, without limitation, borrowing of money from the General Partner or its Affiliates as provided in Section 4.4, the assumption or guarantee of (including, without limitation, the guarantee of indebtedness or obligations of the General Partner or any of its Affiliates), or other contracting for, indebtedness and other liabilities, the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust, negative pledge or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations it in good faith deems necessary for the conduct of the activities of the Partnership;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, sale, transfer, exchange or other disposition of any assets of the Partnership, including, without limitation, the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership;

(iv) the merger, consolidation or other combination of the Partnership with or into another entity;

(v) the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership (including, without limitation, any of the Real Properties or Pipeline Properties) and the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose not inconsistent with the terms of this Agreement and on any terms the General

Partner believes will benefit the Partnership, including, without limitation, the financing of the operations of the Partnership, the lending of funds to other Persons (including, without limitation, the General Partner or one of its Affiliates), the repayment of obligations of the Partnership and its Subsidiaries;

(vi) the management, operation, leasing, collection of rents, marketing, landscaping, repair, alteration, renovation, rehabilitation, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership, and the performance of any and all other acts necessary or appropriate to the operation of such properties;

(vii) the negotiation, execution, and performance of any contracts, leases, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including, without limitation, (x) contracting with property managers, contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets; and (y) the execution, delivery and performance of (or assumption by the Partnership of NHP’s obligations under) the Contribution Agreement and the Pipeline Agreement and the agreements and instruments referred to therein;

(viii) the negotiation, execution, delivery and performance of any contracts with Affiliates of the General Partner in accordance with the provisions of Section 7.6;

(ix) the opening and closing of bank accounts, the investment of Partnership funds in securities, certificates of deposit and other instruments, and the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(x) the collection and receipt of revenues and income of the Partnership, and the holding, managing, investing and reinvesting of cash and other assets of the Partnership;

(xi) the maintenance of working capital and other reserves in such amounts as the General Partner deems appropriate and reasonable from time to time;

(xii) the selection and dismissal of officers and employees of the Partnership, and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of hiring (whether or not any of the foregoing are also employed by, consultants to, independent contractors for, or otherwise do business with the General Partner or its Affiliates in related or unrelated matters so long so long as the General Partner fairly allocates the expense thereof among such parties);

(xiii) the maintenance of such insurance for the benefit of the Partnership and the Partners as the General Partner deems necessary or appropriate (whether or not such is done as part of a group, combined or other policy or policies under which the Partnership and the General Partner (or its Affiliates) are also insured, so long as the General Partner fairly allocates the expense thereof among the covered parties);

(xiv) the formation of, or acquisition of an interest in, and the contribution of assets or property to, any limited or general partnerships, limited liability companies, joint ventures or other entities that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time); the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including without limitation, the contribution or loan of funds by the Partnership to such

Persons); and the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership; and the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(xv) the control of any and all matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law and consistent with the terms of this Agreement, including, in each and all of the foregoing instances, any such matter or thing in which the General Partner or its Affiliates have a direct interest;

(xvi) subject to the provisions of Section 5.5 hereof the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt; provided that such methods are otherwise consistent with the requirements of this Agreement;

(xvii) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(xviii) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(xix) the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(xx) the distribution of cash to acquire Partnership Units that have been tendered for redemption pursuant to Section 8.6 hereof;

(xxi) the issuance of additional Partnership Units or Partnership Interests, as appropriate, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article IV hereof and Section 12.2. hereof;

(xxii) the amendment and restatement of Exhibit A hereto, pursuant to Section 4.1 hereof, to the extent necessary to accurately reflect any issuance, transfer or redemption of Partnership Units, any additional Capital Contribution or other events having an effect on any Partners Percentage Interest in accordance with the terms of this Agreement;

(xxiii) to perform or cause to be performed all such other acts required by this Agreement or not inconsistent herewith; and

(xxiv) to execute, acknowledge and deliver any and all instruments necessary or desirable to effectuate any of the foregoing.

(b) Each of the Limited Partners agrees that, except as provided in Section 7.3 of this Agreement, the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

(c) At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amounts as the General Partner deems appropriate and reasonable from time to time.

(d) In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under this Agreement and in accordance with the terms hereof so long as the action or inaction is taken in good faith and except for any liability that the Partnership or the General Partner may have to a Limited Partner under a separate agreement between the Partnership or the General Partner, on the one hand, and such Limited Partner, including, without limitation, the Tax Protection Agreement.

(e) The General Partner has the power and authority to delegate to one or more other Persons the General Partner’s rights and powers to manage and control the business and affairs of the Partnership, including to delegate to agents, officers and employees of the General Partner or the Partnership, and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. Any such delegation by the General Partner shall not cause the General Partner to cease to be the general partner of the Partnership or cause the person to whom any such rights and powers have been delegated to be a general partner of the Partnership. In no event shall any such delegation relieve the General Partner of its obligation under this Agreement or NHP of its obligations under Article XVI hereof.

Section 7.2 Certificate of Limited Partnership

The General Partner has filed the Certificate with the Secretary of State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5(a)(iv), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on General Partner’s Authority

(a) The General Partner may not take any action in contravention of this Agreement, including, without limitation, the following:

(i) take any action that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

(ii) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose except as otherwise provided in this Agreement;

(iii) admit a Person as a Partner, except as otherwise provided in this Agreement;

(iv) perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided herein or under the Act;

(v) establish or increase reserves for the purpose of depriving Limited Partners of distributions of Available Cash and not for a legitimate business purpose; or

(vi) enter into any contract, mortgage, loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of (a) the General Partner or the Partnership from satisfying its obligations under Section 8.6 hereof in full or (b) a Limited Partner from exercising its Redemption Rights in full, except, in either case, with the written consent of such Limited Partner affected by the prohibition or restriction.

(b) The General Partner shall not, without the Consent of Class A Limited Partners, undertake, on behalf of the Partnership, any of the following actions or enter into any transaction that would have the effect of such transactions:

(i) except as provided in Section 7.3(c) hereof, amend, modify or terminate this Agreement other than to reflect the admission, substitution, termination or withdrawal of Partners pursuant to Article XI or Article XII hereof;

(ii) make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Partnership;

(iii) institute any proceeding for bankruptcy on behalf of the Partnership;

(iv) except as provided in Sections 4.2 and 12.2 hereof, admit into the Partnership any Additional Member;

(v) except as provided in Section 11.2 hereof, approve or acquiesce to the transfer of the Partnership Interest of the General Partner, or admit into the Partnership any additional or successor General Partners;

(vi) acquire any Properties other than the Real Properties, the Pipeline Properties and any Successor Properties and any assets or other Properties that are related to or incidental to the Real Properties, the Pipeline Properties and any Successor Properties;

(vii) incur any Debt or transfer, sell, assign or otherwise dispose of any of any Real Property, Pipeline Property or Successor Property, whether directly or indirectly, if, after giving effect to such incurrence or transfer, sale, assignment or other disposition, (a) the Partnership’s Loan to Value Ratio would exceed 65%; or (b) the Partnership’s Cash Flow Ratio would be less than 1.15, in each case, calculated on a pro forma basis after giving effect to such incurrence or disposition.

(c) Notwithstanding Sections 7.3(b) and 14.2 hereof, the General Partner shall have the power, without the Consent of Class A Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii) to reflect the admission, substitution or withdrawal of Partners or the termination of the Partnership in accordance with this Agreement, and to amend Exhibit A in connection with such admission, substitution or withdrawal;

(iii) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v) subject to the provisions of Section 3.2 hereof, to reflect such changes as are reasonably necessary for NHP to maintain its status as a REIT or to satisfy the requirements for qualifying as a REIT under the Code and Regulations;

(vi) to modify the manner in which Capital Accounts are computed (but only to the extent set forth in the definition of “Capital Account” or contemplated by the Code or the Regulations); and

(vii) the issuance of additional Partnership Units in accordance with Section 4.2 and, to the extent applicable, the other provisions of this Agreement.

The General Partner will provide notice to the Limited Partners when any action under this Section 7.3(c) is taken.

(d) Notwithstanding Sections 7.3(b) and 7.3(c) hereof, this Agreement shall not be amended, and no action may be taken by the General Partner, without the Consent of each Partner adversely affected, if such amendment or action would (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest (except as a result of the General Partner acquiring such Partnership Interest), (ii) modify the limited liability of a Limited Partner, (iii) alter the rights of any Partner to receive the distributions to which such Partner is entitled, pursuant to Article V or Section 13.2(a)(iii) hereof, or alter the allocations specified in Article VI hereof (except, in any case, as expressly permitted pursuant to Sections 4.2 and 7.3(c) hereof), (iv) alter or modify the Redemption Rights set forth in Section 8.6 hereof, or amend or modify any related definitions, (vi) alter or modify Section 11.2(a), or (v) amend this Section 7.3(d); provided, however, that the Consent of each Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis. Further, no amendment may alter the restrictions on the General Partner’s authority set forth elsewhere in this Section 7.3 without the Consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

Section 7.4 Reimbursement of the General Partner

(a) The General Partner shall not be compensated for its services as general partner of the Partnership except as provided elsewhere in this Agreement (including the provisions of Articles V and VI hereof regarding distributions, payments and allocations to which it may be entitled in its capacity as a Partner).

(b) The Partnership shall be liable for, and shall reimburse the General Partner on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all sums expended in connection with the Partnership’s business, but only to the extent incurred after the Effective Date. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 7.7 hereof.

(c) To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership. To the extent that reimbursements to the General Partner or any of its Affiliates by the Partnership pursuant to this Section 7.4 would constitute gross income to the General Partner or its Affiliates for purposes of Code Section 856(c)(2) or 856(c)(3), then such amounts shall be as “guaranteed payments” within the meaning of Code Section 707(c).

(d) Notwithstanding anything in this Agreement to the contrary, reimbursements to the General Partner or any of the General Partner’s Affiliates by the Partnership shall be allowed only for the actual cost to the General Partner and its Affiliates of operating and other expenses of the Partnership, including, without limitation, the actual cost of goods, materials and administrative services related to (i) Partnership operations, (ii) Partnership accounting, (iii) communications with the Partners, (iv) legal services, (v) tax services, (vi) computer services, (vii) risk management, (viii) mileage and travel expenses and (ix) such other related operational and administrative expenses as are necessary for the prudent organization and operation of the Partnership. “Actual cost of goods and materials” means the actual cost to the General Partner or any of its Affiliates of goods and materials used for or by the Partnership obtained from entities not Affiliated with the General Partner, and “actual cost of administrative services” means the pro rata cost of personnel (as if such persons were employees to the Partnership) providing administrative services to the Partnership. The cost for such services to be reimbursed to the General Partner or any Affiliate thereof shall be the lesser of the General Partner’s or Affiliate’s actual cost, or the amount the Partnership would be required to pay to independent parties for comparable administrative services in the same geographic location.

Section 7.5 Outside Activities of the General Partner

The General Partner and its Affiliates shall be permitted to purchase, own, operate, manage and otherwise deal with and profit from any property, real, personal or mixed, not owned by the Partnership for their own account and benefit, whether or not competitive with the business and affairs of the Partnership, and neither the Partnership, any Limited Partner, or any other Person shall have any right, claim, interest or cause of action therein or as a result thereof. Without limiting the generality of the above, nothing in this Agreement shall obligate the General Partner or its Affiliates to first offer the Partnership an opportunity to invest in any investment which has been offered to or found by the General Partner or its Affiliates, whether or not such investment is of a nature that may be invested in by the Partnership or would compete directly or indirectly with the business of the Partnership. The Limited Partners hereby acknowledge that Affiliates of the General Partner currently own a variety of real estate investments and may in the future acquire additional real estate investments that may be competitive with the business of the Partnership.

Section 7.6 Contracts with Affiliates

(a) Subject to Section 7.6(c) below, without the consent of any Limited Partners, the Partnership may lend or contribute funds or other assets to its Subsidiaries, the General Partner or its Affiliates or other Persons in which it has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(b) Subject to Section 7.6(c) below, the Partnership may transfer assets to the General Partners and its Affiliates, and to joint ventures, partnerships, corporations or other business entities in which any of the General Partner or its Affiliates is or thereby becomes a participant, upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

(c) Except as expressly permitted by this Agreement, and notwithstanding Sections 7.6(a) and Section 7.6(b) above, neither the General Partner nor any of its, Affiliates, directly or indirectly, shall sell, transfer or convey any property to, or purchase any property from, or borrow funds from, or lend funds to, the Partnership or any other Person in which the Partnership has an equity investment or engage in any other transaction with the Partnership except pursuant to transactions and upon terms determined by the General Partner in good faith to be fair and reasonable and comparable to terms that could be obtained from an unaffiliated party in an arm’s length transaction.

(d) Without limiting the provisions of Section 7.1(e) above, the General Partner may delegate to any of its Affiliates any of its responsibilities under this Agreement, including without limitation, the performance of any or all of the property management services on account of the property owned or managed by the Partnership, or any of its Subsidiaries, and may, in connection therewith, cause the Partnership, or any Subsidiary, to enter into one or more management agreements with the General Partner or one or more of its Affiliates, in form and substance acceptable to the General Partner in its sole discretion, including, without limitation, any management agreement contemplated or required by the Contribution Agreement or the Pipeline Agreement. If the General Partner elects to so perform, or to have an Affiliate so perform, the property management services, other than pursuant to any management agreement contemplated or required by the Contribution Agreement or the Pipeline Agreement, then the General Partner or its Affiliate shall be reimbursed expenses and otherwise compensated therefor by the Partnership in amounts determined by the General Partner, in its good faith discretion, to be comparable to amounts which would be charged by reputable unrelated third party property management companies which have substantial experience in performing property management services for properties of the type owned or managed by the Partnership for institutional owners with portfolios under management which are substantially similar in size, nature, and condition of property owned or managed by the Partnership.

Section 7.7 Indemnification

(a) To the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the General Partner in its capacity as general partner of the Partnership as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, whether or not suit or other legal proceedings are commenced, unless it is established by a court of competent jurisdiction and all appeals relating thereto have been fully completed or the applicable appeal periods have expired that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceedings and either was committed in bad faith or was the result of active and deliberate dishonesty or a willful and knowing breach of this Agreement; (ii) the Indemnitee actually received an improper and non-permitted personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee knew, or was reckless in not knowing, that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee pursuant to a loan guaranty, recourse obligation, general partner liability, or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7(a) in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct as set forth in this Section 7.7(a). The termination of any proceeding by conviction of an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, in each case, after all appeals relating thereto have been fully completed or the applicable appeal periods have expired, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7(a) with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.7.

(b) Reasonable expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any proceeding shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by Partnership as authorized in Section 7.7(a) has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

(d) The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) No Partners shall have any personal liability to any Indemnitee by reason of the indemnification provisions set forth in this Agreement.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators, and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.7, as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(h) If and to the extent any reimbursements to the General Partner pursuant to this Section 7.7 constitute gross income to the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership) such amounts shall constitute guaranteed payments within the meaning of Code Section 707(c), shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.8 Liability of the General Partner

(a) Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any of its partners, members, officers or directors shall be liable for damages to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law, or any act or omission if the General Partner or such partner, member, officer or director acted in good faith.

(b) The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the owner(s) of the General Partner, collectively, and that the General Partner is under no obligation to consider the separate interests of the Limited Partners in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith and has not breached its express covenants or obligations set forth in this Agreement.

(c) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner taken in good faith.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s and its partners’, members’, officers’ and directors’ liability to the Partnership and the Limited Partners under this Section 7.8, as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Other Matters Concerning the General Partner

(a) The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

(d) Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief, after consultation with outside counsel, that such action or omission is necessary or advisable in order to protect the ability of NHP to continue to qualify as a REIT, or to avoid the General Partner or NHP incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners; provided, however, that if any action or omission proposed to be taken by the General Partner or NHP to protect the ability of NHP to continue to qualify as a REIT or to avoid the consequences referred above would (i) have a detrimental effect on the distributions and allocations to the Limited Partners pursuant to Articles V, VI or XIII, (ii) impair the obligations of the Partnership or the rights of the Limited Partners under the Tax Protection Agreement, or (iii) would alter or modify the restrictions on the transfer of the General Partner’s Percentage Interest in the Partnership under Section 11.2, then the General Partner shall not take such action (or fail to take such action) unless (1) such action (or inaction) shall have received the Consent of Class A Limited Partners or (2) the General Partner has received advice of a nationally recognized law firm to the effect that the failure to take such action (or inaction) is necessary to protect the ability of NHP to continue to qualify as a REIT or to avoid the consequences referred above; provided further, that in such event, the Partnership shall indemnify the Class A Limited Partners for any damages suffered by such Partners, including, without limitation, the payment of any amounts provided under the Tax Protection Agreement.

Section 7.10 Title to Partnership Assets

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11 Reliance by Third Parties

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, engage or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that: (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1 Limitation of Liability

The Limited Partners shall have no liability under this Agreement, except as expressly provided in this Agreement (including Section 10.5) or under the Act.

Section 8.2 Management of Business

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3 Outside Activities of Limited Partners

Any Partner (General and/or Limited) and any Affiliate of any Partner (including any officer, director, employee, agent, or representative of any Partner) shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights, claims, or interests by virtue of this Agreement in any business ventures or investments of any General Partner, Limited Partner, Assignee or any Affiliate of any of the

foregoing. None of the Partners shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Partner and, except as forth in the Contribution Agreement, no Partner shall have any obligation pursuant to this Agreement to offer any interest in any business ventures to the Partnership or any Partner even if such opportunity is of a character which, if presented to the Partnership or any Partner could be taken by such Person.

Except as forth in the Contribution Agreement or the Pipeline Agreement, none of the Partners, General or Limited, or any of their Affiliates, have any duty, obligation, or liability to present to the Partnership any business or investment opportunity which may arise in the course of activity for or on behalf of the Partnership, or otherwise, for investment by the Partnership or any of the Partners (even if within the line and scope of the business and affairs of the Partnership), and any Partner, General or Limited, and any Affiliate may pursue such opportunity for its own benefit and account, without any participation, right, or claim therein by the Partnership or any other Partner, and without notification or disclosure to the Partnership or any other Partner.

Section 8.4 Return of Capital

Except pursuant to the Redemption Rights set forth in Section 8.6 hereof, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Exhibit C hereof or as otherwise expressly provided in this Agreement (including Articles 5, 6 and 13 hereof), no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5 Rights of Limited Partners Relating to the Partnership

(a) In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5(c), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon written demand with a statement of the purpose of such demand:

(i) to obtain from the General Partner (unless available on the internet) a copy of (A) the most recent annual and quarterly reports filed with the SEC by NHP pursuant to the Exchange Act and (B) each report or other written communication sent to the shareholders of the NHP;

(ii) to obtain a copy of the most recent annual and quarterly balance sheet, income statement, and related financial statements prepared by the Partnership;

(iii) to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(iv) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(v) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(vi) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

(b) The Partnership shall notify any Limited Partner, on request, of the then current Adjustment Factor or any change made to the Adjustment Factor or the REIT Shares Amount.

(c) Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its reasonable discretion, any information that: (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreement with an unaffiliated third party to keep confidential.

Section 8.6 Redemption Rights

(a) Subject to the terms and conditions hereof, at any time following the first (1st) anniversary of the issuance of any Class A Partnership Unit to a Limited Partner, such Limited Partner or its Assignee shall have the right (the “Redemption Right”) to cause the Partnership to redeem all or any portion of the Class A Partnership Units then held by the Limited Partner or its Assignee (a “Redemption”) for a price per Class A Partnership Unit (the “Redemption Price”) equal to the Cash Amount payable within ten (10) Business Days following written notice to the General Partner of the exercise of the Redemption Right; provided, however, that at the election of and in the sole and absolute discretion of the General Partner, the General Partner may elect to assume the Partnership’s obligation with respect to the Redemption (though such assumption shall not relieve the Partnership from such obligation in the event the General Partner fails to fulfill such obligation) and, at the election of and in the sole and absolute discretion of the General Partner, to satisfy the Redemption by paying the Redemption Price in either (i) the Cash Amount or (ii) delivering a number of REIT Shares equal to the REIT Shares Amount, or any combination of the foregoing, and in either case payable within ten (10) Business Days following written notice to the General Partner of the exercise of the Redemption Right. Except for the Redemption Right, no Limited Partner or Assignee shall have the right to require the Partnership to redeem all or a portion of the Partnership Units held by such Limited Partner or Assignee. If a Cash Amount is to be delivered upon a Redemption, the Cash Amount shall be delivered as a certified check payable to the tendering holder of the applicable Class A Partnership Units or, in the Partnership’s or the General Partner’s sole discretion, as the case may be, in immediately available funds via wire transfer to an account or account(s) specified by the tendering holder of the applicable Class A Partnership Units. In the event that the General Partner elects to pay the Redemption Price in the form of REIT Shares, such REIT Shares shall be duly authorized, validly issued, fully paid and non-assessable REIT Shares, free of any pledge, lien, encumbrance or restriction, other than any ownership limit and other restrictions and limitations of the NHP Charter that may apply to such Limited Partner’s acquisition of REIT Shares (collectively, the “Charter Restrictions”). REIT Shares issued in exchange for Class A Partnership Units in a Redemption shall be registered under the Securities Act of 1933, as amended, pursuant to the Registration Rights Agreement. In connection with any Redemption, except as provided in any applicable Charter Restrictions, the receiving party of any REIT Shares shall be deemed the owner of such REIT Shares for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the date (with respect to such Redemption, the “Transfer Date”) that is the earlier of (A) the date of receipt of such REIT Shares or (B) ten (10) Business Days following written notice to the General Partner of the exercise of the Redemption Right.

(b) In connection with each Redemption, the Limited Partner or Assignee shall submit (i) such information, certification or affidavit as the General Partner may reasonably require in connection with the application of the ownership limit and other restrictions and limitations of the NHP Charter that may apply to such Limited Partner’s acquisition of REIT Shares, and (ii) such written representations, legal opinions, investment letters, or other similar instruments reasonably necessary, in the General Partner’s reasonable opinion, to effect compliance with the Securities Act of 1933, as amended.

(c) Notwithstanding anything herein to the contrary, with respect to any Redemption pursuant to this Section 8.6:

(i) Each holder of a Class A Partnership Unit tendered for Redemption shall continue to own all Class A Partnership Units subject to a Redemption, and be treated as a Limited Partner or Assignee, as the case may be, with respect to all such Class A Partnership Units for all purposes of this Agreement, until the Transfer Date.

(ii) No holder of any Class A Partnership Units may effect a Redemption for less than five hundred (500) Class A Partnership Units or, if such holder holds less than five hundred (500) Class A Partnership Units, all of the Class A Partnership Units held by such holder.

(iii) Each holder of any Class A Partnership Units may effect a Redemption only once in each fiscal quarter of a twelve (12) month period.

(iv) The consummation of such Redemption shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(d) If (x) NHP shall engage in any merger, consolidation or other combination with another Person, a sale of all or substantially all of its assets or stock, or any conversion into another form of entity, and the REIT Shares are converted into or exchanged for stock or other securities of another Person, or cash or other property, NHP fails to qualify as a REIT, or (z) the REIT Shares cease to be listed on any national securities exchange (any event described in clauses (x), (y) or (z) being a “Fundamental Event”), then, from and after the occurrence of such Fundamental Event and, in the case of a Fundamental Event described in (y) or (z) above, only for so long as NHP fails to qualify as a REIT, or the REIT Shares cease to be listed on a national securities exchange, respectively:

(i) if the REIT Shares are converted into, or exchanged for, only common equity securities of a REIT that are listed on a national securities exchange (“New REIT Shares”), and cash paid in lieu of fractional shares, every reference in this Agreement to a “REIT Share” or “REIT Shares” shall subsequently be deemed to be a reference to such New REIT Shares, and the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor in effect immediately prior to such Fundamental Event by the number (which may be a fraction) of such New REIT Shares into which each REIT Share was converted or for which each REIT Share was exchanged in the Fundamental Event; and

(ii) in all other cases:

(A) upon a subsequent Redemption of a Class A Partnership Unit, the holder thereof shall be entitled to receive, for each Class A Partnership Unit, in lieu of the Cash Amount or the REIT Shares Amount, cash in an amount equal to (1) either (x) if NHP fails to qualify as a REIT, the Market Value of a REIT Share as of the date of such failure, (y) if the REIT Shares cease to be listed on any national securities exchange, the Market Value of a REIT Share as of the fifth business day after the last day on which REIT Shares were listed on a national securities exchange, or (z) in the case of any other Fundamental Event, the fair market value of the cash, securities or other property into which the REIT Shares were converted, or for which the REIT Shares were exchanged, multiplied by (2) a fraction, the numerator of which is the Share Price Index on the Redemption Date and the denominator of which is the Share Price Index on the date the Fundamental Event was effected; and

(B) the Preferred Return Per Unit shall be subsequently calculated with a cumulative increase occurring on the 10th day of each of February, May, August and November of each year (each, an “Adjustment Date”) in an amount equal to the product of (1) the regular quarterly cash dividend most recently paid by NHP prior to such Fundamental Event, and (2) a fraction the numerator of which is the average regular quarterly dividend paid by the companies in the Reference Group as of such Adjustment Date, and the denominator of which is the average regular quarterly dividend paid by the companies in the Reference Group as of the date of the Fundamental Event; provided, however, that if any event occurs after the date of the Fundamental Event with respect to any shares of common stock included in the Reference Group that would unfairly distort the average regular quarterly dividend as of any Adjustment Date, including, without limitation, a stock dividend, stock split, share combination or other event that, if applicable to the REIT Shares would result in an adjustment to the Adjustment Factor, then the General Partner shall make an appropriate adjustment to the average regular quarterly dividend as of the Adjustment Date.

(e) The provisions of Section 8.6(d) shall apply to successive Fundamental Events.

Section 8.7 Call Right

(a) On and after the date on which the aggregate Class A Partnership Units outstanding represent less than five percent (5%) of all outstanding Partnership Units, the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Class A Partnership Units by treating any holder thereof as having exercised a Redemption Right pursuant to Section 8.6 hereof for the amount of Class A Partnership Units specified by the General Partner, in its sole and absolute discretion, by notice to the holder of such Class A Partnership Units that the Partnership has elected to exercise its rights under this Section 8.7(a).

(b) The Partnership shall have the right, but not the obligation, at any time to redeem all outstanding Class A Partnership Units by treating the holders thereof as having exercised their Redemption Rights pursuant to Section 8.6 hereof for all of their Class A Partnership Units , by notice to the holders of such Class A Partnership Units that the Partnership has elected to exercise its rights under this Section 8.7(b); provided, that, in addition to the Redemption Price, the Partnership pays a Make Whole Payment to each holder whose Class A Partnership Units are redeemed pursuant to this Section 8.7(b) to the extent required by the Tax Protection Agreement.

(c) Provided that the Partnership has received a Foreclosure Notice pursuant to and in accordance with Section 11.3(a), immediately prior to the occurrence of a Foreclosure Event, the Partnership shall redeem the Unit Collateral held by a Margin Loan Partner that is subject to such Foreclosure Event by treating such Margin Loan Partner as having exercised a Redemption Right pursuant to Section 8.6 hereof. In such a case, the General Partner may elect to assume the Partnership’s obligations under Section 8.6 and to satisfy the Redemption by paying the Redemption Price in REIT Shares. To the extent provided by law, a Redemption pursuant to this Section 8.7(c) shall be deemed to occur immediately prior to the occurrence of a Foreclosure Event even if the Margin Loan Partner fails to give the Partnership a Foreclosure Notice prior to such redemption, and the lender with respect to the Margin Loan shall have no right to, and shall not, acquire the Unit Collateral, but shall instead only have a right to acquire the consideration received or to be received by such Margin Loan Partner in such Redemption.

Section 8.8 Confidentiality

Each Limited Partner and Assignee shall keep confidential the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Partnership and its Affiliates, except that a Limited Partner shall be entitled to disclose such confidential information (a) to its lawyers, accountants and other service providers as reasonably necessary in the furtherance of such Limited Partner’s bona fide interests; (b) in connection with any transfer of Partnership Units, to the prospective assignee or Substituted Limited Partner; (c) in connection with any loan permitted by this Agreement to be secured by a pledge of Partnership Units, to a prospective lender; and (d) as otherwise required by law or judicial process; provided, however, that any Limited Partner or Assignee may disclose to any and all Persons the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind that are provided to such party relating to such tax treatment and tax structure.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1 Records and Accounting

The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including without limitation, all books and records necessary to provide to the Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept in electronic form; provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with GAAP.

Section 9.2 Fiscal Year

The fiscal year of the Partnership shall be the calendar year.

Section 9.3 Reports

(a) The Partnership shall mail to each Limited Partner no later than ninety (90) days after the close of each Partnership Year an annual report containing an unaudited balance sheet and an unaudited income statement of the Partnership for such Partnership Year, prepared in accordance with GAAP (except for the absence of footnotes).

(b) The Partnership shall mail to each Limited Partner no later than sixty (60) days after the close of each calendar quarter (except the last calendar quarter of each year), an unaudited balance sheet and an unaudited income statement of the Partnership for such quarter, prepared in accordance with GAAP (except for the absence of footnotes).

(c) All accounting and other professional costs and fees associated with the preparation, compilation, review, audit, and any other matters relating to the Partnership’s records, financial statements and reports, tax returns, and any other Partnership items described in the preceding paragraphs shall be at the expense of the Partnership, not the General Partner.

ARTICLE X

TAX MATTERS

Section 10.1 Preparation of Tax Returns

The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, as soon as practicable after the close of each taxable year, but in no event later than one hundred and eighty (180) days after the close of each taxable year, the tax information reasonably required by the Limited Partners for federal and state income tax reporting purposes.

Section 10.2 Tax Elections

(a) Except as otherwise provided herein, the General Partner shall, in reasonable discretion, determine whether to make any available election pursuant to the Code, including, without limitation, the election under Section 754 of the Code.

(b) The General Partner shall not elect to treat the Partnership as an association taxable as a corporation under the Code, and, if applicable, for purposes of state and local law.

Section 10.3 Tax Matters Partner

(a) The General Partner shall be the “tax matters partner” (as defined in Section 6231 of the Code) of the Partnership for federal income purposes. Pursuant to Section 6230(e) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and the Assignees.

(b) The tax matters partner is authorized, but not required:

(i) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner: (i) who (within the time period prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner; or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(ii) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(iii) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(iv) to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(v) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item; and

(vi) to take any other action of behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the tax matters partner in its capacity as such. Notwithstanding anything to the contrary in this Section 10.3, the Consent of the Class A Limited Partners (which approval or disapproval shall not be unreasonably withheld or delayed) shall be required to settle any administrative proceeding or institute or settle any judicial proceeding with respect to tax issues if such action (a) is reasonably likely to materially and adversely affect the holders of the Class A Partnership Units in the aggregate, and (b) does not adversely affect NHP’s tax status as a REIT.

(c) The tax matters partner shall receive no special compensation for its services as such. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne or reimbursed by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, including an accounting firm which also renders services to the General Partner and its Affiliates.

Section 10.4 Organizational Expenses

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably as provided in Section 709 of the Code.

Section 10.5 Withholding

Each Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Partner any amount of federal, state, local or foreign taxes that the General Partner reasonably determines that the Partnership is required to withhold or pay with respect to any amount payable, distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to any Partner shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within fifteen (15) days after notice from the General Partner that such payment must be made, unless: (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Partner; or (ii) the General Partner determines that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Partner. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner’s Partnership Interest to secure such Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Partner, and shall succeed to all rights and remedies of the Partnership as against such defaulting Partner. Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Partner and immediately paid by the defaulting Partner to the General Partner in repayment of such loan. Any amounts payable by a Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate), such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Partner shall at its own expense take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

Section 10.6 Other Allocations

(a) Any gain allocated to the General Partner and the Limited Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to Exhibit C, be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(b) In the event that (i) any modifications are made to the Code or any Regulations, (ii) any changes occur in any case law applying or interpreting the Code or any Regulations, (iii) the IRS changes or clarifies the manner in which it applies or interprets the Code or any Regulations or any case law applying or interpreting the Code or any Regulations or (iv) the IRS adjusts the reporting of any of the transactions contemplated by this Agreement which, in each case, in the opinion of an independent tax counsel, either (a) requires allocations of items of income, gain, loss, deduction or credit or (b) requires reporting of any of the transactions contemplated by this Agreement in a manner different from that set forth in this Article X or Exhibit C, the General Partner is hereby authorized to make new allocations or report any such transactions (as the case may be) in reliance of the foregoing; provided, however, that such new allocations or the reporting of any transaction (as the case may be) does not have a detrimental effect on the distributions and allocations to the Limited Partners pursuant to Articles V, VI or XIII. Any such new allocations and reporting shall be deemed to be made pursuant to the fiduciary duty of the Partners, and no such new allocation or reporting shall give rise to any claim or cause of action by any Partner.

Section 10.7 Consistent Tax Reporting

The Partners acknowledge and are aware of the income tax consequences of the allocations made by Article VI and Section 10.6 and hereby agree to be bound by such provisions in reporting their shares of Net Income, Net Loss and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

ARTICLE XI

TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer

(a) The term “transfer” when used in this Article XI with respect to a Partnership Unit shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article XI does not include any acquisition of Partnership Units by the General Partner from any Limited Partner, nor does it include any grant of a security interest or any related action involving levy, execution, or the like contemplated under Section 10.5 of this Agreement.

(b) No Partnership Interest shall be transferred, in whole or in part (including any interest therein), except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void ab initio, and the Partnership shall have no duty or obligation to recognize the transferee as a partner or holder of any interest whatsoever in the Partnership, and the transferee shall have no rights, interests or claims in or against the Partnership or any Partner.

(c) No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

Section 11.2 Transfer of the General Partner’s Interests

(a) The General Partner shall not withdraw from the Partnership and shall not transfer all or any portion of the General Partner Interest (whether by sale, disposition, liquidation or otherwise) except for (i) a withdrawal or transfer effected with the Consent of the Class A Limited Partners; or (ii) a transfer of all of the General Partner Interest to any Affiliate of NHP, so long as NHP remains obligated pursuant to Article XVI hereof, and the related withdrawal of such General Partner. It is a condition to any transfer of the General Partner Interest otherwise permitted hereunder that the transferee assume, by operation of law or express agreement, all of the obligations of the transferor General Partner under this Agreement. Upon any transfer of the General Partner Interest in accordance with the provisions of this Section 11.2, (A) the transferor shall be deemed to have withdrawn as General Partner and shall thereafter be relieved of its obligations as General Partner under this Agreement, and (B) the transferee shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner arising after such transfer. In the event that the General Partner withdraws from the Partnership in violation of this Agreement or dissolves or terminates, or upon the bankruptcy of the General Partner, Limited Partners holding a majority of Class A Partnership Units may elect to continue the Partnership business by selecting a successor General Partner in accordance with the Act.

(b) Except in connection with a Fundamental Event, or a merger, consolidation or conversion of the Partnership effected pursuant to Section 14.4, the General Partner shall not engage in any merger, consolidation or other combination with another Person, a sale of all or substantially all of its assets or stock or other equity interests, or a conversion into another form of entity unless the surviving entity or transferee, as the case may be, in such transaction is an Affiliate of NHP, and NHP remains obligated under Article XVI hereof.

Section 11.3 Limited Partners’ Rights to Transfer

(a) Except for a transfer to the General Partner, the Operating Partnership, any other Affiliate of the General Partner (or its successors, assignees, affiliates and designees) or any other Limited Partner, a Limited Partner shall not transfer all or any portion of its Partnership Interest, or any of such Limited Partner’s economic rights as a Limited Partner without the prior written consent of the General Partner, which may be withheld in the General Partner’s sole discretion; provided, however, that notwithstanding the foregoing or any other provisions of this Agreement, any Limited Partner or Assignee may, subject to the provisions of Sections 8.7, 11.4 and 11.6(d), but without the requirement of first obtaining the consent of the General Partner, (i) pledge all or any portion of its Partnership Interest to a lending institution that (A) is not an Affiliate of such Limited Partner or Assignee, and (B) is not a lender to the Partnership or any person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Partnership, in each case, as collateral or security for a bona fide loan or other extension of credit, and transfer such pledged Partnership Interest to such lending institution in connection with the exercise of remedies under such loan or extension of credit, or (ii) transfer all or any portion of its Partnership Interest, or any of such Limited Partner’s or Assignee’s economic rights as a Limited Partner, (A) to a partner in such Limited Partner or Assignee in liquidation of such partner’s interest in such Limited Partner or Assignee, (B) to an immediate family member of such Limited Partner or Assignee, (C) to a family planning trust, a corporation, general or limited partnership, limited liability company or other legal entity in which the Limited Partner or Assignee (together with their immediate family members) has a 50% or greater economic interest, or (D) to an organization described in Sections 170(b)(1)(A), 170(c)(2) or 501(c)(3) of the Code, so long as any such transfer would not otherwise violate the provisions of this Agreement; provided, further, however, that any such transferee shall first have executed and delivered a written agreement, in form and substance reasonably satisfactory to the General Partner, agreeing to be bound by the terms of this Agreement. At least [20] days prior to undertaking the pledge described in clause (i) above, the Limited Partner shall provide written notice thereof to the Partnership (the “Pledge Notice”). Promptly upon receipt of the Pledge Notice, the General Partner shall provide to the Limited Partner a detailed list of all lenders to the Partnership. The General Partner hereby agrees to cooperate with any Limited Partner or Assignee in connection with a pledge permitted in clause (i) above. A Margin Loan Partner shall provide the Partnership with prompt notice of any default under any Margin Loan of such Partner. At least 10 days prior to the occurrence of a Foreclosure Event, a Margin Loan Partner shall provide the Partnership with written notice (the “Foreclosure Notice”) of the pending Foreclosure Event.

(b) If a Limited Partner is subject to Incapacity, the partners, executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

Section 11.4 Substituted Limited Partners

(a) Except for a transferee permitted pursuant to Section 11.3(a), no Limited Partner shall have the right to substitute a transferee as a Limited Partner in his place. Any transferee permitted pursuant to Section 11.3(a) shall be admitted to the Partnership as a Substituted Limited Partner. In addition, the General Partner shall have the right to consent to the admission of any other transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

(b) A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

(c) Upon admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner.

Section 11.5 Assignees

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partner interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Loss, Recapture Income, and any other items, gain, loss deduction and credit of the Partnership attributable to the Partnership Units assigned to such Assignee, the rights to transfer its Partnership Interest provided in this Article XI, and the right of Redemption provided in Section 8.6, but shall not be deemed to be a Limited Partner for any purpose under this Agreement, and shall not be entitled to vote any Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matters in the same proportion as all other Partnership Units held by Limited Partners are voted). In the event any Assignee desires to make a further assignment of any Partnership Units, such Assignee shall be subject to all of the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units. Neither the General Partner nor the Partnership shall have any liability or obligation with respect to any Assignee as to which it does not have notice.

Section 11.6 General Provisions

(a) No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all such Limited Partner’s Partnership Units in accordance with this Article XI or a Redemption of all of such Limited Partner’s Partnership Units in accordance with Section 8.6, or pursuant to any agreement consented to by the Partnership pursuant to which the Limited Partner’s interests in the Partnership are conveyed and the Limited Partner’s withdrawal is provided for.

(b) Any Limited Partner who shall transfer all of its Partnership Units in a transfer (i) permitted pursuant to this Article XI where such transferee was admitted as a Substituted Member; (ii) pursuant to the exercise of its rights to effect a Redemption of all of its Partnership Units under Section 8.6 hereof; (iii) pursuant to any agreement of the type referred to in the preceding paragraph; or (iv) pursuant to a combination of transfers of the types specified in the foregoing (i)-(iii) shall cease to be a Limited Partner.

(c) If any Partnership Unit is transferred, or upon the admission or withdrawal of a Partner, in accordance with the provisions of the Agreement during any calendar year, the income or loss attributable to such Partnership Unit for such calendar year shall be divided and allocated among the Partners based upon an interim closing of the Partnership’s books or another permissible method reasonably selected by the General Partner and agreed to by the transferring Partner, the Partner being admitted, or the withdrawing Partner, as applicable. For the purposes of accounting convenience and simplicity, if the “interim closing of the books” method is selected, the Partnership shall treat a transfer of, or any increase or decrease in, a Partnership Unit which occurs at any time during any monthly period as having been consummated on the first day of such monthly period, regardless of when during such monthly period such transfer, increase or decrease actually occurs.

(d) In addition to any other restrictions on transfer herein contained, in no event may any transfer or assignment of a Partnership Interest by any Partner (including any Redemption, any acquisition of Partnership Units by the General Partner or any other acquisition of Partnership Units by the Partnership) be made (and the General Partner may prohibit any such transfer or assignment) (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) if such transfer or assignment would, in the reasonable opinion of legal counsel to the Partnership or the General Partner, require registration under the Securities Act of 1933, as amended, or would otherwise violate any applicable laws or regulations; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if such transfer would, based upon the advice of legal counsel to the Partnership or the General Partner, adversely affect the ability of NHP to continue to qualify as a

REIT or to comply with the requirements of the Code and Regulations applicable to REITs or subject the General Partner or NHP to any additional taxes under Section 857 or Section 4981 of the Code; (v) if such transfer would, based on the advice of counsel to the Partnership or the General Partner, cause a termination of the Partnership for federal or state income tax purposes (except as a result of the Redemption (or acquisition by the General Partner) of all Class A Partnership Units held by all Limited Partners); (vi) if such transfer would, in the reasonable opinion of legal counsel to the Partnership or the General Partner, cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the Redemption (or acquisition by the General Partner) of all Class A Partnership Units held by all Limited Partners); (vii) if such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)); (viii) if such transfer would, in the opinion of legal counsel to the Partnership or the General Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101; (ix) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (x) if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, or causes the Partnership to become a “publicly traded partnership,” as such term is defined in Code Section 469(k)(2) or Code 7704(b), unless PTP Alternatives (i) through (iii) apply; or (xi) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; provided, however, that in the case of clauses (iv), (vi) and (x) (the restrictions in such clauses, the “PTP Restrictions”), the Partnership shall use its commercially reasonable efforts not prohibit a transfer under the PTP Restrictions by:

(i) First, if the Partnership satisfies the private placement safe harbor set forth in Treasury Regulations Section 1.7704-1(h), relying on such safe harbor;

(ii) Second, if the Partnership satisfies the qualifying income exception of Sections 7704(c) and (d) of the Code (the “Qualifying Income Exception”), relying on such exception;

(iii) Third, if the Partnership satisfies or could satisfy any other requirements that would avoid the need to use the PTP Restriction (e.g., by satisfying the Qualifying Income Exception and by not managing the investments of third parties), by taking all actions to satisfy such requirements, with the advance written consent of a majority in interest of the Limited Partners holding Class A Partnership Units;

(iv) Fourth, extending, to up to 30 days, the period of time between the exercise of a Redemption Right and the payment or measurement of the Redemption Price. If the Partnership reasonably believes that such redemption period would not eliminate the need to prohibit a transfer under the PTP Restrictions, it will notify the holders of Class A Partnership Units. The Partnership has no present intention to assert that the extension of period of time to 30 days is not sufficient to avoid the use of the PTP Restrictions.

The alternatives in clauses (i) through (iv) above (collectively, the “PTP Alternatives”) shall apply in the order of priority listed, except that the Partnership shall use its commercially reasonable efforts to satisfy the Qualifying Income Exception at all times that such exception is available. In addition, the PTP Alternatives shall only apply to the extent they are available under applicable law from time to time and the Partnership reasonably determines that their use is necessary to, and would, eliminate the Partnership’s need to apply the PTP Restrictions. The Partnership will promptly provide notice to the holders of Class A Partnership Units if it expects to use the PTP Alternatives listed in clauses (iii) or (iv) above. With the Consent of the Class A Limited Partners, the Partnership’s use of any PTP Alternative shall be terminated (resulting in the application of the PTP Restrictions), provided that the termination in the use of such PTP Alternative shall be implemented in a manner that does not cause the Partnership to become taxable as a corporation for Federal income tax purposes.

ARTICLE XII

ADMISSION OF NEW PARTNERS

Section 12.1 Admission of Successor General Partner

A successor to all of the General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. The admission of any such transferee shall not cause a dissolution of the Partnership and such transferee shall carry on the business of the Partnership in accordance with the terms and provisions of this Agreement. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(c) hereof.

Section 12.2 Admission of Additional Limited Partners

(a) Subject to the terms and conditions of Section 4.3 hereof and Section 12.2(c) below, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form reasonably satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4, and (ii) such other documents or instruments as may be required in the sole and absolute discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 12.2, and except as expressly permitted pursuant to this Section 12.2(c) hereof, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner (which consent is hereby given with respect to those Persons to whom Class A Partnership Units may be issued pursuant to the Contribution Agreement) and the Consent of the Class A Limited Partners, which consent may be given or withheld by each Limited Partner and the General Partner in its sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner and to the extent required, the Consent of the Class A Limited Partners, to such admission.

(c) Notwithstanding anything to the contrary in this Section 12.2 or elsewhere in this Agreement, after the Effective Date the General Partner may, without the Consent of the Class A Limited Partners, (i) admit one or more Additional Limited Partners and issue Class A Partnership Units to such Person(s) and (ii) acquire any of the Real Properties and/or Pipeline Properties, in each instance, in connection with the closing of any transactions contemplated by the Contribution Agreement or the Pipeline Agreement or consummated in connection therewith.

(d) If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Loss, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

Section 12.3 Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment to this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 Dissolution

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs be wound up, only upon the first to occur of any of the following (each, a “Liquidating Event”):

(a) other than an event of bankruptcy, the Incapacity of the General Partner or an event of withdrawal of the General Partner, as such withdrawal is permitted by and defined in the Act, unless within ninety (90) days after such Incapacity or event of withdrawal, the remaining Partners holding a majority in interest of the issued and outstanding Partnership Units agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such Incapacity or event of withdrawal, of a substitute General Partner;

(b) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(c) a Terminating Capital Transaction; or

(d) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case, under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment, the remaining Partners holding a majority in interest of the issued and outstanding Partnership Units agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

Section 13.2 Winding Up

(a) Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. After the occurrence of a Liquidating Event, no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner, or in the event there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Partnership’s debts and liabilities to creditors other than the Partners and their Affiliates (whether by payment or the reasonable provision for payment thereof);

(ii) Second, pari passu to the satisfaction of all of the Partnership’s debts and liabilities to the Partners and their Affiliates (whether by payment or the reasonable provision for payment thereof); and

(iii) The balance, if any, to the General Partner, Limited Partners and their Assignees in accordance with the positive balances in their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

The General Partner shall not receive any special compensation for any services performed pursuant to this Article XIII.

(b) Notwithstanding the provisions of Section 13.2(a) hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including those to Partners and their Affiliates as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a) hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made upon not less than ten (10) days prior written notice to the Partners and only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c) In the reasonable discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made pursuant to this Article XIII may be:

(i) distributed to one or more trust(s) established for the benefit of the creditors and the General Partner, Limited Partners and their Assignees for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent, conditional or unmatured liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership. The assets of any such trust(s) shall be distributed to the creditors and the General Partner, Limited Partners and their Assignees from time to time, in the reasonable direction of the Liquidator, in the same manner and proportions as the amount distributed to such trust (s) by the Partnership would otherwise have been distributed to the creditors and the General Partner, Limited Partners and their Assignees pursuant to this Agreement; and

(ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the creditors and the General Partner, Limited Partners and their Assignees in the manner and order of priority set forth in Section 13.2(a) as soon as practicable.

Section 13.3 Compliance with Timing Requirements of Regulations

In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XIII to the Partners and Assignees who have positive Capital Account balances in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) to the extent of, and in proportion to, their positive Capital Account balances.

Section 13.4 Tax Termination (Deemed Contribution and Distribution)

Notwithstanding any other provision of this Article XIII, in the event the Partnership is considered “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes, the Partnership shall be deemed to have contributed the property in kind to a new partnership treated as a continuation of the Partnership for federal income tax purposes pursuant to Regulations Section 1.708-1(b)(1)(iv) and the Partnership shall be deemed to liquidate and, in connection with such deemed liquidation, distribute interests in the new partnership to the Partners pro rata in accordance with their respective Capital Account balances immediately prior to such deemed liquidation. The deemed termination and liquidation of the Partnership pursuant to Regulations Section 1.708-1(b)(1)(iv) shall be disregarded for purposes of maintaining and computing the Partners’ Capital Accounts in Exhibit B hereto.

Section 13.5 Partners

Except as otherwise provided in this Agreement, each Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right, power or claim to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.6 Notice of Dissolution

If a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners, and such other notices as may be required by the Act.

Section 13.7 Termination of Partnership and Cancellation of Certificate of Limited Partnership

Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.2 hereof, a certificate of cancellation shall be filed, the Partnership shall be terminated, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.8 Reasonable Time for Winding-Up

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

Section 13.9 Financial Matters

Notwithstanding any other provision of this Agreement to the contrary, if upon a Liquidating Event or the final dissolution and termination of the Partnership and after taking into account all allocations of Net Income and Net Loss (and other tax items under Section 6.1), there remains a deficit in any Partner’s Capital Account, then in no event shall any such Partner shall have an obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to Partnership or to any other Person for any purpose whatsoever.

Section 13.10 Waiver of Partition and Dissolution

Each Partner hereby waives any right to partition of the Partnership property and any right to initiate, trigger, cause or commence a dissolution or an action for dissolution of the Partnership.

ARTICLE XIV

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; MERGERS AND CONVERSIONS

Section 14.1 Procedures for Actions and Consents of Partners

(a) The actions requiring consent or approval of Limited Partners pursuant to this Agreement, including Section 7.3 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article XIV.

Section 14.2 Amendments

Except for amendments to Exhibit A as provided in Section 7.3(c) hereof, amendments to this Agreement may be proposed by the General Partner or by Limited Partners holding a majority of the outstanding Class A Partnership Units. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written consent of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written consent, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a consent that is consistent with the General Partner’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time. Except as otherwise expressly provided in this Agreement, including without limitation Section 7.3(c), a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and the Consent of the Class A Limited Partners.

Section 14.3 Meetings of the Partners

(a) Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding a majority of the outstanding Class A Partnership Units . Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting shall state the nature of the business to be transacted. Whenever the vote or consent of the Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.2(b) hereof.

(b) Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by the General Partner and Limited Partners holding a majority of the outstanding Class A Partnership Units (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the General Partner and Limited Partners holding a majority of the outstanding Class A Partnership Units (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

(c) Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date hereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the

Limited Partner executing it, such revocation to be effective upon the General Partner’s or the Partnership’s receipt of written notice of such revocation from the Limited Partner executing such proxy.

(d) Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such reasonable rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the shareholders of the NHP and may be held at the same time, and as part of, meetings of the shareholders of NHP.

Section 14.4 Merger, Consolidation or Conversion

(a) The Partnership may merge or consolidate or otherwise combine with another limited partnership or any “other business entity,” as defined in Section 17-211 of the Act, or convert into any such other business entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other jurisdiction or any combination thereof, pursuant to a written agreement of merger or consolidation or similar agreement (a “Merger Agreement”) or a written plan of conversion or similar plan (a “Plan of Conversion”), as the case may be, in accordance with this Section 14.4.

(b) Any merger, consolidation or conversion or similar transaction of the Partnership pursuant to this Section 14.4 requires the prior approval of the General Partner. If the General Partner shall determine to consent to the merger, consolidation, conversion or similar transaction, the General Partner shall approve a Merger Agreement or Plan of Conversion containing such terms and conditions that the General Partner determines to be necessary or appropriate, and the provisions of Section 14.4(c) shall apply.

(c) Except as provided in Section 14.4(d):

(i) upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, the General Partner shall direct that the Merger Agreement or Plan of Conversion, as applicable, be submitted to a vote of Limited Partners;

(ii) the Merger Agreement or Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of Limited Partners holding a majority of the outstanding Partnership Units held by all Limited Partners (including Affiliates of the General Partner); provided, however, that if the Merger Agreement or Plan of Conversion, as applicable, contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement would require the Consent of Class A Limited Partners for its approval, in which case the Consent of Class A Limited Partners shall be required for approval of the Merger Agreement or Plan of Conversion, as applicable; provided, further, that the Consent of Class A Limited Partners shall not be required for any Merger Agreement or Plan of Conversion adopted in connection with a Fundamental Event if such Merger Agreement or Plan of Conversion provides that each holder of a Class A Partnership Unit will receive, for each Class A Partnership Unit, (x) (1) the same consideration (i.e., cash, securities, property, etc.) that would have been paid to the holder had the Class A Partnership Unit been redeemed for REIT Shares immediately prior to the consummation of the Fundamental Event, or (2) if, in connection with the Fundamental Event, a tender or exchange offer had been made to and accepted by the holders of more than fifty percent (50%) of the outstanding REIT Shares, the greatest amount of such consideration which a holder of a Class A Partnership Unit would have received had it received REIT Shares in a Redemption of its Class A Partnership Unit immediately prior to the expiration of such tender or exchange offer and had thereupon accepted such tender or exchange offer, and (y) the Make Whole Payment, if any, required to be paid pursuant to the Tax Protection Agreement; provided, however, that if such Fundamental Event does not result in a significant change in the direct and indirect owners of NHP, the Make Whole Payment shall be calculated as if the Partnership had exercised its Redemption right under Section 8.7(b);

(iii) after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or a certificate of conversion, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be; and

(iv) after such approval by vote or consent of the Limited Partners, if the transaction has not been abandoned, the General Partner is authorized to execute and file any and all documents to effect such transaction, including a certificate of merger or certificate of conversion, as applicable, in conformity with the requirements of the Act and any other applicable law.

(d) Notwithstanding anything else contained in this Section 14.4 or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership into a new limited liability entity, or to merge the Partnership into, or convey all of the Partnership’s assets to, another limited liability entity, which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership if (i) such transaction would not result in the loss of the limited liability of any Limited Partner, (ii) such transaction would not cause the Partnership or such new entity to be treated as an association taxable as a corporation for Federal income tax purposes, (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are contained in this Agreement, and (iv) such transaction would not effect any other change to the rights of Limited Partners that, if effected as an amendment to this Agreement, would require the consent of each Partner adversely affected pursuant to Section 7.3(d).

(e) Limited Partners are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation or conversion pursuant to this Section 14.4, or any other similar transaction or event.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1 Addresses and Notices

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner or Assignee shall notify the General Partner in writing.

Section 15.2 Titles and Captions

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3 Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4 Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain form taking action as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5 Binding Effect

Subject to the provisions of Article XI hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6 Creditors

Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.7 Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

Section 15.8 Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.9 Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.10 Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.

Section 15.11 Entire Agreement

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter of this Agreement and the rights, interests and obligations of the Partners with respect to the Partnership and amends, restates and supersedes the Original Agreement and any other prior written or oral understandings or agreements among them with respect thereto. The Partners acknowledge that certain of the Partners are also parties to, and be subject to the terms of, the Contribution Agreement, the Tax Protection Agreement, the Pipeline Agreement, and the Registration Rights Agreement.

Section 15.12 No Rights as Shareholders

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as shareholders of NHP, including, without limitation, any right to receive dividends or other distributions made to shareholders of NHP or to vote or to consent or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors of NHP or any other matter.

Section 15.13 No Partition

No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

Section 15.14 No Third-Party Rights Created Hereby

Except as set forth in Section 7.7(g), and without in any way limiting the provisions of Section 15.6 hereof, the provisions of this Agreement are solely for the purpose of defining the interests of the Partners, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or any of the Partners.

Section 15.15 Venue

Each party hereto agrees that all judicial proceedings brought arising out of or relating to this Agreement or any Partner’s obligations hereunder may only be brought in any state or federal court of competent jurisdiction in the State of California, in San Diego, Orange or Los Angeles County, and each Partner accepts generally and unconditionally the exclusive jurisdiction and venue of such courts.

Section 15.16 Attorneys’ Fees

In the event that any party hereto brings an action or proceeding (including any arbitration) against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert

Section 15.17 Uniform Commercial Code Article 8 (Opt-In)

The Partnership hereby irrevocably elects that all Partnership Units shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. All Partnership Units issued by the Partnership shall be certificated and each certificate evidencing Partnership Units in the Partnership shall bear the following legend: “This certificate evidences an interest in [NHP/PMB, L.P.] and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, each other applicable jurisdiction.” This provision shall not be amended, and any purported amendment to this provision shall be null and void.

ARTICLE XVI

GUARANTEE BY NHP

Section 16.1 Guarantee

NHP hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the performance of all obligations of the General Partner under this Agreement, including, without limitation, the due and punctual payment by the General Partner in full of any amounts payable by the General Partner pursuant to this Agreement (the “Guaranteed Obligations”).

Section 16.2 Certain Waivers

To the fullest extent permitted by applicable law, Guarantor waives presentment to, demand of payment from and protest to each Limited Partner, and also waives notice of acceptance of the guarantee pursuant to this Article XVI and notice of protest for non-payment. To the fullest extent permitted by applicable law, the obligations of NHP hereunder shall not be affected by the failure of any Limited Partner to assert any claim or demand or to exercise or enforce any right or remedy against the General Partner under the provisions of this Agreement or otherwise.

Section 16.3 Guarantee Absolute

NHP agrees that the guarantee pursuant to this Article XVI constitutes an absolute, unconditional, present and continuing guarantee of payment and not of collection, and waives any right to require that any resort be had by any Limited Partner (a) against the General Partner or any other Person for the Guaranteed Obligations or (b) against any other right or remedy available to any Limited Partner by contract, applicable law or otherwise. It is the intent of the guarantee pursuant to this Article XVI that each Limited Partner shall have resort to NHP without asserting or resorting to any remedy against the General Partner or any other Person and without demand to it, as though NHP was primarily liable for any Guaranteed Obligations.

Section 16.4 Additional Waivers

Without limiting the foregoing, NHP hereby waives and relinquishes all rights and remedies now or hereafter accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provision, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies, including, without limitation, (a) any right to require any Limited Partner to proceed against the General Partner or any other Person or to proceed against or exhaust any security held by any Limited Partner at any time or to pursue any other remedy in such Limited Partner’s power before proceeding against NHP; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of the General Partner or any other Person, or any defect in the formation of the General Partner or any other Person; (c) any defense that may arise by reason of the Incapacity, lack of authority, insolvency, bankruptcy, death or disability of the General Partner or any other guarantor or other Person or the failure of any Limited Partner to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the General Partner or any other guarantor or other Person; (d) notice of the existence, creation or incurring of any new or additional indebtedness or obligation of the General Partner under this Agreement or of any action or non-action on the part of the General Partner under this Agreement or in connection with any Guaranteed Obligation; (e) any defense based upon an election of remedies by any Limited Partner which destroys or otherwise impairs any subrogation rights of NHP or any right of NHP to proceed against the General Partner or any other Person for reimbursement, or both; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (g) any duty on the part of any Limited Partner to disclose to NHP any facts any Limited Partner may now or hereafter know about the General Partner, regardless of whether any Limited Partner has reason to believe that any such fact materially increases the risk beyond that which NHP intends to assume or has reason to believe that any such fact is unknown to NHP or has a reasonable opportunity to communicate such fact to NHP, it being understood and agreed that NHP is fully responsible for being and keeping informed of the financial condition of the General Partner and of all circumstances bearing on the risk of non payment or non-performance of any Guaranteed Obligation; (h) any defense arising because of any Limited Partner’s election, in any proceeding instituted under the federal Bankruptcy Code; (i) any defense based upon the validity or enforceability of this Agreement; (j) any defense or rights arising under any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law or requirement, which may delay, prevent or otherwise affect the performance by NHP of any of the Guaranteed Obligations; (k) diligence, presentment and demand; (l) any requirement to mitigate any damages resulting from any default under this Agreement; and (m) any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code.

Section 16.5 No Waiver of Rights by Limited Partner

This Article XVI and any right of any Limited Partner hereunder may be waived in whole or in part, and NHP may be released from its obligations hereunder, only with the Consent of Class A Limited Partners.

Section 16.6 Representations and Warranties by NHP

NHP makes the following representations and warranties to each Limited Partner:

(a) The value of the consideration received, and to be received, by NHP in connection with the transactions contemplated under this Agreement is worth at least as much as the liabilities and obligations of NHP under this Article XVI, and that such liabilities and obligations are expected to benefit NHP either directly or indirectly;

(b) NHP is duly organized, validly existing and in good standing under the laws of its state of organization, and has full power, authority and legal right to execute and to deliver and to perform and observe the obligations and provisions of this Article XVI;

(c) This Agreement has been duly authorized, executed and delivered by NHP, and the provisions of this Article XVI constitute the valid and binding obligations of NHP, enforceable against NHP in accordance with the terms hereof; and

(d) No consent, approval or other authorization of, or registration, declaration or filing with, any governmental authority is required for the due execution and delivery by NHP of this Agreement, or for the performance by or the validity or enforceability hereof against NHP.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.

GENERAL PARTNER:

[ ],
a Delaware limited liability company

By:	[ ],
	Its:	Managing Member

By:
Name:
Its:

LIMITED PARTNER:

SEE ADDITIONAL SIGNATURE PAGES OF LIMITED PARTNERS ATTACHED HERETO

NHP HEREBY EXECUTES THIS AGREEMENT FOR THE PURPOSES OF AGREEING TO THE PROVISIONS OF ARTICLE XVI HEREOF:

NATIONWIDE HEALTH PROPERTIES, INC., A Maryland Corporation

By:
Name:
Title:

Signature Page S-1

[Additional Signatures of Limited Partners to

Amended and Restated Agreement of Limited Partnership

of [NHP/PMB, L.P.]

POWER OF ATTORNEY

This Agreement has been signed by each of the following Persons as a Limited Partner in the capacities and on the dates indicated:

Signature	Title	Date

*

*

*

*

*

*

*

*

*

*

*By:

[Name], Attorney-in-fact

EXHIBIT A

INTERESTS OF THE PARTNERS

Partner	Capital Account	Number and Class of Partnership Units
General Partner

Limited Partners

A-1

EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

1.	Capital Accounts of the Partners

(a) The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (x) the amount of all Capital Contributions made by such Partner to the Partnership pursuant to this Agreement; and (y) such Partner’s allocable share of Net Income allocated to such Partner pursuant to Article VI of this Agreement and any items in nature of income or gain that are specially allocated to such Partner pursuant to Exhibit C or any other provision of this Agreement; and (ii) and decreased by (x) the amount of cash or Agreed Value of all distributions of cash or property made to such Partner pursuant to this Agreement; and (y) such Partner’s allocable share of Net Loss allocated to such Partner pursuant to Article VI of this Agreement and any other items in nature of expenses or losses that are specially allocated such Partner pursuant to Exhibit C or any other Provision of this Agreement.

(b) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred interest.

(c) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(d) The provisions of this Agreement (including this Exhibit B and other Exhibits to this Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify (i) the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed; or (ii) the manner in which items are allocated among the Partners for federal income tax purposes in order to comply with such Regulations or to comply with Section 704(c) of the Code, the General Partner may make such modification without regard to Article XIV of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article XIII of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) where appropriate, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes; and (ii) make any appropriate modifications in the event unanticipated events occur that might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). In addition, the General Partner may adopt and employ such methods and procedures for (i) the maintenance of book and tax capital accounts; (ii) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code; (iii) the determination of Net Income, Net Loss, taxable loss and items thereof under this Agreement and pursuant to the Code; (iv) conventions for the determination of cost recovery, depreciation and amortization deductions, as it determines in its sole discretion are necessary or appropriate to execute the provisions of this Agreement, to comply with federal and state tax laws, and are in the best interest of the Partners.

2.	No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

3.	No Withdrawal

No Partner shall be entitled to withdraw any part of his Capital Contribution or his Capital Account or to receive any distribution from the Partnership, except as provided in Articles IV, V, VIII and XIII of the Agreement.

B-1

EXHIBIT C

SPECIAL ALLOCATION RULES

1.	Special Allocation Rules

Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.(a) is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. Solely for purposes of this Section 1.(a), each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of Partner Minimum Gain during such Partnership taxable year.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of Section 6.1 of this Agreement or any other provisions of this Exhibit C (except Section 1.(a) hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.702-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 1.(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement Regulations Section 1.704-2(i) and shall be interpreted consistently therewith. Solely for purposes of this Section 1.(b), each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit with respect to such Partnership taxable year, other than allocations pursuant to Section 1.(a) hereof.

(c) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.(a) and 1.(b) hereof such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership taxable year) shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. It is intended that this Section 1.(c) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b) (2)(ii)(d) and shall be interpreted consistently therewith.

(d) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Member, there shall be allocated to such Partner only that amount of Net Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account Deficit. The Net Loss (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to other Partners in accordance with their respective Partnership Units, subject to the limitations of this Section 1(d).

(e) Gross Income Allocation. In the event any Limited Partner has an Adjusted Capital Account Deficit at the end of any Partnership taxable year, each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 1.(e) shall be made only if and to the extent that such Limited Partner would have a deficit

C-1

Capital Account in excess of such sum after all other allocations provided for in this Exhibit C have been made as if Section 1.(c) and this Section 1.(e) were not in the Agreement.

(f) Nonrecourse Deductions. Nonrecourse Deductions for any Partnership taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio for such Partnership taxable year which satisfy such requirements.

(g) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership taxable year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(h) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations Section 1.704-(b)(2)(iv)(m).

(i) Curative Allocations. The allocations set forth in Section 1.(a) through 1.(h) of this Exhibit C (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations under Section 704(b) of the Code. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is hereby authorized to divide other allocations of income, gain, deduction and loss among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions will be divided among the Partners. In general, the Partners anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each person is zero. However, the General Partner will have discretion to accomplish this result in any reasonable manner; provided, however, that no allocation pursuant to this Section 1.(i) shall cause the Partnership to fail to comply with the requirements of Regulations Sections 1.704-1(b)(2)(ii)(d), -2(e) or -2(i).

2.	Allocations for Tax Purposes

Except as otherwise provided in this Section 2, each item of income, gain, loss and deduction of the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated for book purposes under this Agreement. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Carrying Value. In the event the Carrying Value of any Partnership asset is adjusted pursuant to the definition of “Carrying Value,” subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in its sole and absolute discretion. Allocations pursuant to this Section 2 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of profits, losses, other items, or distributions pursuant to any other provision of this Agreement. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share profits or losses, as the case may be, for the Partnership taxable year.

C-2

EXHIBIT D

SCHEDULE OF AGREED VALUE

Partner	Contributed Property	Agreed Value

D-1

EXHIBIT E

CALCULATION OF APPLICABLE PERCENTAGE

Percentage of all Outstanding Partnership Units Represented by Class A Partnership Units[1]	Applicable Percentage
57.5% or more	98.7%
52.5% to 57.4%	98.4%
47.5% to 52.4%	98.0%
42.5% to 47.4%	97.7%
37.5% to 42.4%	97.4%
32.5% to 37.4%	97.1%
27.5% to 32.4%	96.7%
22.5% to 27.4%	95.4%
17.5% to 22.4%	94.0%
12.5% to 17.4%	92.6%
12.4% or less	89.6%

[1]	TBD.

E-1

EXHIBIT “U-1”

FORM OF TENANT NOTIFICATION LETTER

Letterhead of Transferor

[Date]

Dear Tenant of [                    ]:

RE:	Lease (the “Lease”) for Suite [ ] in [ ] (the “Medical Building”)

Ladies and Gentlemen:

Please be advised that, effective as of the date of this letter, [insert Transferee’s name] (“Transferee”) has acquired the Medical Building, and in connection with the transfer, (i) [insert name of Transferor] (“Transferor”) has conveyed to Transferee all of Transferor’s right, title, and interest under the Lease, (ii) Transferor has transferred to Transferee any and all unapplied and refundable portions of your security and/or other deposits, and (iii) Transferee has assumed all rights and obligations under the Lease to the extent arising from and after the date of this letter. From and after the date of this letter, you are advised to perform all of your duties under the Lease directly to Transferee. Please make all rent payments and provide all notices under the Lease to Transferee at:

[Insert Transferee’s name and address]

Sincerely,

[Transferor’s Name]

U-1-1

EXHIBIT “U-2”

FORM OF SERVICE CONTRACT NOTIFICATION LETTER

Letterhead of Transferor

[Date]

Dear [                    ]:

RE:	[insert name of agreement], dated [ ] (the “Contract”) for [ ] (the “Medical Building”)

Ladies and Gentlemen:

Please be advised that, effective as of the date of this letter, [insert Transferee’s name] (“Transferee”) has acquired the Medical Building, and in connection with the transfer, (i) [insert name of Transferor] (“Transferor”) has conveyed to Transferee all of Transferor’s right, title, and interest under the Contract and (ii) Transferee has assumed all rights and obligations under the Contract to the extent arising from and after the date of this letter. From and after the date of this letter, you are advised to perform all of your duties under the Contract directly to Transferee. Please send all invoices and billing statements and provide all notices under the Contract to Transferee at:

[Insert Transferee’s name and address]

Sincerely,

[Transferor’s Name]

U-2-1

EXHIBIT “V-1”

RENT ROLL

See attached.1

[1]

The parties acknowledge that attached hereto are Rent Rolls for all of the Properties other than the Properties owned by (1) Francis LP, (2) Burbank 1 LLC, (3) Torrance LLC, (4) Green LLC, (5) Washoe LLC and (6) Hillsboro LLC (collectively, the “Missing Properties”). The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, (i) the parties have not yet finalized the Rent Rolls for the Missing Properties, (ii) the parties will work in good faith to finalize the Rent Rolls for the Missing Properties on or before the tenth (10th) Business Day after the Execution Date and (ii) once the Rent Rolls for the Missing Properties have been finalized, the parties will promptly amend this Agreement to attach such finalized Rent Rolls and to agree upon in good faith any other changes to this Agreement that may result from such Rent Rolls (such as changes to Exhibit “B-2”), if any.

V-1-1

EXHIBIT “V-2”

GROUND LEASES

EXHIBIT “W”

CONTRACTS SCHEDULE

EXHIBIT “X”

LITIGATION

EXHIBIT “Y”

ENVIRONMENTAL REPORTS

EXHIBIT “Z”

PROPERTY INFORMATION

1.	State the location and describe the general character of the property, including information as to the present or proposed use of such property and its suitability and adequacy for such use. Describe the principal business, occupations and professions carried on in, or from the building.

2.	State the nature of the Transferor’s title to, or other interest in, such property and the nature and amount of all material mortgages, or other liens or encumbrances against such property. Set forth briefly the current principal amount of each such material encumbrance, its interest and amortization provisions, its pre-payment provisions and its maturity date and balance to be due at maturity assuming no payment has been made on principal in advance of its due date.

3.	Outline briefly the principal terms of any lease of such property, or any option or contract to purchase or sell such property.

4.	Outline briefly any proposed program for the renovation, improvement or development of such property, including the estimated cost thereof and the method of financing to be used. If there are no present plans for the improvement or development of any unimproved or undeveloped property, so state and indicate the purpose for which such property is held or acquired.

5.	Describe the general competitive conditions to which the property is or may be subject.

6.	Provide the occupancy rate expressed as a percentage for the most recent calendar year, and indicate any event or circumstance that has arisen since the end of the last year that could reasonably be expected to result in a material change in the current year.

7.	Provide a list of tenants occupying ten percent or more of the rentable square footage and principal nature of business of such tenant; and the principal provisions of the leases with such tenants, including, but not limited to, rental per annum, expiration date, and renewal options.

8.	Provide the average effective annual rental per square foot or unit for the most recent calendar year, and indicate any event or circumstance that has arisen since the end of the last year that could reasonably be expected to result in a material change in the current year.

Z-1

9.	Provide a schedule of the lease expirations for each of the ten years starting with the year in which the registration statement is filed, stating (i) the number of tenants whose leases will expire, (ii) the total area in square feet covered by such leases, (iii) the annual rental represented by such leases, and (iv) the percentage of gross annual rental represented by such leases.

10.	Provide the applicable realty tax rate, annual realty taxes and estimated taxes on any improvements.

Z-2

EXHIBIT “AA”

FORM OF SHARP REES-STEALY PLEDGE AGREEMENT

See attached.

OP UNIT PLEDGE AND SECURITY AGREEMENT

(Bargain Purchase Reimbursement Amount – Sharp Reese-Stealy MOB)

This OP Unit Pledge and Security Agreement (“Agreement”) is made as of             , 20     (the “Effective Date”) by and between                                          (“Pledgor”), and NHP/PMB, L.P., a Delaware limited partnership (“Secured Party”).

RECITALS

A. Pursuant to that certain Formation and Contribution and Joint Escrow Instructions dated as of             , 2008 (the “Original Contribution Agreement”), as amended by that certain First Amendment to Formation and Contribution and Joint Escrow Instructions dated as of             , 2008 (the “First Amendment,” and together with the Original Contribution Agreement, the “Contribution Agreement”), by and among Nationwide Health Properties, Inc., a Maryland corporation (“NHP”), Secured Party, Pacific Medical Building LLC, a California limited liability (“PMB LLC”), PMB Chula Vista LLC, a California limited liability company (“Vista LLC”), and each of the other parties identified as a “Transferor” therein, Vista LLC is concurrently with the Effective Date hereof contributing all of its right, title and interest in and to that certain real property (and related rights thereto) located in Chula Vista, California, and commonly known as the Sharp Rees-Stealy Medical Office Building, as more particularly described in the Contribution Agreement, to Secured Party in exchange for cash and/or Class A Partnership Units (as hereinafter defined) of Secured Party (the “Vista Contribution”).

B. Pursuant Section 10.5 of the Original Contribution Agreement, PMB LLC and Vista LLC, jointly and severally, may owe the “Bargain Purchase Reimbursement Amount” (as defined in the Original Contribution Agreement) to Secured Party upon the terms and conditions set forth therein.

C. Pledgor is the holder of certain Class A Partnership Units of Secured Party. For purposes of this Agreement, “Class A Partnership Units” shall have the meaning set forth in the Amended and Restated Limited Partnership Agreement of NHP/PMB, L.P. (as the same may be amended, supplemented or modified from time to time, the “LP Agreement”).

D. To secure PMB LLC’s and Vista LLC’s obligations to pay all or any portion of the Bargain Purchase Reimbursement Amount that may hereinafter be owing to Secured Party under the Contribution Agreement, the parties have agreed that Pledgor shall pledge certain Class A Partnership Units held by Pledgor, upon and subject to the terms hereof.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Pledge. As security for the prompt payment of the Secured Obligations (as hereinafter defined), Pledgor hereby pledges, hypothecates, endorses, assigns, transfers, sets over and delivers and hereby grants to Secured Party a continuing general lien and a security interest in all interests now owned or at any time hereafter acquired by Pledgor in the following items of property, wherever located and whether now existing or hereafter arising (the “Collateral”):

(a) the [                                                             ] Class A Partnership Units represented by Certificate Number [    ] issued to Pledgor by Secured Party (the “Pledged OP Units”);

(b) all “REIT Shares” (as defined in the LP Agreement) issued in redemption of, or exchange for, any or all of the Pledged OP Units (the “Pledged Common Stock”) under the LP Agreement;

(c) all payments, distributions, products, rents, issues, profits, replacements, additions, parts, appurtenances, accessions, substitutions and replacements of or for any of the foregoing items of property, including all rights, claims and interests into which any of such property may at any time be converted by agreement, by operation of law or otherwise and all cash paid in redemption of, or exchange for, any or all of the Pledged OP Units under the LP Agreement or the Pledged Common Stock; and

(d) all proceeds of the foregoing.

2. Secured Obligations. The Collateral secures:

(a) the payment in full of the Bargain Purchase Reimbursement Amount in cash and when due, if at all, under Section 10.5 of the Original Contribution Agreement.

(b) all liability of Pledgor under this Agreement;

(c) reimbursement of all reasonable costs and expenses incurred by Secured Party in asserting, enforcing or protecting a claim in respect of any of the obligations set forth in the foregoing clause (a) or (b) above or the Collateral in any bankruptcy case or insolvency, receivership, dissolution or liquidation proceeding in which Pledgor may be the debtor or to which Pledgor may be subject, whether voluntarily or involuntarily; and

(d) all reasonable collection costs and enforcement expenses incurred by Secured Party in collecting or otherwise enforcing payment of any of the obligations set forth in the foregoing clauses (a)-(c) above or in retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on any Collateral or otherwise exercising or enforcing any of its rights or remedies under this Agreement.

The foregoing obligations are hereafter collectively referred to as the “Secured Obligations.”

3. Delivery of Instruments. All certificates representing the Collateral shall be delivered to Secured Party on the Effective Date or, if acquired thereafter, immediately upon acquisition thereof and without any notice or demand, in form suitable for transfer by delivery accompanied by duly executed instruments of transfer or assignments in blank or with appropriate endorsements, in form and substance reasonably satisfactory to Secured Party. Notwithstanding anything to the contrary in Section 8.6 or 8.7 of the LP Agreement, all Pledged Common Stock and all cash payable by Secured Party in respect of the redemption of, or exchange for, the Collateral, in whole or in part, shall be delivered directly to Secured Party, to be held by Secured Party as part of the Collateral, and all such Pledged Common Stock and cash delivered to Secured Party shall be deemed to have been delivered to Pledgor in accordance with the terms of Section 8.6 or 8.7 of the LP Agreement in satisfaction of the obligation to make such delivery as therein set forth, and neither such delivery to Secured Party nor any exercise or enforcement of any of the rights of Secured Party under this Section 3 or any other provision of this Agreement shall in any manner constitute a breach of or a default under any provision of the LP Agreement.

4. Further Assurances. Pledgor will promptly and in any event within five (5) business days after request by Secured Party, execute and deliver all reasonable instruments and documents (including assignments, transfer documents and transfer notices, financing statements and other lien notices), in form and substance reasonably satisfactory to Secured Party, and take all other reasonable actions which are necessary in order to create, maintain, perfect, ensure the first priority of, protect, or enforce the security interests in the Collateral granted in Section 1 hereof, to enable Secured Party or any other successor of Secured Party with respect to the Secured Obligations to exercise and enforce its rights and remedies hereunder with respect to the Collateral, to protect the Collateral against the rights, claims or interests of third persons, or to effect or to assure further the provisions of this Agreement, and Pledgor agrees to pay all reasonable costs and expenses incurred by Secured Party in connection therewith; provided, however, that Pledgor shall not be required to reimburse Secured Party for any such costs and expenses incurred on and as of the Effective Date in connection with this Agreement in order to initially create and/or perfect the security interests in the Pledged OP Units granted in Section 1 hereof in connection with the Vista Contribution as contemplated by the Contribution Agreement.

5. Survival of Security Interests. Except as provided in Section 11 hereof or as otherwise required by law, the security interest granted hereby shall, unless released in writing by Secured Party, remain enforceable as security for the Secured Obligations until the Secured Obligations (other than any indemnification and other obligations of Pledgor under this Agreement that by their terms survive termination of this Agreement document and are not then due and payable (such obligations, the “Unmatured Surviving Obligations”) shall have been indefeasibly discharged and paid in full or the obligation of PMB LLC and Vista LLC to pay the Bargain Purchase Reimbursement Amount has expired or been terminated in accordance with Section 10.5 of the Original Contribution Agreement.

6. Representations.

(a) Representations as to the Collateral. Pledgor hereby represents and warrants that, upon the pledge of the Collateral hereunder:

(i) Pledgor will be the legal and equitable owner of the Collateral free and clear of all liens, charges, encumbrances and security interests of every kind and nature except for the security interest created hereby;

(ii) Pledgor will have good right and full lawful authority to pledge the Collateral in the manner hereby done or contemplated;

(iii) If Pledgor is a legal entity, Pledgor’s chief executive office or principal place of business is located at the address for notices to Pledgor as set forth in Section 13 hereof and Pledgor does not keep any Collateral or any books or records relating thereto at any other address. If Pledgor is a natural person, Pledgor’s principal residence is located at the address for notices to Pledgor as set forth in Section 13 hereof and Pledgor does not keep any Collateral or any books or records relating thereto at any other address;

(iv) Pledgor will at all times retain exclusive possession and control of the Collateral (unless the same shall have been delivered to Secured Party pursuant to this Agreement) free and clear of any lien, encumbrance or transfer except only the security interest granted in Section 1 hereof. No financing statement, notice of lien, mortgage, deed of trust or instrument similar in effect covering the Collateral or any portion thereof or any proceeds thereof exists or is on file in any public office, except as may have been filed in favor of Secured Party; and

(v) All certificates representing the Pledged OP Units have been delivered to Secured Party, together with duly executed instruments of transfer or assignments in blank.

(b) Representations and Warranties of Pledgor. Pledgor represents and warrants as follows:

(i) If Pledgor is legal entity (including a corporation, partnership, limited liability company or trust), Pledgor is duly organized, is validly existing and in good standing under the laws of the State of its organization as set forth in the preface to this Agreement and is duly qualified to do business in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary;

(ii) Pledgor has the power and authority (A) to carry on its business and affairs as now being conducted and as proposed to be conducted (if Pledgor is a legal entity), (B) to execute, deliver and perform its obligations under this Agreement and each of the documents or agreements be executed by Pledgor in connection herewith (the “Pledge Documents”), and (C) to take all action necessary to consummate the transactions contemplated under this Agreement and the Pledge Documents;

(iii) If Pledgor is a legal entity, the execution, delivery and performance by Pledgor of this Agreement and the Pledge Documents has been duly authorized, executed and delivered by such Pledgor and such execution, delivery and performance do not require the approval of any shareholders, partners, members, trustees or other persons or entities which have not been obtained, and do not contravene any organizational document, if applicable, governing Pledgor. If Pledgor is a natural person, this Agreement has been duly executed and delivered by Pledgor and the execution, delivery and performance by Pledgor hereunder does not require the approval of any other persons or entities which have not been obtained;

(iv) This Agreement and each of the Pledge Documents is a legal, valid and binding obligation of Pledgor enforceable against Pledgor in accordance with its terms, subject to laws generally affecting the enforcement of creditors’ rights;

(v) If Pledgor is a legal entity, Pledgor is in compliance in all material respects with all laws, rules, regulations and orders applicable to Pledgor or its business, operations or affairs;

(vi) There is no pending or overtly threatened action or proceeding affecting Pledgor before any court, governmental agency or arbitrator which could reasonably be expected to have a material adverse affect on the Collateral or the Secured Party’s remedies under this Agreement;

(vii) The execution, delivery and performance by Pledgor of this Agreement and each of the Pledge Documents does not and will not conflict with, result in a breach of, or constitute (with or without notice or the lapse of time or both) a default under, any law, rule or regulation or any instrument, indenture, agreement or other contractual obligation issued by Pledgor or enforceable against it or any of its property and does not result in or require the creation of any lien (other than pursuant to Section 1 hereof) upon any of Pledgor’s property;

(viii) The LP Agreement provides that each of the Pledged OP Units are securities governed by Article 8 of the Uniform Commercial Code as in effect in each applicable jurisdiction;

(ix) The OP Unit Certificate(s) evidencing each of the Pledged OP Units contains a legend substantially as follows: “This certificate evidences an interest in NHP/PMB, L.P. and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction” [NOTE: should be included on certificate];

(x) The provisions of Section 1 hereof are effective to create in favor of Secured Party a legal, valid and perfected first priority security interest in all right, title and interest in the Collateral described therein, enforceable against Pledgor, subject to laws generally affecting the enforcement of creditors’ rights; and

(xi) Pledgor is, and after giving effect to all transactions occurring or being consummated on or prior to the date hereof will be, Solvent (as hereinafter defined). For purposes of this Agreement, “Solvent” means, with respect to any particular date, that on such date the fair value of the property of Pledgor is greater than the total amount of liabilities, including probable liability on contingent liabilities, of Pledgor.

7. Covenants as to the Collateral. Pledgor covenants and agrees that, so long as the security interest granted in Section 1 hereof remains outstanding:

(a) No Changes. Pledgor will not (i) cause, permit or suffer any voluntary or involuntary change in its name, identity or structure, or in its State of organization (if Pledgor is a legal entity) or principal residence (if Pledgor is a natural person), or (ii) keep any of Pledgor’s material business records at any location other than at its chief executive office (if Pledgor is a legal entity) or principal place of residence (if Pledgor is a natural person), unless (in each case) Secured Party has been notified thereof in writing.

(b) Defense of Collateral. Pledgor will defend the Collateral against all claims and demands of all persons or entities at any time claiming the same or any interest therein.

(c) Transfer of Collateral. Pledgor will not in any way assign, pledge, hypothecate, grant a security interest in or otherwise encumber the Collateral or any part thereof or any interest therein other than the pledge and security interest provided for herein, nor will Pledgor permit any voluntary or involuntary sale, transfer, exchange, redemption or other disposition of the Collateral; provided, however, that the foregoing shall not extend to any redemption of, or exchange for, any Pledged Op Units by Secured Party pursuant to any rights of redemption of, or exchange for, such Pledged OP Units granted to Secured Party under the LP Agreement. If the Collateral, or any part thereof or any interest therein, is purported to be sold, transferred, exchanged, redeemed, hypothecated or otherwise disposed of in violation of this subsection (c), such sale, transfer, exchange, hypothecation or other disposition shall be null and void, ab initio, and of no force or effect with respect to Secured Party.

(d) Financing Statements. Pledgor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Secured Party may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to Secured Party in connection herewith. Such financing statements may describe the Collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of collateral that describes such property in any other manner as Secured Party may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Secured Party in connection herewith.

(e) Substituted Performance. Secured Party, acting alone, may at any time (but shall not be obligated to) (i) perform any of the obligations of Pledgor under this Agreement if Pledgor fails to perform such obligation within ten (10) days after written demand by Secured Party and (ii) after ten (10) days written notice by Secured Party to Pledgor (or such lesser notice, or no notice, as Secured Party may give if Secured Party determines in good faith that its rights or security may be impaired by providing any more notice before taking the specified actions) make any payments and do any other acts which Secured Party may deem necessary or desirable to protect its security interest in the Collateral, including the right to pay, purchase, contest or compromise any lien that attaches or is asserted against any Collateral and to appear in and defend any action or proceeding relating to any Collateral, and Pledgor will promptly reimburse Secured Party for all payments made by Secured Party in doing so, together with interest thereon at the rate of 8% per annum (not to exceed the maximum amount of interest permitted to be charged by law), all reasonable attorneys’ fees and disbursements incurred by Secured Party in connection therewith, whether or not suit is brought, and all other costs and expenses related thereto (which reimbursement obligation shall constitute part of the Secured Obligations).

(f) Article 8. Pledgor will not agree or consent to any amendment or repeal of Section 15.17 [Uniform Commercial Code Article 8 (Opt-In)] of the LP Agreement (to the extent Pledgor has the right to consent to the same).

8. Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Bargain Purchase Reimbursement. The failure of PMB LLC or Vista LLC to pay the Bargain Purchase Reimbursement Amount as and when due, if at all, under Section 10.5 of the Original Contribution Agreement, and such failure shall continue for (five) days after Pledgor’s receipt of written notice from Secured Party of PMB LLC’s or Vista LLC’s failure to pay the same; or

(b) Representations and Warranties. Any representation or warranty made by Pledgor in this Agreement or under or in connection with the Pledge Documents proves to have been incorrect in any material respect when made and either (i) such representation or warranty cannot be remedied or (ii) such representation or warranty continues to be incorrect in any material respect for ten (10) days after either (A) such incorrectness is acknowledged in writing by Pledgor or (B) written notice thereof is given to Pledgor by Secured Party; or

(c) Other Covenants. Pledgor fails to timely perform or observe any term, covenant or agreement contained in this Agreement or in any Pledge Documents and such failure continues for ten (10) days after written notice thereof from Secured Party to Pledgor; or

(d) Bankruptcy, Insolvency, Receivership, Dissolution or Liquidation Proceeding. Pledgor is generally not paying its debts as they become due or admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against Pledgor seeking an order for relief under the United States Bankruptcy Code or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts or the appointment of a receiver, trustee, custodian or other similar official for Pledgor or for any substantial part of the property of Pledgor under any law relating to bankruptcy, insolvency, dissolution, liquidation or reorganization or relief of debtors and either (i) any such relief in any such proceeding is sought or consented to by Pledgor or an order for any such relief is entered against it, or (ii) any such proceeding instituted against Pledgor remains undismissed and unstayed for a period of 90 days; or Pledgor takes any action to authorize any of the actions set forth above in this Section 8(d); or

(e) Collateral. The provisions of Section 1 hereof for any reason do not or cease to create a valid and perfected and sole security interest and lien upon the Collateral.

9. Pledgor’s Rights. As long as no Event of Default shall have occurred and be continuing and until written notice shall be given to Pledgor in accordance with Section 10(a) hereof:

(a) Voting. Pledgor shall have the right, from time to time, to vote and give consents with respect to the Collateral, or any part thereof for all purposes not inconsistent with the provisions of this Agreement; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of Secured Party in respect of the Collateral or that would constitute or cause a breach of any obligations of Pledgor under this Agreement or the other Pledge Documents; and

(b) Dividends and Distributions.

(i) Pledgor shall be entitled, from time to time, to collect and receive for its own use all cash dividends, distributions and interest paid in respect of the Collateral other than any and all of the following (collectively, the “Non-Distributable Collateral Proceeds”): (A) dividends, distributions and interest paid or payable other than in cash in respect of any Collateral, and instruments and other non-cash property received, receivable or otherwise distributed in respect of, or in redemption of or exchange for, any Collateral; (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or (except to the extent attributable to depreciation or amortization deductions) in connection with a reduction of capital, capital surplus or paid-in capital to Pledgor for any Collateral; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, any Collateral; provided, however, that until actually paid all rights to such distributions shall remain subject to the lien and security interest created by this Agreement; and

(ii) Non-Distributable Collateral Proceeds in respect of any of the Collateral, whenever paid or made, shall be delivered to Secured Party to hold as Collateral and shall, if received by Pledgor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Secured Party as Collateral in the same form as so received (with any necessary endorsement).

10. Remedies; Proxy.

(a) Upon the occurrence of an Event of Default (as defined in Section 8 hereof, i.e., after any applicable notice and cure period) and during the continuation of such Event of Default, and concurrently with written notice to Pledgor, Secured Party (personally or through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Collateral, to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon, to sell in one or more sales after ten (10) days’ notice of the time and place of any public sale or of the time at which a private sale is to take place (which notice Pledgor agrees is commercially reasonable) the whole or any part of the Collateral and to otherwise act with respect to the Collateral as though Secured Party was the outright owner thereof. Any sale shall be made at a public or private sale at Secured Party’s place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as Secured Party may deem fair, and Secured Party may be the purchaser of the whole or any part of the Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or any right of redemption. Each sale shall be made to the highest bidder, but Secured Party reserves the right to reject any and all bids at such sale which, in its reasonable discretion, it shall deem inadequate. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of Secured Party. PLEDGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS SECURED PARTY AS THE PROXY AND ATTORNEY-IN-FACT OF PLEDGOR WITH RESPECT TO THE COLLATERAL, INCLUDING THE RIGHT TO VOTE THE PLEDGED OP UNITS, WITH FULL POWER OF SUBSTITUTION TO DO SO. THE APPOINTMENT OF SECURED PARTY AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. IN ADDITION TO THE RIGHT TO VOTE THE PLEDGED OP UNITS, THE APPOINTMENT OF SECURED PARTY AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED OP UNITS WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY PLEDGED OP UNITS ON THE RECORD BOOKS OF SECURED PARTY BY ANY PERSON OR ENTITY UPON THE OCCURRENCE OF AN EVENT OF DEFAULT). NOTWITHSTANDING THE FOREGOING, SECURED PARTY SHALL NOT HAVE ANY DUTY TO EXERCISE ANY SUCH RIGHT OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO.

(b) If, at the original time or times appointed for the sale of the whole or any part of the Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to Secured Party, in its reasonable discretion, that the proceeds of the sales of the whole of the Collateral would be unlikely to be sufficient to discharge all the Secured Obligations, Secured Party may, on one or more occasions and in its reasonable discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after ten (10) days’ notice to Pledgor.

(c) If, at any time when Secured Party shall determine to exercise its right to sell the whole or any part of the Collateral hereunder, such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as amended (or any similar statute then in effect) (the “Act”), Secured Party may, in its reasonable discretion (subject only to applicable requirements of law), sell such Collateral or part thereof by private sale in such manner and under such circumstances as Secured Party may deem necessary or advisable, but subject to the other requirements of this Section 10, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event, Secured Party in its reasonable discretion (i) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof could be or shall have been filed under said Act (or similar statute), (ii) may approach and negotiate with a single possible purchaser to effect such sale, and (iii) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Collateral or any part thereof. In addition to a private sale as provided above in this Section 10, if any of the Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 10, then Secured Party shall not be required to effect such registration or cause the same to be effected but, in its reasonable discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:

(i) as to the financial sophistication and ability of any person or entity permitted to bid or purchase at any such sale;

(ii) as to the content of legends to be placed upon any certificates representing the Collateral sold in such sale, including restrictions on future transfer thereof;

(iii) as to the representations required to be made by each person or entity bidding or purchasing at such sale relating to that Person’s access to financial information about Pledgor and such Person’s intentions as to the holding of the Collateral so sold for investment for its own account and not with a view to the distribution thereof; and

(iv) as to such other matters as Secured Party may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be affected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

(d) Pledgor recognizes that Secured Party may be unable to effect a public sale of any or all the Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (c) above. Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. Secured Party shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the Pledged Entity to register such securities for public sale under the Act, or under applicable state securities laws, even if Pledgor and the Pledged Entity would agree to do so.

(e) Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Collateral or the possession thereof by any purchaser at any sale hereunder, and Pledgor waives the benefit of all such laws to the extent it lawfully may do so. Pledgor agrees that it will not interfere with any right, power and remedy of Secured Party provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Secured Party of any one or more of such rights, powers or remedies. No failure or delay on the part of Secured Party to exercise any such right, power or remedy and no notice or demand which may be given to or made upon Pledgor by Secured Party with respect to any such remedies shall operate as a waiver thereof, or limit or impair Secured Party’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against such Pledgor in any respect.

(f) Pledgor further agrees that a breach of any of the covenants contained in this Section 10 will cause irreparable injury to Secured Party, that Secured Party shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 10 shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.

(g) Secured Party may exercise and enforce each right and remedy available to it upon the occurrence of an Event of Default either before or concurrently with or after, and independently of, any exercise or enforcement of any other right or remedy of Secured Party against any person or entity or property. The rights provided for in this Agreement and the Pledge Documents are cumulative and are not exclusive of any other rights, powers or privileges or remedies provided by law or in equity, or under any other instrument, document or agreement.

(h) The proceeds of sale of the Collateral sold pursuant to this Section 10 shall be applied in the following order of priority:

(i) First, to the payment of the reasonable costs and expenses (including reasonable attorneys’ fees) if any, of Secured Party in enforcing or exercising any rights, powers, privileges or remedies granted hereunder, or in realizing upon any security granted hereunder.

(ii) Second, to the payment of all Secured Obligations pursuant to Sections 2(a) and (b) above.

(iii) Third, to the satisfaction of all other Secured Obligations of Pledgor to Secured Party.

(iv) Finally, after application pursuant to clauses (i)-(iii) above and after all the Secured Obligations are paid in full and in cash, any surplus proceeds shall be paid over to Pledgor or to whomever may be lawfully entitled to receive such surplus or as a court of competent jurisdiction may direct, but if any contingent, unliquidated or unmatured Secured Obligation then remains outstanding, such surplus proceeds may be retained by Secured Party and held until such time as all such commitments have been terminated and all outstanding Secured Obligations have been determined, liquidated, paid in full in cash and discharged.

11. Termination; Partial Releases.

(a) As long as no Event of Default shall have occurred and be continuing, this Agreement shall terminate (the “Termination Date”) on the first to occur of (i) the date the Secured Obligations (other than Unmatured Surviving Obligations) have been indefeasibly discharged and paid in full or (ii) the obligation of PMB LLC and Vista LLC to pay the Bargain Purchase Reimbursement Amount has expired or been terminated in accordance with Section 10.5 of the Original Contribution Agreement.

(b) As long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to a release of its proportionate share of such number of Pledged OP Units or Pledged Common Stock as Secured Party may be obligated to release to PMB LLC pursuant to Section 10.5 of the Contribution Agreement (the “Released Units”), at which time Secured Party shall reassign and deliver to PMB LLC such Released Units to the extent the same have not been sold, as provided herein or otherwise applied by Secured Party pursuant to the terms hereof and are still being held by Secured Party hereunder, together with appropriate instruments of reassignment and release. Any such reassignment of Released Units shall be without recourse, with no liability of or warranty by Secured Party and at the expense of Pledgor.

12. Waiver. Pledgor hereby waives any right it may now or hereafter have to require Secured Party, as a condition to the exercise of any remedy or other right against Pledgor hereunder or under any other document executed by Pledgor in connection with the Secured Obligations to proceed against PMB LLC or Vista LLC, any other person or entity, or against any other collateral assigned to Secured Party by Pledgor, PMB LLC or Vista LLC or any other person or entity (including any other Class A Partnership Units of Secured Party).

13. Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission or electronic communication, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person or entity as the addressee shall have designated by written notice sent in accordance herewith. Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission or electronic communication. All notices given by facsimile transmission or electronic communication shall be followed by delivery of a hard copy of the same. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Pledgor:

Telephone No.:
Facsimile No.:

with a copy to:	David C. Meckler, Esq.
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626

	Telephone No.:	(714) 755-8103
	Facsimile No.:	(714) 755-8290

If to Secured Party:	NHP/PMB
c/o Nationwide Health Properties
610 Newport Center Drive
Newport Beach, California 92660
	Attention:	Abdo Khoury
	Telephone No.:	(949) 718-4400
	Facsimile No.:	(949) 759-6887

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
	Attention:	Meryl K. Chae, Esq.
	Telephone No.:	(213) 687-5035
	Facsimile No.:	(213) 621-5035

14. No Waiver. No failure on the part of Secured Party to exercise, and no delay in exercising, any right under this Agreement or the Pledge Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

15. Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16. Applicable Law; Dispute Resolution. This Agreement, all documents provided for herein and the rights and obligations of the parties hereto shall be governed by the laws of the State of Delaware. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement or the Pledge Documents, including any claim based on contract, tort or statute (collectively, a “Dispute”), that cannot be resolved by the parties within thirty (30) days shall first be submitted to mediation between the parties. In the event that such mediation does not resolve the Dispute within ten (10) business days, the Dispute shall be resolved at the written request of any party to this Agreement by binding arbitration using applicable arbitration procedures of JAMS located in San Diego, California pursuant to California law. The parties shall attempt to designate one arbitrator from JAMS. If they are unable to do so within thirty (30) days after written demand therefor, then JAMS shall designate an arbitrator. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. The arbitrator shall award attorneys' fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party. Notwithstanding anything to the contrary contained herein, this Section 16 shall not prevent any party from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state of California (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Agreement or the Pledge Documents or to prevent irreparable harm and injury. The court's jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Agreement between the parties hereto shall be determined through final and binding arbitration in accordance with the terms of this Section 16.

17. Assignability. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto, their successors and assigns. This Agreement and the benefits hereof may not be assigned by Pledgor without the prior written consent of Secured Party and any attempted assignment shall be null and void, ab initio and of no force and effect.

18. Entire Agreement. This Agreement and the Pledge Documents embody the entire agreement and understanding between Pledgor and Secured Party with respect to the security interest governed hereby and supersede all prior or contemporaneous agreements and understandings of such persons or entities, verbal or written, relating to the subject matter hereof and thereof. Notwithstanding the foregoing, unless expressly stated herein, none of the provisions of the LP Agreement or any documents given in connection therewith shall be superseded, changed, affected or impaired hereby; provided, however, that notwithstanding anything to the contrary in the LP Agreement, Secured Party hereby consents to the pledge and security interest provided for herein.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20. Non-Recourse. Notwithstanding anything to the contrary in this Agreement or the other Pledge Documents, Pledgor shall not be personally liable under this Agreement or the other Pledge Documents for the Secured Obligations, except to the extent of Pledgor’s interest in the Collateral, and the sole recourse of Secured Party against Pledgor under this Agreement or the other Pledge Documents for any Secured Obligations shall be against the Collateral, whether by judicial or non-judicial foreclosure or other remedies set forth in the Pledge Documents or otherwise available at law or in equity. The foregoing limitation of liability shall not, however, prejudice the rights of Secured Party to:

(a) Name Pledgor as a party defendant in any action, proceeding, reference or arbitration, in each case, however, subject to the limitations above.

(b) Assert any unpaid Secured Obligations as a defense or offset to or against any claim or cause of action made or alleged against Secured Party by Pledgor; or

(c) Exercise self-help remedies such as setoff or foreclosure against the Collateral, or any portion thereof, or any other collateral given as security for the payment and performance of the Secured Obligations under this Agreement or the Contribution Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PLEDGOR:

[Signature Page Continues]

SECURED PARTY:

[ , a ]

By:
Name:
Its:

EXHIBIT “BB”

ROFO CLOSING CONDITIONS